UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14-12

ALTRA INDUSTRIAL MOTION CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☒ Fee paid previously with preliminary materials.

☐   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

EXPLANATORY NOTE

This proxy statement relates to the special meeting of stockholders of Altra Industrial Motion Corp. (“Altra”) to approve the proposals described herein with respect to the merger (the “Merger”) of McHale Acquisition Corp., a Delaware corporation (“Merger Sub”), which is a wholly-owned subsidiary of Altra, with and into Stevens Holding Company, Inc., a Delaware corporation (“Newco”), which is a wholly-owned subsidiary of Fortive Corporation (“Fortive”), whereby the separate corporate existence of Merger Sub will cease and Newco will continue as the surviving company and as a wholly-owned subsidiary of Altra. Newco has filed a registration statement on Form S-4 and Form S-1 (Reg. No. 333-224754) to register the offer of shares of common stock, par value $0.01 per share, which shares will be distributed to Fortive’s stockholders pursuant to a split-off or spin-off in connection with the Merger, which shares of Newco common stock will be immediately converted into shares of Altra common stock in the Merger. In addition, Altra has filed a registration statement on Form S-4 (Reg. No. 333-224750) to register the shares of its common stock, par value $.001 per share, that will be issued in the Merger.

Altra Industrial Motion Corp.

300 Granite Street, Suite 201

Braintree, Massachusetts 02184

www.altramotion.com

                    , 2018

MERGER PROPOSED—YOUR VOTE IS IMPORTANT

Dear Fellow Stockholders:

You are cordially invited to attend the special meeting of stockholders of Altra Industrial Motion Corp. (“Altra”), to be held on                     , 2018, at              to vote on actions associated with a strategic combination that your board of directors has determined represents a tremendous opportunity to strengthen Altra and position it to deliver enhanced, sustainable stockholder value. A notice of the special meeting and the proxy statement follow.

As previously announced, on March 7, 2018, Altra and Fortive Corporation (“Fortive”) agreed to combine Fortive’s Automation & Specialty platform, but excluding Fortive’s Hengstler and Dynapar businesses (such businesses, the “A&S Business”) with Altra. We are extremely excited about this strategic combination. It significantly expands our position across the technology spectrum by bringing together our strong mechanical and electronic capabilities in engineered power transmission with the A&S Business’s strong electric, electronic and software content in precision motion control. Altra will have increased exposure to higher growth, higher margin categories as well as the scale and global reach to better serve our customers. We will also have an enhanced financial profile, with sales and earnings growth expected to generate substantial free cash flow enabling the company to quickly de-lever. Finally, we are confident in our ability to integrate the business, particularly given our proven track-record in this area.

In connection with the transactions necessary to combine the A&S Business and Altra, at the special meeting you will be asked to approve:

•	the issuance of shares of Altra common stock in the Merger (the “Share Issuance”);

•	an amendment to Altra’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Altra common stock from 90,000,000 to 120,000,000 (the “Charter Amendment”);

•	amendments to Altra’s 2014 Omnibus Incentive Plan to increase the number of shares authorized for issuance by shares, contingent upon the closing of the transactions, for a total of authorized shares, and to impose a more restrictive limit on non-employee director compensation, which limit is not contingent upon the closing of the transactions (collectively, the “Altra Equity Plan Amendments”); and

•	adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Share Issuance, the Charter Amendment or the Altra Equity Plan Amendments.

If the proposal to approve the Share Issuance is not approved, the transactions necessary to combine the A&S Business and Altra cannot be completed.

After the consummation of the transactions necessary to combine the A&S Business and Altra, approximately 54% of the outstanding shares of Altra common stock are expected to be held by pre-transactions holders of Fortive common stock and approximately 46% of the outstanding shares of Altra common stock are expected to be held by pre-transactions holders of Altra common stock. After the consummation of the transactions necessary to combine the A&S Business and Altra, Altra common stock will continue to be listed on the Nasdaq Global Market (“Nasdaq”) under Altra’s current symbol, “AIMC.”

The Altra board of directors recommends that stockholders vote “FOR” the proposal to approve the Share Issuance, “FOR” the proposal to approve the Charter Amendment, [“FOR” the proposal to approve the Altra Equity Plan Amendments]1 and “FOR” the proposal to approve adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Share Issuance, the Charter Amendment or the Altra Equity Plan Amendments.

Only those Altra stockholders of record at the close of business on             , 2018 are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements of the special meeting.

Your vote is very important. Whether or not you plan to attend the special meeting, please vote by completing, signing and dating the enclosed proxy card for the special meeting and mailing the proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” each of the proposals presented at the special meeting. In addition, you may vote by proxy by calling the toll-free telephone number or by accessing the internet. If you do not return your card, vote by telephone or by using the internet, or if you do not specifically instruct your bank, broker or other nominee how to vote any shares held for you in “street name,” your shares will not be voted at the special meeting.

This document is a proxy statement of Altra for its use in soliciting proxies for the special meeting. We urge you to review this entire document carefully. In particular, you should consider the matters discussed under “Risk Factors” beginning on page 34.

We thank you for your consideration and continued support of Altra.

Sincerely,

Carl R. Christenson

Chairman and Chief Executive Officer

[1]	Note to Draft: The Altra Equity Plan Amendments will be evaluated by the Altra board of directors when the requested number of shares to be authorized is finalized. It is anticipated that that the Compensation Committee and Altra board of directors will recommend that the Altra stockholders approve the Altra Equity Plan Amendments.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Altra Industrial Motion Corp.

300 Granite Street, Suite 201

Braintree, Massachusetts 02184

                    , 2018

A special meeting of stockholders (the “special meeting”) of Altra Industrial Motion Corp. (“Altra”) will be held as follows:

DATE:                     , 2018

TIME:

LOCATION:

PURPOSE:    To consider and act upon the following:

1.	to approve issuance of shares of Altra common stock in the Merger (the “Share Issuance”);

2.	to approve an amendment to Altra’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Altra common stock from 90,000,000 to 120,000,000 (the “Charter Amendment”);

3.	to approve amendments to Altra’s 2014 Omnibus Incentive Plan to increase the number of shares authorized for issuance by shares, contingent upon the closing of the Transactions, for a total of authorized shares, and to impose a more restrictive limit on non-employee director compensation, which limit is not contingent upon the closing of the Transactions (collectively, the “Altra Equity Plan Amendments”); and

4.	to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Share Issuance, the Charter Amendment or the Altra Equity Plan Amendment.

The Altra board of directors has determined that the Transactions (as defined in this proxy statement) are advisable and in the best interests of Altra and its stockholders, approved the Transaction Documents (as defined in this proxy statement), approved the Transactions and authorized and adopted the Charter Amendment and the [the Altra Equity Plan Amendments]. The Altra board of directors recommends that stockholders vote “FOR” the proposal to approve the Share Issuance, “FOR” the proposal to approve the Charter Amendment, [“FOR” the proposal to approve the Altra Equity Plan Amendments] and “FOR” the proposal to approve adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Share Issuance, the Charter Amendment or the Altra Equity Plan Amendments. If the proposal to approve the Share Issuance is not approved, the Transactions cannot be completed.

All Altra stockholders are cordially invited to attend the special meeting, although only those stockholders of record at the close of business on                     , 2018 are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements of the special meeting.

By Order of the Board of Directors:

Glenn E. Deegan

Vice President, Legal & Human Resources,

General Counsel and Secretary

It is important that your shares be represented and voted, whether or not you plan to attend the meeting.

YOU CAN VOTE:

1.	BY MAIL:

Promptly return your signed and dated proxy/voting instruction card in the enclosed envelope.

2.	BY TELEPHONE:

Call toll-free 1-800-690-6903 and follow the instructions.

3.	BY INTERNET:

Access “www.proxyvote.com” and follow the on-screen instructions.

4.	IN PERSON:

You may attend the special meeting and vote in person.

i

Page
Termination	174
Termination Fees and Expenses Payable in Certain Circumstances	176
Specific Performance	177
Amendments	177
THE SEPARATION AGREEMENT	178
The Separation	178
Conditions to the Separation	185
The Distribution	185
Conditions to the Distribution	186
Altra Guarantee	186
Additional Covenants	186
Mutual Releases; Indemnification	186
Amendments and Waivers	188
Termination	188
DEBT FINANCING	189
Overview	189
Altra Term Loan B Facility	190
Guarantee and Security	191
Altra Revolving Credit Facility	192
Newco Securities	193
Debt Exchange	193
Newco Notes	194
Bridge Facility	194
OTHER AGREEMENTS	196
Employee Matters Agreement	196
Tax Matters Agreement	202
Transition Services Agreement	203
IP License Agreement	204
DESCRIPTION OF CAPITAL STOCK OF ALTRA	205
General	205
Common Stock	205
Preferred Stock	205
Certain Anti-Takeover Effects of Provisions of the Altra Charter and the Altra Bylaws	206
Listing	206
Transfer Agent	206
SECURITY OWNERSHIP OF ALTRA COMMON STOCK	207
PROPOSAL NO. 1—PROPOSAL TO APPROVE THE ISSUANCE OF SHARES OF ALTRA COMMON STOCK IN THE MERGER	210
PROPOSAL NO. 2—PROPOSAL TO APPROVE THE AMENDMENT OF ALTRA’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF ALTRA COMMON STOCK	211
PROPOSAL NO. 3—PROPOSAL TO APPROVE AMENDMENTS to ALTRA’S 2014 OMNIBUS INCENTIVE PLAN	213
PROPOSAL NO. 4—PROPOSAL TO APPROVE THE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE	225
STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING	226
Requirements for Stockholder Proposals to Be Considered for Inclusion in Altra’s Proxy Materials	226
Requirements for Stockholder Proposals to Be Brought Before the Annual Meeting	226
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE	227
INDEX TO FINANCIAL PAGES	F-1

REFERENCES TO ADDITIONAL INFORMATION

This document incorporates important business and financial information about Altra from documents filed with the Securities and Exchange Commission (“SEC”) that have not been included or delivered with this document. This information is available to Altra stockholders without charge by accessing the SEC’s website maintained at www.sec.gov, or upon written request to Altra Industrial Motion Corp., 300 Granite Street, Suite 201, Braintree, Massachusetts 02184, Attention: Investor Relations. See “Where You Can Find More Information; Incorporation by Reference.”

All information contained or incorporated by reference in this document with respect to Altra and Merger Sub and their respective subsidiaries, as well as information on Altra after the consummation of the Transactions, has been provided by Altra. All other information contained or incorporated by reference in this document with respect to Fortive, Newco or their respective subsidiaries or the A&S Business and with respect to the terms and conditions of Fortive’s Exchange Offer has been provided by Fortive.

The information included in this document regarding Fortive’s exchange offer is being provided for informational purposes only and does not purport to be complete. For additional information on Fortive’s Exchange Offer and the terms and conditions of Fortive’s Exchange Offer, Altra’s stockholders are urged to read, when available, Newco’s registration statement on Form S-4 and Form S-1 (Reg. No. 333-224754), Altra’s registration statement on Form S-4 (Reg. No. 333-224750) and all other documents Newco or Altra file with the SEC relating to the Transactions. This document constitutes only a proxy statement for Altra stockholders relating to the special meeting and is not an offer to sell or a solicitation of an offer to purchase shares of Altra common stock, Fortive common stock or Altra common stock.

HELPFUL INFORMATION

Certain abbreviations and terms used in the text and notes are defined below:

Abbreviation/Term	Description
A&S Assets	The assets of the A&S Business designated as “A&S Assets” in the Separation Agreement, as described in the section of this document entitled “The Separation Agreement—The Separation—Transfer of Assets”

A&S Business	The Automation & Specialty platform of Fortive and its subsidiaries as conducted by them under certain related brands, including by the Portescap, Kollmorgen, Thomson and Jacobs Vehicle Systems operating companies, the A&S Companies and the Direct Sales Asset Sellers, but excluding Fortive’s Hengstler and Dynapar businesses

A&S Companies	Newco and its subsidiaries, after giving effect to the Newco Transfer, and the Direct Sales Entities (and their subsidiaries)

A&S Liabilities	The liabilities of the A&S Business designated as “A&S Liabilities” in the Separation Agreement, as described in the section of this document entitled “The Separation Agreement—The Separation—Assumption of Liabilities”

Above-Basis Amount	$1.4 billion minus the Basis Amount minus the Direct Sales Purchase Price

Abbreviation/Term	Description

Added-Back Shares	Any shares of Altra common stock subject to outstanding awards under the 2004 Equity Incentive Plan (which the Altra Equity Plan replaced) that may become available for issuance because they expire, are forfeited or otherwise terminate without having been exercised or settled in full, in accordance with the Altra Equity Plan

Altra	Altra Industrial Motion Corp.

Altra Bylaws	Altra’s Second Amended and Restated Bylaws (as they may be amended)

Altra Charter	Altra’s Second Amended and Restated Certificate of Incorporation (as it may be amended)

Altra common stock	The common stock, par value $0.001 per share, of Altra

Altra Commitment Parties	Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., Wells Fargo Securities, LLC, Wells Fargo Bank, National Association, Citigroup Global Markets Inc., UBS Securities LLC, UBS AG, Stamford Branch, HSBC Securities (USA) Inc., HSBC Bank USA, National Association, MUFG Union Bank, N.A., BMO Harris Bank N.A., Bank of Montreal, BMO Capital Markets Corp., Citizens Bank, N.A., Royal Bank of Canada, RBC Capital Markets, The Toronto-Dominion Bank, New York Branch, TD Securities (USA) LLC, TD Bank, N.A. and U.S. Bank National Association

Altra Companies	Altra and each of Altra’s subsidiaries, including Merger Sub

Altra Equity Plan	Altra’s 2014 Omnibus Incentive Plan

Altra Equity Plan Amendments	The proposed amendments to the Altra Equity Plan to (i) increase the number of shares authorized for issuance by shares, contingent on the closing of the Transactions, for a total of authorized shares, of which shares, plus Added-Back Shares, would be available for future grants, and (ii) to impose a more restrictive limit on non-employee director compensation, which limit is not contingent upon the closing of the Transactions

Altra Form S-4 Registration Statement	Altra’s registration statement on Form S-4 to be filed with the SEC in connection with the issuance of Altra common stock pursuant to the Merger, as such registration statement may be amended prior to the time it becomes effective under the Securities Act

Altra Products	Products or services (i) both (x) designated or developed and (y) sold, or (ii) under development and substantially completed, or (iii) manufactured, sold or distributed, in each of the foregoing (i), (ii) and (iii), by or on behalf of the Altra Companies as of the date of the Merger Agreement, including the products listed in the Altra disclosure letter to the Merger Agreement

Abbreviation/Term	Description

Altra Superior Offer	An unsolicited bona fide written offer by a third party to purchase at least a majority of the outstanding shares of Altra common stock or at least a majority of the assets of Altra (whether through a tender offer, merger or otherwise), that is determined by the Altra board of directors, in its good faith judgment, after consulting with its financial advisor and outside legal counsel, and after taking into account the terms and conditions of the offer, including the likelihood and anticipated timing of consummation, (i) to be more favorable, from a financial point of view, to Altra’s stockholders than the proposed Transactions and (ii) to be reasonably likely to be completed, taking into account any financing and approval requirements that the Altra board of directors determines to be relevant and all other financial, legal, regulatory and other aspects of such proposal that the Altra board of directors determines to be relevant, including whether financing, if a cash transaction (in whole or part), is then fully committed

Ancillary Agreements	The Employee Matters Agreement, the IP License Agreement, the Tax Matters Agreement, the Transition Services Agreement, and any other agreements mutually agreed to by the parties pursuant to or in connection with the Transactions

Audited Financial Statements	The audited financial statements of (i) the A&S Business on a combined basis and (ii) Newco (before giving effect to the Internal Restructuring), including the balance sheets of (A) the A&S Business on a combined basis and (B) Newco (before giving effect to the Internal Restructuring) (except for Newco, only an opening balance sheet) as of December 31, 2016 and December 31, 2017, and the combined and consolidated statements of earnings, cash flows and parent equity of (1) the A&S Business and (2) Newco (before giving effect to the Internal Restructuring) for the years ended December 31, 2015, December 31, 2016 and December 31, 2017, together with an audit report, without qualification or exception thereto, on the financial statements from the independent accountants for the A&S Business and Newco

Basis Amount	$175,000,000, unless, pursuant to a written notice delivered to Altra at least 30 days prior to the anticipated Distribution Date, Fortive elects to increase or reduce the Basis Amount by the amount specified in such notice after considering in good faith the estimated adjusted tax basis of the A&S Assets and the estimated amount of A&S Liabilities; provided, however, that the Basis Amount shall not be reduced below $150,000,000 without the prior written consent of Altra

Cash Dividend	A cash dividend in an aggregate amount equal to the Basis Amount

Charter Amendment	The proposed amendment to the Altra Charter to increase the number of authorized shares of Altra common stock from 90,000,000 to 120,000,000

Abbreviation/Term	Description

clean-up spin-off	The distribution of the remaining shares of Newco common stock owned by Fortive on a pro rata basis to Fortive stockholders whose shares of Fortive common stock remain outstanding after consummation of the Exchange Offer if the Exchange Offer is not fully subscribed

Code	The Internal Revenue Code of 1986, as amended

Danaher	Danaher Corporation

Danaher Separation	Separation of Fortive from Danaher

Debt Exchange	The transfer of the Newco Securities in exchange for certain debt obligations of Fortive held by the Debt Exchange Parties, as described in the section of this document entitled “The Merger Agreement—Debt Exchange”

Debt Exchange Parties	Certain persons who, prior to the Debt Exchange, own certain debt obligations of Fortive as principals for their own account

DGCL	General Corporation Law of the State of Delaware

Direct Sales	The (i) sale of the Direct Sales Assets and Direct Sales Entities (and their subsidiaries) by the Direct Sales Sellers to the Direct Sales Purchasers and (ii) assumption by the Direct Sales Purchasers of A&S Liabilities of or attributable to the Direct Sales Sellers

Direct Sales Assets	The A&S Assets held by the Direct Sales Asset Sellers or the Direct Sales Entities (and their subsidiaries)

Direct Sales Asset Sellers	The subsidiaries of Fortive that are contemplated by the Separation Plan to sell the Direct Sales Assets

Direct Sales Entity	The entities reflected as “Direct Sales Entities” in the Separation Plan

Direct Sales Entity Sellers	The subsidiaries of Fortive designated by Fortive prior to the Distribution to sell the Direct Sales Entities

Direct Sales Purchasers	The subsidiaries of Altra designated by Altra prior to the Distribution to purchase the Direct Sales Assets and the Direct Sales Entities

Direct Sales Purchase Price	$1,000,000,000, unless changed in accordance with the terms of the Separation Agreement

Direct Sales Sellers	The Direct Sales Entity Sellers and the Direct Sales Asset Sellers.

Distribution	The distribution by Fortive, pursuant to the Separation Agreement, of 100% of the shares of Newco common stock to Fortive’s stockholders in an exchange offer followed, if necessary, by a clean-up spin-off

Distribution Date	The date selected by the Fortive board or its designee for the distribution of the shares of Newco common stock to holders of Fortive common stock

Employee Matters Agreement	The Employee Matters Agreement, dated as of March 7, 2018, by and among Fortive, Newco and Altra

Exchange Act	The Securities Exchange Act of 1934, as amended

Abbreviation/Term	Description

Exchange Offer	An exchange offer whereby Fortive is offering to its stockholders the ability to exchange all or a portion of their shares of Fortive common stock for shares of Newco common stock, which Newco common stock will be immediately exchanged for Altra common stock in the Merger

Fortive	Fortive Corporation

Fortive common stock	The common stock, par value $0.01 per share, of Fortive

Fortive Equity Award	Any outstanding Fortive Option or Fortive RSU that is held by a Newco Employee, or any other outstanding stock option, restricted stock, restricted stock unit or other equity award with respect to the equity interests of Fortive or any Fortive Affiliate that is held by a Newco Employee

Fortive Equity Plan	Fortive’s 2016 Stock Incentive Plan

Fortive Group	Fortive and each of its subsidiaries and any legal predecessors thereto, but excluding any member of the Newco Group and any Direct Sales Entity (and its subsidiaries)

Fortive Option	Each option to purchase shares of Fortive common stock from Fortive, whether granted by Fortive pursuant to the Fortive Equity Plan, assumed by Fortive in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested

Fortive RSU	Each restricted stock unit representing the right to vest in and be issued shares of Fortive common stock by Fortive, whether granted by Fortive pursuant to a Fortive Equity Plan, assumed by Fortive in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested

Fortive Savings Plans	The Fortive Corporation Retirement Savings Plan and the Fortive Corporation Union Retirement Savings Plan

Fortive Shared Contract	Any contract that is not primarily related to the A&S Business, including under any such contract relating to, but not primarily relating to, the A&S Business

Fortive Stock Fund	The unitized pool of Fortive common stock and cash available as an investment option under the Fortive Savings Plans

GAAP	Generally accepted accounting principles in the United States

HSR Act	The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended

Internal Restructuring	The internal restructuring to separate and consolidate the A&S Business, except with respect to the Direct Sales, under Newco pursuant to the corporate structuring steps contemplated by the Separation Plan as finally determined in accordance with the terms of the Separation Agreement, as described in the section of this document entitled “The Transactions—Overview”

IP License Agreement	The Intellectual Property Cross-License Agreement substantially in the form attached as Exhibit C to the Separation Agreement

Abbreviation/Term	Description

IRS	The United States Internal Revenue Service

IRS Ruling	A private letter ruling from the IRS addressing the tax consequences of certain aspects of the Newco Contribution, the Distribution and the Debt Exchange

Merger	The merger of Merger Sub with and into Newco, with Newco surviving the merger as a wholly-owned subsidiary of Altra, as contemplated by the Merger Agreement

Merger Agreement	The Agreement and Plan of Merger and Reorganization, dated as of March 7, 2018, by and among Fortive, Altra, Newco and Merger Sub (as it may be amended from time to time)

Merger Sub	McHale Acquisition Corp., a wholly-owned subsidiary of Altra

Nasdaq	The Nasdaq Global Market

New York City time	Local time in the City of New York

Newco	Stevens Holding Company, Inc., a Delaware corporation and currently a wholly-owned subsidiary of Fortive Corporation

Newco Assets	The A&S Assets to be held by the Newco Group

Newco Bylaws	The Bylaws of Stevens Holding Company, Inc., dated as of February 13, 2018 (as they may be amended)

Newco Certificate of Incorporation	The Certificate of Incorporation of Stevens Holding Company, Inc., dated as of February 13, 2018 (as it may be amended)

Newco Commitment Parties	Goldman Sachs Bank USA, UBS Securities LLC, UBS AG, Stamford Branch, Citigroup Global Markets Inc., Wells Fargo Securities, LLC, Wells Fargo Bank, National Association, HSBC Securities (USA) Inc., HSBC Bank USA, National Association, MUFG Union Bank, N.A., Bank of Montreal, BMO Capital Markets Corp., Citizens Bank, N.A., Royal Bank of Canada, RBC Capital Markets, The Toronto-Dominion Bank, New York Branch and TD Securities (USA) LLC.

Newco common stock	The common stock, par value $0.01 per share, of Newco

Newco Contribution	The conveyance by Fortive to Newco or one or more subsidiaries of Fortive of certain assets and liabilities constituting the A&S Business, excluding the Direct Sales Assets, as described in the section of this document entitled “The Transactions—Overview”

Newco Employee	Each employee who is employed as of the Separation Date and is either: (i) exclusively or primarily engaged in the A&S Business or (ii) necessary for the ongoing operation of the A&S Business following the Separation Date, in each case, as determined by Fortive in good faith, subject to Altra’s timely review and consultation with Fortive, and identified to Altra no later than 45 days prior to the Separation Date; provided that Fortive and Altra may agree in writing to exclude certain employees who would otherwise be covered no later than 45 days prior to the Separation Date

Abbreviation/Term	Description

Newco Group	Newco, each of the subsidiaries of Fortive contemplated to be owned (directly or indirectly) by Newco immediately prior to the Separation Time pursuant to the Separation Plan and the Internal Restructuring, and any legal predecessors thereto

Newco Indemnitees	Newco, each other member of the Newco Group, each Direct Sales Entity, each Subsidiary of a Direct Sales Entity and Altra, and each of their respective successors and assigns, and all persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Newco Group, any Direct Sales Entity and any Subsidiary of a Direct Sales Entity (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns

Newco IP	All intellectual property rights owned by, or purported to be owned by, licensed to or used by Fortive or its affiliates and primarily used in the A&S Business, including with regard to any patents included in the foregoing, the applicable patent family thereof

Newco Registration Statements	Newco’s registration statement on Form S-1/S-4 or registration statement on Form 10, as applicable, filed with the SEC

Newco Securities	Securities representing indebtedness of Newco in an aggregate principal amount equal to the Above-Basis Amount

Newco Shared Contract	Any contract primarily relating to the A&S Business that also relates to any business or business function of the Fortive group to which Fortive, Newco or any member of their respective groups is a party or by which any of their respective assets is bound

Newco Transfer	(i) The Newco Contribution, (ii) the transfer, directly or indirectly, of the Excluded Assets and Excluded Liabilities, in each case, relating to, arising out of or resulting from the transactions contemplated by the Separation Agreement and (iii) certain related transactions specified in the Separation Agreement

NYSE	The New York Stock Exchange

SEC	The United States Securities and Exchange Commission

Securities Act	The Securities Act of 1933, as amended

Separation	The Newco Transfer and the other transactions, other than the Direct Sales, contemplated by the Separation Agreement to transfer the A&S Business to Newco

Separation Agreement	The Separation and Distribution Agreement, dated as of March 7, 2018, by and among Fortive, Altra and Newco (as it may be amended from time to time)

Separation Date	The effective date of the Separation

Abbreviation/Term	Description

Separation Plan	Fortive’s plan with respect to the Internal Restructuring, as further described in the Separation Agreement

Separation Time	The effective time of the Separation

Share Issuance	The issuance of shares of Altra common stock to the stockholders of Newco in the Merger

spin-off	The distribution of Newco common stock to stockholders of Fortive through a pro rata dividend

split-off	The distribution of Newco common stock to stockholders of Fortive through an exchange offer

Tax Matters Agreement	The Tax Matters Agreement substantially in the form attached as Exhibit A to the Separation Agreement

Termination Fee	The termination fee of $40 million payable by Altra to Fortive upon termination of the Merger Agreement under circumstances as described in the section of this document entitled “The Merger Agreement—Termination Fee Payable in Certain Circumstances.”

Transaction Documents	The Merger Agreement, the Separation Agreement and the Ancillary Agreements

Transactions	The Separation, the Distribution, the Direct Sales, the Merger, the Debt Exchange, certain debt financing transactions and all other transactions as contemplated by the Transaction Documents

Transition Services Agreement	The Transition Services Agreement substantially in the form attached as Exhibit B to the Separation Agreement

Valuation Dates	The last three full trading days ending on and including the third trading day preceding the expiration date of the Exchange Offer period, as it may be voluntarily extended

VWAP	Volume-weighted average price

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS AND THE SPECIAL MEETING

The following are some of the questions that Altra stockholders may have, and answers to those questions. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this document, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this document. You are urged to read this document in its entirety prior to making any decision.

Q:	Why am I receiving this document?

A:	Altra and Fortive have entered into the Merger Agreement pursuant to which the A&S Business will combine with Altra’s business. Altra is holding a special meeting of its stockholders in order to obtain stockholder approval of the Share Issuance, the Charter Amendment and the Altra Equity Plan Amendment. Altra cannot complete the Transactions unless the Share Issuance is approved by the affirmative vote of a majority of votes cast, either in person or by proxy.

This document includes important information about the Transactions and the special meeting of Altra stockholders. Altra stockholders should read this information carefully and in its entirety. A copy of the Merger Agreement is attached hereto as Annex A and a copy of the Separation Agreement is attached hereto as Annex B. The enclosed voting materials allow Altra stockholders to vote their shares without attending the Altra special meeting. The vote of Altra stockholders is very important and Altra encourages its stockholders to vote their proxy as soon as possible. Please follow the instructions set forth on the enclosed proxy card (or on the voting instruction form provided by the record holder if shares of Altra stock are held in the name of a bank, broker or other nominee).

Q:	What is Altra proposing?

A:	Altra is proposing to combine the A&S Business with Altra’s business in Transactions having an estimated aggregate value of approximately $2.9 billion, based on the closing on Nasdaq of Altra common stock as of July 17, 2018. The Merger and Direct Sales will be effected through the Transactions that are described in more detail below and elsewhere in this document. Following the consummation of the Transactions:

•	Certain assets, liabilities and equity interests constituting a portion of the A&S Business will be owned by Newco, which will be a wholly-owned subsidiary of Altra;

•	Newco will have incurred new indebtedness of approximately $400 million and will have distributed to Fortive the Cash Dividend in an amount equal to the Basis Amount and issued directly to Fortive the Newco Securities, unless Fortive determines that the Debt Exchange is not reasonably likely to be consummated at the time of the Distribution and elects to receive cash in lieu of the Newco Securities, in which case Newco will have distributed to Fortive a cash dividend in an amount equal to the Above-Basis Amount and will have incurred new indebtedness in the form of debt securities, loans or a combination thereof to finance such cash payment;

•	Altra will have incurred new indebtedness of approximately $1.3 billion and will have paid to Fortive the Direct Sales Purchase Price and repaid in full and extinguished all outstanding indebtedness for borrowed money under Altra’s existing revolving credit facility;

•	Fortive will have transferred certain non-U.S. assets and equity interests constituting the remaining portion of the A&S Business to the Direct Sales Purchasers, and Altra or its subsidiaries will have assumed certain liabilities associated with such assets;

•	Altra and its wholly-owned domestic subsidiaries will have guaranteed the debt obligations of Newco, and Newco and its wholly-owned domestic subsidiaries will have guaranteed the debt obligations of Altra; and

•	approximately 54% of the outstanding shares of Altra common stock are expected to be held by pre-Merger holders of Newco common stock and approximately 46% of the outstanding shares of Altra common stock are expected to be held by pre-Merger Altra stockholders.

Q:	What are the Transactions described in this document?

A:	On March 7, 2018, Altra and Fortive agreed to enter into the Transactions to effect the transfer of the A&S Business to Altra. These Transactions provide for (i) the Separation and the Distribution of a portion of the A&S Business and the subsequent merger of Merger Sub with and into Newco, with Newco surviving as a wholly-owned subsidiary of Altra and (ii) the Direct Sales pursuant to which Altra will acquire the remaining portion of the A&S Business. In order to effect the Separation, the Distribution, the Direct Sales and the Merger, Fortive, Newco, Altra and Merger Sub entered into the Merger Agreement and Fortive, Newco and Altra entered into the Separation Agreement. In addition, Fortive, Newco, Altra and certain of their respective affiliates have entered into, or will enter into, the Ancillary Agreements in connection with the Transactions. These agreements, which are described in greater detail in “Other Agreements,” govern the relationship among Fortive, Newco, Altra and their respective affiliates after the Separation, the Distribution, the Direct Sales and the Merger.

On the closing date of the Merger, Fortive will distribute its shares of Newco common stock to its participating stockholders in the Exchange Offer. If the Exchange Offer is consummated but is not fully subscribed, Fortive will distribute the remaining shares of Newco common stock on a pro rata basis to Fortive stockholders whose shares of Fortive common stock remain outstanding after consummation of the Exchange Offer. Any Fortive stockholder who validly tenders (and does not properly withdraw) shares of Fortive common stock for shares of Newco common stock in the Exchange Offer will waive, with respect to such shares, their rights to receive, and forfeit any rights to, shares of Newco common stock distributed on a pro rata basis to Fortive stockholders in the event the Exchange Offer is not fully subscribed. If there is a pro rata distribution, the Exhange Offer agent will calculate the exact number of shares of Newco common stock not exchanged in the Exchange Offer and to be distributed on a pro rata basis, and the number of shares of Altra common stock into which the remaining shares of Newco common stock will be converted in the Merger will be transferred to Fortive stockholders (after giving effect to the consummation of the Exchange Offer) as promptly as practicable thereafter.

After the Merger and the Direct Sales, Altra will own and operate the A&S Business through Newco and the Direct Sales Purchasers and will also continue Altra’s current business. All shares of Altra common stock, including those issued in the Merger, will be listed on Nasdaq under Altra’s current trading symbol “AIMC.”

Q:	What are the steps for the Transactions described above?

A:	Below is a step-by-step list illustrating the material events relating to the Separation, the Distribution, the Direct Sales and the Merger. Each of these events is discussed in more detail elsewhere in this document.

Step #1—Internal Restructuring; the Separation. Prior to the Distribution and the Merger, Fortive will convey to Newco or one or more subsidiaries of Fortive certain assets and liabilities constituting a portion of the A&S Business (excluding any Direct Sales Assets or Direct Sales Entities, which will be transferred in the Direct Sales described below), and will cause any applicable subsidiary of Fortive to convey to Fortive or its designated subsidiary (other than Newco or any of Newco’s subsidiaries) certain excluded assets and excluded liabilities in order to separate and consolidate a portion of the A&S Business. Immediately thereafter, Fortive will contribute all the equity interests in each such subsidiary of Fortive holding assets and liabilities constituting a portion of the A&S Business to Newco.

Step #2—Issuance of Newco common stock. Immediately prior to the Distribution, Newco will issue to Fortive shares of Newco common stock. Following this issuance, Fortive will own 35 million shares of Newco common stock, which will constitute all of the issued and outstanding stock of Newco.

Step #3—Issuance of Newco Securities. Prior to the effective time of the Merger, and as a condition to the Distribution, Newco will make distributions to Fortive of the Cash Dividend and Newco Securities. Fortive expects to exchange the Newco Securities with the Debt Exchange Parties for certain outstanding debt obligations of Fortive, which may include debt securities, loans, commercial paper, or a combination thereof, held by the Debt Exchange Parties. Following the Debt Exchange, the Debt Exchange Parties, or their affiliates, are expected to sell the Newco Securities to third-party investors. The Direct Sales were included in the Transactions as a way to dispose of certain non-U.S. assets, liabilities and entities of the A&S Business to Altra subsidiaries for cash in a tax-efficient manner, while reducing the size of the Debt Exchange needed in order to provide Fortive with the same level of monetization of the A&S Business in the Transactions. If Fortive determines that the Debt Exchange is not reasonably likely to be consummated at or prior to the “End Date” (as such term is described in “The Merger Agreement—Termination”) in an amount equal to the Above-Basis Amount at the time of the Distribution, then Fortive may elect to (i) require Newco to issue to Fortive the Newco Securities even though the Debt Exchange will not occur at the time of the Distribution, (ii) require Newco to incur indebtedness in an amount up to the Above-Basis Amount, whether in the form of debt securities, loans or a combination thereof, and distribute to Fortive an amount in cash equal to the net proceeds thereof, or (iii) terminate the Merger Agreement as described under “The Merger Agreement—Termination” and pay the termination fee as described under “The Merger Agreement—Termination Fees and Expenses Payable in Certain Circumstances.” Any debt securities issued by Newco to fund the Cash Dividend or issued in lieu of all or any portion of the Newco Securities may be fungible with the Newco Securities that are distributed to Fortive.

Step #4—The Distribution; Exchange Offer or Spin-Off. On the closing date of the Merger, Fortive will distribute 100% of the shares of Newco common stock to Fortive stockholders through either a spin-off or a split-off. In a spin-off, all Fortive stockholders would receive a pro rata number of shares of Newco common stock. In a split-off, Fortive would offer its stockholders the option to exchange all or a portion of their shares of Fortive common stock for shares of Newco common stock in an exchange offer. If the Exchange Offer is undertaken and consummated, but the Exchange Offer is not fully subscribed because fewer than all shares of Newco common stock owned by Fortive are exchanged, the remaining shares of Newco common stock owned by Fortive would be distributed on a pro rata basis to Fortive stockholders whose shares of Fortive common stock remain outstanding after consummation of the Exchange Offer. See “The Separation Agreement—The Distribution.”

The Exchange Offer agent will hold, for the account of the relevant Fortive stockholders, the book-entry authorizations representing all of the outstanding shares of Newco common stock, pending the consummation of the Merger. Shares of Newco common stock will not be able to be traded during this period.

As previously noted, this disclosure has been prepared under the assumption that the shares of Newco will be distributed to Fortive stockholders pursuant to a split-off. Based on market conditions prior to closing, including, but not limited to, the relative valuation and market price of shares of common stock of Fortive and Altra, the implied valuation of the A&S Business, the likelihood of demand from stockholders of Fortive for shares of common stock of Altra to be issued in the Transactions and the assessment by Fortive and its financial advisors of the likelihood of sufficient tender of the shares of common stock of Fortive in a split-off, Fortive will determine whether the Newco shares will be distributed to Fortive’s stockholders in a spin-off or a split-off and, once a final decision is made, this disclosure will be amended to reflect that decision, if necessary.

Step #5—The Direct Sales. In order for Altra to acquire the remaining portion of the A&S Business, prior to the effective time of the Merger, (i) the Direct Sales Sellers will sell to the Direct Sales Purchasers the Direct Sales Assets and the Direct Sales Entities and (ii) the Direct Sales Purchasers will assume the A&S Liabilities of or attributable to the Direct Sales Sellers, in exchange for the Direct Sales Purchase Price.

Step #6—The Merger. In the Merger, Merger Sub will be merged with and into Newco, with Newco surviving as a wholly-owned subsidiary of Altra. In the Merger, each outstanding share of Newco common stock (except for shares of Newco common stock held by Fortive, Newco, Altra or Merger Sub, which shares will be canceled and cease to exist, and no consideration will be delivered in exchange therefor) will be converted into the right to receive a number of shares of Altra common stock equal to (x) 35 million shares of Altra common stock divided by (y) the aggregate number of shares of Newco common stock issued and outstanding as of immediately prior to the effective time of the Merger.

Immediately after the consummation of the Merger, approximately 54% of the outstanding shares of Altra common stock are expected to be held by pre-Merger holders of shares of Newco common stock and approximately 46% of the outstanding shares of Altra common stock are expected to be held by pre-Merger Altra stockholders.

Q:	What are the material U.S. federal income tax consequences to Altra and Altra’s stockholders resulting from the Transactions?

A:	Altra will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger. Because Altra stockholders will not participate in the Distribution or the Merger, Altra stockholders will generally not recognize gain or loss upon either the Distribution (including the Exchange Offer) or the Merger. Altra stockholders should consult their own tax advisors for a full understanding of the tax consequences to them of the Distribution and the Merger.

Q:	What will Altra stockholders receive in the Merger?

A:	Altra stockholders will not directly receive any consideration in the Merger. All shares of Altra common stock issued and outstanding immediately before the Merger will remain issued and outstanding after the consummation of the Merger. Immediately after the Merger, Altra stockholders will continue to own shares in Altra, which will include the A&S Business, including Newco, as a wholly-owned subsidiary of Altra, and Altra will be responsible for repaying the approximately $1.7 billion of debt that will be incurred or refinanced in connection with the Transactions. After the consummation of the Merger, the debt obligations incurred by Newco are expected to be guaranteed by Altra and its wholly-owned domestic subsidiaries, and the debt obligations incurred by Altra in connection with the Transactions are expected to be guaranteed by Newco and its wholly-owned domestic subsidiaries.

Q:	What are the principal adverse effects of the Transactions to Altra stockholders?

A:	Following the consummation of the Transactions, Altra stockholders will participate in a company that holds the A&S Business, but their percentage interest in this company will be diluted. Immediately after consummation of the Merger, pre-Merger Altra stockholders are expected to own 46% of Altra common stock on a fully-diluted basis, subject to adjustment in limited circumstances as provided in the Merger Agreement and as described in the section of this document entitled “The Merger Agreement—The Adjustment Payment.” Therefore, the voting power represented by the shares held by pre-Merger Altra stockholders will be lower immediately following the Merger than immediately prior to the Merger.

In addition, Fortive stockholders that participate in the Exchange Offer will be exchanging their shares of Fortive common stock for shares of Newco common stock at a discount to the per-share value of Altra common stock, subject to the upper limit. The existence of a discount, along with the Share Issuance, may negatively affect the market price of Altra common stock. Altra also expects to incur significant one-time costs in connection with the Transactions, including advisory, legal, accounting and other professional fees related to the Transactions, transition and integration expenses, such as consulting professionals’ fees, information technology implementation costs, financing fees and relocation costs, that Altra management believes are necessary to realize anticipated annualized cost synergies. The incurrence of these costs may have an adverse impact on Altra’s liquidity or operating results in the periods in which they are incurred. Finally, Altra will be required to devote a significant amount of time and attention to the process of integrating the operations of Altra and the A&S Business. If Altra is not able to effectively manage the process, Altra’s business could suffer and its stock price may decline. In addition, the market price of Altra common stock could decline as a result of sales of a large number of shares of Altra common stock in the market after the consummation of the Transactions or even the perception that these sales could occur. See “Risk Factors” for a further discussion of the material risks associated with the Transactions.

Q:	How will the Transactions impact the future liquidity and capital resources of Altra?

A:	The approximately $1.7 billion of indebtedness expected to be incurred under the Altra Term Loan B Facility, the Notes, the Newco Securities and the Bridge Facility, if any, which are each described in “Debt Financing,” will be the debt obligations of Newco and Altra. After the consummation of the Merger, the debt obligations of Newco are expected to be guaranteed by Altra and its wholly-owned domestic subsidiaries, and the debt obligations of Altra incurred to finance the Transactions are expected to be guaranteed by Newco and its wholly-owned domestic subsidiaries. Altra anticipates that its primary sources of liquidity for working capital and operating activities, including any future acquisitions, will be cash from operations and borrowings under the Altra Revolving Credit Facility described in more detail in “Debt Financing.” Altra expects that these sources of liquidity will be sufficient to make required payments of interest on the outstanding Altra debt and to fund working capital and capital expenditure requirements, including the significant one-time costs relating to the Transactions. Altra expects that it will be able to comply with the financial and other covenants under the credit agreement governing the Altra Term Loan B Facility and the Altra Revolving Credit Facility, the indentures or other instruments governing the Newco Securities and the Notes and the credit agreement governing the Bridge Facility, if any.

Altra believes that the combination of Altra and the A&S Business will result in anticipated annualized cost synergies of approximately $46 million within four years following the consummation of the Transactions as a result of anticipated enhanced strategic flexibility and scale and through the application of the A&S Business’s supply chain expertise and Altra’s Operational Excellence Program. If Altra and the A&S Business are able to expand existing products into additional geographies and markets, potential revenue synergies resulting in approximately $6 million of additional annual operating income may be achievable within four years following the consummation of the Transactions. Altra expects to incur significant, one-time costs in connection with the Transactions, including approximately $85 to $95 million in transaction-related costs (of which $45 to $50 million will be capitalized) and approximately $24 million in non-recurring implementation costs during the first four years following the consummation of the Transactions that Altra management believes are necessary to realize the anticipated synergies from the Transactions. See “Information on Altra—Altra’s Liquidity and Capital Resources After the Transactions.” The incurrence of these costs may have an adverse impact on Altra’s liquidity, cash flows and operating results in the periods in which they are incurred.

Q:	How do the Transactions impact Altra’s dividend policy?

A:	Declarations of dividends on Altra’s common stock are made at the discretion of Altra’s board of directors upon the board’s determination that the declaration of dividends are in the best interest of Altra’s stockholders. Altra has consistently paid regular dividends, which have increased by more than 300% since being introduced during the quarter ended March 31, 2012. In April 2018, Altra’s board of directors declared a quarterly dividend of $0.17 per share, consistent with its dividend declarations in the prior four quarters. Pursuant to the Merger Agreement, Altra has agreed that prior to the consummation of the Transactions, Altra’s board of directors will not declare or pay any dividends or other distributions other than the declaration and payment of regular quarterly cash dividends of an amount not to exceed $0.17 per share.

Q:	What will Fortive and Fortive stockholders receive in the Transactions?

A:

Immediately prior to the Distribution, Fortive will receive the Cash Dividend and the Newco Securities to be used in the Debt Exchange (or cash if Fortive elects to receive a cash dividend from Newco in lieu of the

Newco Securities). The Newco Securities are expected to be issued by Newco directly to Fortive prior to the Distribution. The Newco Securities will be the debt obligations of Newco and, following the consummation of the Merger, are expected to be guaranteed by Altra and its wholly-owned domestic subsidiaries. In connection with the Direct Sales, Fortive will receive the Direct Sales Purchase Price. As a result, Fortive expects to receive in aggregate an amount equal to approximately $1.4 billion in the Transactions, consisting of approximately (x) $400 million from the Cash Dividend and the Debt Exchange in connection with the Separation, the Newco Contribution and the Distribution, subject to adjustments, and (y) the Direct Sales Purchase Price.

In the Exchange Offer, Fortive will offer to Fortive stockholders the right to exchange all or a portion of their shares of Fortive common stock for shares of Newco common stock. In the event the Exchange Offer is not fully subscribed, Fortive will distribute in the spin-off the remaining shares of Newco common stock owned by Fortive on a pro rata basis to Fortive stockholders whose shares of Fortive common stock remain outstanding after the consummation of the Exchange Offer.

In the Merger, the shares of Newco common stock will be converted into the right to receive shares of Altra common stock. Thus, each Fortive stockholder will ultimately receive shares of Altra common stock in the Distribution and the Merger. Fortive stockholders will not be required to pay for the shares of Newco common stock distributed in the spin-off or the shares of Altra common stock issued in the Merger. Fortive stockholders will receive cash from the Exchange Offer agent in lieu of any fractional shares of Altra common stock to which such stockholders would otherwise be entitled. All shares of Altra common stock issued in the Merger will be issued in book entry form.

Calculated based on the closing price on Nasdaq of Altra common stock as of July 17, 2018, the shares of Altra common stock that Altra expects to issue to Fortive stockholders as a result of the Transactions would have had a market value of approximately $1.5 billion in the aggregate (the actual value will not be known until the closing date of the Merger). For more information, see “The Transactions—The Separation and the Distribution” beginning on page 113, “The Transactions—The Merger” beginning on page 114 and “The Transactions—Calculation of the Merger Consideration” beginning on page 114.

Q:	Are there any conditions to the consummation of the Transactions?

A:	Yes. Consummation of the Transactions is subject to a number of conditions, including:

•	the approval by Altra’s stockholders of the Share Issuance;

•	the registration statements on Forms S-4 and S-1 of Newco and Form S-4 of Altra have become effective under the Securities Act;

•	the receipt by Fortive of an IRS ruling addressing the tax consequences of certain aspects of the Debt Exchange (unless Fortive has not obtained such IRS ruling by December 31, 2018, or takes certain actions relating to the financing transactions, in which case the condition will be deemed waived);

•	the receipt by Fortive and Newco of the Distribution Tax Opinion and a Merger Tax Opinion from Fortive’s tax counsel, dated as of the closing date of the Merger;

•	the receipt by Altra and Merger Sub of a Merger Tax Opinion from Altra’s tax counsel, dated as of the closing date of the Merger;

•	the completion of the various transaction steps contemplated by the Merger Agreement and the Separation Agreement, including the Separation and the Distribution;

•	the expiration or termination of any waiting period applicable to the Merger under applicable antitrust or competition laws in the United States and receipt of additional antitrust approvals in applicable jurisdictions (which waiting period has expired and approvals have been received);

•	the Debt Exchange shall have been consummated and Fortive shall have received the Cash Dividend immediately before the Distribution; and

•	other customary conditions.

For a description of the material conditions precedent to the Transactions, see “The Merger Agreement—Conditions to the Merger.”

Q:	When will the Transactions be completed?

A:	Altra and Fortive are working to complete the Merger as quickly as possible after satisfaction of the closing conditions, including consummation of certain transactions contemplated by the Merger Agreement and the Separation Agreement (such as the Separation) and receipt of Altra stockholder approval for the Share Issuance. In addition, other important conditions to the closing of the Separation and the Merger exist, including, among other things, the completion of the Internal Restructuring necessary to separate Fortive’s A&S assets and liabilities from Fortive’s other business, and the receipt by Fortive of an IRS ruling addressing the tax consequences of certain aspects of the Debt Exchange (unless Fortive has not obtained such IRS ruling by December 31, 2018, or takes certain actions relating to the financing transactions, in which case the condition will be deemed waived), the Distribution Tax Opinion and the Merger Tax Opinions. Altra and Fortive anticipate that the transfer of certain assets and liabilities of the A&S Business will be completed after the closing date of the Merger due to regulatory and other delays in certain jurisdictions outside the United States. It is possible that factors outside Altra’s and Fortive’s control could require Fortive to complete the Separation and the Distribution and Altra and Fortive to complete the Merger at a later time or not complete them at all. For a discussion of the conditions to the Separation and the Merger, see “The Transactions—Regulatory Approvals” beginning on page 153, “The Merger Agreement—Conditions to the Merger” beginning on page 172, and “The Separation Agreement—Conditions to the Separation” beginning on page 185.

Q:	When is the termination date of the Merger Agreement?

A:	Subject to specified qualifications and exceptions, either Fortive or Altra may terminate the Merger Agreement at any time prior to the consummation of the Merger if the Merger has not been consummated by December 7, 2018 or, in certain circumstances at the election of Fortive or Altra, by February 12, 2019. See “The Merger Agreement—Termination.”

Q:	Does Altra have to pay anything to Fortive if the Share Issuance is not approved by the Altra stockholders or if the Merger Agreement is otherwise terminated?

A:	Depending on the reasons for termination of the Merger Agreement, Altra may have to pay Fortive a termination fee of $40 million or reimburse Fortive for its expenses in connection with the Transactions not to exceed $5 million. For a discussion of the circumstances under which the termination fee is payable by Altra or the requirement to reimburse expenses applies, see “The Merger Agreement—Termination Fees and Expenses Payable in Certain Circumstances.”

Q:	Does Fortive have to pay anything to Altra if the Merger Agreement is terminated?

A:	Depending on the reasons for termination of the Merger Agreement, Fortive may have to pay Altra a termination fee of $40 million. For a discussion of the circumstances under which the termination fee is payable by Fortive, see “The Merger Agreement—Termination Fees and Expenses Payable in Certain Circumstances.”

Q:	Are there risks associated with the Transactions?

A:

Yes. The material risks and uncertainties associated with the Transactions are discussed in the section entitled “Risk Factors” beginning on page 34 and the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 56. Those risks include, among others, the possibility that the Transactions may not be completed, the possibility that Altra may fail to realize the anticipated benefits of the Merger, the uncertainty that Altra will be able to integrate the A&S Business successfully, the possibility that Altra may be unable to provide benefits and services or access to equivalent financial strength and resources to the A&S Business that historically have been provided by Fortive, and the substantial dilution to the ownership interest of current Altra stockholders following the consummation of the Merger.

Q:	Will there be any change to the Altra board of directors or Altra’s current senior management team after the Transactions?

A:	Those directors of Altra serving on its board of directors immediately before the effective time of the Merger are expected to continue to serve as directors of Altra immediately following the closing of the Merger. In addition, as of immediately following the effective time of the Merger, Altra will increase the size of its board of directors by one member, creating a vacancy, and one individual selected by Fortive (which individual is currently anticipated to be Patrick K. Murphy, Fortive’s Senior Vice President) will be appointed to fill such vacancy and will, subject to the fiduciary duties of Altra’s board of directors, be nominated for re-election at the expiration of such director’s initial term. However, if Fortive’s designated director: (i) is unwilling or unable to serve at the effective time of the Merger, (ii) is unwilling or unable to serve when such new term starts or (iii) is not nominated to serve such new term, then Fortive will designate a replacement, acceptable to Altra in its sole discretion, for such director before the effective time of the Merger or the start of such new term, as applicable.

It is expected that Altra’s current management team will remain intact for the combined business, but may be expanded to include new management team members from the A&S Business. The executive officers of Altra immediately prior to the closing of the Merger are expected to remain executive officers of Altra immediately following the closing of the Merger.

Q:	What stockholder approvals are needed in connection with the Transactions?

A:	Altra cannot complete the Transactions unless the proposal relating to the Share Issuance is approved by the affirmative vote of a majority of the shares of Altra common stock represented and voting at the special meeting, either in person or by proxy (assuming a quorum is present). No vote of Fortive stockholders is required or being sought in connection with the Transactions.

Q:	What is the proposed Charter Amendment on which I am being asked to vote?

A:	Altra is seeking stockholder approval of a proposal to amend the Altra Charter to increase the number of authorized shares of Altra common stock from 90,000,000 shares to 120,000,000 shares. See the section of this document entitled “Proposal No. 2—Proposal to Approve the Amendment of Altra’s Amended and Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Altra Common Stock” for a discussion of this proposal.

Q:	What are the proposed Altra Equity Plan Amendments on which I am being asked to vote?

A:	Altra is seeking stockholder approval of a proposal to amend the Incentive Plan to (i) increase the number of shares authorized for issuance by shares, contingent on the closing of the Transactions, for a total of authorized shares, of which shares, plus any Added-Back Shares, would be available for future grants and (ii) impose a more restrictive limit on non-employee director compensation, which limit is not contingent upon the closing of the transactions. See the section of this document entitled “Proposal No. 3—Proposal to Approve Amendments to Altra’s 2014 Omnibus Incentive Plan” for a discussion of this proposal.

Q:	Why is Altra proposing to amend the Altra Charter to increase the number of authorized shares of Altra common stock?

A:	The Altra Charter currently authorizes the issuance of 90,000,000 shares of common stock. As of July 17, 2018, there were 29,387,971 shares of Altra common stock issued and outstanding and no shares of Altra preferred stock issued and outstanding. In addition, as of July 17, 2018, awards and other rights or options to acquire shares of Altra common stock were outstanding under these plans that represented rights or options to acquire approximately 750,000 shares of Altra common stock and Altra had reserved approximately 750,000 additional shares of Altra common stock for future issuances under these plans. Altra expects to issue 35,000,000 shares of Altra common stock in the Merger.

Although the Altra board of directors did not have to increase the number of authorized shares to complete the Share Issuance, the Altra board of directors believes it is in Altra’s best interest to increase the number of authorized shares to assure that additional shares of common stock are available for general corporate purposes, which may include:

•	raising capital through sales of equity securities (issuances of shares of Altra common stock or debt or equity securities that are convertible into Altra common stock);

•	acquiring other businesses or assets;

•	establishing strategic relationships with other companies;

•	providing equity incentives to employees, officers or directors;

•	declaring stock dividends or effecting stock splits; or

•	achieving other corporate purposes.

Q:	Why is stockholder approval needed in connection with the Charter Amendment?

A:	Under the DGCL, Altra cannot amend the Altra Charter to increase the number of authorized shares of Altra common stock unless the Charter Amendment is approved by the affirmative vote of a majority of the shares of Altra common stock entitled to vote on the proposal.

Q:	Why is stockholder approval needed in connection with the Altra Equity Plan Amendments?

A:	Pursuant to Nasdaq Listing Rule 5635(c), the Altra board of directors cannot amend the Altra Equity Plan to increase the number of shares authorized for issuance unless the Altra Equity Plan Amendments are approved by a majority of the votes cast on the proposal at the special meeting. In addition, stockholder approval is being sought for a more restrictive limit on non-employee director compensation, in response to some recent decisions by Delaware courts.

Q:	What vote is required to approve the Share Issuance?

The proposal to approve the Share Issuance must be approved by a majority of the votes cast on the proposal at the special meeting. An abstention from voting will have no effect on the proposal to approve the Share Issuance. In accordance with applicable rules, banks, brokers and other nominees who hold shares of common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the proposal to approve the Share Issuance. Accordingly, there will be no “broker non-votes” and shares held in “street name” (that is, shares held through a bank, broker or other nominee) will not be voted on the proposal to approve the Share Issuance unless the bank, broker or nominee has received voting instructions from its customer. If this proposal is not approved, the Merger cannot be completed.

Q:	What vote is required to approve the Charter Amendment?

A:

The proposal to approve the Charter Amendment must be approved by the affirmative vote of a majority of the shares of Altra common stock entitled to vote on the proposal. An abstention from voting will have the same effect as a vote “AGAINST” the proposal to approve the Charter Amendment. In accordance with applicable rules, banks, brokers and other nominees who hold shares of common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the proposal to approve the Charter Amendment. Accordingly, there will be no “broker non-votes” and shares held in “street name” (that is, shares held through a bank, broker or other nominee) will not be voted on the proposal to approve the Charter Amendment unless the bank, broker or nominee has received voting instructions from its customer.

Q:	What vote is required to approve the Altra Equity Plan Amendments?

A:	The proposal to approve the Altra Equity Plan Amendments must be approved by a majority of the votes cast on the proposal at the special meeting. An abstention from voting will have no effect on the proposal to approve the Altra Equity Plan Amendments. In accordance with applicable rules, banks, brokers and other nominees who hold shares of common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the proposal to approve the Altra Equity Plan Amendments. Accordingly, there will be no “broker non-votes” and shares held in “street name” (that is, shares held through a bank, broker or other nominee) will not be voted on the proposal to approve the Altra Equity Plan Amendments unless the bank, broker or nominee has received voting instructions from its customer.

Q:	Do Fortive stockholders have to vote to approve the Transactions?

A:	No.

Q:	What if an Altra stockholder does not vote on the proposals for the Share Issuance, the Charter Amendment or the Altra Equity Plan Amendments proposals?

A:	The outcome depends on how the Altra common stock is held and whether any vote is cast or not:

Holder of Record

•	if an Altra stockholder submits a proxy to Altra but the proxy does not indicate how it should be voted on the proposals, the proxy will be counted as a vote “FOR” the proposals.

•	if an Altra stockholder submits a proxy to Altra and the proxy indicates that the stockholder abstains from voting as to the proposals to approve the Share Issuance, the Altra Equity Plan Amendment or the proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are sufficient votes at the time of the special meeting to approve the Share Issuance, the Charter Amendment and the Altra Equity Plan Amendment, it will count towards the required quorum but have effect on the proposals.

•	if an Altra stockholder submits a proxy to Altra and the proxy indicates that the stockholder abstains from voting as to the proposal to approve the Charter Amendment, it will have the same effect as a vote “AGAINST” the proposal.

•	if an Altra stockholder fails to submit a proxy to Altra, that stockholder’s shares will not count towards the required quorum of a majority of the votes entitled to be cast on the proposals. Such a failure to submit a proxy to Altra will have the same effect as a vote “AGAINST” the Charter Amendment.

Beneficial Owner

•

if an Altra stockholder does not instruct its bank, broker or other nominee to vote its shares on the proposal to approve the Share Issuance, the Charter Amendment, the Altra Equity Plan Amendments or the proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Share Issuance, the Charter Amendment and the Altra Equity Plan Amendment, the bank, broker or other nominee may not vote such shares on this proposal because it is a “non-routine matter,” so no proxy will be submitted on such stockholder’s behalf and such stockholder’s shares will not count toward the required quorum; and

•	if an Altra stockholder instructs its bank, broker or other nominee to vote its shares but does not instruct broker or other nominee as to how to vote its shares on one or both proposals, the bank, broker or other nominee will vote such stockholder’s shares “FOR” the uninstructed proposal(s).

Q:	How does the Altra board of directors of directors recommend stockholders vote?

A:	The Altra board of directors recommends that stockholders vote “FOR” the proposal to approve the Share Issuance, “FOR” the proposal to approve the Charter Amendment[, “FOR” the proposal to approve the Altra Equity Plan Amendment] and “FOR” the proposal to approve adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Share Issuance, the Charter Amendment or the Altra Equity Plan Amendment.

Q:	Have any Altra stockholders already agreed to vote for the Share Issuance?

A:	No.

Q:	How can Altra stockholders cast their vote?

A:	Altra stockholders may vote before the special meeting in one of the following ways:

•	by Internet, by following the Internet voting instructions printed on the proxy card;

•	by telephone, by following the telephone voting instructions printed on the proxy card;

•	by mail, by completing all of the required information on the proxy card and signing, dating and returning the proxy card in the enclosed postage-paid envelope; or

•	in person, by attending the special meeting and completing a ballot.

Q:	If an Altra stockholder is not going to attend the special meeting, should that stockholder return its proxy card or otherwise vote its shares?

A:	Yes. Returning the proxy card or voting by calling the toll-free number shown on the proxy card or visiting the website shown on the proxy card before the required deadline, Eastern Time on , 2018, ensures that the shares will be represented and voted at the special meeting, even if an Altra stockholder will be unable to or does not attend.

Q:	If an Altra stockholder’s shares are held in “street name” through its bank, broker or other nominee, will that bank, broker or other nominee vote those shares?

A:

If your shares are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by proxy card. In accordance with the applicable rules, banks, brokers and other nominees who hold shares of common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the proposals to approve the Share Issuance, the Charter Amendment or the adjournment or postponement of the special meeting, if necessary or appropriate. Accordingly, there will be no “broker non-votes” and shares held in “street name” will not be voted on the proposals unless the bank, broker or other nominee has received voting instructions from its customer.

Q:	Can an Altra stockholder change its vote after mailing its proxy card or submitting voting instructions by Internet or telephone?

A:	Yes. If a holder of record of Altra common stock has properly completed and submitted its proxy card or submitted voting instructions by Internet or telephone, the Altra stockholder can change its vote in any of the following ways:

•	by sending a signed notice of revocation to the corporate secretary of Altra that is received prior to the special meeting stating that the Altra stockholder revokes its proxy;

•	by properly completing a new proxy card bearing a later date and properly submitting it so that it is received prior to the special meeting;

•	by logging onto the Internet website specified on the proxy card in the same manner a stockholder would to submit its proxy electronically or by calling the toll-free number specified on the proxy card prior to the special meeting, in each case if the Altra stockholder is eligible to do so and following the instructions on the proxy card; or

•	by attending the special meeting and voting in person.

Simply attending the special meeting will not revoke a proxy. In the event of multiple online or telephone votes by a stockholder, each vote will supersede the previous vote and the last vote cast will be deemed to be the final vote of the stockholder unless such vote is revoked in person at the special meeting.

If an Altra stockholder holds shares in “street name” through its bank, broker or other nominee, and has directed such person to vote its shares, it should instruct such person to change its vote, or if in the alternative an Altra stockholder wishes to vote in person at the special meeting, it must bring to the special meeting a letter from the bank, broker or other nominee confirming its beneficial ownership of the shares and that the bank, broker or other nominee is not voting the shares at the special meeting.

Q:	What should Altra stockholders do now?

A:	After carefully reading and considering the information contained in this document, Altra stockholders should vote their shares as soon as possible so that their shares will be represented and voted at the special meeting. Altra stockholders should follow the voting instructions set forth on the enclosed proxy card.

Q:	Can Altra stockholders dissent and require appraisal of their shares?

A:	No.

Q:	Will the instruments that govern the rights of Altra stockholders with respect to their shares of Altra common stock after the consummation of the Transactions be different from those that govern the rights of current Altra stockholders?

A:	The rights of Altra stockholders with respect to their shares of Altra common stock after the consummation of the Transactions will continue to be governed by federal and state laws and Altra’s governing documents, including:

•	the corporate law of the State of Delaware, including the DGCL;

•	the Altra Charter; and

•	the Altra Bylaws.

If the Charter Amendment proposal is approved by the Altra stockholders and the Merger is consummated, the Altra Charter will be amended to increase the number of authorized shares of Altra common stock from 90,000,000 shares to 120,000,000 shares. The additional shares of authorized Altra common stock would be identical to the shares of common stock now authorized and outstanding, and the Charter Amendment would not otherwise affect the rights of current holders of Altra common stock.

Q:	Who can answer my questions about the Transactions or the special meeting?

A:	If you have any questions about the Transactions or the special meeting, need assistance in voting your shares or need additional copies of this document or the enclosed proxy card, you should contact:

[                    ]

or

Altra Industrial Motion Corp.

300 Granite Street, Suite 201

Braintree, Massachusetts 02184

Attention: Investor Relations

(781) 917-0541

Q:	Where can I find more information about Altra, the A&S Business and the Transactions?

A:	Altra stockholders can find more information about Altra, the A&S Business and the Transactions by reading this document and, with respect to Altra and the A&S Business, from “Information on Altra,” “Information on the A&S Business” and the various sources described in “Where You Can Find More Information; Incorporation By Reference.”

SUMMARY

The following summary contains certain information described in more detail elsewhere in this document. It does not contain all the details concerning the Transactions, including information that may be important to you. To better understand the Transactions, you should carefully review this entire document and the documents it refers to. See “Where You Can Find More Information; Incorporation by Reference.”

The Companies

Altra Industrial Motion Corp.

Altra Industrial Motion Corp.

300 Granite Street, Suite 201

Braintree, MA 02184

Telephone: (781) 917-0600

Altra was incorporated in 2004 and is headquartered in Braintree, Massachusetts. Altra is a leading global designer, producer, and marketer of a wide range of mechanical power transmissions components, which include clutches, brakes, couplings and gearing. Altra sells its products in over 70 countries in a diverse group of industries, including energy, general industrial, material handling, metals, mining, special machinery, transportation, and turf and garden.

McHale Acquisition Corp.

McHale Acquisition Corp.

c/o Altra Industrial Motion Corp.

300 Granite Street, Suite 201

Braintree, MA 02184

Telephone: (781) 917-0600

McHale Acquisition Corp., a Delaware corporation, is a newly formed, direct wholly-owned subsidiary of Altra that was organized specifically for the purpose of completing the Merger. Merger Sub has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and in connection with the Transactions.

Fortive Corporation

Fortive Corporation

6920 Seaway Boulevard

Everett, WA 98203

Telephone: (425) 446-5000

Fortive was incorporated in 2015 in connection with the Danaher Separation on July 2, 2016. Fortive is a diversified industrial growth company with well-known brands that hold leading positions in field solutions, transportation technology, sensing, product realization, Automation & Specialty and franchise distribution markets. Fortive designs, develops, services, manufactures and markets various products, software and services for a variety of industries, building on a foundation of leading brand names, innovative technology and significant market positions. Fortive is headquartered in Everett, Washington and has research and development, manufacturing, sales, distribution, service and administrative facilities in more than 40 countries. Fortive operates in two segments: (i) Professional Instrumentation, which includes Fortive’s Advanced Instrumentation & Solutions and Sensing Technologies businesses, and (ii) Industrial Technologies, which includes Fortive’s Transportation Technologies, Automation & Specialty Components and Franchise Distribution businesses.

Stevens Holding Company, Inc.

Stevens Holding Company, Inc.

c/o Fortive Corporation

6920 Seaway Boulevard

Everett, WA 98203

Telephone: (425) 446-5000

Stevens Holding Company, Inc., a Delaware corporation, is a newly formed, direct wholly-owned subsidiary of Fortive that was organized specifically for the purpose of effecting the Separation. Newco has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the Transactions.

Newco is a holding company. In the Transactions, Fortive will transfer certain assets and liabilities related to the A&S Business (excluding any Direct Sales Assets or Direct Sales Entities, which will be transferred in the Direct Sales), including certain subsidiaries of Fortive, to Newco or its subsidiaries in exchange for the (i) issuance to Fortive of shares of Newco common stock, (ii) the Newco Securities and (iii) the Cash Dividend.

The Transactions

On March 7, 2018, Altra and Fortive agreed to enter into the Transactions to effect the transfer of a portion of the A&S Business to Altra, the transfer of certain non-U.S. assets, liabilities and entities constituting the remaining portion of the A&S Business directly to Altra or one or more subsidiaries of Altra and the assumption by Altra and its subsidiaries of substantially all of the liabilities associated with the transferred assets. These Transactions provide for the separation and distribution of a portion of the A&S Business and the subsequent merger of Merger Sub with and into Newco, with Newco, as the surviving entity, a wholly-owned subsidiary of Altra, as well as the direct sale to Altra of the remaining portion of the A&S Business. In order to effect the Separation, the Distribution, the Direct Sales and the Merger, Fortive, Newco, Altra and Merger Sub entered into the Merger Agreement and Fortive, Newco and Altra entered into the Separation Agreement. In addition, Fortive, Newco, Altra and certain of their respective affiliates entered into, or will enter into, the Ancillary Agreements in connection with the Transactions. These agreements, which are described in greater detail in this document, govern the relationships among Fortive, Newco, Altra, Merger Sub and their respective affiliates after the consummation of Separation, the Distribution, the Direct Sales and the Merger.

The A&S Business consists of the Automation & Specialty platform of Fortive and its subsidiaries as conducted by them under certain related brands, including by the Portescap, Kollmorgen, Thomson and Jacobs Vehicle Systems operating companies, the A&S Companies and the Direct Sales Asset Sellers, but excluding Fortive’s Hengstler and Dynapar businesses. Prior to the Distribution and the Merger, Fortive will convey to Newco or one or more subsidiaries of Fortive certain assets and liabilities constituting a portion of the A&S Business, and will cause any applicable subsidiary of Fortive to convey to Fortive or its designated subsidiary (other than Newco or any of Newco’s subsidiaries) certain excluded assets and excluded liabilities in order to separate and consolidate a portion of the A&S Business. Immediately thereafter, Fortive will contribute all the equity interests in each such subsidiary of Fortive holding assets and liabilities constituting a portion of the A&S Business to Newco. In exchange, Newco will: (i) issue to Fortive shares of Newco common stock, (ii) issue to Fortive the Newco Securities and (iii) distribute to Fortive the Cash Dividend. In total, Newco will make distributions to Fortive of cash and debt instruments of Newco with an aggregate value of $400 million, of which $150 million (subject to adjustment as provided in the Separation Agreement) is expected to be the Cash Dividend, and $250 million (subject to adjustment as provided in the Separation Agreement) is expected to be issued as Newco Securities. In addition, pursuant to the Merger Agreement, in the Direct Sales, Fortive will transfer certain non-U.S. assets, liabilities and entities constituting the remaining portion of the A&S Business directly to Altra or one or more subsidiaries of Altra, and the Altra subsidiaries will assume substantially all of the liabilities associated with the transferred assets, in exchange for the Direct Sales Purchase Price, which is expected to be $1.0 billion. Fortive will transfer the Newco Securities to certain parties in exchange for certain outstanding debt obligations of Fortive held by the Debt Exchange Parties. Following the Debt Exchange, the Debt Exchange Parties are expected to sell the Newco Securities to third-party investors.

On the closing date of the Merger, Fortive will distribute all of the issued and outstanding shares of Newco common stock held by Fortive to its participating stockholders in the Exchange Offer. If the Exchange Offer is consummated but is not fully subscribed, Fortive will distribute the remaining shares of Newco common stock on a pro rata basis to Fortive stockholders whose shares of Fortive common stock remain outstanding after consummation of the Exchange Offer. Any Fortive stockholder who validly tenders (and does not properly withdraw) shares of Fortive common stock for shares of Newco common stock in the Exchange Offer will waive their rights with respect to such shares to receive, and forfeit any rights to, shares of Newco common stock distributed on a pro rata basis to Fortive stockholders in the event the Exchange Offer is not fully subscribed. If there is a pro rata distribution, the Exchange Offer agent will calculate the exact number of shares of Newco common stock not exchanged in the Exchange Offer and to be distributed on a pro rata basis, and the number of shares of Altra common stock into which the remaining shares of Newco common stock will be converted in the Merger will be transferred to Fortive stockholders (after giving effect to the consummation of the Exchange Offer) as promptly as practicable thereafter.

Immediately after the Distribution and on the closing date of the Merger, Merger Sub will merge with and into Newco, whereby the separate corporate existence of Merger Sub will cease and Newco will continue as the surviving company and as a wholly-owned subsidiary of Altra. In the Merger, each share of Newco common stock will be converted into the right to receive shares of Altra common stock based on the exchange ratio set forth in the Merger Agreement, as described in the section of this document entitled “The Merger Agreement—Merger Consideration.” After the consummation of the Merger and the Direct Sales, Altra will own and operate the A&S Business through Newco and the Direct Sales Purchasers and will also continue Altra’s current businesses. All shares of Altra common stock, including those issued in the Merger, will be listed on Nasdaq under Altra’s current trading symbol “AIMC.”

In connection with the Merger, Altra expects to issue 35 million shares of Altra common stock to Fortive stockholders that receive shares of Newco common stock in the Distribution. Calculated based on the closing price on Nasdaq of Altra common stock as of July 17, 2018 the shares of Altra common stock that Altra expects to issue to such Fortive stockholders as a result of the Transactions would have had a market value of approximately $1.5 billion in the aggregate (the actual value will not be known until the closing date). See “—Calculation of the Merger Consideration.”

As a result of the Transactions described above, the aggregate value of the consideration payable to Fortive or Fortive stockholders with respect to the A&S Business is estimated, as of July 17, 2018, to be approximately $2.9 billion, consisting of (i) approximately $1.5 billion in value of Altra common stock (calculated based on the closing price on Nasdaq of the Altra common stock as of July 17, 2018) issuable to Fortive stockholders that participate in the Exchange Offer, (ii) $1.0 billion in cash payable to certain subsidiaries of Fortive in respect of the Direct Sales and (iii) $400 million payable to Fortive in respect of the Cash Dividend and issuance of the Newco Securities.

Transaction Steps

Below is a step-by-step list illustrating the material events relating to the Separation, the Distribution and the Merger. Each of these events is discussed in more detail elsewhere in this document.

Step #1—Internal Restructuring; the Separation. Prior to the Distribution and the Merger, Fortive will convey to Newco or one or more subsidiaries of Fortive certain assets and liabilities constituting a portion of the A&S Business (excluding any Direct Sales Assets or Direct Sales Entities, which will be transferred in the Direct

Sales described below), and will cause any applicable subsidiary of Fortive to convey to Fortive or its designated subsidiary (other than Newco or any of Newco’s subsidiaries) certain excluded assets and excluded liabilities in order to separate and consolidate a portion of the A&S Business. Immediately thereafter, Fortive will contribute all the equity interests in each such subsidiary of Fortive holding assets and liabilities constituting a portion of the A&S Business to Newco.

Step #2—Issuance of Newco common stock. Immediately prior to the Distribution, Newco will issue to Fortive shares of Newco common stock. Following this issuance, Fortive will own 35 million shares of Newco common stock, which will constitute all of the issued and outstanding stock of Newco.

Step #3—Issuance of Newco Securities. Prior to the effective time of the Merger, and as a condition to the Distribution, Newco will make distributions to Fortive of the Cash Dividend and Newco Securities. Fortive expects to exchange the Newco Securities with the Debt Exchange Parties for certain outstanding debt obligations of Fortive, which may include debt securities, loans, commercial paper, or a combination thereof, held by the Debt Exchange Parties. Following the Debt Exchange, the Debt Exchange Parties, or their affiliates, are expected to sell the Newco Securities to third-party investors. The Direct Sales were included in the Transactions as a way to dispose of certain non-U.S. assets, liabilities and entities of the A&S Business to Altra for cash in a tax-efficient manner, while reducing the size of the Debt Exchange needed in order to provide Fortive with the same level of monetization of the A&S Business in the Transactions. If Fortive determines that the Debt Exchange is not reasonably likely to be consummated at or prior to the “End Date” (as such term is described in “The Merger Agreement—Termination”) in an amount equal to the Above-Basis Amount at the time of the Distribution, then Fortive may elect to (i) require Newco to issue to Fortive the Newco Securities even though the Debt Exchange will not occur at the time of the Distribution, (ii) require Newco to incur indebtedness in an amount up to the Above-Basis Amount, whether in the form of debt securities, loans or a combination thereof, and distribute to Fortive an amount in cash equal to the net proceeds thereof, or (iii) terminate the Merger Agreement as described under “The Merger Agreement—Termination” and pay the termination fee as described under “The Merger Agreement—Termination Fees and Expenses Payable in Certain Circumstances.” Any debt securities issued by Newco to fund the Cash Dividend or issued in lieu of all or any portion of the Newco Securities may be fungible with the Newco Securities that are distributed to Fortive.

Step #4—The Distribution; Exchange Offer or Spin-Off. On the closing date of the Merger, Fortive will distribute 100% of the shares of Newco common stock to Fortive stockholders through either a spin-off or a split-off. In a spin-off, all Fortive stockholders would receive a pro rata number of shares of Newco common stock. In a split-off, Fortive would offer its stockholders the option to exchange all or a portion of their shares of Fortive common stock for shares of Newco common stock in an exchange offer. If the Exchange Offer is undertaken and consummated, but the Exchange Offer is not fully subscribed because fewer than all shares of Newco common stock owned by Fortive are exchanged, the remaining shares of Newco common stock owned by Fortive would be distributed on a pro rata basis to Fortive stockholders whose shares of Fortive common stock remain outstanding after consummation of the Exchange Offer. See “The Separation Agreement—The Distribution.”

The Exchange Offer agent will hold, for the account of the relevant Fortive stockholders, the book-entry authorizations representing all of the outstanding shares of Newco common stock, pending the consummation of the Merger. Shares of Newco common stock will not be able to be traded during this period.

As previously noted, this disclosure has been prepared under the assumption that the shares of Newco will be distributed to Fortive stockholders pursuant to a split-off. Based on market conditions prior to closing, including, but not limited to, the relative valuation and market price of shares of common stock of Fortive and Altra, the implied valuation of the A&S Business, the likelihood of demand from stockholders of Fortive for shares of common stock of Altra to be issued in the Transactions and the assessment by Fortive and its financial advisors of the likelihood of sufficient tenders of shares of common stock of Fortive in a split-off, Fortive will determine whether the Newco shares will be distributed to Fortive’s stockholders in a spin-off or a split-off and, once a final decision is made, this disclosure will be amended to reflect that decision, if necessary.

Step #5—The Direct Sales. In order for Altra to acquire the remaining portion of the A&S Business, prior to the effective time of the Merger, (i) the Direct Sales Sellers will sell to the Direct Sales Purchasers the Direct Sales Assets and the Direct Sales Entities and (ii) the Direct Sales Purchasers will assume the A&S Liabilities of or attributable to the Direct Sales Sellers, in exchange for the Direct Sales Purchase Price.

Step #6—The Merger. In the Merger, Merger Sub will be merged with and into Newco, with Newco surviving as a wholly-owned subsidiary of Altra. In the Merger, each outstanding share of Newco common stock (except for shares of Newco common stock held by Fortive, Newco, Altra or Merger Sub, which shares will be canceled and cease to exist, and no consideration will be delivered in exchange therefor) will be converted into the right to receive a number of shares of Altra common stock equal to (x) 35 million shares of Altra common stock divided by (y) the aggregate number of shares of Newco common stock issued and outstanding as of immediately prior to the effective time of the Merger.

Immediately after the consummation of the Merger, approximately 54% of the outstanding shares of Altra common stock are expected to be held by pre-Merger holders of shares of Newco common stock and approximately 46% of the outstanding shares of Altra common stock are expected to be held by pre-Merger Altra stockholders.

Set forth below are diagrams that graphically illustrate, in simplified form, the existing corporate structure, the corporate structure immediately following the Separation and Distribution but before the Merger and the Direct Sales, and the corporate structure immediately following the consummation of the Merger and the Direct Sales.

Existing Structure Altra Stockholders Fortive Stockholders Altra Fortive Merger Sub Direct Sales Purchasers Newco Direct Sales Sellers Structure Following the Separation and Distribution but Before the Merger and the Direct Sales Altra Stockholders Former Fortive Stockholders Receiving Newco Common Stock in the Distribution Fortive Stockholders Altra Newco (owns a portion of the A&S Business) Fortive Merger Sub Direct Sales Purchasers Direct Sales Sellers (own remaining portion of the A&S Business)
Structure Following the Merger and the Direct Sales Altra Stockholders Former Fortive Stockholders Receiving Newco Common Stock in the Distribution Fortive Stockholders Altra Fortive Newco (owns a portion of the A&S Business) Direct Sales Purchasers (own remaining portion of the A&S Business)

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

The following summary combined financial data of the A&S Business and summary consolidated financial data of Fortive and Altra are being provided to help you in your analysis of the financial aspects of the Transactions. You should read this information in conjunction with the financial information included elsewhere and incorporated by reference into this document. See “Where You Can Find More Information; Incorporation by Reference,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the A&S Business,” “Information on the A&S Business,” “Information on Fortive,” “Information on Altra,” and “Selected Financial Statement Data.”

Summary Historical Combined Financial Data of the A&S Business

The summary historical combined financial data of the A&S Business for the years ended December 31, 2017, December 31, 2016 and December 31, 2015, and as of December 31, 2017 and December 31, 2016, as set forth below, have been derived from the audited annual combined financial statements of the A&S Business, which are included in the “Index to Financial Statements” section of this prospectus. The summary historical combined condensed financial data for the three months ended March 30, 2018 and March 31, 2017 and as of March 30, 2018, as set forth below, have been derived from the interim unaudited combined condensed financial statements of the A&S Business, which are included in the “Index to the Financial Statements” section of this prospectus. The unaudited summary historical combined financial data as of March 31, 2017 and December 31, 2015, and as of and for the years ended December 31, 2014 and December 31, 2013, have been derived from the unaudited annual combined financial statements of the A&S Business not included or incorporated by reference in this prospectus. This information is only a summary and the table below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the A&S Business” and the annual and quarterly combined financial statements of the A&S Business and the notes thereto included elsewhere in this prospectus.

	As of and for the Three Months Ended		As of and for the Year Ended December 31,
($ in millions)	March 30, 2018	March 31, 2017	2017	2016	2015	2014 (a)	2013 (a)
	(unaudited)	(unaudited)				(unaudited)	(unaudited)
Selected Statement of Earnings Information:
Sales	$250.6	$218.8	$907.3	$852.6	$874.1	$960.9	$959.0
Operating profit	57.7	45.7	193.2	166.7	165.4	215.5	179.8
Net earnings	47.8	34.7	151.7	121.2	110.1	149.1	132.7
	(unaudited)	(unaudited)			(unaudited)	(unaudited)	(unaudited)
Selected Balance Sheet Information:
Total assets	$894.7	$853.4	$872.0	$836.4	$832.1	$850.8	$933.0

(a)	In August 2014, the A&S Business completed the divestiture of its electric vehicle systems (“EVS”)/hybrid product line for a sale price of approximately $87 million in cash. This product line contributed sales, operating profit and net earnings of approximately $59.5 million, $10.5 million and $7.3 million, respectively, in 2014 prior to the divestiture. This product line contributed sales, operating profit and net earnings of approximately $106.5 million, $10.5 million and $7.8 million, respectively, in 2013. The Business recorded a pre-tax gain on the sale of the product line of approximately $34 million ($26 million after-tax). As of December 31, 2013, this product line had assets of approximately $66 million. Subsequent to the August 2014 sale, the A&S Business had no continuing involvement in the EVS/hybrid product line. The divestiture of the EVS/hybrid product line was not classified as a discontinued operation in these financial statements because the disposition does not represent a strategic shift that had a major effect on the A&S Business’s operations and financial statements.

Summary Historical Consolidated Financial Data of Altra

The following summary historical consolidated financial data of Altra for the three months ended March 31, 2018 and March 31, 2017, and as of such dates, have been derived from Altra’s historical unaudited consolidated and combined financial statements as of and for the three months ended March 31, 2018 and March 31, 2017. The following summary historical consolidated financial data of Altra for the years ended December 31, 2017, 2016, 2015, 2014 and 2013, and as of such dates, have been derived from Altra’s historical audited consolidated and combined financial statements as of and for the years ended December 31, 2017, 2016, 2015, 2014 and 2013. This information is only a summary and should be read in conjunction with the financial statements of Altra and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contained in Altra’s Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference into this document. See “Where You Can Find More Information; Incorporation by Reference.”

	Three Months Ended March 31,		Year Ended December 31,
($ in millions except per share data)	2018	2017	2017	2016	2015	2014	2013
Results of Operations:
Net sales	$240.4	$215.4	$876.7	$708.9	$746.7	$819.8	$722.2
Cost of sales	166.2	149.3	601.0	486.8	518.2	570.9	506.8

Gross profit	74.2	66.1	275.7	222.1	228.5	248.9	215.4
Operating expenses:
Selling, general and administrative expenses	47.1	40.3	164.5	140.5	139.3	156.5	130.2
Research and development expenses	6.5	6.2	24.4	17.7	17.8	15.5	12.5
Impairment of Intangible assets	—	—	—	6.6	—	—	—
Restructuring costs and other costs	0.9	1.9	5.8	9.8	7.2	1.8	1.1

	54.5	48.4	194.7	174.6	164.3	173.8	143.8

Income from operations	19.7	17.7	81.0	47.5	64.2	75.1	71.6
Other non-operating income and expense:
Interest expense, net	1.8	1.7	7.7	11.7	12.2	12.0	10.6
Loss on partial settlement of pension plan	5.1	—	—	—	—	—	—
Loss on extinguishment of convertible debt	—	1.8	1.8	2.0	—	—	—
Other non-operating expense (income), net	(0.1)	(0.5)	0.4	—	0.9	—	1.7

	6.8	3.0	9.9	13.7	13.1	12.0	12.3
Income before income taxes	12.9	14.7	71.1	33.8	51.1	63.1	59.3
Provision for income taxes	3.9	4.4	19.7	8.7	15.8	22.9	19.1
Net income	9.0	10.3	51.4	25.1	35.3	40.2	40.2
Net loss (income) attributable to non-controlling interest	—	—	—	—	0.1	—	0.1

Net income attributable to Altra Industrial Motion Corp.	$9.0	$10.3	$51.4	$25.1	$35.4	$40.2	$40.3

Other Financial Data:
Depreciation and amortization	$9.4	$8.8	$36.0	$29.9	$30.1	$32.1	$27.9
Purchases of fixed assets	(7.0)	(7.3)	(32.8)	(18.9)	(22.9)	(28.1)	(27.8)
Cash flow provided by (used in):
Operating activities	3.7	3.0	80.6	76.6	86.8	84.5	89.6
Investing activities	(7.0)	(7.3)	(26.7)	(206.9)	(21.7)	(42.3)	(130.0)
Financing activities	(3.7)	(13.7)	(74.0)	149.8	(55.8)	(54.0)	18.0

	Three Months Ended March 31,		Year Ended December 31,
($ in millions except per share data)	2018	2017	2017	2016	2015	2014	2013
Weighted average shares, basic	29.1	28.8	28.9	25.7	26.1	26.7	26.8
Weighted average shares, diluted	29.2	28.9	29.1	25.9	26.1	27.4	26.8
Basic Earnings per share:
Net income attributable to Altra Industrial Motion Corp.	$0.31	$0.36	$1.78	$0.97	$1.36	$1.50	$1.50

Diluted earnings per share:
Net income attributable to Altra Industrial Motion Corp.	$0.31	$0.36	$1.77	$0.97	$1.36	$1.47	$1.50

Cash dividend declared	$0.17	$0.15	$0.66	$0.60	$0.57	$0.46	$0.38

Balance Sheet Data:
Cash and cash equivalents	$46.4	$52.9	$52.0	$69.1	$50.3	$47.5	$63.6
Total assets	938.5	877.5	920.7	869.8	632.3	676.4	727.4
Total debt, net of unaccreted discount	279.7	318.0	276.0	369.7	234.8	255.8	278.3
Long-term liabilities, excluding long-term debt	$104.2	$84.3	$105.9	$88.9	$53.8	$56.7	$55.7

Summary Unaudited Combined Pro Forma Financial Data of Altra and the A&S Business

The following summary unaudited pro forma combined financial information of Altra and the A&S Business is being presented for illustrative purposes only, and this information should not be relied upon for purposes of making any investment or other decisions. The following summary unaudited pro forma combined financial data assume that the A&S Business had been owned by Altra for the period, and at the date presented. Altra and the A&S Business may have performed differently had they actually been combined for all periods or on the date presented. You should also not rely on the following summary unaudited pro forma combined financial data as being indicative of the results or financial condition that would have been achieved had Altra and the A&S Business been combined during the periods or on the date presented or of the actual future results or financial condition of Altra to be achieved following the Transactions. See “Risk Factors—Risks Related to the Combined Company’s Business—The unaudited pro forma combined financial information of Altra and the A&S Business is not intended to reflect what actual results of operations and financial condition would have been had Altra and the A&S Business been a combined company for the periods presented, and therefore these results may not be indicative of the combined company’s future operating performance.”

This information is only a summary and has been derived from and should be read in conjunction with the financial statements of Altra and the notes thereto contained in Altra’s Quarterly Report on Form 10-Q for the three months ended March 31, 2018 and Annual Report on Form 10-K for the year ended December 31, 2017, which are incorporated by reference in this document, the financial statements of the A&S Business and the notes thereto included elsewhere in this document and the more detailed unaudited pro forma condensed combined financial statements of Altra and the A&S Business and the notes thereto included elsewhere in this document. See “Where You Can Find More Information; Incorporation by Reference,” “Unaudited Pro Forma Combined Information of Altra and the A&S Business” and the audited financial statements of the A&S Business included elsewhere in this document.

($ in millions except per share and ratio data)	As of and for the Three Months Ended March 31, 2018	As of and for the Year Ended December 31, 2017
Results of Operations:
Net sales	$491.0	$1,784.0
Cost of sales	323.6	1,150.0

Gross profit	167.4	634.0
Operating expenses:
Research and development	15.6	61.0
Selling, general and administrative	82.5	302.5
Amortization of acquired intangible assets	17.3	68.4
Restructuring charges and other	0.9	5.8

	116.3	437.7

Income from operations	51.1	196.3
Total other (income) expense	28.0	94.0
Income before income tax expense	23.1	102.3
Income tax expense	5.2	23.5

Net income	$17.9	$78.8

Per Share Information:
Basic net income per share:	$0.28	$1.23
Diluted net income per share:	$0.28	$1.22
Weighted average common shares outstanding used in computing
Net income per share—Basic	64.1	63.9
Net income per share—Diluted	64.6	64.5

Balance Sheet Data:
Cash and cash equivalents	$46.4	$52.0
Total assets	4,519.0	4,495.5
Debt	1,722.1	1,722.4
Total stockholders’ equity	$2,019.7	$1,999.7
Ratio of earnings to fixed charges (1)	2.0x	2.1x

(1)	The full computation of the combined company’s ratio of earnings to fixed charges for the periods specified is filed as Exhibit 12.1 to Altra’s amended registration statement on Form S-4 filed with the SEC on June 21, 2018, which is incorporated by reference into this document.

Summary Comparative Historical and Pro Forma Per Share Data

The following table sets forth certain historical and pro forma per share data for Altra. The Altra historical data have been derived from and should be read together with Altra’s audited consolidated financial statements and related notes thereto contained in Altra’s Quarterly Report on Form 10-Q for the three months ended March 31, 2018 and Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which are incorporated by reference into this document. The pro forma data have been derived from the unaudited pro forma combined financial statements of Altra and the A&S Business included elsewhere in this document. See “Where You Can Find More Information; Incorporation by Reference.”

This summary comparative historical and pro forma per share data are being presented for illustrative purposes only. Altra and the A&S Business may have performed differently had the Transactions occurred prior to the period or at the date presented. You should not rely on the pro forma per share data presented as being indicative of the results that would have been achieved had Altra and the A&S Business been combined during the period or at the date presented or of the actual future results or financial condition of Altra or the A&S Business to be achieved following the Transactions.

	As of and for the Three Months Ended March 31, 2018		As of and for the Year Ended December 31, 2017
Altra	Historical	Pro Forma	Historical	Pro Forma
	(in millions, except per share data)
Basic earnings per share	$0.31	$0.28	$1.78	$1.23
Diluted earnings per share	$0.31	$0.28	$1.77	$1.22
Weighted average common shares outstanding—Basic	29.1	64.1	28.9	63.9
Weighted average common shares outstanding—Diluted	29.2	64.6	29.1	64.5
Book value per share of common stock	$14.19	$31.33	$13.65	$31.04
Dividends declared per share of common stock	$0.17	$0.17	$0.66	$0.66

	As of and for the three months ended March 30, 2018	As of and for the year ended December 31, 2017
Equivalent pro forma (a)
Net income available to common stockholders per share—Basic
Net income available to common stockholders per share—Diluted
Cash dividend declared per share of common stock
Book value per share of common stock

(a)	Equivalent pro forma per share data is calculated by multiplying the Altra pro forma per share amounts by the exchange ratio of shares of Newco common stock for each share of Fortive common stock tendered in the Exchange Offer, which represents the indicative exchange ratio that would have been in effect following the official close of trading on Nasdaq and the NYSE on , 2018, and is calculated as the daily VWAP of Fortive common stock of $ per share divided by % of the daily VWAP of Altra common stock of $ per share, reflecting a discount of %.

Historical Common Stock Market Price and Dividend Data

Historical market price data for Newco have not been presented because the A&S Business is currently owned and operated by Fortive and there is no established trading market for Newco common stock. Newco common stock does not currently trade separately from Fortive common stock.

Shares of Fortive common stock currently trade on the NYSE under the symbol “FTV.” On March 6, 2018, the last trading day before the announcement of the Transactions, the last sale price of Fortive’s common stock reported by the NYSE was $75.12. On                 , 2018, the last trading day prior to the date of this document, the last sale price of Fortive common stock reported by the NYSE was $        .

Shares of Altra common stock currently trade on Nasdaq under the symbol “AIMC.” On March 6, 2018, the last trading day before the announcement of the Transactions, the last sale price of Altra’s common stock reported by Nasdaq was $44.60. On                 , 2018, the last trading day prior to the date of this document, the last sale price of Altra common stock reported by Nasdaq was $        .

Altra Dividend Policy

Declarations of dividends on Altra’s common stock are made at the discretion of Altra’s board of directors upon the board’s determination that the declaration of dividends are in the best interest of Altra’s stockholders. Altra has consistently paid regular dividends, which have increased by more than 300% since being introduced during the quarter ended March 31, 2012. In April 2018, Altra’s board of directors declared a quarterly dividend of $0.17 per share, consistent with its dividend declarations in the prior four quarters. Pursuant to the Merger Agreement, Altra has agreed that prior to the consummation of the Transactions, Altra’s board of directors will not declare or pay any dividends or other distributions other than the declaration and payment of regular quarterly cash dividends of an amount not to exceed $0.17 per share.

RISK FACTORS

You should carefully consider the following risks, together with the other information contained or incorporated by reference in this document and the exhibits hereto. Some of the risks described below relate principally to the business and the industry in which Altra, including the A&S Business, will operate after the Transactions, while others relate principally to the Transactions and participation in the Exchange Offer. The remaining risks relate principally to the securities markets generally and ownership of shares of Altra common stock. For a discussion of additional uncertainties associated with forward-looking statements in this document, please see the section entitled “Cautionary Statement Concerning Forward-Looking Statements.” In addition, you should consider the risks associated with Altra’s business that appear in Altra’s Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference into this document.

Risks Related to the Transactions

Altra and Fortive may be unable to satisfy the conditions or obtain the approvals required to complete the Transactions.

The consummation of the Transactions is subject to numerous conditions, as described in this document, including consummation of certain transactions contemplated by the Merger Agreement and the Separation Agreement (such as the Separation and the receipt of Altra stockholder approval for the Share Issuance). Neither Fortive nor Altra can make any assurances that the Transactions will be consummated on the terms or timeline currently contemplated, or at all. Each of Fortive and Altra has and will continue to expend time and resources and incur expenses related to the proposed Transactions.

Governmental agencies may not approve the Transactions or may impose conditions to the approval of the Transactions or require changes to the terms of the Transactions. Any such conditions or changes could have the effect of delaying completion of the Merger, imposing costs on or limiting the revenues of the combined company following the Merger or otherwise reducing the anticipated benefits of the Merger. Any condition or change which results in a “Burdensome Condition,” as such term is described in “The Merger Agreement—Regulatory Matters,” on the A&S Business and/or Altra under the Merger Agreement might cause Fortive and/or Altra to restructure or terminate the Transactions.

Altra and Newco will need to obtain debt financing to complete the Transactions. Although the Commitment Letters have been obtained from various lenders, the obligations of the lenders under the Commitment Letters are subject to the satisfaction or waiver of customary conditions, including, among others, the absence of any material adverse effect. Accordingly, there can be no assurance that these conditions will be satisfied or, if not satisfied, waived by the lenders. If Altra is not able to obtain alternative financing on commercially reasonable terms, it could prevent the consummation of the Transactions or materially and adversely affect Altra’s business, liquidity, financial condition and results of operations if the Transactions are ultimately consummated.

If completed, the Transactions may not be successful or achieve their anticipated benefits.

If the Transactions are completed Altra may not be able to successfully realize anticipated growth opportunities or integrate Altra’s business and operations with the A&S Business’s business and operations. After the Transactions, Altra will have significantly more revenue, expenses, assets and employees than Altra did prior to the Transactions. In the Transactions, Altra will also be assuming certain liabilities of the A&S Business and taking on other obligations (including collective bargaining agreements and certain non-U.S. pension obligations with respect to transferred employees). Altra may not successfully or cost-effectively integrate the A&S Business’s business and operations into Altra’s existing business and operations. Even if the combined company is able to integrate the combined businesses and operations successfully, this integration may not result in the realization of the full benefits of the growth and other opportunities that Altra currently expects from the Transactions within the anticipated time frame, or at all.

Altra’s estimates and judgments related to the acquisition accounting models used to record the purchase price allocation may be inaccurate.

Management will make significant accounting judgments and estimates for the application of acquisition accounting under GAAP, and the underlying valuation models. Altra’s business, operating results and financial condition could be materially and adversely impacted in future periods if Altra’s accounting judgments and estimates related to these models prove to be inaccurate.

Altra may be required to recognize impairment charges for goodwill and other intangible assets.

The proposed Transactions will add approximately $3.1 billion of goodwill and other intangible assets to Altra’s consolidated balance sheet. In accordance with GAAP, management periodically assesses these assets to determine if they are impaired. Significant negative industry or economic trends, disruptions to Altra’s business, inability to effectively integrate acquired businesses, unexpected significant changes or planned changes in use of the assets, divestitures and market capitalization declines may impair goodwill and other intangible assets. Any charges relating to such impairments would adversely affect results of operations in the periods recognized.

Altra is required to abide by potentially significant restrictions which could limit Altra’s ability to undertake certain corporate actions (such as the issuance of Altra common stock or the undertaking of a merger or consolidation) that otherwise could be advantageous.

To preserve the tax-free treatment to Fortive and/or its stockholders of the Distribution and certain related transactions, under the Tax Matters Agreement, Altra is restricted from taking certain actions that could prevent such transactions from being tax-free. These restrictions may limit Altra’s ability to pursue certain strategic transactions or engage in other transactions, including using Altra common stock to make acquisitions and in connection with equity capital market transactions that might increase the value of Altra’s business. See “Other Agreements—Tax Matters Agreement” for a detailed description of these restrictions.

The Distribution could result in significant tax liability, and Altra may be obligated to indemnify Fortive for any such tax liability imposed on Fortive.

The completion of the Transactions is conditioned upon the receipt by Fortive of the Distribution Tax Opinion and the receipt by Fortive and Altra of Merger Tax Opinions to the effect that (among other things), for U.S. federal income tax purposes, the Newco Contribution, taken together with the Distribution, will qualify as a reorganization under Sections 368(a), 361 and 355 of the Code (in the case of the Distribution Tax Opinion) and the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code (in the case of the Merger Tax Opinions). Provided that the Newco Contribution, the Distribution and the Merger so qualify, Fortive’s stockholders will not recognize any taxable income, gain or loss as a result of the Distribution or the Merger for U.S. federal income tax purposes (except for any gain or loss attributable to the receipt of cash in lieu of fractional shares) and Fortive will not recognize gain or loss except to the extent the Cash Dividend exceeds Fortive’s adjusted tax basis in the Newco common stock or, if the Debt Exchange is not reasonably likely to be consummated in an amount equal to the Above-Basis Amount at the time of the Distribution, Fortive elects to require Newco (a) to issue to Fortive the Newco Securities or (b) to borrow an amount up to the Above-Basis Amount pursuant to the Bridge Facility and distribute the net proceeds thereof to Fortive. Fortive also intends to seek a ruling from the IRS regarding certain issues relevant to the qualification of the Distribution and certain other aspects of the Transactions for tax-free treatment for U.S. federal income tax purposes.

Although the IRS Ruling, if received, will generally be binding on the IRS, the continuing validity of such ruling will be subject to the accuracy of factual representations and assumptions made in the ruling request. In addition, the Distribution Tax Opinion and the Merger Tax Opinions will be based upon various factual representations and assumptions, as well as certain undertakings made by Fortive and Newco. If any of those factual representations or assumptions are untrue or incomplete in any material respect, any undertaking is not complied with, or the facts upon which the opinion will be based are materially different from the facts at the time of the Distribution, the Distribution may not qualify for tax-free treatment. Opinions of counsel are not binding on the IRS. As a result, the conclusions expressed in the opinions of counsel could be challenged by the IRS, and if the IRS prevails in such challenge, the tax consequences to Fortive and its stockholders could be materially unfavorable.

If the Exchange Offer were determined not to qualify for non-recognition of gain and loss under Sections 355 and 368(a)(1)(D) of the Code, each Fortive stockholder who receives Newco common stock in the Exchange Offer would generally be treated as recognizing taxable gain or loss equal to the difference between the fair market value of the Newco common stock received by the stockholder in the Exchange Offer and its tax basis in the shares of Fortive common stock exchanged therefor, or, in certain circumstances, as receiving a taxable distribution equal to the fair market value of the Newco common stock received by the stockholder in the Exchange Offer. If the spin-off (in the event the Exchange Offer is not fully subscribed) were determined not to qualify for non-recognition of gain and loss under Sections 355 and 368(a)(1)(D) of the Code, each Fortive stockholder who receives Newco common stock in the spin-off would generally be treated as receiving a taxable distribution equal to the fair market value of the Newco common stock received by the stockholder in the spin-off.

In addition, if the Distribution were determined not to qualify for non-recognition of gain and loss under Sections 355 and 368(a)(1)(D) of the Code, Fortive would generally recognize gain with respect to the transfer of Newco common stock in the Distribution.

Even if the Distribution otherwise qualifies under Section 355 of the Code, the Distribution would be taxable to Fortive (but not to Fortive stockholders) pursuant to Section 355(e) of the Code if one or more persons acquire a 50% or greater interest (measured by vote or value) in the stock of Fortive or Newco, directly or indirectly (including through acquisitions of Altra’s stock after the completion of the Transactions), as part of a plan or series of related transactions that includes the Distribution. Current law generally creates a presumption that any direct or indirect acquisition of stock of Fortive or Newco within two years before or after the Distribution is part of a plan that includes the Distribution, although the parties may be able to rebut that presumption in certain circumstances. The process for determining whether an acquisition is part of a plan under these rules is complex, inherently factual in nature, and subject to a comprehensive analysis of the facts and circumstances of the particular case. Although it is expected that the Merger will be treated as part of such a plan, the Merger standing alone will not cause Section 355(e) of the Code to apply to the Distribution because holders of Newco common stock immediately before the Merger will hold more than 50% of the stock of the combined company (by vote and value) immediately after the Merger. However, if the IRS were to determine that other direct or indirect acquisitions of stock of Fortive or Newco, either before or after the Distribution, were part of a plan that includes the Distribution, such determination could cause Section 355(e) of the Code to apply to the Distribution, which could result in a material tax liability.

The Distribution and certain aspects of the Separation could be taxable to Fortive if Newco or Altra were to engage in a Newco Disqualifying Action (as defined in the Tax Matters Agreement). In such cases, under the Tax Matters Agreement, Newco and Altra will be required to indemnify Fortive against any taxes resulting from the Distribution or certain aspects of the Separation that arise as a result of a Newco Disqualifying Action. If Fortive were to recognize gain on the Distribution or certain aspects of the Separation for reasons not related to a Newco Disqualifying Action by Newco or Altra, Fortive would not be entitled to be indemnified under the Tax Matters Agreement and the resulting tax to Fortive could have a material adverse effect on Fortive. If Newco or Altra were required to indemnify Fortive as a result of the Distribution or certain aspects of the Separation being taxable, this indemnification obligation would likely be substantial and could have a material adverse effect on Altra, including with respect to its financial condition and results of operations.

Upon completion of the Transactions, Altra will incur significant expenses in connection with the integration of the A&S Business.

Upon completion of the Transactions, Altra expects to incur significant expenses in connection with the integration of the A&S Business, including integrating products and technology, personnel, information technology systems, accounting systems and suppliers of each business and implementing consistent standards, policies and procedures, and may possibly be subject to material write downs in assets and charges to earnings, which may include severance pay and other costs.

Altra will incur significant costs related to the Transactions that could have a material adverse effect on its liquidity, cash flows and operating results.

Altra expects to incur significant one-time costs in connection with the Transactions, including approximately $85 to $95 million in transaction-related costs (of which $45 to $50 million will be capitalized) and approximately $24 million in non-recurring implementation costs during the first four years following the consummation of the Transactions that Altra management believes are necessary to realize the anticipated synergies from the Transactions. The incurrence of these costs may have a material adverse effect on Altra’s liquidity, cash flows and operating results in the periods in which they are incurred.

Failure to consummate the Transactions could adversely impact the market price of Altra’s common stock as well as Altra’s business, financial condition and results of operations.

If the Transactions are not completed for any reason, the price of Altra’s common stock may decline. In addition, Altra may be subject to additional risks, including:

•	depending on the reasons for termination of the Merger Agreement, Altra may have to pay Fortive a termination fee of $40 million or reimburse Fortive for its expenses in connection with the Transactions not to exceed $5 million; and

•	substantial costs related to the Transactions, such as legal, accounting, regulatory filing, financial advisory and financial printing fees, which must be paid regardless of whether the Transactions are completed.

For a discussion of the circumstances under which the termination fee is payable by Altra or the requirement to reimburse expenses applies, see “The Merger Agreement—Termination Fees and Expenses Payable in Certain Circumstances.”

Some of Altra’s directors and executive officers have interests in seeing the Transactions completed that may be different from, or in addition to, those of other Altra stockholders. Therefore, some of Altra’s directors and executive officers may have a conflict of interest in recommending the proposals being voted on at Altra’s special meeting.

In considering the recommendations of the Altra board of directors that Altra’s stockholders vote to approve the Share Issuance, you should be aware that Altra’s executive officers have financial interests in the Transactions that may be different from, or in addition to, the interests of Altra’s stockholders generally. The members of the Altra board of directors were aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Transactions, including the Merger, and in recommending to Altra’s stockholders that they vote to approve the Share Issuance.

The interests of Altra’s executive officers generally include the following:

•	potential enhanced severance payments in the event of a qualifying termination of employment within the first 24 months following the closing date of the Merger and certain terminations in anticipation of the Merger;

•	potential acceleration of equity awards held under the Altra Equity Plan in the event of a qualifying termination of employment within the first 24 months following the closing date of the Merger; and

•	conversion of performance shares into service-vesting restricted stock units immediately upon the closing of the Merger, with the performance goals deemed satisfied based on actual performance as of the last completed quarter prior to the closing date of the Merger.

The executive officers of Altra immediately prior to the closing of the Merger are generally expected to be the executive officers of Altra immediately after the closing of the Merger. None of Altra’s non-employee directors will receive any payments or benefits in connection with the Transactions, and the Transactions will have no impact on stock awards held by non-employee directors. For a description and quantification of the benefits that Altra’s executive officers may receive as a result of these interests, see “The Transactions—Interests of Altra’s Directors and Executive Officers in the Transactions.”

Altra may waive one or more of the conditions to the consummation of the Transactions without re-soliciting stockholder approval.

Altra may determine to waive, in whole or in part, one or more of the conditions to its obligations to consummate the Transactions, to the extent permitted by applicable law. If Altra waives the satisfaction of a material condition to the consummation of the Transactions, Altra will evaluate the appropriate facts and circumstances at that time and re-solicit stockholder approvals of the Share Issuance if required to do so by law or the rules of Nasdaq. In some cases, if the Altra board of directors determines that such waiver or its effect on Altra’s stockholders does not rise to the level of materiality that would require re-solicitation of proxies pursuant to applicable law or the rules of Nasdaq, Altra would complete the Transactions without seeking further stockholder approval. Any determination whether to waive any condition to the Transactions or as to re-soliciting Altra stockholder approval or amending this proxy statement as a result of a waiver will be made by the Altra board of directors at the time of such waiver based on the facts and circumstances as they exist at that time.

Risks Related to the Combined Company’s Business Following the Transactions

Sales of Altra common stock after the Transactions may negatively affect the market price of Altra common stock.

The shares of Altra common stock to be issued in the Transactions to holders of shares of Newco common stock will generally be eligible for immediate resale. The market price of Altra common stock could decline as a result of sales of a large number of shares of Altra common stock in the market after the consummation of the Transactions or even the perception that these sales could occur.

It is expected that upon completion of the Transactions, pre-Merger holders of Newco common stock and Newco Employees will hold approximately 54% of Altra’s common stock on a fully-diluted basis and Altra’s existing stockholders will hold approximately 46% of Altra’s common stock on a fully-diluted basis, subject to adjustment in limited circumstances as provided in the Merger Agreement and as described in the section of this document entitled “The Merger Agreement—The Adjustment Payment.” Currently, Fortive stockholders may include index funds that have performance tied to certain stock indices and institutional investors subject to various investing guidelines.

Because Altra may not be included in these indices following the consummation of the Transactions or may not meet the investing guidelines of some of these institutional investors, these index funds and institutional investors may decide to or may be required to sell the shares of Altra common stock that they receive in the Transactions. In addition, the investment fiduciaries of Fortive’s defined contribution plans may decide to sell any shares of Altra common stock that the trusts for these plans receive in the Transactions, or may decide not to participate in the Exchange Offer, in response to their fiduciary obligations under applicable law. These sales, or the possibility that these sales may occur, may also make it more difficult for Altra to obtain additional capital by selling equity securities in the future at a time and at a price that it deems appropriate.

The historical financial information of the A&S Business may not be representative of its results or financial condition if it had been operated independently of Fortive and, as a result, may not be a reliable indicator of its future results.

The A&S Business is currently operated by Fortive. Consequently, the financial information of the A&S Business included in this document has been derived from the combined financial statements and accounting records of the A&S Business and reflects all direct costs as well as assumptions and allocations made by management of Fortive. The financial position, results of operations and cash flows of the A&S Business presented may be different from those that would have resulted had the A&S Business been operated independently of Fortive during the applicable periods or at the applicable dates. For example, in preparing the financial statements of the A&S Business, Fortive made allocations of costs and Fortive corporate expenses deemed to be attributable to the A&S Business. However, these costs and expenses reflect the costs and expenses attributable to the A&S Business operated as part of a larger organization and do not necessarily reflect costs and expenses that would be incurred by the A&S Business had it been operated independently. As a result, the historical financial information of the A&S Business may not be a reliable indicator of future results.

The unaudited pro forma combined financial information of Altra and the A&S Business is not intended to reflect what actual results of operations and financial condition would have been had Altra and the A&S Business been a combined company for the periods presented, and therefore these results may not be indicative of the combined company’s future operating performance.

Because Altra will combine with the A&S Business only upon completion of the Transactions, it has no available historical financial information that consolidates the financial results for the A&S Business and Altra. The historical financial statements contained or incorporated by reference in this document consist of the separate financial statements of Fortive, the A&S Business and Altra.

The unaudited pro forma combined financial information presented in this document is for illustrative purposes only and is not intended to, and does not purport to, represent what the combined company’s actual results or financial condition would have been if the Transactions had occurred on the relevant date. In addition, such unaudited pro forma combined financial information is based in part on certain assumptions regarding the Transactions that Altra believes are reasonable. These assumptions, however, are only preliminary and will be updated only after the consummation of the Transactions. The unaudited pro forma combined financial information has been prepared using the acquisition method of accounting, with Altra considered the acquirer of the A&S Business. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values with any excess purchase price allocated to goodwill. The pro forma purchase price allocation was based on an estimate of the fair values of the tangible and intangible assets and liabilities of the A&S Business. In arriving at the estimated fair values, Altra has considered the preliminary appraisals of independent consultants which were based on a preliminary and limited review of the assets and liabilities related to the A&S Business to be transferred to, or assumed by, Newco and the Direct Sales Purchasers in the Transactions. Following the effective date of the Transactions, Altra expects to complete the purchase price allocation after considering the fair value of the A&S Business’s assets and liabilities at the level of detail necessary to finalize the required purchase price allocation. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material. The unaudited pro forma combined financial information also does not reflect the costs of any integration activities or transaction-related costs or incremental capital spending that Altra management believes are necessary to realize the anticipated synergies from the Transactions. Accordingly, the pro forma financial information included in this document does not reflect what Altra’s results of operations or operating condition would have been had Altra and the A&S Business been a consolidated entity during all periods presented, or what the combined company’s results of operations and financial condition will be in the future.

Altra’s business, financial condition and results of operations may be adversely affected following the Transactions if Altra cannot negotiate terms that are as favorable as those Fortive has received when Altra replaces contracts after the closing of the Transactions.

Prior to consummation of the Transactions, certain functions (such as treasury, cash management, tax compliance, benefits, corporate development, internal audit, purchasing and information systems) for the A&S Business are generally being performed or supported under centralized systems that will not be transferred to Altra and, in some cases, under contracts that are also used for Fortive’s other businesses and which are not intended to be assigned to Altra with the A&S Business. In addition, some other contracts that Fortive or its subsidiaries are a party to on behalf of the A&S Business require consents of third parties to assign them to Newco. While Fortive, under the Transition Services Agreement, will agree to provide Altra with certain limited services, there can be no assurance that Altra will be able to obtain those consents or negotiate terms that are as favorable as those Fortive received when and if Altra replaces these services with its own agreements for similar services. Although Altra believes that it will be able to obtain any such consents or enter into new agreements for similar services, it is possible that the failure to obtain consents for or replace a significant number of these agreements for any of these services or to replace them on terms that as are as favorable as those Fortive has received could have a material adverse impact on Altra’s business, financial condition and results of operations following completion of the Transactions.

Altra’s failure to successfully integrate the A&S Business and any future acquisitions into its business within its expected timetable could adversely affect the combined company’s future results and the market price of Altra’s common stock following the completion of the Transactions.

The success of the Transactions will depend, in large part, on Altra’s ability, as a combined company following the completion of the Transactions, to realize the anticipated benefits of the Transactions and on the sales and profitability of the combined company. To realize these anticipated benefits, the combined company must successfully integrate its businesses. This integration will be complex and time-consuming. The failure to successfully integrate and manage the challenges presented by the integration process may result in Altra’s failure to achieve some or all of the anticipated benefits of the Transactions.

Potential difficulties that may be encountered in the integration process include, among others:

•	the failure to implement Altra’s business plan for the combined company;

•	lost sales and customers as a result of customers of Altra or the A&S Business deciding not to do business with the combined company;

•	risks associated with managing the larger and more complex combined company;

•	integrating personnel of Altra and the A&S Business while maintaining focus on providing consistent, high-quality products and service to customers;

•	the loss of key employees;

•	unanticipated issues in integrating manufacturing, logistics, information, communications and other systems;

•	possible inconsistencies in standards, controls, procedures, policies and compensation structures;

•	the impact on Altra’s internal controls and compliance with the regulatory requirements under the Sarbanes-Oxley Act of 2002; and

•	potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the Transactions.

If any of these events were to occur, Altra’s ability to maintain relationships with customers, suppliers and employees or Altra’s ability to achieve the anticipated benefits of the Transactions could be adversely affected, or could reduce Altra’s sales or earnings or otherwise adversely affect Altra’s business and financial results after the Transactions and, as a result, adversely affect the market price of Altra’s common stock.

Apart from the Transactions, as part of Altra’s growth strategy, it has made and expects to continue to make, acquisitions. The combined company’s continued growth may depend on Altra’s ability to identify and acquire companies that complement or enhance the combined company’s business on acceptable terms. Altra may not be able to identify or complete future acquisitions. The combined company may not be able to integrate successfully its recent acquisitions, or any future acquisitions, operate these acquired companies profitably, or realize the potential benefits from these acquisitions.

Altra faces risks associated with its prior acquisitions of Svendborg Brakes A/S and S.B. Patent Holding ApS (collectively, “Svendborg”) and the shares and certain assets and liabilities of the Stromag business from GKN plc (“Stromag”).

In connection with Altra’s acquisitions of Svendborg and Stromag, Altra is subject to substantially all of the liabilities of Svendborg and Stromag, respectively, that were not satisfied on or prior to the corresponding closing date. There may be liabilities that Altra underestimated or did not discover in the course of performing its due diligence investigation of Svendborg and Stromag. Under the purchase agreements for the acquisitions, the sellers agreed to provide Altra with a limited set of representations and warranties, including with respect to outstanding and potential liabilities. Damages resulting from a breach of a representation or warranty could have a material and adverse effect on Altra’s financial condition and results of operations, and there is no guarantee that Altra would actually be able to recover all or any portion of the sums payable in connection with such breach.

The success of the combined company will also depend on relationships with third parties and pre-existing customers of Altra and the A&S Business, which relationships may be affected by customer or third-party preferences or public attitudes about the Transactions. Any adverse changes in these relationships could adversely affect the combined company’s business, financial condition or results of operations.

The combined company’s success will depend on Altra’s ability to maintain and renew relationships with pre-existing customers, suppliers and other third parties of both Altra and the A&S Business, and Altra’s ability to establish new relationships. There can be no assurance that the business of the combined company will be able to maintain and renew pre-existing contracts and other business relationships, or enter into or maintain new contracts and other business relationships, on acceptable terms, if at all. The failure to maintain important business relationships could have a material adverse effect on Altra’s business, financial condition or results of operations as a combined company.

The growth of the combined company could suffer if the markets into which the combined company sells its products and services experience cyclicality.

The growth of the combined company will depend in part on the growth of the markets which the combined company serves and on the U.S. and global economies in general. Some of the markets Altra serves are highly cyclical, such as the metals, mining and energy markets, including oil, gas and renewable energy. The A&S Business serves certain industries that have historically been cyclical and have experienced periodic downturns that have had a material adverse impact on demand for the products that the A&S Business offers. In such an environment, expected cyclical activity or sales may not occur or may be delayed and may result in significant quarter-to-quarter variability in the combined company’s performance. Any of these factors could adversely affect the business, financial condition and results of operations of the combined company in any given period.

Defects, quality issues, inadequate disclosure or misuse with respect to the products and capabilities of the combined company could adversely affect the business, reputation and financial statements of the combined company.

Defects in, quality issues with respect to or inadequate disclosure of risks relating to the combined company’s products or the misuse of the combined company’s products, could lead to lost profits and other economic damage, property damage, personal injury or other liability resulting in third-party claims, criminal liability, significant costs, damage to its reputation and loss of business. Any of these factors could adversely affect the business, financial condition and results of operations of the combined company.

The combined company will have a substantial amount of indebtedness following the Transactions, which could materially adversely affect its financial condition.

Altra’s level of indebtedness will increase as a result of the Transactions. As of March 31, 2018, Altra had $279.7 million of indebtedness outstanding (of which $278.3 million was long-term indebtedness), and as of March 31, 2018 on a pro forma basis after giving effect to the Transactions, Altra would have had $1,722.1 million of indebtedness outstanding (of which $1,717.0 million would have been long-term indebtedness). In connection with the Transactions, Altra will engage in the following financing activities: the entry (a) by Altra into the Altra Term Loan B Facility in an aggregate principal amount of up to $1,340,000,000, the proceeds of which will be used, together with cash on hand of Altra or its subsidiaries (if necessary), to, among other things, (i) consummate the Direct Sales, (ii) repay in full and extinguish all outstanding indebtedness for borrowed money under Altra’s existing revolving credit facility under the Second Amended and Restated Credit Agreement, dated as of October 22, 2015, among Altra and certain of its subsidiaries, as borrowers, JPMorgan Chase Bank, N.A., as administrative agent and the lenders, other agents and other parties party thereto from time to time (as amended, amended and restated, supplemented or otherwise modified through the date hereof) and (iii) pay certain fees, costs and expenses in connection with the consummation of the Transactions and (b) by Altra (and at Altra’s option, Altra Industrial Motion Netherlands B.V. and any other wholly-owned direct and indirect subsidiaries of Altra to be agreed) into the Altra Revolving Credit Facility, a new senior secured revolving credit facility in an aggregate principal amount of up to $300,000,000. Altra and each of its subsidiaries will also guarantee the obligations of Newco incurred pursuant to the Notes, the Newco Securities or the Bridge Facility, each as described in further detail under “Debt Financing.” Despite its level of indebtedness, Altra has and expects to continue to have the ability to borrow additional debt.

After the consummation of the Transactions, Altra’s indebtedness could have important consequences, including but not limited to:

•	limiting its ability to fund working capital, capital expenditures and other general corporate purposes;

•	limiting its ability to accommodate growth by reducing funds otherwise available for other corporate purposes and to compete, which in turn could prevent Altra from fulfilling its obligations under its indebtedness;

•	limiting its operational flexibility due to the covenants contained in its debt agreements;

•	requiring it to dispose of significant assets in order to satisfy its debt service and other obligations if it is not able to satisfy these obligations from cash from operations or other sources;

•	to the extent that Altra’s debt is subject to floating interest rates, increasing Altra’s vulnerability to fluctuations in market interest rates;

•	limiting Altra’s ability to buy back Altra common stock or pay cash dividends;

•	limiting its flexibility in planning for, or reacting to, changes in its business or industry or economic conditions, thereby limiting its ability to compete with companies that are not as highly leveraged; and

•	increasing its vulnerability to economic downturns.

Altra’s ability to generate sufficient cash flow from operations to make scheduled payments on Altra’s debt will depend on a range of economic, competitive and business factors, many of which are outside its control. There can be no assurance that Altra’s business will generate sufficient cash flow from operations to make these payments. If Altra is unable to meet its expenses and debt obligations, Altra may need to refinance all or a portion of its indebtedness before maturity, sell assets or issue additional equity. Altra may not be able to refinance any of its indebtedness, sell assets or issue additional equity on commercially reasonable terms or at all, which could cause Altra to default on its obligations and impair its liquidity. Altra’s inability to generate sufficient cash flow to satisfy its debt obligations, or to refinance its debt obligations on commercially reasonable terms, would have a material adverse effect on Altra’s business, financial condition and results of operations, as well as on Altra’s ability to satisfy its debt obligations.

Altra’s ability to comply with the financial maintenance covenants cannot be assured.

The Altra Revolving Credit Facility will contain certain financial maintenance covenants requiring Altra to not exceed a maximum consolidated senior secured net leverage ratio and to maintain a minimum consolidated cash interest coverage ratio. There can be no assurance that Altra will be able to remain in compliance with these ratios. If Altra failed to comply with either of these covenants in a future period and was not able to obtain waivers from the lenders thereunder, Altra would need to refinance the Altra Revolving Credit Facility. However, there can be no assurance that such refinancing would be available to Altra on terms that would be acceptable to it or at all.

Altra and the A&S Business operate in the highly competitive power transmission and motion control industries and if Altra and the A&S Business are not able to compete successfully the combined company’s business may be significantly harmed.

Altra and the A&S Business operate in highly fragmented and very competitive markets in the power transmission and motion control industries. Some of Altra and the A&S Business’s competitors have achieved substantially more market penetration in certain of the markets in which Altra and the A&S Business operate, and some of Altra and the A&S Business’s competitors are larger than the combined company will be following the consummation of the Transactions and have greater financial and other resources. With respect to certain of Altra and the A&S Business’s products, Altra and the A&S Business compete with divisions of their original equipment manufacturer customers. Competition in their business lines is based on a number of considerations, including quality, reliability, pricing, availability, and design and application engineering support. Altra’s and the A&S Business’s customers increasingly demand a broad product range and Altra and the A&S Business must continue to develop their expertise in order to manufacture and market these products successfully. To remain competitive, regular investment in manufacturing, customer service and support, marketing, sales, research and development and intellectual property protection is required. In the future, the combined company may not have sufficient resources to continue to make such investments and may not be able to maintain its competitive position within each of the markets it serves. The combined company may have to adjust the prices of some of its products to stay competitive.

Additionally, some of Altra’s and the A&S Business’s larger, more sophisticated customers are attempting to reduce the number of vendors from which they purchase in order to increase their efficiency. If the combined company is not selected to become one of these preferred providers, the combined company may lose market share in some of the markets in which it competes.

There is substantial and continuing pressure on major original equipment manufacturers and larger distributors to reduce costs, including the cost of products purchased from outside suppliers. As a result of cost pressures from customers, Altra’s and the A&S Business’s ability to compete depends in part on their ability to generate production cost savings and, in turn, to find reliable, cost effective outside suppliers to source components or manufacture their products. If the combined company is unable to generate sufficient cost savings in the future to offset price reductions, then its gross margin could be materially adversely affected.

The combined company’s operating results could be negatively affected during economic downturns.

Global economic and financial market conditions have been weak and/or volatile in recent years, and those conditions have adversely affected the operations of Altra and the A&S Business and are expected to continue to adversely affect the operations of Altra and the A&S Business. A weakening of current conditions or a future downturn may adversely affect the combined company’s future results of operations and financial condition. Weak, challenging or volatile economic conditions in the end-markets, businesses or geographic areas in which the combined company sells its products could reduce demand for products and result in a decrease in sales volume for a prolonged period of time, which would have a negative impact on the combined company’s future results of operations.

International economic, political, legal, compliance and business factors could negatively affect the financial statements, operations and growth of the combined company.

Altra and the A&S Business derive significant sales from customers outside the United States and certain manufacturing operations, suppliers and employees of Altra and the A&S Business are located outside the United States. Altra expects the combined company to continue to increase its sales and presence outside the United States, particularly in high-growth markets. The international business of Altra and the A&S Business (and particularly their respective businesses in high-growth markets) is subject to risks associated with doing business internationally, and Altra’s future results could be materially adversely affected by a variety of factors, including:

•	fluctuations in currency exchange rates;

•	exchange rate controls;

•	tariffs or other trade protection measures and import or export licensing requirements;

•	potentially negative consequences from changes in tax laws;

•	interest rates;

•	unexpected changes in regulatory requirements;

•	changes in foreign intellectual property law;

•	differing labor regulations;

•	requirements relating to withholding taxes on remittances and other payments by subsidiaries;

•	restrictions on Altra’s ability to own or operate subsidiaries, make investments or acquire new businesses in various jurisdictions;

•	potential political instability and the actions of foreign governments; and

•	restrictions on Altra’s ability to repatriate dividends from its subsidiaries.

In addition, the international operations of Altra and the A&S Business are governed by various U.S. laws and regulations, including the Foreign Corrupt Practices Act and other similar laws that prohibit Altra, the A&S Business and their respective business partners from making improper payments or offers of payment to foreign governments and their officials and political parties for the purpose of obtaining or retaining business. Any alleged or actual violations of these regulations may subject Altra and the A&S Business to government scrutiny, severe criminal or civil sanctions and other liabilities.

As Altra continues to expand the combined company’s business globally, its success will depend, in large part, on its ability to anticipate and effectively manage these and other risks associated with its international operations. However, any of these factors could materially adversely affect the combined company’s international operations and, consequently, its operating results.

Adverse conditions in the credit and capital markets may limit or prevent the combined company’s ability to borrow or raise capital.

While Altra believes it has and will continue to have facilities in place that should allow the combined company to borrow funds as needed to meet its ordinary course business activities, adverse conditions in the credit and financial markets could prevent the combined company from obtaining financing, if the need arises. The combined company’s ability to invest in its businesses and refinance or repay maturing debt obligations could require access to the credit and capital markets and sufficient bank credit lines to support cash requirements. If the combined company is unable to access the credit and capital markets on commercially reasonable terms, the combined company could experience a material adverse effect on its business, financial position or results of operations.

Altra and the A&S Business rely on independent distributors and the loss of these distributors could adversely affect the combined company’s business.

In addition to a direct sales force and manufacturer sales representatives, Altra depends on the services of independent distributors to sell its products and provide service and aftermarket support to its customers. Altra supports an extensive distribution network, with over 3,000 distributor locations worldwide. During the year ended December 31, 2017, approximately 26% of Altra’s net sales from continuing operations were generated through independent distributors. In particular, sales through Altra’s largest distributor accounted for approximately 6% of Altra’s net sales for the year ended December 31, 2017. Almost all of the distributors with whom Altra transacts business offer competitive products and services to Altra’s customers. In addition, the distribution agreements Altra has are typically non-exclusive and cancelable by the distributor after a short notice period. The A&S Business uses similar channels to sell its products and provide service and aftermarket support to its customers. The loss of any major distributor or a substantial number of smaller distributors or an increase in the distributors’ sales of Altra’s and the A&S Business’s competitors’ products to Altra’s and the A&S Business’s customers could materially reduce the combined company’s sales and profits.

The combined company must continue to invest in new technologies and manufacturing techniques; however, its ability to develop or adapt to changing technology and manufacturing techniques is uncertain and its failure to do so could place the combined company at a competitive disadvantage.

The successful implementation of Altra’s business strategy for the combined company requires it to invest continuously in new technologies and manufacturing techniques to evolve its existing products and introduce new products to meet its customers’ needs in the industries it serves and wants to serve. The combined company’s products are characterized by performance and specification requirements that mandate a high degree of manufacturing and engineering expertise. Altra believes that its customers and those of the A&S Business rigorously evaluate their suppliers on the basis of a number of factors, including:

•	product quality and availability;

•	price competitiveness;

•	technical expertise and development capability;

•	reliability and timeliness of delivery;

•	product design capability;

•	manufacturing expertise; and

•	sales support and customer service.

The combined company’s success depends on its ability to invest in new technologies and manufacturing techniques to continue to meet its customers’ changing demands with respect to the above factors. The combined company may not be able to make required capital expenditures and, even if the combined company does so, the combined company may be unsuccessful in addressing technological advances or introducing new products necessary to remain competitive within its markets. Furthermore, the combined company’s technological developments may not be able to produce a sustainable competitive advantage. If the combined company fails to invest successfully in improvements to its technology and manufacturing techniques, its business may be materially adversely affected.

Altra and the A&S Business rely on estimated forecasts of their original equipment manufacturer customers’ needs, and inaccuracies in such forecasts could materially adversely affect the combined company’s business.

Altra and the A&S Business generally sell their products pursuant to individual purchase orders instead of under long-term purchase commitments. Therefore, Altra and the A&S Business rely on estimated demand forecasts, based upon input from their customers, to determine how much material to purchase and product to manufacture. Because Altra’s and the A&S Business’s sales are based on purchase orders, their customers may cancel, delay or otherwise modify their purchase commitments with little or no consequence to them and with little or no notice to Altra or the A&S Business. For these reasons, Altra and the A&S Business generally have limited visibility regarding their customers’ actual product needs. The quantities or timing required by Altra’s and the A&S Business’s customers for their products could vary significantly. Whether in response to changes affecting the industry or a customer’s specific business pressures, any cancellation, delay or other modification in Altra’s or the A&S Business’s customers’ orders could significantly reduce the combined company’s revenue, impact its working capital, cause its operating results to fluctuate from period to period and make it more difficult for the combined company to predict its revenue. In the event of a cancellation or reduction of an order, the combined company may not have enough time to reduce operating expenses to minimize the effect of the lost revenue on its business and the combined company may purchase too much inventory and spend more capital than expected, which may materially adversely affect its business.

From time to time, the combined company’s customers may experience deterioration of their businesses. In addition, during periods of economic difficulty, the combined company’s customers may not be able to accurately estimate demand forecasts and may scale back orders in an abundance of caution. As a result, existing or potential customers may delay or cancel plans to purchase the combined company’s products and may not be able to fulfill their obligations to the combined company in a timely fashion. Such cancellations, reductions or inability to fulfill obligations could significantly reduce the combined company’s revenue, impact its working capital, cause its operating results to fluctuate adversely from period to period and make it more difficult for the combined company to predict its revenue.

The combined company’s inability to efficiently utilize or renegotiate minimum purchase requirements in certain supply agreements could decrease its profitability.

The combined company’s ability to maintain and expand its business depends, in part, on its ability to continue to obtain raw materials and component parts on favorable terms from various suppliers. Agreements with some of the combined company’s suppliers contain minimum purchase requirements. Neither Altra nor the A&S Business can give any assurance that the combined company will be able to utilize the minimum amount of raw materials or component parts that it is required to purchase under certain supply agreements which contain minimum purchase requirements. If the combined company is required to purchase more raw materials or component parts than it is able to utilize in the operation of its business, the costs of providing their respective products would likely increase, which could decrease the combined company’s profitability and have a material adverse effect on the combined company’s business, financial condition and results of operations.

Disruption of the combined company’s supply chain could have an adverse effect on its business, financial condition and results of operations.

Altra’s and the A&S Business’s ability, including manufacturing or distribution capabilities, and that of their respective suppliers, business partners and contract manufacturers, to make, move and sell products is critical to the combined company’s success. Damage or disruption to Altra’s, the A&S Business’s or their respective suppliers’ manufacturing or distribution capabilities due to weather, natural disaster, fire or explosion, terrorism, pandemics, strikes, repairs or enhancements at Altra’s, the A&S Business’s or their suppliers’ facilities, excessive demand, raw material shortages, or other reasons, could impair the combined company’s ability, and that of its suppliers, to manufacture or sell the combined company’s products. Failure to take adequate steps to mitigate the likelihood or potential impact of such events, or to effectively manage such events if they occur, could adversely affect the combined company’s business, financial condition and results of operations, as well as require additional resources to restore the combined company’s supply chain.

The materials used to produce the combined company’s products are subject to price fluctuations that could increase costs of production and adversely affect its profitability.

The materials used to produce the combined company’s products, especially electronic components, aluminum, rare-earth magnets, plastics, copper and steel, are sourced on a global or regional basis, and the prices of those materials are susceptible to price fluctuations due to supply and demand trends, transportation costs, government regulations and tariffs, changes in currency exchange rates, price controls, the economic climate and other unforeseen circumstances. If the combined company is unable to continue to pass a substantial portion of such price increases on to its customers on a timely basis, its future profitability may be materially adversely affected. In addition, passing through these costs to the combined company’s customers may also limit the combined company’s ability to increase its prices in the future.

Altra and the A&S Business face potential liability claims relating to products they manufacture or distribute, which could result in the combined company having to expend significant time and expense to defend these claims and to pay material damages or settlement amounts.

Altra and the A&S Business face a business risk of exposure to product liability claims in the event that the use of their respective products is alleged to have resulted in injury or other adverse effects. Altra and the A&S Business currently have several product liability claims against them with respect to their products. Altra may not be able to obtain product liability insurance for the combined company on acceptable terms in the future, if at all, or obtain insurance that will provide adequate coverage against potential claims. Product liability claims can be expensive to defend and can divert the attention of management and other personnel for long periods of time, regardless of the ultimate outcome. An unsuccessful product liability defense could exceed any insurance that Altra maintains for the combined company and could have a material adverse effect on its business, financial condition, results of operations or its ability to make payments under the combined company’s debt obligations when due. In addition, Altra believes its business depends on the strong brand reputations it and the A&S Business have developed. In the event that Altra’s and the A&S Business’s reputations are damaged, the combined company may face difficulty in maintaining its pricing positions with respect to some of its products, which would reduce its sales and profitability.

The combined company also risks exposure to product liability claims in connection with products sold by businesses that it acquires. Altra cannot assure you that third parties that have retained responsibility for product liabilities relating to products manufactured or sold prior to the combined company’s acquisition of the relevant business or persons from whom it has acquired a business that are required to indemnify the combined company for certain product liability claims subject to certain caps or limitations on indemnification will in fact satisfy their obligations to the combined company with respect to liabilities retained by them or their indemnification obligations. If those third parties become unable to or otherwise do not comply with their respective obligations, including indemnity obligations, or if certain product liability claims for which the combined company is obligated were not retained by third parties or are not subject to these indemnities, the combined company could become subject to significant liabilities or other adverse consequences. Moreover, even in cases where third parties retain responsibility for product liabilities or are required to indemnify the combined company, significant claims arising from products that the combined company has acquired could have a material adverse effect on the combined company’s ability to realize the benefits from an acquisition, could result in the combined company reducing the value of goodwill that it has recorded in connection with an acquisition, or could otherwise have a material adverse effect on the combined company’s business, financial condition, or operations.

Altra and the A&S Business may be subject to litigation for a variety of claims, which could adversely affect the combined company’s business, financial condition or results of operations.

In addition to product liability claims and securities class action litigation, which has often been brought against a company following a decline in the market price of its securities, Altra, the A&S Business and the directors and officers of the combined company may be subject to claims arising from normal business activities. These may include claims, suits and proceedings involving stockholder and fiduciary matters, intellectual property, labor and employment, wage and hour, and commercial and other matters. The outcome of any litigation, regardless of its merits, is inherently uncertain. Any claims and lawsuits, and the disposition of such claims and lawsuits, could be time-consuming and expensive to resolve, divert management attention and resources, and lead to attempts on the part of other parties to pursue similar claims. Any adverse determination related to litigation or settlement or other resolution of a legal matter could adversely affect the combined company’s business, financial condition or results of operations, harm its reputation or otherwise negatively impact its business.

Altra and the A&S Business may be subject to work stoppages at their facilities, or their customers may be subjected to work stoppages, which could seriously impact the combined company’s operations and the profitability of its business.

As of December 31, 2017, Altra had approximately 4,580 full-time employees, of whom approximately 43% were located in North America (primarily in the United States), 42% in Europe, and 15% in Asia and the rest of the world, and the A&S Business employed approximately 4,750 persons, of whom approximately 40% were located in the United States and approximately 60% were employed outside the United States. Approximately 9% of Altra’s full-time factory U.S. employees are represented by labor unions. In addition, approximately 1,332 employees or 82%, of Altra’s European employees are represented by labor unions or works councils. Approximately 45 employees in the Lamiflex production facilities in Brazil are represented by a works council. Additionally, approximately 79 employees in the TB Wood’s production facility in Mexico are unionized under a collective bargaining agreement that is subject to annual renewals. Of the A&S Business’s U.S. employees, approximately 17% were hourly rated, unionized employees.

Altra is a party to three U.S. collective bargaining agreements. The agreements will expire in November 2019, June 2020 and February 2021. Altra is also party to a collective bargaining agreement with approximately 42 union employees at its Toronto, Canada manufacturing facility. That agreement will expire in July 2018. Altra may be unable to renew these agreements on terms that are satisfactory to it, if at all. One of the three U.S. collective bargaining agreements contains provisions for additional, potentially significant, lump-sum severance payments to all employees covered by that agreement who are terminated as the result of a plant closing, and one of Altra’s collective bargaining agreements contains provisions restricting its ability to terminate or relocate operations. Altra’s facilities in Europe and Brazil have employees who are generally represented by local or national social works councils. Social works councils meet with employer industry associations periodically to discuss employee wages and working conditions. Altra’s facilities in Denmark, France, Germany, Slovakia, and Brazil often participate in such discussions and adhere to any agreements reached.

The A&S Business is currently party to four U.S. collective bargaining agreements. The agreements will expire in January 2019, April 2019, September 2020 and November 2020. The A&S Business may be unable to renew these agreements on terms that are satisfactory to it, if at all. Three of the four U.S. collective bargaining agreements contain provisions for potentially significant severance payments to any employees covered by the agreements who have their employment terminated as a result of a plant closing. Additionally, three of the four U.S. collective bargaining agreements require the payment of potentially significant vacation accruals upon qualifying separations from employment. Outside the United States, the A&S Business has government-mandated collective bargaining arrangements and union contracts in certain countries, particularly in Europe where certain of its employees are represented by unions and/or works councils.

If the combined company’s unionized workers or those represented by a works council were to engage in a strike, work stoppage or other slowdown in the future, the combined company could experience a significant disruption of its operations. Such disruption could interfere with the combined company’s ability to deliver products on a timely basis and could have other negative effects, including decreased productivity and increased labor costs. In addition, if a greater percentage of the combined company’s work force becomes unionized, the combined company’s business and financial results could be materially adversely affected. Many of the combined company’s direct and indirect customers have unionized work forces. Strikes, work stoppages or slowdowns experienced by these customers or their suppliers could result in slowdowns or closures of assembly plants where the combined company’s products are used and could cause cancellation of purchase orders with the combined company or otherwise result in reduced revenues from these customers.

Changes in employment laws could increase the combined company’s costs and may adversely affect its business.

Various federal, state and international labor laws govern its relationship with employees and affect operating costs. These laws include minimum wage requirements, overtime, unemployment tax rates, workers’ compensation rates paid, leaves of absence, mandated health and other benefits, and citizenship requirements. Significant additional government-imposed increases or new requirements in these areas could materially affect the combined company’s business, financial condition, operating results or cash flow.

In the event the combined company’s employee-related costs rise significantly, the combined company may have to curtail the number of its employees or shut down certain manufacturing facilities. Any such actions would not only be costly but could also materially adversely affect its business.

Altra depends on the services of key executives, the loss of whom could materially harm its business.

Altra’s senior executives are important to its success because they are instrumental in setting its strategic direction, operating its business, maintaining and expanding relationships with distributors, identifying, recruiting and training key personnel, identifying expansion opportunities, executing merger and acquisition transactions and arranging necessary financing. Losing the services of any of these individuals could adversely affect its business until a suitable replacement could be found. Altra believes that its senior executives could not easily be replaced with executives of equal experience and capabilities, but it cannot prevent its key executives from terminating their employment with Altra. Altra does not maintain key person life insurance policies on any of its executives.

If the combined company loses certain of its key sales, marketing or engineering personnel, its business may be adversely affected.

Altra’s success depends on its ability to recruit, retain and motivate highly skilled sales, marketing and engineering personnel. Competition for these persons in the power transmission and motion control industries is intense and Altra may not be able to successfully recruit, train or retain qualified personnel. If Altra fails to retain and recruit the necessary personnel, the combined company’s business and its ability to obtain new customers, develop new products and provide acceptable levels of customer service could suffer. If certain of these key personnel were to terminate their employment with Altra and the A&S Business, the combined company may experience difficulty replacing them, and its business could be harmed.

Altra and the A&S Business are subject to environmental laws that could impose significant costs on the combined company and the failure to comply with such laws could subject the combined company to sanctions and material fines and expenses.

Altra and the A&S Business are subject to a variety of federal, state, local, foreign and provincial environmental laws and regulations, including those governing the discharge of pollutants into the air or water, the management and disposal of hazardous substances and wastes and the responsibility to investigate and clean up contaminated sites that are or were owned, leased, operated or used by Altra, the A&S Business or their respective predecessors. Some of these laws and regulations require Altra and the A&S Business to obtain permits, which contain terms and conditions that impose limitations on their respective ability to emit and discharge hazardous materials into the environment and periodically may be subject to modification, renewal and revocation by issuing authorities. Fines and penalties may be imposed for non-compliance with applicable environmental laws and regulations and the failure to have or to comply with the terms and conditions of required permits. From time to time, the combined company’s operations may not be in full compliance with the terms and conditions of its permits. The operation of manufacturing plants entails risks related to compliance with environmental laws, requirements and permits, and a failure by Altra and the A&S Business to comply with applicable environmental laws, regulations or permits could result in civil or criminal fines, penalties, enforcement actions, third party claims for property damage and personal injury, requirements to clean up property or to pay for the costs of clean up, or regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, including the installation of pollution control equipment or remedial actions. Moreover, if applicable environmental laws and regulations, or the interpretation or enforcement thereof, become more stringent in the future, the combined company could incur capital or operating costs beyond those currently anticipated.

Certain environmental laws in the United States, such as the federal Superfund law and similar state laws, impose liability for the cost of investigation or remediation of contaminated sites upon the current or, in some cases, the former site owners or operators and upon parties who arranged for the disposal of wastes or transported or sent those wastes to an off-site facility for treatment or disposal, regardless of when the release of hazardous substances occurred or the lawfulness of the activities giving rise to the release. Such liability can be imposed without regard to fault and, under certain circumstances, can be joint and several, resulting in one party being held responsible for the entire obligation. As a practical matter, however, the costs of investigation and remediation generally are allocated among the viable responsible parties on some form of equitable basis. Liability also may include damages to natural resources. In addition, from time to time, Altra and the A&S Business are notified that each is a potentially responsible party and may have liability in connection with off-site disposal facilities. There can be no assurance that the combined company will be able to resolve pending and future matters relating to off-site disposal facilities at all or for nominal sums.

There is contamination at some of Altra’s and the A&S Business’s current facilities, primarily related to historical operations at those sites, for which the combined company could be liable for the investigation and remediation under certain environmental laws. The potential for contamination also exists at other of Altra’s and the A&S Business’s current or former sites, based on historical uses of those sites. The combined company’s costs or liability in connection with potential contamination conditions at its facilities cannot be predicted at this time because the potential existence of contamination has not been investigated or not enough is known about the environmental conditions or likely remedial requirements. Currently, with respect to certain of Altra’s and the A&S Business’s facilities, other parties with contractual liability are addressing or have plans or obligations to address those contamination conditions that may pose a material risk to human health, safety or the environment. In addition, there may be environmental conditions currently unknown to Altra and the A&S Business relating to their respective prior, existing or future sites or operations or those of predecessor companies whose liabilities the combined company may have assumed or acquired which could have a material adverse effect on its business.

Altra and the A&S Business are being indemnified, or expect to be indemnified, by third parties subject to certain caps or limitations on the indemnification, for certain environmental costs and liabilities associated with certain owned or operated sites. Altra cannot assure you that third parties who indemnify or who are expected to indemnify Altra and the A&S Business for certain environmental costs and liabilities associated with certain owned or operated sites will in fact satisfy their indemnification obligations. If those third parties become unable to, or otherwise do not, comply with their respective indemnity obligations, or if certain contamination or other liability for which Altra and the A&S Business are obligated is not subject to these indemnities, the combined company could become subject to significant liabilities.

Altra may not be able to protect its or the A&S Business’s intellectual property rights, brands or technology effectively, which could allow competitors to duplicate or replicate the combined company’s technology and could adversely affect the combined company’s ability to compete.

Altra and the A&S Business rely on a combination of patent, trademark, copyright and trade secret laws in the United States and other jurisdictions, as well as on license, non-disclosure, employee and consultant assignment and other agreements and domain names registrations in order to protect their respective proprietary technology and rights. Applications for protection of the combined company’s intellectual property rights may not be allowed, and the rights, if granted, may not be maintained. In addition, third parties may infringe or challenge Altra’s and the A&S Business’s intellectual property rights. In some cases, Altra and the A&S Business rely on unpatented proprietary technology. It is possible that others will independently develop the same or similar technology or otherwise obtain access to Altra’s and the A&S Business’s unpatented technology. In addition, in the ordinary course of Altra’s operations, Altra pursues potential claims from time to time relating to the protection of certain products and intellectual property rights, including with respect to some of its more profitable products. Such claims could be time-consuming, expensive and divert resources. If Altra is unable to maintain the proprietary nature of its and the A&S Business’s technologies or proprietary protection of its and the A&S Business’s brands, the combined company’s ability to market or be competitive with respect to some or all of its products may be affected, which could reduce its sales and profitability.

The combined company or its products could infringe on the intellectual property of others, which may cause it to engage in costly litigation and, if the combined company is not successful, could cause the combined company to pay substantial damages and prohibit it from selling its products.

Third parties may assert infringement or other intellectual property claims against the combined company based on their patents or other intellectual property claims, and the combined company may have to pay substantial damages, possibly including treble damages, if it is ultimately determined that the combined company’s products infringe. The combined company may have to obtain a license to sell its products if it is determined that its products infringe upon another party’s intellectual property. The combined company might be prohibited from selling its products before it obtains a license, which, if available at all, may require it to pay substantial royalties. Even if infringement claims against the combined company are without merit, defending these types of lawsuits takes significant time, may be expensive and may divert management attention from other business concerns.

Goodwill and indefinite-lived intangibles comprise a significant portion of Altra’s stand-alone total assets and will comprise a significant portion of the combined company’s total assets, and if Altra determines that goodwill or indefinite-lived intangibles become impaired in the future, the combined company’s net income in such years may be materially and adversely affected.

Goodwill represents the excess of cost over the fair market value of net assets acquired in business combinations. The proposed Transactions will add approximately $3.1 billion of goodwill and other intangible assets to Altra’s consolidated balance sheet. Due to the acquisitions Altra has completed historically, goodwill comprises a significant portion of its total assets. In addition, indefinite-lived intangibles, primarily tradenames and trademarks, comprise a significant portion of its total assets. Altra reviews goodwill and indefinite-lived intangibles annually for impairment and any excess in carrying value over the estimated fair value is charged to the results of operations. Future reviews of goodwill and indefinite-lived intangibles could result in future reductions. Any reduction in net income resulting from the write down or impairment of goodwill and indefinite-lived intangibles could adversely affect Altra’s financial results. If economic conditions deteriorate Altra may be required to impair goodwill and indefinite-lived intangibles in future periods.

Unplanned repairs or equipment outages could interrupt production and reduce income or cash flow.

Unplanned repairs or equipment outages, including those due to natural disasters, could result in the disruption of the combined company’s manufacturing processes. Any interruption in the combined company’s manufacturing processes would interrupt its production of products, reduce its income and cash flow and could result in a material adverse effect on its business and financial condition.

Altra’s and the A&S Business’s operations are highly dependent on information technology infrastructure and failures could significantly affect the combined company’s business.

Altra and the A&S Business depend heavily on their information technology (“IT”) infrastructure in order to achieve their business objectives. If Altra or the A&S Business experiences a problem that impairs this infrastructure, such as a computer virus, a problem with the functioning of an important IT application or an intentional disruption of its IT systems by a third party, the resulting disruptions could impede the combined company’s ability to record or process orders, manufacture and ship in a timely manner, or otherwise carry on its business in the ordinary course. Any such events could cause the combined company to lose customers or revenue and could require the combined company to incur significant expense to eliminate these problems and address related security concerns.

Computer viruses, malware and other “hacking” programs and devices (“hacking events”) expose the combined company to risk of theft of assets including cash. Any such event could require the combined company to incur significant expense to eliminate these problems and address related security concerns. Hacking events may also cause significant damage, delays or interruptions to the combined company’s systems and operations or to certain of the products that the combined company sells resulting in damage to its reputation and brand names.

Additionally, hacking events may attack the combined company’s infrastructure, industrial machinery, software or hardware, causing significant damage, delays or other service interruptions to its systems and operations. “Hacking” involves efforts to gain unauthorized access to information or systems or to cause intentional malfunctions, loss or corruption of data, software, hardware or other computer equipment. In addition, increasingly sophisticated malware may target real-world infrastructure or product components, including certain of the products that Altra and the A&S Business currently sell or may in the future sell by attacking, disrupting, reconfiguring and/or reprogramming industrial control software. Hacking events could result in significant damage to the combined company’s infrastructure, industrial machinery, systems or databases. The combined company may incur significant costs to protect its systems and equipment against the threat of, and to repair any damage caused by, computer viruses and hacking events. Moreover, if hacking events affect the combined company’s systems or products, its reputation and brand names could be materially damaged and use of its products may decrease.

If Altra is unable to successfully implement its Enterprise Resource Planning system across Altra or such implementation is delayed, its operations may be disrupted or become less efficient.

Altra is in the process of implementing an Enterprise Resource Planning system entitled “SAP” worldwide, with the aim of enabling management to achieve better control over Altra through: improved quality, reliability and timeliness of information; improved integration and visibility of information stemming from different management functions and countries; and optimization and global management of corporate processes. The adoption of the SAP system, which replaces the existing accounting and management systems, poses several challenges relating to, among other things, training of personnel, communication of new rules and procedures, changes in corporate culture, migration of data, and the potential instability of the new system. In order to mitigate the impact of such critical issues, Altra decided to implement the SAP system on a step-by-step basis, both geographically and in terms of processes. If the remaining implementation of the SAP system is delayed, in whole or in part, Altra would continue to use its current systems which may not be sufficient to support its planned operations and significant upgrades to the current systems may be warranted or required to meet its business needs pending SAP implementation. In addition, Altra relies on third-party vendors to provide long-

term software maintenance support and hosting services for its information systems. Software vendors may decide to discontinue further development, integration or long-term software maintenance support for Altra’s information systems, which may increase Altra’s operational expense as well as disrupt the management of its business operations. In addition, Altra does not control the operation of any third party hosting facilities. These facilities are vulnerable to damage or interruption from natural disasters, fires, power loss, telecommunications failures and similar events. They are also subject to break-ins, computer viruses, sabotage, intentional acts of vandalism and other misconduct. The occurrence of any of these disasters or other unanticipated problems with Altra’s third party hosting vendors could disrupt the management of, and have a material adverse effect on, Altra’s business operations. However, there can be no assurance that the new SAP system will be successfully implemented and failure to do so could have a material adverse effect on Altra’s operations.

Altra faces risks associated with its exposure to variable interest rates and foreign currency exchange rates.

Altra is exposed to various types of market risk in the normal course of business, including the impact of interest rate changes and foreign currency exchange rate fluctuations. Some of its indebtedness, including indebtedness incurred under the Altra Term Loan B Facility and Altra Revolving Credit Facility, bears interest at variable rates, generally linked to market benchmarks such as LIBOR. Any increase in interest rates would increase Altra’s finance expenses relating to its variable rate indebtedness and increase the costs of refinancing its existing indebtedness and issuing new debt. A portion of Altra’s indebtedness is also euro-denominated. In addition, Altra conducts its business and incurs costs in the local currency of the countries in which it operates. As Altra continues expanding its business into markets such as Europe, China, Australia, India and Brazil, it expects that an increasing percentage of its revenue and cost of sales will be denominated in currencies other than the U.S. dollar, Altra’s reporting currency. As a result, Altra is subject to currency translation risk, whereby changes in exchange rates between the dollar and the other currencies in which Altra borrows and does business could result in foreign exchange losses and have a material adverse effect on its results of operations.

Altra is exposed to swap counterparty credit risk that could materially and adversely affect its business, operating results and financial conditions.

From time to time, Altra relies on interest rate swap contracts and cross-currency swap contracts and hedging arrangements to effectively manage its interest rate risk. Failure to perform under derivatives contracts by one or more of Altra’s counterparties could disrupt its hedging operations, particularly if Altra were entitled to a termination payment under the terms of the contract that it did not receive, if Altra had to make a termination payment upon default of the counterparty or if Altra were unable to reposition the swap with a new counterparty.

Altra is subject to tax laws and regulations in many jurisdictions, and the inability to successfully defend claims from taxing authorities related to its current or acquired businesses could adversely affect its operating results and financial position.

Altra conducts business in many countries, which requires it to interpret the income tax laws and rulings in each of those taxing jurisdictions. Due to the subjectivity of tax laws between those jurisdictions as well as the subjectivity of factual interpretations, Altra estimates of income tax liabilities may differ from actual payments or assessments. Claims from taxing authorities related to these differences could have an adverse impact on Altra’s operating results and financial position. Moreover, changes to tax laws and regulations in the United States or other countries where Altra does business could have an adverse effect on its operating results and financial position.

Tax reform may significantly affect the combined company and its stockholders.

On December 22, 2017, President Trump signed into law the Tax Cuts and Jobs Act (“TCJA”), which significantly reforms the Code. The TCJA, among other things, includes changes to U.S. federal tax rates, including reduction of the corporate tax rate from a top marginal rate of 35% to a flat rate of 21%, limitations of the tax deduction for interest expense to 30% of adjusted earnings (except for certain small businesses), limitations of the deduction for net operating losses to 80% of current year taxable income and elimination of net operating loss carrybacks, one time taxation of offshore earnings at reduced rates regardless of whether they are repatriated, elimination of U.S. tax on foreign earnings (subject to certain important exceptions), immediate deductions for certain new investments instead of deductions for depreciation expense over time, modifying or repealing many business deductions and credits and putting into effect the migration from a “worldwide” system of taxation to a territorial system. Notwithstanding the reduction in the corporate income tax rate, the overall impact of the new federal tax law is uncertain and the combined company’s business and financial condition could be adversely affected. In addition, it is uncertain if and to what extent various states will adjust their policies in response to the newly enacted federal tax law. The impact of this tax reform as well as other tax laws and regulations in the United States or other countries where the combined company does business on holders of its common stock and its operating results and financial position is uncertain and could be adverse.

Certain of Altra’s businesses are exposed to renewable energy markets which depend significantly on the availability and size of government subsidies and economic incentives.

Certain of Altra’s businesses sell product to customers within the renewable energy market, which among other energy sources includes wind energy and solar energy. This market is inherently cyclical and can be impacted by governmental policy, the comparative cost differential between various forms of energy, and the general macroeconomic climate.

At present, the cost of many forms of renewable energy may exceed the cost of conventional power generation in locations around the world. Various governments have used different policy initiatives to encourage or accelerate the development and adoption of renewable energy sources such as wind energy and solar energy. Renewable energy policies are in place in the European Union, certain countries in Asia, including China, Japan, India and South Korea, and many of the states in Australia and the United States. Examples of government-sponsored financial incentives include capital cost rebates, feed-in tariffs, tax credits, net metering and other incentives to end-users, distributors, system integrators and manufacturers of renewable energy products to promote the use of renewable energy and to reduce dependency on other forms of energy. Governments may decide to reduce or eliminate these economic incentives for political, financial or other reasons. Reductions in, or eliminations of, government subsidies and economic incentives could reduce demand for Altra’s products and, as Altra’s customers attempt to compete on a level playing field with other forms of nonrenewable energy, also increase pressure to reduce cost throughout the supply chain. Lower demand or increased pricing pressure could adversely affect Altra’s business prospects and results of operations.

Regulations related to conflict minerals could adversely impact the combined company’s business.

The Dodd-Frank Wall Street Reform and Consumer Protection Act contains provisions to improve transparency and accountability concerning the supply of certain minerals, known as conflict minerals, originating from the Democratic Republic of Congo (“DRC”) and adjoining countries. As a result, in August 2012 the SEC adopted annual disclosure and reporting requirements for those companies who use conflict minerals mined from the DRC and adjoining countries in their products. These new requirements required country of origin inquiries and potentially due diligence, with initial disclosure requirements beginning in May 2014 relating to activities in 2013. There have been and will continue to be costs associated with complying with these disclosure requirements, including for country of origin inquiries and due diligence to determine the sources of conflict minerals used in the combined company’s products and other potential changes to products, processes or sources of supply as a consequence of such verification activities. These rules could adversely affect the sourcing, supply and pricing of materials used in the combined company’s products. As there may be only a limited number of suppliers offering “conflict free” conflict minerals, the combined company cannot be sure that it will be able to obtain necessary conflict minerals from such suppliers in sufficient quantities or at competitive prices. Also, the combined company may face reputational challenges if it determines that certain of its products contain minerals not determined to be conflict free or if the combined company is unable to verify sufficiently the origins for all conflict minerals used in its products through the procedures it has implemented.

Altra may not be able to achieve the efficiencies, savings and other benefits anticipated from its cost reduction, margin improvement and other business optimization initiatives.

Altra has in the past undertaken and expects to continue to undertake various restructuring activities and cost reduction initiatives in an effort to better align its organizational structure and costs with its strategy. Altra cannot assure you that it will be able to achieve all of the cost savings that it expects to realize from current or future activities and initiatives. Furthermore, in connection with these activities, Altra may experience a disruption in its ability to perform functions important to its strategy. Unexpected delays, increased costs, challenges with adapting its internal control environment to a new organizational structure, inability to retain and motivate employees or other challenges arising from these initiatives could adversely affect its ability to realize the anticipated savings or other intended benefits of these activities and could have a material adverse impact on its financial condition and operating results.

The uncertainty surrounding the implementation and effect of Brexit and related negative developments in the European Union could adversely affect the combined company’s business and financial results. The vote by the United Kingdom to leave the European Union could adversely affect the combined company.

In a Referendum of the United Kingdom held on June 23, 2016, the United Kingdom voted to leave the European Union (referred to as “Brexit” or “Brexit Referendum”), which could cause disruptions to and create uncertainty surrounding the combined company’s business, including affecting its relationships with the combined company’s existing and future customers, suppliers and employees, which could have an adverse effect on its business, financial results and operations. The formal process for the United Kingdom leaving the European Union began in March 2017, when the United Kingdom served notice to the European Council under Article 50 of the Treaty of Lisbon. The long-term nature of the United Kingdom’s relationship with the European Union is unclear and there is considerable uncertainty when any relationship will be agreed to and implemented. The political and economic instability created by Brexit has caused and may continue to cause significant volatility in global financial markets and uncertainty regarding the regulation of data protection in the United Kingdom. Brexit could also have the effect of disrupting the free movement of goods, services and people between the United Kingdom, the European Union and elsewhere. The effects of Brexit will depend on any agreements the United Kingdom makes to retain access to European Union markets either during a transitional period or more permanently. The measures could potentially disrupt the markets the combined company serves and the tax jurisdictions in which the combined company operates and adversely change tax benefits or liabilities in these or other jurisdictions, and may cause the combined company to lose customers, suppliers and employees. In addition, Brexit could lead to legal uncertainty and potentially divergent national laws and regulations as the United Kingdom determines which European Union laws to replace or replicate. Further, in the Brexit Referendum, Scotland voted to remain in the European Union, while England and Wales voted to exit. The disparity has renewed the Scottish independence movement. Scottish leaders have publicly stated that a second independence referendum will not be held until after the terms of the Brexit are clear; however, plans may change. Political issues and a potential breakup of the United Kingdom could create legal and economic uncertainty in the region and have a material adverse effect on the combined company and other economies in which it operates. There can be no assurance that any or all of these events will not have a material adverse effect on the combined company’s business operations, results of operations and financial condition.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This document (including information included or incorporated by reference herein) contains certain statements relating to future events and each of Fortive’s, Newco’s and Altra’s intentions, beliefs, expectations and predictions for the future, including, but not limited to, statements concerning future business conditions and prospects, growth opportunities and estimates of growth, the outlook for each of Fortive’s, Newco’s and Altra’s business, the expected benefits of the Transactions, integration plans and expected synergies therefrom and the expected timing of consummation of the Transactions described in this document based upon information currently available. Any such statements, other than statements of historical fact, are forward-looking statements. Wherever possible, these “forward-looking” statements have been identified by words such as “will,” “may,” “anticipates,” “believes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “targets,” “forecasts,” and similar phrases. These forward-looking statements are based upon current assumptions and expectations of each of Fortive’s, Newco’s and Altra’s management. Such forward-looking statements are subject to risks and uncertainties that could cause each of Fortive’s, Newco’s and Altra’s actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements included in this document. These risks and uncertainties include risks relating to:

•	Altra’s ability to obtain requisite stockholder approval to complete the Transactions;

•	Fortive being unable to obtain the IRS Ruling and other regulatory approvals required to complete the Transactions, or such required approvals delaying the Transactions or resulting in the imposition of conditions that could have a material adverse effect on the combined company or causing the companies to abandon the Transactions;

•	other conditions to the closing of the Transactions not being satisfied;

•	a material adverse change, event or occurrence affecting Altra or the A&S Business prior to the closing of the Transactions delaying the Transactions or causing the companies to abandon the Transactions;

•	problems arising in successfully integrating the A&S Business and Altra, which may result in the combined company not operating as effectively and efficiently as expected;

•	Altra’s ability to achieve the synergies expected to result from the Transactions in the estimated amounts and within the anticipated time frame, if at all;

•	the possibility that the Transactions may involve other unexpected costs, liabilities or delays;

•	the possibility that there may be delays in consummating the Transactions, or the Transactions may not be consummated at all;

•	the possibility that the failure to complete the Transactions could adversely affect the market price of Altra common stock as well as Altra’s business, financial condition and results of operations;

•	the possibility that if completed, the Transactions may not be successful or achieve their anticipated benefits;

•	the businesses of each respective company being negatively impacted as a result of uncertainty surrounding the Transactions;

•	disruptions from the Transactions harming relationships with customers, employees or suppliers;

•	dependence upon broad-based acceptance of the combined company’s products and services;

•	the presence of competitors with greater financial resources than the combined company and their strategic response to the combined company’s products;

•	the possibility that conditions of the capital markets during the periods covered by the forward-looking statements may have an adverse effect on each company’s businesses, financial condition, results of operations and cash flows;

•	uncertainties regarding future prices, industry capacity levels and demand for each company’s products, raw materials and energy costs and availability, changes in governmental regulations or the adoption of new laws or regulations that may make it more difficult or expensive to operate each company’s businesses or manufacture its products before or after the Transactions, each company’s ability to generate sufficient cash flow from its businesses before and after the Transactions, future economic conditions in the specific industries to which its respective products are sold and global economic conditions;

•	future compliance with debt covenants and access to capital;

•	Altra and Newco may be unable to timely satisfy all conditions to the financings required in connection with the Transactions; and

•	other risk factors discussed herein and listed from time to time in Fortive’s and Altra’s public filings with the SEC.

In addition, other factors besides those listed here could adversely affect each of Newco’s and Altra’s business and results of operations. Other unknown or unpredictable factors could also have a material adverse effect on each of Newco’s and Altra’s actual future results, performance, or achievements. For a further discussion of these and other risks and uncertainties, see the section of this document entitled “Risk Factors.” As a result of the foregoing, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. None of Fortive, Newco or Altra undertakes, and each expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events, or changes in its respective expectations, except as required by law.

Because forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond each of Fortive’s, Newco’s and Altra’s control or are subject to change, actual results could be materially different and any or all of these forward-looking statements may turn out to be wrong. Forward-looking statements speak only as of the date made and can be affected by assumptions each of Fortive, Newco and Altra might make or by known or unknown risks and uncertainties. Many factors mentioned in this document and in Fortive’s and Altra’s annual and quarterly reports will be important in determining future results. Consequently, none of Fortive, Newco or Altra can assure you that expectations or forecasts expressed in such forward-looking statements will be achieved. Actual future results may vary materially. Except as required by law, none of Fortive, Newco or Altra undertakes, and each expressly disclaims, any obligation to update any forward-looking or other statements, whether as a result of new information, future events, or otherwise.

INFORMATION ABOUT THE SPECIAL MEETING

General; Date; Time and Place; Purposes of the Meeting

The enclosed proxy is solicited on behalf of the Altra board of directors for use at a special meeting of stockholders to be held at              Eastern Time, on             , 2018, or at any adjournments or postponements of the special meeting, for the purposes set forth in this document and in the accompanying notice of special meeting. The special meeting will be held at             . This document and the accompanying proxy card are being mailed on or about             , 2018 to all stockholders entitled to vote at the special meeting.

At the special meeting, stockholders will be asked to:

•	approve the Share Issuance;

•	approve the Charter Amendment;

•	approve the Altra Equity Plan Amendment;

•	approve adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Share Issuance, the Charter Amendment or the Altra Equity Plan Amendment; and

•	transact any other business that may properly come before the special meeting or any adjourned or postponed session of the special meeting.

Copies of the Merger Agreement and the Separation Agreement are attached to this document as Annex A and Annex B, respectively. All Altra stockholders are urged to read the Merger Agreement and the Separation Agreement carefully and in their entirety.

Altra does not expect a vote to be taken on any other matters at the special meeting. If any other matters are properly presented at the special meeting for consideration, however, the holders of the proxies, if properly authorized, will have discretion to vote on these matters in accordance with their best judgment.

When this document refers to the “special meeting,” it is also referring to any adjourned or postponed session of the special meeting, if necessary or appropriate.

Record Date; Quorum; Voting Information; Required Votes

The holders of record of common stock as of the close of business on                 , 2018, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting and any adjourned or postponed session thereof. As of the close of business on the record date,              shares of Altra common stock were outstanding and entitled to vote. Each stockholder is entitled to cast one vote on each matter submitted to the stockholders for each share of Altra common stock held on the record date.

Shares entitled to vote at the special meeting may take action on a matter at the special meeting only if a quorum of those shares exists with respect to that matter. The presence at the special meeting, in person or by proxy, of the holders of shares of Altra common stock representing a majority of the votes entitled to be cast on a matter at the special meeting will constitute a quorum for the transaction of business at the special meeting. Once a share is represented for any purpose at the special meeting, it will be deemed present for the purpose of determining whether a quorum exists. Shares voted “FOR” and “AGAINST” and abstentions will be counted for purposes of determining the presence of a quorum. In accordance with applicable rules, banks, brokers and other nominees who hold shares of common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the proposals to approve the Share Issuance, the Charter Amendment, the Altra Equity Plan Amendments or the adjournment or postponement of the special meeting, if necessary or appropriate. Accordingly, shares held in “street name” (that is, shares held through a bank, broker or other nominee) will not be counted for purposes of determining the presence of a quorum unless the bank, broker or other nominee has been instructed to vote on at least one of the proposals presented in this proxy statement.

The Share Issuance must be approved by the affirmative vote of a majority of the votes cast on that proposal at the special meeting. If Altra’s stockholders fail to approve the Share Issuance upon a vote at the special meeting, each of Fortive and Altra will have the right to terminate the Merger Agreement, as described in the section of this document entitled “The Merger Agreement—Termination.”

The Charter Amendment must be approved by the affirmative vote of a majority of the shares of Altra common stock entitled to vote on the proposal. The Charter Amendment will be effected only if the proposal relating to the Share Issuance is approved by Altra’s stockholders and the Merger is consummated.

The Altra Equity Plan Amendments must be approved by the affirmative vote of a majority of the votes cast on that proposal at the special meeting. If Altra’s stockholders fail to approve the Altra Equity Plan Amendments upon a vote at the special meeting, Fortive will have the right to terminate the Merger Agreement, as described in the section of this document entitled “The Merger Agreement—Termination.”

The adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Share Issuance, the Charter Amendment or the Altra Equity Plan Amendments must be approved by the affirmative vote of a majority of the votes cast on that proposal at the special meeting.

An abstention will have no effect on the outcome of the proposals to approve the Share Issuance, the Altra Equity Plan Amendments or the adjournment or postponement of the special meeting, if necessary or appropriate. An abstention from voting will be treated as a vote cast with regard to the proposal to approve the Charter Amendment and will have the same effect as a vote “AGAINST” the proposal to approve the Charter Amendment.

As of July 17, 2018, Altra’s directors and executive officers held 2.5% of the shares entitled to vote at Altra’s special meeting of stockholders. As of July 17, 2018, no affiliates of Altra’s directors and executive officers held shares entitled to vote at Altra’s special meeting of stockholders. As of July 17, 2018, Newco’s directors, executive officers and their affiliates did not hold shares entitled to vote at Altra’s special meeting of stockholders. Newco’s stockholders are not required to vote on any of the special meeting proposals, and Newco will not hold a special meeting of stockholders in connection with the Transactions.

Recommendation of Board of Directors

After careful consideration, the Altra board of directors has determined that the Transactions, including the Merger, the Share Issuance, the Charter Amendment [and the Altra Equity Plan Amendment], are advisable and in the best interests of Altra and its stockholders, approved the Merger Agreement and the other Transaction Documents, approved the Transactions, including the Merger, the Share Issuance, the Charter Amendment [, the Altra Equity Plan Amendment], and authorized and adopted the Charter Amendment [and the Altra Equity Plan Amendment].

The Altra board of directors recommends that stockholders vote “FOR” the proposal to approve the Share Issuance, “FOR” the proposal to approve the Charter Amendment, [“FOR” the proposal to approve the Altra Equity Plan Amendment] and “FOR” the proposal to approve adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Share Issuance, the Charter Amendment or the Altra Equity Plan Amendment.

How to Vote

Stockholders of record described above may case their votes by:

(1) signing, completing and return the enclosed proxy card in the enclosed postage-paid envelope;

(2) calling toll-free 1-800-690-6903 and following the instructions;

(3) accessing “www.proxyvote.com” and following the instructions; or

(4) attending the Annual Meeting and voting in person.

Registered Owners: If an Altra stockholder’s shares of common stock are registered directly in its name with Altra’s transfer agent, American Stock Transfer & Trust Co., the Altra stockholder is considered a “registered stockholder” with respect to those shares. If this is the case, the proxy materials have been sent or provided directly to the Altra stockholder by American Stock Transfer & Trust Co.

Beneficial Owners: If an Altra stockholder holds shares of Altra common stock in “street name” (that is, the shares are held through a bank, broker or other nominee), the stockholder must obtain the proxy materials from that bank, broker or other nominee in its capacity as owner of record of the shares. As the beneficial owner, an Altra stockholder has the right to direct its bank, broker or other nominee as to how to vote its shares held in “street name” by using the voting instruction form or proxy card included in the proxy materials, or by voting via the Internet or by telephone, but the scope of its rights depends upon the voting processes of the bank, broker or other nominee. Please carefully follow the voting instructions provided by the bank, broker or other nominee or its respective agent.

If an Altra stockholder signs its proxy card without indicating its vote, its shares will be voted “FOR” the proposal to approve the Share Issuance, “FOR” the proposal to approve the Charter Amendment [, “FOR” the proposal to approve the Altra Equity Plan Amendment] and “FOR” the proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Share Issuance, the Charter Amendment or the Altra Equity Plan Amendment.

Solicitation of Proxies

Altra will bear the entire cost of soliciting proxies from its stockholders. In addition to solicitation of proxies by mail, proxies may be solicited in person, by telephone or other electronic communications, such as emails or postings on Altra’s website by Altra’s directors, officers and employees, who will not receive additional compensation for these services. Altra has retained [                        ] to assist in the solicitation of proxies for an initial fee of $             plus reimbursement for certain expenses incurred in conjunction with the delivery of its services. Brokerage houses, nominees, custodians and fiduciaries will be requested to forward soliciting material to beneficial owners of stock held of record by them, and Altra will reimburse those persons for their reasonable expenses in doing so.

Revocation of Proxies

If a holder of record of Altra common stock has properly completed and submitted its proxy card or submitted voting instructions by Internet or telephone, the Altra stockholder can change its vote in any of the following ways:

•	by sending a signed notice of revocation to the corporate secretary of Altra that is received prior to the special meeting stating that the Altra stockholder revokes its proxy;

•	by properly completing a new proxy card bearing a later date and properly submitting it so that it is received prior to the special meeting;

•

by logging onto the Internet website specified on the proxy card in the same manner a stockholder would to submit its proxy electronically or by calling the toll-free number specified on the proxy card prior to the special meeting, in each case if the Altra stockholder is eligible to do so and following the instructions on the proxy card; or

•	by attending the special meeting and voting in person.

Simply attending the special meeting will not revoke a proxy. In the event of multiple online or telephone votes by a stockholder, each vote will supersede the previous vote and the last vote cast will be deemed to be the final vote of the stockholder unless such vote is revoked in person at the special meeting.

If an Altra stockholder holds shares in “street name” through its bank, broker or other nominee, and has directed such person to vote its shares and wants to change its vote, it should instruct such person to change its vote, or if in the alternative an Altra stockholder wishes to vote in person at the special meeting, it must bring to the special meeting a letter from the bank, broker or other nominee confirming its beneficial ownership of the shares and that the bank, broker or other nominee is not voting the shares at the special meeting.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed, if necessary or appropriate, for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the special meeting to approve the Share Issuance, the Charter Amendment and the Altra Equity Plan Amendment. Any adjournment or postponement of the special meeting may be made from time to time if approved by the affirmative vote of a majority of the votes cast on a proposal at the special meeting to adjourn or postpone the meeting. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Altra stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

The proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, relates only to an adjournment or postponement of the special meeting occurring for purposes of soliciting additional proxies for the approval of the Share Issuance, the Charter Amendment and the Altra Equity Plan Amendment. The Altra board of directors retains full authority to adjourn or postpone the special meeting for any other purpose, including the absence of a quorum, or to postpone the special meeting before it is convened, without the consent or approval of any stockholders.

Attending the Special Meeting

Stockholders of record can vote in person at the special meeting. Each attendee must bring a valid, government-issued photo identification, such as a driver’s license or passport, as well as other verification of Altra common stock ownership. For a stockholder of record, please bring your proxy card. If you are a beneficial owner of Altra common stock, but do not hold your shares in your own name (i.e., your shares are held in street name), please bring the notice or voting instruction form you received from your bank, broker or other nominee. You may also bring your bank or brokerage account statement reflecting your ownership of Altra common stock as of                     , 2018, the record date. Please note that cameras, sound or video recording equipment, cellular telephones, smartphones and other similar devices, as well as purses, briefcases, backpacks and packages, will not be allowed in the meeting room.

Altra does not expect representatives of Deloitte & Touche LLP to be present at the special meeting.

Questions and Additional Information

If Altra stockholders have more questions about the Transactions or how to submit their proxy, or if they need additional copies of this document or the enclosed proxy card or voting instructions, please contact:

[                         ]

or

Altra Industrial Motion Corp.

300 Granite Street, Suite 201

Braintree, Massachusetts 02184

Attention: Investor Relations

(781) 917-0541

The vote of Altra stockholders is important. Please sign, date, and return the proxy card or submit the proxy and/or voting instructions via the internet or by telephone promptly.

INFORMATION ON FORTIVE’S EXCHANGE OFFER

Fortive expects to offer to holders of Fortive common stock the right to exchange all or a portion of their Fortive common stock for shares of Newco common stock at a discount to the per-share value of Altra common stock. See “The Transactions.” Newco has filed a registration statement on Form S-4 and Form S-1 to register shares of its common stock which will be distributed to Fortive stockholders pursuant to a split-off or spin-off in connection with the Merger. The shares of Newco common stock will be immediately converted into shares of Altra common stock in the Merger. Altra has filed a registration statement on Form S-4 to register the shares of its common stock which will be issued in the Merger. The terms and conditions of the Exchange Offer are described in Newco’s registration statement and Altra’s registration statement. Altra is filing this proxy statement under the assumption that the shares of Newco common stock will be distributed to Fortive stockholders pursuant to a split-off. Altra does not intend to amend this proxy statement in the event that Fortive elects to distribute the shares of Newco common stock to Fortive stockholders pursuant to a spin-off. Altra and Altra stockholders are not a party to the Exchange Offer and are not being asked to separately vote on the Exchange Offer or to otherwise participate in the Exchange Offer.

Upon the consummation of the Exchange Offer, Fortive will deliver to the Exchange Offer agent a global certificate representing all of the Newco common stock being distributed in the Exchange Offer, with irrevocable instructions to hold the shares of Newco common stock in trust for the holders of Fortive common stock validly tendered and not withdrawn in the exchange offer and, in the case of a pro rata distribution, holders of Fortive common stock whose shares of Fortive common stock remain outstanding after the consummation of the Exchange Offer. Altra will deposit with the Exchange Offer agent for the benefit of persons who received shares of Newco common stock in the Exchange Offer book-entry authorizations representing shares of Altra common stock, with irrevocable instructions to hold the shares of Altra common stock in trust for the holders of Newco common stock.

Altra expects to issue 35 million shares of Altra common stock in the Merger. Based upon the reported closing sale price of $42.00 per share for Altra common stock on Nasdaq on May 4, 2018, the total value of the shares to be issued by Altra would have been approximately $1.5 billion. The actual value of the Altra common stock to be issued in the Merger will depend on the market price of shares of Altra common stock at the time of determination.

Fortive’s Exchange Offer is subject to various conditions listed in Newco’s registration statement and Altra’s registration statement.

The information included in this section regarding Fortive’s Exchange Offer is being provided to Altra’s stockholders for informational purposes only and does not purport to be complete. For additional information on Fortive’s Exchange Offer and the terms and conditions of Fortive’s Exchange Offer, Altra shareholders are urged to read, when available, Newco’s registration statement on Form S-4 and Form S-1, or Altra’s registration statement on Form S-4, and all other documents Newco or Altra have filed or will file with the SEC. This document constitutes only a proxy statement for Altra stockholders relating to the approval of the Share Issuance, the Charter Amendment and the Altra Equity Plan Amendments and is not an offer to sell or an offer to purchase shares of Altra common stock.

INFORMATION ON ALTRA

Overview

Altra is a leading global designer, producer and marketer of a wide range of mechanical power transmission components. Altra’s products are used to control and transmit power and torque in virtually any industrial application involving movement. With its global footprint, Altra sells its products in over 70 countries and serves customers in a diverse group of industries, including energy, general industrial, material handling, metals, mining, special machinery, transportation, and turf and garden. Altra’s product portfolio includes clutches and brakes, couplings, gearing and other power transmission components. Altra’s products are used in a wide variety of high-volume manufacturing processes, where the reliability and accuracy of Altra’s products are critical in both avoiding costly down time and enhancing the overall efficiency of manufacturing operations. Altra’s products are also used in non-manufacturing applications where product quality and reliability are especially critical, such as clutches and brakes for elevators and residential and commercial lawnmowers. Altra was incorporated in 2004 in the State of Delaware and became a publicly traded company in 2006. Altra is headquartered in Braintree, Massachusetts.

Altra markets its products under well recognized and established brands, many of which have been in existence for over 50 years. Altra believes many of its brands, when taken together with its brands in the same product category, have achieved the number one or number two position in terms of consolidated market share and brand awareness in their respective product categories. Altra’s products are either incorporated into products sold by original equipment manufacturers, sold to end users directly, or sold through industrial distributors.

For a more detailed description of the business of Altra, see Altra’s Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference in this document. See “Where You Can Find More Information; Incorporation by Reference.”

Altra’s Business After the Transactions

The combination of Altra and the A&S Business is intended to create a leading power transmission and motion control company with (i) a portfolio of market leading brands, (ii) access to higher growth, higher margin end markets and applications, (iii) a leading business system to drive improvement in manufacturing, leadership and growth and (iv) global scale to serve customers around the world.

Altra expects the Transactions to have the following strategic benefits:

•	Increased size, economies of scale and geographic presence. As a result of the Transactions, the combined company will be a global business with approximately 52 manufacturing facilities, over 25 engineering/service centers and approximately 9,300 employees worldwide.

•	Diversification of Altra’s portfolio of capabilities. Altra expects that the combination of Altra and the A&S Business will (i) expand its market presence from electromechanical capabilities to precision motion control, (ii) broaden its suite of solutions from power transmission offerings to engineered servo, direct drive, specialty miniature motor technology and precision linear automation products and capabilities, and (iii) enhance its portfolio of braking technologies.

•	Enhanced end market positioning. Altra expects that the combination of Altra and the A&S Business will increase Altra’s position in higher-growth end markets, such as medical, advanced material handling and robotics, and reduce its relative exposure to more cyclical end-markets, such as mining, renewable energy and oil & gas.

•	A leading business system. Altra believes that the A&S Business employees’ experience with and knowledge of the established Fortive Business System tools will enhance Altra’s ability to achieve its strategic objectives with respect to both its existing business and the businesses of the combined company.

•	Improved financial profile. Altra believes that the combination of Altra and the A&S Business will enhance Altra’s margins and top-line growth opportunities and provide strong free cash flow generation.

Prior to the consummation of the Transactions, Fortive and the A&S Business have provided certain functions (such as treasury, cash management, tax compliance, benefits, corporate development, internal audit, purchasing and information systems) to each other. To enable Altra and Fortive to manage an orderly transition in the operation of the A&S Business, Fortive, Newco and Altra will enter into the Transition Services Agreement. Pursuant to the Transition Services Agreement, Fortive and Altra will provide each other with certain limited transition services from the period beginning on the date of the Distribution and generally ending by a date to be agreed between Fortive and Altra, or a shorter or longer period for certain specific services.

Altra’s Liquidity and Capital Resources After the Transactions

Overview

As of March 31, 2018, Altra had total assets of $938.5 million, current liabilities of $143.1 million and long-term debt of $278.3 million. Following the consummation of the Transactions, Altra’s total assets and liabilities will increase significantly. As of March 31, 2018, on a pro forma basis (as described in the section of this document entitled “Unaudited Pro Forma Combined Financial Statements of Altra and the A&S Business”), Altra would have had total assets of $4,518.9 million, current liabilities of $302.0 million and long-term debt of $1,717.0 million. Altra’s cash from operations was $3.7 million and $80.6 million for the three months ended March 31, 2018 and the fiscal year ended December 31, 2017, respectively. Altra also expects its cash from operations to increase significantly as a result of the consummation of the Transactions and the integration of the A&S Business.

Altra expects its interest expense to increase significantly as a result of the consummation of the Transactions. For the three months ended March 31, 2018 and the year ended December 31, 2017, on a pro forma basis (as described in the section of this document entitled “Unaudited Pro Forma Combined Financial Statements of Altra and the A&S Business”), Altra would have incurred additional interest expense of $21.1 million and $83.6 million, respectively, in connection the debt financing. See the section of this document entitled “Debt Financing.”

Altra believes that the combination of Altra and the A&S Business will result in anticipated annualized cost synergies of approximately $46 million within four years following the consummation of the Transactions as a result of anticipated enhanced strategic flexibility and scale and through the application of the A&S Business’s supply chain expertise and the combination of best practices associated with the Fortive Business System and Altra’s Operational Excellence Program. If Altra and the A&S Business are able to cross-sell existing products into additional geographies and markets, potential revenue synergies resulting in approximately $6 million of additional annual operating income may be achievable within four years following the consummation of the Transactions. Altra expects to incur significant, one-time costs in connection with the Transactions, including approximately $85 to $95 million in transaction-related costs (of which $45 to $50 million will be capitalized) and approximately $24 million in non-recurring implementation costs during the first four years following the consummation of the Transactions that Altra management believes are necessary to realize the anticipated synergies from the Transactions. No assurances of the timing or amount of synergies able to be captured, or the costs necessary to achieve those synergies, can be provided.

Following the consummation of the Transactions, (a) Newco, a wholly-owned subsidiary of Altra, will have incurred new indebtedness in the form of (i) senior unsecured notes used to pay the Cash Dividend in an amount equal to the Basis Amount and (ii) debt securities issued directly to Fortive in an amount equal to the Above-Basis Amount (unless Fortive determines that the Debt Exchange is not reasonably likely to be consummated in an amount equal to the Above-Basis Amount at the time of the Distribution and elects to receive cash from Newco in lieu of the debt securities in which case Fortive will cause Newco to borrow an amount equal to the

Above-Basis Amount under the Bridge Facility), and these obligations incurred by Newco are expected to be guaranteed by Altra following the consummation of the Merger, and (b) Altra will have incurred new indebtedness in the form of a term loan to, among other things, (i) consummate the Direct Sales, and (ii) repay in full and extinguish all outstanding indebtedness for borrowed money under the Second Amended and Restated Credit Agreement, dated as of October 22, 2015, among Altra and certain of its subsidiaries, as borrowers, JPMorgan Chase Bank, N.A., as administrative agent and the lenders, other agents and other parties party thereto from time to time (as amended, amended and restated, supplemented or otherwise modified through the date hereof). In connection with the Transactions, pursuant to the Altra Commitment Letter, Altra will replace Altra’s existing revolving credit facility with the Altra Revolving Credit Facility.

Altra anticipates that its primary sources of liquidity for working capital and operating activities, including any future acquisitions, will be cash from operations and borrowings under the Altra Credit Agreement. Altra expects that these sources of liquidity will be sufficient to make required payments of interest on the outstanding Altra debt and to fund working capital and capital expenditure requirements, including the significant one-time costs relating to the Transactions described above. Altra expects that it will be able to comply with the financial and other covenants of its existing debt arrangements and the covenants under the agreements governing the Altra Term Loan B Facility and the Altra Revolving Credit Facility and an indenture governing the Newco Securities.

For more information on the A&S Business’s and Altra’s existing sources of liquidity, see the section of this document entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the A&S Business” and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Altra’s Annual Report on Form 10-K for the year ended December 31, 2017, which is filed with the SEC and incorporated by reference in this document. See “Where You Can Find More Information; Incorporation by Reference.”

Directors and Officers of Altra Before and After the Transactions

Board of Directors

The Altra board of directors of directors currently consists of eight directors. Directors of Altra serving on its board of directors immediately before the effective time of the Merger are expected to continue to serve as directors of Altra immediately following the closing of the Merger. Listed below is the biographical information for each person who is currently a director of Altra:

Edmund M. Carpenter, 76, has been a director of Altra since March 2007. Mr. Carpenter currently serves as an operating partner to Genstar Capital. Mr. Carpenter was President and Chief Executive Officer of Barnes Group Inc. from 1998 until his retirement in December 2006. Prior to joining Barnes Group Inc., Mr. Carpenter was Senior Managing Director of Clayton, Dubilier & Rice from 1996 to 1998, and Chief Executive Officer of General Signal from 1988 to 1995. Prior to joining General Signal Corporation, Mr. Carpenter held various executive positions at ITT Corporation, including President and Chief Operating Officer. Prior to joining ITT, he held executive positions with Fruehauf Corporation and served as a partner in the management services division of Touche Ross & Company. He began his career at Michigan Bell Telephone Company. He served as a director at Campbell Soup Company from 1990 to 2014. He holds both an M.B.A. and a B.S.E. in Industrial Engineering from the University of Michigan. Having served as CEO of a diversified global manufacturing and logistical services company, Mr. Carpenter presents valuable insight into organizational and operational management issues crucial to a public manufacturing company.

Carl R. Christenson, 58, has been Chairman of the Altra board of directors of directors since April 2014, Chief Executive Officer of Altra since January 2009 and a director since July 2007. Prior to his current position, Mr. Christenson served as President and Chief Operating Officer of Altra from January 2005 to December 2008. From 2001 to 2005, Mr. Christenson was the President of Kaydon Bearings, a manufacturer of custom-engineered bearings and a division of Kaydon Corporation. Prior to joining Kaydon, Mr. Christenson held a number of management positions at TB Wood’s Incorporated and several positions at the Torrington Company. Mr. Christenson served as a director at Vectra Co., f/k/a OM Group, Inc., a NYSE listed technology-driven diversified industrial company, from 2014 to 2015. Mr. Christenson holds a M.S. and B.S. degree in Mechanical Engineering from the University of Massachusetts and an M.B.A. from Rensselaer Polytechnic. In addition to more than twenty five years of experience in manufacturing companies, Mr. Christenson brings vast knowledge of Altra’s business, structure, history and culture to Altra’s board of directors and the Chief Executive Officer position.

Lyle G. Ganske, 59, has been a director of Altra since November 2007. Mr. Ganske is a Partner and M&A Practice Leader at Jones Day. He is an advisor to significant companies, focusing primarily on M&A, takeovers, takeover preparedness, corporate governance, executive compensation, and general corporate counseling. Mr. Ganske received his J.D. from Ohio State University and his B.S.B.A. at Bowling Green State University. He currently serves on the Executive Committees of Resilience Capital (private equity) and the Ohio Business Roundtable; the Advisory Board of Mutual Capital Partners (venture capital); and on the boards of Flashes of Hope and the Western Reserve Land Conservancy. Mr. Ganske is the former chair of Business Volunteers Unlimited and the Commission on Economic Inclusion. In addition to his substantial legal skills and expertise, Mr. Ganske brings to Altra’s Board well-developed business and financial acumen critical to a dynamic public company.

Margot L. Hoffman, Ph.D., 55, has been a director of Altra since April 2018. Dr. Hoffman currently serves as the President and Chief Executive Officer for The Partnership for Excellence, the Baldrige-based program for Ohio, Indiana and West Virginia. Dr. Hoffman was the President of Quest4Leadership, a leadership development firm, from 2011-2014. From 1988 to 2008, Dr. Hoffman held positions in engineering, corporate training, and senior leadership at Dana Corporation, ultimately holding the position of President of its Driveshaft Products Group. Dr. Hoffman holds a Ph.D. in organization and management from Capella University, an MBA and bachelor of engineering technology degree from the University of Toledo, and serves as a national Baldrige senior examiner. Dr. Hoffman will contribute to Altra’s Board significant operational management and leadership development skills combined with substantial experience in global manufacturing businesses.

Michael S. Lipscomb, 71, has been a director of Altra since November 2007. Mr. Lipscomb served as Chairman and Chief Executive Officer of SIFCO Inc., a NYSE company in the aerospace business, from January 2015 until retiring from all positions in SIFCO in January 2016 and prior to that served as SIFCO’s Chief Executive Officer starting in 2010, and as a board member starting in 2002. As CEO, Mr. Lipscomb led SIFCO through four acquisitions, a divestiture, and a business closure. These moves resulted in SIFCO becoming a leading precision component supplier to the aerospace and energy markets. Mr. Lipscomb also serves as Managing Partner of GS Capital Investments LLC, owner of Aviation Component Solutions, a company in the aerospace aftermarket business, and JC Carter Nozzles, a supplier of refueling nozzles and other components to the LNG market. Mr. Lipscomb serves as a Board member of both Integrity Organics (2014-present), a green company in the waste reclamation business, and The Ruhlin Company (board member 1996-present, Audit Chair 1996-2004, Compensation Chair 2004-present), an integrated ESOP-owned construction company. Previously, Mr. Lipscomb was a founding partner of Argo-Tech Corp. (1986-2007), where he became Chief Executive Officer in 1990 and Chairman in 1994. As Chief Executive Officer of Argo-Tech he led the company through five bank refinances, three high yield bond offerings and three acquisitions, and successfully managed the sale of the company to Eaton Corporation in March of 2007. During his career, Mr. Lipscomb served as a Managing Director at TRW, and in various operational and engineering management roles at the Utica Tool Company and Dow Chemical. Mr. Lipscomb received his MBA from Furman University and his B.S. from Clemson University. Mr. Lipscomb brings to Altra’s Board a depth of global industrial operating experience and knowledge of organizational management essential to a public manufacturing company.

Larry P. McPherson, 72, has been a director of Altra since January 2005. Prior to joining the Board, Mr. McPherson was a Director of NSK Ltd. from 1997 until his retirement in 2004 and served as Chairman and Chief Executive Officer of NSK Europe from January 2002 to December 2003. In total, he was employed by

NSK Ltd. for 22 years during which time he was responsible for the major expansion of manufacturing operations in the U.S. and the reorganization and consolidation of European operations. Mr. McPherson served as Chairman and Chief Executive Officer of NSK Americas for the six years prior to his European assignment. Mr. McPherson serves as a board member of McNaughton and Gunn, Inc., a privately owned printing company. Mr. McPherson earned his MBA from Georgia State and his undergraduate degree in Electrical Engineering from Clemson University. Mr. McPherson contributes to Altra’s Board significant organizational and operational management skills combined with a wealth of experience in global manufacturing businesses.

Thomas W. Swidarski, 59, has been a director of Altra since April 2014. Mr. Swidarski is currently Chief Executive Officer of Telos Alliance, a global audio technology company whose products and services help radio and television stations produce better programming. Mr. Swidarski has been a director of Evertec, a publicly traded payment processing company, since 2013 and also serves as a director of several privately held companies. Mr. Swidarski previously served as the Chief Executive Officer and President of Diebold Nixdorf, Incorporated, f/k/a Diebold, Incorporated (“Diebold”), a $3 billion global leader in designing, manufacturing and distributing self-service technologies (ATMs) in over 100 countries, from October 12, 2005 to January 19, 2013. Mr. Swidarski served as Senior Vice President of Financial Self-Service Group of Diebold, from 2001 to September 2005 and served as its Chief Operating Officer from October 12, 2005 to December 2005. Mr. Swidarski also held various strategic development and marketing positions at Diebold since 1996. Prior to Diebold, he held various positions within the financial industry for nearly 20 years focusing on marketing, product management, retail bank profitability, branding and retail distribution. Mr. Swidarski served as a Director of Diebold from December 12, 2005 to January 8, 2013. He holds a BA in marketing from the University of Dayton and an MBA in business management from Cleveland State University. Having served as Chief Executive Officer of a global provider of technology and services to a wide range of businesses, Mr. Swidarski brings to Altra’s Board valuable insight into organizational management, global business, financial matters and marketing matters.

James H. Woodward, Jr., 65, has been a director of Altra since March 2007. From March 2009 to October 2011, Mr. Woodward served as Senior Vice President and Chief Financial Officer of Accuride Corporation. Previously, Mr. Woodward served as Executive Vice President and Chief Financial Officer and Treasurer of Joy Global Inc. from January 2007 until February 2008. Prior to joining Joy Global Inc., Mr. Woodward was Executive Vice President and Chief Financial Officer of JLG Industries, Inc. from August 2000 until its sale in December 2006. Prior to JLG Industries, Inc., Mr. Woodward held various financial and operational positions at Dana Incorporated, f/k/a Dana Corporation, since 1982. Mr. Woodward is a Certified Public Accountant and holds a B.A. degree in Accounting from Michigan State University. Mr. Woodward’s depth and breadth of exposure to complex issues from his long and distinguished career in the manufacturing industry make him a skilled advisor who provides critical insight into organizational and operational management, global business and financial matters.

The Altra board of directors of directors has determined that all of its members, except Mr. Christenson and Mr. Woodward, constituting a majority, satisfy the listing standards for independence of Nasdaq and Rule 10A-3 under the Exchange Act.

In addition, as of immediately following the effective time of the Merger, Altra will increase the size of its board of directors by one member, creating a vacancy, and one individual selected by Fortive (which individual is currently anticipated by Altra and Fortive to be Patrick K. Murphy, Fortive’s Senior Vice President) will be appointed to fill such vacancy and will, subject to the fiduciary duties of Altra’s board of directors, be nominated for re-election at the expiration of such director’s initial term. However, if Fortive’s designated director: (i) is unwilling or unable to serve at the effective time of the Merger, (ii) is unwilling or unable to serve when such new term starts or (iii) is not nominated to serve such new term, then Fortive will designate a replacement, acceptable to Altra in its sole discretion, for such director before the effective time of the Merger or the start of such new term, as applicable.

Executive Officers

It is expected that Altra’s current management team will remain intact for the combined business, but may be expanded to include new management team members from the A&S Business. The executive officers of Altra immediately prior to the closing of the Merger are expected to remain executive officers of Altra immediately following the closing of the Merger.

Listed below is the biographical information for each person who is currently an executive officer of Altra:

Carl R. Christenson, 58, has been the Chairman of the Altra board of directors of directors since April 2014, the Chief Executive Officer of Altra since January 2009, and a director since July 2007. Prior to his current position, Mr. Christenson served as President and Chief Operating Officer of Altra from January 2005 to December 2008. From 2001 to 2005, Mr. Christenson was the President of Kaydon Bearings, a manufacturer of custom-engineered bearings and a division of Kaydon Corporation. Prior to joining Kaydon, Mr. Christenson held a number of management positions at TB Wood’s Incorporated and several positions at the Torrington Company. Mr. Christenson served as a director at Vectra Co., f/k/a OM Group, Inc., a NYSE listed technology-driven diversified industrial company, from 2014 to 2015. Mr. Christenson holds a M.S. and B.S. degree in Mechanical Engineering from the University of Massachusetts and an M.B.A. from Rensselaer Polytechnic.

Christian Storch, 58, has been the Chief Financial Officer of Altra since December 2007. From 2001 to 2007, Mr. Storch was the Vice President and Chief Financial Officer at Standex International Corporation (“Standex International”). Mr. Storch also served on the Board of Directors of Standex International from October 2004 to December 2007. Mr. Storch also served as Standex International’s Treasurer from 2003 to April 2006 and Manager of Corporate Audit and Assurance Services from July 1999 to 2003. Prior to Standex International, Mr. Storch was a Divisional Financial Director and Corporate Controller at Vossloh AG, a publicly held German transport technology company. Mr. Storch has also previously served as an Audit Manager with Deloitte & Touche, LLP. Mr. Storch holds a degree in business administration from the University of Passau, Germany.

Glenn E. Deegan, 51, has been the Vice President, Legal and Human Resources, General Counsel and Secretary of Altra since June 2009. Prior to his current position, Mr. Deegan served as the General Counsel and Secretary of Altra since September 2008. From March 2007 to August 2008, Mr. Deegan served as Vice President, General Counsel and Secretary of Averion International Corp., a publicly held global provider of clinical research services. Prior to Averion, from June 2001 to March 2007, Mr. Deegan served as Director of Legal Affairs and then as Vice President, General Counsel and Secretary of MacroChem Corporation, a publicly held specialty pharmaceutical company. From 1999 to 2001, Mr. Deegan served as Assistant General Counsel of Summit Technology, Inc., a publicly held manufacturer of ophthalmic laser systems. Mr. Deegan previously spent over six years engaged in the private practice of law and also served as law clerk to the Honorable Francis J. Boyle in the United States District Court for the District of Rhode Island. Mr. Deegan holds a B.S. from Providence College and a J.D. from Boston College.

Gerald P. Ferris, 68, has been the Vice President of Global Sales of Altra since May 2007 and held the same position with Power Transmission Holdings, LLC, Altra’s predecessor, since March 2002. He is responsible for the worldwide sales of Altra’s broad product platform. Mr. Ferris joined Altra’s predecessor in 1978 and since joining has held various positions. He became the Vice President of Sales for Boston Gear in 1991. Mr. Ferris holds a B.A. degree in Political Science from Stonehill College.

Todd B. Patriacca, 48, has been the Vice President of Finance, Corporate Controller and Treasurer of Altra since February 2010. Prior to his current position, Mr. Patriacca served as the Vice President of Finance, Corporate Controller and Assistant Treasurer of Altra since October 2008 and previous to that, as Vice President of Finance and Corporate Controller since May 2007 and as Corporate Controller since May 2005. Prior to joining Altra, Mr. Patriacca was Corporate Finance Manager at MKS Instruments Inc. (“MKS”), a semi-conductor equipment manufacturer since March 2002. Prior to MKS, Mr. Patriacca spent over ten years at Arthur

Andersen LLP in the Assurance Advisory practice. Mr. Patriacca is a Certified Public Accountant and holds a B.A. in History from Colby College and an M.B.A. and an M.S. in Accounting from Northeastern University.

Craig Schuele, 55, has been the Vice President of Marketing and Business Development of Altra since May 2007 and held the same position with Altra’s predecessor since July 2004. He is responsible for global marketing as well as coordinating Altra’s merger and acquisition activity. Prior to his current position, Mr. Schuele was the Vice President of Marketing of Altra since March 2002, and previous to that he was the Director of Marketing of Altra. Mr. Schuele joined Altra’s predecessor in 1986 and holds a B.S. degree in Management from Rhode Island College.

INFORMATION ON THE A&S BUSINESS

Overview

The A&S Business is a leading provider of a wide range of electromechanical and electronic motion control products and mechanical components, as well as supplemental braking systems for commercial vehicles. The A&S Business operated as part of the Industrial Technologies segment of Danaher prior to the Danaher Separation and, following the Danaher Separation, as part of the Automation & Specialty platform within Fortive’s Industrial Technologies segment. The A&S Business originated through Danaher’s acquisitions of Jacobs Vehicle Systems in 1986, Portescap (API) in 2000, Kollmorgen Corporation in 2000 and Thomson Industries in 2002, as well as numerous other bolt-on acquisitions that were subsequently integrated into the A&S Business. The A&S Business was established and organized to supply mission-critical components and equipment for industrial automation, robotics, medical devices and other precision control applications. The A&S Business maintains operations and conducts business in all major geographies, including North America, Europe, Asia Pacific and Latin America. The A&S Business’s headquarters are located at 6920 Seaway Blvd., Everett, Washington 98203, and its telephone number is (425) 446-5000.

Products and Markets

The A&S Business designs, manufactures, markets, sells and supports:

•	electromechanical and electronic motion control products, including standard and custom motors, drives and controls;

•	linear motion systems, ball screws, linear bearings, clutches/brakes, linear actuators and mechanical components; and

•	through Jacobs Vehicle Systems, supplemental braking systems for commercial vehicles.

The A&S Business’s products are marketed under a variety of brands, including JAKE BRAKE® , KOLLMORGEN®, PORTESCAP® and THOMSON®. Sales are generally made through the A&S Business’s direct sales personnel and independent distributors.

The automation products are sold in various precision motion markets, such as the markets for packaging equipment, medical equipment, metal forming equipment, robotics and food and beverage processing applications. Customers are typically systems integrators who use the A&S Business’s products in production and packaging lines and original equipment manufacturers who integrate the A&S Business’s products into their machines and systems. Customers in this industry choose suppliers based on a number of factors, including product performance, the breadth of the supplier’s product offering, the geographic coverage offered by the supplier and the other factors. The A&S Business is also a leading worldwide supplier of supplemental braking systems for commercial vehicles, selling JAKE BRAKE® brand engine retarders for class 6 through 8 vehicles and bleeder and exhaust brakes for class 3 through 7 vehicles. Customers are primarily major original equipment manufacturers of class 3 through class 8 vehicles and/or engines, and typically choose suppliers based on their technical expertise and total cost of ownership.

The A&S Business maintains operations and conducts business in all major geographies, including North America, Europe, Asia Pacific and Latin America.

Strategy

Fortive’s strategy with respect to the A&S Business is to maximize value of the business through several key initiatives:

•	Build Sustainable Competitive Advantage through Innovation that Customers Value. The A&S Business typically holds leadership positions in its served markets, which are generally characterized by significant growth and profitability potential. In the markets the A&S Business serves, it strives to drive organic growth by prioritizing its customers’ voices in everything it does. Over time, the A&S Business’s focus on customers’ needs has enabled it to innovate effectively in markets where competitive leadership can be attained and sustained over long periods of time. Innovation and product vitality are key factors in maintaining the A&S Business’s market leadership positions.

•	Leverage the A&S Business’s Global Business Presence. Approximately 51% of the A&S Business’s 2017 revenues were generated outside the United States, and the A&S Business has significant operations around the world in key geographic markets. This reach has facilitated the A&S Business’s entry into new markets, as it can harness existing sales channels, familiarity with local customer needs and regulations and the A&S Business’s locally-based management resources. Fortive expects the A&S Business to continue to prioritize development of localized solutions for high-growth markets around the world, with a strong local manufacturing and product development capability.

•	Attract and Retain Talented Associates. Fortive believes that the A&S Business’s team of talented associates, united by a common culture in pursuit of continuous improvement, provides a significant competitive advantage. The A&S Business seeks to continue to attract, develop and retain world-class leaders and associates globally and to drive their engagement with its customer-centric approach.

Materials

The A&S Business’s manufacturing operations employ a wide variety of raw materials, including electronic components, aluminum, rare-earth magnets, plastics, copper and steel. Prices of oil and gas also affect the A&S Business’s costs for freight and utilities. The A&S Business purchases raw materials from a large number of independent sources around the world. No single supplier is material, although for some components that require particular specifications or qualifications there may be a single supplier or a limited number of suppliers that can readily provide such components. The A&S Business utilizes a number of techniques to address potential disruption in and other risks relating to the A&S Business’s supply chain, including, in certain cases, the use of safety stock, alternative materials and qualification of multiple supply sources. During 2017, the A&S Business had no raw material shortages that had a material effect on its business.

Intellectual Property

The A&S Business own numerous patents, trademarks, copyrights, trade secrets and licenses to intellectual property owned by others. Although in the aggregate the A&S Business’s intellectual property is important to its operations, Fortive does not consider any single patent, trademark, copyright, trade secret or license to be of material importance to any segment or to the A&S Business as a whole. From time to time, the A&S Business engages in litigation to protect its intellectual property rights.

Competition

Fortive believes that the A&S Business is a leader in many of its served markets. Although the A&S Business generally operates in highly competitive markets, its competitive position cannot be determined accurately in the aggregate or by segment, since none of its competitors offer all of the same product lines or serve all of the same markets as it does. Because of the range of the products the A&S Business sells and the variety of markets it serves, the A&S Business encounters a wide variety of competitors, including well-established regional competitors, competitors who are more specialized than the A&S Business is in particular markets, as well as larger companies or divisions of larger companies with substantial sales, marketing, research and financial capabilities. The A&S Business faces increased competition in a number of its served markets as a result of the entry of competitors based in low-cost manufacturing locations and increasing consolidation in particular markets. The number of competitors varies by product line. Key competitive factors vary among the various product lines of the A&S Business, but include the specific factors noted above with respect to each particular business and typically also include price, quality, performance, delivery speed, applications expertise, distribution channel access and support, technology and innovation, breadth of product and software offerings and brand name recognition.

Seasonal Nature of Business

General economic conditions impact the A&S Business’s business and financial results, and certain operating segments of the A&S Business experiences seasonal and other trends related to the industries and end markets that they serve. However, as a whole, the A&S Business is not subject to material seasonality.

Working Capital

The A&S Business maintains an adequate level of working capital to support the A&S Business’s business needs. There are no unusual industry practices or requirements relating to working capital items in the A&S Business. In addition, Fortive believes the A&S Business’s sales and payment terms are generally similar to those of its competitors.

Backlog

The A&S Business’s unfilled product orders were approximately $200 million and $166 million as of December 31, 2017 and December 31, 2016, respectively. Fortive expects that a large majority of the A&S Business’s unfilled orders as of December 31, 2017 will have been delivered to customers within three to four months of such date. Given the relatively short delivery periods and rapid inventory turnover that are characteristic of most of the A&S Business’s products and the shortening of product life cycles, Fortive believes that backlog is indicative of short-term revenue performance, but is not necessarily a reliable indicator of medium-term or long-term revenue performance.

Employee Relations

As of December 31, 2017, the A&S Business employed approximately 4,750 people, of whom approximately 1,900 were employed in the United States and approximately 2,850 were employed outside the United States. Of the A&S Business’s United States employees, approximately 820 were hourly-rate, unionized employees. Outside the United States, the A&S Business has government-mandated collective bargaining arrangements and union contracts in certain countries, particularly in Europe where certain of the A&S Business’s employees are represented by unions and/or works councils.

Research and Development

Fortive believes that the A&S Business’s competitive position is maintained and enhanced through the development and introduction of new products that incorporate improved features and functionality, better performance, smaller size and weight, lower cost or some combination of these factors. The A&S Business invests substantially in the development of new products. The A&S Business conducts research and development activities for the purpose of designing and developing new products and applications that address customer needs and emerging trends, as well as enhancing the functionality, effectiveness, ease of use and reliability of its existing products. The A&S Business’s research and development efforts include internal initiatives and those that use licensed or acquired technology. Fortive expects the A&S Business to continue investing in research and development at a rate consistent with its past, with the goal of maintaining or improving its competitive position and entering new markets. Expenditures for research and development during fiscal years 2017, 2016 and 2015 were approximately $37 million, $34 million and $32 million, respectively.

The A&S Business generally conducts research and development activities on a business-by-business basis, primarily in North America, Asia and Europe. Fortive anticipates that the A&S Business will continue to make significant expenditures for research and development as it seeks to provide a continuing flow of innovative products to maintain and improve its competitive position. Customer-sponsored research and development was not significant in 2017, 2016 or 2015.

Government Contracts

Although the substantial majority of the A&S Business’s revenue in 2017 was from customers other than governmental entities, the A&S Business has agreements relating to the sale of products to government entities. As a result, the A&S Business is subject to various statutes and regulations that apply to companies doing business with governments.

Regulatory Matters

The A&S Business faces extensive government regulation both within and outside the United States relating to the development, manufacture, marketing, sale and distribution of its products. The following sections describe certain significant regulations to which the A&S Business is subject. There may be additional regulations that apply to its businesses.

Environmental Laws and Regulations

The A&S Business’s operations and properties are subject to laws and regulations relating to environmental protection, including those governing air emissions, water discharges and waste management, and workplace health and safety.

Export/Import Compliance

The A&S Business is required to comply with various U.S. export/import control and economic sanctions laws, including:

•	the International Traffic in Arms Regulations administered by the U.S. Department of State, Directorate of Defense Trade Controls, which, among other things, imposes license requirements on the export from the United States of defense articles and defense services (which are items specifically designed or adapted for a military application and/or listed on the United States Munitions List);

•	the Export Administration Regulations administered by the U.S. Department of Commerce, Bureau of Industry and Security, which, among other things, impose licensing requirements on the export or reexport of certain dual-use goods, technology and software (which are items that potentially have both commercial and military applications);

•	the regulations administered by the U.S. Department of Treasury, Office of Foreign Assets Control, which implement economic sanctions imposed against designated countries, governments and persons based on United States foreign policy and national security considerations; and

•	the import regulatory activities of the U.S. Customs and Border Protection.

Other nations’ governments have implemented similar export and import control regulations, which may affect the A&S Business’s operations or transactions subject to their jurisdictions.

International Operations

The A&S Business’s products are available worldwide, and the A&S Business’s principal markets outside the United States are in Europe and Asia. The A&S Business also has operations around the world, and this geographic diversity allows it to draw on the skills of a worldwide workforce, provides greater stability to its operations, allows it to drive economies of scale, provides revenue streams that may help offset economic trends that are specific to individual economies and offers it an opportunity to access new markets for products. In addition, Fortive believes that the A&S Business’s future growth depends in part on its ability to continue developing products and sales models that successfully target high growth markets.

Annual revenue derived from customers outside the United States (based on geographic destination) as a percentage of total annual revenue was 51% in 2017, 48% in 2016 and 44% in 2015. Long-lived assets located outside the United States as a percentage of total long-lived assets was 16% in 2017, 14% in 2016 and 15% in 2015.

For additional information related to revenues and long-lived assets by country, see Note 14 in the “Combined Financial Statements of A&S Business.” For information regarding deferred taxes by geography, see Note 10 in the “Combined Financial Statements of A&S Business.”

The manner in which the A&S Business’s products are sold outside the United States differs by business and by region. Most of the A&S Business’s sales in non-U.S. markets are made by its subsidiaries located outside the United States, though the A&S Business also sells directly from the United States into non-U.S. markets through various representatives and distributors and, in some cases, directly. In countries with low sales volumes, the A&S Business generally sells through representatives and distributors.

Financial information about the A&S Business’s international operations is contained in Note 14 in the “Combined Financial Statements of A&S Business,” and information about the effects of foreign currency fluctuations on the A&S Business’s business is set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the A&S Business.”

Major Customers

No single customer accounted for more than 10% of combined sales in 2017, 2016 or 2015.

Properties

The principal headquarters for the A&S Business are currently the headquarters of Fortive in Everett, Washington, but each of the four operating companies within A&S Business maintains its own headquarters. Those headquarters locations are:

•	Kollmorgen—Radford, Virginia

•	Thomson—Wood Dale, Illinois

•	Jacobs Vehicle Systems—Bloomfield, Connecticut

•	Portescap—Mumbai, India

As of December 31, 2017, the A&S Business’s facilities included twenty-two significant manufacturing and distribution facilities. Nine of these facilities are located in the United States in six states, and thirteen are located outside the United States in nine other countries, including the rest of North America, Asia Pacific, Europe and Latin America. These facilities cover approximately 1,583 thousand square feet, of which approximately 941 thousand square feet are owned and approximately 642 thousand square feet are leased. Particularly outside the United States, facilities often serve more than one operating segment and may be used for multiple purposes, such as administration, sales, manufacturing, warehousing and/or distribution.

Location	Own/Lease	Functional Use
Bloomfield, Connecticut	Own	Manufacturing, R&D and administrative
Suzhou, Jiangsu, China	Lease	Manufacturing
West Chester, Pennsylvania	Lease	Manufacturing
St. Kitts, West Indies (1)	Lease	Manufacturing
Mumbai, India	Lease	Manufacturing
Mumbai, India	Own	Manufacturing, R&D and administrative
Marengo, Illinois	Own	Manufacturing
Fremont, California	Lease	Manufacturing
East Aurora, New York	Own	Manufacturing
Amherst, New York	Lease	Manufacturing
Bristol, Connecticut	Lease	Manufacturing
Tijuana, Mexico (1)	Lease	Manufacturing
Kristianstad, Sweden	Own	Manufacturing
Wolfschlugen, Germany	Own	Manufacturing
Radford, Virginia	Own	Manufacturing and administrative
Radford, Virginia	Own	Manufacturing, R&D and administrative
Brno, Czech Republic	Lease	Manufacturing
Istanbul, Turkey	Lease	Manufacturing, R&D and administrative
São Paulo, Brazil	Lease	Manufacturing and administrative
Tianjin, China	Lease	Manufacturing and administrative

(1)	Two separate facilities located at this location.

Fortive considers the A&S Business’s facilities suitable and adequate for the purposes for which they are used and do not anticipate difficulty in renewing existing leases as they expire or in finding alternative facilities. Fortive believes the A&S Business’s properties and equipment have been well-maintained. See Note 11 in the “Combined Financial Statements of A&S Business” for additional information with respect to the A&S Business’s lease commitments.

Legal Proceedings

The A&S Business is, from time to time, subject to a variety of litigation and other legal and regulatory proceedings and claims incidental to its business. Based upon Fortive’s experience, current information and applicable law, Fortive does not believe that these proceedings and claims will have a material effect on the financial position, results of operations or cash flows of the A&S Business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS FOR THE A&S BUSINESS

Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is designed to provide a reader of the financial statements with a narrative from the perspective of the management of the A&S Business. The MD&A should be read in conjunction with the A&S Business’s Combined Financial Statements for the year ended December 31, 2017 (the “Combined Financial Statements”) and Combined Condensed Financial Statements for the three months ended March 30, 2018. The MD&A is divided into seven sections:

•	Basis of Presentation

•	Overview

•	Results of Operations

•	Risk Management

•	Liquidity and Capital Resources

•	Critical Accounting Estimates

•	New Accounting Standards

BASIS OF PRESENTATION

Basis of Presentation

The accompanying combined financial statements present the historical financial position, results of operations, changes in Fortive’s (or “Parent”) equity and cash flows of the A&S Business in accordance with GAAP for the preparation of carved-out combined financial statements. The A&S Business had operated as part of Danaher’s Industrial Technologies segment prior to the Danaher Separation and, following the Danaher Separation, as part of the Automation & Specialty platform within Fortive’s Industrial Technologies segment.

The A&S Business consists of certain operating units of Parent that are recognized leaders in attractive markets globally. The A&S Business provides a wide range of electromechanical and electronic motion control products and mechanical components as well as supplemental braking systems for commercial vehicles. The automation products are sold in various precision motion markets, such as the markets for packaging equipment, medical equipment, metal forming equipment, robotics and food and beverage processing applications. The A&S Business’s research and development, manufacturing, sales, distribution, service and administrative facilities are located across North America, Asia Pacific, Europe and Latin America.

On March 7, 2018, Fortive announced a definitive agreement with Altra to combine the A&S Business with Altra whereby Fortive will distribute to its stockholders all of the shares of common stock of Newco, a wholly owned subsidiary of Fortive. Prior to the Distribution, Fortive will transfer certain assets and liabilities constituting a portion of the A&S Business to Newco or one or more subsidiaries of Fortive, and will cause any applicable subsidiary of Fortive to convey to Fortive or its designated subsidiary (other than Newco or any of Newco’s subsidiaries) certain excluded assets and excluded liabilities. Immediately thereafter, Fortive will contribute all equity interests in each such subsidiary of Fortive holding assets and liabilities constituting the A&S Business to Newco in exchange for a number of shares of Newco common stock, the Newco Securities (as defined in the document) and Cash Dividend (as defined in the document). The distribution of shares of Newco common stock to Fortive stockholders will be effected as either a split-off transaction, spin-off, or a combination split-off and spin-off, followed by a merger of Newco with a subsidiary of Altra, with Newco surviving as a wholly-owned subsidiary of Altra. Both the Distribution and Merger are expected to qualify as tax-efficient transactions to Fortive and its stockholders, except to the extent that cash is paid to Fortive stockholders in lieu of fractional shares of Altra common stock otherwise issuable in the Merger. Fortive will conduct an exchange offer pursuant to which its stockholders will elect whether to exchange Fortive shares for shares of common stock of Newco. If the split-off exchange offer is consummated but is not fully subscribed, the additional shares of Newco common stock held by Fortive will be distributed in a spin-off on a pro rata basis to Fortive stockholders. In addition, Fortive will transfer in a direct sale certain non-U.S. assets, liabilities and entities of the A&S Business to certain subsidiaries of Altra, and the Altra subsidiaries will assume substantially all of the liabilities associated with such transferred assets. Upon completion of the Transactions, it is expected that pre-Merger holders of Newco shares of common stock will hold approximately 54% of the shares of Altra common stock on a fully-diluted basis. The Transactions are expected to be completed in 2018. Altra and Fortive anticipate that certain direct sales of certain non-U.S. assets, liabilities and entities of the A&S Business to certain subsidiaries of Altra will be completed after the closing date of the Merger due to regulatory and other delays in certain jurisdictions outside the United States.

The Transactions remain subject to the approval of the issuance of shares of Altra common stock in the Merger by Altra’s stockholders and the satisfaction of customary closing conditions, including regulatory approvals and the absence of a Material Adverse Effect with respect to either the A&S Business or Altra.

The A&S Business has historically operated as part of Fortive or Danaher and not as a stand-alone company and has no separate legal status or existence. The financial statements have been derived from Fortive’s historical accounting records and are presented on a carved-out basis. All revenues and costs as well as assets and liabilities directly associated with the business activity of the A&S Business are included as a component of the financial statements. The financial statements also include allocations of certain general, administrative, sales and marketing expenses and cost of sales from Fortive’s corporate office and from other Fortive businesses to the A&S Business and allocations of related assets, liabilities, and Parent’s investment, as applicable. The allocations have been determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the financial statements had the A&S Business been an entity that operated independently of Fortive. Related party allocations are discussed further in Note 15 of the Notes to the Combined Financial Statements for the year ended December 31, 2017 and Note 8 to the Combined Condensed Financial Statements for the three months ended March 30, 2018.

As part of Fortive, the A&S Business is dependent upon Fortive for all of its working capital and financing requirements as Fortive uses a centralized approach to cash management and financing of its operations. Financial transactions relating to the A&S Business are accounted for through the net Parent investment account of the A&S Business. Accordingly, none of Fortive’s cash, cash equivalents or debt at the corporate level has been assigned to the A&S Business in the financial statements.

Net Parent investment, which includes retained earnings, represents Fortive’s interest in the recorded net assets of the A&S Business. All significant transactions between the A&S Business and Fortive have been included in the accompanying Combined Financial Statements for the year ended December 31, 2017 and the Combined Condensed Financial Statements for the three months ended March 30, 2018. Transactions with Fortive are reflected in the accompanying Combined Statements of Changes in Parent’s Equity as “Net transfers to Parent” and in the accompanying Combined Balance Sheets within “Net Parent investment.”

All significant intercompany accounts and transactions between the operations comprising the A&S Business have been eliminated in the accompanying Combined Financial Statements for the year ended December 31, 2017 and the Combined Condensed Financial Statements for the three months ended March 30, 2018.

Overview

General

Please see “Information on the A&S Business” for a discussion of the A&S Business’s products, customer base, and strategy. The A&S Business is a multinational business that is a leading provider of a wide range of electromechanical and electronic motion control products and mechanical components, as well as supplemental braking systems for commercial vehicles. During 2017, approximately 51% of the A&S Business’s sales were derived from customers outside the United States. As a global business, the A&S Business’s operations are affected by worldwide, regional and industry-specific economic and political factors, as well as technology trends in the markets served.

Management believes the A&S Business is a leader in many of its served markets. Although the A&S Business generally operates in highly competitive markets, its competitive position cannot be determined accurately in the aggregate, since none of its competitors offer all of the same product lines or serve all of the same markets as the A&S Business. Because of the range of the products the A&S Business sells and the variety of markets it serves, it encounters a wide variety of competitors, including well-established regional competitors, competitors who are more specialized in particular markets, as well as larger companies or divisions of larger companies with substantial sales, marketing, research, and financial capabilities. The A&S Business faces increased competition in a number of its served markets as a result of the entry of competitors based in low-cost manufacturing locations, and increasing consolidation in particular markets. The number of competitors varies by product line. Management believes the A&S Business has a market leadership position in many of the markets it serves. Key competitive factors for the A&S Business typically include price, quality, performance, delivery speed, applications expertise, distribution channel access, service and support, technology and innovation, breadth of product offerings and brand name recognition.

RESULTS OF OPERATIONS

Comparison of Results of Operations for the Three Months Ended March 30, 2018 and March 31, 2017

	Three Months Ended
($ in thousands)	March 30, 2018	March 31, 2017
Sales	$250,645	$218,764
Cost of sales	(146,117)	(129,127)

Gross profit	104,528	89,637
Operating costs and other
Selling, general and administrative expense (“SG&A”)	(37,719)	(35,006)
Research and development expense (“R&D”)	(9,074)	(8,912)

Operating profit	$57,735	$45,719
Gross profit as a % of sales	41.7%	41.0%
SG&A as a % of sales	15.0%	16.0%
R&D as a % of sales	3.6%	4.1%
Operating profit as a % of sales	23.0%	20.9%

Sales

Total sales increased $31.9 million, or 14.6%, during the three months ended March 30, 2018 as compared to the comparable period of 2017, due primarily to increased year-over-year demand in industrial and robotics end markets in Western Europe, United States and China, strong demand for engine retarder products in the United States from improved heavy-duty truck production, and changes in currency exchange rates.

Cost of Sales

Cost of sales increased $17.0 million, or 13.2%, during the three months ended March 30, 2018 as compared to the comparable period of 2017. The increase is due primarily to the impact of higher year-over-year sales volumes, partly offset by incremental year-over-year cost savings associated with restructuring and productivity improvement initiatives, and material cost and supply chain improvement actions.

Gross Profit

The year-over-year increase in gross profit (and the related 70 basis point increase in gross profit margin) during the three months ended March 30, 2018 as compared to the comparable period in 2017 is due primarily to the higher year-over-year sales volumes, incremental year-over-year cost savings associated with restructuring and productivity improvement initiatives, material cost and supply chain improvement actions and changes in currency exchange rates.

Operating Costs and Other Expenses

SG&A increased $2.7 million during the three months ended March 30, 2018 as compared to the comparable period of 2017 due primarily to continued investments in sales and marketing growth initiatives, which were partly offset by incremental year-over-year cost savings associated with productivity improvement initiatives. SG&A as a percentage of sales decreased by 100 basis points as sales grew during the three month period at a faster rate than SG&A.

R&D (consisting principally of internal and contract engineering personnel costs) increased $0.2 million during the three months ended March 30, 2018 as compared to the comparable period of 2017 due to incremental year-over-year investments in the A&S Business’s product development initiatives, as well as year-over-year increases in employee related expenses.

Operating Profit

Operating profit increased $12.0 million during the three months ended March 30, 2018 as compared to the comparable period of 2017, and as a percent of sales, increased from 20.9% to 23.0%. The increase in operating profit was primarily a result of the increase in sales volume, changes in currency exchange rates and other factors noted above.

Comparison of Results of Operations for the Years Ended December 31, 2017 and December 31, 2016

	Year Ended December 31
($ in thousands)	2017	2016
Sales	$907,349	$852,592
Cost of sales	(530,200)	(503,727)

Gross profit	377,149	348,865
Operating costs and other
Selling, general and administrative expense (“SG&A”)	(147,298)	(148,378)
Research and development expense (“R&D”)	(36,634)	(33,792)

Operating profit	$193,217	$166,695

Gross profit as a % of sales	41.6%	40.9%
SG&A as a % of sales	16.2%	17.4%
R&D as a % of sales	4.0%	4.0%
Operating profit as a % of sales	21.3%	19.6%

Sales

Total sales increased $54.8 million, or 6.4%, during 2017 as compared to 2016 including the impact of price increases which contributed 0.7% to overall sales growth. Sales grew during 2017 as compared to 2016 due primarily to increased year-over-year demand in industrial and robotics end markets in China, Western Europe and the United States, and demand for engine retarder products in China and the United States.

Cost of Sales

Cost of sales increased $26.5 million, or 5.3%, during 2017 as compared to 2016. The year-over-year increase in cost of sales during 2017 as compared to 2016 is due primarily to the impact of higher year-over-year sales volumes partly offset by incremental year-over-year cost savings associated with restructuring and productivity improvement initiatives, and material cost and supply chain improvement actions.

Gross Profit

The year-over-year $28.3 million increase in gross profit (and the related 70 basis point increase in gross profit margin) during 2017 as compared to 2016 is due primarily to higher year-over-year sales volumes, the favorable impact of pricing improvements, incremental year-over-year cost savings associated with restructuring and productivity improvement initiatives, and material cost and supply chain improvement actions.

Operating Costs and Other Expenses

SG&A decreased $1.1 million, or 120 basis points as a percent of sales, during 2017 as compared to 2016. The decrease in SG&A was due primarily to incremental year-over-year restructuring and productivity improvement initiatives, partly offset by continued investments in sales and marketing growth initiatives. The decrease in SG&A as a percent of sales was due primarily to the impact of sales growing at a faster rate than SG&A during the year.

R&D (consisting principally of internal and contract engineering personnel costs) increased $2.8 million during 2017 as compared to 2016 due to incremental year-over-year investments in the A&S Business’s product development initiatives, as well as year-over-year increases in employee related expenses.

Operating Profit

Operating profit increased $26.5 million during 2017 as compared to 2016, and as a percent of sales, increased from 19.6% of sales in 2016 to 21.3% of sales in 2017. The increase in operating profit was primarily a result of the increase in sales volume and other factors noted above.

Comparison of Results of Operations for the Years Ended December 31, 2016 and December 31, 2015

	Year Ended December 31
($ in thousands)	2016	2015
Sales	$852,592	$874,085
Cost of sales	(503,727)	(529,227)

Gross profit	348,865	344,858
Operating costs and other
SG&A	(148,378)	(147,678)
R&D	(33,792)	(31,791)

Operating profit	$166,695	$165,389

Gross profit as a % of sales	40.9%	39.5%
SG&A as a % of sales	17.4%	16.9%
R&D as a % of sales	4.0%	3.6%
Operating profit as a % of sales	19.6%	18.9%

Sales

Total sales decreased $21.5 million, or 2.5%, during 2016 as compared to 2015. Price increases contributed 0.8% to sales growth which was more than offset by decreases in sales volumes and changes in currency exchange rates. Demand declined for engine retarder products due primarily to weakness in the North American heavy-truck market, partly offset by strong growth in China and Europe. In addition, year-over-year demand declined in certain medical and defense related end markets which were partly offset by increased year-over-year demand for industrial automation products particularly in China. Geographically, sales declined in North America, partly offset by growth in Western Europe and China.

Cost of Sales

Cost of sales decreased $25.5 million, or 4.8%, during 2016 as compared to 2015, due primarily to the decrease in sales volumes as noted above, changes in currency exchange rates, incremental year-over-year cost savings associated with restructuring and productivity improvement initiatives, and material cost and supply chain improvement actions.

Gross Profit

Gross profit increased $4.0 million, or 140 basis points as a percent of sales, during 2016 as compared to 2015, due primarily to incremental year-over-year cost savings associated with productivity improvement initiatives, material cost and supply chain improvement actions and favorable pricing impacts. These factors were partially offset by the decrease in sales volumes and the impact of currency exchange rates.

Operating Costs and Other Expenses

SG&A increased $0.7 million, or 50 basis points as a percent of sales, during 2016 as compared to 2015 due primarily to continued investments in sales and marketing growth initiatives, partially offset by the impact of currency exchange rates, incremental year-over-year restructuring and productivity improvement initiatives.

R&D increased $2.0 million during 2016 as compared to 2015. This increase was due primarily to year-over-year investments in new product development initiatives, as well as year-over-year increases in employee related expenses.

Operating Profit

Operating profit increased $1.3 million during 2016 as compared to 2015, and as a percent of sales, increased from 18.9% of sales in 2015 to 19.6% of sales in 2016. The increase in operating profit was primarily a result of incremental year-over-year cost savings associated with productivity improvement initiatives, material cost and supply chain improvement actions and incremental year-over-year restructuring initiatives. These factors were partially offset by the decrease in sales volumes net of price increases and the impact of currency exchange rates.

Income Taxes

General

Prior to the Transactions, the A&S Business’s operating results were included in Fortive’s various consolidated U.S. federal and certain state income tax returns, as well as certain non-U.S. returns. The A&S Business accounts for income taxes under the separate return method. Under this approach, income tax expense and deferred tax assets and liabilities are determined as if the A&S Business were filing separate returns. Income tax expense and deferred tax assets and liabilities reflect management’s assessment of future taxes expected to be paid on items reflected in the A&S Business’s financial statements. The A&S Business records the tax effect of discrete items and items that are reported net of tax effects in the period in which they occur.

On December 22, 2017, the U.S. enacted comprehensive tax reform commonly referred to as the Tax Cut and Jobs Act (the “TCJA”). The TCJA represents a significant overhaul to the U.S. federal tax code. The TCJA impacts, among other things, U.S. corporate tax rates, business-related exclusions, deductions, and credits. The TCJA is expected to have a favorable impact on the A&S Business’s financial statements for the foreseeable future.

The A&S Business’s effective tax rate can be affected by, among other items, changes in the mix of earnings in countries with differing statutory tax rates (including as a result of business acquisitions and dispositions), changes in the valuation of deferred tax assets and liabilities, the implementation of tax planning strategies, tax rulings, court decisions, settlements with tax authorities and changes in tax laws, including legislative policy changes that may result from the Organization for Economic Co-operation and Development’s (“OECD”) initiative on Base Erosion and Profit Shifting.

As part of Fortive, the amount of income taxes the A&S Business pays is subject to ongoing audits by federal, state and foreign tax authorities, which often result in proposed assessments. Management performs a comprehensive review of its global tax positions on a quarterly basis. Based on these reviews, the results of discussions and resolutions of matters with certain tax authorities, tax rulings and court decisions, and the expiration of statutes of limitations, reserves for contingent tax liabilities are accrued or adjusted as necessary.

Comparison of the Three Months Ended March 30, 2018 and March 31, 2017

The A&S Business’s effective tax rate for the three months ended March 30, 2018 was 17%, as compared to 24% for the three months ended March 31, 2017. The year-over-year decrease was due primarily to favorable impacts in 2018 resulting from a lower statutory tax rate in the United States as a result of the Tax Cuts and Jobs Act (“TCJA”), the impact of favorable adjustments to the provisional estimates recorded in 2017 related to the TCJA, as well as other federal and international tax benefits.

The A&S Business’s effective tax rates for 2018 and 2017 differ from the U.S. federal statutory rate of 21% and 35%, respectively, due primarily to earnings outside the United States that are indefinitely reinvested and taxed at rates lower than the U.S. federal statutory rate, the impact of credits and deductions provided by law, and the effect of favorable adjustments to the provisional estimates recorded in 2017 related to the TCJA, as permitted under SEC Staff Accounting Bulletin No. 118 (“SAB 118”). These provisional estimates decreased income tax expense by $1,147,000 during the three months ended March 30, 2018. The A&S Business will continue to evaluate the effects of the TCJA on the 2017 provisional estimates through the end of the SAB 118 allowable measurement period.

Comparison of the Years Ended December 31, 2017, 2016 and 2015

The A&S Business’s effective tax rate for 2017, 2016 and 2015, was 21%, 27% and 33%, respectively. The A&S Business’s estimated effective tax rate including provisional estimates of the TCJA for 2017 differs from the U.S. federal statutory rate of 35% due primarily to net favorable impacts associated with the TCJA, its earnings outside the United States that are indefinitely reinvested and taxed at rates lower than the U.S. federal statutory rate, the impact of credits and deductions provided by law, and state tax impacts.

The A&S Business’s effective tax rates for 2016 and 2015 differ from the U.S. federal statutory rate of 35% due primarily to its earnings outside the United States that are indefinitely reinvested and taxed at rates lower than the U.S. federal statutory rate, and the impact of credits and deductions provided by law.

Inflation

The effect of inflation on the A&S Business’s revenues and net earnings was not significant in the three months ended March 30, 2018 and March 31, 2017 or any of the years ended December 31, 2017, 2016 or 2015.

RISK MANAGEMENT

The A&S Business is exposed to market risk from changes in foreign currency exchange rates, credit risk and commodity prices, each of which could impact its financial statements. The A&S Business generally addresses exposure to these risks through its normal operating and financing activities. In addition, the A&S Business’s broad-based business activities help to reduce the impact that volatility in any particular area or related areas may have on its operating profit as a whole.

Foreign Currency Exchange Rate Risk

The A&S Business faces transactional exchange rate risk from transactions with customers in countries outside the United States and from intercompany transactions between affiliates. Transactional exchange rate risk arises from the purchase and sale of goods and services in currencies other than the A&S Business’s functional currency or the functional currency of an applicable subsidiary. The A&S Business also faces translational exchange rate risk related to the translation of financial statements of foreign operations into U.S. dollars, its functional currency. Costs incurred and sales recorded by subsidiaries operating outside of the United States are translated into U.S. dollars using exchange rates effective during the respective period. As a result, the A&S Business is exposed to movements in the exchange rates of various currencies against the U.S. dollar. The effect of a change in currency exchange rates on the A&S Business’s net investment in international subsidiaries is reflected in the accumulated other comprehensive income (loss) component of Parent’s equity. A 10% depreciation in major currencies relative to the U.S. dollar at December 31, 2017 would have resulted in a reduction of Parent’s equity of approximately $18.9 million.

Currency exchange rates positively impacted reported sales in the three months ended March 30, 2018 by 4.0% as compared to the comparable period in 2017, as the U.S. dollar was, on average, stronger against most major currencies during the first quarter of 2018 as compared to exchange rate levels during the first quarter of 2017. Currency exchange rates positively impacted 2017 reported sales by 0.2% as compared to 2016, as the U.S. dollar was, on average, stronger against most major currencies during 2017 as compared to exchange rate levels during 2016.

If the exchange rates in effect as of March 30, 2018 were to prevail throughout 2018, currency exchange rates would positively impact 2018 estimated sales by approximately 2.5% relative to the A&S Business’s performance in 2017. Additional strengthening of the U.S. dollar against other major currencies would further adversely impact the A&S Business’s sales and results of operations on an overall basis. Any weakening of the U.S. dollar against other major currencies would positively impact the A&S Business’s sales and results of operations.

As part of Fortive, the A&S Business has generally accepted the exposure to exchange rate movements without using derivative financial instruments to manage this risk. Both positive and negative movements in currency exchange rates against the U.S. dollar will therefore continue to affect the reported amount of sales, profit, and assets and liabilities in the A&S Business’s financial statements.

Credit Risk

The A&S Business is exposed to potential credit losses in the event of nonperformance by counterparties to the A&S Business’s receivables from customers. Concentrations of credit risk arising from receivables from customers are limited due to the diversity of the A&S Business’s customers. The A&S Business performs credit evaluations of its customers’ financial conditions and also obtains collateral or other security as appropriate.

No customer accounted for more than 10% of combined sales in 2017, 2016 or 2015.

Commodity Price Risk

For a discussion of risks relating to commodity prices, refer to “Risk Factors.”

LIQUIDITY AND CAPITAL RESOURCES

As part of Fortive, the A&S Business is dependent upon Fortive for all of its working capital and financing requirements as Fortive uses a centralized approach to cash management and financing of its operations. Financial transactions relating to the A&S Business are accounted for through the net Parent investment account of the A&S Business. Accordingly, none of Fortive’s cash, cash equivalents or debt at the corporate level has been assigned to the A&S Business in the financial statements. During the years ended December 31, 2017, 2016, and 2015 and the three months ended March 30, 2018 and March 31, 2017, the A&S Business generated sufficient cash from operating activities to fund its capital spending.

The following is an overview of the A&S Business’s cash flows and liquidity:

Overview of Cash Flows and Liquidity

	Three Months Ended		Year Ended December 31,
($ in thousands)	March 30, 2018	March 31, 2017	2017	2016	2015
Net cash provided by operating activities	$37,613	$25,284	$171,467	$143,018	$135,132

Net cash used in investing activities	$(5,478)	$(5,457)	$(24,971)	$(19,558)	$(17,111)

Net transfers to Parent	$(32,205)	$(22,353)	$(150,955)	$(123,355)	$(114,327)
Net (repayments of) proceeds from short-term borrowings	(132)	—	866	655	1,621

Net cash used in financing activities	$(32,337)	$(22,353)	$(150,089)	$(122,700)	$(112,706)

Comparison of the Three Months Ended March 30, 2018 and March 31, 2017

Operating cash flows increased by approximately $12.3 million for the three months ended March 30, 2018 as compared to the comparable period of 2017 due primarily to cash generated from higher net earnings in 2018 partially offset by investments in working capital. Net cash used in financing activities increased by approximately $10.0 million during 2018 as compared to 2017, as more cash was transferred to Fortive due to increases in operating cash flows.

Comparison of the Years Ended December 31, 2017 and December 31, 2016

Operating cash flows increased by approximately $28.4 million during 2017 as compared to 2016 due primarily to higher net earnings partially offset by investments in working capital. Net cash used in investing activities increased by approximately $5.4 million during 2017 as compared to 2016 due to increases in capital expenditures. Net cash used in financing activities increased by approximately $27.4 million during 2017 as compared to 2016, as more cash was transferred to Fortive due to increases in operating cash flows.

Comparison of the Years Ended December 31, 2016 and December 31, 2015

Operating cash flows increased by approximately $7.9 million during 2016 as compared to 2015 due primarily to higher net earnings and the timing of various employee-related liabilities, partially offset by investments in working capital. Net cash used in investing activities increased by approximately $2.4 million during 2016 as compared to 2015 due to increases in capital expenditures. Net cash used in financing activities increased by approximately $10.0 million during 2016 as compared to 2015, as more cash was transferred to Fortive due to increases in operating cash flows.

Contractual Obligations

The following table sets forth, by period due or year of expected expiration, as applicable, a summary of the A&S Business’s contractual obligations as of December 31, 2017 under (1) leases, (2) purchase obligations and (3) other long-term liabilities reflected on the balance sheet under GAAP. There were no material changes in the A&S Business’s contractual obligations for the three months ended March 30, 2018

($ in thousands)	Total	Less than one year	1-3 years	3-5 years	More than 5 years
Leases:
Operating lease obligations (a)	$25,295	$7,225	$11,739	$3,702	$2,629
Other:
Purchase obligations (b)	37,130	34,893	2,127	40	70
Other long-term liabilities reflected on the A&S Business’s balance sheet under GAAP (c)	50,373	—	3,096	3,096	44,181

Total	$112,798	$42,118	$16,962	$6,838	$46,880

(a)	As described in Note 11 to the Combined Financial Statements. Includes future minimum lease payments for operating leases having initial or remaining noncancelable lease terms in excess of one year. Certain leases require us to pay real estate taxes, insurance, maintenance and other operating expenses associated with the leased premises. These future costs are not included in the schedule above.
(b)	Consist of agreements to purchase goods or services that are enforceable and legally binding on us and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum or variable price provisions and the approximate timing of the transaction.
(c)	Primarily consist of obligations under product service and warranty policies and allowances, performance and operating cost guarantees, litigation claims, postretirement benefits, pension benefit obligations, net tax liabilities and deferred compensation obligations. The timing of cash flows associated with these obligations is based upon management’s estimates over the terms of these arrangements and is largely based upon historical experience.

Off-Balance Sheet Arrangements

In the normal course of business, the A&S Business periodically enters into agreements that require it to indemnify customers, suppliers or other business partners for specific risks, such as claims for injury or property damage arising out of the A&S Business’s products or claims alleging that A&S Business products infringe third party intellectual property. Historically, the A&S Business has not experienced significant losses on these types of indemnification obligations. The following table sets forth, by period due or year of expected expiration, as applicable, a summary of off-balance sheet commitments as of December 31, 2017:

	Amount of Commitment Expiration per Period
($ in thousands)	Total	Less Than One Year	1-3 Years	4-5 Years	More Than 5 Years
Guarantees	$2,576	$2,576	$—	$—	$—

Guarantees consist of outstanding standby letters of credit and bank guarantees. These guarantees have been provided in connection with certain arrangements with vendors, customers, financing counterparties and governmental entities to secure the A&S Business’s obligations and/or performance requirements related to specific transactions.

Other Off-Balance Sheet Arrangements

The A&S Business has, from time to time, divested certain of its businesses and assets. In connection with these divestitures, it often provides representations, warranties and/or indemnities to cover various risks and unknown liabilities, such as claims for damages arising out of the use of products or relating to intellectual property matters, commercial disputes, environmental matters or tax matters. The A&S Business has not included any such items in the contractual obligations table above because they relate to unknown conditions and it cannot reasonably estimate the potential liabilities from such matters, but it does not expect that any such liability will have a material effect on its financial statements.

Legal Proceedings

Please refer to Note 12 to the Combined Financial Statements for the year ended December 31, 2017 for information regarding legal proceedings and contingencies. For a discussion of risks related to legal proceedings and contingencies, please refer to the section entitled “Risk Factors” above.

CRITICAL ACCOUNTING ESTIMATES

Management’s discussion and analysis of the A&S Business’s financial condition and results of operations is based on its combined financial statements, which have been prepared in accordance with GAAP for the preparation of carved-out financial statements. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Management bases these estimates and judgments on historical experience, the current economic environment and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ materially from these estimates and judgments.

The A&S Business believes the following accounting estimates are most critical to an understanding of its financial statements. Estimates are considered to be critical if they meet both of the following criteria: (1) the estimate requires assumptions about material matters that are uncertain at the time the estimate is made, and (2) material changes in the estimate are reasonably likely from period to period. For a detailed discussion on the application of these and other accounting estimates, refer to Note 2 in the A&S Business’s Combined Financial Statements for the year ended December 31, 2017.

Accounts Receivable

The A&S Business maintains allowances for doubtful accounts to reflect probable credit losses inherent in its portfolio of receivables. Determination of the allowances requires management to exercise judgment about the timing, frequency and severity of credit losses that could materially affect the allowances for doubtful accounts and, therefore, net income. The allowances for doubtful accounts represent management’s best estimate of the credit losses expected from the A&S Business’s trade accounts and contracts. The level of the allowances is based on many quantitative and qualitative factors including historical loss experience by receivable type, portfolio duration, economic conditions and credit risk quality. The A&S Business regularly performs detailed reviews of its accounts receivable portfolio to determine if an impairment has occurred and to assess the adequacy of the allowances. If the financial condition of the A&S Business’s customers were to deteriorate with a severity, frequency and/or timing different from the A&S Business’s assumptions, additional allowances would be required and the A&S Business’s financial statements would be adversely impacted.

Inventories

The A&S Business records inventory at the lower of cost or net realizable value, which is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. The A&S Business estimates the net realizable value of its inventory based on assumptions of future demand and related pricing. Estimating the net realizable value of inventory is inherently uncertain because levels of demand, technological advances and pricing competition in many of the A&S Business’s markets can fluctuate significantly from period to period due to circumstances beyond its control. If actual market conditions are less favorable than projected, the A&S Business could be required to reduce the value of its inventory, which would adversely impact its financial statements. Refer to Note 3 to the Combined Financial Statements.

Acquired Intangibles

The A&S Business’s acquisitions typically result in the recognition of goodwill and other intangible assets, which affect the amount of future period amortization expense and possible impairment charges that it may incur. Refer to Notes 2 and 5 in the Combined Financial Statements for the year ended December 31, 2017 for a description of policies relating to goodwill and acquired intangibles.

In performing its goodwill impairment testing, the A&S Business estimates the fair value of its reporting units primarily using a market based approach. The fair value estimates are based on multiples of earnings before interest, taxes, depreciation and amortization (“EBITDA”) determined by current trading market multiples of earnings for companies operating in businesses similar to each of its reporting units, in addition to recent market available sale transactions of comparable businesses. In evaluating the estimates derived by the market based approach, management makes judgments about the relevance and reliability of the multiples by considering factors unique to its reporting units, including operating results, business plans, economic projections, anticipated future cash flows, and transactions and marketplace data as well as judgments about the comparability of the market proxies selected. In certain circumstances fair value estimates utilize a discounted cash flow analysis (i.e., an income approach) in order to validate the results of the market approach. The discounted cash flow model requires judgmental assumptions about projected revenue growth, future operating margins, discount rates and terminal values. There are inherent uncertainties related to these assumptions and management’s judgment in applying them to the analysis of goodwill impairment.

As of December 31, 2017, the A&S Business had four reporting units for goodwill impairment testing. The carrying value of the goodwill included in each individual reporting unit ranged from $6,574,000 to $235,832,000. The A&S Business’s annual goodwill impairment analysis in 2017 indicated that in all instances, the fair values of its reporting units exceeded their carrying values by over 250% and consequently did not result in an impairment charge. Further, after applying a hypothetical 10% decrease to the fair values of each reporting unit and comparing those hypothetical values to the reporting unit carrying values, the fair values of every reporting unit exceeded their carrying values by over 200%.

The A&S Business reviews identified intangible assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The A&S Business also tests intangible assets with indefinite lives at least annually for impairment. Determining whether an impairment loss occurred requires a comparison of the carrying amount to the sum of undiscounted cash flows expected to be generated by the asset. These analyses require management to make judgments and estimates about future revenues, expenses, market conditions and discount rates related to these assets.

If actual results are not consistent with management’s estimates and assumptions, goodwill and other intangible assets may be overstated and a charge would need to be taken against net earnings which would adversely affect the A&S Business’s financial statements.

Contingent Liabilities

As discussed in Note 12 to the Combined Financial Statements, the A&S Business is, from time to time, subject to a variety of litigation and similar contingent liabilities incidental to its business (or the business operations of previously owned entities). The A&S Business recognizes a liability for any contingency that is known or probable of occurrence and reasonably estimable. These assessments require judgments concerning matters such as litigation developments and outcomes, the anticipated outcome of negotiations, the number of future claims and the cost of both pending and future claims. In addition, because most contingencies are resolved over long periods of time, liabilities may change in the future due to various factors, including those discussed in Note 12 to the Combined Financial Statements for the year ended December 31, 2017. If the reserves established by the A&S Business with respect to these contingent liabilities are inadequate, it would be required to incur an expense equal to the amount of the loss incurred in excess of the reserves, which would adversely affect its financial statements.

Revenue Recognition

Changes to our accounting policy for revenue recognition as a result of adopting ASU 2014-09 Revenue from Contracts with Customers (“Topic 606”) are discussed in Note 4 to the Combined Condensed Financial Statements as of and for the period ended March 30, 2018.

Corporate Allocations

The A&S Business has historically operated as part of Fortive and not as a stand-alone company. Accordingly, certain shared costs have been allocated to the A&S Business and are reflected as expenses in the accompanying financial statements. Management considers the allocation methodologies used to be reasonable and appropriate reflections of the related expenses attributable to the A&S Business for purposes of the carved-out financial statements; however, the expenses reflected in these financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if it had operated as a separate stand-alone entity. In addition, the expenses reflected in the financial statements may not be indicative of expenses that will be incurred in the future by the A&S Business. Refer to Note 8 to the A&S Business’s Combined Condensed Financial Statements for the three months ended March 31, 2018 and Note 15 to the Combined Financial Statements for the year ended December 31, 2017 for a description of the A&S Business’s corporate allocations and related party transactions.

Stock-Based Compensation

For a description of the A&S Business’s stock-based compensation accounting practices, refer to Note 13 of the Combined Financial Statements. Determining the appropriate fair value model and calculating the fair value of stock-based payment awards require subjective assumptions, including the expected life of the awards, stock price volatility and expected forfeiture rate. The assumptions used in calculating the fair value of stock-based payment awards represent the A&S Business’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. If actual results are not consistent with management’s assumptions and estimates, the A&S Business’s equity-based compensation expense could be materially different in the future.

Pension and Other Postretirement Benefits

For a description of the A&S Business’s pension accounting practices, refer to Notes 8 and 9 in the Combined Financial Statements for the year ended December 31, 2017. Calculations of the amount of pension costs and obligations depend on the assumptions used in the actuarial valuations, including assumptions regarding discount rates, expected return on plan assets, rates of salary increases, health care cost trend rates, mortality rates, and other factors. If the assumptions used in calculating pension and other postretirement benefits costs and obligations are incorrect or if the factors underlying the assumptions change (as a result of differences in actual experience, changes in key economic indicators or other factors) the A&S Business’s financial statements could be materially affected. A 50 basis point reduction in the discount rates used for the plans for 2017 would have increased the net obligation by $2,800,000 ($2,352,000 on an after-tax basis) from the amounts recorded in the financial statements as of December 31, 2017.

The A&S Business’s plan assets consist of various equity and debt securities as determined by the administrator of each plan. The estimated long-term rate of return for the plans was determined on a plan by plan basis based on the nature of the plan assets was approximately 3.75%. If the expected long-term rate of return on plan assets for 2017 was reduced by 50 basis points, pension expense for the plans for 2017 would have increased $200,000 ($168,000 on an after-tax basis).

Income Taxes

For a description of the A&S Business’s income tax accounting policies, refer to Notes 2 and 10 to the Combined Financial Statements.

On December 22, 2017, the SEC issued Staff Accounting Bulletin No. 118 (“SAB 118”) that provides guidance on the financial statement implications of the TCJA. Pursuant to SAB 118 interpretive guidance, the A&S Business prepared and recorded tax accounting for the year ended December 31, 2017 applying tax laws in effect prior to the application of the provisions of the TCJA; and the A&S Business also recorded provisional estimates (as defined in SAB 118) for all the effects of the TCJA. Elections have been made on accounting policies and practices related to the TCJA, except that the A&S Business is evaluating the accounting treatment related to the new TCJA global intangible low-taxed income (“GILTI”) rules in the A&S Business’s financial statements and have not yet made a policy decision regarding whether to record deferred taxes. SAB 118 provides for a one-year measurement period and the A&S Business intends to complete the accounting for the TCJA impacts within that time frame. As of December 31, 2017, the A&S Business has not recorded any measurement period adjustments.

The A&S Business’s domestic and foreign operating results are included in the income tax returns of Parent. The A&S Business accounts for income taxes under the separate return method. Under this approach, the A&S Business determines its deferred tax assets and liabilities and related tax expense as if it were filing separate tax returns. The accompanying Combined Balance Sheets do not contain a current taxes payable liability as it is deemed settled with Parent when due and therefore included in Parent’s equity. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted rates expected to be in effect during the year in which the differences reverse. Deferred tax assets generally represent items that can be used as a tax deduction or credit in the A&S Business’s tax return in future years for which the tax benefit has already been reflected on the A&S Business’s Combined Statements of Earnings. The Company establishes valuation allowances for its deferred tax assets if it is more likely than not that some or all of the deferred tax asset will not be realized. Deferred tax liabilities generally represent items that have already been taken as a deduction on the A&S Business’s tax return but have not yet been recognized as an expense in the A&S Business’s Combined Statements of Earnings. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

The Parent provides for unrecognized tax benefits when, based upon the technical merits, it is “more-likely-than-not” that an uncertain tax position will not be sustained upon examination. Judgment is required in evaluating tax positions and determining income tax provisions. The Parent re-evaluates the technical merits of its tax positions and may recognize an uncertain tax benefit in certain circumstances, including when: (i) a tax audit is completed; (ii) applicable tax laws change, including a tax case ruling or legislative guidance; or (iii) the applicable statute of limitations expires. The Parent recognizes potential accrued interest and penalties associated with unrecognized tax positions in income tax expense. Under the terms of the Transactions, the A&S Business has no unrecognized tax benefits that it is responsible for as of December 31, 2017 or 2016. Refer to Note 10 for additional information.

An increase in the A&S Business’s 2017 effective tax rate of 1.0% would have resulted in an additional income tax provision for the year ended December 31, 2017 of $1,927,000.

NEW ACCOUNTING STANDARDS

For a discussion of new accounting standards relevant to the A&S Business, refer to Note 2 to the Combined Financial Statements.

THE TRANSACTIONS

Overview

On March 7, 2018, Altra and Fortive agreed to enter into the Transactions to effect the transfer of the A&S Business to Altra. The Transactions provide for (i) the separation and distribution of a portion of the A&S Business and the subsequent merger of Merger Sub with and into Newco, with Newco, as the surviving entity, a wholly-owned subsidiary of Altra and (ii) the Direct Sales, pursuant to which Altra will acquire the remaining portion of the A&S Business. In order to effect the Separation, the Distribution, the Direct Sales and the Merger, Fortive, Newco, Altra and Merger Sub entered into the Merger Agreement and Fortive, Newco and Altra entered into the Separation Agreement. In addition, Fortive, Newco, Altra and certain of their respective affiliates entered into, or will enter into, the Ancillary Agreements in connection with the Transactions. These agreements, which are described in greater detail in this document, govern the relationship among Fortive, Newco, Altra, Merger Sub and their respective affiliates after the consummation of Separation, the Distribution, the Direct Sales and the Merger.

The A&S Business consists of the Automation & Specialty platform of Fortive and its subsidiaries as conducted by them under certain related brands, including by the Portescap, Kollmorgen, Thomson and Jacobs Vehicle Systems operating companies, the A&S Companies and the Direct Sales Asset Sellers, but excluding Fortive’s Hengstler and Dynapar businesses. Prior to the Distribution and the Merger, Fortive will convey to Newco or one or more subsidiaries of Fortive certain assets and liabilities constituting a portion of the A&S Business, and will cause any applicable subsidiary of Fortive to convey to Fortive or its designated subsidiary (other than Newco or any of Newco’s subsidiaries) certain excluded assets and excluded liabilities in order to separate and consolidate a portion of the A&S Business. Immediately thereafter, Fortive will contribute all the equity interests in each such subsidiary of Fortive holding assets and liabilities constituting a portion of the A&S Business to Newco. In exchange, Newco will: (i) issue to Fortive shares of Newco common stock, (ii) issue to Fortive the Newco Securities and (iii) distribute to Fortive the Cash Dividend. In total, Newco will make distributions to Fortive of cash and debt instruments of Newco with an aggregate value of $400 million, of which $150 million (subject to adjustment as provided in the Separation Agreement) is expected to be the Cash Dividend, and $250 million (subject to adjustment as provided in the Separation Agreement) is expected to be issued as Newco Securities. In addition, in the Direct Sales, pursuant to the Merger Agreement, Fortive will transfer certain non-U.S. assets, liabilities and entities constituting the remaining portion of the A&S Business directly to Altra or one or more subsidiaries of Altra and the Altra subsidiaries will assume substantially all of the liabilities associated with the transferred assets and pay Fortive the Direct Sales Purchase Price, which is expected to be $1.0 billion. Fortive will transfer the Newco Securities to certain parties in exchange for certain outstanding debt obligations of Fortive held by the Debt Exchange Parties. Following the Debt Exchange, the Debt Exchange Parties are expected to sell the Newco Securities to third-party investors.

On the closing date of the Merger, Fortive will distribute all of the issued and outstanding shares of Newco common stock held by Fortive to its participating stockholders in this Exchange Offer. If this Exchange Offer is consummated but is not fully subscribed, Fortive will distribute the remaining shares of Newco common stock on a pro rata basis to Fortive stockholders whose shares of Fortive common stock remain outstanding after consummation of this Exchange Offer. Any Fortive stockholder who validly tenders (and does not properly withdraw) shares of Fortive common stock for shares of Newco common stock in this Exchange Offer will waive their rights with respect to such shares to receive, and forfeit any rights to, shares of Newco common stock distributed on a pro rata basis to Fortive stockholders in the event this Exchange Offer is not fully subscribed. If there is a pro rata distribution, the Exchange Offer agent will calculate the exact number of shares of Newco common stock not exchanged in this Exchange Offer and to be distributed on a pro rata basis, and the number of shares of Altra common stock into which the remaining shares of Newco common stock will be converted in the Merger will be transferred to Fortive stockholders (after giving effect to the consummation of this Exchange Offer) as promptly as practicable thereafter.

Immediately after the Distribution and on the closing date of the Merger, Merger Sub will merge with and into Newco, whereby the separate corporate existence of Merger Sub will cease and Newco will continue as the surviving company and as a wholly-owned subsidiary of Altra. In the Merger, each share of Newco common stock will be converted into the right to receive shares of Altra common stock based on the exchange ratio set forth in the Merger Agreement, as described in the section of this document entitled “The Merger Agreement—Merger Consideration.” After the consummation of the Merger and the Direct Sales, Altra will own and operate the A&S Business through Newco and the Direct Sales Purchasers, and will also continue Altra’s current businesses. All shares of Altra common stock, including those issued in the Merger, will be listed on Nasdaq under Altra’s current trading symbol “AIMC.”

In connection with the Merger, Altra expects to issue 35 million shares of Altra common stock to Fortive stockholders that receive shares of Newco common stock in the Distribution. Calculated based on the closing price on Nasdaq of Altra common stock as of July 17, 2018 the shares of Altra common stock that Altra expects to issue to Fortive stockholders as a result of the Transactions would have had a market value of approximately $1.5 billion in the aggregate (the actual value will not be known until the closing date). See “—Calculation of the Merger Consideration.”

As a result of the Transactions described above, the aggregate value of the consideration payable to Fortive or Fortive stockholders with respect to the A&S Business is estimated, as of July 17, 2018, to be approximately $2.9 billion, consisting of (i) approximately $1.5 billion in value of Altra common stock (calculated based on the closing price on Nasdaq of the Altra common stock as of July 17, 2018) issuable to Fortive stockholders that participate in the Exchange Offer, (ii) $1.0 billion in cash payable to certain subsidiaries of Fortive in respect of the Direct Sales and (iii) $400 million payable to Fortive in respect of the Cash Dividend and issuance of the Newco Securities.

Transaction Steps

Below is a step-by-step list illustrating the material events relating to the Separation, the Distribution and the Merger. Each of these events is discussed in more detail elsewhere in this document.

Step #1—Internal Restructuring; the Separation. Prior to the Distribution and the Merger, Fortive will convey to Newco or one or more subsidiaries of Fortive certain assets and liabilities constituting a portion of the A&S Business (excluding any Direct Sales Assets or Direct Sales Entities, which will be transferred in the Direct Sales described below), and will cause any applicable subsidiary of Fortive to convey to Fortive or its designated subsidiary (other than Newco or any of Newco’s subsidiaries) certain excluded assets and excluded liabilities in order to separate and consolidate a portion of the A&S Business. Immediately thereafter, Fortive will contribute all the equity interests in each such subsidiary of Fortive holding assets and liabilities constituting a portion of the A&S Business to Newco.

Step #2—Issuance of Newco common stock. Immediately prior to the Distribution, Newco will issue to Fortive shares of Newco common stock. Following this issuance, Fortive will own 35 million shares of Newco common stock, which will constitute all of the issued and outstanding stock of Newco.

Step #3—Issuance of Newco Securities. Prior to the effective time of the Merger, and as a condition to the Distribution, Newco will make distributions to Fortive of the Cash Dividend and Newco Securities. Fortive expects to exchange the Newco Securities with the Debt Exchange Parties for certain outstanding debt obligations of Fortive, which may include debt securities, loans, commercial paper, or a combination thereof, held by the Debt Exchange Parties. Following the Debt Exchange, the Debt Exchange Parties, or their affiliates, are expected to sell the Newco Securities to third-party investors. The Direct Sales were included in the Transactions as a way to dispose of certain non-U.S. assets, liabilities and entities of the A&S Business to Altra subsidiaries for cash in a tax-efficient manner, while reducing the size of the Debt Exchange needed in order to provide Fortive with the same level of monetization of the A&S Business in the Transactions. If Fortive determines that the Debt Exchange is not reasonably likely to be consummated at or prior to the “End Date” (as such term is described in “The Merger Agreement—Termination”) in an amount equal to the Above-Basis Amount at the time of the Distribution, then Fortive may elect to (i) require Newco to issue to Fortive the Newco Securities even though the Debt Exchange will not occur at the time of the Distribution, (ii) require Newco to incur indebtedness in an amount up to the Above-Basis Amount, whether in the form of debt securities, loans or a combination thereof, and distribute to Fortive an amount in cash equal to the net proceeds thereof, or (iii) terminate the Merger Agreement as described under “The Merger Agreement—Termination” and pay the termination fee as described under “The Merger Agreement—Termination Fees and Expenses Payable in Certain Circumstances.” Any debt securities issued by Newco to fund the Cash Dividend or issued in lieu of all or any portion of the Newco Securities may be fungible with the Newco Securities that are distributed to Fortive.

Step #4—The Distribution; Exchange Offer or Spin-Off. On the closing date of the Merger, Fortive will distribute 100% of the shares of Newco common stock to Fortive stockholders through either a spin-off or a split-off. In a spin-off, all Fortive stockholders would receive a pro rata number of shares of Newco common stock. In a split-off, Fortive would offer its stockholders the option to exchange all or a portion of their shares of Fortive common stock for shares of Newco common stock in an exchange offer. If this Exchange Offer is undertaken and consummated, but this Exchange Offer is not fully subscribed because fewer than all shares of Newco common stock owned by Fortive are exchanged, the remaining shares of Newco common stock owned by Fortive would be distributed on a pro rata basis to Fortive stockholders whose shares of Fortive common stock remain outstanding after consummation of this Exchange Offer. See “The Separation Agreement—The Distribution.”

The Exhange Offer agent will hold, for the account of the relevant Fortive stockholders, book-entry authorizations representing all of the outstanding shares of Newco common stock, pending the consummation of the Merger. Shares of Newco common stock will not be able to be traded during this period.

As previously noted, this disclosure has been prepared under the assumption that the shares of Newco will be distributed to Fortive stockholders pursuant to a split-off. Based on market conditions prior to closing, Fortive will determine whether the Newco shares will be distributed to Fortive’s stockholders in a spin-off or a split-off and, once a final decision is made, this disclosure will be amended to reflect that decision, if necessary.

Step #5—The Direct Sales. In order for Altra to acquire the remaining portion of the A&S Business, prior to the effective time of the Merger, (i) the Direct Sales Sellers will sell to the Direct Sales Purchasers the Direct Sales Assets and the Direct Sales Entities and (ii) the Direct Sales Purchasers will assume the A&S Liabilities of or attributable to the Direct Sales Sellers, in exchange for the Direct Sales Purchase Price.

Step #6—The Merger. In the Merger, Merger Sub will be merged with and into Newco, with Newco surviving as a wholly-owned subsidiary of Altra. In the Merger, each outstanding share of Newco common stock (except for shares of Newco common stock held by Fortive, Newco, Altra or Merger Sub, which shares will be canceled and cease to exist, and no consideration will be delivered in exchange therefor) will be converted into the right to receive a number of shares of Altra common stock equal to (x) 35 million shares of Altra common stock divided by (y) the aggregate number of shares of Newco common stock issued and outstanding as of immediately prior to the effective time of the Merger.

Immediately after the consummation of the Merger, approximately 54% of the outstanding shares of Altra common stock are expected to be held by pre-Merger holders of shares of Newco common stock and approximately 46% of the outstanding shares of Altra common stock are expected to be held by pre-Merger Altra stockholders.

SELECTED FINANCIAL STATEMENT DATA

Selected Historical Combined Financial Data of the A&S Business

The summary historical combined financial data of the A&S Business for the years ended December 31, 2017, December 31, 2016 and December 31, 2015, and as of December 31, 2017 and December 31, 2016, as set forth below, have been derived from the audited annual combined financial statements of the A&S Business, which are included in the “Index to Financial Statements” section of this prospectus. The summary historical combined condensed financial data for the three months ended March 30, 2018 and March 31, 2017 and as of March 30, 2018, as set forth below, have been derived from the interim unaudited combined condensed financial statements of the A&S Business, which are included in the “Index to the Financial Statements” section of this prospectus. The unaudited summary historical combined financial data as of March 31, 2017 and December 31, 2015, and as of and for the years ended December 31, 2014 and December 31, 2013, have been derived from the unaudited annual combined financial statements of the A&S Business not included or incorporated by reference in this prospectus. This information is only a summary and the table below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the A&S Business” and the annual and quarterly combined financial statements of the A&S Business and the notes thereto included elsewhere in this prospectus.

	As of and for the Three Months Ended		As of and for the Year Ended December 31,
($ in millions)	March 30, 2018	March 31, 2017	2017	2016	2015	2014 (a)	2013 (a)
	(unaudited)	(unaudited)				(unaudited)	(unaudited)
Selected Statement of Earnings Information:
Sales	$250.6	$218.8	$907.3	$852.6	$874.1	$960.9	$959.0
Operating profit	57.7	45.7	193.2	166.7	165.4	215.5	179.8
Net earnings	47.8	34.7	151.7	121.2	110.1	149.1	132.7

	(unaudited)	(unaudited)			(unaudited)	(unaudited)	(unaudited)
Selected Balance Sheet Information:
Total assets	$894.7	$853.4	$872.0	$836.4	$832.1	$850.8	$933.0

(a)	In August 2014, the A&S Business completed the divestiture of its electric vehicle systems (“EVS”)/hybrid product line for a sale price of approximately $87 million in cash. This product line contributed sales, operating profit and net earnings of approximately $59.5 million, $10.5 million and $7.3 million, respectively, in 2014 prior to the divestiture. This product line contributed sales, operating profit and net earnings of approximately $106.5 million, $10.5 million and $7.8 million, respectively, in 2013. The Business recorded a pre-tax gain on the sale of the product line of approximately $34 million ($26 million after-tax). As of December 31, 2013, this product line had assets of approximately $66 million. Subsequent to the August 2014 sale, the A&S Business had no continuing involvement in the EVS/hybrid product line. The divestiture of the EVS/hybrid product line was not classified as a discontinued operation in these financial statements because the disposition does not represent a strategic shift that had a major effect on the A&S Business’s operations and financial statements.

Selected Historical Consolidated Financial Data of Altra

The following summary historical consolidated financial data of Altra for the three months ended March 31, 2018 and March 31, 2017, and as of such dates, have been derived from Altra’s historical unaudited consolidated and combined financial statements as of and for the three months ended March 31, 2018 and March 31, 2017. The following selected historical consolidated financial data of Altra for the years ended December 31, 2017, 2016, 2015, 2014 and 2013, and as of such dates, have been derived from Altra’s historical audited consolidated and combined financial statements as of and for the years ended December 31, 2017, 2016, 2015, 2014 and 2013. The selected historical combined financial data presented below are not necessarily indicative of the results or financial condition that may be expected for any future period or date. You should read the table below in conjunction with the financial statements of Altra and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contained in Altra’s Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference into this document. See “Where You Can Find More Information; Incorporation by Reference.”

	Three Months Ended March 31,		Year Ended December 31,
($ in millions except per share data)	2018	2017	2017	2016	2015	2014	2013
Results of Operations:
Net sales	$240.4	$215.4	$876.7	$708.9	$746.7	$819.8	$722.2
Cost of sales	166.2	149.3	601.0	486.8	518.2	570.9	506.8

Gross profit	74.2	66.1	275.7	222.1	228.5	248.9	215.4
Operating expenses:
Selling, general and administrative expenses	47.1	40.3	164.5	140.5	139.3	156.5	130.2
Research and development expenses	6.5	6.2	24.4	17.7	17.8	15.5	12.5
Impairment of Intangible assets	—	—	—	6.6	—	—	—
Restructuring costs and other costs	0.9	1.9	5.8	9.8	7.2	1.8	1.1

	54.5	48.4	194.7	174.6	164.3	173.8	143.8

Income from operations	19.7	17.7	81.0	47.5	64.2	75.1	71.6
Other non-operating income and expense:
Interest expense, net	1.8	1.7	7.7	11.7	12.2	12.0	10.6
Loss on partial settlement of pension plan	5.1	—	—	—	—	—	—
Loss on extinguishment of convertible debt	—	1.8	1.8	2.0	—	—	—
Other non-operating expense (income), net	(0.1)	(0.5)	0.4	—	0.9	—	1.7

	6.8	3.0	9.9	13.7	13.1	12.0	12.3
Income before income taxes	12.9	14.7	71.1	33.8	51.1	63.1	59.3
Provision for income taxes	3.9	4.4	19.7	8.7	15.8	22.9	19.1

Net income	9.0	10.3	51.4	25.1	35.3	40.2	40.2
Net loss (income) attributable to non-controlling interest	—	—	—	—	0.1	—	0.1

Net income attributable to Altra Industrial Motion Corp.	$9.0	$10.3	$51.4	$25.1	$35.4	$40.2	$40.3

	Three Months Ended March 31,		Year Ended December 31,
($ in millions except per share data)	2018	2017	2017	2016	2015	2014	2013
Other Financial Data:
Depreciation and amortization	$9.4	$8.8	$36.0	$29.9	$30.1	$32.1	$27.9
Purchases of fixed assets	(7.0)	(7.3)	(32.8)	(18.9)	(22.9)	(28.1)	(27.8)
Cash flow provided by (used in):
Operating activities	3.7	3.0	80.6	76.6	86.8	84.5	89.6
Investing activities	(7.0)	(7.3)	(26.7)	(206.9)	(21.7)	(42.3)	(130.0)
Financing activities	(3.7)	(13.7)	(74.0)	149.8	(55.8)	(54.0)	18.0
Weighted average shares, basic	29.1	28.8	28.9	25.7	26.1	26.7	26.8
Weighted average shares, diluted	29.2	28.9	29.1	25.9	26.1	27.4	26.8
Basic Earnings per share:
Net income attributable to Altra Industrial Motion Corp.	$0.31	$0.36	$1.78	$0.97	$1.36	$1.50	$1.50

Diluted earnings per share:
Net income attributable to Altra Industrial Motion Corp.	$0.31	$0.36	$1.77	$0.97	$1.36	$1.47	$1.50

Cash dividend declared	$0.17	$0.15	$0.66	$0.60	$0.57	$0.46	$0.38
Balance Sheet Data:
Cash and cash equivalents	$46.4	$52.9	$52.0	$69.1	$50.3	$47.5	$63.6
Total assets	938.5	877.5	920.7	869.8	632.3	676.4	727.4
Total debt, net of unaccreted discount	279.7	318.0	276.0	369.7	234.8	255.8	278.3
Long-term liabilities, excluding long-term debt	$104.2	$84.3	$105.9	$88.9	$53.8	$56.7	$55.7

UNAUDITED COMBINED PRO FORMA INFORMATION OF ALTRA AND THE A&S BUSINESS

The following unaudited pro forma combined financial information was prepared using the historical consolidated financial statements of Altra and the combined financial statements of the A&S Business. The unaudited pro forma combined financial information, including the notes thereto, should be read in conjunction with the following historical financial statements and accompanying notes for the applicable periods, which are incorporated by reference or included in this document:

•	Altra’s unaudited consolidated financial statements for the three months ended March 31, 2018 included in Altra’s Quarterly Report on Form 10-Q which was filed with the SEC on May 9, 2018 (incorporated by reference);

•	Altra’s audited consolidated financial statements for the fiscal year ended December 31, 2017 (fiscal year 2017) included in Altra’s Annual Report on Form 10-K which was filed with the SEC on February 23, 2018 (incorporated by reference);

•	the A&S Business’s unaudited combined financial statements for the three months ended March 30, 2018 included in this prospectus; and

•	the A&S Business’s audited combined financial statements for the year ended December 31, 2017 included in this document.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2018 the fiscal year ended December 31, 2017 combines the historical consolidated statement of operations of Altra and the historical combined statement of operations for the A&S Business, giving effect to the Merger and the other Transactions as if they had been consummated on January 1, 2017, the beginning of the earliest period presented. The unaudited pro forma combined balance sheet combines the historical condensed consolidated balance sheet of Altra and the historical condensed combined balance sheet of the A&S Business as of March 31, 2018, giving effect to the Merger and the other Transactions as if they had been consummated on March 31, 2018.

The accompanying unaudited pro forma combined financial statements give effect to the transfer of a portion of the A&S Business through the acquisition of all of the outstanding shares of Newco common stock by Altra assuming an equity consideration of $1,645.4 million, paid in Altra common stock based on the average trading price of Altra common stock for the first five business days following the announcement of the Transactions on March 7, 2018, the distribution of the Cash Dividend and Newco Securities by Newco to Fortive and the transfer of certain non-U.S. assets, liabilities and entities constituting the remaining portion of the A&S Business from Fortive to Altra or one or more subsidiaries of Altra through the Direct Sales (collectively, the “A&S Business Acquisition”).

The unaudited pro forma combined financial information has been prepared by Altra management and is based on the estimates and assumptions set forth in the notes to such information. The unaudited pro forma combined financial information is being presented for illustrative purposes only and, therefore, is not necessarily indicative of the consolidated results of operations or financial position that might have been achieved by the combined company for the dates or periods indicated, nor is it necessarily indicative of the results of operations or financial position of the combined company that may occur in the future.

The unaudited pro forma combined financial information has been prepared using the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States. The unaudited pro forma adjustments related to the A&S Business Acquisition are preliminary and do not reflect the final purchase price or final allocation of the excess of the purchase price over the net book value of the net assets of the A&S Business. The final purchase price and allocation of the purchase price will be based on the fair value of assets and liabilities that exist at the closing date of the A&S Business Acquisition. Accordingly, the pro forma purchase price adjustments are preliminary and are subject to further adjustments as additional information becomes available and additional analysis is performed. Upon closing of the acquisition, final valuations will be performed. The completion of the valuation, accounting for the A&S Business Acquisition and the allocation of the purchase price may be different than that of the amounts reflected in the pro forma purchase price allocation, and any differences could be material. Such differences could affect the purchase price and allocation of the purchase price, which may affect the value assigned to the tangible or intangible assets and amount of depreciation and amortization expense recorded in the combined statements of operations. There can be no assurance that Altra will not alter the financing structure of the A&S Business Acquisition described herein.

The historical combined financial statements of the A&S Business have been “carved-out” from Fortive’s historical accounting records and reflect assumptions and allocations made by Fortive. All revenues and costs as well as assets and liabilities directly attributable to the A&S Business are included as a component of the financial statements. The financial statements also include allocations of certain general, administrative, sales and marketing expenses and cost of sales from Fortive’s corporate office and from other Fortive businesses to the A&S Business and allocations of related assets, liabilities, and parent’s investment, as applicable. The allocations have been determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the financial statements had the A&S Business been an entity that operated independently of Fortive for the periods or at the date presented. See Note 1 to the A&S Business financial statements included elsewhere in this document.

The unaudited pro forma combined financial information contains only adjustments that are factually supportable, directly attributable to the Transactions and, with respect to the pro forma combined statements of operations, expected to have a continuing impact on the combined business. The unaudited pro forma combined financial information does not reflect any cost savings or synergies that Altra may realize after the completion of the A&S Business Acquisition.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

(Dollar information in millions)

	Altra as of March 31, 2018	A&S Business as of March 30, 2018	Pro Forma Adjustments		Pro Forma as of March 31, 2018
Assets:
Current assets
Cash and cash equivalents	$46.4	$—	$—	(A)	$46.4
Trade receivables, net	150.8	140.8	—		291.6
Inventories	148.7	76.2	8.7	(B)	233.6
Income tax receivable	4.9	—	—		4.9
Prepaid expenses and other current assets	17.7	7.5	—		25.2
Assets held for sale	1.1	—	—		1.1

Total current assets	369.6	224.5	8.7		602.8
Property, plant and equipment, net	194.3	104.4	104.4	(C)	403.1
Intangible assets, net	160.8	19.5	1,168.2	(D)	1,348.5
Goodwill	209.7	538.3	1,404.4	(E)	2,152.4
Deferred income taxes	1.7	—	—		1.7
Other non-current assets, net	2.4	8.0	—		10.4

Total assets	$938.5	$894.7	$2,685.7		$4,518.9

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$62.4	$106.3	$—		$168.7
Accrued payroll	26.3	—	—		26.3
Accruals and other current liabilities other	43.1	48.9	—		92.0
Income tax payable	9.9	—	—		9.9
Deferred revenue	—	—	—		—
Current portion of long-term debt	1.4	3.7	—		5.1

Total current liabilities	143.1	158.9	—		302.0
Long-term debt, less current portion and net of unaccreted discount	278.3	—	1,438.7	(F)	1,717.0
Deferred income taxes	52.3	30.9	321.9	(G)	405.1
Pension liabilities	25.7	19.0	—		44.7
Long-term taxes payable	5.4	—	—		5.4
Other long-term liabilities	20.7	4.3	—		25.0
Total stockholders’ equity	413.0	681.6	925.1	(H)	2,019.7

Total liabilities and stockholders’ equity	$938.5	$894.7	$2,685.7		$4,518.9

See accompanying notes to unaudited pro forma combined financial information, including Note 2 for an explanation of the preliminary pro forma adjustments.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(Dollar and share information in millions except per share data)

	Altra Three Months Ended March 31, 2018	A&S Business Three Months Ended March 30, 2018	Pro Forma Adjustments		Pro Forma Three Months Ended March 31, 2018
Results of Operations:
Net sales	$240.4	$250.6	$—		$491.0
Cost of sales	166.2	146.1	11.3	(I)	323.6

Gross profit	74.2	104.5	(11.3)		167.4
Gross profit as a percent of net sales	30.9%	41.7%	—		34.1%
Selling, general & administrative expenses	44.6	37.6	0.3	(J)	82.5
Research and development expenses	6.5	9.1	—		15.6
Intangible asset amortization	2.5	0.1	14.7	(K)	17.3
Restructuring charges	0.9	—	—		0.9

Income from operations	$19.7	$57.7	$(26.3)		$51.1
Income from operations as a percent of net sales	8.2%	23.0%	—		10.4%
Interest expense, net	1.8	0.1	21.1	(L)	23.0
Loss on the partial settlement of pension plan	5.1	—	—		5.1
Other non-operating expense (income), net	(0.1)	—	—		(0.1)

Income before income taxes	$12.9	$57.6	$(47.4)		$23.1
Provision/(benefit) for income taxes	3.9	9.7	(8.5	)(M)	5.2

Income tax rate	30.2%	16.8%	17.9%		22.5%

Net income	$9.0	$47.9	$(38.9)		$17.9

Per Share Information:
Weighted average common shares outstanding:
Basic	29.1	—	35.0	(N)	64.1
Diluted	29.2	—	35.4		64.6
Net income per share:
Basic	$0.31	$—	$—		$0.28
Diluted	$0.31	$—	$—		$0.28

See accompanying notes to unaudited pro forma combined financial information, including Note 2 for an explanation of the preliminary pro forma adjustments.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(Dollar and share information in millions except per share data)

	Altra Fiscal Year Ended December 31, 2017	A&S Business Fiscal Year Ended December 31, 2017	Pro Forma Adjustments		Pro Forma Fiscal Year Ended December 31, 2017
Results of Operations:
Net sales	$876.7	$907.3	$—		$1,784.0
Cost of sales	601.0	530.2	18.8	(I)	1,150.0

Gross profit	275.7	377.1	(18.8)		634.0
Gross profit as a percent of net sales	31.5%	41.6%	—		35.5%
Selling, general & administrative expenses	155.0	147.0	0.5	(J)	302.5
Research and development expenses	24.4	36.6	—		61.0
Intangible asset amortization	9.5	0.3	58.6	(K)	68.4
Restructuring charges	4.1	—	—		4.1
Loss on the partial settlement of pension plan	1.7	—	—		1.7

Income from operations	$81.0	$193.2	$(77.9)		$196.3
Income from operations as a percent of net sales	9.2%	21.3%	—		11.0%
Interest expense, net	7.7	0.5	83.6	(L)	91.8
Loss on write-off of deferred financing and extinguishment of convertible debt	1.8	—	—		1.8
Other non-operating expense (income), net	0.4	—	—		0.4

Income before income taxes	$71.1	$192.7	$(161.5)		$102.3
Provision/(benefit) for income taxes	19.7	41.0	(37.2	)(M)	23.5

Income tax rate	27.7%	21.3%	23.0%		23.0%

Net income	$51.4	$151.7	$(124.3)		$78.8

Per Share Information:
Weighted average common shares outstanding:
Basic	28.9	—	35.0	(N)	63.9
Diluted	29.1	—	35.4		64.5
Net income per share:
Basic	$1.78	$—	$—		$1.23
Diluted	$1.77	$—	$—		$1.22

See accompanying notes to unaudited pro forma combined financial information, including Note 2 for an explanation of the preliminary pro forma adjustments.

ALTRA INDUSTRIAL MOTION CORP.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1—Basis of Presentation

On March 7, 2018, Altra and Fortive agreed to enter into the Transactions to effect the transfer of the A&S Business to Altra. These Transactions provide for (i) the separation and consolidation of a portion of the A&S Business under Newco through the Separation, (ii) the distribution of Newco to Fortive’s stockholders through either a spin-off, split-off or combination thereof through the Distribution, (iii) the merger of Merger Sub with and into Newco, with Newco surviving as a wholly-owned subsidiary of Altra upon completion of the Merger and (iv) the transfer of certain non-U.S. assets, liabilities and entities constituting the remaining portion of the A&S Business to Altra or one or more subsidiaries of Altra through the Direct Sales. Pursuant to the Merger Agreement, it is currently expected that holders of Newco common stock will receive, in aggregate, 35 million shares of Altra common stock, or a ratio of one share of Altra common stock for each share of Newco common stock. Upon completion of the Transactions, depending on the number of shares of Altra common stock outstanding, it is expected that pre-Merger holders of Newco common stock and Newco employees, collectively, and pre-Merger holders of Altra common stock, collectively, will hold approximately 54% and 46%, respectively, of the shares of Altra common stock on a fully-diluted basis. Altra will be the legal and accounting acquirer. The Transactions are expected to be completed in 2018.

The pro forma combined financial information has been prepared for illustrative purposes only and does not reflect the costs of any integration activities or transaction-related costs or incremental capital spending that Altra management believes are necessary to realize the anticipated synergies from the Transactions. Accordingly, the pro forma financial information does not purport to be indicative of the actual results that would have been achieved by Altra if the Transactions had already occurred for the periods presented or that will be achieved in the future.

The accompanying unaudited pro forma combined balance sheet assumes the Transactions took place on March 31, 2018 and combines Altra’s historical consolidated balance sheet as of March 31, 2018 with the A&S Business’ historical combined balance sheet as of March 31, 2018 and applies pro forma adjustments to the resulting amounts. The unaudited pro forma combined statements of operations for the three months ended March 31, 2018 the fiscal year ended December 31, 2017 assume that the Transactions took place on the first day of the earliest period presented (January 1, 2017) and applies pro forma adjustments to the resulting amounts.

Certain reclassifications have been included within the pro forma adjustments to conform the A&S Business’s historical financial statements to Altra’s financial statement classifications. Upon completion of the Transactions, Altra will perform a further review of the A&S Business’ accounting policies. As a result of that review, Altra may identify additional differences between the accounting policies of Altra and the A&S Business that, when conformed, could have a material impact on the combined financial statements.

Note 2—Unaudited Pro Forma Adjustments

The pro forma adjustments included in the accompanying information do not reflect the final purchase price or final allocation of the excess of the purchase price over the net book value of the net assets of the A&S Business. The fair value assigned to the various tangible and intangible assets acquired, including goodwill, is preliminary and subject to change. Final adjustments may result in a materially different purchase price and allocation of the purchase price, which will affect the value assigned to the tangible or intangible assets and the depreciation and amortization expense recorded in the consolidated statements of operations.

Unaudited Pro Forma Combined Balance Sheet

(A)	Cash and cash equivalents were adjusted as follows (in millions):

Cash payment to Fortive for the Basis Amount	$(150.0)
Proceeds from issuance of Newco Securities not used in the Debt Exchange	150.0

Total pro forma adjustment cash and cash equivalents	$—

(B)	Represents the adjustment to record the inventory of the A&S Business at its estimated fair value.

(C)	Represents the adjustment to the net book value of the plant, property and equipment of the A&S Business, in order to record it at its fair value as of the assumed acquisition date.

(D)	Represents the elimination of $19.5 million of the historical A&S Business’s intangible assets and the allocation of $1,187.7 million of the estimated purchase price of the Transactions to intangible assets comprising the asset classes shown in Note (E) below.

The preliminary fair value of customer relationships was estimated using the multi-period excess earnings method, a variation of the income approach, which measures economic benefit indirectly by calculating residual profit attributable to an asset after proper returns are paid to complementary or contributory assets. Key estimates and assumptions used in this model were projected revenues and expenses related to the assets, estimated contributory asset charges and a risk adjusted discount rate used to calculate the present value of the future expected cash inflows from the assets.

The preliminary fair value of the trade names and trademark intangible assets was estimated using the relief-from-royalty method, a variation of the income approach, which values an intangible asset by estimating the royalties saved through ownership of the asset. Key estimates and assumptions used in this model were projected revenues, estimated royalty rates and a risk adjusted discount rate used to calculate the present value of the future expected royalty savings that accrue to the owner of the assets.

No assurance can be given that the underlying assumptions and estimates used to estimate the fair values of customer relationships, trade names and trademarks will not change. For this and other reasons, actual results may vary significantly from estimated results. A summary of the net adjustment to record the identifiable intangible assets acquired in connection with the Merger is shown in Note (E).

(E)	Represents the elimination of the historical goodwill of the A&S Business of $538.3 million and the addition of goodwill of $1,942.7 million related to the Transactions. A preliminary calculation of the goodwill based on the excess of estimated purchase price over the fair values of the assets acquired and liabilities assumed resulting from the Transactions is shown below (in millions):

Purchase Price Allocation:
Total cash consideration	$1,000.0
Senior unsecured notes assumed	400.0
Total equity consideration	1,645.4

Estimated purchase price	$3,045.4

Estimated fair value of assets acquired and liabilities assumed:
Cash	$—
Accounts receivable	140.8
Inventories	84.9
Prepaid expenses and other assets	7.5
Property, plant and equipment	208.8
Other assets	8.0
Other intangible assets	1,187.7
Accounts payable	(106.3)
Accrued expenses	(48.9)
Other current liabilities	(3.7)
Other long-term liabilities	(4.3)
Pension liabilities	(19.0)
Deferred tax liabilities, net	(352.8)

Total estimated fair value of assets acquired and liabilities assumed	$1,102.7

Goodwill	$1,942.7

Other intangible assets consists of:
Customer relationships	$883.2
Tradenames and trademarks	304.5

Total intangible assets	$1,187.7

(F)

On or about the closing date of the Transactions, Altra and Newco expect to incur indebtedness of approximately $1,740 million, which is currently expected to consist of $1,340 million under the Altra Term

Loan B Facility and $400 million of Newco Notes and Newco Securities, of which $150 million (subject to adjustment as provided in the Separation Agreement) is expected to be issued as Newco Notes for cash, and $250 million (subject to adjustment as provided in the Separation Agreement) is expected to be issued as Newco Securities, to (i) finance the required cash payments to Fortive, (ii) pay fees and expenses of Altra in connection with the Transactions, (iii) refinance Altra’s existing credit facility and (iv) make other payments in connection with the Transactions. In addition to the Newco Notes expected to be issued for cash, Newco expects to issue the Newco Securities to Fortive or, if Fortive determines that the Debt Exchange is not reasonably likely to be consummated at the time of the Distribution and elects to receive cash from Newco in lieu of the Newco Securities, Newco expects to issue additional Newco Notes for cash or incur other indebtedness in the form of debt securities, loans or a combination thereof to finance the payment by Newco to Fortive of cash equal to the Above-Basis Amount. Upon consummation of the Transactions, Altra and Newco expect to guarantee each other’s obligations under this indebtedness. To the extent Altra and Newco do not obtain debt financing as described above, Newco expects to incur senior unsecured bridge loans on the terms, and subject to the conditions, in the Newco Commitment Letter.

Long-term debt was adjusted as follows (in millions):

Newco Notes and Newco Securities (1)	$400.0
Altra Term Loan B Facility (2)	1,340.0
Altra revolving credit facility repayment (3)	(266.6)
Capitalized financing fees (4)	(34.7)

Total pro forma adjustment to long-term debt	$1,438.7

(1)	Represents the Newco Notes and the Newco Securities expected to be issued by Newco to Fortive immediately prior to the Distribution. It is currently expected that Newco will issue approximately $400 million in aggregate principal amount of Newco Notes and Newco Securities, of which $150 million (subject to adjustment as provided in the Separation Agreement) is expected to be issued as Newco Notes for cash, and $250 million (subject to adjustment as provided in the Separation Agreement) is expected to be issued as Newco Securities. The Newco Securities are expected to have a maturity date of not less than seven years and not more than eight years and are expected to be callable after five years from issuance. In addition, the Newco Securities are expected to have an effective yield (without taking into account underwriters’ fees and commissions) not to exceed an agreed cap (unless Altra in its sole discretion agrees otherwise) and to be subject to customary covenants and other terms and conditions for issuers of comparable creditworthiness. After the consummation of the Merger, the Newco Securities are also expected to be guaranteed by Altra and its direct or indirect, wholly-owned domestic subsidiaries. Other terms of the Newco Securities will be established in accordance with the terms of the Merger Agreement and the Separation Agreement. If the Debt Exchange is consummated, the Newco Securities may be exchanged by Fortive on or about the closing date of the Merger with investment banks and/or commercial banks in exchange for existing debt securities, loans and/or commercial paper, or a combination thereof, of Fortive. See “Transactions—Debt Exchange.” The interest expense adjustment for the Newco Notes and the Newco Securities is based on an interest rate of 6.5%.

(2)	Represents the assumed borrowings under the Altra Term Loan B Facility. Altra has obtained $1,340 million of commitments for a new senior secured term loan B credit facility and expects to draw the entire amount in order to finance the Transactions. The annual interest rate included in the unaudited pro forma condensed combined statement of operations with respect to the Altra Term Loan B Facility is based on the terms of the Altra Commitment Letter. The interest expense adjustment for the Altra Term Loan B Facility, which is expected to have a term of seven years, is based on an interest rate of LIBOR plus 275 basis points.

(3)	Represents repayment and extinguishment in full of all outstanding indebtedness for borrowed money under Altra’s existing credit facility. This indebtedness is expected to be repaid with proceeds from the Altra Term Loan B Facility.

(4)	Represents the capitalized financing fees related to the Altra Facilities and the Bridge Facility.

The unaudited pro forma condensed combined statement of operations reflects adjustments to include an estimate of the interest expense on the additional indebtedness to be incurred in connection with the Transactions.

(G)	Represents a net increase to deferred tax liabilities resulting from the assignment of a portion of the estimated purchase price allocation to identifiable tangible and intangible assets which are not expected to be deductible for tax purposes ($325.2 million), as well as the removal of the historical deferred tax liability of the A&S Business associated with the historical intangible assets, $3.3 million.

(H)	Reflects the (i) elimination of the historical equity of the A&S Business (which results in a reduction to pro forma equity of $681.6 million), (ii) addition of equity recorded for the issuance of 35 million shares of Altra common stock issued at $47.01 per share, the average trading price of Altra common stock for the first five business days following the announcement of the Transactions on March 7, 2018 (which results in an increase in pro forma equity of $1,645.4 million), and (iii) a $38.7 million (after tax) impact to retained earnings of transaction costs associated with the Transactions. The equity component of the purchase price consideration is fixed at 35 million shares of Altra common stock and, as such, for every increase or decrease in the share price of Altra common stock by $1, the purchase price will correspondingly increase or decrease by $35 million.

Unaudited Pro Forma Combined Statements of Operations

(I)	Represents the adjustment to record $2.6 million and $10.1 million of additional depreciation expense for the three months ended March 31, 2018 and the fiscal year ended December 31, 2017, respectively, resulting from the Fair Market Value adjustment of property, plant and equipment. Also included is $8.7 million of additional expense related to the adjustment to record the inventory of the A&S Business at its estimated fair value.

(J)	Represents the elimination of historical compensation expense and the addition of expense related to new grants of equity incentive awards to A&S Business employees upon consummation of the Transactions. Sales, general and administrative expenses were adjusted as follows (in millions):

	Three Months Ended March 31, 2018	Fiscal Year Ended December 31, 2017
Value of new grants to A&S Business employees	$17.1	$17.1
Compensation expense related to new grants to A&S Business employees	$1.2	$4.9
Elimination of stock-based compensation expense	(0.9)	(4.4)

Total adjustment to sales, general and administrative expenses	$0.3	$0.5

(K)	Reflects the pro forma adjustments for the amortization expense resulting from the allocation of a portion of the estimated purchase price of the Transactions to intangible assets.

Altra has estimated the pro forma amortization expense of acquired intangibles for the following periods based upon the estimated fair value and expected remaining useful lives of fifteen years (in millions). The trade names and trademarks are considered to have an indefinite life and will not be amortized.

	Classification of Expense	Three Months Ended March 31, 2018	Fiscal Year Ended December 31, 2017
Acquired Intangible Asset Amortization:
Customer relationships	Amortization of intangible assets	$14.7	$58.9

Total acquired intangible asset amortization		$14.7	$58.9

In addition, this adjustment reflects the elimination of the A&S Business’s historical intangible amortization as follows (in millions):

	Classification of Expense	Three Months Ended March 31, 2018	Fiscal Year Ended December 31, 2017
Historical Intangible Asset Amortization:
Customer relationships and other intangible assets	Amortization of intangible assets	$0.1	$0.3

Total historical intangible asset amortization		$0.1	$0.3

(L)	Interest expense was adjusted as follows (in millions):

	Three Months Ended March 31, 2018	Fiscal Year Ended December 31, 2017
Estimated interest expense of new indebtedness (1)	$23.0	$91.8
Elimination of interest expense attributable to historical indebtedness of Altra	(1.8)	(7.7)
Elimination of interest expense attributable to historical indebtedness of the A&S Business	(0.1)	(0.5)

Total adjustment to interest expense, net	$21.1	$83.6

(1)	For each one-eighth of 1% change in estimated interest rate associated with the new indebtedness, interest expense would increase or decrease by approximately $2.2 million.

(M)	Reflects the estimated tax effect of pro forma adjustments to income before provision for income taxes using a weighted estimated blended statutory rate of 22.5% and 23.0% for the three months ended March 31, 2018 and the fiscal year ended December 31, 2017, respectively, based on the impact of the Transactions on the combined company, as the effective rate approximates the statutory rate for the periods presented.

(N)

Reflects the pro forma total number of shares outstanding giving effect to the common stock issued as consideration for the Merger. The pro forma weighted average number of shares of Altra common stock outstanding for the three months ended March 31, 2018 and the fiscal year ended December 31, 2017 have been calculated as if the common stock issued as part of the Merger had been issued or purchased as of January 1, 2017. The following table sets forth the computation of pro forma adjustment to basic and diluted shares for the following periods (in millions):

	Three Months Ended March 31, 2018		Fiscal Year Ended December 31, 2017
	Basic	Diluted	Basic	Diluted
Altra common stock outstanding	29.1	29.2	28.9	29.1
Record new equity issued to Fortive stockholders	35.0	35.4	35.0	35.4

Pro forma shares of Altra common stock outstanding	64.1	64.6	63.9	64.5

In addition, on a pro forma basis and based on Altra’s current annual dividend of $0.68 per share of Altra common stock, Altra’s annual dividend payment for the three months ended March 31, 2018 and the twelve months ended December 31, 2017 would have increased by approximately $5.9 million and $23.8 million, respectively, in relation to the 35 million shares of Altra common stock to be issued as consideration for the Merger. Altra expects to fund these increased dividend payments from cash generated from operations.

THE TRANSACTIONS

Overview

On March 7, 2018, Altra and Fortive agreed to enter into the Transactions to effect the transfer of the A&S Business to Altra. The Transactions provide for (i) the separation and distribution of a portion of the A&S Business and the subsequent merger of Merger Sub with and into Newco, with Newco, as the surviving entity, a wholly-owned subsidiary of Altra and (ii) the Direct Sales, pursuant to which Altra will acquire the remaining portion of the A&S Business. In order to effect the Separation, the Distribution, the Direct Sales and the Merger, Fortive, Newco, Altra and Merger Sub entered into the Merger Agreement and Fortive, Newco and Altra entered into the Separation Agreement. In addition, Fortive, Newco, Altra and certain of their respective affiliates entered into, or will enter into, the Ancillary Agreements in connection with the Transactions. These agreements, which are described in greater detail in this document, govern the relationship among Fortive, Newco, Altra, Merger Sub and their respective affiliates after the consummation of Separation, the Distribution, the Direct Sales and the Merger.

The A&S Business consists of the Automation & Specialty platform of Fortive and its subsidiaries as conducted by them under certain related brands, including by the Portescap, Kollmorgen, Thomson and Jacobs Vehicle Systems operating companies, the A&S Companies and the Direct Sales Asset Sellers, but excluding Fortive’s Hengstler and Dynapar businesses. Prior to the Distribution and the Merger, Fortive will convey to Newco or one or more subsidiaries of Fortive certain assets and liabilities constituting a portion of the A&S Business, and will cause any applicable subsidiary of Fortive to convey to Fortive or its designated subsidiary (other than Newco or any of Newco’s subsidiaries) certain excluded assets and excluded liabilities in order to separate and consolidate a portion of the A&S Business. Immediately thereafter, Fortive will contribute all the equity interests in each such subsidiary of Fortive holding assets and liabilities constituting a portion of the A&S Business to Newco. In exchange, Newco will: (i) issue to Fortive shares of Newco common stock, (ii) issue to Fortive the Newco Securities and (iii) distribute to Fortive the Cash Dividend. In total, Newco will make distributions to Fortive of cash and debt instruments of Newco with an aggregate value of $400 million, of which $150 million (subject to adjustment as provided in the Separation Agreement) is expected to be the Cash Dividend, and $250 million (subject to adjustment as provided in the Separation Agreement) is expected to be issued as Newco Securities. In addition, in the Direct Sales pursuant to the Merger Agreement, Fortive will transfer certain non-U.S. assets, liabilities and entities constituting the remaining portion of the A&S Business directly to Altra or one or more subsidiaries of Altra and the Altra subsidiaries will assume substantially all of the liabilities associated with the transferred assets and pay Fortive the Direct Sales Purchase Price, which is expected to be $1.0 billion. Fortive will transfer the Newco Securities to certain parties in exchange for certain outstanding debt obligations of Fortive held by the Debt Exchange Parties. Following the Debt Exchange, the Debt Exchange Parties are expected to sell the Newco Securities to third-party investors.

On the closing date of the Merger, Fortive will distribute all of the issued and outstanding shares of Newco common stock held by Fortive to its participating stockholders in the Exchange Offer. If the Exchange Offer is consummated but is not fully subscribed, Fortive will distribute the remaining shares of Newco common stock on a pro rata basis to Fortive stockholders whose shares of Fortive common stock remain outstanding after consummation of the Exchange Offer. Any Fortive stockholder who validly tenders (and does not properly withdraw) shares of Fortive common stock for shares of Newco common stock in the Exchange Offer will waive their rights with respect to such shares to receive, and forfeit any rights to, shares of Newco common stock distributed on a pro rata basis to Fortive stockholders in the event the Exchange Offer is not fully subscribed. If there is a pro rata distribution, the Exchange Offer agent will calculate the exact number of shares of Newco common stock not exchanged in the Exchange Offer and to be distributed on a pro rata basis, and the number of shares of Altra common stock into which the remaining shares of Newco common stock will be converted in the Merger will be transferred to Fortive stockholders (after giving effect to the consummation of the Exchange Offer) as promptly as practicable thereafter.

Immediately after the Distribution and on the closing date of the Merger, Merger Sub will merge with and into Newco, whereby the separate corporate existence of Merger Sub will cease and Newco will continue as the surviving company and as a wholly-owned subsidiary of Altra. In the Merger, each share of Newco common stock will be converted into the right to receive shares of Altra common stock based on the exchange ratio set forth in the Merger Agreement, as described in the section of this document entitled “The Merger Agreement—Merger Consideration.” After the consummation of the Merger and the Direct Sales, Altra will own and operate the A&S Business through Newco and the Direct Sales Purchasers, and will also continue Altra’s current businesses. All shares of Altra common stock, including those issued in the Merger, will be listed on Nasdaq under Altra’s current trading symbol “AIMC.”

In connection with the Merger, Altra expects to issue 35 million shares of Altra common stock to Fortive stockholders that receive shares of Newco common stock in the Distribution. Calculated based on the closing price on Nasdaq of Altra common stock as of July 17, 2018 the shares of Altra common stock that Altra expects to issue to Fortive stockholders as a result of the Transactions would have had a market value of approximately $         billion in the aggregate (the actual value will not be known until the closing date). See “—Calculation of the Merger Consideration.”

As a result of the Transactions described above, the aggregate value of the consideration payable to Fortive or Fortive stockholders with respect to the A&S Business is estimated, as of July 17, 2018, to be approximately $2.9 billion, consisting of (i) approximately $1.5 billion in value of Altra common stock (calculated based on the closing price on Nasdaq of the Altra common stock as of July 17, 2018) issuable to Fortive stockholders that participate in the Exchange Offer, (ii) $1.0 billion in cash payable to certain subsidiaries of Fortive in respect of the Direct Sales and (iii) $400 million payable to Fortive in respect of the Cash Dividend and issuance of the Newco Securities.

Transaction Steps

Below is a step-by-step list illustrating the material events relating to the Separation, the Distribution and the Merger. Each of these events is discussed in more detail elsewhere in this document.

Step #1—Internal Restructuring; the Separation. Prior to the Distribution and the Merger, Fortive will convey to Newco or one or more subsidiaries of Fortive certain assets and liabilities constituting a portion of the A&S Business (excluding any Direct Sales Assets or Direct Sales Entities, which will be transferred in the Direct Sales described below), and will cause any applicable subsidiary of Fortive to convey to Fortive or its designated subsidiary (other than Newco or any of Newco’s subsidiaries) certain excluded assets and excluded liabilities in order to separate and consolidate a portion of the A&S Business. Immediately thereafter, Fortive will contribute all the equity interests in each such subsidiary of Fortive holding assets and liabilities constituting a portion of the A&S Business to Newco.

Step #2—Issuance of Newco common stock. Immediately prior to the Distribution, Newco will issue to Fortive shares of Newco common stock. Following this issuance, Fortive will own 35 million shares of Newco common stock, which will constitute all of the issued and outstanding stock of Newco.

Step #3—Issuance of Newco Securities. Prior to the effective time of the Merger, and as a condition to the Distribution, Newco will make distributions to Fortive of the Cash Dividend and Newco Securities. Fortive expects to exchange the Newco Securities with the Debt Exchange Parties for certain outstanding debt obligations of Fortive, which may include debt securities, loans, commercial paper, or a combination thereof, held by the Debt Exchange Parties. Following the Debt Exchange, the Debt Exchange Parties, or their affiliates, are expected to sell the Newco Securities to third-party investors. The Direct Sales were included in the Transactions as a way to dispose of certain non-U.S. assets, liabilities and entities of the A&S Business to Altra subsidiaries for cash in a tax-efficient manner, while reducing the size of the Debt Exchange needed in order to provide Fortive with the same level of monetization of the A&S Business in the Transactions. If Fortive determines that the Debt Exchange is not reasonably likely to be consummated at or prior to the “End Date” (as such term is described in “The Merger Agreement—Termination”) in an amount equal to the Above-Basis Amount at the time of the Distribution, then Fortive may elect to (i) require Newco to issue to Fortive the Newco Securities even though the Debt Exchange will not occur at the time of the Distribution, (ii) require Newco to incur indebtedness in an amount up to the Above-Basis Amount, whether in the form of debt securities, loans or a combination thereof, and distribute to Fortive an amount in cash equal to the net proceeds thereof, or (iii) terminate the Merger Agreement as described under “The Merger Agreement—Termination” and pay the termination fee as described under “The Merger Agreement—Termination Fees and Expenses Payable in Certain Circumstances.” Any debt securities issued by Newco to fund the Cash Dividend or issued in lieu of all or any portion of the Newco Securities may be fungible with the Newco Securities that are distributed to Fortive.

Step #4—The Distribution; Exchange Offer or Spin-Off. On the closing date of the Merger, Fortive will distribute 100% of the shares of Newco common stock to Fortive stockholders through either a spin-off or a split-off. In a spin-off, all Fortive stockholders would receive a pro rata number of shares of Newco common stock. In a split-off, Fortive would offer its stockholders the option to exchange all or a portion of their shares of Fortive common stock for shares of Newco common stock in an exchange offer. If the Exchange Offer is undertaken and consummated, but the Exchange Offer is not fully subscribed because fewer than all shares of Newco common stock owned by Fortive are exchanged, the remaining shares of Newco common stock owned by Fortive would be distributed on a pro rata basis to Fortive stockholders whose shares of Fortive common stock remain outstanding after consummation of the Exchange Offer. See “The Separation Agreement—The Distribution.”

The Exchange Offer agent will hold, for the account of the relevant Fortive stockholders, book-entry authorizations representing all of the outstanding shares of Newco common stock, pending the consummation of the Merger. Shares of Newco common stock will not be able to be traded during this period.

As previously noted, this disclosure has been prepared under the assumption that the shares of Newco will be distributed to Fortive stockholders pursuant to a split-off. Based on market conditions prior to closing, Fortive will determine whether the Newco shares will be distributed to Fortive’s stockholders in a spin-off or a split-off and, once a final decision is made, this disclosure will be amended to reflect that decision, if necessary.

Step #5—The Direct Sales. In order for Altra to acquire the remaining portion of the A&S Business, prior to the effective time of the Merger, (i) the Direct Sales Sellers will sell to the Direct Sales Purchasers the Direct Sales Assets and the Direct Sales Entities and (ii) the Direct Sales Purchasers will assume the A&S Liabilities of or attributable to the Direct Sales Sellers, in exchange for the Direct Sales Purchase Price.

Step #6—The Merger. In the Merger, Merger Sub will be merged with and into Newco, with Newco surviving as a wholly-owned subsidiary of Altra. In the Merger, each outstanding share of Newco common stock (except for shares of Newco common stock held by Fortive, Newco, Altra or Merger Sub, which shares will be canceled and cease to exist, and no consideration will be delivered in exchange therefor) will be converted into the right to receive a number of shares of Altra common stock equal to (x) 35 million shares of Altra common stock divided by (y) the aggregate number of shares of Newco common stock issued and outstanding as of immediately prior to the effective time of the Merger.

Immediately after the consummation of the Merger, approximately 54% of the outstanding shares of Altra common stock are expected to be held by pre-Merger holders of shares of Newco common stock and approximately 46% of the outstanding shares of Altra common stock are expected to be held by pre-Merger Altra stockholders.

Set forth below are diagrams that graphically illustrate, in simplified form, the existing corporate structure, the corporate structure immediately following the Separation and Distribution but before the Merger and the Direct Sales, and the corporate structure immediately following the consummation of the Merger and the Direct Sales.

Existing Structure Altra Stockholders Fortive Stockholders Altra Fortive Merger Sub Direct Sales Purchasers Newco Direct Sales Sellers Structure Following the Separation and Distribution but Before the Merger and the Direct Sales Altra Stockholders Former Fortive Stockholders Receiving Newco Common Stock in the Distribution Fortive Stockholders Altra Newco (owns a portion of the A&S Business) Fortive Merger Sub Direct Sales Purchasers Direct Sales Sellers (own remaining portion of the A&S Business)

The Separation and the Distribution

The Separation and the Direct Sales

Prior to the Distribution and the Merger, Fortive will convey to Newco or one or more subsidiaries of Fortive certain assets and liabilities constituting a portion of the A&S Business, and will cause any applicable subsidiary of Fortive to convey to Fortive or its designated subsidiary (other than Newco or any of Newco’s subsidiaries) certain excluded assets and excluded liabilities, in order to separate and consolidate a portion of the A&S Business. Immediately thereafter, Fortive will contribute all the equity interests in each such subsidiary of Fortive holding assets and liabilities constituting the A&S Business to Newco in exchange for (i) the issuance to Fortive of shares of Newco common stock, (ii) the Newco Securities and (iii) the Cash Dividend. In addition, prior to the Merger, certain non-U.S. assets, liabilities and entities constituting the remaining portion of the A&S Business will be transferred directly to Altra or one or more subsidiaries of Altra through the Direct Sales.

The Distribution—Exchange Offer and Split-Off

On the closing date of the Merger, Fortive will distribute 100% of the shares of Newco common stock to Fortive stockholders through the Exchange Offer followed by, in the event the Exchange Offer is not fully subscribed, a pro rata spin-off distribution. In the Exchange Offer, Fortive will offer its stockholders the option to exchange all or a portion of their shares of Fortive common stock for shares of Newco common stock. In the event the Exchange Offer is not fully subscribed, Fortive will distribute the remaining shares of Newco common stock owned by Fortive on a pro rata basis to Fortive stockholders whose shares of Fortive common stock remain outstanding after consummation of the Exchange Offer.

Any Fortive stockholder who validly tenders (and does not properly withdraw) shares of Fortive common stock for shares of Newco common stock in the Exchange Offer will waive their rights with respect to such shares to receive, and forfeit any rights to, shares of Newco common stock distributed on a pro rata basis to Fortive stockholders in the event the Exchange Offer is not fully subscribed. If there is a pro rata distribution, the Exchange Offer agent will calculate the exact number of shares of Newco common stock owned by Fortive that will not be exchanged in the Exchange Offer and to be distributed on a pro rata basis, and the number of shares of Altra common stock into which the remaining shares of Newco common stock will be converted in the Merger will be transferred to the relevant Fortive stockholders (after giving effect to the consummation of the Exchange Offer) as promptly as practicable thereafter.

The Exchange Offer agent will hold, for the account of the relevant Fortive stockholders, book-entry authorizations representing all of the outstanding shares of Newco common stock pending the consummation of

Structure Following the Merger and the Direct Sales Altra Stockholders Former Fortive Stockholders Receiving Newco Common Stock in the Distribution Fortive Stockholders Altra Fortive Newco (owns a portion of the A&S Business) Direct Sales Purchasers (own remaining portion of the A&S Business)

the Merger. Newco common stock will not be traded during this period. Following the consummation of the Exchange Offer and as part of the Merger, each share of Newco common stock (except for shares of Newco common stock held by Fortive, Newco, Altra or Merger Sub, which shares will be canceled and cease to exist, and no consideration will be delivered in exchange therefor) will be converted into the right to receive fully paid and nonassessable shares of Altra common stock, as further described below under “—Calculation of the Merger Consideration.” For additional information regarding the Exchange Offer, see “The Exchange Offer.”

The Merger

Under the Merger Agreement and in accordance with the DGCL, at the effective time of the Merger, Merger Sub will merge with and into Newco. As a result of the Merger, the separate corporate existence of Merger Sub will cease and Newco will continue as the surviving company and as a wholly-owned subsidiary of Altra and will succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Merger Sub in accordance with the DGCL. In the Merger, each share of Newco common stock will be converted into the right to receive shares of Altra common stock based on the exchange ratio set forth in the Merger Agreement, as described in the section of this document entitled “The Merger Agreement—Merger Consideration.” The certificate of incorporation and the bylaws of Newco in effect immediately prior to the Merger will be amended and restated in their entirety following the consummation of the Merger.

Calculation of the Merger Consideration

The Merger Agreement provides that, at the effective time of the Merger, each issued and outstanding share of Newco common stock (except for shares of Newco common stock held by Fortive, Newco, Altra or Merger Sub, which shares will be canceled and cease to exist, and no consideration will be delivered in exchange therefor) will be automatically converted into a number of shares of Altra common stock equal to (x) 35 million shares of Altra common stock divided by (y) the aggregate number of shares of Newco common stock issued and outstanding immediately prior to the effective time of the Merger. In addition, Newco will authorize the issuance of a number of shares of Newco common stock such that the total number of shares of Newco common stock outstanding immediately prior to the Distribution will be that number that results in the exchange ratio in the Merger equaling one. As a result, exchanging holders of Fortive common stock will be entitled to exchange their pro rata portion of such shares, and each share of Newco common stock (except for shares of Newco common stock held by Fortive, Newco, Altra or Merger Sub, which shares will be canceled and cease to exist, and no consideration will be delivered in exchange therefor) will be converted into one share of Altra common stock in the Merger. The calculation of the merger consideration as set forth in the Merger Agreement is expected to result, prior to the elimination of fractional shares, in pre-Merger holders of shares of Newco common stock and Newco Employees collectively holding approximately 54% of the outstanding equity interests of Altra on a fully-diluted basis upon completion of the Transactions and Altra’s equityholders immediately prior to the Merger collectively holding approximately 46% of such equity interests on a fully-diluted basis.

No fractional shares of Altra common stock will be issued pursuant to the Merger. Any holder of shares of Newco common stock who would otherwise be entitled to receive a fraction of a share of Altra common stock (after aggregating all fractional shares issuable to such holder) will, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), after deducting any required withholding taxes, on a pro rata basis, without interest, determined by multiplying such fraction by the closing price of a share of Altra common stock on Nasdaq on the last business day prior to the date on which the Merger becomes effective.

Background of the Transactions

Altra is a leading global designer, producer and marketer of a wide range of mechanical power transmission components. As part of Altra’s strategy, Altra selectively pursues strategic acquisitions to strengthen its product portfolio, enhance its industry leadership, leverage fixed costs, expand its global footprint and create value in products and markets that it knows and understands. The Altra board of directors and executive management team regularly review and consider various strategic opportunities, prospects and industry developments, including acquisition and merger opportunities, in order to maximize value for Altra’s stockholders. Consistent with Altra’s strategy, the Altra board of directors and executive management team decided to pursue a potential combination with the A&S Business given such combination’s ability to (i) increase Altra’s size, economies of scale and geographic presence, (ii) diversify Altra’s portfolio of capabilities, (iii) enhance Altra’s end market positioning, (iv) add a leading business system to drive improvement in Altra’s manufacturing, leadership and growth and (v) improve Altra’s financial profile.

Fortive designs, develops, services, manufactures and markets professional and engineered products, software and services for a variety of end markets, building upon leading brand names, innovative technology and significant market positions. The A&S Business is comprised of Fortive’s Portescap, Kollmorgen, Thomson and Jacobs Vehicle Systems operating companies, excluding Fortive’s Hengstler and Dynapar businesses. As part of Fortive’s strategy, the Fortive board of directors and senior management team regularly review Fortive’s portfolio of businesses and assets to evaluate opportunities, including possible acquisition, disposition and merger opportunities, to align the portfolio with overall business strategy and to maximize value for Fortive’s stockholders. Consistent with Fortive’s portfolio strategy of increasing growth rate and reducing cyclicality, Fortive reviewed and considered from time to time various opportunities to enhance its portfolio through disposition of one or more portions of the A&S Business. Based on the strong strategic alignment between Altra and the A&S Business that would enhance the ability of Altra to drive further value of the A&S Business, the valuation of the A&S Business represented by the proposed combination, and the ability to effectuate the disposition of the A&S Business in a tax-efficient manner, Fortive elected to pursue the proposed combination of the A&S Business with Altra instead of pursuing other alternatives.

On October 24, 2017, at Fortive’s request, Carl R. Christenson, Chairman and Chief Executive Officer of Altra, and Mitchell Rales, a director of Fortive, had a telephonic discussion regarding a potential combination of Altra and the A&S Business through a Reverse Morris Trust transaction. Mr. Christenson indicated that Altra would be interested in discussing a Reverse Morris Trust transaction further with James A. Lico, the President and Chief Executive Officer of Fortive. A Reverse Morris Trust transaction involves the spin-off or split-off distribution of a business to shareholders of the divesting party, immediately followed by the acquisition of such business by a counterparty in a merger. Subject to certain legal requirements, including that the distributing company’s stockholders continue to own shares representing a majority stake in the combined business immediately following the merger, a Reverse Morris Trust transaction structure enables the divesting party to divest the business in a tax-efficient manner. The parties discussed structuring the Transactions as a Reverse Morris Trust (and did not discuss other structures) in view of the significant tax benefits to Fortive of a Reverse Morris Trust structure, together with the ability of Fortive stockholders to continue to own shares representing a majority stake in the combined company.

On October 25, 2017, at Fortive’s request, Mr. Christenson and Mr. Lico had a telephonic discussion regarding a potential combination of Altra and the A&S Business through a Reverse Morris Trust transaction. Following the telephonic discussions between Messrs. Christenson and Lico, a representative of Fortive’s financial advisor, UBS Securities LLC (“UBS”), sent a draft confidentiality agreement to Mr. Christenson. Members of Fortive’s management team exchanged drafts of the confidentiality agreement with members of Altra’s management team and representatives of Cravath, Swaine & Moore, LLP (“Cravath”) and Fortive and Altra executed the confidentiality agreement on October 27, 2017.

On October 27, 2017, members of Altra’s executive management team and representatives of Altra’s financial advisor, Goldman Sachs, met with representatives of UBS at Altra’s offices in Braintree, Massachusetts. At this meeting, representatives of UBS discussed with Altra potential terms for a possible combination of Altra with the A&S Business through a Reverse Morris Trust transaction, which would include the combination of the A&S Business with Altra through a reverse triangular merger immediately following a spin-off or split-off of the A&S Business to Fortive’s stockholders, with consideration in the form of shares of Altra common stock, as well as cash proceeds and debt reduction to Fortive. In addition, representatives of UBS referenced a valuation of approximately $3.3 billion of the A&S Business for discussion purposes, based on

Fortive receiving cash and debt instruments with an aggregate value of approximately $1.5 billion and Fortive stockholders (who participate in the Exchange Offer) receiving shares of Altra common stock having an aggregate value of approximately $1.8 billion. Representatives of Altra did not comment on the proposed terms at such time and noted that they would potentially make a counterproposal after further consideration.

On November 6, 2017, members of Fortive’s senior management team furnished selected historical financial information of the A&S Business to members of Altra’s executive management team.

During a telephonic meeting of the Altra board of directors held on November 10, 2017, the Altra board of directors and members of Altra’s executive management team discussed the A&S Business, the strategic rationale of the potential combination of Altra and the A&S Business, the terms proposed by UBS on behalf of Fortive (as discussed above) for such combination and the potential terms of a counterproposal by Altra to Fortive.

Between November 13 and December 4, 2017, representatives of Altra and representatives of Fortive discussed potential terms for the proposed combination of Altra and the A&S Business. During this period, members of Fortive’s senior management team, representatives of Fortive’s outside counsel, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), and representatives of UBS discussed the preparation of a virtual data room for Altra’s diligence of the A&S Business, and members of Altra’s executive management team, representatives of Cravath and representatives of Goldman Sachs discussed the preparation of an electronic data room for Fortive’s diligence of Altra.

On November 14, 2017, members of Altra’s executive management team met with members of Fortive’s senior management team at the offices of UBS in New York to discuss the industrial logic and potential deal structure of the proposed combination of Altra and the A&S Business.

During a telephonic meeting of the Finance Committee of the Fortive board of directors (the “Fortive Finance Committee”) held on November 16, 2017, the Fortive Finance Committee and certain members of Fortive’s senior management discussed the status of the negotiations with Altra on the potential combination of A&S Business with Altra, the alignment of the proposed combination with Fortive’s overall portfolio strategies, potential financial terms of the combination, and a potential counterproposal by Fortive to Altra to address outstanding issues related to the Transactions.

During a telephonic meeting of Fortive Finance Committee held on November 29, 2017, Fortive Finance Committee and certain members of Fortive’s senior management discussed the status of the negotiations with Altra and potential counterproposal by Fortive to Altra.

On December 4, 2017, Mr. Christenson met with a representative of UBS at Altra’s offices in Braintree, Massachusetts to discuss perspectives on the value-creation opportunity of a combination of the A&S Business with Altra. In addition, the representative of UBS referenced a valuation of approximately $3.1 billion of the A&S Business for discussion purposes, based on Fortive receiving cash and debt instruments of approximately $1.4 billion and Fortive stockholders (who participate in the Exchange Offer) receiving shares of Altra common stock having an aggregate value of approximately $1.7 billion.

On December 4, 2017, Mr. Christenson and James A. Lico, President and Chief Executive Officer of Fortive, had a telephonic discussion where they mutually concluded that sufficient progress had been made on a framework for the Transactions to begin mutual due diligence and preparation of the Transaction Documents.

On December 12, 2017, members of Altra’s executive management team, representatives of Goldman Sachs, members of Fortive’s senior management team and representatives of UBS met in Chicago to discuss their respective businesses’ outlooks for 2018.

On December 18, 2017, representatives of Altra’s counsel on due diligence matters, Holland & Knight LLP (“H&K”), and representatives of Cravath delivered a due diligence request list for Altra’s diligence of the A&S

Business to representatives of Fortive. Also on December 18, 2017, representatives of Goldman Sachs delivered a due diligence request list for Altra’s diligence of the A&S Business to representatives of UBS. Additionally, representatives of UBS provided access to an electronic data room to representatives of Altra. From time to time, representatives of Fortive uploaded additional documents to the electronic data room and representatives of Altra reviewed these documents in the course of their due diligence of the A&S Business.

On December 18, 2017, representatives of Skadden delivered the first drafts of the Merger Agreement and the Separation Agreement to representatives of Cravath that reflected, among other things, the valuation of approximately $3.1 billion of the A&S Business proposed by a representative of UBS to Mr. Christenson on December 4, 2017, based on Fortive receiving cash and debt instruments of approximately $1.4 billion and Fortive stockholders (who participate in the Exchange Offer) receiving shares of Altra common stock having an aggregate value of approximately $1.7 billion.

Between December 20, 2017 and March 7, 2018, representatives of Altra and Fortive, and their respective tax counsels at Cravath and Skadden, discussed transferring a portion of the A&S Business to Altra through the Direct Sales rather than the Merger.

On December 21, 2017, representatives of Fortive, Altra, Skadden and Cravath had a tax diligence call where Fortive first raised the possibility of transferring a portion of the A&S Business to Altra through the Direct Sales rather than the Merger.

On January 3, 2018, representatives of Skadden delivered first drafts of the Tax Matters Agreement and the Transition Services Agreement to representatives of Cravath. In addition, representatives of Goldman Sachs provided access to an electronic data room to representatives of Fortive. From time to time thereafter, representatives of Altra uploaded additional documents to the electronic data room and representatives of Fortive reviewed these documents in the course of their due diligence of Altra.

On January 4, 2018, representatives of Fortive, Altra, UBS and Goldman Sachs held a call to discuss financial projections furnished by Fortive for the A&S Business.

Between January 8 and January 11, 2018, members of Altra’s executive management team conducted site visits at certain facilities of the A&S Business in North America and met with members of Jacobs Vehicle Systems’ management team, Kollmorgen’s management team and Thomson’s management team.

On January 16, 2018, representatives of Skadden delivered the first draft of the Employee Matters Agreement to representatives of Cravath.

Between January 17 and February 11, 2018, representatives of Cravath and other representatives of Altra engaged in various negotiations about the terms of the Merger Agreement, the Separation Agreement, the Employee Matters Agreement and the Tax Matters Agreement with representatives of Skadden and other representatives of Fortive. During this period, the parties identified but did not resolve a number of key items to be negotiated, including the consideration to be received by Fortive, the consequences for potential differences between the unaudited financial statements of the A&S Business provided prior to the signing of the Merger Agreement and the Separation Agreement and the audited financial statements of the A&S Business to be completed after the execution of such agreements, whether there would be a mechanism for post-closing cash, working capital and indebtedness adjustments, whether there would be committed financing, the termination rights and termination fees, certain employee matters, tax, environmental and indemnification matters, and the portion of the A&S Business to be transferred to Altra through the Direct Sales rather than the Merger.

During a telephonic meeting of the Altra board of directors held on January 18, 2018, Altra’s executive management team provided a status update on Altra’s due diligence of the A&S Business and an overview of the significant business and legal issues related to the Transactions. Representatives of Cravath reviewed the fiduciary duties of the Altra board of directors in relation to the Transactions.

On January 25, 2018, Fortive delivered a draft of the tax step plan to representatives of Cravath. The step plan included the Direct Sales, which Skadden subsequently incorporated into revised drafts of the Merger Agreement and the Separation Agreement.

Between January 19 and January 26, 2018, members of Altra’s executive management team conducted site visits at certain international facilities of the A&S Business and met with members of the Portescap management team.

During a meeting of Fortive board of directors held on January 23, 2018, certain members of Fortive’s senior management provided an overview of the potential combination of A&S Business, including an overview of the businesses included within A&S Business, presentation on key terms proposed by Fortive to Altra, potential financial impact of the potential combination on Fortive, overview of Altra, the status of the discussions with Altra, and the alignment of the proposed combination with Fortive’s overall portfolio strategies.

On January 30, 2018, representatives of Skadden sent the first draft of the IP License Agreement to representatives of Cravath. Representatives of Altra’s accounting advisor, Deloitte & Touche LLP (“Deloitte”), performed financial and accounting due diligence on the A&S Business and financial due diligence on the expected synergies to be achieved by the combined company following completion of the Transactions, including conducting tax diligence calls on February 1 with representatives of Fortive, Altra, Skadden, Ernst & Young LLP (“EY”), UBS and Cravath and on February 27, 2018 with representatives of Fortive, Altra, Skadden, EY and UBS. Representatives of Fortive’s accounting advisor, KPMG, LLP (“KPMG”), performed financial and accounting due diligence on Altra.

On February 5, 2018, members of Altra’s executive management team and members of Fortive’s senior management team had a telephonic discussion, and representatives of Goldman Sachs and representatives of UBS had a telephonic discussion, in each case, regarding significant unresolved business issues, including certain conditions related to deal certainty and protection, management of the process to obtain debt financing, the process for Altra’s review of the Audited Financial Statements and the mechanism for calculating the Adjustment Payment.

On February 6, 2018, Altra shared projections for Altra and the A&S Business.

On February 7, 2018, representatives of Cravath sent drafts of the Transaction Documents to Skadden that, among other things, proposed an approximately $3.0 billion valuation of the A&S Business, based on Fortive receiving cash and debt instruments with an aggregate value of approximately $1.4 billion and Fortive stockholders (who participate in the Exchange Offer) receiving a fixed number of shares of Altra common stock having an aggregate value of approximately $1.6 billion.

On February 8, 2018, representatives of Altra and representatives of Fortive had a telephonic discussion regarding the Altra share projections for Altra and the A&S Business.

On February 11, 2018, representatives of Skadden delivered a memorandum to representatives of Cravath. The memorandum set forth Fortive’s proposal to address unresolved business and legal issues, including certain conditions related to deal protection and certainty, management of the process to obtain debt financing, the process for Altra’s review of the Audited Financial Statements, the mechanism for calculating the Adjustment Payment and certain employee and tax matters. In addition, Fortive indicated a willingness to accept an approximately $3.1 billion valuation of the A&S Business, based on Fortive receiving cash and debt instruments with an aggregate value of approximately $1.4 billion and Fortive stockholders (who participate in the Exchange Offer) receiving a fixed number of shares of Altra common stock having an aggregate value of approximately $1.7 billion.

During in-person meetings of the Altra board of directors held on February 12 and February 13, 2018, members of Altra’s executive management team and the directors discussed the terms of Fortive’s proposal.

On February 13, 2018, after the in-person meeting of the Altra board of directors, Mr. Christenson and Mr. Lico had a telephonic discussion regarding Fortive’s proposal. At this meeting, Mr. Christenson informed

Mr. Lico that Altra would not accept Fortive’s proposal. Mr. Christenson and Mr. Lico agreed to continue negotiating the unresolved business and legal issues at in-person meetings among Altra, Fortive and their respective financial and legal advisors.

During a meeting of Fortive board of directors held on February 14, 2018, certain members of Fortive’s senior management provided an overview of the status of the negotiations with Altra, the key terms proposed by Altra, and potential terms of a counterproposal by Fortive.

On February 20 and February 21, 2018, members of Altra’s executive management team, representatives of Cravath and representatives of Goldman Sachs met with members of Fortive’s senior management team, representatives of Skadden and representatives of UBS at Cravath’s office in New York to continue negotiation of the unresolved business and legal issues. Progress was made in resolving some of the key issues, including that committed financing would be obtained, the general circumstances under which a termination fee would be payable by Altra and Fortive, the size of the parties’ respective termination fees and a mechanism for post-closing cash, working capital and indebtedness adjustments, but unresolved issues remained, including the consideration to be received by Fortive, the consequences for potential differences between the unaudited financial statements of the A&S Business provided prior to the signing of the definitive agreements and the audited financial statements of the A&S Business to be completed after the execution of the definitive agreements, the portion of the A&S Business to be transferred to Altra through the Direct Sales rather than the Merger, and certain key employee matters and tax, environmental and indemnification matters.

On February 21, 2018, Altra engaged Joele Frank, Wilkinson Brimmer Katcher to serve as Altra’s public relations advisor in connection with the Transactions.

On February 22, 2018, representatives of Altra and representatives of KBCM discussed KBCM providing a second fairness opinion on the Transactions to the Altra board of directors.

On February 24, 2018, Fortive provided KBCM access to an electronic data room prepared by Fortive.

On February 26, 2018, representatives of Davis Polk & Wardwell LLP, outside counsel to Goldman Sachs Bank USA, sent first drafts of the Commitment Letters and other applicable financing documents to representatives of Cravath. Between February 26 and March 7, 2018, Altra and Goldman Sachs Bank USA, and their respective legal advisors, negotiated the terms of the Commitment Letters and other financing documents.

On February 27, 2018, representatives of Skadden delivered the first drafts of Fortive’s disclosure letter and schedules to the Separation Agreement to representatives of Cravath.

On February 28, 2018, representatives of Cravath and H&K delivered the first draft of Altra’s disclosure letter to the Merger Agreement to representatives of Skadden.

During a telephonic meeting of the Fortive Finance Committee held on March 1, 2018, the Fortive Finance Committee and certain members of Fortive’s senior management discussed the status of the negotiations with Altra, potential timing of the transactions, valuation considerations and a potential counterproposal by Fortive to Altra.

On March 1 and March 2, 2018, representatives of Altra and Fortive, and their respective legal advisors, met at Cravath’s office in New York to continue negotiations of the terms of the Transaction Documents. Key issues that were resolved during this period included the consequences for potential differences between the unaudited financial statements of the A&S Business provided prior to the signing of the definitive agreements and the audited financial statements of the A&S Business to be completed after the execution of the definitive agreements and the portion of the A&S Business to be transferred to Altra through the Direct Sales rather than the Merger. Additional issues were discussed but remained unresolved, including the marketing period for the financing, termination conditions and fees, certain employee and environmental liabilities and post-closing cash, working capital and indebtedness adjustments.

Between March 3 and March 6, 2018, representatives of Altra and Fortive, and their respective legal advisors, continued to negotiate the terms of the Transaction Documents. Key issues that were resolved during this period included the consideration to be received by Fortive and its stockholders and certain employee matters, tax, environmental and indemnification matters. The parties agreed to an approximately $3.0 billion valuation of the A&S Business, based on Fortive receiving cash and debt instruments of $1.4 billion and Fortive stockholders receiving 35 million shares of Altra common stock with an aggregate value of $1.6 billion based on the twenty-day VWAP of Altra common stock as of March 6, 2018. In addition, the parties completed their due diligence of each other.

During a telephonic meeting of the Fortive board of directors held on March 4, 2018, the Fortive board of directors and certain members of Fortive’s senior management reviewed the proposed Transaction Documents and the proposed terms of the Transactions, including terms relating to valuation, risk allocation, tax implications, employee matters and deal structure. The Fortive board of directors and certain members of Fortive’s senior management discussed the fiduciary duties of the Fortive board of directors in relation to the Transactions, the potential financial impact of the Transactions on Fortive, alignment of the Transactions with Fortive’s portfolio strategies, the potential enhanced capacity for future acquisitions that may result from the Transactions, a summary of the results of due diligence on Altra conducted by Fortive and Skadden, potential incremental benefits to the A&S Business and its employees resulting from the Transactions and the potential timing of the Transactions. Following discussion with Fortive’s executive management team, the Fortive board of directors unanimously determined that the Transactions, including the Distribution, the Merger and the Direct Sales, were advisable and in the best interests of Fortive and its stockholders, approved the Transaction Documents and the Transactions and approved certain other matters in connection with the Transactions.

On March 6, 2018, the Altra board of directors met in person in New York. At this meeting, the Altra board of directors reviewed the proposed structure and terms of the Transactions. During the discussion of the proposed structure and terms of the Transactions, representatives of Cravath reviewed the fiduciary duties of the Altra board of directors in relation to the Transactions and reviewed the Transaction Documents and the impact of the proposed Transactions on Altra. Representatives of Goldman Sachs delivered an oral opinion, subsequently confirmed in writing by delivery of a written opinion dated March 7, 2018, that as of the date of the written fairness opinion, and based upon and subject to the factors and assumptions set forth in such written fairness opinion, the “Consideration” (as such term is defined in “Opinion of Goldman Sachs & Co. LLC”) to be paid by Altra pursuant to the Merger Agreement was fair from a financial point of view to Altra. Representatives of KBCM delivered an oral opinion, subsequently confirmed in writing by delivery of a written opinion dated March 6, 2018, that as of the date of the written fairness opinion, and based upon and subject to the factors and assumptions set forth in such written fairness opinion, the “Consideration” (as such term is defined in “Opinion of Key Banc Capital Markets Inc.”) to be paid by Altra pursuant to the Merger Agreement was fair from a financial point of view to Altra. Following discussion with Altra’s executive management team and Altra’s legal and financial advisors, the Altra board of directors unanimously determined that the Transactions, including the Merger, the Direct Sales, the Share Issuance and the Charter Amendment, were advisable and in the best interests of Altra and its stockholders, approved the Transaction Documents and the Transactions, approved, authorized and adopted the Charter Amendment and recommended that Altra stockholders approve the Share Issuance and the Charter Amendment and approved certain other matters in connection with the Transactions.

On March 6, 2018, representatives of Skadden delivered schedules to the Merger Agreement to representatives of Cravath.

Following their respective board meetings, representatives of Altra and Fortive, and their respective legal advisors, continued negotiating remaining open issues and finalizing the Transaction Documents.

On the morning of March 7, 2018, before the opening of trading on Nasdaq and the NYSE, the parties entered into the Merger Agreement, the Separation Agreement, the Employee Matters Agreement and other applicable agreements related to the Transactions, and Altra and Fortive issued press releases announcing the Transactions.

Altra’s Reasons for the Transactions

In reaching its decision to approve the Transaction Documents and the Transactions and recommend that Altra stockholders approve the Share Issuance and the Charter Amendment, the Altra board of directors considered, among other things, the strategic and financial benefits that could be achieved by combining Altra and the A&S Business relative to the future prospects of Altra on a stand-alone basis, the relative actual results of operations and prospects of Altra and of the A&S Business and synergies expected to be realized in the combination, as well as other alternatives that may be available to Altra, and the risks and uncertainties associated with the Transactions and with such alternatives.

In that process, the Altra board of directors consulted with its financial and legal advisors and considered the following factors as generally supporting its decision to approve the Transaction Documents and the Transactions and recommend that Altra stockholders approve the Share Issuance and the Charter Amendment:

•	the increased size, economies of scale, geographic presence and total capabilities of Altra after the Transactions, which are expected to enable Altra to improve its cost structure and increase profitability;

•	the complementary asset portfolios and strengths of Altra and the A&S Business and the expectation that the combination with the A&S Business would diversify Altra’s mix of product offerings, including the A&S Business’s electric, electronic and software content in precision motion control, such as engineered servo-motors, direct drive and linear automation;

•	the expectation that Altra would maintain broad market presence, with an enhanced position in medical, advanced material handling and robotics end-markets and reduced relative exposure to more cyclical end-markets, such as mining, renewable energy and oil and gas;

•	the expectation that Altra would achieve approximately $46 million of estimated annual cost synergies anticipated to be realized within four years from the consummation of the Transactions as a result of anticipated enhanced strategic flexibility and scale and application of the A&S Business’s supply chain expertise and the combination of best practices associated with the Fortive Business System and Altra’s Operational Excellence Program, and the expectation that if Altra and the A&S Business are able to expand existing products into additional geographies and end-markets, potential revenue synergies resulting in approximately $6 million of additional annual operating income may be achievable within four years following the consummation of the Transactions;

•	the expectation that the A&S Business employees’ experience with and knowledge of the established Fortive Business System tools will drive improvement in manufacturing, leadership and growth, and enhance Altra’s ability to achieve its strategic objectives with respect to its existing business and the businesses of the combined company;

•	the expectation that the cash flow from the combined businesses after the Transactions would be strong enough to allow Altra to maintain its current annual dividend and to repay indebtedness incurred to finance the Transactions;

•	the expectation that the combination with the A&S Business would enhance Altra’s overall credit quality over time;

•	the significant increase in total equity market capitalization of Altra, which could increase the trading volume, and therefore, the liquidity, of Altra’s common stock;

•	the fact that a significant portion of the consideration payable by Altra in the Transaction consists of Altra’s common stock, enabling Altra to acquire the A&S Business without incurring the additional indebtedness that would be required to fund an all-cash transaction;

•

the oral opinion of Goldman Sachs rendered to the Altra board of directors on March 6, 2018, subsequently confirmed in writing by delivery of a written opinion dated March 7, 2018, that, as of the date of the written fairness opinion and based upon and subject to the factors and assumptions set forth in such written fairness opinion, the “Consideration” (as such term is defined below in “Opinion of Goldman Sachs & Co. LLC”) to be paid by Altra pursuant to the Merger Agreement was fair from a financial point of view to Altra, as more fully described below in “Opinion of Goldman Sachs & Co. LLC;”

•	the oral opinion of KBCM rendered to the Altra board of directors on March 6, 2018, subsequently confirmed in writing by delivery of a written opinion dated March 6, 2018, that, as of the date of the written fairness opinion and based upon and subject to the factors and assumptions set forth in such written fairness opinion, the “Consideration” (as such term is defined below in “Opinion of KeyBanc Capital Markets Inc.”) to be paid by Altra pursuant to the Merger Agreement was fair from a financial point of view to Altra, as more fully described below in “Opinion of KeyBanc Capital Markets Inc.;”

•	the fact that the Altra board of directors following the closing of the Transactions would be composed of all of the current directors of Altra and one additional director designated by Fortive;

•	the fact that the management team of Altra, following the closing of the Transactions, would continue to be led by Altra’s Chairman and Chief Executive Officer, Altra’s Chief Financial Officer would remain in that office and Altra’s senior management team would be expanded to include employees from Altra and the A&S Business;

•	the fact that the Merger Agreement and the other Transaction Documents and the aggregate consideration to be paid by Altra pursuant to the Merger Agreement were the result of arms-length negotiations between representatives of Altra and Fortive;

•	the ability of the Altra board of directors, subject to the payment of a termination fee, to withdraw or modify its recommendation that Altra’s stockholders approve the Share Issuance and the Charter Amendment, and terminate the Merger Agreement, in certain limited circumstances;

•	the ability of Altra to negotiate directly with Fortive to combine Altra with the A&S Business; and

•	the expectation that Altra’s experience with acquiring and integrating businesses and growing larger companies will enhance Altra’s ability to integrate the A&S Business and grow the combined company.

The Altra board of directors also considered certain countervailing factors in its deliberations concerning the Merger and the other Transactions, including:

•	the dilution of the ownership interests of Altra’s current stockholders that would result from the issuance of Altra common stock in the Merger;

•	the challenges and difficulties, foreseen and unforeseen, relating to the separation of the A&S Business from the other businesses of Fortive and the integration of the A&S Business with Altra’s operations, given the size of the A&S Business relative to Altra and its operations;

•	the possibility that the increased revenues, earnings and synergies expected to result from the Transactions would fail to materialize or may not be realized within the expected time frame;

•	the significant, one-time costs expected to be incurred in connection with the Transactions, including approximately $85 to $95 million in transaction-related costs (of which $45 to $50 million will be capitalized) and approximately $24 million in incremental capital expenditures during the first four years following the consummation of the Transactions that Altra management believes are necessary to realize the anticipated synergies from the Transactions;

•	the risk that the Transactions and the integration process may divert management attention and resources away from other strategic opportunities and from operational matters;

•	the substantial increase in Altra’s indebtedness that is expected to result from the Transactions and the related financing transactions;

•	the risk that the combined company may be more adversely affected by an economic downturn than Altra would have been on a stand-alone basis because of the increased level of indebtedness incurred by Altra in connection with the Transactions;

•	the fact that, in order to preserve the tax-free treatment of the spin-off and related transactions (including certain transactions undertaken as part of the Internal Restructuring), Altra would be required to abide by certain restrictions that could limit its ability to engage in certain future business transactions that might be advantageous;

•	the fact that, under the Tax Matters Agreement, Altra may be required to indemnify Fortive for taxes incurred by Fortive or any subsidiary of Fortive by reason of the breach after the consummation of the Transactions by Newco of any of its representations, warranties or covenants under the Tax Matters Agreement;

•	the fact that certain provisions of the Merger Agreement may dissuade third parties from seeking to acquire Altra or otherwise increase the cost of any potential acquisition;

•	the fact that under the Merger Agreement, Altra may be required to pay Fortive a termination fee or reimburse Fortive for certain expenses under certain circumstances;

•	the risks inherent in requesting regulatory approval from multiple government agencies in multiple jurisdictions, as more fully described in the section entitled “Regulatory Approvals,” or that governmental authorities could attempt to condition their approval of the Transactions on compliance with certain burdensome conditions or that regulatory approvals may be delayed;

•	the risk that the Transactions may not be completed in a timely manner or at all and the potential adverse consequences, including substantial costs that would be incurred and potential damage to Altra’s reputation, if the Transactions are not completed;

•	the historically cyclical nature of the heavy-duty truck end-market; and

•	other risks of the type and nature described in the section entitled “Risk Factors.”

The foregoing discussion of the information and factors considered by the Altra board of directors is not exhaustive, but includes the material factors considered by the Altra board of directors, including factors that support the Transactions as well as those that weigh against them. In view of the wide variety of factors considered by the Altra board of directors in connection with its evaluation of the Transactions and the complexity of these matters, the Altra board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Rather, the Altra board of directors based its recommendation on the totality of the information presented to and considered by it. The Altra board of directors evaluated the factors described above with the assistance of Altra management and its legal and financial advisors. In considering the factors described above, individual members of the Altra board of directors may have given different weights to other or different factors.

This explanation of the factors considered by the Altra board of directors is in part forward-looking in nature and, therefore, should be read in light of the factors discussed in the sections of this document entitled “Cautionary Statement on Forward-Looking Statements” and “Risk Factors.”

After careful consideration, the Altra board of directors resolved that the Transactions, including the Merger, the Share Issuance and the Charter Amendment, are advisable and in the best interests of Altra and its stockholders and approved the Transaction Documents and the Transactions.

Opinion of Goldman Sachs & Co. LLC

Goldman Sachs rendered its oral opinion to the Altra board of directors on March 6, 2018, subsequently confirmed in writing by delivery of a written opinion dated March 7, 2018, that, as of the date of the written fairness opinion and based upon and subject to the factors and assumptions set forth therein, the Consideration to be paid by Altra pursuant to the Merger Agreement was fair from a financial point of view to Altra. For purposes of Goldman Sachs’ financial analyses and opinion, the term “Consideration” means the Direct Sales Purchase Price (as defined in the Merger Agreement) and the 35,000,000 shares of Altra common stock to be issued in the aggregate to holders of shares of Newco common stock in connection with the Merger, as adjusted by (i) the Adjustment Payment and, if applicable, the Adjustment Excess or the Altra Share Amount Reduction (each as defined in the section of this document entitled “The Merger Agreement—The Adjustment Payment”) (collectively, the “Section 1.16 Adjustment Payments”) and (ii) Section 3.5(f) of the Separation Agreement.

The full text of the written opinion of Goldman Sachs, dated March 7, 2018, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex G. Goldman Sachs provided its opinion for the information and assistance of the Altra board of directors in connection with its consideration of the Transactions. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of Altra common stock should vote with respect to the Transactions or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	the Separation Agreement;

•	the annual reports to stockholders and Annual Reports on Form 10-K of Altra for the five years ended December 31, 2017;

•	the annual reports to stockholders and Annual Reports on Form 10-K of Fortive for the two years ended December 31, 2017;

•	the Registration Statement on Form 10, including the information statement contained therein, dated December 3, 2015, as amended, relating to the spin-off of Fortive from Danaher;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Altra and Fortive;

•	certain other communications from Altra and Fortive to their respective stockholders;

•	certain publicly available research analyst reports for Altra and Fortive;

•	certain unaudited historical financial information relating to the A&S Business prepared by the management of Fortive;

•	the Fortive Provided Financial Projections;

•	the A&S Business Financial Projections, the Altra Financial Projections, certain internal financial analyses and forecasts for Altra standalone and pro forma for the Transactions and certain financial analyses and forecasts for the A&S Business, in each case, as prepared by the management of Altra and approved for Goldman Sachs’ use by Altra (the “Forecasts”);

•	certain operating synergies projected by the management of Altra to result from the Transactions, as approved for Goldman Sachs’ use by Altra (the “Synergies”); and

•	an estimate of the amount of the Section 1.16 Adjustment Payments prepared by the management of Altra and approved for Goldman Sachs’ use by Altra (the “Adjustment Estimate”).

Goldman Sachs also held discussions with members of the senior managements of Altra and Fortive regarding their assessment of the past and current business operations, financial condition and future prospects of the A&S Business, and with the members of senior management of Altra regarding their assessment of the past and current business operations, financial condition and future prospects of Altra and the strategic rationale for, and the potential benefits of, the Transactions; reviewed the reported price and trading activity for the shares of Altra common stock and the shares of Fortive common stock; compared certain financial information for Newco and certain financial and stock market information for Altra with similar financial and stock market information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with Altra’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Altra’s consent that the Forecasts, the Synergies and the Adjustment Estimate were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Altra. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Altra, Newco or Fortive or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any adverse effect on Altra, Newco or Fortive or on the expected benefits of the Transactions in any way meaningful to its analysis. Goldman Sachs has also assumed that the Transactions will be consummated on the terms set forth in the Merger Agreement and Separation Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Altra to engage in the Transactions, or the relative merits of the Transactions as compared to any strategic alternatives that may be available to Altra; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to Altra, as of the date of the opinion, of the Consideration to be paid by Altra pursuant to the Merger Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement or Separation Agreement or the Transactions or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or Separation Agreement or entered into or amended in connection with the Transactions, including, without limitation, any allocation of the Consideration, the Internal Restructuring, the Issuance, the Debt Exchange, the Distribution or any indemnification or adjustments contemplated by the Agreements; the fairness of the Transactions to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of Altra; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Altra, Newco or Fortive, or any class of such persons, in connection with the Transactions, whether relative to the Consideration to be paid by Altra pursuant to the Merger Agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs did not express any opinion as to the prices at which shares of Altra common stock will trade at any time or as to the impact of the Transactions on the solvency or viability of Altra, Newco or Fortive or the ability of Altra, Newco or Fortive to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Altra board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 2, 2018 and is not necessarily indicative of current market conditions.

Financial Analyses of the A&S Business

Analysis of Implied Transaction Multiples. Goldman Sachs calculated $2,930 million as the implied enterprise value (“EV”) of the A&S Business by adding $1,400 million of cash and Newco debt instruments to be received by Fortive to the implied equity consideration in the Transactions of $1,530 million, based on the price per share of Altra common stock of $43.70 as of March 2, 2017 and a total of 35,000,000 shares of Altra common stock to be issued to stockholders of Newco pursuant to the Merger Agreement. Goldman Sachs also derived the implied equity consideration and implied EV for the A&S Business based on the five-, ten- and twenty-day VWAP for Altra common stock as of March 2, 2018 of $44.16, $44.71 and $45.60, respectively. Goldman Sachs then calculated these EVs as a multiple of the A&S Business’s projected earnings before interest, taxes, depreciation and amortization (“EBITDA” and such multiple, “EV/EBITDA”) for 2017, 2018 and 2019, based on the Forecasts and the Synergies. The following table presents the results of this analysis:

		EBITDA (in millions)	Closing Share Price	5-Day VWAP	10-Day VWAP	20-Day VWAP
			(as of March 2, 2018)
EV/EBITDA	2017A	$220	13.3x	13.4x	13.5x	13.6x
	2018E	$238	12.3x	12.4x	12.5x	12.6x
	2019E	$243	12.1x	12.1x	12.2x	12.3x
EV/EBITDA (including Synergies)	2017A	$272	10.8x	10.8x	10.9x	11.0x
	2018E	$290	10.1x	10.2x	10.2x	10.3x
	2019E	$295	9.9x	10.0x	10.1x	10.2x

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information and public market multiples for the following publicly traded companies in the power transmission and automation industry, the product profiles and operations of which Goldman Sachs deemed similar for purposes of this analysis, based on its professional judgment and experience, to certain product profiles and operations of the A&S Business (collectively referred to as the “Power Transmission Selected Companies”):

•	Regal Beloit Corporation

•	Aktiebolaget SKF

•	RBC Bearings Incorporated

•	Kaman Corporation

•	Rexnord Corporation

•	The Timken Company

•	Honeywell International Inc.

•	Rockwell Automation, Inc.

Goldman Sachs also reviewed and compared certain financial information and public market multiples for the following high-margin publicly traded companies in the industrials sector, the operations and margins and other financial characteristics of which Goldman Sachs deemed similar for purposes of this analysis, based on its professional judgment and experience, to certain operations and margins and other financial characteristics of the A&S Business (collectively referred to as the “High Margin Selected Companies”):

•	Ametek, Inc.

•	Barnes Group, Inc.

•	Fortive

•	Graco Inc.

•	IDEX Corporation

•	MSA Safety Incorporated

•	Nordson Corporation

Although none of the selected companies is directly comparable to the A&S Business, the companies included were chosen because they are publicly traded companies that, for the purposes of analysis, may be considered similar to certain operations of the A&S Business.

Goldman Sachs calculated and reviewed various public market multiples for Altra, Fortive, the Power Transmission Selected Companies and High Margin Selected Companies based on information from publicly available historical data, publicly available market data, certain Institutional Brokers’ Estimate System consensus estimates (“IBES Estimates”) and, for Altra, also the Forecasts, in each case for 2017 and 2018.

Goldman Sachs calculated the public market multiples by dividing the EV for each company (based on the price per share of each company’s stock as of March 2, 2018 and the latest available net debt for each company) by EBITDA for 2017 and 2018 for Altra, Fortive, the Power Transmission Selected Companies and the High Margin Selected Companies. The following table presents the results of this analysis:

EV/EBITDA
		2017A	2018E
Altra	IBES Estimates	12.0x	10.8x
	Forecasts	—	11.0x
Fortive	Forecasts	19.1x	16.8x
Median of Power Transmission Selected Companies	IBES Estimates	11.9x	10.8x
Median of High Margin Selected Companies	IBES Estimates	17.3x	15.7x

Selected Transactions Analysis—Power Transmission Selected Transactions. Goldman Sachs analyzed certain publicly available information relating to transactions in the power transmission, motion control and automation industry (the “Power Transmission Selected Transactions”) during the ten years ended on March 2, 2018.

Goldman Sachs also deemed certain of the Power Transmission Selected Transactions as having high relative business comparability (the “High Comparability Selected Transactions”) due to the comparability of the product profile and markets served of the target companies in the selected transactions, based on its professional judgment and experience, to the A&S Business.

For each of the Power Transmission Selected Transactions and the High Comparability Selected Transactions, Goldman Sachs calculated and compared the EV of the target company or business segment, as applicable, as implied by the transaction value, as a multiple of the target company or business segment’s EBITDA, based on publicly available information for the last twelve-month period prior to the announcement of the transaction (“EV/LTM EBITDA”). The Power Transmission Selected Transactions, the High Comparability Selected Transactions and the EV/LTM EBITDA multiples calculated for the transactions are set forth below.

While none of the companies or business segments that participated in the Power Transmission Selected Transactions and the High Comparability Selected Transactions is directly comparable to the A&S Business, the companies and business segments that participated in the Power Transmission Selected Transactions and the High Comparability Selected Transactions are companies and business segments with operations that, for purposes of analysis, may be considered similar to certain of the A&S Business’s operations, end markets and product profiles.

Date Announced	Acquiror	Target	EV/LTM EBITDA	Relative Business Comparability
September 2017	Circor International, Inc.	Colfax Corporation (Fluid Handling)	12.4x
December 2016	Parker-Hannifin Corporation	CLARCOR Inc.	17.0x
August 2016	Emerson Electric Co.	Pentair plc (Valves & Controls)	14.1x
August 2016	Midea Group Co.	Kuka AG	18.2x	High
August 2016	Nidec Corporation	Emerson Electric Co. (Motors & Drives)	6.9x
February 2015	RBC Bearings Incorporated	Sargent Aerospace & Defense	13.3x	High
December 2014	Regal Beloit Corporation	Emerson Electric Co. (Power Transmission)	11.7x	High
April 2014	Blackstone Group	Gates Global Inc.	9.6x
September 2013	Aktiebolaget SKF	Kaydon Corporation	12.8x	High
March 2013	Kohlberg Kravis Roberts & Co. L.P.	Gardner Denver, Inc.	8.1x
August 2012	National Oilwell Varco Inc.	Robbins & Myers Inc.	9.4x
March 2012	Pentair Inc.	Tyco International (Flow Control)	11.3x
September 2011	Colfax Corporation	Charter International plc	11.5x
August 2011	SPX Corporation	ClydeUnion Pumps	12.0x
March 2011	General Electric Co.	Converteam	14.9x
December 2010	Regal Beloit Corporation	A.O. Smith Corporation (Electrical Products)	8.9x
November 2010	ABB Ltd	Baldor Electric Company	11.1x	High

EV/LTM EBITDA
Median (Power Transmission Selected Transactions)	11.7x
Median (High Comparability Selected Transactions)	12.8x

Selected Transactions Analysis—High Quality/High Margin Selected Transactions. Goldman Sachs also analyzed certain publicly available information relating to recent transactions in the industrials sector involving target companies that have high quality margin and/or other financial characteristics (the “High Quality/High Margin Selected Transactions”).

For each of the High Quality/High Margin Selected Transactions, Goldman Sachs calculated and compared the EV/LTM EBITDA for the target company or business segment, as applicable. The High Quality/High Margin Selected Transactions and the EV/LTM EBITDA multiples calculated for the transactions are set forth below.

While none of the companies or business segments that participated in the High Quality/High Margin Selected Transactions is directly comparable to the A&S Business, the companies and business segments that participated in the High Quality/High Margin Selected Transactions are companies and business segments with operations that, for purposes of analysis, may be considered similar to certain of the A&S Business’s financial results and market positions.

Date Announced	Acquiror	Target	EV/LTM EBITDA
September 2017	Northrop Grumman Corporation	Orbital ATK, Inc.	15.2x
September 2017	United Technologies Corp.	Rockwell Collins, Inc.	13.9x
August 2017	Mexichem, S.A.B. de C.V.	Netafim, Ltd.	16.4x
April 2017	Hitachi Ltd.	Sullair	19.3x
March 2017	3M Co.	Scott Safety	12.9x
December 2016	Parker-Hannifin Corporation	CLARCOR Inc.	17.0x
October 2016	Rockwell Collins, Inc.	B/E Aerospace, Inc.	13.6x
October 2016	Stanley Black & Decker Inc.	Newell Brands, Inc. (Tools Business)	~13.0x
August 2016	Emerson Electric Co.	Pentair plc (Valves & Controls)	14.1x
August 2015	Pentair plc	ERICO Global Co.	~12.0x
August 2015	Berkshire Hathaway Inc.	Precision Castparts Corp.	13.1x
July 2015	Honeywell Inc.	Elster	12.6x
June 2015	3M Co	Capital Safety	~14.0x
May 2015	Danaher Corporation	Pall Corporation	20.8x
March 2015	Brother Industries, Ltd.	Domino Printing Sciences plc	15.7x

EV/LTM EBITDA
Median (High Quality/High Margin Selected Transactions)	14.0x

Illustrative Discounted Cash Flow Analysis. Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis for the A&S Business. Using discount rates ranging from 8.0% to 10.0%, reflecting estimates of the A&S Business’s weighted average cost of capital and derived by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally, Goldman Sachs discounted to present value as of December 31, 2017 (i) estimates of unlevered free cash flow for the A&S Business for 2018 through 2022 as reflected in the Forecasts and (ii) a range of illustrative terminal values for the A&S Business, which was calculated by applying a last twelve months’ EBITDA multiple ranging from 13.0x to 16.0x to the terminal year estimate of the last twelve months of EBITDA for the A&S Business, as reflected in the Forecasts. Goldman Sachs estimated the last twelve months’ EBITDA multiple range utilizing its professional judgment and experience, taking into account historical last twelve months’ EV/EBITDA multiples for Altra, certain Power Transmission Selected Companies and certain High Margin Selected Companies. Goldman Sachs then added the ranges of present values it derived above to derive a range of illustrative EVs for the A&S Business ranging from $2,715 million to $3,476 million.

Financial Analyses of Altra (Standalone)

Illustrative Discounted Cash Flow Analysis. Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis for Altra on a standalone basis. Using discount rates ranging from 10.0% to 12.0%, reflecting estimates of Altra’s standalone weighted average cost of capital and derived by application of the

Capital Asset Pricing Model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally, Goldman Sachs discounted to present value as of December 31, 2017 (i) estimates of unlevered free cash flow for Altra for 2018 through 2022 as reflected in the Forecasts and (ii) a range of illustrative terminal values for Altra, which was calculated by applying a last twelve months’ EBITDA multiple ranging from 11.0x to 14.0x to the terminal year estimate of the last twelve months of EBITDA for Altra, as reflected in the Forecasts. Goldman Sachs estimated the last twelve months’ EBITDA multiple range utilizing its professional judgment and experience, taking into account current and historical last twelve months’ EV/EBITDA multiples for Altra. Goldman Sachs derived ranges of illustrative EVs for Altra by adding the ranges of present values it derived above. Goldman Sachs then subtracted the amount of Altra’s net debt as well as the value of certain pension liabilities, as of December 31, 2017, both as provided by the management of Altra, from the range of illustrative EVs it derived for Altra to derive a range of illustrative equity values for Altra. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Altra common stock, as provided by the management of Altra, to derive a range of illustrative present values per share of Altra common stock ranging from $46.36 to $63.48.

Illustrative Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Altra common stock on a standalone basis, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s financial multiples. For purposes of this analysis, Goldman Sachs applied an illustrative range of next twelve months’ EV/EBITDA multiples of 10.0x to 13.0x to the estimated standalone next twelve months’ EBITDA of Altra at the end of each of the years 2019 to 2021 using the Forecasts. Goldman Sachs estimated the illustrative range of next twelve months’ EV/EBITDA multiples utilizing its professional judgment and experience, taking into account current and historical next twelve months’ EV/EBITDA multiples for Altra. Goldman Sachs then subtracted the amount of Altra’s standalone debt from, and added the assumed amount of Altra’s standalone cash and cash equivalents to, in each case as of the relevant year-end per the Forecasts, the illustrative EVs in order to calculate the implied future equity values of Altra. The implied future equity values in turn were divided by the number of fully diluted shares of Altra common stock as of March 2, 2018, as provided by the management of Altra. Goldman Sachs then discounted these implied future values per share of Altra common stock for the years 2019 through 2021, respectively, back to December 31, 2017 using a discount rate of 12.3%, reflecting an estimate of the standalone cost of equity for Altra. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. Goldman Sachs then, for each of the years 2019 to 2021, used the same illustrative discount rate to discount the future values per share of projected dividends, estimated at 30% of Altra’s standalone net income each year, per the management of Altra, back to December 31, 2017. Goldman Sachs then derived the implied present value per share of Altra common stock on a standalone basis by adding such implied present value of projected dividends to the range of present values it derived before. The following table represents the results of Goldman Sachs’ analysis:

Implied Standalone Present Value Per Share of Altra Common Stock Using Illustrative EV/EBITDA Multiples of 10.0x to 13.0x
2019E	$46.38 - $60.79
2020E	$46.42 - $59.99
2021E	$46.09 - $58.75

Financial Analysis of Altra (Pro Forma for the Transactions)

Illustrative Discounted Cash Flow Analysis. Using the Forecasts and the Synergies, Goldman Sachs also performed an illustrative discounted cash flow analysis on Altra pro forma for the Transactions (after giving effect to the Synergies). Using discount rates ranging from 8.5% to 10.5%, reflecting estimates of Altra’s pro forma weighted average cost of capital and derived by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally, Goldman Sachs discounted to present value as of December 31, 2017 (i) estimates of pro forma unlevered free cash flow for Altra for 2018 through 2022, as reflected in the Forecasts, inclusive of the Synergies, and (ii) a range of illustrative pro forma terminal values for Altra, which was calculated by applying a last twelve months’ EBITDA multiple ranging from 12.0x to 15.0x to the terminal year estimate of the last twelve months of EBITDA for Altra, pro forma for the Transactions, as reflected in the Forecasts, inclusive of the Synergies. Goldman Sachs derived the pro forma terminal year last twelve months’ EV/EBITDA multiples based on the weighted contribution of the illustrative Altra standalone last twelve months’ EV/EBITDA range of 11.0x to 14.0x and the illustrative A&S Business’s last twelve months’ EV/EBITDA range of 13.0x to 16.0x. Goldman Sachs estimated the illustrative Altra standalone last twelve months’ EV/EBITDA multiple range utilizing its professional judgment and experience, taking into account current and historical last twelve months’ EV/EBITDA multiples for Altra. Goldman Sachs estimated the illustrative A&S Business’s last twelve months’ EV/EBITDA multiple range utilizing its professional judgment and experience, taking into account historical last twelve months’ EV/EBITDA multiples for Altra, certain Power Transmission Selected Companies and certain High Margin Selected Companies. Goldman Sachs derived ranges of illustrative EVs for Altra by adding the ranges of present values it derived above. Goldman Sachs then subtracted the amount of Altra’s adjusted net debt pro forma for the Transactions as well as the value of certain Altra pension liabilities, both as provided by the management of Altra, from the range of illustrative EVs it derived for Altra to derive a range of illustrative equity values for Altra. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted shares of Altra common stock pro forma for the Transactions, as provided by the management of Altra, to derive a range of illustrative present values per share of Altra common stock pro forma for the Transactions. This analysis indicated that the range of illustrative present values per share of Altra common stock pro forma for the Transactions ranged from $47.84 to $69.86.

Illustrative Present Value of Future Share Price Analysis. Goldman Sachs also performed an illustrative analysis of the implied present value of an illustrative future value per share of Altra common stock pro forma for the Transactions. For purposes of this analysis, Goldman Sachs applied an illustrative range of next twelve months’ EV/EBITDA multiples of 11.5x to 14.5x to the estimated next twelve months’ EBITDA of Altra pro forma for the Transactions at the end of each of the years 2019 to 2021 using the Forecasts and the Synergies. Goldman Sachs derived the next twelve months’ EV/EBITDA multiples based on the weighted contribution of the illustrative Altra standalone next twelve months’ EV/EBITDA range of 10.0x to 13.0x and the illustrative A&S Business standalone next twelve months’ EV/EBITDA range of 12.0x to 15.0x. Goldman Sachs estimated the illustrative Altra standalone next twelve months’ EV/EBITDA multiple range utilizing its professional judgment and experience, taking into account current and historical next twelve months’ EV/EBITDA multiples for Altra. Goldman Sachs estimated the range of illustrative A&S Business standalone next twelve months’ EV/EBITDA multiple range utilizing its professional judgment and experience, taking into account current next twelve months’ EV/EBITDA multiples for Altra, certain Power Transmission Selected Companies and certain High Margin Selected Companies. Goldman Sachs then subtracted the amount of Altra’s debt from, and added the assumed amount of Altra’s cash and cash equivalents to, in each case pro forma for the Transactions and as of the relevant year-end per the Forecasts and the Synergies, the illustrative EVs in order to calculate the implied future equity values of Altra. The implied future equity values in turn were divided by the number of fully diluted shares of Altra common stock pro forma for the Transactions, as provided by the management of Altra. Goldman Sachs then discounted these implied future values per share of Altra common stock for the years 2019 through 2021, respectively, back to December 31, 2017 using a discount rate of 11.3%, reflecting an estimate of the pro forma cost of equity for Altra. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. Goldman Sachs then, for each of the years 2019 to 2021, used the same illustrative discount rate to discount the future values per share of projected dividends, estimated at 30% of the pro forma net income of Altra each year, per the management of Altra, back to December 31, 2017. Goldman Sachs then derived the implied present value per share of Altra common stock pro forma for the Transactions by adding such implied present value of projected dividends to the range of present values it derived before. The following table represents the results of Goldman Sachs’ analysis:

Implied Pro Forma Present Value Per Share of Altra Common Stock Using Illustrative EV/EBITDA Multiples of 11.5x to 14.5x
2019E	$48.83 - $65.95
2020E	$50.09 - $66.40
2021E	$50.78 - $66.17

Illustrative Levered Contribution Analysis. Using publicly available historical data, the Forecasts, and the Synergies, Goldman Sachs performed an illustrative levered contribution analysis based on (i) the EBITDA of Altra and the A&S Business, both excluding the Synergies (the “Non-Synergy Case”) and including the Synergies (the “Synergy Case”), and (ii) the discounted cash flow analyses for Altra and the A&S Business, in both the Non-Synergy Case and the Synergy Case.

For purposes of performing the illustrative levered contribution analysis based on the EBITDA of Altra, the A&S Business and the Synergies, Goldman Sachs calculated the relative size of equity value contribution, based on blended multiples of EV/EBITDA, of each of Altra, the A&S Business and the Synergies based on the Forecasts for 2017 and 2018 and the fully implemented annual Synergies projected by the management of Altra to be realized beginning in 2021. Goldman Sachs derived the blended multiples of EV/EBITDA for 2017 and 2018 by (i) calculating the EV of Altra based on the price per share of Altra common stock as of March 2, 2018 and Altra’s existing net debt as of December 31, 2017, (ii) calculating the EV for the A&S Business by applying an illustrative EV/EBITDA multiple of 14.5x, which was derived as the midpoint of the last twelve months’ EBITDA multiple range for the A&S Business, as described above in “Financial Analyses of the A&S Business—Illustrative Discounted Cash Flow Analysis,” to the A&S Business’ 2017 EBITDA and (iii) dividing the sum of the calculated EVs for Altra and the A&S Business by the combined 2017 and 2018 EBITDA of Altra and the A&S Business (excluding Synergies). Goldman Sachs applied those blended multiples to the EBITDAs of each of Altra and the A&S Business, and the Synergies for the Synergy Case, to derive implied EVs for each of Altra and the A&S Business, and the Synergies for the Synergy Case. Goldman Sachs then subtracted Altra’s existing net debt as of December 31, 2017 from Altra’s implied EV to derive Altra’s blended equity value, subtracted $1,400 million of cash and debt instruments of Newco to be received by Fortive from the A&S Business’s implied EV to derive the A&S Business’s blended equity value, and subtracted the costs to achieve the Synergies, as provided by the management of Altra, from the implied EV of the Synergies to derive the blended equity value of the Synergies. Goldman Sachs then calculated the relative sizes of contribution of the blended equity values of Altra and A&S Business in the Non-Synergy Case and the blended equity values of Altra, the A&S Business and the Synergies in the Synergy Case.

For purposes of performing the illustrative levered contribution analysis based on the discounted cash flows of Altra, the A&S Business and the Synergies, Goldman Sachs calculated the relative size of contribution of each of Altra, the A&S Business and the Synergies based on the Forecasts and the Synergies. Goldman Sachs calculated implied EVs for Altra, the A&S Business and, in the Synergies Case, the Synergies, by performing an illustrative discounted cash flow analysis based on (i) for the A&S Business, the terminal year last twelve months’ EV/EBITDA multiple range and weighted average cost of capital range described in “Financial Analyses of the A&S Business—Illustrative Discounted Cash Flow Analysis” above, (ii) for Altra, the terminal year last twelve months’ EV/EBITDA multiple range and weighted average cost of capital range described in “Financial Analyses of Altra (Standalone)—Illustrative Discounted Cash Flow Analysis” above, and (iii) for the Synergies (net of costs to achieve such Synergies, as provided by the management of Altra), the terminal year last twelve months’ EV/EBITDA multiple range and weighted average cost of capital range described in “Financial Analyses of Altra (Pro Forma for the Transactions)—Illustrative Discounted Cash Flow Analysis” above. Goldman Sachs then subtracted Altra’s existing net debt as well as the value of certain pension liabilities, as of December 31, 2017, both as provided by the management of Altra, from Altra’s implied EV to derive Altra’s implied equity value, subtracted $1,400 million of cash and debt instruments to be received by Fortive from the A&S Business’s implied EV to derive the A&S Business’s implied equity value. Goldman Sachs then calculated the relative sizes of contribution of the blended equity values of Altra and A&S Business in the Non-Synergy Case and the blended equity values of Altra, the A&S Business and the Synergies in the Synergy Case.

The following table presents the results of these analyses:

		Implied Equity Contribution (Levered)
		Altra	Synergies	A&S Business
EBITDA (excluding Synergies)	2017A	48.8%	—	51.2%
	2018E	48.5%	—	51.5%
EBITDA (including Synergies)	2017A	40.0%	18.1%	41.9%
	2018E	40.3%	17.0%	42.8%
DCF (excluding Synergies)		48.8%	—	51.2%
DCF (including Synergies)		42.3%	13.4%	44.3%

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Altra, Fortive, the A&S Business or the Transactions.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to the Altra board of directors as to the fairness from a financial point of view to Altra of the Consideration to be paid by Altra pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Altra, Newco, Fortive, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The Consideration was determined through arms’-length negotiations between Altra and Fortive and was approved by the Altra board of directors. Goldman Sachs provided advice to Altra during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Altra or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the Transactions.

As described above, Goldman Sachs’ opinion to the Altra board of directors was one of many factors taken into account by the Altra board of directors in making its determination to approve the Merger Agreement and the Separation Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex G to the registration statement of which this document forms a part.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Altra, Fortive, Newco and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the Transactions. Goldman Sachs has acted as financial advisor to Altra in connection with, and has participated in certain of the negotiations leading to, the Transactions. Goldman Sachs has provided certain financial advisory and/or underwriting services to Fortive and/or its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to the private placement of Fortive’s 4.3% Notes due 2046, 3.15% Notes due 2026, 2.35% Notes due 2021 and 1.8% Notes due 2019 (aggregate principal amount $2,500,000,000) in June 2016; as the financial advisor to Danaher, the former parent company of Fortive, in connection with the spin-off of Fortive from Danaher in July 2016; and as manager with respect to Fortive’s offering of commercial paper in July 2016. During the two-year period ended March 7, 2018, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Fortive and/or its affiliates of approximately $        million. During the two-year period ended March 7, 2018, the Investment Banking Division of Goldman Sachs has not been engaged by Altra or any of its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Following the announcement of the Transactions and with the consent of Altra, Goldman Sachs has provided preliminary financial advisory services to Fortive in connection with a matter not relating to the Transactions. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Altra, Fortive, Newco and their respective affiliates for which Goldman Sachs’ Investment Banking Division may recognize compensation.

In addition, at the request of Altra, at the time of the execution of the Merger Agreement, an affiliate of Goldman Sachs entered into financing commitments and agreements to provide (i) Altra with the Altra Term Loan B Facility and the Altra Revolving Credit Facility and (ii) Newco with the Bridge Facility, in each case, in connection with the consummation of the Transactions and subject to the terms of such commitments. The actual amount of aggregate fees received by Goldman Sachs and its affiliates in connection with the debt financing for the Transactions will depend on, among other things, the timing of reductions of the Bridge Facility, the completion date of the Transactions, the final syndicated amount of the Altra Term Loan B Facility and the Altra Revolving Credit Facility upon the consummation of the Transactions and the issuance costs for such debt financing. Altra estimates that Goldman Sachs and its affiliates will receive approximately $11.6 million in fees in the aggregate in connection with the proposed financing.

The Altra board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transactions. Pursuant to a letter agreement dated February 5, 2018, Altra engaged Goldman Sachs to act as its financial advisor in connection with the Transactions. The engagement letter between Altra and Goldman Sachs provides for a transaction fee of $21.5 million, all of which is contingent upon the consummation of the Transactions. In addition, Altra has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of KeyBanc Capital Markets Inc.

In connection with the Transactions, Altra’s board of directors retained KBCM to render an opinion as to the fairness, from a financial point of view, of the Consideration (as defined below) to be paid to Fortive and its stockholders pursuant to the Transaction Documents. KBCM was chosen based on its extensive experience in mergers and acquisitions advisory services and its familiarity with Altra and the industries in which Altra conducts its business. At the meeting of the Altra board of directors on March 6, 2018, KBCM rendered its oral opinion (subsequently confirmed in writing) to the Altra board of directors to the effect that, as of March 6, 2018, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken as set forth in its opinion, the Consideration to be paid to Fortive and its stockholders pursuant to the Transaction Documents was fair, from a financial point of view, to Altra.

KBCM provided the opinion described above for the information and assistance of the Altra board of directors in connection with its consideration of the Transactions. The terms of the Transactions, including the Consideration, however, were determined through negotiations between Altra, on the one hand, and Fortive and its affiliates, on the other hand, and were approved by the Altra board of directors. The opinion described above delivered to the Altra board of directors was reviewed and approved by KBCM’s Valuation and Fairness Opinion Committee. KBCM has consented to the inclusion in this proxy statement of its opinion and the description of its opinion appearing under this subheading “Opinion of KeyBanc Capital Markets Inc.”

THE FULL TEXT OF KBCM’S WRITTEN OPINION, DATED MARCH 6, 2018, IS ATTACHED HERETO AS ANNEX H AND INCORPORATED INTO THIS DOCUMENT BY REFERENCE. YOU ARE URGED TO READ THE ENTIRE OPINION CAREFULLY AND IN ITS ENTIRETY TO LEARN ABOUT THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY KBCM IN RENDERING ITS OPINION. KBCM’S OPINION WAS DIRECTED TO THE BOARD OF DIRECTORS OF ALTRA FOR ITS USE AND BENEFIT IN EVALUATING THE TRANSACTIONS. KBCM’S OPINION WAS LIMITED TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO ALTRA, OF THE CONSIDERATION TO BE PAID TO FORTIVE AND ITS STOCKHOLDERS PURSUANT TO THE TRANSACTION DOCUMENTS. IT DID NOT ADDRESS ANY OTHER ASPECT OF THE TRANSACTIONS, AND DID NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW THAT STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE TRANSACTIONS. KBCM DID NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY ALTRA TO ENGAGE IN THE TRANSACTIONS. THE FOLLOWING SUMMARY OF KBCM’S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

In connection with rendering its opinion, KBCM examined or discussed, among other things:

•	drafts, dated March 4, 2018, of the Transaction Documents, which KBCM understood to be in substantially final form;

•	certain financial and operational information supplied to KBCM by Altra directly and via an online data room;

•	certain publicly available historical financial statements and other business and financial information of Altra, Fortive and the A&S Business;

•	certain other internal information, primarily financial in nature, including projections, concerning the business and operations of Altra, Fortive and the A&S Business furnished to KBCM by Altra for purposes of KBCM’s analysis;

•	certain publicly available information concerning the trading of, and the trading market for, Altra’s common stock and Fortive’s common stock;

•	information regarding estimated synergies and integration expenses that Altra management expected would result from the Transactions (which are referred to in this section as the “Expected Synergies”);

•	certain publicly available information with respect to certain other publicly traded companies that KBCM believed to be comparable to Altra and the A&S Business and the trading markets for certain of such other companies’ securities; and

•	certain publicly available information concerning the nature and terms of certain other transactions that KBCM considered relevant to its inquiry.

KBCM also had access to certain officers and employees of Altra to discuss the business, financial condition, operations and prospects of Altra and the A&S Business, certain aspects related to the Transactions (including strategic, financial and operational benefits anticipated from the Transactions), as well as other matters KBCM believed relevant to its inquiry. KBCM also performed such other financial studies and analyses and considered such other data and information as it deemed appropriate.

In KBCM’s review and analysis and in arriving at its opinion, KBCM assumed and relied upon the accuracy and completeness of all of the financial and other information provided to or otherwise reviewed by or discussed with KBCM or publicly available and further relied upon the assurances of the management of Altra that they were not aware of any facts or circumstances that would make such information inaccurate or misleading in any material respect. KBCM also assumed that the representations and warranties of Altra, Merger Sub, Fortive and Newco contained in the Transaction Documents were and would be true and correct in all respects material to KBCM’s analysis. KBCM was not engaged to, and did not independently attempt to, verify any of such information or its accuracy or completeness. KBCM also relied upon the management of Altra as to the reasonableness and achievability of the financial and operating projections and Expected Synergies (and the assumptions and bases therefor) provided to KBCM and, with Altra’s consent, KBCM assumed that such projections were reasonably prepared on bases that reflected the best currently available estimates and judgments of the management of Altra of the future financial performance of Altra and the A&S Business and other matters covered thereby. KBCM was not engaged to assess the reasonableness or achievability of such projections and Expected Synergies or the assumptions on which they were based, and expressed no view as to such projections, Expected Synergies or assumptions. In addition, KBCM did not conduct a physical inspection, valuation or appraisal of any of the assets (including properties or facilities) or liabilities of Altra, Fortive or the A&S Business nor was KBCM furnished with any such inspection, valuation or appraisal. As Altra was aware, KBCM did not have access to, and did not meet with, the management of the A&S Business. Accordingly, with Altra’s consent, KBCM relied upon the accuracy and completeness of the financial and other information regarding the A&S Business provided to KBCM by Altra. KBCM did not express any view or opinion with respect to, and, at Altra’s direction, relied upon, the assessments of representatives of Altra regarding legal, regulatory, accounting, tax and similar matters relating to Altra or the Transactions, as to which matters KBCM understood that Altra obtained such advice as it deemed necessary from qualified advisors and professionals. KBCM also assumed that all governmental, regulatory or other consents, releases and approvals necessary for the consummation of the Transactions would be obtained without any adverse effect on Altra or the Transactions that would be meaningful to KBCM’s analysis.

KBCM was not asked to, nor did it, offer any opinion as to the material terms of the Transaction Documents or the form of the Transactions (other than the Consideration to the extent expressly specified in its opinion). In rendering its opinion, KBCM assumed, with Altra’s consent, that the final executed Transaction Documents would not differ in any material respect from the drafts that KBCM examined, and that the conditions to the Transactions as set forth in the Transaction Documents would be satisfied and that the Transactions would be consummated on a timely basis on the terms set forth in the Transaction Documents without waiver, modification or amendment of any term or condition that would be meaningful to KBCM’s analysis. KBCM did not formally solicit, nor was it asked to solicit, third party interest in a transaction involving Altra.

It should be noted that KBCM’s opinion was based on economic and market conditions and other circumstances existing on, and information made available to KBCM as of, the date of its opinion and did not address any matters subsequent to such date. In addition, KBCM’s opinion was, in any event, limited to the fairness, as of the date of the opinion, from a financial point of view, to Altra, of the Consideration to be paid to Fortive and its stockholders pursuant to the Transaction Documents and did not address Altra’s underlying business decision to engage in the Transactions or any other terms of the Transactions or the fairness of the Transactions, or any consideration paid in connection therewith, to creditors or other constituencies of Altra. In addition, KBCM did not express any opinion as to the fairness of the Transactions or the amount or the nature of the compensation paid or to be paid to any of the directors, officers or employees of Altra, or class of such persons, relative to the consideration to be paid to public shareholders of Altra. KBCM did not evaluate nor did it express any opinion on the solvency or viability of Altra, Fortive or their respective affiliates or the ability of Altra, Fortive or their respective affiliates to pay their respective obligations when they come due. It should be noted that although subsequent developments may affect KBCM’s opinion, KBCM does not have any obligation to update, revise or reaffirm its opinion.

The following is a summary of the material financial analyses performed and material factors considered by KBCM in connection with its opinion. KBCM performed certain procedures, including each of the financial analyses described below, and reviewed with Altra’s board of directors the assumptions upon which such analyses were based, as well as other factors. Although the summary does not purport to describe all of the analyses performed or factors considered by KBCM in this regard, it does set forth those considered by KBCM to be material in arriving at its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by KBCM, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by KBCM. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by KBCM.

Transactions Overview

For purposes of its financial analyses described below, KBCM assumed an implied value of the Consideration to be received by Fortive and its stockholders in connection with the Transactions of approximately $3.0 billion, referred to below as the “implied value of Transaction Consideration,” and an implied equity value of the Altra common shares to be issued in the Merger of $1.6 billion, referred to as the “implied equity value of Transaction Consideration.” The implied equity value of Transaction Consideration was based on the product of the 20-day VWAP of Altra common stock as of March 2, 2018 of $45.60, and the 35,000,000 Altra common shares to be issued to Fortive stockholders in the Merger. The implied value of Transaction Consideration was based on the implied equity value of Transaction Consideration, plus the $1.4 billion in cash and debt instruments to be received by Fortive in connection with the Transactions (collectively referred to in this section as the “Consideration”).

Valuation Analyses

As a basis for its opinion, KBCM analyzed each of the A&S Business’s and Altra’s historical and projected financial performance and applied several commonly accepted valuation techniques, including comparable publicly traded companies analysis, precedent transaction comparables analysis, and discounted cash flow analysis (on both a standalone and pro forma basis). KBCM applied these valuation techniques to determine ranges for both the implied enterprise value of the A&S Business and the implied price per share of Altra common stock.

A&S Business Financial Analyses

Selected Publicly Traded Companies Analysis. KBCM reviewed and compared certain financial information relating to the A&S Business to corresponding financial data, ratios and trading multiples for a selected group of publicly traded companies in the industrial components and equipment industry catering to similar end markets. KBCM selected these companies because they are publicly traded companies with general business, operating and financial characteristics deemed reasonably comparable to those of the A&S Business. The following six publicly traded companies with an enterprise value of $10 billion or more (referred to as the “Large-Cap Companies”) and the following six publicly traded companies with an enterprise value of less than $10 billion (referred to as the “Mid-Cap Companies”) were selected for the comparison with the A&S Business:

Large-Cap Companies:

•	AMETEK, Inc.

•	Eaton Corporation plc

•	Fortive Corporation

•	Nidec Corporation

•	Parker-Hannifin Corporation

•	Rockwell Automation Inc.

Mid-Cap Companies:

•	CTS Corporation

•	Franklin Electric Co., Inc.

•	RBC Bearings Incorporated

•	Rexnord Corporation

•	The Timken Company

•	WABCO Holdings Inc.

Among the information KBCM considered for the A&S Business and each comparable publicly traded company were (i) enterprise value, (ii) operating earnings before interest, taxes, depreciation and amortization (commonly referred to as “EBITDA”), for the last twelve months (commonly referred to as “LTM”) and (iii) estimated EBITDA for the 2018 calendar year. Estimated financial data of the selected publicly traded companies were based on public filings, press releases and publicly available equity research analysts’ reports and estimates. KBCM also considered the impact of the Expected Synergies on the A&S Business’s LTM and budgeted fiscal year 2018 EBITDA.

KBCM divided the enterprise value for each company by the calendar year 2018 estimated and LTM EBITDA of such company to derive calendar year 2018 and LTM multiples for each company. The operating results used to derive the multiples for each of the selected publicly traded companies were based on each company’s most recent available publicly disclosed financial information for the LTM period and consensus S&P Capital IQ analysts’ EBITDA estimates for calendar year 2018.

Information regarding the multiples from KBCM’s analysis of selected publicly traded companies is set forth in the following table.

	Selected Public Companies Valuation Multiples (Large-Cap)		Selected Public Companies Valuation Multiples (Mid-Cap)
Multiple	Median	Mean	Median	Mean
Enterprise Value / LTM EBITDA	16.9x	16.8x	12.9x	13.7x
Enterprise Value / CY2018E EBITDA	15.0x	14.4x	10.7x	11.1x

KBCM then applied a range of selected multiples of 13.2x to 14.2x (based on the median multiple of 13.7x derived from KBCM’s analysis of the selected large- and mid-cap comparable publicly traded companies for the LTM period) to the A&S Business’s actual EBITDA for the 2017 fiscal year and its budgeted EBITDA for the 2018 fiscal year, to derive implied enterprise values for the A&S Business. Budgeted financial data of the A&S Business were based on estimates provided by Altra management. KBCM conducted this analysis both accounting for and excluding the estimated net present value of Expected Synergies, which KBCM calculated based on information provided by Altra management. This analysis indicated the following approximate implied enterprise value reference ranges for the A&S Business, as compared to the implied enterprise value of the Transaction Consideration.

	Implied Enterprise Value Reference Range for the A&S Business (in billions)	Implied Enterprise Value of Transaction Consideration (in billions)
FY2017A EBITDA	$2.9 - $3.1	$3.0
FY2017A EBITDA (with Expected Synergies)	$2.9 - $3.4	$3.0
FY2018B EBITDA	$3.1 - $3.4	$3.0
FY2018B EBITDA (with Expected Synergies)	$3.1 - $3.7	$3.0

Although KBCM compared the trading multiples of the selected publicly traded companies to those implied for the A&S Business, none of the selected publicly traded companies is identical to the A&S Business. Accordingly, any analysis of the selected publicly traded companies necessarily would involve complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading multiples of the selected publicly traded companies.

Selected Precedent Transactions Analysis. KBCM reviewed and compared certain financial data and the purchase price paid in eleven selected comparable merger and acquisition transactions with publicly disclosed multiples where the target company had similar attributes to the A&S Business. KBCM’s analysis was based solely on publicly available information regarding such transactions. The transactions examined had enterprise values between $659 million and $12.27 billion and all closed subsequent to October 31, 2012. The transactions examined were:

Closing Date	Target	Acquirer
April 2017	Pentair plc, Valves & Controls Business	Emerson Electric
March 2017	CLARCOR	Parker-Hannifin
November 2015	Remy International	BorgWarner
October 2015	Stackpole Ltd	Johnson Electric
September 2015	ERICO Global Company	Pentair plc
February 2015	Emerson Power Transmission Business	Regal Beloit
November 2014	Vacon plc	Danfoss A/S
December 2013	Molex Incorporated	Koch Industries
October 2013	Kaydon Corporation	AB SKF
February 2013	Robbins & Myers	National Oilwell Varco
November 2012	Cooper Industries	Eaton Corporation

KBCM reviewed the consideration paid in the selected transactions in terms of the enterprise value of the target in these transactions as a multiple of the EBITDA of the target for the LTM period prior to the announcement of the applicable transaction. Information regarding the multiples from KBCM’s analysis of the selected transactions is set forth in the following table.

Selected Transaction Valuation Multiples (LTM EBITDA)
Multiple	Median	Mean
Enterprise Value / EBITDA	12.0x	12.7x

KBCM then applied a range of selected multiples of 11.5x to 12.5x (based on the median multiple of 12.0x derived from KBCM’s analysis of the selected comparable transactions) to the A&S Business’s budgeted EBITDA for the 2018 fiscal year, to derive implied enterprise values for the A&S Business. Budgeted financial data of the A&S Business were based on estimates provided by Altra management. KBCM conducted this analysis both accounting for and excluding the estimated net present value of Expected Synergies, which KBCM calculated based on information provided by Altra management. This analysis indicated the following approximate implied enterprise value reference ranges for the A&S Business, as compared to the implied enterprise value of the Transaction Consideration.

	Implied Enterprise Value Reference Range for the A&S Business (in billions)	Implied Enterprise Value of Transaction Consideration (in billions)
FY2018B EBITDA	$2.7 - $3.0	$3.0
FY2018B EBITDA (with Expected Synergies)	$2.7 - $3.3	$3.0

Although KBCM analyzed the multiples implied by the selected transactions and compared them to the implied transaction multiples of the A&S Business, none of these transactions or associated companies is identical to the Transactions, Newco or the A&S Business. Accordingly, any analysis of the selected transactions necessarily would involve complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of their transactions and other factors that would necessarily affect the implied value of the A&S Business in the Transactions versus the values of the companies in the selected transactions.

Discounted Cash Flow Analysis. KBCM performed a discounted cash flow analysis of the A&S Business to calculate the estimated present value of the standalone, unlevered, after-tax free cash flows that the A&S Business could generate during its fiscal years 2019 through 2022 based on projections provided by Altra management. KBCM also performed a similar analysis of the A&S Business on a pro forma basis, taking into account Expected Synergies.

KBCM calculated terminal values for the A&S Business by applying an assumed terminal EBITDA multiple of 12.0x (the median multiple from the precedent transaction analysis described above under the sub- heading “A&S Business Financial Analyses—Selected Precedent Transactions Analysis”) to fiscal year 2022 projected EBITDA. The cash flows and terminal values were then discounted to present value as of December 31, 2018 using discount rates ranging from 8.9% to 9.4% (for the standalone analysis, derived in part from KBCM’s analysis of comparable publicly traded companies) and 9.4% to 9.9% (for the pro forma analysis taking into account Expected Synergies) to generate an implied enterprise value of the A&S Business. KBCM made its discount rate assumptions based on weighted average cost of capital (commonly referred to as “WACC”) analysis. For the pro forma analysis, KBCM used a blended WACC comprised of discount rates for the standalone A&S Business (9.2% rate at 85% weight) and net Expected Synergies (12.0% discount rate at 15% weight). KBCM noted that net Expected Synergies were conservatively discounted at 12.0%, which is higher than the A&S Business’s estimated WACC.

These analyses indicated the following approximate implied enterprise value reference ranges for the A&S Business, both on a standalone basis and adjusted to account for Expected Synergies, as compared to the implied enterprise value of the Transaction Consideration.

Implied Enterprise Value Reference Range for the A&S Business (in billions)	Implied Enterprise Value Reference Range for the A&S Business (with Expected Synergies) (in billions)	Implied Enterprise Value of Transaction Consideration (in billions)
$2.6 - $2.8	$3.0 - $3.3	$3.0

Altra Financial Analyses

Selected Publicly Traded Companies Analysis. KBCM reviewed and compared certain financial information relating to Altra to corresponding financial data, ratios and trading multiples for a group of selected publicly traded companies in the industrial components and equipment industry. KBCM selected these companies because they are publicly traded companies with general business, operating and financial characteristics deemed reasonably comparable to those of Altra. The companies selected by KBCM were:

•	Franklin Electric Co., Inc.

•	RBC Bearings Incorporated

•	Regal Beloit Corporation

•	Rexnord Corporation

•	SKF AB

•	The Timken Company

KBCM reviewed, among other things, per share equity values, based on closing stock prices, of the selected publicly traded companies on March 2, 2018, as a multiple of calendar year 2018 estimated earnings per share. KBCM also reviewed enterprise values of the selected publicly traded companies. Estimated financial data of the selected publicly traded companies were based on public filings, press releases and publicly available equity research analysts’ reports and estimates.

Information regarding the multiples from KBCM’s analysis of selected publicly traded companies is set forth in the following table.

Selected Public Companies Valuation Multiples
Multiple	Median	Mean
CY2018E P/E	15.4x	16.8x
Enterprise Value / LTM EBITDA	10.8x	12.2x
Enterprise Value / CY2018E EBITDA	9.0x	10.5x

KBCM then applied a range of selected multiples of 10.3x to 11.3x (based on the median multiple of 10.8x derived from KBCM’s analysis of the selected comparable publicly traded companies for the LTM period) to Altra’s fiscal year 2017 EBITDA. KBCM applied a range of selected multiples of 8.5x to 9.5x (based on the median multiple of 9.0x derived from KBCM’s analysis of the selected comparable publicly traded companies for the estimated 2018 calendar year) to Altra’s fiscal year 2018 budgeted EBITDA. KBCM applied the median price-earnings multiple of 15.4x from the selected comparable publicly traded companies analysis for the estimated 2018 calendar year, taking into account Altra’s normalized earnings per share guidance of $2.30 to $2.43, which was provided by Altra management. Budgeted financial data of Altra were based on information provided by Altra management. This analysis indicated the following approximate implied per share equity value reference ranges for Altra common shares, as compared to the closing price of Altra common shares on March 2, 2018.

Implied Per Share Equity Value Reference Ranges for Altra Common Shares			Closing Price of Altra Common Shares (as of March 2, 2018)
Enterprise Value / 2017 EBITDA	Enterprise Value / 2018 EBITDA	2018 P/E
$37.00 - $41.25	$32.00 - $36.75	$35.50 - 37.50	$43.70

Although KBCM compared the trading multiples of the selected publicly traded companies to those implied for Altra, none of the selected publicly traded companies is identical to Altra. Accordingly, any analysis of the selected publicly traded companies necessarily would involve complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading multiples of the selected publicly traded companies.

Selected Precedent Transactions Analysis. KBCM applied a multiple range of 11.5x to 12.5x (based on the median multiple of 12.0x derived from KBCM’s analysis of the selected comparable transactions for the LTM period, described above under the sub-heading “A&S Business Financial Analyses—Selected Precedent Transactions Analysis”), to Altra’s fiscal year 2017 EBITDA. This analysis indicated the following approximate implied per share equity value reference range for Altra common shares, as compared to the closing price of Altra common shares on March 2, 2018.

Implied Per Share Equity Value Reference Range for Altra Common Shares Enterprise Value / FY2017A EBITDA	Closing Price of Altra Common Shares (as of March 2, 2018)
$42.25 - $46.75	$43.70

Analyst Price Target. KBCM applied an estimated 14.5% cost of equity to the consensus equity research analyst twelve month price target sourced from Bloomberg of $52.75 for Altra as of March 2, 2018. The resulting implied per share equity value was $46.00, as compared to the $43.70 closing price of Altra common shares as of March 2, 2018.

Discounted Cash Flow Analysis. KBCM performed a discounted cash flow analysis on Altra to calculate the estimated present value of the standalone, unlevered, after-tax free cash flows that Altra could generate during Altra’s fiscal years 2018 through 2022 based on forecasts provided by Altra management. KBCM calculated terminal values for Altra by applying terminal multiples of 10.3x to 11.3x (based on KBCM’s analysis of the selected comparable publicly traded companies for the LTM period, described above under the sub-heading “Altra Financial Analyses—Selected Publicly Traded Companies Analysis”) to Altra’s fiscal year 2022 projected EBITDA. The cash flows and terminal values were then discounted to present value as of June 30, 2018 using discount rates ranging from 11.9% to 12.4%. KBCM made its discount rate assumptions based on WACC analysis. This analysis indicated the following implied per share equity value reference ranges for Altra common shares, as compared to the closing price of Altra common shares on March 2, 2018.

Implied Per Share Equity Value Reference Range for Altra Common Shares	Closing Price of Altra Common Shares (as of March 2, 2018)
$43.25 - $48.25	$43.70

Other Factors. In rendering its opinion, KBCM also reviewed and considered other factors, including the historical closing prices and trading volumes of Altra common stock during the three-year period ended March 2, 2018, and the VWAP for various periods ending on that date.

This summary is not a complete description of the analysis performed by KBCM but contains the material elements of the analysis. The preparation of an opinion regarding fairness is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of an opinion regarding fairness does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires KBCM to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by KBCM was carried out in order to provide a different perspective on the financial terms of the Transactions and add to the total mix of information available. The analyses were prepared solely for the purpose of KBCM providing its opinion and do not purport to be appraisals or necessarily reflect the prices at which securities actually may be sold. KBCM did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the Consideration. Rather, in reaching its conclusion, KBCM considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. KBCM did not place particular reliance or weight on any particular analysis. Accordingly, notwithstanding the separate factors summarized above, KBCM believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the above analyses as a comparison is directly comparable to Altra, the A&S Business or the Transaction. In performing its analyses, KBCM made numerous assumptions with respect to industry performance, business and economic conditions and other matters.

The analyses performed by KBCM are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.

KBCM received a fee of $1.0 million in connection with the delivery of its opinion. In addition, Altra agreed to reimburse KBCM for certain expenses and to indemnify KBCM under certain circumstances for certain liabilities that may arise out of KBCM’s engagement. KBCM in the past provided investment banking services to Altra for which KBCM received customary compensation. In October 2015, KBCM served as the Joint Lead Arranger and Joint Bookrunner for Altra’s $350 million Senior Secured Credit Facilities. These credit facilities were subsequently amended and increased to $425 million in October 2016, in support of Altra’s acquisition of Stromag, and KBCM’s commitment was correspondingly increased to $71.5 million. KBCM also provides equity research coverage in Altra’s stock. Except as described above, during the two years preceding the date of KBCM’s opinion, neither KBCM nor its affiliates had any other material financial advisory or other material commercial or investment banking relationships with Altra or Fortive. In the ordinary course of KBCM’s business, KBCM and its affiliates, employees of KBCM and its affiliates, and funds or other entities that such persons manage or invest in or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Altra, Fortive, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the Transaction, in each case for their own account or for the accounts of customers. KBCM may in the future provide financial advisory and/or underwriting services to Altra and its affiliates and to Fortive and its affiliates for which KBCM may receive compensation.

Certain Financial Forecasts Prepared by Altra

Altra was provided with the Fortive Provided Financial Projections for the fiscal year ending December 31, 2018 as described under “—Certain Financial Forecasts Prepared by Fortive.” Subsequently, Altra’s management prepared adjusted A&S Business projections for the same year and the fiscal years ending December 31, 2019, 2020, 2021 and 2022 (the “A&S Business Financial Projections”) based on its judgment and experience in the industry, discussions with the management of the A&S Business regarding market trends, channel performance and known customer losses, the assumptions underlying the Fortive Provided Financial Projections and extrapolation of the Fortive Provided Financial Projections for such subsequent periods, and to reflect changes in the terms of the separation of the A&S Business that were negotiated after the financial projections were delivered by management of Fortive but prior to the execution of the Merger Agreement. The Altra board of directors was provided with the A&S Business Financial Projections and certain non-public financial projections prepared by management of Altra with respect to Altra’s business, as a stand-alone company, for the fiscal years ending December 31, 2018, 2019, 2020, 2021 and 2022 (the “Altra Financial Projections” and collectively with the Fortive Provided Financial Projections and the A&S Business Financial Projections, the “Financial Projections”).

The A&S Business Financial Projections and the Altra Financial Projections are being included in this document solely to give stockholders access to information that was made available to the Altra board of directors in connection with its consideration of the Transactions, and are not being included in this document in order to influence any stockholder to make any investment decision with respect to the Transactions or for any other purpose.

The Financial Projections were not prepared with a view towards public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither the independent auditor of Altra or the independent auditor of Fortive, the A&S Business or Newco, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Financial Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for and disclaim any association with, the Financial Projections. In addition, the Financial Projections were not prepared by Altra’s financial advisors or Fortive’s financial advisors, and the financial advisors assume no responsibility for their content. Furthermore, the Financial Projections:

•	were based upon numerous estimates or expectations, beliefs, opinions and assumptions with respect to the A&S Business and Altra’s business, respectively, including their respective results of operations and financial conditions, customer requirements and competition, and with respect to general business, economic, market, regulatory and financial conditions and other future events, all of which are difficult to predict and many of which are beyond Altra’s or Fortive’s control and may not prove to be accurate;

•	do not take into account any transactions, circumstances or events occurring after the date they were prepared, including the Transactions contemplated by the Merger Agreement and the Separation Agreement and the effect of any failure of the Merger or the other Transactions to occur;

•	are not necessarily indicative of current market conditions or values or future performance, which may be significantly more favorable or less favorable than as set forth in these projections; and

•	are not, and should not be regarded as, a representation that any of the expectations contained in, or forming a part of, the financial projections will be achieved.

Altra’s management believes that the assumptions used as a basis for the A&S Business Financial Projections and the Altra Financial Projections, and Fortive’s management believes that the assumptions used as a basis for the Fortive Provided Financial Projections, were reasonable at the times they were made, given the information available to Fortive’s management and Altra’s management at the time. However, the Financial Projections are not a guarantee of future performance. The future financial results of the A&S Business and Altra’s business, respectively, may materially differ from those expressed in the Financial Projections due to factors that are beyond Altra’s or Fortive’s ability to control or predict.

Although the Financial Projections are presented with numerical specificity, they are forward-looking statements that involve inherent risks and uncertainties. Further, the Financial Projections cover multiple years and such information by its nature becomes less reliable with each successive quarter and year. Stockholders are urged to read the section of this document entitled “Cautionary Statement on Forward-Looking Statements” for additional information regarding the risks inherent in forward-looking information such as the Financial Projections. Stockholders should also review the factors described under “Risk Factors” and those incorporated herein by reference from Item 1A of Altra’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

None of Altra, Fortive or Newco or any of their respective affiliates or representatives intend to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the Financial Projections to reflect circumstances existing or arising after the date such projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error or any of the Financial Projections are shown to be inaccurate.

Certain of the financial information contained in the Financial Projections, including EBITDA, may be considered non-GAAP financial measures. Altra’s management provided this information to the Altra board of directors because Altra management believed it could be useful in evaluating the A&S Business, in the case of the A&S Business Financial Projections, and Altra’s business, in the case of the Altra Financial Projections. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Altra or Fortive may not be comparable to similarly titled amounts used by other companies. Altra is not providing a quantitative reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure with respect to the periods for which Financial Projections are included because Altra is unable to predict with reasonable certainty the ultimate outcome of the application of the acquisition method of accounting and certain significant items, including items necessary to determine GAAP reported financial measures for such periods, without unreasonable effort. These items include, but are not limited to, amortization and impairment of acquired assets, acquisition-related expenses, restructuring expenses and other contingencies. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for such periods.

For the foregoing reasons, the inclusion of projections in this document should not be regarded as an indication that Altra, Fortive, Newco or their respective affiliates or representatives considered or consider the Financial Projections to be a prediction of actual future events, and the projections should not be relied upon as such. The Fortive Provided Financial Projections and the A&S Business Financial Projections should be evaluated in conjunction with the limitations described above and the historical financial statements and other information regarding the A&S Business contained elsewhere in this document, and the Altra Financial Projections should be evaluated in conjunction with the limitations described above and the historical financial statements and other information regarding Altra’s business contained elsewhere in this document.

The A&S Business Financial Projections

The following is a summary of the A&S Business Financial Projections:

	Fiscal Year ending December 31,
	2018E	2019E	2020E	2021E	2022E
	(in millions)
Net Sales	$942	$968	$996	$1,026	$1,055
EBITDA	$238	$243	$249	$255	$261
Capital expenditures	$23	$42	$42	$36	$38

The Altra Financial Projections

Altra’s management prepared non-public financial projections with respect to Altra’s business as a stand-alone company. These projections do not give pro forma effect to the combination of Altra and the A&S Business.

The following is a summary of the Altra Financial Projections:

	Fiscal Year ending December 31,
	2018E	2019E	2020E	2021E	2022E
	(in millions)
Net Sales	$902	$932	$962	$989	$1,017
EBITDA	$138	$161	$178	$188	$197
Capital expenditures	$25	$25	$26	$26	$26

Certain Financial Forecasts Prepared by Fortive

Although Fortive periodically issues limited guidance to investors concerning its expected financial performance, Fortive does not as a matter of course provide earnings per share guidance beyond the current fiscal year except towards the end of the fiscal year with respect to the next fiscal year, and Fortive is especially reluctant to publicly disclose detailed financial forecasts given the unpredictability of the underlying assumptions and estimates. In connection with the due diligence review of the A&S Business by Altra, Fortive provided to Altra and its financial advisors certain non-public financial forecasts regarding the A&S Business for the fiscal year ended December 31, 2018, which are referred to herein as the “Fortive Provided Financial Projections.”

The Fortive Provided Financial Projections were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or GAAP but, in the view of Fortive’s management, were prepared on a reasonable basis and reflected the best then-currently available estimates and judgments of Fortive’s management. The Fortive Provided Financial Projections in this document were prepared by, and are the responsibility of Fortive management and are unaudited. The A&S Business’s independent registered public accounting firm has not examined, compiled or otherwise applied any procedures to the Fortive Provided Financial Projections presented herein and, accordingly, does not express an opinion or any other form of assurance on such information or its achievability, and assumes no responsibility for, and disclaims any association with, the prospective financial information to the extent allowed by applicable law. The reports of the A&S Business’s independent registered public accounting firm included in this document relate to the A&S Business’s historical financial information. They do not extend to the Fortive Provided Financial Projections and should not be read to do so. The summary of the Fortive Provided Financial Projections is included in this document in order to comply with the anti-fraud and other liability provisions of the federal securities laws given that these internal financial forecasts were provided by Fortive to Altra and its financial advisors. Accordingly, the financial measures included in such forecasts are excluded from the definition of non-GAAP financial measures as defined by the SEC.

The Fortive Provided Financial Projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Fortive. Important factors affecting results and potentially causing the Fortive Provided Financial Projections not to be achieved include, but are not limited to, risks and uncertainties related to the A&S Business and the other factors described under “Cautionary Statement Concerning Forward-Looking Statements.”

The Fortive Provided Financial Projections also reflect assumptions as to a number of other business decisions that are subject to change and do not necessarily reflect current estimates or assumptions Fortive’s management may have about prospects for the A&S Business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the forecasts were prepared. As a result, actual results may differ materially from those contained in the Fortive Provided Financial Projections. Accordingly, there can be no assurance that the Fortive Provided Financial Projections will be realized.

Fiscal Year ending December 31, 2018
(in millions)
Net Sales	$954
EBITDA	$248
Capital expenditures	$23

The inclusion of the Fortive Provided Financial Projections in this document should not be regarded as an indication that any of Fortive, Altra or their respective officers, directors, affiliates, advisors or other representatives considered the Fortive Provided Financial Projections to be predictive of actual future events, and the forecasts should not be relied upon as such. None of Fortive, Altra or their respective affiliates, advisors or other representatives can assure you that actual results will not differ materially from these internal financial forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile the Fortive Provided Financial Projections to reflect circumstances existing after the date the Fortive Provided Financial Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the forecasts are shown to be in error. Fortive does not intend to make publicly available any update or other revision to these forecasts. None of Fortive or its respective officers, directors, affiliates, advisors or other representatives has made or makes any representation to any stockholder or other person regarding the A&S Business’ ultimate performance compared to the information contained in these forecasts or that forecasted results will be achieved, Fortive has made no representation to Altra, in the Merger Agreement or otherwise, concerning the forecasts.

Interests of Fortive’s and Newco’s Directors and Executive Officers in the Transactions

As of April 9, 2018, Fortive’s directors and executive officers beneficially owned approximately 12.2% of the outstanding shares of Fortive’s common stock. None of Newco’s executive officers will receive any severance or other additional compensation as a result of the Transactions. The directors and executive officers of Fortive and Newco will receive no extra or special benefit that is not shared on a pro rata basis by all other Newco stockholders and Altra stockholders in connection with the Transactions, except as described herein. As with all holders of shares of Fortive common stock, if a director or officer of Fortive or Newco owns shares of Fortive common stock, directly or indirectly, such person may participate in the Exchange Offer on the same terms as other holders of shares of Fortive common stock.

Interests of Altra’s Directors and Executive Officers in the Transactions

Although the closing date of the Merger will result in a change in control of Altra for purposes of certain compensation and benefits plans, no payments or benefits become due upon the closing date of the Merger. However, in considering the recommendations of the Altra board of directors that Altra’s stockholders vote to approve the Share Issuance, you should be aware that Altra’s executive officers have financial interests in the Transactions that may be different from, or in addition to, the interests of Altra’s stockholders generally, as more fully described below. The members of the Altra board of directors were aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Transactions, including the Merger, and in recommending to Altra’s stockholders that they vote to approve the Share Issuance. These interests are described in further detail below, and are quantified in the narratives and tables below.

The interests of Altra’s executive officers generally include the following:

•	potential enhanced severance payments in the event of a qualifying termination of employment within the first 24 months following the closing date of the Merger and certain terminations in anticipation of the Merger;

•	potential acceleration of equity awards held under the Altra Equity Plan in the event of a qualifying termination of employment within the first 24 months following the closing date of the Merger; and

•	conversion of performance shares into service-vesting restricted stock units immediately upon the closing of the Merger, with the performance goals deemed satisfied based on actual performance as of the last completed quarter prior to the closing date of the Merger.

As of July 17, 2018, Altra’s directors and executive officers owned approximately 2.5% of the outstanding shares of Altra common stock. Details of the beneficial ownership of Altra’s directors and executive officers of Altra’s common stock are set out in the section titled “Security Ownership of Altra Common Stock.” None of Altra’s non-employee directors will receive any payments or benefits in connection with the Transactions, and the Transactions will have no impact on stock awards held by non-employee directors.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•	the effective time of the Merger is on September 30, 2018, which is the assumed date of the consummation of the Merger solely for purposes of this transaction-related compensation disclosure;

•	the relevant price per share of Altra common stock is $47.01, the average closing price per share as quoted on the Nasdaq over the first five business days following the first public announcement of the Transactions (the “Assumed Altra Closing Price”);

•	each executive officer is terminated by Altra without “cause” or terminates his own employment for “good reason” (as each such term is defined in the relevant plans and agreements and collectively,

referred to as a “qualifying termination”), in each case, on the date of the consummation of the Merger; and

•	the amounts set forth in the tables below regarding executive officer compensation are based on compensation levels as of July 17, 2018.

Altra Equity Plan

The Merger will constitute a change in control with respect to outstanding Altra Equity Awards under the Altra Equity Plan; however, no payments become due upon the closing date of the Merger. The Altra Equity Plan provides for “double-trigger” vesting, and the Merger constitutes the first trigger. A termination without “cause” or a resignation for “good reason” (each as defined under the Altra Equity Plan and described below, and collectively, a “qualifying termination”) within the first 24 months following the closing date of the Merger constitutes the second trigger. No payments become due until the second trigger occurs. In the event the second trigger does occur, outstanding awards will fully accelerate and become vested immediately.

Outstanding Altra Equity Awards consist of performance shares and restricted shares. Upon the Merger, performance goals for performance shares will be deemed satisfied based on actual performance as of the last completed quarter prior to the closing date of the Merger. Such performance shares will convert into restricted stock unit awards, which will only be subject to service-based vesting. Upon the Merger, restricted shares will continue to vest on their existing terms.

Under the Altra Equity Plan “cause” and “good reason” have the same definitions as under the Altra CIC Agreements, as described below.

Altra CIC Agreements

Each of Altra’s executive officers is party to a change in control severance agreement (the “Altra CIC Agreements”). The Merger will constitute a change in control with respect to the Altra CIC Agreements; however, no payments become due upon the closing date of the Merger. The Altra CIC Agreements provide for “double-trigger” vesting, and the Merger constitutes the first trigger. A termination without “cause” or a resignation for “good reason” (each as defined under the Altra CIC Agreements and described below, and collectively, a “qualifying termination”) within the first 24 months following the closing date of the Merger constitutes the second trigger. In addition, the Altra CIC Agreements provide that a termination without “cause” or a resignation for “good reason” within 90 days prior to the Merger and in anticipation of the Transactions also constitutes the second trigger (so long as the Transactions actually occur and the Merger is consummated).

Upon a qualifying termination following the closing date of the Merger, each executive officer is entitled to the following benefits under the Altra CIC Agreements, subject to a release of claims and compliance with certain restrictive covenants:

•	lump-sum cash severance payment equal to two times (or three times for Carl R. Christenson, Chief Executive Officer of Altra, or 1.5 times for Todd B. Patriacca, Vice President of Finance, Corporate Controller and Treasurer of Altra) the sum of (x) the executive’s base salary at the rate in effect immediately prior to the qualifying termination plus (y) the target annual bonus for the year of termination;

•	continued medical and dental insurance coverage for the executive (and the executive’s spouse and dependents, if applicable) for a period of 18 months following the qualifying termination or, if earlier, until the executive becomes employed by a new employer that offers any medical and/or dental insurance;

•	a prorated bonus for the year of termination; and

•	accelerated vesting of all equity incentive awards.

Under the Altra CIC Agreements, “cause” means (i) the executive’s material breach of the terms of any agreement between the executive and Altra, (ii) the executive’s willful failure or refusal to perform material duties of his position, (iii) the executive’s willful insubordination or disregard of the legal directives of the Altra board of directors or, in the case of each executive officer other than the chief executive officer of Altra, the chief executive officer of Altra, which are not inconsistent with the scope, ethics and nature of the executive’s duties and responsibilities, (iv) the executive’s engaging in misconduct which has a material adverse impact on the reputation, business, business relationships or financial condition of Altra, (v) the executive’s commission of an act of fraud or embezzlement against Altra or any of its subsidiaries or (vi) any conviction of, or plea of guilty or nolo contendere by, the executive with respect to a felony (other than a traffic violation), a crime involving moral turpitude, fraud or misrepresentation; provided, however, that “cause” shall not be deemed to exist under any of clauses (i), (ii) or (iii) above unless the executive has been given reasonably detailed written notice of the grounds for such cause and the executive has not effected a cure within 20 days of the date of receipt of such notice.

“Good reason” means any of the following: (i) without the executive’s express consent, any material change in the executive’s job title, any significant change in the executive’s reporting relationships or a significant reduction of the executive’s duties, position or responsibilities relative to the executive’s duties, position or responsibilities in effect immediately prior to such reduction, or the executive’s removal from such position, duties and responsibilities, unless he is provided with comparable duties, position and responsibilities, (ii) a material reduction by Altra (other than a reduction on the same basis as other senior executives) in the kind or level of employee benefits to which he is entitled immediately prior to such reduction with the result that the executive’s overall benefits package is significantly reduced, (iii) a relocation of the executive’s principal work location to more than 50 miles from the executive’s current principal work location or (iv) Altra’s failure to cause the executive’s employment agreement and its obligations thereunder to be expressly assumed by Altra’s successor.

Potential Cutback

The Altra CIC Agreements further provide that, if payments to an executive officer in connection with the Merger are subject to “golden parachute” excise taxes imposed under Section 4999 of the Code, the payments to the officer will be reduced in order to limit or avoid the “golden parachute” excise tax if and to the extent such reduction is expected to produce a better after-tax result for the executive officer.

No Other Benefits

Other than as set forth above, the directors and executive officers of Altra will receive no extra or special benefit that is not shared on a pro rata basis by all other Altra stockholders in connection with the Transactions. As with all holders of shares of Fortive common stock, if a director or executive officer of Altra owns shares of Fortive common stock, directly or indirectly, such person may participate in the Exchange Offer on the same terms as other holders of shares of Fortive common stock.

Quantification of Potential Payments and Benefits

In accordance with Item 402(t) of Regulation S-K, the table below, entitled “Potential Transaction-Related Payments to Executive Officers,” along with its footnotes, shows the compensation that could become payable to the named executive officers, as determined for purposes of its most recent annual proxy statement, and that are based on or otherwise relate to the Transactions. “Named executive officers” collectively refers to Altra’s chief executive officer, chief financial officer and three other most highly compensated executive officers as determined in its most recent annual proxy statement. In addition, the table below also includes such information for Altra’s other executive officer, which, although not required by the rules of the SEC, has been included so that quantification of the potential payments and benefits that could be received by all of Altra’s executive officers is presented in a uniform manner. Please note that, although you are being provided with the information identified in Item 402(t) of Regulation S-K, in accordance with the rules of the SEC, you are not being asked to vote on the compensation and benefits that Altra’s named executive officers may receive in connection with the Transactions, as presented below.

The table assumes that the consummation of the Merger occurs on September 30, 2018, and each executive officer incurs a qualifying termination on such date. As noted above, there are no single trigger arrangements. The amounts indicated below are estimates of the amounts that would be payable to the executive officers. Such estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this document. Some of the assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by an executive officer may differ in material respects from the amounts set forth below.

Name	Cash ($) (1)	Equity ($) (2)	Perquisites/ Benefits ($) (3)	Total ($)
Named Executive Officers
Carl R. Christenson	4,650,000	5,397,524	30,017	10,077,541
Christian Storch	1,615,326	1,499,102	30,017	3,144,445
Gerald P. Ferris	767,639	680,047	21,279	1,468,965
Glenn E. Deegan	1,247,419	1,203,033	30,017	2,480,469
Craig Schuele	910,889	805,657	30,017	1,746,563

Other Executive Officer
Todd B. Patriacca	621,090	531,683	30,017	1,182,790

(1)	As described above under “—Altra CIC Agreements,” upon a qualifying termination either within 24 months following the closing date of the Merger or within 90 days prior to the Merger and in anticipation of the Transactions, each executive officer will have the right to receive certain cash severance payments. These payments are double-trigger because they will only be payable in the event of a qualifying termination, which means a termination of employment without “cause” or a resignation for “good reason,” during the applicable period.

These payments are based on the compensation and benefit levels in effect on July 17, 2018; therefore, if compensation and benefit levels are increased after July 17, 2018, actual payments to an executive officer may be greater than those provided for above.

The amounts of the severance components described above are set forth in the following table:

Name	Salary Component ($)	Bonus Component ($)	Total ($)
Named Executive Officers
Carl R. Christenson	2,400,000	2,250,000	4,650,000
Christian Storch	885,110	730,216	1,615,326
Gerald P. Ferris	437,090	330,549	767,639
Glenn E. Deegan	710,274	537,145	1,247,419
Craig Schuele	539,786	371,103	910,889

Other Executive Officer
Todd B. Patriacca	370,800	250,290	621,090

As part of severance, each executive is entitled to a multiple of his annual target bonus as well as a prorated bonus for the year of termination. For purposes of these calculations, the prorated bonus is equal to each executive’s prorated portion of his target bonus for the year in which closing occurs, based on the days lapsed between January 1, 2018 and the assumed closing date (September 30, 2018).

(2)	As described above under “—Altra Equity Plan”, upon a qualifying termination within 24 months following the closing date of this Merger, each executive officer will be entitled to full acceleration and immediate vesting of his then outstanding Altra Equity Awards. The equity value for each executive is equal to the product of (x) the number of shares with respect to the outstanding restricted stock and/or performance share awards, as applicable, that will immediately vest upon a qualifying termination (which, for purposes of this disclosure, has been calculated assuming target performance in the case of performance shares) multiplied by (y) the Assumed Altra Closing Price. Altra does not have outstanding, and no executive officer holds, any other type of Altra Equity Award besides restricted stock and performance shares. These payments are double-trigger because they will only be payable in the event of a qualifying termination, which means a termination of employment without “cause” or a resignation for “good reason,” during the applicable period.

The amounts of the equity value components described above are set forth in the following table:

Name	Restricted Stock ($)	Performance Shares ($)	Total ($)
Named Executive Officers
Carl R. Christenson	3,302,358	2,095,166	5,397,524
Christian Storch	913,263	585,839	1,499,102
Gerald P. Ferris	458,630	221,417	680,047
Glenn E. Deegan	732,886	470,147	1,203,033
Craig Schuele	489,703	315,954	805,657

Other Executive Officer
Todd B. Patriacca	324,698	206,985	531,683

(3)	As described above, under “—Altra CIC Agreements,” upon a qualifying termination within 24 months following the closing date of this Merger, each executive officer will have the right to continued medical and dental insurance coverage for the executive (and the executive’s spouse and dependents, if applicable) for a period of 18 months following the qualifying termination or, if earlier, until the executive becomes employed by a new employer that offers any medical and/or dental insurance. The executives are not entitled to the continuation of any perquisites following a change in control and qualifying termination, so the perquisite/benefits value reflects only the value of health benefits.

Effects of the Distribution and the Merger on Fortive Equity Awards

The Employee Matters Agreement provides for the treatment of Fortive Options and Fortive RSUs that are held by employees of the A&S Business who will become employees of Newco. The specific treatment of these awards depends on whether they are vested as of the effective time of the Merger.

Treatment of Fortive Options and Fortive RSUs that are Vested or Non-forfeitable as of the Effective Time of the Merger

Each Fortive Option that is held by an employee of the A&S Business who becomes an employee of Newco and is vested and exercisable immediately before the effective time of the Merger will remain outstanding for 90 days following the closing date of the Merger. If any vested Fortive Options remain unexercised as of the end of such 90-day period, such vested options will be automatically exercised prior to expiration. With respect to Fortive Options and Fortive RSUs held by retirement-eligible employees of the A&S Business who become employees of Newco that are non-forfeitable as of the effective time of the Merger, Fortive will retain such awards and allow them to continue to vest in accordance with the terms and conditions of the Fortive Equity Plan and the applicable award agreement. Each Fortive RSU that is held by an employee of the A&S Business who becomes an employee of Newco and is vested but not settled as of immediately before the effective time of the Merger will be settled in accordance with its terms in shares of Fortive common stock on or as soon as practicable following the closing date of the Merger. All such Fortive Options and Fortive RSUs may be equitably adjusted in accordance with the terms and conditions of the Fortive Equity Plan and the applicable award agreement. Fortive does not believe that any adjustments will be made in the event that the Exchange Offer is fully subscribed.

Treatment of Fortive Options and Fortive RSUs that are Not Vested as of the Effective Time of the Merger

Any Fortive Options and Fortive RSUs that are held by an employee of the A&S Business who becomes an employee of Newco and are not vested immediately before the effective time of the Merger will generally be cancelled by Fortive immediately before the effective time of the Merger and replaced by Altra with grants of Altra’s restricted stock or cash-settled restricted stock units, in each case, with comparable value and comparable remaining vesting schedules. For a more complete description of the amount and terms of the Altra restricted stock or cash settled awards to be provided with respect to such cancelled Fortive Options and Fortive RSUs, see “Other Agreements—Employee Matters Agreement—Treatment of Fortive Equity Incentive Awards” beginning on page 200.

Altra’s Stockholders Meeting

Under the terms of the Merger Agreement, Altra is required to call a meeting of its stockholders for the purpose of voting upon the issuance of shares of Altra’s common stock in the Merger and related matters as promptly as practicable following the date on which the SEC has cleared Altra’s proxy statement and, if required by the SEC as a condition to the mailing of Altra’s proxy statement, the registration statement of Altra has been declared effective. Altra will ask its stockholders to vote on this matter at the special meeting of Altra stockholders by delivering Altra’s proxy statement to its stockholders in accordance with applicable law and its organizational documents.

As of July 17, 2018, Altra’s directors and executive officers held approximately 2.5% of the shares entitled to vote at Altra’s special meeting of the stockholders. As of July 17, 2018, Newco’s directors, executive officers and their affiliates did not hold shares entitled to vote at Altra’s special meeting of the stockholders. Newco’s stockholders are not required to vote on any of the proposals, and Newco will not hold a special meeting of stockholders in connection with the Transactions.

Accounting Treatment and Considerations

ASC 805, Business Combinations, requires the use of the acquisition method of accounting for business combinations. In applying the acquisition method, it is necessary to identify the accounting acquiror. In a business combination effected through an exchange of equity interests, such as the Merger, the entity that issues its equity interests (Altra in this case) is generally the acquiring entity. In identifying the acquiring entity in a combination effected through an exchange of equity interests, however, all pertinent facts and circumstances must be considered, including but not limited to the following:

•	The relative voting interests of significant stockholders and the ability of any of those stockholders to exercise control, over the consolidated entity after the Transactions. In this case, it was determined that the stockholders bases of both entities are dispersed such that no single stockholder or group of related stockholders would control the entity after the Transactions. It was also determined that although Fortive stockholders will own a 54% interest in Altra after the Transaction, no contemporaneous written evidence of an agreement to vote a majority of Altra’s interest in concert exists.

•	The composition of the governing body of Altra after the Transactions. In this case, the board of directors of Altra immediately following the Merger is expected to consist of the members of the board of directors of Altra immediately prior to the consummation of the Merger. In addition, as of the consummation of the Merger, Altra will increase the size of its board of directors by one member, creating a vacancy, and one individual selected by Fortive (which individual is currently anticipated by Altra and Fortive to be Patrick K. Murphy, Fortive’s Senior Vice President) will be appointed to fill such vacancy and will, subject to the fiduciary duties of Altra’s board of directors, be nominated for re-election at the expiration of such director’s initial term.

•	The composition of the senior management of Altra after the Transactions. In this case, it is expected that Altra’s current management team will remain intact for the combined business, but may be augmented with new management team members from the A&S Business. The executive officers of Altra immediately prior to the closing of the Merger are expected to remain the executive officers of Altra immediately following the closing of the Merger.

Altra’s management has determined that Altra will be the accounting acquiror in the Merger based on the facts and circumstances outlined above and the detailed analysis of the relevant GAAP guidance. Consequently, Altra will apply acquisition accounting to the assets acquired and liabilities assumed of Newco upon consummation of the Merger. Upon consummation of the Merger, the historical financial statements will reflect only the operations and financial condition of Altra.

Regulatory Approvals

United States Antitrust Clearance

Under the HSR Act, and the rules and regulations promulgated thereunder by the U.S. Federal Trade Commission (the “FTC”), the merger cannot be consummated unless certain information has been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), and specified waiting period requirements have been satisfied. This transaction is subject to such requirements.

Each of Fortive and Altra filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the Antitrust Division and the FTC on March 20, 2018 and March 22, 2018, respectively. The waiting period under the HSR Act expired at 11:59 p.m. (Eastern Time in the United States) on April 23, 2018.

At any time before or after the consummation of any such transaction, the FTC or the Antitrust Division could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking divestiture of certain assets. At any time before or after the consummation, private parties (including individual States) may also bring legal actions under the antitrust laws of the United States.

The Ministry of Commerce of the People’s Republic of China

Under the Chinese Anti-Monopoly Law of 2008, transactions involving parties with sales above certain revenue levels cannot be completed until they are reviewed and approved by the Ministry of Commerce of the People’s Republic of China (“MOFCOM”). Fortive and Altra have sufficient revenues in China to exceed the statutory thresholds, and completion of the merger is therefore conditioned upon MOFCOM approval. Fortive and Altra filed the required materials with MOFCOM on April 23, 2018. Altra and Fortive received written clearance for the Transactions from MOFCOM on May 28, 2018.

The Federal Cartel Office of the Federal Republic of Germany

Under the German Act against Restraints of Competition, transactions involving parties with sales above certain revenue levels cannot be completed until they are reviewed and approved by the Federal Cartel Office of the Federal Republic of Germany (“FCO”). Fortive and Altra have sufficient revenues in Germany to exceed the statutory thresholds, and completion of the merger is therefore conditioned upon FCO approval. Fortive and Altra filed the required materials with FCO on April 23, 2018. Altra and Fortive received written clearance for the Transactions from the FCO on May 22, 2018.

Federal Securities Law Consequences; Resale Restrictions

Altra common stock issued in the Merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any Fortive stockholder who may be deemed to be an “affiliate” of Newco for purposes of Rule 145 under the Securities Act.

In connection with the Distribution, Fortive may be deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

No Appraisal or Dissenters’ Rights

None of Altra, Merger Sub, Fortive or Newco stockholders will be entitled to exercise appraisal rights or to demand payment for their shares in connection with the Transactions.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement. This summary is qualified in its entirety by the Merger Agreement, which is incorporated by reference in this document. Stockholders of Fortive and Altra are urged to read the Merger Agreement in its entirety. This summary of the Merger Agreement has been included to provide Fortive stockholders and Altra stockholders with information regarding its terms. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information included in this document. This summary is not intended to provide any other factual information about Altra, Merger Sub, Fortive or Newco. Information about Altra, Merger Sub, Fortive and Newco can be found elsewhere in this document and in the documents incorporated by reference into this document. See also “Where You Can Find More Information; Incorporation by Reference.”

The Merger

Under the Merger Agreement and in accordance with the DGCL, at the effective time of the Merger, Merger Sub will merge with and into Newco. As a result of the Merger, the separate corporate existence of Merger Sub will cease and Newco will continue as the surviving corporation and as a wholly owned subsidiary of Altra and will succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Merger Sub in accordance with the DGCL. The certificate of incorporation and bylaws of Newco in effect immediately prior to the Merger will be amended and restated in their entirety and, as so amended and restated, will be the certificate of incorporation and bylaws of the surviving corporation following the consummation of the Merger.

Under the terms of the Merger Agreement, the directors and officers of Merger Sub immediately before the Merger will be the initial directors and officers of the surviving corporation after the Merger.

The Direct Sales

Under the Merger Agreement, immediately prior to the effective time of the Merger, (1) the Direct Sales Sellers will sell, transfer, convey assign and deliver to the Direct Sales Purchasers the Direct Sales Assets and the Direct Sales Entities and (2) the Direct Sales Purchasers will assume the A&S Liabilities of or attributable to the Direct Sales Sellers.

The Adjustment Payment

Under the Merger Agreement, if adjusted EBITDA of the A&S Business for the year ended December 31, 2017 as finally determined in accordance with the terms of the Merger Agreement is less than the amount agreed by Altra and Fortive as of the date of the Merger Agreement, then at closing Fortive shall pay to Altra (the “Adjustment Payment”) in cash the amount, if any, by which the product of (1) such shortfall multiplied by (2) 13.5 exceeds $30,000,000 (any such excess above $30,000,000, the “Adjustment Amount”). If the Adjustment Amount is greater than $150,000,000 (any such excess of the Adjustment Amount above $150,000,000, the “Adjustment Excess”), then the Adjustment Payment will equal $150,000,000 and in addition to the Adjustment Payment, Fortive will elect (a) to reduce the number of shares of Altra common stock to be received by holders of Newco common stock by an amount equal to the quotient of (i) the Adjustment Excess divided by (ii) $45.20 (the “Altra Share Amount Reduction”), except that the Altra Share Amount Reduction must not result in the Fortive stockholders holding less than the number of shares of Altra common stock equal to 50.1% of the shares of Altra common stock outstanding immediately following the effective time of the Merger, (b) to pay to Altra an additional amount in cash equal to the Adjustment Excess or (c) to provide Altra a written notice giving Altra the right to terminate the Merger Agreement. If Altra elects not to terminate the Merger Agreement within five business days of receipt of notice from Fortive, the Adjustment Payment will equal $150,000,000 and there will be no further payment and no Altra Share Amount Reduction for the Adjustment Excess. Based on the Audited Financial Statements, no Adjustment Amount is payable from Fortive to Altra.

Closing; Effective Time

Under the terms of the Merger Agreement, the closing of the Merger, the Direct Sales and the other transactions contemplated by the Merger Agreement will take place on a date and time designated jointly by Fortive and Altra, which will be (1) no later than the later of the second business day after (a) the satisfaction or waiver of the conditions precedent to the Merger (other than those to be satisfied at closing) and (b) the earlier of (i) the date during the marketing period for the debt financing to be incurred in connection with the Merger and the other Transactions, as described under “—Debt Financing,” to be specified by Altra and (ii) the final day of such marketing period, subject in each case to the satisfaction or waiver of the conditions precedent to the Merger (other than those to be satisfied at closing) or (2) at such other date, time or place as Altra and Fortive may mutually agree. At the closing of the Merger, Fortive and Altra will cause to be filed a certificate of merger with the Secretary of State of the State of Delaware to effect the Merger. The Merger will become effective at the time of filing of the certificate of merger or at such later time as Fortive, Altra, Newco and Merger Sub may agree and provide in the certificate of merger.

Merger Consideration

The Merger Agreement provides that, at the effective time of the Merger, each issued and outstanding share of Newco common stock (except for shares of Newco common stock held by Fortive, Newco, Altra or Merger Sub, which shares will be canceled and cease to exist, and no consideration will be delivered in exchange therefor) will be automatically converted into a number of shares of Altra common stock equal to 35,000,000 divided by the aggregate number of shares of common stock of Newco issued and outstanding as of immediately prior to the effective time of the Merger. The calculation of the merger consideration as set forth in the Merger Agreement is expected to result in Newco’s stockholders immediately prior to the Merger collectively holding approximately 54% of the outstanding shares of Altra common stock immediately following the Merger. Based on the Audited Financial Statements, no Adjustment Amount is payable from Fortive to Altra in connection with the Transactions and, accordingly, the Adjustment Amount will not impact the amount to be received by participants in the Exchange Offer.

No fractional shares of Altra common stock will be issued pursuant to the Merger. Any holder of shares of common stock of Newco who would otherwise be entitled to receive a fractional share of Altra common stock will, in lieu of such fractional share, be paid in cash the dollar amount (rounded to the nearest whole cent), after deducting any required withholding taxes, on a pro rata basis, without interest, determined by multiplying such fraction by the closing price of a share of Altra common stock on Nasdaq on the last business day prior to the date on which the Merger becomes effective. The merger consideration and cash in lieu of fractional shares (if any) paid in connection with the Merger will be reduced by any applicable tax withholding.

Distribution of Per Share Merger Consideration

Prior to the effective time of the Merger, Altra will deposit in a reserve account with its transfer agent book-entry shares of Altra common stock for the benefit of the Fortive stockholders who received shares of Newco common stock in the Distribution and for distribution in the Merger upon conversion of the Newco common stock.

At the effective time of the Merger, all issued and outstanding shares of Newco common stock will be converted into the right to receive shares of Altra common stock as described above under “—Merger Consideration.” As promptly as practicable thereafter, Altra’s transfer agent will distribute the shares of Altra common stock to each person who was entitled to receive Newco common stock in the Distribution. Each person entitled to receive Newco common stock in the Distribution will be entitled to receive in respect of such shares of Newco common stock a book-entry authorization representing the number of whole shares of Altra common stock that such holder has the right to receive pursuant to the Merger (and cash in lieu of fractional shares of Altra common stock as described above under “—Merger Consideration” and any dividends or distributions and other amounts as described below under “—Distributions With Respect to Shares of Altra Common Stock after the Effective Time of the Merger”).

Distributions With Respect to Shares of Altra Common Stock after the Effective Time of the Merger

No dividends or other distributions declared or made with respect to Altra common stock with a record date after the effective time of the Merger will be paid to the holder of any shares of Newco common stock with respect to the shares of Altra common stock that are not able to be distributed to such holder promptly after the effective time of the Merger, whether due to a legal impediment to such distribution or otherwise. Subject to the effect of applicable abandoned property, escheat law or other applicable laws, following the distribution of any such previously undistributed shares of Altra common stock, the following amounts will be paid to the record holder of such shares of Altra common stock, without interest:

•	at the time of the distribution of such previously undistributed shares, the amount of cash payable in lieu of fractional shares of Altra common stock to which such holder is entitled pursuant to the Merger Agreement; and

•	the amount of dividends or other distributions with a record date after the effective time of the Merger theretofore paid with respect to such shares of Altra common stock.

Altra will deposit all such amounts in a reserve account with its transfer agent.

Termination of the Exchange Fund

Any portion of the amounts deposited in the reserve account with Altra’s transfer agent under the Merger Agreement that remains undistributed to the holders of Newco common stock with respect to the shares of Altra common stock that are not able to be distributed to such holder as of the one-year anniversary of the effective time of the Merger will be delivered to Altra upon demand, and any holders of shares of Newco common stock who have not theretofore received shares of Altra common stock in accordance with the Merger Agreement may thereafter look only to Altra for satisfaction of their claims for Altra common stock, cash in lieu of fractional shares of Altra common stock and any dividends or distributions with respect to Altra common stock, in each case without interest thereon.

Post-Closing Altra Board of Directors and Officers

The Merger Agreement provides that Altra will take all actions reasonably necessary to ensure that the Altra board of directors nominates, consistent with its fiduciary duties, Fortive’s designated director as of the effective time of the Merger and to serve a full new term on Altra’s board of directors immediately following the expiration of such director’s term. In the event that Fortive’s designated director (1) is unwilling or unable to serve at the effective time of the Merger, (2) is unwilling or unable to serve at the time of the commencement of such new term or (3) is not nominated to serve such new term, then Fortive will designate a replacement, acceptable to Altra in its sole discretion, for such director prior to the effective time of the Merger or the commencement of such new term, as applicable.

Stockholders’ Meeting

Under the terms of the Merger Agreement, Altra is required to call a meeting of its stockholders for the purpose of voting upon the Share Issuance as promptly as practicable following the date on which the SEC has cleared Altra’s proxy statement relating to the special meeting. Altra is required to call such a stockholders’ meeting for the purpose of voting upon the matters described above, but Altra may after consultation with Fortive adjourn or postpone the stockholders’ meeting if Altra has not materially breached its obligations described under “—No Solicitation” and an unsolicited, bona fide written Acquisition Proposal (as defined below under “—No Solicitation”) with respect to Altra is submitted to Altra within ten business days of the stockholders’ meeting, which Acquisition Proposal the Altra board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, is, or could reasonably be expected to result in, an Altra Superior Offer. Despite the foregoing, the stockholders’ meeting may not be postponed or adjourned later than the date that is ten business days after the date on which Altra receives such Acquisition Proposal. In the event the Altra board of directors reaffirms the Altra Recommendation (as defined below under “—Board Recommendation”) during the ten-business day period, the stockholders’ meeting may be postponed or adjourned to the date that is five business days after the date the Altra board of directors reaffirms the Altra Recommendation. In no event will any postponement or adjournment result in Altra establishing a new record date for the Altra stockholders’ meeting.

Representations and Warranties

In the Merger Agreement, each of Altra and Merger Sub has made representations and warranties to Fortive and Newco, and Fortive and Newco have made representations and warranties to Altra and Merger Sub relating to Newco and the A&S Business. These representations and warranties relate to, among other things:

•	due organization, good standing and qualification;

•	capital structure;

•	authority to enter into the Merger Agreement (and other Transaction Documents);

•	absence of conflicts with or violations of governance documents, other obligations or laws;

•	governmental approvals;

•	the title to and sufficiency of assets;

•	financial statements and absence of undisclosed liabilities;

•	absence of certain changes or events;

•	absence of investigations or litigation;

•	compliance with applicable laws;

•	accuracy of information supplied for use in this document and certain other disclosure documents to be filed with the SEC in connection with the Transactions;

•	intellectual property matters;

•	interests in real property;

•	employee benefit and labor matters;

•	tax matters;

•	the financing contemplated by the applicable Commitment Letters;

•	material contracts;

•	the required vote of Altra or Newco stockholders, as applicable, on the transactions contemplated by the Merger Agreement (including, in the case of Altra, the Share Issuance);

•	the absence of any stockholder rights plan, “poison pill,” anti-takeover plan or other similar device;

•	operations and purpose of formation of Merger Sub or Newco, as applicable;

•	environmental matters; and

•	payment of fees to brokers or finders in connection with the Transactions.

Many of the representations and warranties contained in the Merger Agreement are subject to a “material adverse effect” standard, knowledge qualifications, or both, and only Fortive’s and Newco’s representations relating to capital structure, accuracy of information supplied for use in this document and certain other disclosure documents to be filed with the SEC in connection with the Transactions, title to and sufficiency of assets and payment of fees to brokers or finders in connection with the Transactions will survive the effective time of the Merger. The only post-closing indemnification obligations are with respect to these representations and warranties.

Under the Merger Agreement, a material adverse effect means, with respect to the A&S Business or Altra, as applicable, any effect, change, event or circumstance that, considered together with all other effects, changes, events or circumstances, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on the business, assets, financial condition or results of operations of the A&S Business, taken as a whole, or the Altra Companies, taken as a whole, as the case may be, or would prevent or materially impair Fortive or Altra, as the case may be, from complying with its obligations under the Merger Agreement or consummating the Transactions. However, any effect, change, event or circumstance resulting from of the following, either alone or in combination, will not be deemed either to constitute, or be taken into account in determining whether there has occurred, a material adverse effect:

•	conditions generally affecting the industry in which the A&S Business competes or Altra competes, as applicable, or the U.S. or global economy as a whole, to the extent that such conditions (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events) do not have a disproportionate impact on the A&S Business taken as a whole, or the Altra Companies, taken as a whole, as applicable, relative to other companies in the industry in which the A&S Business operates or the Altra Companies operate, as applicable;

•	general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the A&S Business, taken as a whole, or the Altra Companies, taken as a whole, as applicable, relative to other companies in the industry in which the A&S Business operates or the Altra Companies operate, as applicable;

•	changes in the trading price or trading volume of Fortive common stock or Altra common stock, as applicable (except that any effect, change, event or circumstance giving rise to or contributing to such changes in trading price or trading volume may be taken into account);

•	changes in GAAP (or any interpretations of GAAP) or legal requirements applicable to the A&S Business or Altra or any of its subsidiaries, to the extent that such conditions do not have a disproportionate impact on the A&S Business, taken as a whole, or the Altra Companies, taken as a whole, as applicable, relative to other companies in the industry in which the A&S Business operates or the Altra Companies operate, as applicable;

•	the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (except that any effect, change, event or circumstance giving rise to or contributing to any such failure may be taken into account);

•	any stockholder or derivative litigation arising from or relating to the Merger Agreement or the Transactions;

•	effects, changes, events or circumstances resulting directly from the announcement or pendency of the Merger Agreement or the Transactions, including loss of employees, suppliers or customers (including changes in customer bidding procedures or testing or award or scope of survey and/or loss of customer orders or contracts) and any related decrease in sales volume of A&S Business products or Altra products, as applicable; or

•	certain items described in the disclosure letter provided by Fortive or Altra, as applicable.

The representations and warranties of Fortive and Newco contained in the Merger Agreement are solely for the benefit of Altra and Merger Sub, and the representations and warranties of Altra and Merger Sub contained in the Merger Agreement are solely for the benefit of Fortive and Newco. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure letters that the parties have exchanged in connection with signing the Merger Agreement as of a specific date. The disclosure letters contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Therefore, investors and security holders should not treat the representations and warranties as categorical statements of fact. Moreover, these representations and warranties may apply standards of materiality in a way that is different from what may be material to investors and security holders. They were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement and they are subject to more recent developments. Accordingly, investors and security holders should read the representations and warranties in the Merger Agreement not in isolation but only in conjunction with the other information about Altra and Fortive and their respective subsidiaries that the respective companies include in this document and other reports and statements they file with the SEC

Conduct of Business Pending the Merger

Each of the parties has undertaken to perform customary covenants in the Merger Agreement that place restrictions on it and its subsidiaries until the effective time of the Merger. In general, each of Altra and Fortive (with respect to the A&S Business only) has agreed that prior to the effective time of the Merger, except as contemplated or required by the Merger Agreement or the other Transaction Documents or applicable law or as consented to by the other party (which consent may not be unreasonably withheld, conditioned or delayed), subject to certain agreed exceptions, (1) it will use its commercially reasonable efforts to ensure that the subsidiaries of Fortive conducting the A&S Business or the subsidiaries of Altra, as applicable, conduct their business and operations in the ordinary course in all material respects, (2) to the extent consistent therewith, Fortive or Altra, as applicable, will use its commercially reasonable efforts to ensure that the subsidiaries of Fortive conducting the A&S Business preserve intact the material components of their current business organization, and maintain their relations and goodwill in all material respects with all material suppliers, material customers, material licensors and governmental bodies (in the case of Fortive, solely with respect to the A&S Business) and (3) solely with respect to Fortive, it will cause Newco to not operate any business other than the A&S Business.

In addition, Fortive has agreed that, prior to the effective time of the Merger, except as contemplated or required by the Merger Agreement or the other Transaction Documents or applicable law, or as consented to by Altra (which consent may not be unreasonably withheld, conditioned or delayed), subject to certain agreed exceptions, Fortive will not (solely to the extent relating to the A&S Business and the A&S Companies), and will ensure that its subsidiaries conducting the A&S Business do not, take any of the following actions:

•	sell, issue, grant, redeem, authorize the sale, issuance, grant or redemption of, or publicly announce its intention to sell, issue, grant or redeem (1) any capital stock, membership interest or other securities, (2) any option, call, warrant or right to acquire any capital stock or other security or (3) any instrument convertible into or exchangeable for any capital stock or other security, except that Fortive may issue shares of Fortive common stock upon the exercise or vesting of Fortive equity awards outstanding as of the date of the Merger Agreement;

•	with respect to any Fortive equity awards, except as otherwise required by the terms of any Fortive benefit plan as in effect on the date of the Merger Agreement, (1) amend or waive any of its rights under, or accelerate the vesting under, any provision of the Fortive equity plan, (2) amend any provision of any agreement evidencing any outstanding Fortive equity award or (3) otherwise modify any of the terms of any outstanding Fortive equity award, warrant or other security or any related contract;

•	amend or permit the adoption of any amendment to the organizational documents of any A&S Company;

•	with respect to the A&S Business, make or commit to make any capital expenditure outside the ordinary course of business, other than any capital expenditure that (1) is provided for in the applicable

A&S Company’s capital expense budget delivered to Altra prior to the date of the Merger Agreement or (2) when added to all other capital expenditures made on behalf of all of the A&S Companies since the date of the Merger Agreement but not provided for in the A&S Companies’ capital expense budgets delivered to Altra prior to the date of the Merger Agreement, does not exceed $1,000,000 in the aggregate per calendar quarter;

•	other than in the ordinary course of business (1) amend in any material respect (other than an extension), terminate or waive any material right or remedy under any material contract of the A&S Business, any contract with a material customer or supplier of the A&S Business or any other contract that is material to the A&S Companies, taken as a whole, other than termination thereof upon the expiration of any such contract in accordance with its terms or upon a material breach thereof by the counterparty thereto or (2) enter into certain specified contracts that would constitute a material contract under the Merger Agreement;

•	other than to the extent either contemplated by the Employee Matters Agreement or as required by applicable law or the terms of any Fortive benefit plan, Fortive governmental or statutory plan or collective bargaining agreement, in each case as in effect as of the date of the Merger Agreement, (1) establish, adopt, enter into or amend any Fortive benefit plan or collective bargaining agreement, in each case of which any Newco Employee is a beneficiary or a party, (2) pay any bonus or make any profit-sharing or similar payment to, pay any severance, retention or change-of-control or similar benefits, or increase the compensation or benefits of any Newco Employees, except that Fortive may (a) increase the compensation or benefits of any Newco Employees in the ordinary course of business consistent with past practice so long as the aggregate value of such increases does not exceed 10% of the aggregate value of such compensation or benefits as of the date of the Merger Agreement, (b) amend applicable Fortive benefit plans in a manner that either applies to all employees of Fortive in the applicable jurisdiction generally or would not reasonably be expected to result in material liability or material cost to Altra, (c) make bonus payments and profit sharing payments to Newco Employees in the ordinary course of business consistent with past practice pursuant to any Fortive benefit plan existing as of the date of the Merger Agreement, (d) enter into compensation arrangements with any prospective Newco Employee in the ordinary course of business consistent with past practice or (e) increase the amount of compensation payable in connection with the promotion of any Newco Employee in the ordinary course of business consistent with past practice, (3) plan, announce, implement or effect any reduction in force or layoff with respect to 10% or more of the Newco Employees, (4) transfer or relocate any Newco Employee, other than to fill an open position within the A&S Business or in accordance with the Employee Matters Agreement, (5) transfer the employment or services of any employee or other service provider of Fortive to the A&S Companies, other than to fill an open position within the A&S Business or in accordance with the Employee Matters Agreement or (6) hire more than 40 individuals who would be Newco Employees if employed on the date of the Merger Agreement, except that Fortive may (a) hire additional individuals in the ordinary course of business consistent with past practice to replace departing employees so long as the compensation and benefits from any such new hire are substantially similar to those provided to the departing employee and the base salary of such new hire does not exceed $200,000 per annum; or (b) transfer the employment of non-Newco employees from Newco to Fortive and Newco Employees from Fortive to Newco in accordance with the Employee Matters Agreement.

•	with respect to the A&S Business, acquire any equity interest or other interest in any other entity or acquire, lease or license any right or other asset or property from any other person or sell or otherwise dispose of, or lease or license, any right or other asset or property to any other person, except in each case for (1) assets or properties acquired, leased, licensed or disposed of by the A&S Companies in the ordinary course of business, (2) assets or properties that are immaterial to the business of the A&S Companies, (3) sales of inventory or other assets or properties in the ordinary course of business or (4) acquisitions for cash consideration not exceeding $10,000,000 in the aggregate;

•	except in connection with the financing described under “—Debt Financing,” make any pledge of any of the Newco Assets or Direct Sales Assets or any assets of any Direct Sales Entities or permit any of the Newco Assets or any Direct Sales Assets to become subject to any encumbrances (other than certain permitted encumbrances);

•	with respect to the A&S Companies, (1) make or forgive any loans, advances or capital contributions to any person (other than (x) routine travel and business expense advances made to directors or employees in the ordinary course of business or (y) loans to Fortive or any of its subsidiaries) or (2) subject to the terms of the Separation Agreement and except in connection with the financing described under “—Debt Financing,” incur or guarantee any indebtedness in excess of $2,500,000 in the aggregate;

•	with respect to the A&S Companies or the A&S Business, other than (1) in the ordinary course of business and consistent with past practices or (2) as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

•	with respect to the A&S Companies or the A&S Business, except as expressly permitted pursuant to the Merger Agreement or as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the A&S Business, settle, pay, discharge or satisfy any legal proceeding or other material claim;

•	with respect to the A&S Business, enter into any material new lines of business, withdraw from any existing material lines of business, or terminate, discontinue, close or dispose of any material plant, facility or other business operation;

•	permit to expire or fail to timely renew any material governmental authorization;

•	with respect to the A&S Companies or the A&S Business, change in any material respect its cash management practices, policies or procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, inventory control, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits, from such practices, policies or procedures with respect thereto used by the A&S Business in the ordinary course of business consistent with past practice, including (1) taking (or omitting to take) any action that would have the effect of materially accelerating revenues, cash receipts or the collection of accounts receivable to pre-closing periods that would otherwise be expected to take the place or be incurred in post-closing periods or (2) taking (or omitting to take) any action that would have the effect of materially delaying or postponing the payment of any accounts payable to post-closing periods that would otherwise be expected to be paid in pre-closing periods;

•	take any action that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code (whether or not otherwise permitted by other covenants described in this paragraph);

•	other than in the ordinary course of business and consistent with past practice, abandon, disclaim, sell, assign or grant any security interest in, to or under any material Newco IP, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and taxes, to maintain and protect its interest in any material Newco IP;

•	other than in the ordinary course of business and consistent with past practice, (1) make any change (or file any such change) in any method of tax accounting, (2) make, change or rescind any tax election, (3) settle or compromise any tax liability or consent to any claim or assessment relating to taxes, (4) file any amended income or other material tax return or claim for refund, (5) enter into any closing agreement relating to taxes or (6) waive or extend the statute of limitations in respect of taxes, in each case, to the extent that doing so could reasonably be expected to result in a material incremental cost to any of the A&S Companies; or

•	agree or commit to take any of the foregoing actions.

Furthermore, Altra has agreed that, prior to the effective time of the Merger, except as contemplated or required by the Merger Agreement or the other Transaction Documents or applicable law, or as consented to by Fortive (which consent may not be unreasonably withheld, conditioned or delayed), subject to certain agreed exceptions, Altra will not, and will ensure that its subsidiaries do not, take any of the following actions:

•	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other securities, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than (1) dividends or distributions between or among any of the Altra Companies, (2) in connection with the withholding of taxes in connection with the vesting of Altra equity awards (to the extent required by their terms as of the date of the Merger Agreement or in the ordinary course consistent with past practice) or forfeitures of Altra equity awards and (3) regular quarterly dividends of not more than $0.17 per share payable in accordance with past practice (including with respect to the timing of declaration and payment);

•	sell, issue, grant, redeem, authorize the sale, issuance, grant or redemption of, or publicly announce its intention to sell, issue, grant or redeem (1) any capital stock, membership interest or other securities, (2) any option, call, warrant or right to acquire any capital stock or other security or (3) any instrument convertible into or exchangeable for any capital stock or other security, except that (a) Altra may issue shares of Altra common stock upon the vesting of any Altra equity awards outstanding as of the date of the Merger Agreement or granted in accordance with clause (b) and (b) Altra may make grants of equity awards relating to shares of Altra common stock under the Altra equity plans in the ordinary course of business consistent with past practice, so long as no such grant (x) exceeds 50,000 shares of Altra Common Stock in the aggregate or (y) is subject to vesting or payment as a result of the transactions contemplated by the Merger Agreement;

•	with respect to any Altra equity awards, except as otherwise required by the terms of any Altra benefit plan as in effect on the date of the Merger Agreement, (1) amend or waive any of its rights under, or accelerate the vesting under, any provision of the Altra equity plans, (2) amend any provision of any agreement evidencing any outstanding Altra equity award or (3) otherwise modify any of the terms of any outstanding Altra equity award, warrant or other security or any related contract;

•	amend or permit the adoption of any amendment to its organizational documents in any event to the extent reasonably likely to adversely affect the Transactions;

•	make any capital expenditure outside the ordinary course of business, other than any capital expenditure that (1) is provided for in Altra’s capital expense budget delivered to Fortive prior to the date of the Merger Agreement; or (2) when added to all other capital expenditures made on behalf of all of the Altra Companies since the date of the Merger Agreement but not provided for in Altra’s capital expense budget delivered to Fortive prior to the date of the Merger Agreement, does not exceed $1,000,000 in the aggregate per calendar quarter;

•	acquire any equity interest or other interest in any other entity or acquire, lease or license any right or other asset or property from any other person or sell or otherwise dispose of, or lease or license, any right or other asset or property to any other person, except in each case for (1) assets or properties acquired, leased, licensed or disposed of by Altra in the ordinary course of business, (2) assets or properties that are immaterial to the business of the Altra Companies, (3) sales of inventory or other assets or properties in the ordinary course of business or (4) acquisitions for cash consideration that does not exceed $25,000,000 in the aggregate;

•

other than to the extent required by applicable law or the terms of any Altra benefit plan, Altra governmental or statutory plan or collective bargaining agreement, in each case as in effect as of the date of the Merger Agreement, (1) establish, adopt, enter into or amend any Altra benefit plan or collective bargaining agreement or (2) pay any bonus or make any profit-sharing or similar payment to, pay any severance, retention or change-of-control or similar benefits, or increase the compensation or benefits of any Altra employees, except that Altra may (a) make grants of Altra equity awards to the extent permitted by the Merger Agreement, (b) increase the compensation or benefits of any Altra employees in the ordinary course of business consistent with past practice so long as the aggregate value of such increases does not exceed 10% of the aggregate value of such compensation or benefits as of the date of the Merger Agreement, (c) amend applicable Altra benefit plans in a manner that either applies to all employees of Altra in the applicable jurisdiction generally or would not reasonably be expected to result in material liability or material cost to Altra, (d) make bonus payments and profit sharing payments to Altra employees in the ordinary course of business consistent with past practice pursuant to any Altra benefit plan existing as of the date of the Merger Agreement, (e) enter into compensation arrangements with any prospective Altra employee in the ordinary course of business consistent with past practice or (f) increase the amount of compensation payable in connection with the promotion of any Altra employee in the ordinary course of business consistent with past practice;

•	(1) make or forgive any loans, advances or capital contributions to any person (other than (x) routine travel and business expense advances made to directors or employees in the ordinary course of business or (y) loans to any other Altra Company), or (2) (a) incur or guarantee any indebtedness in excess of $25,000,000 in the aggregate or (b) except in connection with the financing described under “—Debt Financing,” incur or guarantee any indebtedness in the five business days prior to the anticipated closing date, except that the Altra Companies will be permitted to enter into interest rate and currency hedging transactions;

•	other than (1) in the ordinary course of business and consistent with past practices or (2) as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

•	except as expressly permitted pursuant to the Merger Agreement or as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Altra, settle, pay, discharge or satisfy any legal proceeding or other material claim;

•	enter into any material new lines of business, withdraw from any existing material lines of business, or terminate, discontinue, close or dispose of any material plant, facility or other business operation;

•	permit to expire or fail to timely renew any material governmental authorization;

•	take any action that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code (whether or not otherwise permitted by covenant described in this paragraph);

•	other than in the ordinary course of business, abandon, disclaim, sell, assign or grant any security interest in, to or under any material intellectual property of Altra, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and taxes, to maintain and protect its interest in any material intellectual property of Altra;

•	other than in the ordinary course of business and consistent with past practice, (1) make any change (or file any such change) in any method of tax accounting, (2) make, change or rescind any tax election, (3) settle or compromise any tax liability or consent to any claim or assessment relating to taxes, (4) file any amended income or other material tax return or claim for refund, (5) enter into any closing agreement relating to taxes or (6) waive or extend the statute of limitations in respect of taxes, in each case, to the extent that doing so could reasonably be expected to result in a material incremental cost to any of the Altra Companies; or

•	agree or commit to take any of the foregoing actions.

Tax Matters

The Merger Agreement contains certain additional representations, warranties and covenants relating to the preservation of the tax-free status of: (1) the Separation and the Distribution and (2) the Merger. Additional

representations, warranties and covenants relating to the tax-free status of the Transactions are contained in the Tax Matters Agreement. Indemnification for taxes generally is governed by the terms, provisions and procedures described in the Tax Matters Agreement. See “Other Agreements—Tax Matters Agreement.”

SEC Filings

Fortive, Newco, Altra and Merger Sub have agreed to prepare and file with the SEC appropriate documents, including (1) a proxy statement of Altra on Schedule 14A, (2) a registration statement on Form S-4 to register under the Securities Act the shares of Altra common stock to be issued by Altra to stockholders of Newco in connection with the Merger and (3) a registration statement on Form S-1/Form S-4 to register under the Securities Act the shares of Newco common stock to be distributed in the Distribution, and each of Fortive, Newco, Altra and Merger Sub have agreed to have the registration statements described above declared effective under the Securities Act as promptly as practicable after such filings.

Altra is required under the Merger Agreement to mail its proxy statement to its stockholders as promptly as practicable after the SEC clears that proxy statement.

If Fortive elects to complete the Distribution by way of an exchange offer, Fortive is required under the Merger Agreement to prepare and file with the SEC a Schedule TO and any other filings under the Exchange Act, when and as required.

Regulatory Matters

The Merger Agreement provides that each party to the Merger Agreement will use its reasonable best efforts to:

•	as promptly as practicable, prepare and file all filings and give all notices required to be made and given by such party in connection with the Merger and other Transactions;

•	obtain each consent required to be obtained by such party in connection with the Merger or any of the other Transactions; and

•	lift any restraint, injunction or other legal bar to the Merger.

Each party to the Merger Agreement has also agreed to promptly make its filings and notifications under the HSR Act and under any other antitrust, competition or trade regulation laws with respect to the Transactions and to supply to the appropriate governmental authorities any additional information that may be requested pursuant to the HSR Act or such other laws. Altra is required to pay all filing or notice fees in connection with the filings and notifications described in this paragraph.

In addition, each of Altra, Merger Sub, Fortive and Newco has agreed to use its reasonable best efforts to take, or cause to be taken, all actions necessary or advisable to satisfy the conditions to consummating the Merger described under “—Conditions to the Merger,” consummate the Merger and make effective the other Transactions as promptly as practicable, and in any event prior to the End Date (as defined below under “—Termination”).

Despite the foregoing, none of Altra, Merger Sub, Fortive or Newco will have any obligation to divest or agree to divest any of its material businesses, material product lines or material assets, or to take or agree to take any other material action or agree to any material limitation or material restriction on any of its material businesses, material product lines or material assets, except, solely with respect to the HSR Act and any other applicable antitrust, competition or trade regulation laws, as would not or as would not reasonably be expected to have an adverse impact that is material to the A&S Business, taken as a whole, or the Altra Companies, taken as a whole, as applicable (a “Burdensome Condition”).

Each party to the Merger Agreement has agreed that it will not acquire or agree to acquire any business or entity, or otherwise acquire or agree to acquire any assets, if doing so could reasonably be expected to delay or prevent consummation of the Transactions, the Debt Exchange or the financing, increase the risk of not obtaining any consents of any governmental body necessary to consummate the Transactions or give rise to a requirement to obtain any additional governmental authorizations not required as of the date of the Merger Agreement to consummate the Transactions.

Furthermore, under the Merger Agreement Fortive and Newco have agreed (1) not to, without Altra’s prior written consent, (a) sell, divest or dispose of any Newco Assets or any businesses or product lines of the A&S Business, (b) license any Newco IP or (c) take any other action or commit to take any action that would limit Altra’s, Newco’s or their respective subsidiaries’ freedom of action with respect to, or their ability to retain any of, their businesses, product lines or assets or intellectual property rights, and (2) subject to the limitation described in the second preceding paragraph, agree to take any action described in clause (1) if requested by Altra so long as the effectiveness of such action is conditioned on the consummation of the closing.

No Solicitation

The Merger Agreement contains detailed provisions restricting Altra’s ability to seek certain alternative transactions and restricting Fortive’s ability to seek alternative transactions with respect to the A&S Business. Under these provisions, Fortive has agreed that it will not, directly or indirectly, and it will cause its subsidiaries and use reasonable best efforts to cause their respective directors, officers, other employees, agents, advisors and other representatives not to, directly or indirectly:

•	solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any offer or proposal contemplating or relating to any Acquisition Transaction (which is described below) (an “Acquisition Proposal”), or any inquiry, indication of interest or request for information that would reasonably be expected to lead to an Acquisition Proposal (an “Acquisition Inquiry”), in each case with respect to the A&S Business, the Newco Assets, the Direct Sales Assets or an A&S Company;

•	furnish any information regarding the A&S Business, any of the Newco Assets, any of the Direct Sales Assets or any of the A&S Companies to any person in connection with or in response to any Acquisition Proposal or any Acquisition Inquiry with respect to the A&S Business, the Newco Assets, the Direct Sales Assets or an A&S Company;

•	engage in discussions or negotiations with any person relating to any Acquisition Proposal or any Acquisition Inquiry with respect to the A&S Business, the Newco Assets, the Direct Sales Assets or an A&S Company;

•	approve, endorse or recommend any Acquisition Proposal or any Acquisition Inquiry with respect to the A&S Business, the Newco Assets, the Direct Sales Assets or an A&S Company; or

•	enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Transaction or any Acquisition Inquiry with respect to the A&S Business, the Newco Assets, the Direct Sales Assets or an A&S Company.

Despite the foregoing, Fortive may consider, engage in discussions or negotiations regarding, or furnish to any person any information in connection with or in furtherance of, or enter into any agreement providing for or in connection with, any Acquisition Proposal with respect to Fortive, its subsidiaries, assets or businesses (not primarily targeted at the A&S Business, the Newco Assets, the Direct Sales Assets or an A&S Company), so long as such agreement (1) provides for the acquisition by a third party, directly or indirectly, of outstanding shares of Fortive common stock or assets of one or more other businesses of Fortive (other than the A&S Business, the Newco Assets, the Direct Sales Assets or an A&S Company), (2) does not contemplate the termination of the Merger Agreement and (3) would not reasonably be expected to prevent or impair Fortive from complying with its obligations under the Merger Agreement or consummating the Transactions.

Furthermore, Altra has agreed that it will not, directly or indirectly, and it will cause its subsidiaries and use reasonable best efforts to cause their respective directors, officers, other employees, agents, advisors and other representatives not to, directly or indirectly:

•	solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to Altra;

•	furnish any information regarding any of the Altra Companies to any person in connection with or in response to any Acquisition Proposal or any Acquisition Inquiry with respect to Altra;

•	engage in discussions or negotiations with any person relating to any Acquisition Proposal or any Acquisition Inquiry with respect to Altra;

•	approve, endorse or recommend any Acquisition Proposal or any Acquisition Inquiry with respect to Altra; or

•	enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Transaction or any Acquisition Inquiry with respect to Altra.

Notwithstanding the foregoing, prior to the approval by the Altra stockholders of the Share Issuance, Altra may furnish information regarding the Altra Companies to, or enter into discussions and negotiations with, any person in response to a bona fide Acquisition Proposal made after the date of the Merger Agreement that is submitted to Altra by such person (and not withdrawn) which after consultation with Altra’s financial advisor and outside legal counsel, the Altra board of directors determines in good faith is, or could reasonably be expected to result in, an Altra Superior Offer if:

•	such Acquisition Proposal did not result from any material breach of the covenant described in the immediately preceding paragraph;

•	prior to furnishing any such information to such person, Altra receives from such person an executed confidentiality agreement that contains customary provisions at least as favorable in the aggregate to Altra as the provisions of the confidentiality agreement between Altra and Fortive as in effect immediately prior to the execution of the Merger Agreement and allows for Altra to comply with its obligations in the Merger Agreement;

•	Altra gives Fortive written notice of the identity of such person; and

•	Altra furnishes or makes available any non-public information furnished or made available to such person to Fortive prior to or substantially concurrent with the time it is provided or made available to such person.

The Merger Agreement provides that the term “Acquisition Transaction” with respect to any entity means any transaction or series of related transactions (other than the Transactions) involving, directly or indirectly:

•	any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction (1) in which such entity is a constituent corporation and which would result in a third party, or the stockholders of that third party, beneficially owning 20% or more of any class of equity or voting securities of such entity or the entity resulting from such transaction or the parent of such entity, (2) in which a person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of such entity or (3) in which such entity issues securities representing more than 20% of the outstanding securities of any class of voting securities of such entity;

•

any sale, lease, exchange, transfer, exclusive license, acquisition or disposition of any business or businesses or assets of such entity or its subsidiaries that constitute or account for 20% or more of the consolidated net revenues, or consolidated net income for the 12 full months immediately prior to the receipt of the related Acquisition Proposal or 20% or more of the fair market value of the consolidated assets of such entity and its subsidiaries, taken as a whole; or

•	any liquidation or dissolution of such entity.

Each of Altra and Fortive has also agreed to cease all existing discussions or negotiations with any person (other than the other party and its affiliates) conducted prior to the execution of the Merger Agreement by such party or any of its representatives with respect to an Acquisition Proposal or an Acquisition Inquiry. Altra and Fortive have each agreed not to release any third party from, or waive any provision of, any confidentiality, non-solicitation, no hire, “standstill” or similar agreement to which it or any of its subsidiaries is a party or under which any such party or any of its subsidiaries has any rights, and will use its reasonable best efforts to cause each such agreement to be enforced at the request of the other party to the Merger Agreement, except in the case of Altra to the extent the Altra board of directors determines in good faith, after having consulted with its outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Altra board of directors to the Altra stockholders under applicable law.

Under the Merger Agreement, each of Altra and Fortive have agreed to promptly (and in no event later than 24 hours) after receipt of any Acquisition Proposal or Acquisition Inquiry with respect to either (x) the A&S Business, the Newco Assets, the Direct Sales Assets or an A&S Company or (y) Altra, as the case may be, advise the other party of any such Acquisition Proposal or Acquisition Inquiry (including the identity of the person making such Acquisition Proposal or Acquisition Inquiry and the terms thereof, including a copy of any written Acquisition Proposal or Acquisition Inquiry and any other documentation in respect of such Acquisition Proposal or Acquisition Inquiry received from the proponent thereof or its representative) that is made or submitted by any person prior to the closing of the Merger. Furthermore, each of Altra and Fortive have agreed under the Merger Agreement that any party receiving an Acquisition Proposal or Acquisition Inquiry will keep the other party reasonably informed on a reasonably prompt basis with respect to (1) the status of any such Acquisition Proposal or Acquisition Inquiry, including, in the case of Altra, any negotiations with respect thereto and (2) the status and terms of any material modification or proposed material modification thereto, including copies of any written materials received from the proponent thereof or its representative in connection with any such Acquisition Proposal or Acquisition Inquiry.

Board Recommendation

Altra has agreed in the Merger Agreement that:

•	the Altra board of directors will recommend that Altra’s stockholders vote in favor of the Share Issuance at the Altra stockholders’ meeting (the “Altra Recommendation”); and

•	neither the Altra board of directors nor any committee thereof will directly or indirectly withdraw or modify (or propose to withdraw or modify) the Altra Recommendation in any manner adverse to Fortive (a “Change in Recommendation”).

Any “stop, look and listen” or similar communication contemplated by Rule 14d-9(f) promulgated under the Exchange Act will not be deemed a Change in Recommendation under the Merger Agreement so long as the Altra board of directors expressly reaffirms the Altra Recommendation within ten business days of the public announcement of any applicable Acquisition Proposal.

Despite the foregoing, if at any time prior to obtaining stockholder approval of the Share Issuance, Altra receives an unsolicited, bona fide Acquisition Proposal that did not result from a breach of the Merger Agreement and the Altra board of directors determines in its good faith judgment, after consulting with its financial advisor and outside legal counsel, that (1) the Acquisition Proposal is an Altra Superior Offer and (2) failing to make a Change in Recommendation could reasonably be expected to be inconsistent with its fiduciary duties to the Altra stockholders under applicable law, in each case taking into account any changes to the terms of the Merger Agreement proposed by Fortive as a result of the negotiations described in the third bullet below, then the Altra board of directors may, with respect to the Altra Superior Offer, make a Change in Recommendation or terminate the Merger Agreement and pay a termination fee, as described under “—Termination Fees and Expenses Payable in Certain Circumstances,” but only if:

•	Altra provides written notice to Fortive advising Fortive that the Altra board of directors has received an Acquisition Proposal that the Altra board of directors determines is an Altra Superior Offer and provides a summary of the material terms and conditions of the Acquisition Proposal;

•	if there is any material modification to the competing Altra Superior Offer, Altra provides to Fortive written notice and a summary of each such modification; and

•	during the four business day period following delivery of the initial notice described in the first bullet above and during the two business day period following delivery of any notice described in the second bullet above, if requested by Fortive, Altra negotiates in good faith with Fortive to amend the Merger Agreement in such a manner that the competing Acquisition Proposal does not constitute an Altra Superior Offer.

In addition, if at any time prior to obtaining stockholder approval of the Share Issuance, other than in connection with or as a result of the making of an Acquisition Proposal or Acquisition Inquiry with respect to Altra, the Altra board of directors determines in its good faith judgment, after consulting with its financial advisor and outside legal counsel, that (1) a material development, event, effect, state of facts or change in circumstances that was not known or reasonably foreseeable (or if known or reasonably foreseeable, the probability or magnitude of consequences of which were not known or reasonably foreseeable) (an “Intervening Event”) has occurred or arisen and (2) failing to make a Change in Recommendation could reasonably be expected to be inconsistent with its fiduciary duties to the Altra stockholders under applicable law, then the Altra board of directors may make a Change in Recommendation, but only if:

•	Altra provides written notice to Fortive advising Fortive that the Altra board of directors has determined that an Intervening Event requires the Altra board of directors to effect a Change in Recommendation;

•	if there is any change in circumstances, Altra provides to Fortive written notice of each such change; and

•	during the four business day period following delivery of the initial notice described in the first bullet above and during the two business day period following delivery of any notice described in the second bullet above, if requested by Fortive, Altra negotiates in good faith with Fortive to amend the Merger Agreement in such a manner that obviates the need for the Altra board of directors to effect a Change in Recommendation as a result of such Intervening Event.

The Merger Agreement provides that Altra is not prohibited from taking and disclosing to the Altra stockholders a position in respect of an Acquisition Inquiry or Acquisition Proposal required under applicable law or Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, so long as the Altra board of directors does not make a Change in Recommendation except as described in the immediately preceding two paragraphs.

Financing

Contemporaneously with the execution of the Merger Agreement, Altra and Newco entered into the Commitment Letters, under which the Commitment Parties committed to provide (1) to Altra up to $1,340 million in aggregate principal amount of senior secured term loans and a $300 million senior secured revolving credit facility and (2) to Newco up to $400 million in senior unsecured bridge loans, in each case subject to the terms and conditions of the Commitment Letters. See “Debt Financing.”

The Merger Agreement provides that Fortive, Newco and Altra will use reasonable best efforts to take all actions necessary to consummate the debt financing contemplated by the applicable Commitment Letter as promptly as reasonably practicable after the date of the Merger Agreement on the terms and conditions which are within its control in the applicable Commitment Letter. Furthermore, Fortive, Newco and Altra are required to, and to cause their respective affiliates to:

•	use reasonable best efforts to comply with and maintain in effect the applicable Commitment Letter;

•	negotiate and execute definitive agreements on the terms and conditions contained in the applicable Commitment Letter, which will not expand upon the conditions to closing or other contingencies to the funding set forth in the applicable Commitment Letter or reduce the committed amount;

•	satisfy on a timely basis all conditions in the applicable Commitment Letter and definitive agreements that are within its control;

•	in the event of a breach by the applicable lenders, fully enforce its rights to funding under the applicable Commitment Letter and definitive agreements; and

•	use reasonable best efforts to draw upon and consummate the applicable financings prior to or substantially contemporaneously with the Merger.

The Merger Agreement provides that if any portion of the financing contemplated by the Commitment Letters or the related definitive agreements becomes unavailable (or it becomes reasonably likely that such funds may become unavailable) on the terms and conditions contemplated in the Commitment Letters or such definitive agreements, Fortive and Newco or Altra, as applicable, will use reasonable best efforts to arrange to obtain as promptly as reasonably practicable any such portion from alternative sources on terms that do not expand the conditions or other contingencies to funding from those in the Commitment Letters or reduce the committed amount. Fortive, Newco and Altra will be subject to the same obligations described in the preceding paragraph with respect to any such alternative financing arrangements.

Fortive and Newco, on the one hand, and Altra, on the other, have agreed to keep the other party reasonably informed with respect to all material activity concerning the applicable financing and to provide prompt written notice to the other of certain events, including, any material breach or default by any party to the Commitment Letters or the related definitive agreements or if it believes for any reason in good faith that it will not be able to timely obtain all or a portion of the applicable financing on the terms contemplated by the applicable Commitment Letter. Except in limited circumstances, Fortive and Newco, on the one hand, and Altra, on the other, may not, without the other party’s consent, amend, modify, supplement, restate, substitute, replace, terminate, assign or agree to any waiver under the applicable Commitment Letters or any definitive agreement relating to the applicable financing in a manner that expands on the conditions precedent or contingencies to the funding on the closing date of the financing or that could otherwise prevent, impair or materially delay the consummation of the Transactions. Fortive and Newco, on the one hand, and Altra, on the other, have agreed to (and to cause their respective subsidiaries and representatives to) use reasonable best efforts to cooperate with each other for the arrangement of the applicable financing.

Debt Exchange

The Merger Agreement provides that Fortive will use its reasonable best efforts to cause the Debt Exchange to be consummated prior to the Distribution. Fortive has the right to manage, in consultation with Altra, the negotiations in connection with the issuance of the Newco Securities (and will keep Altra informed of all developments with respect thereto) and the advisors for Fortive, Altra and Newco are required to take all actions reasonably necessary to facilitate the Debt Exchange as reasonably directed by Fortive in good faith. The Merger Agreement contains covenants requiring Fortive and Altra to cooperate in the preparation of documents and the making of filings required in connection with the issuance of the Newco Securities and the consummation of the Debt Exchange and to coordinate their activities with respect to the Debt Exchange, the issuance of the Newco Securities and the other components of the financing.

Under the Merger Agreement, subject to Fortive’s compliance with its covenants described in the preceding paragraph, if Fortive determines that the Debt Exchange is not reasonably likely to be consummated at or prior to the End Date in an amount equal to the Above-Basis Amount at the time of the Distribution, then Fortive may elect to (1) require Newco to issue to Fortive the Newco Securities even though the Debt Exchange will not occur at the time of the Distribution, (2) require Newco to borrow an amount up to the Above-Basis Amount pursuant to and on the terms and conditions set forth in the Newco Commitment Letter, and distribute to Fortive an amount in cash equal to the net proceeds thereof, or (3) terminate the Merger Agreement as described under “—Termination” and pay the termination fee as described under “—Termination Fees and Expenses Payable in Certain Circumstances.”

If Fortive elects to require Newco to issue the Newco Securities, and Fortive determines to consummate the Debt Exchange or other sale or exchange of the Newco Securities after the closing of the Merger, the Merger Agreement requires Altra and Newco to reasonably cooperate with Fortive in connection with the preparation of all documents and the making of all filings required in connection with the Debt Exchange or other sale or exchange of the Newco Securities.

Non-Solicitation of Employees

Under the Merger Agreement, for a period of two years after the closing date of the Merger, each of Fortive and Altra has agreed that, without the other party’s consent, it will not, directly or indirectly solicit for employment, or hire (or cause or seek to cause to leave the employ of the other party), or seek to enter, or actually enter, into a consulting agreement with, any person who is now employed by the other party or its affiliates and (1) has a title of director, vice president or higher and with whom such party or its representatives first had substantive contact during the evaluation of the Transactions or (2) is an executive, technical, sales or marketing position.

The restrictions in the immediately preceding paragraph do not apply to general solicitations or advertisements that are not targeted at the employees of the other party. In addition, neither Fortive nor Altra is restricted from hiring or entering into a consulting agreement with any person whose employment with the other party was terminated by the other party at least six months prior to commencement of employment discussions between the other party and such person.

Certain Other Covenants and Agreements

The Merger Agreement contains certain other covenants and agreements, including covenants (with certain exceptions specified in the Merger Agreement) relating to:

•	reasonable access to each of the A&S Business’s and Altra’s existing books, records, work papers and other documents and information reasonably requested by the other party;

•	preservation of the indemnification provisions in the bylaws of Newco with respect to directors, officers, employees, fiduciaries or agents of Newco;

•	the listing of the shares of Altra common stock issued in the Merger on Nasdaq;

•	steps required to approve in advance in accordance with the procedures set forth in Section 16b-3 under the Exchange Act any disposition of Newco common stock or acquisitions of Altra common stock resulting from the Transactions by each officer or director who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Altra or Newco;

•	confidentiality obligations of Fortive and Altra; and

•	the parties’ obligation to take appropriate actions, and to assist and cooperate with the other parties, to do all things necessary proper or advisable under applicable law to execute and deliver the Transaction Documents and any other documents as may be required to carry out the provisions of the Merger Agreement and to consummate the Transactions, as well as Fortive’s obligations to keep Altra informed as to the status of the Separation; and

Conditions to the Merger

Altra’s and Merger Sub’s obligations to effect the Merger are subject to the satisfaction or waiver of the following conditions:

•	the accuracy in all material respects of Fortive’s and Newco’s representations and warranties with respect to organization, capitalization, corporate authority with respect to the Transactions, enforceability of the Merger Agreement, the required stockholder vote of Altra and broker fees as of the closing date of the Merger;

•	the accuracy of Fortive’s and Newco’s other representations and warranties (other than the representation and warranty with respect to the absence of a material adverse effect on the A&S Business) as of the closing date of the Merger (except, in each case, for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date), except to the extent a failure to be accurate would not have (without giving effect to any materiality or material adverse effect qualifications therein), individually or in the aggregate, a material adverse effect on the A&S Business;

•	the accuracy of Fortive’s and Newco’s representation and warranty with respect to the absence of a material adverse effect on the A&S Business since December 31, 2017 through the date of the Merger Agreement;

•	the compliance and performance in all material respects by Fortive and Newco of all covenants and obligations required to be complied with or performed by them on or prior to the closing of the Merger under the Merger Agreement and the other Transaction Documents;

•	the effectiveness of the registration statement of Altra and the registration statement of Newco and the absence of any stop order issued by the SEC or any threatened or pending proceeding before the SEC seeking a stop order with respect thereto;

•	(1) if the Distribution is effected in whole or in part as an exchange offer, the expiration of the applicable offer period and any extensions thereof in the Exchange Offer required by applicable securities laws and (2) if the Distribution is effected in whole or in part as a spin-off, the expiration of the applicable notice periods required by applicable stock exchange rules or securities laws;

•	the approval by the Altra stockholders of the Share Issuance;

•	the consummation of the transactions contemplated by the Separation Agreement in accordance with and subject to the terms thereof, and the execution by Fortive and Newco of the Tax Matters Agreement, the Transition Services Agreement and the IP License Agreement;

•	since the date of the Merger Agreement, the absence of any event or circumstance that would reasonably be expected to have or result in a material adverse effect on Altra;

•	the receipt by Altra of a Merger Tax Opinion from Altra’s tax counsel;

•	the consummation of the Debt Exchange immediately before the Distribution, unless Fortive elects (1) to require Newco to issue to Fortive the Newco Securities or (2) to borrow an amount up to the Above-Basis Amount pursuant to the Bridge Facility and distribute the net proceeds thereof to Fortive, as described above under “—Debt Exchange”;

•	the expiration or termination of any applicable waiting period under the HSR Act, and the receipt of any governmental approvals required under the antitrust laws in certain other jurisdictions (which waiting period has expired and approvals have been received);

•	the approval for listing on Nasdaq of the shares of Altra common stock to be issued pursuant to the Merger;

•	the absence of any order issued by any court of competent jurisdiction or other governmental body preventing consummation of the Merger and of any legal requirement that makes consummation of the Merger illegal;

•	the absence of any pending legal proceeding in which a governmental body having jurisdiction over the parties to the Merger Agreement is a party (1) challenging or seeking to prohibit consummation of the Merger or any or the Transactions, (2) seeking to prohibit or limit in any material respect Altra’s ability to exercise ownership rights with respect to the capital stock of the surviving corporation, (3) that would reasonably be expected to result in a Burdensome Condition, (4) seeking to compel any of the A&S Companies, Altra or any subsidiary of Altra to dispose of or hold separate any material assets or material business as a result of the Merger or the other Transactions that would be a Burdensome Condition or (5) relating to the Merger or the other Transactions and seeking to impose any criminal sanctions or criminal liability on Altra, Fortive or any of the A&S Companies; and

•	delivery by Fortive to Altra of statements certifying as to certain tax matters.

Fortive’s and Newco’s obligations to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•	the accuracy in all material respects of Altra’s and Merger Sub’s representations and warranties with respect to organization, capitalization, corporate authority with respect to the Transactions, enforceability of the Merger Agreement, the required stockholder vote of Newco and broker fees as of the closing date of the Merger;

•	the accuracy of Altra’s and Merger Sub’s other representations and warranties (other than the representation and warranty with respect to the absence of a material adverse effect on Altra) as of the closing date of the Merger (except, in each case, for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date), except to the extent a failure to be accurate would not have (without giving effect to any materiality or material adverse effect qualifications therein), individually or in the aggregate, a material adverse effect on Altra;

•	the accuracy of Altra’s and Merger Sub’s representation and warranty with respect to the absence of a material adverse effect on Altra since December 31, 2017 through the date of the Merger Agreement;

•	the compliance and performance in all material respects by Altra and Merger Sub of all covenants and obligations required to be complied with or performed by them on or prior to the closing of the Merger under the Merger Agreement and the other Transaction Documents;

•	the effectiveness of the registration statement of Altra and the registration statement of Newco and the absence of any stop order issued by the SEC or any threatened or pending proceeding before the SEC seeking a stop order with respect thereto;

•	(1) if the Distribution is effected in whole or in part as an exchange offer, the expiration of the applicable offer period and any extensions thereof in the Exchange Offer required by applicable securities laws and (2) if the Distribution is effected in whole or in part as a spin-off, the expiration of the applicable notice periods required by applicable stock exchange rules or securities laws;

•	the approval by the Altra stockholders of the Share Issuance;

•	the consummation of the transactions contemplated by the Separation Agreement in accordance with and subject to the terms thereof, and the execution by Altra of the Tax Matters Agreement, the Transition Services Agreement and the IP License Agreement;

•	the receipt by Fortive of an IRS ruling addressing the tax consequences of certain aspects of the Debt Exchange, which ruling continues to be in effect as of the closing date of the Merger, except that this condition will be deemed satisfied or waived (1) on December 31, 2018 or (2) if the Debt Exchange is not reasonably likely to be consummated at or prior to the End Date in an amount equal to the Above-Basis Amount at the time of the Distribution and Fortive elects to require Newco (a) to issue to Fortive the Newco Securities or (b) to borrow an amount up to the Above-Basis Amount pursuant to the Bridge Facility and distribute the net proceeds thereof to Fortive, as described above under “—Debt Exchange”;

•	since the date of the Merger Agreement, the absence of any event or circumstance that would reasonably be expected to have or result in a material adverse effect on Altra;

•	the receipt by Fortive of the Distribution Tax Opinion and a Merger Tax Opinion from Fortive’s tax counsel;

•	the consummation of the Debt Exchange immediately before the Distribution, unless Fortive elects (1) to require Newco to issue to Fortive the Newco Securities or (2) to borrow an amount up to the Above-Basis Amount pursuant to the Bridge Facility and distribute the net proceeds thereof to Fortive, as described above under “—Debt Exchange”;

•	the expiration or termination of any applicable waiting period under the HSR Act, and the receipt of any governmental approvals required under the antitrust laws in certain other jurisdictions (which waiting period has expired and approvals have been received);

•	the approval for listing on Nasdaq of the shares of Altra common stock to be issued pursuant to the Merger;

•	the absence of any order issued by any court of competent jurisdiction or other governmental body preventing consummation of the Merger and of any legal requirement that makes consummation of the Merger illegal;

•	the absence of any pending legal proceeding in which a governmental body having jurisdiction over the parties to the Merger Agreement is a party (1) challenging or seeking to prohibit consummation of the Merger or any or the Transactions or (2) relating to the Merger or the other Transactions and seeking to impose any criminal sanctions or criminal liability on Altra, Fortive or any of the A&S Companies; and

•	effective as of the consummation of the Merger, Fortive’s designated director is a director of Altra.

To the extent permitted by applicable law, Fortive and Newco, on the one hand, and Altra and Merger Sub, on the other hand, may waive the satisfaction of the conditions to their respective obligations to consummate the Transactions. If Altra waives the satisfaction of a material condition to the consummation of the Transactions, Altra will evaluate the appropriate facts and circumstances at that time and re-solicit stockholder approvals of the Share Issuance if required to do so by law or the rules of Nasdaq. If Altra waives a material condition to the consummation of the Transactions, Altra will notify stockholders of the waiver by issuing a press release or other public announcement a minimum of five business days prior to the special meeting of Altra stockholders. See “Risk Factors—Risks Related to the Transactions—Altra may waive one or more of the conditions to the consummation of the Transactions without re-soliciting stockholder approval.”

Termination

The Merger Agreement may be terminated at any time prior to the consummation of the Merger by the written consent of Altra and Fortive. Also, subject to specified qualifications and exceptions, either Fortive or Altra may terminate the Merger Agreement at any time prior to the consummation of the Merger:

•	if the Merger has not been consummated by December 7, 2018 (such date, as it may be extended as described below, the “End Date”), unless the only conditions to the consummation of the Merger that have not been satisfied or waived are the conditions relating to the governmental approvals required under the HSR Act and other antitrust laws, or the conditions relating to the consummation of the Debt Exchange, in which case either party may elect to extend the Termination Date from December 7, 2018 to February 12, 2019;

•	if any governmental authority has issued a final and non-appealable order or takes any other action that has the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

•	if Altra’s stockholders fail to approve the Share Issuance at the meeting of Altra’s stockholders (including any adjournment or postponement thereof).

In addition, subject to specified qualifications and exceptions, Fortive may terminate the Merger Agreement if:

•	Altra has breached any covenant or agreement in the Merger Agreement that would, if occurring or continuing on the closing date of the Merger, cause the conditions to Fortive’s and Newco’s obligations to effect the Merger not to be satisfied, and the breach is not cured, or cannot be cured, within 30 days of receipt of written notice by Fortive to Altra of such breach;

•	at any time before the Altra Stockholder Approval if (1) Altra’s Board fails to recommend that Altra’s stockholders vote to approve the Share Issuance or directly or indirectly withdraw or modify in a manner adverse to Fortive the Altra Recommendation, (2) Altra fails to include the Altra Recommendation in the Altra proxy statement, (3) Altra fails to publicly recommend against any publicly announced Acquisition Proposal or Acquisition Inquiry with respect to Altra, and reaffirm the Altra Recommendation in connection therewith, within ten business days of Fortive’s request in writing, (4) Altra’s Board approves, endorses or recommends any Acquisition Proposal, or (5) Altra enters into any letter or intent or similar document or contract relating to any Acquisition Proposal (any of the foregoing, a “Triggering Event”), but only within the first 15 business days after Altra has confirmed in writing to Fortive that a Triggering Event has occurred;

•	(1) the marketing period specified in the Merger Agreement ends, (2) all conditions to Altra’s and Merger Sub’s obligations to effect the Merger have been satisfied, (3) the closing of the Merger is does not occur at the time specified in the Merger Agreement, (4) Fortive sends irrevocable written notice to Altra stating its intention to terminate the Merger Agreement and irrevocably confirming that Fortive stands ready, willing and able to consummate the closing of the Merger and (5) Altra fails to consummate the closing of the Merger within the earlier of (i) the End Date and (ii) three business days following Altra’s receipt of the foregoing notice (a “Financing Failure”); or

•	the Debt Exchange is not reasonably likely to be consummated at or prior to the End Date in an amount equal to the Above-Basis Amount at the time of the Distribution and Fortive elects terminate the Merger Agreement as described under “—Debt Exchange,” so long as Fortive complies with its obligations under the Merger Agreement to cooperate with Altra to consummate the financings and to use reasonable best efforts to consummate the Debt Exchange and concurrently pays to Altra the termination fee described under “—Termination Fees and Expenses Payable in Certain Circumstances.”

In addition, subject to specified qualifications and exceptions, Altra may terminate the Merger Agreement:

•	in order to enter into a definitive agreement to consummate an Altra Superior Offer, so long as Altra has complied in all material respects with its obligations under the covenants described under “—No Solicitation” and “—Stockholders’ Meeting” and has paid or concurrently pays to Fortive the termination fee described under “—Termination Fees and Expenses Payable in Certain Circumstances”;

•	Fortive or Newco has breached any covenant or agreement in the Merger Agreement that would, if occurring or continuing on the closing date of the Merger, cause the conditions to Altra’s and Merger Sub’s obligations to effect the Merger not to be satisfied, and the breach is not cured, or cannot be cured, within 30 days of receipt of written notice by Altra of such breach; or

•	if the Adjustment Amount is greater than $150 million, Fortive delivers to Altra a written notice giving Altra the right to terminate the Merger Agreement and Altra elects to terminate the Merger Agreement within five business days of receiving such notice.

If the Merger Agreement is terminated, the Merger Agreement will terminate without any liability on the part of any party except as described below in the section of this document entitled “—Termination Fees and Expenses Payable in Certain Circumstances.”

Termination Fees and Expenses Payable in Certain Circumstances

The Merger Agreement provides that, upon termination of the Merger Agreement under specified circumstances, a termination fee of $40 million may be payable by Altra to Fortive. The circumstances under which this termination fee may be payable include:

•	if Fortive terminates the Merger Agreement due to the occurrence of a Triggering Event (other than as a result of Altra’s breach of the covenant described under “—No Solicitation”);

•	if Fortive terminates the Merger Agreement due to the occurrence of a Financing Failure;

•	if Altra terminates the Merger Agreement in order to enter into a definitive agreement to consummate an Altra Superior Offer;

•	if Fortive or Altra terminates the Merger Agreement because the Merger has not been consummated by the End Date, at the time of termination all the conditions to closing the Merger are satisfied, other than consummation of the Separation, the Distribution and the Debt Exchange, and the marketing period specified in the Merger Agreement has not ended solely because Altra has failed to deliver to the sources of the financing the required financial information of Altra specified in the Merger Agreement; or

•	if (1) Altra or Fortive terminates the Merger Agreement because the Merger has not been consummated by the End Date or because Altra’s stockholders fail to approve the Share Issuance at the meeting of Altra’s stockholders, (2) prior to the termination of the Merger Agreement, an Acquisition Proposal is publicly announced or becomes publicly known by the stockholders of Altra generally, and (3) within 12 months after such termination, Altra reaches a definitive agreement to consummate, or consummates, such Acquisition Proposal (provided that for purposes of clause (3), all references in the definition of Acquisition Proposal to 20% shall instead refer to 50%).

If the Merger Agreement is terminated because Altra’s stockholders fail to approve the Share Issuance at the meeting of Altra’s stockholders, Altra will be required to reimburse Fortive and Newco in cash for certain out-of-pocket fees and expenses incurred by Fortive and Newco in connection with the Transactions, up to a maximum of $5 million in the aggregate. If Altra becomes obligated to pay a termination fee to Fortive under the last bullet of the preceding paragraph, the amount of any expenses of Fortive and Newco previously reimbursed by Altra would be deducted from the amount of the termination fee payable. In lieu of accepting the termination fee payable by Altra in the circumstances described in the second and fourth bullets of the preceding paragraph, Fortive may elect by written notice to Altra within two business days of the termination of the Merger Agreement to pursue a claim against Altra for any breach by Altra of the Merger Agreement (other than a failure to consummate the Transactions in circumstances where Altra has complied with its obligations under “—Financing” and any portion of the debt financing is not available), in which the termination fee will not be payable by Altra.

The Merger Agreement also provides that, upon termination of the Merger Agreement in the circumstances described under the last bullet of the third paragraph under “—Termination,” a termination fee of $40 million is payable by Fortive to Altra.

The Merger Agreement provides that, except as described in this section, subject to certain exceptions, all expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement are to be paid by the party incurring the expenses, except that Fortive and Altra will each pay one half of all expenses relating to printing, filing and mailing the Altra and Newco Registration Statements and the Altra proxy statement and all SEC and other regulatory filing fees incurred in connection with the registration statements and the proxy statement.

If Altra or Fortive fails to pay the $40 million fee described above, or Altra fails to pay any of the expenses it is obligated to pay when due, the amount of these payments will be increased to include the costs of all expenses incurred by Fortive and Newco or by Altra and Merger Sub in connection with the collection under and enforcement of the terms of the Merger Agreement, together with interest on the unpaid payments. Payment of the fees and expenses described in this section will be the sole and exclusive remedies of the parties receiving such payment, including in the event of breach of the Merger Agreement.

Specific Performance

In the Merger Agreement, the parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law if any of the provisions of the Merger Agreement were not performed in accordance with their terms or otherwise breached. Accordingly, the parties have agreed that in addition to any other right or remedy to which a party may be entitled, each party is entitled to specific performance and injunctive relief or other equitable remedy to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement.

Amendments

The Merger Agreement may not be amended or modified except by an instrument in writing signed by an authorized representative of each party to the Merger. For any amendments to the sections of the Merger Agreement relating to limitation on liability, amendments, third-party beneficiaries, governing law, waiver of jury trial and certain non-parties to the Merger Agreement that, in each case, materially and adversely affect any of Altra’s or Newco’s financing sources, the prior written consent of the financing sources will be required.

THE SEPARATION AGREEMENT

The following is a summary of the material provisions of the Separation Agreement. This summary is qualified in its entirety by the Separation Agreement, which is incorporated by reference in this document. Stockholders of Fortive and Altra are urged to read the Separation Agreement in its entirety. This summary of the Separation Agreement has been included to provide Fortive stockholders and Altra stockholders with information regarding its terms. The rights and obligations of the parties are governed by the express terms and conditions of the Separation Agreement and not by this summary or any other information included in this document. This summary is not intended to provide any other factual information about Altra, Merger Sub, Fortive or Newco. Information about Altra, Merger Sub, Fortive and Newco can be found elsewhere in this document and in the documents incorporated by reference into this document. See also “Where You Can Find More Information; Incorporation by Reference.”

The Separation

Transfer of Assets

Subject to the terms and conditions of the Separation Agreement at or prior to the Separation Time, Fortive will assign, transfer, convey and deliver to Newco all of Fortive’s and its applicable subsidiaries’ respective right, title and interest in, to and under all assets of the A&S Business, which are referred to herein as the “A&S Assets,” other than any assets held by any Direct Sales Entity, which assets will be conveyed to the Direct Sales Purchasers pursuant to the Merger Agreement. The A&S Assets include, subject to certain exceptions:

•	owned real property and leases to certain premises and all rights and interests of Fortive or any subsidiary of Fortive under such owned real property or leases;

•	all issued and outstanding capital stock of, or other equity or ownership interests in, the subsidiaries of Fortive that will be owned (directly or indirectly) by Newco immediately prior to the Separation Time, which subsidiaries are referred to herein as the “Newco Subs;”

•	all office equipment (including personal computers and mobile devices), furnishings, fixtures and other tangible assets and all of the machinery, equipment, tools, wires and vehicles, in each case, as used, or held for use, primarily in the operation of the A&S Business;

•	to the extent transferable, all of the permits granted to Fortive or any of its subsidiaries that are used, or held for use, primarily in the A&S Business (including any pending applications for such permits);

•	all rights to causes of action, lawsuits, judgments, claims, counterclaims, demands or enforcement rights of any kind of Fortive, its affiliates, Newco, any Newco Sub or any Direct Sales Entity (or any subsidiary of a Direct Sales Entity) against a Person to the extent such causes of action, lawsuits, judgments, claims, counterclaims, demands or enforcement rights relate to the A&S Business, an A&S Asset or an A&S Liability (as defined below) (provided that the party to which any such causes of action, lawsuits, judgments, claims, counterclaims, demands or enforcement rights primarily relate will control the applicable proceedings unless such party agrees in writing that the other party will control such proceedings);

•	inventories of materials, parts, raw materials, packaging materials, supplies, works-in-process, goods in transit, finished goods and products that are used, or held for use, primarily in the A&S Business;

•	all intellectual property rights owned by, licensed to or used by Fortive or its affiliates and primarily used in the A&S Business, including (y) the right to seek, recover and retain damages, costs, profits, injunctive relief and other remedies for any past or future infringement or misappropriation thereof and to register, prosecute, maintain or record any of such intellectual property rights and (z) all goodwill to the extent associated with the A&S Business in each case, in all countries in the world (collectively, the “Newco IP”);

•	all computer and other information technology systems, including hardware and documentation, reference and resource materials relating thereto, that are used, or held for use, primarily in the A&S Business (collectively, the “Newco IT Assets”);

•	all rights with respect to third-party warranties to the extent related to the A&S Assets;

•	rights, claims, benefits and interests under any contract that is primarily related to the A&S Business, including under any such contract that is primarily related to the A&S Business and that also relates to any other business or business function of Fortive or its subsidiaries;

•	all business records primarily related to the A&S Assets, the A&S Liabilities or the A&S Business, including with respect to employees who are to remain or become employees of Newco or the Newco Subs in connection with the Separation, as permitted by applicable law and solely to the extent determined to be necessary to comply in good faith with the terms of the Employee Matters Agreement, all books and records relating to the employment of such employees (including performance reviews, Forms I-9 and W-4, service credit records, vacation and other leave accrual/balance records, and all records relating to participation in any employee benefit election plans, including records in effect as of the closing of the Merger);

•	rights to enforce the confidentiality or assignment provisions of any confidentiality, non-disclosure or other similar contracts to the extent related to confidential information of the A&S Business;

•	all accounts receivable or unbilled receivables of the A&S Business, including all accounts receivable of Newco, the Newco Subs and the Direct Sales Entities (and the subsidiaries of the Direct Sales Entities);

•	all assets reflected as an “asset” on the unaudited and unadjusted balance sheet data of the A&S Business as of December 31, 2017 and any such assets acquired by or for Newco, any Newco Sub or any Direct Sales Entity (or any subsidiary of a Direct Sales Entity) after the date of such balance sheet that would have been reflected on such balance sheet had such assets been acquired on or before the date of such balance sheet, other than goodwill and intangible assets;

•	benefits of all prepaid expenses, including prepaid leases and prepaid rentals, trade accounts and other accounts and notes receivable to the extent related to or held for use in the operation of the A&S Business;

•	all rights of Newco, any Newco Sub and any Direct Sales Entity (and any subsidiary of a Direct Sales Entity) under the Separation Agreement, the Merger Agreement or any Ancillary Agreement;

•	all cash and cash equivalents in bank or other deposit accounts of Newco, any Newco Sub and any Direct Sales Entity (or any subsidiary of a Direct Sales Entity);

•	all rights to insurance policies in the name of or otherwise held by Newco, any Newco Sub or any Direct Sales Entity (or any subsidiary of a Direct Sales Entity); and

•	any and all other assets owned or held immediately prior to the Separation Time by Fortive or any of its subsidiaries that are not described in the list above and that are primarily used or held for use in the A&S Business and are not intellectual property rights or Excluded Assets (as defined below).

The Separation Agreement also identifies assets that are not A&S Assets, referred to herein as the “Excluded Assets,” and therefore will not be transferred to Newco or any Newco Sub as part of the Separation. The Excluded Assets include, subject to certain exceptions:

•	all cash and cash equivalents, and bank or other deposit accounts, of Fortive and its affiliates other than Newco, any Newco Sub or any Direct Sales Entity (or any subsidiary of a Direct Sales Entity);

•	certain patents, trademarks, copyrights and other intellectual property rights owned by Fortive or any subsidiary of Fortive, other than the Newco IP;

•	certain technology assets owned by Fortive or any subsidiary of Fortive, other the Newco IT Assets;

•	employment and personnel records of (y) employees who do not become employees of Newco or the Newco Subs and (z) employees who become employees of Newco or the Newco Subs, but the transfer of which is prohibited by law or any body representing such employees;

•	all rights to insurance policies or practices of Fortive and its affiliates (other than Newco, any Newco Sub or any Direct Sales Entity (or any subsidiary of a Direct Sales Entity)), any refunds paid or payable in connection with the cancellation or discontinuance of any such polices or practices and any claims made under such policies;

•	all rights to causes of action, lawsuits, judgments, claims, counterclaims or demands against a party other than Altra or its affiliates that do not relate to the A&S Assets or A&S Business;

•	certain financial and tax records and working papers of Fortive’s auditors;

•	other than rights to enforce certain confidentiality provisions that relate to confidential information of the A&S Business, records relating to the negotiation and consummation of the potential separation of the A&S Business;

•	rights and interests under any contract that is related to, but not primarily related to, the A&S Business under any contract, including under any contract that is not primarily related to the A&S Business;

•	all permits of Fortive or its affiliates other than those permits used, or held for use, primarily in the A&S Business;

•	all the issued and outstanding capital stock of, or other equity interests in, the subsidiaries of Fortive (other than Newco, any Newco Sub or any Direct Sales Entity (or any subsidiary of a Direct Sales Entity));

•	any and all assets that are expressly contemplated by any Ancillary Agreement as assets to be retained by or conveyed to Fortive or any subsidiary of Fortive (other than Newco, any Newco Sub or any Direct Sales Entity (or any subsidiary of a Direct Sales Entity));

•	assets listed on certain schedules to the Separation Agreement, including rights to the Fortive Business System; and

•	other than any A&S Asset or any other asset specifically listed or described in Separation Agreement or the schedules to the Separation Agreement, any other asset used, held for use in, or related to, businesses of Fortive other than the A&S Business.

Assumption of Liabilities

At the same time as the transfer of the A&S Assets to Newco or one or more Newco Subs (with certain exceptions), Newco or one or more Newco Subs will assume, perform, satisfy, discharge and fulfill when due and, to the extent applicable, comply with on a timely basis certain liabilities of the A&S Business described below and certain other liabilities described in the schedules to the Separation Agreement, in each case in accordance with their respective terms. These A&S Business liabilities, which Newco will assume and are referred to herein as the “A&S Liabilities,” specifically exclude the Excluded Liabilities (as defined below), but include, with certain exceptions:

•	liabilities that are expressly contemplated by the Separation Agreement, the Merger Agreement or any Ancillary Agreement as liabilities to be retained, assumed or retired by Newco, any Newco Sub, any Direct Sales Entity (or any subsidiary of a Direct Sales Entity) or any Direct Sales Purchaser, and all agreements, obligations and liabilities of any person at Newco, any Newco Sub, any Direct Sales Entity (or any subsidiary of a Direct Sales Entity) or any Direct Sales Purchaser under the Separation Agreement, the Merger Agreement or any Ancillary Agreement;

•	liabilities that relate to (w) the conduct and operation of the A&S Business, (x) the conduct and operation of any other business conducted by Newco, any Newco Sub or any Direct Sales Entity (or any subsidiary of a Direct Sales Entity) after the Separation Time, (y) the ownership, operation or use of any A&S Assets (other than those with respect to any business or entity owned or operated by the A&S Business, Newco, any Newco Sub or any Direct Sales Entity (or any subsidiary of a Direct Sales Entity) that has been divested or discontinued prior to the Separation Time) and (z) any warranty, product liability obligation or claim or similar obligation of the A&S Business;

•	to the extent relating to the A&S Business and the A&S Assets, subject to certain exceptions, liabilities that relate to (w) the release of hazardous materials from any real property owned or leased by Newco, any Newco Sub or any Direct Sales Entity (or any subsidiary of a Direct Sales Entity), (x) any violation or alleged violation of environmental laws, (y) any loss of life or injury due to asbestos exposure and (z) the off-site disposal, storage, transport, discharge or release of hazardous materials;

•	liabilities to the extent arising under the Newco contracts and the allocated portion of any Newco shared contract or any other contract that is assigned to Newco, any Newco Sub, any Direct Sales Entity (or any subsidiary of a Direct Sales Entity) or any Direct Sales Purchaser;

•	liabilities to the extent relating to leases for the A&S Assets;

•	customer deposits held by Fortive or any subsidiary of Fortive to the extent related to the provision of service by the A&S Business;

•	accounts payable to the extent relating to the construction or investment in the A&S Assets as of the effective time of the Merger;

•	tax liabilities that are allocated to Newco under the Tax Matters Agreement (see “Other Agreements—Tax Matters Agreement”);

•	liabilities for (x) indebtedness solely between or among Newco, the Newco Subs or the Direct Sales Entities (or any subsidiary of the Direct Sales Entities), (y) capital lease obligations of the A&S Business and (z) the debt to be incurred by Newco in connection with the Transactions; and

•	other than Excluded Liabilities, liabilities of Fortive or any subsidiary of Fortive to the extent relating to the ownership or use of the A&S Assets or the operation or the conduct of the A&S Business.

The Separation Agreement also identifies specific liabilities of Fortive or its subsidiaries that will not be assumed by Newco, any Newco Sub or any Direct Sales Entity (or any subsidiary of a Direct Sales Entity) as part of the Separation, which liabilities are referred to herein as the “Excluded Liabilities,” including the following liabilities:

•	liabilities that relate to (w) the release of hazardous materials from any real property owned or leased by Newco, any Newco Sub or any Direct Sales Entity (or any subsidiary of a Direct Sales Entity), (x) any violation or alleged violation of environmental laws, (y) any loss of life or injury due to asbestos exposure and (z) the off-site disposal, storage, transport, discharge or release of hazardous materials, in each case to the extent relating to (A) the ownership, operation or use of the Excluded Assets, (B) any business, operations or activities of Fortive or any of its subsidiaries not related to the A&S Business or (C) any business or entity owned by Fortive, any of its subsidiaries, the A&S Business, Newco, any Newco Sub or any Direct Sales Entity (or any subsidiary of a Direct Sales Entity) that has been divested or discontinued prior to the Separation;

•	liabilities for indebtedness of Fortive or its subsidiaries, other than (x) indebtedness solely between or among Newco, Newco Subs and/or the Direct Sales Entities (and the subsidiaries of the Direct Sales Entities), (y) capital lease obligations of the A&S Business and (z) the debt to be incurred by Newco in connection with the Transactions;

•	liabilities, costs or expenses incurred by or on behalf of Newco, any Newco Sub, Fortive, any subsidiary of Fortive or any Direct Sales Entity (or any subsidiary of a Direct Sales Entity) at or prior to the effective time of the Merger in connection with the transactions contemplated by the Separation Agreement, the Merger Agreement or any Ancillary Agreement;

•	tax liabilities that are allocated to Fortive under the Tax Matters Agreement (See “Other Agreements—Tax Matters Agreement”);

•	liabilities to the extent relating to (w) the conduct and operation of any business (other than the A&S Business) of Fortive or any of its subsidiaries, (x) the ownership, operation or use of any Excluded Asset, (y) the ownership or operation of any business or entity owned by Fortive, any of its subsidiaries, the A&S Business, Newco, any Newco Sub or any Direct Sales Entity (or any subsidiary of a Direct Sales Entity) that has been divested or discontinued prior to the Separation and (z) any warranty, product liability obligation or claim or similar obligation entered into, created or incurred in the course of business of the Fortive or any of its subsidiaries with respect to Fortive products or services;

•	liabilities to the extent arising under the allocated portion of any contract shared with Newco, any Newco Sub, any Direct Sales Entity (or any subsidiary of a Direct Sales Entity) or any Direct Sales Purchaser or any other contract that is assigned to Fortive or any of its subsidiaries;

•	liabilities that are expressly contemplated by the Separation Agreement or any Ancillary Agreement as liabilities to be retained, assumed or retired by Fortive or any subsidiary of Fortive, and all liabilities of Fortive or any subsidiary of Fortive under the Separation Agreement, the Merger Agreement or any Ancillary Agreement; and

•	liabilities to the extent arising under the ownership or use of the assets of Fortive or any of its subsidiaries (other than the A&S Assets) or the operation or conduct of the business of Fortive or any of its subsidiaries (other than the A&S Business).

Cash Reduction

Before the close of business on the day prior to the Distribution Date, Fortive may reduce the amount of cash exceeding certain agreed thresholds remaining in any accounts held by or in the name of Newco, any Newco Subs or any Direct Sales Entity (or any subsidiary of a Direct Sales Entity) as of the Separation Time.

Post-Closing Cash, Working Capital and Indebtedness Adjustments

The Separation Agreement provides for post-closing adjustments for each of the following, determined as of the close of business on the day prior to the Distribution Date:

•	the consolidated cash and cash equivalents of the A&S Business to the extent convertible by Newco or any of the Newco Subs or any Direct Sales Entity (or any subsidiary of a Direct Sales Entity) to cash within 10 business days;

•	the debt incurred or guaranteed by Newco, any Newco subsidiary or any Direct Sales Entity (or any subsidiary of a Direct Sales Entity)(other than any debt incurred in connection with the Transactions); and

•	the net working capital, as defined in the schedules to the Separation Agreement, of the A&S Business.

If the sum of (x) such cash and cash equivalents, less the amount of such debt, plus (y) the amount by which net working capital exceeds $110,000,000 is positive, then Newco will pay to Fortive an amount in cash equal to such sum. If the sum of (i) such cash and cash equivalents, less the amount of such debt, plus (ii) the amount by which net working capital is less than $95,000,000 is negative, then Fortive will pay to Newco an amount in cash equal to such sum.

Third Party Consents

As promptly as practicable after the signing of the Separation Agreement and for a period of 18 months following the closing of the Merger, the parties to the Separation Agreement will cooperate with each other and use their respective reasonable best efforts to obtain (x) the transfer, assignment or reissuance to Newco or a Newco Sub of, to the extent transferable, all of the permits granted to Fortive or any of its subsidiaries that are used, or held for use, primarily in the A&S Business, (y) the issuance to Newco or a Newco Sub of any other permits of Fortive or its affiliates that are necessary for the ownership or operation of the A&S Business or the A&S Assets and (z) all consents and governmental approvals to the extent necessary to consummate the transfer the A&S Business or the sale of the Direct Sales Entities. No party is required to make any payments, incur any liability or offer or grant any accommodation to any third party to obtain any such consents, approvals or issuances.

Deferred Assets; Subsequent Transfers

If the transfer of any A&S Assets or Excluded Assets requires any consents or approvals that have not been obtained at the Separation Time, the transfer of such asset will automatically be deferred (but will still be considered an A&S Asset or Excluded Asset, as applicable). The party retaining the deferred asset will hold the asset in trust for the benefit of the party entitled to the asset until the asset is transferred. During such time, the parties will use reasonable best efforts to make arrangements to place the party entitled to such asset in the same position as if the asset had been transferred as originally contemplated. As soon as the legal impediment to the transfer of the asset in question is removed, or the necessary consents and/or governmental approvals are obtained, the transfer will be effected pursuant to the terms of the Separation Agreement and/or applicable Ancillary Agreement. The obligations related to the transfer of deferred assets will survive for the duration of the term of the contract, if any, giving rise to the consent requirement.

Shared Contracts

Fortive will use reasonable best efforts to separate and cause Newco, any Newco Sub and/or any Direct Sales Entity (or any subsidiary of a Direct Sales Entity) to enter into new agreements with the counterparties to the Fortive shared contracts prior to the Separation. Upon such separation of a Fortive shared contract, the separated contract that is related to the A&S Business will be a Newco contract and the other separated contract will be an Excluded Asset. To the extent that Fortive is unable or the counterparties are unwilling to enter into agreements with respect to any Fortive shared contract, Fortive (or the applicable subsidiary of Fortive) will partially assign the A&S Business functions to Newco, the applicable Newco Sub or the applicable Direct Sales Entity (or the applicable Subsidiary of a Direct Sales Entity) in the manner agreed to by the parties. If such partial assignment is not possible, Fortive will use reasonable best efforts to provide for an alternative arrangement. Fortive (or the applicable subsidiary of Fortive) is not required to make any supplemental payments to any third party when providing such an alternative arrangement. Newco will cooperate with Fortive in connection with the entering into of any new agreement or partial assignment. The obligations related to Fortive’s use of reasonable best efforts to separate and assign Fortive shared contracts will terminate on the 18-month anniversary of the closing of the Merger, and the obligations related to Fortive’s use of reasonable best efforts to provide for alternative arrangements will survive for the duration of the term of the applicable contract.

Newco will use reasonable best efforts to separate and cause Fortive or any of its subsidiaries to enter into new agreements with the counterparties to the Newco shared contracts prior to the Separation. Upon such separation of a Newco shared contract, the separated contract that is related to the A&S Business will be a Newco contract and the other separated contract will be an Excluded Asset. To the extent that Newco is unable or the counterparties are unwilling to enter into agreements with respect to any Newco shared contract, Newco (or the applicable Newco Sub) will partially assign the non-A&S Business functions to Fortive or the applicable Fortive subsidiary in the manner agreed to by the parties. If such partial assignment is possible, Newco will use reasonable best efforts to provide for an alternative arrangement. Newco (or the applicable Newco Sub) is not required to make any supplemental payments to any third party when providing such an alternative arrangement. Fortive will cooperate with Newco in connection with the entering into of any new agreement or partial assignment. The obligations related to Newco’s use of reasonable best efforts to separate and assign Newco shared contracts will terminate on the 18-month anniversary of the closing of the Merger, and the obligations related to Newco’s use of reasonable best efforts to provide for alternative arrangements will survive for the duration of the term of the applicable contract.

Novations of Newco Contracts

Upon Fortive’s request, the parties will use reasonable best efforts to obtain the novation of any Newco contract specified by Fortive. None of Fortive (or the applicable subsidiary of Fortive) nor Newco, any Newco Sub, Altra or any Direct Sales Entity (or any subsidiary of a Direct Sales Entity) is required to make any payments to any third party when obtaining such novations. The obligations related to the novation of Newco contracts will terminate on the 18-month anniversary of the closing of the Merger.

Linked Bank Accounts

Fortive and Newco will use their commercially reasonable efforts to amend all contracts governing each bank and brokerage account owned by Newco, any Newco Sub or any Direct Sales Entity (or the applicable subsidiary of a Direct Sales Entity), so that such Newco accounts, if currently linked to any bank or brokerage account owned by Fortive or any of its subsidiaries are de-linked from such Fortive accounts.

Termination of Intercompany Agreements

Effective as of the Separation Time, Fortive and Newco will terminate all contracts (including any guarantee obligations) between Fortive and any subsidiary of Fortive (excluding Newco, any Newco Sub and any Direct Sales Entity (any subsidiary of a Direct Sales Entity)), on the one hand, and Newco, any Newco Sub and any Direct Sales Entity (any subsidiary of a Direct Sales Entity), on the other hand, except (v) the Merger Agreement, the Separation Agreement and the Ancillary Agreements, (w) any contracts or intercompany accounts solely between Newco, any Newco Subs and any Direct Sales Entity (and any subsidiary of a Direct Sales Entity), (x) any contract to which any person other than the parties to the Separation Agreement (or their affiliates) are a party, (y) any contracts between a subsidiary of Fortive that is in the business of selling or buying products or services to or from third parties and Newco, any Newco Sub or any Direct Sales Entity (or any subsidiary of a Direct Sales Entity) (and that is primarily related to the provision of such products or services and was or is entered into in the ordinary course of business and on arm’s-length terms) and (z) any contract that the Separation Agreement, the Merger Agreement or the Ancillary Agreements expressly contemplate will survive the Distribution Date. All loans between Fortive or any subsidiary of Fortive, on the one hand, and Newco, any Newco Sub or any Direct Sales Entity (or any subsidiary of a Direct Sales Entity), on the other hand, likewise will be terminated before the Distribution Date.

Guarantees

Prior to the Separation Time or as soon as practicable after, (y) Newco will (with the reasonable cooperation of the applicable member of the Fortive Group) use its reasonable best efforts to novate, assign or replace (including by inserting Altra as replacement guarantor) any Newco guarantee in order to remove or otherwise have released any member of the Fortive Group that is a guarantor of or obligor for any such Newco guarantee and (z) Fortive will (with the reasonable cooperation of the applicable member of the Newco group) use its reasonable best efforts to novate, assign or replace (including by inserting Fortive as replacement guarantor) any Fortive guarantee in order to remove or otherwise have released any member of the Newco group that is a guarantor of or obligor for any such Fortive guarantee. No party will be obligated to pay any consideration to any third party from whom any such guarantee release is requested (unless such party is fully reimbursed or otherwise made whole by the requesting party).

Following the closing of the Merger, if the parties were unable to obtain a guarantee release prior to the closing of the Merger, the other party will (x) continue to use its reasonable best efforts to obtain a guarantee release, (y) indemnify, defend and hold harmless the other party and its affiliates against, and reimburse such party and its affiliates for, any losses of such party and its affiliates incurred by them because such party or its affiliate is required to make any payment under any such Fortive guarantee or Newco guarantee, as applicable, and (z) agree not to renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, guarantee, lease, contract or other obligation for which the other party or member of such party’s group is or may be liable, without the prior written consent of such other party, unless all obligations of such other party and the other members of such party’s group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such party. Each party’s reasonable best efforts with respect to these obligations shall not require such party to take any action that would be reasonably expected to expose it or any other member of its group to any incremental expenses or losses of benefits.

Resignations

At or prior to the Distribution Date, Fortive will use its reasonable best efforts to cause each employee and director of Fortive or any subsidiary of Fortive who will not be employed by Newco or a Newco Sub to resign, effective no later than the Distribution Date, from all boards of directors or similar governing bodies of Newco or any Newco Sub, and from all positions as officers of Newco or any Newco Sub.

Insurance

Prior to the effective time of the Merger, Newco, the A&S Assets and the A&S Business will continue to be covered under insurance policies of Fortive or the subsidiaries of Fortive. Following the effective time of the Merger, Newco, the A&S Assets and the A&S Business will no longer be covered under the insurance policies of Fortive or the subsidiaries of Fortive. Newco or any subsidiary of Newco will have the right to access occurrence-based coverage (to the extent such coverage exists) for claims asserted after the effective time of the Merger but arising out of an occurrence prior to the effective time of the Merger.

Following the Distribution Date, members of the Newco group will have no rights or claims with respect to any captive insurance company of Fortive or any of its affiliates or any fronted insurance program maintained by Fortive or any of its affiliates that is not a “risk transfer” insurance program.

Conditions to the Separation

The obligations of Fortive to effect the Separation pursuant to the Separation Agreement are subject to fulfillment (on or before the Separation Date) or waiver (which waiver will require the written consent of Altra unless the Merger Agreement has been terminated), at or prior to the Separation Date, of each condition (other than those conditions that by their nature are to be satisfied contemporaneously with the Newco Transfer, the Distribution and/or the Merger, so long as such conditions are capable of being satisfied at such time) to each party’s respective obligations to effect the Merger as described in the Merger Agreement and Altra’s confirmation that the marketing period for the debt financing to be incurred in connection with the Transactions has ended.

The Distribution

The Separation Agreement provides that Fortive may, in its sole discretion, elect to effect the Distribution (x) as a spin-off, which is a dividend of shares of Newco common stock to Fortive stockholders on a pro rata basis, (y) as an exchange offer, which is an offer to exchange shares of Newco common stock for outstanding shares of Fortive common stock, or (z) as a combination of a spin-off and an exchange offer with or without a clean-up spin-off, which is the distribution by Fortive, pro rata to its stockholders, of any unsubscribed shares of Newco common stock immediately following the consummation of an exchange offer. Fortive will provide written notice to Altra of the form of the Distribution no later than 30 days prior to the anticipated closing of the Merger. In the event that Fortive elects to effect the Distribution as an exchange offer, the prior written notice requirement to Altra does not prohibit Fortive from effecting a spin-off or clean-up spin-off if the Exchange Offer is not fully subscribed.

Conditions to the Distribution

The obligations of Fortive to effect the Distribution pursuant to the Separation Agreement are subject to fulfillment (on or before the Separation Date) or waiver (which waiver will require the written consent of Altra unless the Merger Agreement has been terminated) of each of the following conditions:

•	the A&S Business, A&S Assets and A&S Liabilities have been transferred to Newco and the Excluded Assets and Excluded Liabilities have been transferred to or remain with a member of the Fortive Group (other than Newco or a Newco Sub);

•	each material governmental approval required in connection with the Internal Restructuring or any transaction contemplated by the Separation Plan has been obtained and is in full force and effect; and

•	each of the conditions to Fortive’s obligations to effect the Merger has been satisfied or waived (other than those conditions that by their nature are to be satisfied contemporaneously with the Distribution and/or the Merger, so long as such conditions are capable of being satisfied at such time).

Altra Guarantee

Following the effective time of the Merger, Altra guarantees the obligations of Newco and the Newco Subs to Fortive under the Separation Agreement and the Ancillary Agreements.

Additional Covenants

Each of Fortive and Newco has undertaken specified covenants in the Separation Agreement restricting the conduct of their respective businesses and committing them to take specified actions. You are urged to read carefully the sections of the Separation Agreement entitled “Access to Information” and “Additional Agreements.” The more significant of these covenants discuss:

•	confidentiality and access by each party to confidential information (including making witnesses available) in the possession or control of the other party;

•	treatment by each party of privileged information;

•	the removal of tangible A&S Assets located at any facilities of Fortive or any subsidiaries of Fortive (other than Newco or any subsidiary of Newco);

•	receipt by one party of mail, packages and other communications properly belonging to another party; and

•	certain obligations in connection with transfers of real property of the A&S Business.

Mutual Releases; Indemnification

Release of Pre-Distribution Date Claims

Subject to specified exceptions, each of Newco and Fortive agreed to release the other party and its respective subsidiaries, stockholders, directors, partners, managers, managing members, officers, agents or employees from any and all liabilities, whether arising under any contract or by operation of law or otherwise, including in connection with the transactions and all other activities to implement the Separation:

•	existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur on or before the effective time of the Merger; or

•	arising from any conditions existing or alleged to have existed on or before the effective time of the Merger.

The mutual release is subject to specified exceptions set forth in the Separation Agreement, including with respect to any indemnification to which a director, officer, manager, employee or agent of Fortive, Newco or any of their subsidiaries is entitled, if such individual was entitled to a right of indemnification under the organizational documents of Newco or any subsidiary of Newco or pursuant to a contract.

Indemnification

Except as otherwise provided in the Merger Agreement or any Ancillary Agreement, Newco and each member of the Newco group, on a joint and several basis, agreed to indemnify Fortive from and against all losses, liabilities, damages, penalties, judgments, assessments, costs, expenses and interests that relate to any of the following:

•	the A&S Liabilities;

•	any breach by Newco or any Newco Sub of any obligations under the Separation Agreement or the Ancillary Agreements after the effective time of the Merger;

•	any breach by Altra or any of its affiliates of any covenant of Altra under the Merger Agreement, which by its terms is to be performed after the effective time of the Merger; and

•	any breach by Altra or any of its affiliates of the representations and warranties made by Altra under the Merger Agreement regarding the information to be supplied by or on behalf of Altra for inclusion or incorporation by reference in the Altra Form S-4 Registration Statement or the Newco Registration Statements.

Except as otherwise provided in the Merger Agreement or any Ancillary Agreement, Fortive has agreed to indemnify Newco from and against all losses, liabilities, damages, penalties, judgments, assessments, costs, expenses and interests that relate to any of the following:

•	the Excluded Liabilities;

•	any breach by Fortive or any subsidiary of Fortive of any obligations under the Separation Agreement or the Ancillary Agreements on or after the Separation Time;

•	any breach by Fortive or any of its affiliates of any covenant of Fortive under the Merger Agreement, which by its terms is to be performed after the effective time of the Merger;

•	any breach of the representation and warranties set forth in certain sections of the Merger Agreement with respect to the capitalization of Newco and the other A&S Companies, information to be supplied by or on behalf of Fortive or Newco for inclusion or incorporation by reference in the Altra Form S-4 Registration Statement or the Newco Registration Statements, title to and sufficiency of the A&S Assets and the absence of brokers;

•	a certain intellectual property licensing matter listed on the schedules to the Separation Agreement;

•	any breach by Fortive of the covenant set forth in section 6.9 of the Separation Agreement related to information technology systems; and

•	any liabilities that are not reflected as a “liability” on the unaudited and unadjusted balance sheet data of the A&S Business as of December 31, 2017, but are reflected in the accounts of Fortive or a Fortive subsidiary at December 31, 2017 and under GAAP are “pushed down” to the A&S Business.

Survival

Subject to certain exceptions, a party’s ability to make a claim for indemnification related to the breach of any representation and warranty made under the Merger Agreement will terminate after the end of the applicable survival period under the terms of the Merger Agreement. Altra’s right to make a claim for indemnification related to a certain intellectual property licensing matter listed on the schedules to the Separation Agreement and any breach by Fortive of the covenant related to intellectual property systems survives for three years following the closing of the Merger. Altra’s right to make a claim for indemnification related to any liabilities that are not reflected as a “liability” on the unaudited and unadjusted balance sheet data of the A&S Business as of December 31, 2017 but are “pushed down” survives for fifteen months following the closing of the Merger. In the event that notice of any claim for indemnification related to the breach of any representation and warranty made under the Merger Agreement is given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim will survive until such time as such claim is finally resolved.

Limitations

The obligations of Fortive and the Newco group to indemnify each other are subject to certain deductible, de minimis and cap amounts specified in the Separation Agreement. You are urged to read carefully the section of the Separation Agreement entitled “Mutual Release; Indemnification—Limitations on Indemnification.”

Indemnification Obligations Net of Proceeds from Third Parties

Any liability that is subject to indemnification or contribution pursuant to the Separation Agreement will be net of any proceeds actually received by the indemnitee from any third party for indemnification for such liability (referred to as third-party proceeds). An indemnitee must use commercially reasonable efforts to seek to collect or recover any third-party proceeds in connection with any liability for which the indemnitee seeks indemnification or contribution.

Amendments and Waivers

The Separation Agreement may be amended and any provision may be waived only by writing signed by the parties to the Separation Agreement, in the case of an amendment, or the party waiving the provision, in the case of a waiver. In addition, unless the Merger Agreement has been terminated in accordance with its terms, any such amendment or waiver will be subject to the written consent of Altra.

Termination

Prior to the closing of the Merger, the Separation Agreement will terminate without any further action upon termination of the Merger Agreement. In the event of such termination, no party will have any further liability to the other party, except as provided in the Merger Agreement.

DEBT FINANCING

Overview

On March 7, 2018, in connection with their entry into the Merger Agreement, Altra and Newco entered into separate commitment letters with Goldman Sachs Bank USA pursuant to which Goldman Sachs Bank USA agreed to provide debt financing in connection with the Transactions. On March 28, 2018, (i) the commitment letter with Altra was amended and restated to add JPMorgan Chase Bank, N.A., Wells Fargo Securities, LLC (“WFS”), Wells Fargo Bank, National Association (“Wells”), Citigroup Global Markets Inc. (“CGMI”), UBS Securities LLC (“UBSS”), UBS AG, Stamford Branch (“UBS Stamford”), HSBC Securities (USA) Inc. (“HSI”), HSBC Bank USA, National Association (“HSBC Bank”), The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“MUFG”), BMO Harris Bank N.A. (“BMO Harris”), Bank of Montreal (“Bank of Montreal”), BMO Capital Markets Corp. (“BMOCM” and together with BMO Harris, and Bank of Montreal, “BMO”), Citizens Bank, N.A. (“Citizens”), Royal Bank of Canada (“Royal Bank”), RBC Capital Markets (“RBCCM”), The Toronto-Dominion Bank, New York Branch (“TDNY”), TD Securities (USA) LLC (“TD Securities”), TD Bank, N.A. (“TD Bank”) and U.S. Bank National Association (“US Bank” ) (such financial institutions, together with Goldman Sachs Bank USA, the “Altra Commitment Parties”), as additional commitment parties and (ii) the commitment letter with Newco was amended and restated to add UBSS, UBS Stamford, CGMI, WFS, Wells, HSI and HSBC Bank, MUFG, BMO, Citizens, Royal Bank, RBCCM, TDNY and TD Securities (such financial institutions, together with Goldman Sachs Bank USA, the “Newco Commitment Parties”), as additional commitment parties (a reference herein to “Commitment Parties” shall be a reference to the Altra Commitment Parties and/or the Newco Commitment Parties, as applicable) (each commitment letter, as further amended, restated, modified or otherwise supplemented through the date hereof, the “Altra Commitment Letter” and the “Newco Commitment Letter” respectively and, collectively, the “Commitment Letters”). The obligations of the applicable commitment parties under each of the Commitment Letters is subject to customary conditions, including, among others, (a) the accuracy of certain representations and warranties, (b) the absence of any material adverse effect and (c) the contemporaneous consummation of the Transactions. Commitments under each of the Commitment Letters will terminate on the End Date (as defined in, and as it may be extended pursuant to, Section 8.01(b) of the Merger Agreement) unless the Transactions have been consummated (or the Merger Agreement terminated) prior to such date. The following is a description of the principal terms and provisions of the Commitment Letters as in effect on the date hereof.

In connection with the Transactions, Altra and Newco expect to engage in the following financing activities:

•	the entry (a) by Altra into a new senior secured term loan B credit facility in an aggregate principal amount of up to $1,340,000,000 (the “Altra Term Loan B Facility”), the proceeds of which will be used, together with cash on hand of Altra or its subsidiaries (if necessary), to, among other things, (i) consummate the Direct Sales, (ii) repay in full and extinguish all outstanding indebtedness for borrowed money under Altra’s existing revolving credit facility under the Second Amended and Restated Credit Agreement, dated as of October 22, 2015, among Altra and certain of its subsidiaries, as borrowers, JPMorgan Chase Bank, N.A., as administrative agent and the lenders, other agents and other parties party thereto from time to time (as amended, amended and restated, supplemented or otherwise modified through the date hereof) and (iii) pay certain fees, costs and expenses in connection with the consummation of the Transactions and (b) by Altra (and at Altra’s option, Altra Industrial Motion Netherlands B.V. and any other wholly-owned direct and indirect subsidiaries of Altra to be agreed, collectively with Altra, the “Altra Co-Borrowers”) into a new senior secured revolving credit facility in an aggregate principal amount of up to $300,000,000 (the “Altra Revolving Credit Facility” and, together with the Altra Term Loan B Facility, the “Altra Facilities”).

•

Newco expects, on or prior to the Distribution Date, to (1) issue senior unsecured notes (“Notes”) in a Rule 144A or other private placement (A) in an aggregate principal amount equal to the Basis Amount which will be used to pay the Cash Dividend and (B) if Fortive determines that the Debt Exchange is not reasonably likely to be consummated in an amount equal to the Above-Basis Amount at the time of the Distribution and elects to receive cash from Newco in lieu of the Newco Securities, in an aggregate principal amount equal to the Above-Basis Amount and (2) issue to Fortive the Newco Securities, which will in turn be exchanged by Fortive with the Debt Exchange Parties pursuant to the Debt Exchange (unless, Fortive determines that the Debt Exchange is not reasonably likely to be consummated in an amount equal to the Above-Basis Amount at the time of the Distribution and elects to receive cash from Newco in lieu of the Newco Securities). All of the Notes and the Newco Securities are expected to have a term of at least seven years and to be subject to customary covenants and other terms and conditions that are consistent in all material respects with market practice for comparable issuers. The Newco Securities and the Notes are expected to be guaranteed by Altra after consummation of the Merger. Pursuant to the Newco Commitment Letter, the Newco Commitment Parties have committed to provide Newco with a $400 million senior unsecured bridge facility that may be borrowed by Newco in lieu of issuing the Notes and the Newco Securities.

As a result of these financing activities, Altra’s level of indebtedness will increase after the consummation of the Transactions. For a discussion of Altra’s liquidity and capital resources after the consummation of the Transactions, see “Information on Altra—Altra’s Liquidity and Capital Resources After the Transactions.”

Altra Term Loan B Facility

Pursuant to the Altra Commitment Letter, subject to certain customary conditions, the Altra Commitment Parties agreed to provide to Altra the Altra Term Loan B Facility consisting of senior secured term loans in an aggregate principal amount of up to $1,340,000,000 to be used by Altra to consummate the Transactions. See “Debt Financing—Overview.” The full amount of the Altra Term Loan B Facility must be drawn in a single drawing on the closing date of the Transactions, and amounts borrowed under the Altra Term Loan B Facility may not be reborrowed. The Altra Commitment Letter provides that the terms of the Altra Term Loan B Facility will be finalized in a credit agreement (the “Altra Credit Agreement”) and related documentation to be entered into prior to the closing of the Merger.

The Altra Term Loan B Facility will mature seven years after the date of the consummation of the Transactions and will amortize in equal quarterly installments in an aggregate annual amount equal to 1.00% of the original principal amount of the Altra Term Loan B Facility borrowed on the closing date of the Merger.

Altra will pay interest on the unpaid principal amount of term loans under the Altra Term Loan B Facility at a rate per annum equal to a “Base Rate” or “LIBOR rate” plus an interest rate margin determined by reference to a pricing grid based upon achievement and maintenance of a senior secured net leverage ratio to be set forth in the Altra Credit Agreement.

Prepayments

The Altra Commitment Letter provides that voluntary prepayments of loans under the Altra Term Loan B Facility may be made at any time, subject to customary notice provisions, without premium or penalty (except as described in the following sentence); provided that voluntary prepayments of LIBOR term loans made on a date other than the last day of an interest period applicable thereto will be subject to customary breakage costs. Altra will pay a prepayment premium in connection with any repricing event with respect to all or any portion of the Altra Term Loan B Facility that occurs on or before the date that is six months after the closing date of the Merger, in an amount equal to 1.00% of the principal amount of the Altra Term Loan B Facility subject to such repricing event.

In addition, loans under the Altra Term Loan B Facility will be required to be prepaid with (i) beginning with the first full fiscal year following the closing date of the Merger, 50% of Altra’s consolidated excess cash flow, with reductions to 25% and 0% based upon achievement and maintenance of a senior secured net leverage ratio that is 0.50x and 1.00x less than Altra’s senior secured net leverage ratio as of the closing date of the Merger (pro forma for the Transactions), respectively, subject to customary exceptions to be set forth in the Altra Credit Agreement and (ii) 100% of the net cash proceeds of all asset sales and other dispositions of property, subject to customary reinvestment rights, and all issuances, offerings or placements of debt, in each case, by Altra, Newco and their respective restricted subsidiaries, subject to certain customary exceptions.

Covenants

Altra and its restricted subsidiaries (including after the Merger, Newco and its restricted subsidiaries) will be subject to customary affirmative and negative covenants in connection with the Altra Term Loan B Facility, including limitations on:

•	debt and preferred stock;

•	liens;

•	mergers, consolidations, liquidations, dissolutions and asset sales;

•	investments, loans, advances, guarantees and acquisitions;

•	speculative swaps and hedging arrangements;

•	dividends or other distributions on capital stock, redemptions and repurchases of capital stock and prepayments, redemptions and repurchases of junior lien secured and subordinated debt;

•	transactions with affiliates;

•	restrictions on liens and other restrictive agreements;

•	amendments of the operative documents related to junior debt agreements and organizational documents; and

•	changes in fiscal year.

The Altra Term Loan B Facility will not be subject to any financial maintenance covenants.

Guarantee and Security

Obligations under the Altra Term Loan B Facility will be unconditionally guaranteed, on a joint and several basis, by each direct or indirect, wholly-owned domestic subsidiary of Altra, subject to customary exceptions, from time to time (collectively, the “Altra Guarantors”), including, following the Merger, Newco and its direct and indirect, wholly-owned domestic subsidiaries, subject to customary exceptions (collectively, the “Newco Guarantors” and, together with the Altra Guarantors, the “Guarantors”).

Obligations under the Altra Term Loan B Facility will be secured on a first-priority basis (and pari passu with the Altra Revolving Credit Facility) by substantially all of the assets of Altra and each Guarantor, subject to customary exceptions.

Events of Default

Events of default under the Altra Term Loan B Facility will be limited to the following (with customary qualifications and exceptions):

•	nonpayment of principal, interest, fees or other amounts;

•	inaccuracy of representations and warranties;

•	violation of covenants;

•	cross default and cross acceleration;

•	voluntary and involuntary bankruptcy or insolvency proceedings;

•	inability to pay debts as they become due;

•	material judgments;

•	ERISA events;

•	actual or asserted invalidity of security documents or guarantees; and

•	change in control.

An immediate event of default will occur upon (i) a failure to consummate the Merger immediately following the initial funding of the Altra Facilities, (ii) a failure by the subsidiaries of Altra required to become Guarantors as of the closing date to guarantee the Altra Facilities immediately following the Merger or (iii) a failure by Altra or the Altra Guarantors to grant a security interest in substantially all their respective assets to secure the Altra Facilities immediately following the Merger.

A breach of the Financial Maintenance Covenants (defined below) will only result in an event of default with respect to the Altra Term Loan B Facility if the lenders under the Altra Revolving Facility have, as a result of such breach, terminated all commitments under the Altra Revolving Credit Facility and declared all obligations thereunder to be immediately due and payable and such declaration or termination has not been rescinded.

Altra Revolving Credit Facility

Pursuant to the Altra Commitment Letter, subject to certain customary conditions, the Altra Commitment Parties agreed to provide to the Altra Co-Borrowers the Altra Revolving Credit Facility, to be used by the Altra Co-Borrowers for working capital and general corporate purposes on or after the closing date of the Merger. See “Debt Financing—Overview.”

The Altra Commitment Letter provides that up to $50,000,000 of loans under the Altra Revolving Credit Facility may be incurred on the closing date of the Merger to finance the Transactions and that additional loans under the Altra Revolving Credit Facility in an amount to be set forth in the Altra Credit Agreement may be incurred on the closing date of the Transactions for working capital and general corporate purposes. Amounts repaid under the Altra Revolving Credit Facility may be reborrowed at any time prior to the maturity of the Altra Revolving Credit Facility, subject to conditions and limitations to be specified in the Altra Credit Agreement and related documentation.

The Altra Commitment Letter provides that obligations under Altra Revolving Credit Facility will mature five years after the closing date of the Transactions. The Altra Revolving Credit Facility will not amortize.

Altra will pay interest on the unpaid principal amount of each loan under the Altra Revolving Credit Facility at a rate per annum equal to a “Base Rate,” “LIBOR rate” or “EURIBOR rate” plus an interest rate margin determined by reference to a pricing grid based upon achievement and maintenance of senior secured net leverage ratios to be set forth in the Altra Credit Agreement.

A commitment fee of 0.375% per annum will be payable on the undrawn portion of the commitments in respect of the Altra Revolving Credit Facility, payable quarterly in arrears after the closing of the Merger and upon termination of the commitments under the Altra Revolving Credit Facility, subject to a step-down to 0.25% per annum based upon achievement and maintenance of a senior secured net leverage ratio to be set forth in the Altra Credit Agreement.

Commitment Reductions

The Altra Credit Agreement will provide, subject to certain conditions, that commitments under the Altra Revolving Credit Facility may be permanently reduced at any time.

Covenants

Under the Altra Revolving Credit Facility, the Altra Co-Borrowers and their respective subsidiaries will be subject to the same customary affirmative and negative covenants applicable to the Altra Term Loan B Facility. See “—Altra Term Loan B Facility—Covenants.”

In addition, the Altra Revolving Credit Facility will have a maximum consolidated senior secured net leverage ratio covenant, with stepdowns to be set forth in the Altra Credit Agreement, and a minimum consolidated cash interest coverage ratio, each of which will be tested as of the last day of each fiscal quarter for so long as the Altra Revolving Credit Facility remains in effect (the foregoing financial covenants, the “Financial Maintenance Covenants”).

Guarantee and Security

Obligations under the Altra Revolving Credit Facility will be guaranteed, on a joint and several basis, and secured, on a first-priority basis (and pari passu with the Altra Term Loan B Facility), on the same terms and by the same parties as those which guarantee and secure obligations under the Altra Term Loan B Facility. See “—Altra Term Loan B Facility—Guarantee and Security.”

Events of Default

The same events of default will apply to the Altra Revolving Credit Facility as will apply to the Altra Term Loan B Facility. See “—Altra Term Loan B Facility—Events of Default”; provided that with respect to the Financial Maintenance Covenants, a breach will only result in an event of default with respect to the Altra Term Loan B Facility if the lenders under the Altra Revolving Facility have, as a result of such breach, terminated all commitments under the Altra Revolving Credit Facility and declared all obligations thereunder to be immediately due and payable and such declaration or termination has not been rescinded.

Newco Securities

The Merger Agreement and the Separation Agreement contemplate the issuance of the Newco Securities by Newco to Fortive immediately prior to the Distribution. The Newco Securities are expected to have a maturity date of not less than seven years and not more than eight years and are expected to be callable after five years from issuance. It is currently expected that Newco will issue approximately $250 million in aggregate principal amount of Newco Securities (subject to increase to account for customary underwriting fees). In addition, the Newco Securities are expected to have an effective yield (without taking into account underwriters’ fees and commissions) not to exceed an agreed cap (unless Altra in its sole discretion agrees otherwise) and to be subject to customary covenants and other terms and conditions for issuers of comparable creditworthiness. After the consummation of the Merger, the Newco Securities are also expected to be guaranteed by Altra and its direct or indirect, wholly-owned domestic subsidiaries. Other terms of the Newco Securities will be established in accordance with the terms of the Merger Agreement and the Separation Agreement. If the Debt Exchange is consummated, the Newco Securities may be exchanged by Fortive on or about the closing date of the Merger with investment banks and/or commercial banks in exchange for existing debt securities, loans and/or commercial paper, or a combination thereof, of Fortive. See “—Debt Exchange.”

Debt Exchange

Fortive expects to exchange the Newco Securities on or about the closing date of the Merger with one or more investment banks and/or commercial banks in exchange for outstanding Fortive indebtedness, which may include debt securities, loans and/or commercial paper, or a combination thereof. The Newco Securities are subsequently expected to be sold by the investment banks and/or commercial banks, or their affiliates, to third-party investors. If Fortive determines that the Debt Exchange is not reasonably likely to be consummated at the time of the Distribution, Fortive may elect to receive the Newco Securities in any event or may elect to receive cash from Newco in lieu of the Newco Securities as described under “The Merger Agreement—Debt Exchange.”

Newco Notes

Newco expects to issue Notes having an aggregate principal amount of up to $150 million, together with any proceeds of the Bridge Facility (as defined below) in the event Newco is unable to issue all or any portion of the Notes at or prior to the Distribution, to finance the Cash Dividend and to make payments in connection with the Transactions. Additionally, if Fortive determines that the Debt Exchange is not reasonably likely to be consummated in an amount equal to the Above-Basis Amount at the time of the Distribution and elects to receive cash from Newco in lieu of the Newco Securities, Newco may issue additional Notes in an aggregate principal amount equal to the Above-Basis Amount. The Notes would carry an interest rate based on then current market conditions at the time of issuance. Fortive anticipates that the instruments governing the Notes would contain customary covenants for issuers of comparable creditworthiness. To the extent Newco does not issue and sell the Notes in the full amount described above, Newco expects to incur senior unsecured bridge loans on the terms, and subject to the conditions, in the Newco Commitment Letter. The exact terms, materials and interest rate of the Notes will be subject to market and other conditions. There can be no assurance if or when Newco will issue the Notes and the terms of such securities. The Newco Securities and the Notes may be fungible.

Bridge Facility

Pursuant to the Newco Commitment Letter, subject to certain customary conditions, the Newco Commitment Parties agreed to provide to Newco a senior unsecured bridge loan facility (the “Bridge Facility”) of up to $400 million. The proceeds of the Bridge Facility will be available in a single draw to be used to pay (i) all or any portion of the Cash Dividend in the event Newco is unable to issue Notes in an amount equal to the Basis Amount at or prior to the Distribution, (ii) any additional cash dividend to Fortive if Fortive determines that the Debt Exchange is not reasonably likely to be consummated at the time of the Distribution and elects to receive cash in lieu of the Newco Securities but Newco is unable to issue Notes in an amount equal to the Above-Basis Amount at or prior to the Distribution and (iii) fees, costs and expenses in connection with the Transactions. Interest under the Bridge Facility will initially equal a LIBOR-based rate, plus an initial interest rate margin, increasing every three months thereafter by an additional 0.50% up to a cap.

Loans under the Bridge Facility that are not paid in full on or prior to the first anniversary of the incurrence thereof will, except under limited circumstances, be converted into extended term loans maturing eight years after the date the loans under the Bridge Facility are incurred. After such a conversion, the holders of outstanding extended term loans may choose, subject to certain limitations, to exchange their extended term loans for senior exchange notes that mature eight years after the date the loans under the Bridge Facility are incurred.

Guarantee

The Bridge Facility is expected to be guaranteed by Altra and each subsidiary of Altra that guarantee the Altra Facilities. The obligations under the Bridge Facility will be unsecured.

Commitment Reductions and Prepayments

Subject to certain conditions and exceptions, the commitments in respect of the Bridge Facility will be permanently reduced in an amount equal to (i) the gross cash proceeds actually received by Newco from the issuance of Newco Securities on or prior to the Distribution Date and (ii) the principal amount of any Newco Securities issued to Fortive and then transferred to the Debt Exchange Parties pursuant to the Debt Exchange.

The Newco Commitment Letter provides that voluntary prepayments of loans under the Bridge Facility may be made at any time, on three business days’ notice in the case of a prepayment of LIBOR loans or one business day’s notice in the case of a prepayment of Base Rate loans, without premium or penalty, in minimum principal amounts to be agreed; provided that voluntary prepayments of LIBOR loans made on a date other than the last day of an interest period applicable thereto will be subject to customary breakage costs.

In addition, loans under the Bridge Facility will be prepaid with 100% of the net cash proceeds of all asset sales and other dispositions of property, subject to any requirement to prepay the Altra Term Loan B Facility and customary reinvestment rights, and all issuances, offerings or placements of debt, in each case, by Altra, Newco and their respective restricted subsidiaries, subject to certain customary exceptions.

Covenants

The definitive documentation with respect to the Bridge Facility is expected to contain customary representations and affirmative and negative covenants of Newco, Altra and their respective restricted subsidiaries, including incurrence-based negative covenants that are usual and customary for publicly traded high yield securities; provided that prior to the date the loans under the Bridge Facility are converted into extended term loans, the debt, lien, restricted payments and investments covenants under the Bridge Facility will be more restrictive than those customary for publicly traded high yield securities and those applicable to the extended term loans and the senior exchange notes.

The Bridge Facility will not be subject to any financial maintenance covenants.

Events of Default

The definitive documentation with respect to the Bridge Facility is expected to contain the following events of default (subject to customary grace periods, qualifications and exceptions): nonpayment of principal, interest or other amounts; violation of covenants; inaccuracy of representations or warranties; cross default (including cross-default to the Altra Facilities, but, with respect to a financial covenant event of default under the Altra Facilities, only if the lenders thereunder have terminated all commitments and have accelerated all outstanding obligations) and cross acceleration; voluntary and involuntary bankruptcy or insolvency proceedings; inability to pay debts as they become due; material judgments; ERISA events; actual or asserted invalidity of the Bridge Facility or guarantees thereof; and change of control.

OTHER AGREEMENTS

The following is a summary of the material provisions of the Employee Matters Agreement, the Tax Matters Agreement, the Transition Services Agreement and the IP License Agreement. This summary is qualified in its entirety by the Employee Matters Agreement, Tax Matters Agreement, Transition Services Agreement, and IP License Agreement, which are incorporated by reference in this document. Stockholders of Fortive and Altra are urged to read these agreements in their entirety. This summary of such agreements has been included to provide Fortive stockholders and Altra stockholders with information regarding their terms. The rights and obligations of the parties are governed by the express terms and conditions of such agreements and not by this summary or any other information included in this document. This summary is not intended to provide any other factual information about Altra, Merger Sub, Fortive or Newco. Information about Altra, Merger Sub, Fortive and Newco can be found elsewhere in this document and in the documents incorporated by reference into this document. See also “Where You Can Find More Information; Incorporation by Reference.”

Employee Matters Agreement

The Employee Matters Agreement generally allocates between the parties the pre-and post-closing liabilities in respect of the employees and independent contractors of the A&S Business transferring to Newco and establishes certain requirements relating to compensation and benefits of the transferring employees after the effective time of the Merger.

Identification of Newco Employees and Newco Independent Contractors

Newco Employees transferring to Altra will generally include each employee of any member of the Fortive Group or the Newco Group who is employed as of the Separation Date and is either: (i) exclusively or primarily engaged in the A&S Business or (ii) necessary for the ongoing operation of the A&S Business following the Separation Date, in each case, as determined by Fortive in good faith, subject to Altra’s timely review and consultation with Fortive, and identified to Altra no later than 45 days prior to the Separation Date. Notwithstanding the foregoing, Fortive and Altra may agree in writing no later than 45 days prior to the Separation Date to exclude certain employees or groups of employees who would otherwise be covered by these criteria from being designated as Newco Employees.

Employees who satisfy the foregoing criteria but who are not actively at work at the effective time of the Merger as a result of a disability or an approved leave of absence will become Newco Employees only if and when they return to active employment within six months after the effective time of the Merger (or such longer period as may be required by law).

Newco Independent Contracts transferring their services to Altra will generally include each independent contractor of any member of the Newco Group who is actively providing services as of the Separation Date and is either: (i) exclusively or primarily engaged in the A&S Business or (ii) necessary for the ongoing operation of the A&S Business following the Separation Date.

General Allocation of Liabilities

Newco will generally assume: (i) all liabilities under all Fortive benefit arrangements relating to Newco Employees, whenever incurred, unless explicitly retained by Fortive, (ii) all liabilities arising out of, relating to or resulting from the employment, service, termination of employment or termination of service of all Newco Employees and Newco Independent Contractors to the extent arising out of, relating to or resulting from such individuals’ service to the A&S Business and (iii) all severance liabilities arising out of, relating to or resulting from the failure of certain non-U.S. employees to transfer employment to a member of the Newco Group that arise because of a breach of the Employee Matters Agreements by Altra.

Fortive will generally retain: (i) all liabilities under all Fortive benefit arrangements, except for any such liabilities relating to Newco Employees, whenever incurred, (ii) all Liabilities arising out of, relating to or resulting from the employment, service, termination of employment or termination of service of all employees and independent contractors (other than Newco Employees and Newco Independent Contractors, to the extent relating to their service with the A&S Business) of any member of the Fortive Group or the Newco Group, (iii) all liabilities arising out of, relating to or resulting from the transfer of Newco Employees from the Fortive Group to the Newco Group that arise in respect of any applicable notice and/or severance obligations, (iv) any liabilities arising out of, relating to or resulting from any misclassification prior to the closing date of the Merger of certain Newco Independent Contractors located outside the United States and (v) certain liabilities of Fortive related to U.S. defined benefit pension plans and group health plan continued coverage requirements (“COBRA”) arising under the Employee Retirement Income Security Act of 1974, as amended, and the Code, respectively.

Post-Closing Compensation and Benefits

For the period commencing at the effective time of the Merger and ending on December 31, 2019, Altra will generally provide each Newco Employee with (i) a base salary or hourly wage rate that is at least equal to the base salary or hourly wage rate provided to such Newco Employee immediately prior to the effective time of the Merger, (ii) short-term and long-term incentive and sales commission opportunities that are no less favorable in the aggregate than the short-term and long-term incentive and sales commission opportunities in effect for such Newco Employee immediately prior to the effective time of the Merger and (iii) health, welfare, retirement and automobile allowance benefits that have a value that is substantially similar in the aggregate to the value of those provided to such Newco Employee immediately prior to the effective time of the Merger. However, any benefits referenced in clause (iii) in the preceding sentence will only be taken into account to the extent that such benefits: (x) were listed on a schedule provided to Altra, and the applicable plan documents were made available to Altra, prior to the execution of the Merger Agreement, (y) are required by applicable law or (z) are customarily provided to employees in the applicable jurisdiction (as determined by Altra in good faith).

Altra will generally honor individual severance agreements with any Newco Employee who is not covered by a collective bargaining agreement. Altra will also generally provide severance benefits to any Newco Employee located in the United States who is not a party to an individual severance agreement and not covered by a collective bargaining agreement, and who is terminated on or before December 31, 2019, that are substantially similar in the aggregate to those that such Newco Employee would have received upon such termination of employment immediately prior to the effective time of the Merger, subject to satisfying any release of claims or similar requirements.

Unless payment on a pro rata basis or otherwise is required at or immediately prior to the closing date of the Merger (in which case such amounts will be paid by Fortive), Altra will generally continue any cash incentive or sales commissions plans with performance periods that are incomplete as of the closing date of the Merger until the end of the applicable performance periods and make payments to eligible participants in such plans in accordance with the terms of such plans. Fortive will promptly reimburse Altra for a pro rata portion of the cost actually incurred by Altra in making such payments in respect of the days elapsed in the applicable performance period through the closing date of the Merger.

Service Crediting

Subject to certain customary exceptions, Newco Employees generally will be fully credited by Altra for all of their pre-closing service with Fortive for purposes of eligibility, vesting and determination of level of benefits under any Altra benefit arrangement in which Newco Employees participate after the effective time of the Merger, to the same extent recognized by the corresponding Fortive benefit arrangement immediately prior to the effective time of the Merger.

Treatment of Collective Bargaining Agreements.

Newco or its affiliate will continue to maintain and honor collective bargaining and similar arrangements to the extent applicable to Newco Employees.

Treatment of Non-U.S. Defined Benefit Pension Plans

Newco Employees will generally cease actively participating in and accruing benefits under Fortive’s non-U.S. defined benefit pension plans as of the effective time of the Merger.

With respect to certain of Fortive’s non-U.S. defined benefit pension plans maintained in Germany, Switzerland and Japan, or if otherwise required by applicable law or a collective bargaining agreement (each, a “Transferor Fortive DB Plan”), Altra will use its reasonable efforts to establish or maintain one or more non-U.S. defined benefit pension plans in which each Newco Employee who participated in a Transferor Fortive DB Plan immediately prior to the effective time of Merger will be eligible to participate, with terms substantially similar to the terms of the applicable Transferor Fortive DB Plan as in effect immediately prior to the effective time of the Merger, and Fortive will transfer assets and liabilities related to Newco Employees under the applicable Transferor Fortive DB Plan to the applicable Altra non-U.S. defined benefit pension plan. Such transfer of assets and liabilities will be effected in accordance with applicable law and local custom and practice, provided that if the mechanism for such transfers is not mandated by applicable law, then the assets and liabilities relating to Newco Employees will be transferred on a projected benefit obligation basis as determined in accordance with GAAP and based on the applicable discount rates used in Fortive’s most recent audited financial statements relating to the applicable Transferor Fortive DB Plans.

In addition, as of the effective time of the Merger, Altra will assume sponsorship of, and will assume all of the assets and liabilities relating to, any Fortive non-U.S. defined benefit pension plan in which all of the participants immediately prior to the effective time of the Merger are Newco Employees (each, a “Transferred Fortive DB Plan”). Fortive will use commercially reasonable efforts with respect to each Transferred Fortive DB Plan to provide that any participants in such plan who are not Newco Employees (including any former Newco Employees) will cease participation in such Transferred Fortive DB Plan as of no later than immediately prior to the effective time of the Merger. If it is not commercially practicable or otherwise not possible to effect the cessation of participation of any such legacy participant in such Transferred Fortive DB Plan, then solely with respect to benefits accrued prior to the effective time of the Merger and not with respect to any future benefit accruals, such legacy participant will remain in such Transferred Fortive DB Plan following the effective time of the Merger, provided that Fortive will pay Altra an amount determined in good faith by the parties to represent a reasonable estimate of the additional administrative cost to Altra of having to retain the legacy participants in the Transferred Fortive DB Plan.

With respect to any Fortive non-U.S. defined benefit pension plan that is not a Transferor Fortive DB Plan or a Transferred Fortive DB Plan, Fortive will take all actions necessary to provide that the Newco Employees participating in such Fortive non-U.S. defined benefit pension plan will be fully vested in their accrued benefits under such plan as of the effective time of the Merger.

Treatment of U.S. Savings Plans

Each Newco Employee will cease actively participating in the Savings Plan in which he or she participates as of the effective time of the Merger, and will become fully vested in his or her account balance under such Savings Plan as of the effective time of the Merger. Each Newco Employee will be permitted to make rollover contributions (inclusive of any loans) from such Savings Plan to Altra’s 401(k) retirement plan.

Altra will cause profit sharing contributions to be made to the accounts of Newco Employees who participate in Altra’s 401(k) retirement plan in respect of the calendar year in which the closing date of the

Merger occurs. Such contributions will be made in cash within the first quarter of the following calendar year. The value of such profit sharing contributions will be determined in a manner reasonably consistent with the manner that Fortive determined profit sharing contributions in respect of 2017. Fortive will promptly reimburse Altra for a pro rata portion of the cost actually incurred by Altra in making such profit sharing contributions payments in respect of the days elapsed in the calendar year in which the closing date of the Merger occurs through such closing date.

Treatment of Non-U.S. Defined Contribution Savings Plans

Newco Employees will generally cease participating in and accruing benefits under Fortive’s non-U.S. defined contribution savings plans as of the closing date of the Merger.

As of the effective time of the Merger, Altra will assume sponsorship of, and will assume all assets and benefit liabilities relating to, any Fortive non-U.S. defined contribution savings plans in which all of the participants immediately prior to the effective time of the Merger are Newco Employees (each, a “Transferred Fortive DC Plan”).

With respect to each Fortive non-U.S. defined contribution savings plan that is not a Transferred Fortive DC Plan, each of which must be made available to Altra within 45 days after the execution date of the Merger Agreement (each, a “Transferor Fortive DC Plan”), Altra will establish or maintain one or more non-U.S. defined contribution savings plans in which each Newco Employee who participated in a Transferor Fortive DC Plan immediately prior to the effective time of Merger will be eligible to participate, with terms (excluding employer contributions) no less favorable than the terms of the applicable Transferor Fortive DC Plan as in effect immediately prior to the effective time of the Merger, and Fortive will transfer assets and liabilities related to Newco Employees under the applicable Transferor Fortive DC Plan to the applicable Altra non-U.S. defined contribution plan. Such transfer of assets and liabilities will be effected in accordance with applicable law and local custom and practice.

Treatment of Health and Welfare Plans

Newco Employees will generally cease participating in and accruing any benefits under Fortive’s welfare benefit plans as of the closing date of the Merger. Altra will establish or maintain health and welfare benefits plans providing medical, dental, vision, disability and life insurance coverage for Newco Employees. Fortive will be responsible for all welfare plan claims incurred but not paid prior to the effective time of the Merger, and Altra will be responsible for all welfare plan claims under Altra’s welfare benefit arrangements incurred from and after the effective time of the Merger.

Treatment of Paid Time Off

To the extent any Newco Employee is required under any collective bargaining agreement or by applicable law to be paid out at the effective time of the Merger for any vacation time, paid time-off and other time-off benefits that such Newco Employee had with the Fortive as of immediately before the effective time of the Merger, Fortive will pay such Newco Employee the amounts owed and the associated employment taxes, and Altra will promptly reimburse Fortive for the cost actually incurred by Fortive in paying such amounts.

To the extent payout at the effective time of the Merger is not required, Altra will credit each Newco Employee with the amount of accrued but unused vacation time, paid time-off and other time-off benefits that such Newco Employee had with the Fortive as of immediately prior to the effective time of the Merger. Altra will cause each Newco Employee to be eligible to use such accrued but unused time, provided that to the extent such accrued but unused time is in excess of the amount that would have been available to the Newco Employee had the Newco Employee’s service with Fortive been treated as service with Altra, then in lieu of using such excess time, Altra will pay the Newco Employee for such excess amount. As of the effective time of the Merger, each Newco Employee will be subject to Altra’s vacation policy for the year in which the closing date of the Merger occurs.

Treatment of Post-Retirement Benefits (OPEB)

As of the effective time of the Merger, Newco Employees will generally cease participating in Fortive’s U.S. post-retirement health and welfare plan, and Altra will establish and maintain a post-retirement health and welfare benefit plan for each Newco Employee with terms that are substantially similar to those provided to such Newco Employee under Fortive’s U.S. post-retirement health and welfare plan as of immediately prior to the effective time of the Merger. Fortive will retain all liabilities relating to Fortive’s U.S. post-retirement health and welfare plan in respect of each former employee of the A&S Business.

Treatment of Nonqualified Deferred Compensation Plan

Newco Employees will cease actively participating in and accruing benefits under Fortive’s nonqualified deferred compensation plan as of the effective time of the Merger. Altra will establish or maintain a nonqualified deferred compensation plan in which each Newco Employee who participated in Fortive’s nonqualified deferred compensation plan immediately prior to the effective time of the Merger will be eligible to participate as of the effective time of the Merger, with terms no less favorable than the terms of Fortive’s nonqualified deferred compensation plan as in effect immediately prior to the effective time of the Merger, provided that Altra will not be required to permit any participant to make elective deferral contributions other than those already in effect as of the execution date of the Merger Agreement. Fortive will transfer the liabilities (and any assets) related to Newco Employees under Fortive’s nonqualified deferred compensation plan to Altra’s nonqualified deferred compensation plan.

For purposes of Altra’s nonqualified deferred compensation plan, any account balances relating to Newco Employees will be credited with investment returns based on the performance of one or more notional funds that are available as an investment alternative pursuant to Altra’s nonqualified deferred compensation plan as in effect from time to time, as selected by the participant.

Treatment of Fortive Equity Incentive Awards

Each Fortive Option that is held by a Newco Employee and is vested and exercisable immediately before the effective time of the Merger will generally remain outstanding for 90 days following the closing date of the Merger. Each Fortive RSU that is held by a Newco Employee and is vested but not settled as of immediately before the effective time of the Merger will be settled, in accordance with its terms, in shares of Fortive common stock on or as soon as practicable following the closing date of the Merger. If any vested Fortive Options remain unexercised as of the end of such 90-day period, such vested options will be automatically exercised prior to expiration. With respect to Fortive Options and Fortive RSUs held by retirement-eligible Newco Employees that are non-forfeitable as of the effective time of the Merger, Altra and Fortive entered into a side letter to the Employee Matters Agreement on June 5, 2018, which provides that Fortive will retain such awards and allow them to continue to vest in accordance with the terms and conditions of the Fortive Equity Plan and the applicable award agreement. All such Fortive Options and Fortive RSUs may be equitably adjusted in accordance with the terms and conditions of the Fortive Equity Plan and the applicable award agreement. Fortive does not believe that any adjustments will be made in the event that the Exchange Offer is fully subscribed.

All Fortive Options and Fortive RSUs that are held by a Newco Employee and that are not vested immediately before the effective time of the Merger will generally be cancelled by Fortive immediately before the effective time of the Merger and replaced by Altra with grants of Altra’s restricted stock or restricted stock units, in each case, with comparable value and comparable remaining vesting schedules of the cancelled Fortive Options and Fortive RSUs held by the employee before the effective time of the Merger (as described further below).

The value of each cancelled Fortive Option (the “Cancelled Fortive Option Value”) is calculated as follows: (i) for each Fortive Option granted prior to February 1, 2018, the Cancelled Fortive Option Value is the spread value of the cancelled Fortive Option determined using the VWAP of Fortive common stock trading on the “regular way” basis on the New York Stock Exchange for each of the twenty (20) consecutive trading days ending on (and including) the day before the closing date of the Merger and (ii) for each Fortive Option granted on or after February 1, 2018, the Cancelled Fortive Option Value is an amount equal to the grant date value of such Fortive Option that was communicated by Fortive to the optionee at the time of grant. The value of each cancelled Fortive RSU (the “Cancelled Fortive Restricted Stock Unit Value”) is equal to the total number of shares of Fortive common stock subject to the Fortive RSU multiplied by the VWAP of Fortive common stock trading on the “regular way” basis on the New York Stock Exchange for each of the twenty (20) consecutive trading days ending on (and including) the day before the closing date of the Merger. Together, the Cancelled Fortive Option Value and the Cancelled Fortive Restricted Stock Unit Value are referred to herein as the Cancelled Fortive Equity Award Value.

As soon as practicable following the closing date of the Merger, and in any event within thirty (30) days thereafter, Altra will grant to each Newco Employee who is a holder of a cancelled Fortive Equity Award a number of Altra shares of restricted stock (or restricted stock units) equal to the quotient of (i) such Newco Employee’s Cancelled Fortive Equity Award Value and (ii) the VWAP of Altra common stock trading on the “regular way” basis on the Nasdaq Stock Market for each of the twenty (20) consecutive trading days ending on (and including) the day before the closing date of the Merger. In addition, as soon as practicable following the closing date of the Merger, and in any event within thirty (30) days thereafter, Fortive will pay Altra an amount in cash equal to the sum of (A) the excess, if any, of the aggregate Cancelled Fortive Equity Award Value over $17,100,000 and (B) $4,000,000, provided that if the aggregate Cancelled Fortive Equity Award Value is less than $17,100,000, then the amount in clause (B) in this sentence will equal $4,000,000 minus 23.39% of the amount by which $17,100,000 exceeds the aggregate Cancelled Fortive Equity Award Value.

The Altra restricted stock (or restricted stock units) granted in accordance with the terms of the preceding paragraph will be subject to the terms and conditions of the applicable stock plan maintained by Altra pursuant to which they are granted and an award agreement provided by Altra thereunder, which award agreement will contain terms and conditions that are no less favorable than the terms and conditions for Altra restricted stock (or restricted stock units) provided to similarly situated employees of Altra in the applicable jurisdiction. The vesting dates of any such Altra restricted stock (or restricted stock units) will be either (i) the same as the corresponding vesting date as applied to the corresponding cancelled Fortive Equity Award or (ii) such earlier or later vesting date that is consistent with a regular vesting date under the applicable stock plan maintained by Altra, provided that in no event may any such later vesting date be more than thirty (30) days later than the date that would have applied pursuant to clause (i) of this sentence.

If either: (i) the Altra stock plans do not have a sufficient number of shares of Altra common stock reserved for issuance in order to make the grants of Altra restricted stock (or restricted stock units) as described above, or (ii) the vesting period with respect to any portion of the Altra restricted stock (or restricted stock units) would be less than six months, then Altra will issue awards (to the extent of the shortfall in the number of reserved shares or as otherwise permitted with respect to awards with a vesting period of less than six months) in the form of either (x) cash-settled restricted stock units tracking the value of shares of Altra common stock with an equivalent grant date value or (y) a fixed cash retention award subject to the vesting period described in the preceding paragraph. In addition, if the Altra board of directors (or a committee thereof) does not approve the grant of Altra restricted stock (or restricted stock units) as described above, then Altra will issue such replacement awards in the form of cash-settled restricted stock units tracking the value of shares of Altra common stock with an equivalent grant date value rather than in the form of Altra restricted stock (or restricted stock units).

Miscellaneous

The indemnification and dispute resolution procedures in the Employee Matters Agreement are generally consistent with those under the Separation Agreement. The Employee Matters Agreement is governed by Delaware law.

Tax Matters Agreement

In connection with the Transactions, Fortive, Newco and Altra will enter into a Tax Matters Agreement that will govern the parties’ respective rights, responsibilities, and obligations with respect to taxes, including taxes arising in the ordinary course of business, and taxes, if any, incurred as a result of any failure of the Distribution and certain related transactions to qualify for their intended tax treatment. The Tax Matters Agreement also sets forth the respective obligations of the parties with respect to the filing of tax returns, the administration of tax contests, and assistance and cooperation on tax matters. This summary is qualified by reference to the complete text of the form of the Tax Matters Agreement, which is incorporated by reference and is attached hereto as Annex D.

In general, the Tax Matters Agreement governs the rights and obligations of Fortive, on the one hand, and Newco and Altra, on the other hand, after the Distribution with respect to taxes for both pre-Distribution and post-Distribution periods. Under the Tax Matters Agreement, Fortive generally is responsible for pre-Distribution income and non-income taxes (including income and non-income taxes attributable to the A&S Business, any U.S. federal income taxes imposed on Fortive’s U.S. federal consolidated group for any period and certain taxes attributable to the one-time transition tax on accumulated foreign earnings under recent legislation commonly referred to as the Tax Cuts and Jobs Act) and certain transaction and transfer taxes arising from the Newco Contribution, the Distribution and certain related transactions; and Newco is responsible for all post-Distribution income and non-income taxes attributable to the A&S Business. Furthermore, each party is responsible for any taxes imposed on Fortive that arise from the failure of the Distribution, the Merger and certain related transactions to qualify as tax-free transactions to the extent that such failure to qualify is attributable to certain actions (described below) taken by such party.

The Tax Matters Agreement further provides that Newco will indemnify Fortive for (i) all taxes for which Newco is responsible as described above, (ii) certain taxes incurred by Fortive or any subsidiary of Fortive by reason of the breach after the Distribution by Newco of any of its representations, warranties or covenants under the Tax Matters Agreement and (iii) any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses). Fortive will indemnify Newco for (i) all taxes for which Fortive is responsible as described above, (ii) certain taxes incurred by Newco or any subsidiary of Newco by reason of a breach by Fortive or any subsidiary of Fortive (including at or prior to the Distribution, Newco) of any of their respective representations, warranties or covenants under the Tax Matters Agreement and (iii) any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses). Neither party’s obligations under the agreement will be limited in amount or subject to any cap.

The agreement will also assign responsibilities for administrative matters, such as the filing of returns, payment of taxes due, retention of records and conduct of audits, examinations or similar proceedings. Fortive will generally be responsible for preparing and filing any tax return that includes Fortive or any of its subsidiaries (as determined immediately after the Distribution), including those that also include Newco and/or any of its subsidiaries. Newco will generally be responsible for preparing and filing any tax returns that include only Newco and/or any of its subsidiaries. The party responsible for preparing and filing a given tax return will generally have primary authority to control tax contests related to any such tax return. In addition, the agreement provides for cooperation and information sharing with respect to tax matters.

In addition, the Tax Matters Agreement generally will prohibit Newco, Altra, and their affiliates from taking certain actions that could cause the Distribution, the Merger and certain related transactions to fail to qualify as tax-free transactions. In particular, unless an exception applies, for a two-year period following the date of the Distribution, Newco may not:

•	enter into any transaction or series of transactions (or any agreement, understanding or arrangement) as a result of which one or more persons would acquire (directly or indirectly) stock comprising 50% or more of the vote or value of Newco (taking into account the stock of Newco acquired pursuant to the Merger);

•	redeem or repurchase any stock or stock rights, except to the extent consistent with guidance issued by the IRS;

•	amend its certificate of incorporation or take any other action affecting the relative voting rights of its capital stock;

•	merge or consolidate with any other person (other than pursuant to the Merger);

•	take any other action that would, when combined with any other direct or indirect changes in ownership of Newco capital stock (including pursuant to the Merger), have the effect of causing one or more persons to acquire stock comprising 50% or more of the vote or value of Newco, or would reasonably be expected to adversely affect the tax-free status of certain of the Transactions;

•	discontinue the active conduct of the A&S Business; or

•	sell, transfer or otherwise dispose of assets (including stock of subsidiaries) that constitute 40% or more of the consolidated gross assets of Newco and/or its subsidiaries (subject to exceptions for, among other things, ordinary course dispositions and repayments or prepayments of Newco debt).

If Newco intends to take any such restricted action, Fortive is required to cooperate with Newco in obtaining a supplemental IRS Ruling or permitting Newco to obtain an unqualified tax opinion acceptable to Fortive to the effect that such action will not affect that status of the Distribution, the Merger and certain related transactions as tax-free transactions. However, if Newco takes any of the actions above and such actions result in tax-related losses to Fortive, then Newco generally is required to indemnify Fortive for such losses, without regard to whether Fortive has obtained such an IRS Ruling, received an unqualified tax opinion or given Newco prior consent.

The Tax Matters Agreement is binding on and will inure to the benefit of any successor to any of the parties of the Tax Matters Agreement to the same extent as if such successor had been an original party to the Tax Matters Agreement. Further, as of the effective time of the Merger, Altra will be subject to the obligations and restrictions imposed on Newco, including, without limitation, with respect to the restrictions on Newco described above.

Transition Services Agreement

In connection with the Transactions, Fortive and Newco will enter into the Transition Services Agreement, effective as of the closing of the Merger. In order to facilitate the transition of the A&S Business to Newco (which, after the Merger, will be a wholly-owned subsidiary of Altra), under the Transition Services Agreement, Fortive and its affiliates will provide Newco with specified support services and other assistance for a limited time following the closing of the Merger.

The Transition Services Agreement also addresses certain matters with respect to the provision of such services, including the management of the relationship between the parties, the use of and access to each other’s records, confidentiality and proprietary rights.

The term of the Transition Services Agreement is currently contemplated to be for a period commencing at the effective time of the Merger and ending on a date to be agreed upon, unless earlier terminated as provided in the Transition Services Agreement, although the individual terms of certain services may expire prior to the end of the term of the Transition Services Agreement itself. Newco will not have the option of extending the services provided under the Transition Services Agreement.

Newco will generally be able to terminate any services provided by giving 30 days written notice to Fortive. Once Newco has terminated any of the services, Newco will not be permitted to request such services be resumed pursuant to the Transition Services Agreement.

Each party to the Transition Services Agreement generally agrees to indemnify the other party and other party’s related parties from claims related to the indemnifying party’s breach of its obligations under the Transition Services Agreement.

IP License Agreement

As of the Separation Date, pursuant to the IP License Agreement, Fortive will grant Newco a perpetual and irrevocable, non-exclusive license to certain retained patents, copyrights and trade secrets owned by Fortive and used by Newco as of the closing of the Separation and the Merger, and Newco will grant Fortive a perpetual and irrevocable, non-exclusive license to certain patents, copyrights and trade secrets owned by Newco and used by Fortive as of the closing of the Separation and the Merger. The IP License Agreement will provide for applicable requirements and restrictions regarding use and sublicensing of the licensed intellectual property.

DESCRIPTION OF CAPITAL STOCK OF ALTRA

The rights of Altra stockholders are governed by Delaware law, the Altra Charter and the Altra Bylaws, which are included as exhibits to Altra’s filings with the SEC.

The following description of Altra’s capital stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the complete text of the Altra Charter and the Altra Bylaws.

General

As of the date of this document, Altra’s authorized capital stock consists of 90,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, issuable in one or more series. As of July 17, 2018, there were 29,387,971 shares of Altra common stock issued and outstanding and no shares of Altra preferred stock issued and outstanding.

If Altra stockholders approve the Charter Amendment at the special meeting, the number of authorized shares of Altra common stock will be increased to 120,000,000 shares pursuant to an amendment to the Altra Charter prior to the time of closing of the Merger.

Altra has adopted and maintains equity incentive plans and stock purchase plans pursuant to which Altra is authorized to issue stock, stock options and other types of equity-based compensation to employees, directors and consultants. As of July 17, 2018, awards and other rights or options to acquire shares of Altra common stock were outstanding under these plans that represented rights or options to acquire approximately 750,000 shares of Altra common stock and Altra had reserved approximately 750,000 additional shares of Altra common stock for future issuances under these plans.

Common Stock

Holders of Altra common stock are entitled to dividends as declared by the Altra board of directors from time to time after payment of, or provision for, full cumulative dividends on and any required redemptions of shares of preferred stock then outstanding. Holders of Altra common stock are entitled to one vote per share on all matters submitted for action by the stockholders and may not cumulate votes for the election of directors. Holders of Altra common stock have no preemptive or subscription rights and have no liability for further calls or assessments. In the event of the liquidation, dissolution or winding up of Altra’s business, holders of Altra common stock will be entitled to receive, pro rata, all of Altra’s remaining assets available for distribution, after satisfaction of the prior preferential rights of any preferred stock then outstanding and the satisfaction of all of Altra’s debts and liabilities.

Preferred Stock

Under the Altra Charter, the Altra board of directors of directors is authorized, without further stockholder action, to provide for the issuance from time to time of up to 10,000,000 shares of Altra preferred stock in one or more series and to establish the voting powers, designations, preferences and rights and other terms of the preferred stock, as may be set forth in a certificate of amendment to the Altra Charter providing for the issuance of the preferred stock as adopted by the Altra board of directors or a duly authorized committee thereof. There are currently no shares of preferred stock outstanding.

Certain Anti-Takeover Effects of Provisions of the Altra Charter and the Altra Bylaws

Altra is subject to the following provisions of Delaware Law, the Altra Charter and the Altra Bylaws which may have the effect of discouraging unsolicited acquisition proposals regarding Altra or delaying or preventing a change in control of the Altra board of directors:

Section 203 of the DGCL. As a Delaware corporation that has a class of voting stock listed on a national securities exchange, Altra is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time at which such person became an interested stockholder unless: (i) prior to such time, the Altra board of directors approved either the business combination or transaction in which the stockholder became an interested stockholder, (ii) upon becoming an interested stockholder, the stockholder owned at least 85% of the corporation’s outstanding voting stock other than shares held by directors who are also officers and certain employee benefit plans or (iii) the business combination is approved by both the Altra board of directors and by holders of at least 66 and two-thirds percent of the corporation’s outstanding voting stock (at a meeting and not by written consent), excluding shares owned by the interested stockholder. For these purposes, a “business combination” includes mergers, asset sales and other similar transactions with an “interested stockholder,” and “interested stockholder” means a stockholder that, together with its affiliates and associates, owns (or, under certain circumstances, has owned within the prior three years) more than 15% of the outstanding voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, Altra has not made this election.

Board of Directors. The Altra board of directors currently consists of eight directors, but the number of directors may be increased to any number or decreased to any number, not less than one director, by resolution of the Altra board of directors. As of immediately following the effective time of the Merger, Altra will increase the size of its board of directors by one member, creating a vacancy, and one individual selected by Fortive (which individual is currently anticipated by Altra and Fortive to be Patrick K. Murphy, Fortive’s Senior Vice President) will be appointed to fill such vacancy and will, subject to the fiduciary duties of Altra’s board of directors, be nominated for re-election at the expiration of such director’s initial term. However, if Fortive’s designated director: (i) is unwilling or unable to serve at the effective time of the Merger, (ii) is unwilling or unable to serve when such new term starts or (iii) is not nominated to serve such new term, then Fortive will designate a replacement, acceptable to Altra in its sole discretion, for such director before the effective time of the Merger or the start of such new term, as applicable. Directors may be removed with or without cause, and vacancies on the Altra board of directors, including any vacancy created by an increase in the number of directors, may be filled solely by an affirmative vote of a majority of the directors remaining in office, even though less than a quorum. If the Altra board of directors fills a vacancy, the director’s term expires at the next stockholders’ meeting at which directors are elected.

Stockholder Nominations and Proposals. The Altra Bylaws require that advance notice of nominees for election as directors be made by a stockholder or stockholder proposals be given to Altra’s corporate secretary, together with certain specified information, no later than 90 days or earlier than 120 days before the anniversary of the immediately preceding annual meeting of stockholders.

Special Meetings of Stockholders. Special meetings of Altra’s stockholders may be called only by the Altra board of directors acting pursuant to a resolution approved by the affirmative vote of a majority of directors then in office.

Preferred Stock. Under the Altra Charter, the Altra board of directors is authorized, without further stockholder action, to provide for the issuance of up to 10,000,000 shares of preferred stock in one or more series and to establish the voting powers, designations, preferences and rights and other terms of the preferred stock.

Listing

Altra common stock trades on Nasdaq under the trading symbol “AIMC.”

Transfer Agent

The transfer agent and registrar for Altra common stock is American Stock Transfer & Trust Co.

SECURITY OWNERSHIP OF ALTRA COMMON STOCK

The following table sets forth certain information as of July 17, 2018, regarding the beneficial ownership of shares of Altra common stock by: (i) each person or entity known to Altra to be the beneficial owner of more than 5% of Altra common stock, (ii) each of Altra’s named executive officers, (iii) each member of the Altra board of directors and (iv) all members of the Altra board of directors and executive officers as a group.

Beneficial ownership is determined in accordance with rules adopted by the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Altra common stock issuable upon the exercise of stock options or warrants or the conversion of other securities held by that person that are currently exercisable or convertible, or are exercisable or convertible within 60 days of June 18, 2018, are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for the purposes of computing percentage ownership of each other stockholder. Percentage of beneficial ownership is otherwise based on 29,387,971 shares of common stock outstanding as of July 17, 2018.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Common Stock
Principal Securityholders:
Wellington Management Group LLP (2)	2,765,323	9.4%
The Vanguard Group (3)	2,377,442	8.1%
EARNEST Partners, LLC (4)	1,902,381	6.5%
BlackRock, Inc. (5)	1,819,026	6.2%
Wasatch Advisors, Inc. (6)	1,683,489	5.7%
Silvercrest Asset Management Group LLC (7)	1,591,707	5.4%
JPMorgan Chase & Co. (8)	1,458,761	5.0%
Named Executive Officers:
Carl R. Christenson (1)(9)	288,738	*
Christian Storch (1)(10)	101,600	*
Gerald Ferris (1)(11)	22,745	*
Glenn E. Deegan (1)(12)	54,177	*
Craig Schuele (1)(13)	76,501	*
Directors:
Edmund M. Carpenter (1)	40,483	*
Lyle G. Ganske (1)(14)	19,636	*
Margot L. Hoffman (1)	585	*
Michael S. Lipscomb (1)	12,157	*
Larry P. McPherson (1)(15)	78,136	*
Thomas W. Swidarksi (1)	8,579	*
James H. Woodward, Jr. (1)	11,998	*
All directors and executive officers as a group (13 persons)(16)	743,878	2.5%

*	Represents beneficial ownership of less than 1%.
(1)	Except as otherwise noted below, each of these individuals’ address of record is c/o Altra Industrial Motion Corp., 300 Granite Street, Suite 201, Braintree, Massachusetts 02184. To Altra’s knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons listed in the table have sole investment and voting power with respect to all Altra securities owned by them.
(2)	The address of Wellington Management Group LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210. A portion of the shares are held by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP. Information and share amounts listed are derived from Wellington Management Group LLP’s Schedule 13G/A filed with the SEC on February 8, 2018, in which Wellington Management Group LLP states that it has shared voting power over 2,287,692 shares of Altra common stock, and shared dispositive power over 2,765,323 shares of Altra common stock.

(3)	The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. A portion of the shares are held by Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., each of which is a subsidiary of The Vanguard Group, Inc. Information and share amounts listed are derived from The Vanguard Group’s Schedule 13G/A filed with the SEC on February 12, 2018, in which The Vanguard Group states that it has sole voting power over 56,026 shares of Altra common stock, shared voting power over 5,421 shares of Altra common stock, sole dispositive power over 2,318,174 shares of Altra common stock, and shared dispositive power over 59,268 shares of Altra common stock.
(4)	The address of EARNEST Partners, LLC is 1180 Peachtree Street NE, Suite 2300, Atlanta, Georgia 30309. Information and share amounts listed are derived from EARNEST Partners, LLC’s Schedule 13G/A filed with the SEC on February 14, 2018, in which EARNEST Partners, LLC states that it has sole voting power over 389,534 shares of Altra common stock, shared voting power over 132,062 shares of Altra common stock and sole dispositive power over 1,902,381 shares of Altra common stock.
(5)	The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. Shares are held by BlackRock Advisors, LLC, BlackRock Investment Management (UK) Ltd, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, N.A., BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, and BlackRock Investment Management, LLC, each of which is a subsidiary of BlackRock, Inc. Information and share amounts listed are derived from BlackRock, Inc.’s Schedule 13G/A filed with the SEC on January 29, 2018, in which BlackRock, Inc. states that it has sole voting power over 1,765,633 shares of Altra common stock and sole dispositive power over 1,819,026 shares of Altra common stock.
(6)	The address of Wasatch Advisors, Inc. is 505 Wakara Way, Salt Lake City, UT 84108. Information and share amounts listed are derived from Wasatch Advisors, Inc.’s Schedule 13G filed with the SEC on February 14, 2018, in which Wasatch Advisors, Inc. states that it has sole voting power over 1,683,489 shares of Altra common stock and sole dispositive power over 1,683,489 shares of Altra common stock.
(7)	The address of Silvercrest Asset Management Group LLC is 1330 Avenue of the Americas, 38th Floor, New York, NY 10019. Shares are held by investment advisory clients of Silvercrest Asset Management Group LLC. Silvercrest L.P. is the sole member of Silvercrest Asset Management Group LLC and Silvercrest Asset Management Group Inc. is the general partner of Silvercrest L.P. Information and share amounts listed are derived from Silvercrest Asset Management Group LLC’s Schedule 13G/A filed with the SEC on February 14, 2018, in which Silvercrest Asset Management Group LLC states that it has shared voting power over and shared dispositive power over 1,591,707 shares of Altra common stock.
(8)	The address of JPMorgan Chase & Co. is 270 Park Avenue, New York, NY 10017. Shares are held by JPMorgan Chase & Co., JPMorgan Chase Bank, National Association and J.P. Morgan Investment Management Inc. Information and share amounts listed are derived from JPMorgan Chase & Co.’s Schedule 13G/A filed with the SEC on January 4, 2018, in which JPMorgan Chase & Co. states that it has sole voting power over 1,340,204 shares of Altra common stock and sole dispositive power over 1,436,061 shares of Altra common stock.
(9)	Includes 150,565 shares held in trust, for which Mr. Christenson serves as trustee and for which Mr. Christenson shares voting and investment power. Includes 33,962 restricted shares scheduled to vest on August 15, 2018, subject to continued employment.
(10)	Includes 62,642 shares held in trust, for which Mr. Storch serves as trustee and for which Mr. Storch shares voting and investment power. Includes 6,901 restricted shares scheduled to vest on August 15, 2018, subject to continued employment.
(11)	Includes 2,796 shares held in trust, for which Mr. Ferris serves as trustee and for which Mr. Ferris shares voting and investment power. Includes 3,514 restricted shares scheduled to vest on August 15, 2018, subject to continued employment.
(12)	Includes 5,538 restricted shares scheduled to vest on August 15, 2018, subject to continued employment.
(13)	Includes 3,700 restricted shares scheduled to vest on August 15, 2018, subject to continued employment.

(14)	Includes 500 shares as to which Mr. Ganske shares voting and investment power with his wife and includes 3,486 shares held in trust for the benefit of Mr. Ganske’s daughters, for which Mr. Ganske’s wife serves as trustee and for which Mr. Ganske does not have voting or investment power.
(15)	Includes 57,906 shares held in trust, for which Mr. McPherson and his wife serve as trustees and for which Mr. McPherson shares voting and investment power and includes 12,000 shares held in a charitable remainder trust, for which Mr. McPherson and his wife serve as trustees and for which Mr. McPherson shares voting and investment power.
(16)	Includes 56,268 restricted shares held by executive officers as a group, which are scheduled to vest on August 15, 2018, subject to continued employment.

PROPOSAL NO. 1—PROPOSAL TO APPROVE THE ISSUANCE OF SHARES OF ALTRA COMMON STOCK IN THE MERGER

For a summary and detailed information regarding this proposal, see the information about the proposed Merger, and the Share Issuance, contained throughout this document, including the information set forth in the sections of this document entitled “The Transactions,” “The Merger Agreement” and the “Separation Agreement.”

Copies of the Merger Agreement and the Separation Agreement are attached to this document as Annex A and Annex B, respectively.

If the proposal to approve the Share Issuance is not approved, the Merger cannot be completed, and each of Fortive and Altra will have the right to terminate the Merger Agreement, as described in the section entitled “The Merger Agreement—Termination.”

Required Vote

This proposal regarding the Share Issuance must be approved by the affirmative vote of a majority of votes cast on the proposal at the special meeting.

Recommendation of the Altra Board of Directors

The Altra board of directors recommends that stockholders vote “FOR” the approval of the Share Issuance.

PROPOSAL NO. 2—PROPOSAL TO APPROVE THE AMENDMENT OF ALTRA’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF ALTRA COMMON STOCK

Altra proposes to amend the Altra Charter to increase the number of authorized shares of Altra common stock from 90,000,000 to 120,000,000.

The Altra Charter currently authorizes the issuance of 90,000,000 shares of common stock. As of July 17, there were 29,387,971 shares of Altra common stock issued and outstanding. In addition, as of July 17, 2018, awards were outstanding under Altra’s equity incentive plans that represented rights to acquire approximately 750,000 shares of Altra common stock and Altra had reserved approximately 750,000 additional shares of Altra common stock for future issuances under these plans. Altra expects to issue 35,000,000 shares of Altra common stock in the Merger.

The proposed Charter Amendment would delete the first sentence of Article IV of the Altra Charter in its entirety and replace it with the following:

“The total number of shares of capital stock which the Corporation shall have authority to issue is 130,000,000 shares, of which (i) 120,000,000 shares shall be a class designated as common stock, par value $0.001 per share (the “Common Stock”), and (ii) 10,000,000 shares shall be a class designated as undesignated preferred stock, par value $0.001 per share (the “Preferred Stock”).

The Altra board of directors has approved, authorized and adopted the Charter Amendment, which, if approved by Altra’s stockholders, will amend Article IV of the Altra Charter to effect the increase to the number of authorized shares of Altra common stock. The form of the certificate of amendment to the Altra Charter to increase the number of authorized shares of Altra common stock is attached as Annex F to this document. If the Charter Amendment is approved by Altra’s stockholders, Altra expects to file the certificate of amendment with the Secretary of State of the State of Delaware promptly following the special meeting, and the Charter Amendment will become effective prior to the consummation of the Merger.

Although the Altra board of directors did not need to increase the number of authorized shares of Altra common stock to complete the Share Issuance, the Altra board of directors approved, authorized and adopted the increase in the number of authorized shares of Altra common stock to 120,000,000 because it believes it is in Altra’s best interest to increase the number of authorized shares to an amount that is sufficient to accommodate the Share Issuance and to assure that additional shares of common stock are available for general corporate purposes, which may include:

•	raising capital through sales of equity securities (issuances of shares of Altra common stock or debt or equity securities that are convertible into Altra common stock);

•	acquiring other businesses or assets;

•	establishing strategic relationships with other companies;

•	providing equity incentives to employees, officers or directors;

•	declaring stock dividends or effecting stock splits; or

•	achieving other corporate purposes.

Altra does not have any current intention or plan to issue shares of Altra common stock for any purpose except for the Share Issuance in connection with the Merger and in connection with Altra’s existing employee benefit plans. However, the Altra board of directors nevertheless believes the additional authorized shares of common stock should be available for corporate purposes from time to time, without the potential expense and delay incident to obtaining stockholder approval for a particular issuance.

The additional shares of authorized Altra common stock would be identical to the shares of common stock now authorized and outstanding, and the Charter Amendment would not affect the rights of current holders of Altra common stock. Any issuances of additional shares of Altra common stock, however, could adversely affect the existing holders of shares of Altra common stock by diluting their ownership, voting power and earnings per share with respect to such shares. The current holders of Altra common stock do not have preemptive rights to purchase any shares of Altra common stock that may be issued. Altra is currently authorized to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share. The Charter Amendment will not affect this authorization. For a further description of Altra’s capital stock, please see the section of this document entitled “Description of Altra Capital Stock.”

As a general matter, the Altra board of directors would be able to issue the additional shares of Altra common stock in its discretion from time to time, subject to and as limited by any rules or listing requirements of NASDAQ or of any other then applicable securities exchange and without further action or approval of Altra’s stockholders. The discretion of the Altra board of directors, however, would be subject to any other applicable rules and regulations in the case of any particular issuance or reservation for issuance that might require stockholder approval of such transaction.

Required Vote

This proposal regarding the Charter Amendment must be approved by the affirmative vote of a majority of the shares of Altra common stock entitled to vote on the proposal.

Recommendation of the Altra Board of Directors

The Altra board of directors recommends that stockholders vote “FOR” the approval of the Charter Amendment.

PROPOSAL NO. 3—PROPOSAL TO APPROVE AMENDMENTS TO ALTRA’S 2014 OMNIBUS INCENTIVE PLAN

Altra stockholders previously approved the Altra Industrial Motion Corp. 2014 Omnibus Incentive Plan (the “Altra Equity Plan”), under which key employees, officers, directors, consultants and other persons who provide services to Altra may be granted equity-based incentive awards. The Altra Equity Plan initially provided for a share reserve of 750,000 shares of Altra common stock plus any shares of Altra common stock subject to outstanding awards under the 2004 Equity Incentive Plan (which the Altra Equity Plan replaced) that may become available for issuance because they expire, are forfeited or otherwise terminate without having been exercised or settled in full, in accordance with the Altra Equity Plan (the “Added-Back Shares”). In connection with the amendment and restatement of the Altra Equity Plan in 2017, Altra stockholders approved an increase in the share reserve under the Altra Equity Plan of 750,000 shares plus any Added-Back Shares. As of July 17, 2018, 432,057 shares were subject to outstanding restricted stock and performance share awards under the Altra Equity Plan, and 595,910 shares remained available for future grants.

In connection with and contingent upon the closing of the Transactions, it is necessary for Altra to increase the share reserve under the Altra Equity Plan in order to accommodate the replacement equity awards to be granted to certain Newco employees who are forfeiting all or a portion of their Fortive equity awards, as described in further detail on page 215. It is also desirable to increase Altra’s share reserve under the Altra Equity Plan because, following the Transactions, Altra will be a significantly larger company with a much bigger total workforce, and more people will be eligible for awards under the Altra Equity Plan. Moreover, as described on page 214, upon the closing of the Transactions, the Company will issue an additional 35,000,000 shares, and the proposed increase in the share reserve of the Altra Equity Plan should be considered relative to the number of shares of Altra common stock outstanding after giving effect to such increase.

In light of the Transactions, Altra stockholders are now being asked to approve, contingent on the closing of the Transactions, an amendment to the Altra Equity Plan to increase the number of shares authorized for issuance under the Altra Equity Plan by              shares, for a total of              authorized shares, of which              shares, plus any Added-Back Shares, would be available for future grants. If the closing of the Transactions does not occur, then the amendment to the Altra Equity Plan to increase the number of shares authorized for issuance will not become effective.

Altra stockholders are also being asked to approve a more restrictive limit on non-employee director compensation, which is unrelated to, and not contingent on, the Transactions. The proposed amendment would impose an additional limit on annual compensation to non-employee directors, so that the limit in the Altra Equity Plan would apply to all forms of compensation, rather than just equity-based compensation. This change is in response to some recent decisions by Delaware courts.

The Altra board of directors, based upon the recommendation of the Compensation Committee, unanimously approved, on             , 201810, an amendment to the Altra Equity Plan to (i) make an additional              shares of Altra common stock available for grant under the Altra Equity Plan, subject to stockholder approval at the Special Meeting and the closing of the Transactions, and (ii) add the director compensation limit referenced above. The amendments are reflected in the amended and restated Altra Equity Plan, a copy of which is attached to this proxy statement as Annex J and incorporated herein by reference.

Incentive Compensation is an Important Part of Altra’s Compensation Program

The Compensation Committee established cash and long-term equity-based incentive compensation as important elements of Altra’s compensation program. The Compensation Committee emphasizes long-term

[10]	Note to Draft: The Altra Equity Plan Amendments will be evaluated by the Altra board of directors when the requested number of shares to be authorized is finalized. It is anticipated that that the Compensation Committee and Altra board of directors will recommend that the Altra stockholders approve the Altra Equity Plan Amendments.

equity-based compensation in order to (i) align participants’ interests with the interests of the Company’s stockholders in the long-term success of the Company; (ii) provide management with an equity ownership in the Company tied to Company performance; (iii) attract, motivate and retain key employees and non-employee directors; and (iv) provide incentive to management for continuous employment with the Company. The Altra Equity Plan is designed to advance these interests of the Company and its stockholders. Equity-based compensation under the Altra Equity Plan encourages executives to act as owners with an equity stake in the Company, discourages inappropriate risk-taking and contributes to the continuity and stability within the Company’s leadership.

Long-term equity-based compensation will allow Altra to better align the interests of its management team with the interests of Altra stockholders and to create substantial incentives for Altra’s employees to achieve Altra’s long-term end goals. In addition, long-term equity-based compensation enables Altra to provide competitive compensation to help in the recruitment of executives and employees and also, through vesting provisions, helps to promote retention and long-term service of executives and key employees. The use of long-term equity based compensation for retention purposes is especially important now. Altra’s use of long-term equity-based compensation is a key component of compensation as Altra is poised to significantly grow its business and workforce as a result of the Transactions. Following the closing of the Transactions, it is expected that approximately 4,720 full-time employees will join Altra from Fortive.

Dilution Assessment

Altra strives to maximize employee and stockholder alignment, while minimizing dilution. Below is a summary of Altra’s assessment of potential dilution attributable to the proposed increase in shares authorized pursuant to the Altra Equity Plan.

As described in further detail on page 215, each share of Newco common stock (except for shares held by Fortive, Newco, Altra or Merger Sub) will be converted into one share of Altra common stock in the merger. After giving effect to the merger, the aggregate number of outstanding shares of Altra common stock that are issued and outstanding will increase by 35,000,000 shares from 29,387,971 to 64,387,971 (based on shares outstanding as of July 17, 2018). Since the proposed increase in shares authorized pursuant to the Altra Equity Plan is contingent on the closing of the Transactions, in assessing the potential dilution attributable to such increase, it is necessary to consider the size of such increase relative to the number of shares of Altra common stock that will be outstanding immediately following the merger. The shares of Altra common stock listed in the table below are as of July 17, 2018.

Share Allocation and Potential Dilution
New Share Request
Shares Currently Available for Future Awards	595,910
Shares Subject to Currently Outstanding Awards	432,057
Total Potential Equity Awards
Shares Currently Outstanding	29,387,971
Additional Shares to be Issued upon Closing of the Merger	35,000,000
Total Shares Expected to be Outstanding upon Closing of the Merger	64,387,971
Potential Dilution from the Altra Equity Plan	%

Based on these assumptions, the Altra board of directors determined that the number of shares of Altra common stock to be reserved for issuance under the amendment to the Altra Equity Plan could be expected to allow Altra to continue to utilize equity compensation practices through at least [2021].

Because only 595,910 shares of Altra common stock remain available for future awards under the Altra Equity Plan, Altra’s ability following the closing of the Transactions to use long-term equity-based compensation as a significant component of its overall compensation would be quite limited if Altra stockholders do not approve the amendments to the Altra Equity Plan. As noted above, Altra must grant replacement equity awards to certain Newco employees who are forfeiting all or a portion of their Fortive equity awards. Such replacement equity awards, which are generally based on the value of the forfeited Fortive equity awards as of closing, are currently estimated, based on Altra’s per share closing price as of July 17, 2018 of $44.25 and Fortive’s per share closing price as of July 17, 2018 of $77.57, to utilize 423,030 shares of Altra common stock.

2015-2017 “Burn Rate”

The following table presents information on Altra’s “burn rate”, showing the rate at which equity awards have been granted during the past three fiscal years.

	2015	2016	2017
Aggregate number of equity awards granted(1)	178,683	220,149	135,588
Weighted average common shares outstanding (basic)	26,064,000	25,719,000	28,949,000
Burn rate, annual	0.69%	0.86%	0.47%

(1)	Represents, with respect to each fiscal year listed above, the sum of (a) the number of restricted shares granted in such fiscal year and (b) the number of shares that may be issued under performance share awards granted in such fiscal year based on target-level performance.

These numbers differ from the numbers reported as shares granted in the notes to Altra’s financial statements filed with Altra’s Annual Reports on Form 10-K, which was 133,893 for 2015, 174,199 for 2016 and 154,382 for 2017 (see Note 10 for 2017 and 2016 and Note 9 for 2015). Such numbers represent the sum of (x) the number of restricted shares granted in such fiscal year and (y) the number of performance shares for which the applicable performance condition was satisfied in such fiscal year, without regard to when such performance shares were granted.

Based on the burn rates shown in the table above, Altra’s average burn rate for the period 2015–2017 was 0.67%. This rate is well below the median average burn rate of 1.1% among the members of a comparison group consisting of Altra’s current peer group, as described in Altra’s most recent proxy statement on Schedule 14A, filed with the SEC on March 23, 2018 (the “Annual Proxy”), plus the companies used by ISS in 2018 for purposes of its say-on-pay vote recommendation and for purposes of determining an appropriate number of shares to be authorized for awards granted under the Altra Equity Plan.

Summary of the Altra Equity Plan

The following is a general description of the terms and conditions of the Altra Equity Plan and does not purport to be complete. All such statements are qualified in their entirety by reference to the full text of the Altra Equity Plan, as amended and restated, which is filed herewith as Annex A.

Purpose. The purpose of the Altra Equity Plan is to assist us, including Altra’s subsidiaries and other designated affiliates, in attracting, motivating, retaining and rewarding high-quality executives and other key employees, officers, directors, consultants and other persons who provide services to us, by enabling such persons to acquire or increase a proprietary interest in Altra in order to strengthen the mutuality of interests between such persons and Altra stockholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of stockholder value.

Shares Available for Awards; Annual Per-Person Limitations. Under the Altra Equity Plan as amended, and contingent upon the closing of the Transactions, the total number of shares of Altra common stock that could be

available for delivery pursuant to the grant of awards (“Awards”) shall be              (which is the sum of (i) the current share reserve under the Altra Equity Plan of 1,500,000, (ii) any Added-Back Shares, and (iii) the additional              shares requested to be approved by stockholders under this proposal).

Based on currently outstanding Awards,              shares would be available for future grants under the Altra Equity Plan (including the replacement of forfeited Fortive equity awards) if the proposed amendment is approved. If the Merger Agreement is terminated and the closing of the Transactions does not occur, then the current share reserve under the Altra Equity Plan will not increase (i.e., the total number of shares of Altra common stock that could be available for delivery pursuant to the grant of Awards would be 1,500,000 plus any Added-Back Shares). Further, whether or not the closing of the Transactions occurs, no more than 500,000 shares of the Altra Equity Plan’s reserve will be available for grants of incentive stock options (which is the current limit that applies to grants of incentive stock options).

Shares of Altra common stock subject to Awards (except for substitute Awards) under the Altra Equity Plan, including any Award outstanding as of the effective date of this proposed amendment and restatement as well as those awards under the 2004 Equity Incentive Plan (which the Altra Equity Plan replaced), that terminate without being exercised, expire, are forfeited or canceled, are exchanged for Awards that do not involve shares of Altra common stock, are withheld to pay the tax on Awards other than options or stock appreciation rights, or are settled in cash in lieu of shares will generally again be available for Awards under the Altra Equity Plan. Any shares of Altra common stock that are subject to Awards shall be counted against this limit as one share of common stock for every one share granted. Any shares of Altra common stock delivered under the Altra Equity Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares. Substitute Awards will not reduce the Shares authorized for grant under the Altra Equity Plan or authorized for grant to a Participant in any period. For the avoidance of doubt, any Awards granted under the Altra Equity Plan to replace Fortive equity awards, as required by the Employee Matters Agreement, shall not constitute substitute awards.

The proposed amendments would impose a limit on the maximum number of shares subject to awards granted during a single calendar year to any non-employee director, taken together with any cash fees paid during the calendar year to the non-employee director in respect of the non-employee director’s service as a member of the Altra board of directors (including service as a member or chair of any regular committees of the Altra board of directors). Such total must not exceed $             in total value or, in the case of the non-executive chair of the Altra board of directors, $             in total value (in each case, calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).

The Altra Equity Plan imposes individual limits on the amount of certain Awards in part to comply with the exception for “performance-based compensation” that was applicable under Section 162(m) of the Code prior to the Tax Cuts and Jobs Act of 2017, as described below under “Section 162(m) Deduction Limitations”. Under these individual limits, during any fiscal year of Altra for Awards intended to be “performance-based compensation” under Section 162(m) of the Code, no Participant may be granted (i) options or stock appreciation rights with respect to more than 200,000 shares or (ii) restricted stock, deferred stock, performance shares and/or other stock-based Awards with respect to more than 150,000 shares. These limits are multiplied by two for Awards granted to a participant in the year the participant commences his or her employment with Altra. To the extent Awards are intended to be “performance-based compensation” under Section 162(m) of the Code (x) the maximum dollar value payable in any fiscal year to any one participant with respect to performance units for any performance period is $1,500,000 multiplied by the number of full years in the performance period and (y) the maximum dollar value payable in any fiscal year to any one participant with respect to any cash award (other than a performance unit), is $2,500,000, and the limit applies separately to each performance period even though performance periods may overlap.

The Compensation Committee is required to make appropriate adjustments, if any, to the limitations described above and any outstanding Awards (including adjustments to exercise prices of options and other affected terms of Awards) in the event that an extraordinary dividend or other distribution (whether in cash, shares of Altra common stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event affects Altra common stock so that an adjustment is appropriate. The Compensation Committee is also authorized to adjust performance conditions and other terms of Awards in response to certain unusual or nonrecurring events or in response to changes in applicable laws, regulations or accounting principles, subject to the limitations of Section 162(m) of the Code.

Eligibility. The persons eligible to receive Awards under the Altra Equity Plan are the officers, directors, employees, consultants and other persons who provide services to us. An employee on leave of absence may be considered as still in the employ of Altra for purposes of eligibility for participation in the Altra Equity Plan. Altra presently has seven non-employee directors, six executive officers and executive officer directors, and approximately 4,580 full-time employees. Upon the closing of the Transactions, Altra expects to have eight non-employee directors, between six and twelve executive officers and executive officer directors, and approximately 9,300 full-time employees. Altra cannot determine the number of independent contractors and consultants eligible to receive grants or the benefits that will be received by or allocated to eligible persons under the Altra Equity Plan. It is not possible to state the number of persons who will receive grants or determine the benefits that will be received by or allocated under the Altra Equity Plan because the selection of participants and the determination of benefits rests within the discretion of the Compensation Committee.

Administration. The Altra Equity Plan is to be administered by the Compensation Committee except to the extent the Altra board of directors elects to administer the Altra Equity Plan, in which case the Altra Equity Plan shall be administered by only those Directors who are independent. Subject to the terms of the Altra Equity Plan, the Compensation Committee is authorized to select eligible persons to receive Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award agreements (which need not be identical for each Participant), and the rules and regulations for the administration of the Altra Equity Plan, construe and interpret the Altra Equity Plan and Award agreements, correct defects, supply omissions or reconcile inconsistencies therein, and make all other decisions and determinations as the Compensation Committee may deem necessary or advisable for the administration of the Altra Equity Plan.

Stock Options and Stock Appreciation Rights. The Compensation Committee is authorized to grant stock options, including both incentive stock options (“ISOs”), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and stock appreciation rights entitling the participant to receive the amount by which the fair market value of a share of Altra common stock on the date of exercise exceeds the grant price of the stock appreciation right. Incentive stock options may only be granted to employees. The exercise price per share of common stock subject to an option and the grant price of a stock appreciation right are determined by the Compensation Committee, but will not be less than the fair market value of a share of Altra common stock on the date of grant. For purposes of the Altra Equity Plan, the term “fair market value” means the fair market value of a share of Altra common stock, under procedures established by the Compensation Committee in a manner permitted under Section 409A and the regulations issued thereunder. A free standing stock appreciation right may not be exercisable before the expiration of one year from the date of grant, except under certain circumstances such as in connection with a change in control or as set forth in an award agreement in the event of the participant’s death or disability. The maximum term of each option or stock appreciation right, the times at which each option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised options or stock appreciation rights at or following termination of employment generally are fixed by the Compensation Committee, except that no option or stock appreciation right may have a term exceeding ten years, subject to a thirty day extension if the exercise of the option or stock appreciation right would be prohibited on such expiration date. Methods of exercise and settlement and other terms of the stock appreciation right are determined by the Compensation Committee. Options may be exercised by payment of the exercise price in cash, shares of common stock, outstanding Awards or other property (including loans to participants if permissible under applicable law) having a fair market value equal to the exercise price, as the Compensation Committee may determine from time to time.

Prohibition on Repricing Options and Stock Appreciation Rights. Other than in connection with a change in control, extraordinary dividend, other distribution, recapitalization, reorganization, merger, repurchase, share exchange, liquidation, dissolution, other similar corporate transactions, and certain adjustments permitted under the Code, the Compensation Committee is not permitted, without stockholder approval, to (i) lower the exercise price per share or grant price per share, respectively, of an option or stock appreciation right, after it has been granted; (ii) cancel an option or stock appreciation right when the exercise price per share or grant price per share, respectively, exceeds the fair market value of one share in exchange for cash or another Award; or (iii) take any other action with respect to an option or stock appreciation right that would be treated as a repricing.

Restricted and Deferred Stock. The Compensation Committee is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of shares of common stock which may not be sold or disposed of and which shall be subject to such risks of forfeiture and other restrictions as the Compensation Committee may impose. A participant granted restricted stock generally has all of the rights of a stockholder of Altra, unless otherwise determined by the Compensation Committee. An Award of deferred stock confers upon a participant the right to receive shares of common stock at the end of a specified deferral period, subject to such risks of forfeiture and other restrictions as the Compensation Committee may impose. Prior to settlement, an Award of deferred stock carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

Dividend Equivalents. The Compensation Committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of common stock, other Awards or other property equal in value to dividends paid on a specific number of shares of common stock or other periodic payments, except that any dividends and/or dividend equivalents with respect to Awards which vest based on the achievement of performance goals shall be accumulated until such Award is earned and such dividend and/or dividend equivalents shall not be paid if the performance goals are not satisfied. Dividend equivalents may be granted alone or in connection with another Award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of common stock, Awards, other investment vehicles, or otherwise as specified by the Compensation Committee.

Bonus Stock and Awards in Lieu of Cash Obligations. The Compensation Committee is authorized to grant shares of common stock as a bonus free of restrictions, or to grant shares of common stock or other Awards in lieu of Altra’s obligations to pay cash under the Altra Equity Plan or other plans or compensatory arrangements, subject to such terms as the Compensation Committee may specify.

Other Stock-Based Awards. The Compensation Committee or the Altra board of directors is authorized to grant Awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of Altra common stock. The Compensation Committee or the Altra board of directors determines the terms and conditions of such Awards.

Performance Awards. The Compensation Committee is authorized to grant performance awards to participants on terms and conditions established by the Compensation Committee. The terms and conditions of any Performance Award granted under the Altra Equity Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Compensation Committee and not inconsistent with the Altra Equity Plan, provided that dividend/dividend equivalents accumulated will not be paid until performance goal achievement.

The performance criteria to be achieved during any performance period and the length of the performance period is determined by the Compensation Committee upon the grant of the performance award. Performance awards may be valued by reference to a designated number of shares (in which case they are referred to as performance shares) or by reference to a designated amount of property including cash (in which case they are referred to as performance units). Performance awards may be settled by delivery of cash, shares of Altra common stock or other property, or any combination thereof, as determined by the Compensation Committee.

Performance awards granted to persons whom the Compensation Committee expects will, for the year in which a deduction arises, be “covered employees” (as defined below) will, if and to the extent intended by the Compensation Committee, be subject to provisions that were originally intended to qualify such Awards as “performance-based compensation” under Code Section 162(m). For purposes of Section 162(m), as amended by the Tax Cuts and Jobs Act of 2017, the term “covered employee” means the CEO, CFO and each named executive officer (within the meaning of Altra’s Annual Proxy) whose compensation is required to be reported by reason of being among the three highest compensated officers for the fiscal year. If and to the extent required under Section 162(m) of the Code, any power or authority relating to a performance award that was intended to qualify under Section 162(m) of the Code is to be exercised by the Compensation Committee. For a description of recent changes to Section 162(m) of the Code, see “Summary of the Altra Equity Plan—Section 162(m) Deduction Limitations” below.

If and to the extent that the Compensation Committee determines that these provisions of the Altra Equity Plan are to be applicable to any Award, one or more of the following business criteria for us, on a consolidated basis, or for Altra’s business or geographical units (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Compensation Committee in establishing performance goals for awards under the Altra Equity Plan: (1) earnings per share; (2) revenues or margins; (3) royalties; (4) cash flow; (5) operating margin; (6) return on assets, net assets, investment, capital, operating revenue or equity; (7) economic value added; (8) direct contribution; (9) income; net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; net operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any of Altra’s ongoing bonus plans; (10) working capital or working capital management, including without limitation inventory turnover, working capital turns, days payable outstanding and days sales outstanding; (11) management of fixed costs or variable costs; (12) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (13) total stockholder return; (14) debt reduction; (15) market share; (16) entry into new markets, either geographically or by business unit; (17) customer retention and satisfaction; (18) strategic plan development and implementation, including turnaround plans; and (19) stock price. Any of the above goals may be determined on an absolute or relative basis (e.g. growth in earnings per share) or as compared to the performance of a published or special index deemed applicable by the Compensation Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to us. The Compensation Committee shall exclude the impact of an event or occurrence which the Compensation Committee determines should appropriately be excluded, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring, or non-recurring charges, (ii) an event either not directly related to Altra’s operations or not within reasonable control of Altra’s management, or (iii) a change in accounting standards required by generally accepted accounting principles. The Compensation Committee may, in its discretion, determine that the amount payable as a performance award will be reduced from the amount of any potential Award.

Other Terms of Awards. Awards may be settled in the form of cash, shares of common stock, other Awards or other property, in the discretion of the Compensation Committee. The Compensation Committee may require or permit participants to defer the settlement of all or part of an Award in accordance with such terms and conditions as the Compensation Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts. The Compensation Committee is authorized to place cash, shares of Altra common stock or other property in trusts or make other arrangements to provide for payment of Altra’s obligations under the Altra Equity Plan. The Compensation Committee may condition any payment relating to an Award on the withholding of taxes and may provide that a portion of any shares of common stock or other property to be distributed will be withheld (or previously acquired shares of common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. The Compensation Committee may, however, grant Awards in exchange for other Awards under the Altra Equity Plan, awards under Altra’s other plans, or other rights to payment from Altra and may grant Awards in addition to and in tandem with such other Awards, rights or other awards.

Acceleration of Vesting; Change in Control. The Compensation Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any Award, and such accelerated exercisability, lapse, expiration, except in the event that a successor entity assumes or substitutes an Award. Upon a “change in control” of Altra (as defined in the Altra Equity Plan), if the successor entity (if any) does not assume or substitute an Award, then the Compensation Committee is authorized to provide for “single-trigger” vesting; however, if an Award is assumed or substituted, it will be subject to “double-trigger” vesting upon a termination without “cause” or for “good reason” (each, as defined in the Altra Equity Plan) occurring within 24 months of the change in control, on terms that may be determined by the Compensation Committee or set forth in the applicable Award agreement.

With respect to Awards subject to performance goals, if the successor entity does not assume or substitute an Award, then the Compensation Committee is authorized to provide that the applicable performance goals will be deemed to have been met upon the occurrence of any change in control based on target performance (either in full or pro rata based on the portion of performance period completed as of the date of the change in control). The Compensation Committee may alternatively provide that the performance Award will be converted into a restricted stock or other stock-based Award upon the change in control, based on achievement of performance goals or based on target performance (either in full or pro rata based on the portion of performance period completed as of the date of the change in control), and such converted restricted stock or other stock-based Award will be subject to “double-trigger” vesting upon a termination without cause or for good reason occurring within 24 months of the change in control, on terms that may be determined by the Compensation Committee or set forth in the applicable Award agreement.

Restrictions on Transfer. Awards granted under the Altra Equity Plan generally may not be pledged or encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Compensation Committee may, in its discretion, permit transfers without consideration only, to one or more beneficiaries or other transferees during the participant’s lifetime subject to any restrictions imposed by the Committee. Awards under the Altra Equity Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law.

Amendment and Termination. The Altra board of directors may amend, alter, suspend, discontinue or terminate the Altra Equity Plan or the Compensation Committee’s authority to grant Awards without further stockholder approval, except stockholder approval must be obtained for (i) any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or market on which shares of Altra common stock are then listed, and (ii) with respect to repricing, as set forth under Prohibition on Repricing Options and Stock Appreciation Rights, above. Thus stockholder approval may not necessarily be required for every amendment to the Altra Equity Plan that might increase the cost of the Altra Equity Plan or alter the eligibility of persons to receive Awards. Stockholder approval will not be deemed to be required under laws or regulations, such as those relating to incentive stock option, that condition favorable treatment of participants on such approval, although the Altra board of directors may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable. Unless earlier terminated by the Altra board of directors, the Altra Equity Plan will terminate at the earliest of (a) such time as no shares of Altra common stock remain available for issuance under the Altra Equity Plan, (b) termination of the Altra Equity Plan by the Altra board of directors, or (c) the tenth anniversary of the date the Altra Equity Plan was approved by the Altra board of directors. Awards outstanding upon expiration of the Altra Equity Plan shall remain in effect until they have been exercised or terminated, or have expired.

Expiration Date. The Altra Equity Plan will expire on April 26, 2027, which is the tenth anniversary of the date the Altra Equity Plan was most recently approved by Altra stockholders, or such earlier termination of the

Altra Equity Plan by the Altra board of directors or such time as no shares are available for issuance under the Altra Equity Plan.

Clawback. Under the Altra Equity Plan, Awards will be subject to such deductions and clawback as may be required to be made pursuant to laws, government regulations, or stock exchange listing requirements, and any policy adopted by Altra pursuant to any such law, government regulation or stock exchange listing requirement. For a description of Altra’s clawback policy, refer to “Compensation Discussion and Analysis—Clawback Policy” in Altra’s Annual Proxy.

Federal Income Tax Consequences of Awards

The Altra Equity Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. The following is a general summary of certain U.S. Federal income tax consequences to U.S. participants with respect to Awards granted under the Altra Equity Plan based on the law as currently in effect. This discussion applies to participants who are citizens or residents of the U.S. and a U.S. taxpayer.

Nonqualified Stock Options

On exercise of a nonqualified stock option granted under the Altra Equity Plan, an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the shares of stock acquired on exercise of the option over the exercise price. If the optionee is Altra’s employee or an employee of a “related entity,” as defined in the Altra Equity Plan, that income will be subject to the withholding of Federal income tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and his or her holding period for those shares will begin on that date.

If an optionee pays for shares of stock on exercise of an option by delivering shares of Altra common stock, the optionee will not recognize gain or loss on the shares delivered, even if their fair market value at the time of exercise differs from the optionee’s tax basis in them. The optionee, however, otherwise will be taxed on the exercise of the option in the manner described above as if he had paid the exercise price in cash. If a separate identifiable stock certificate is issued for that number of shares equal to the number of shares delivered on exercise of the option, the optionee’s tax basis in the shares represented by that certificate will be equal to his tax basis in the shares delivered, and his or her holding period for those shares will include his or her holding period for the shares delivered. The optionee’s tax basis and holding period for the additional shares received on exercise of the option will be the same as if the optionee had exercised the option solely in exchange for cash.

We will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the optionee, provided that amount constitutes an ordinary and necessary business expense for Altra and is reasonable in amount, and either the employee includes that amount in income or Altra timely satisfies its reporting requirements with respect to that amount.

Incentive Stock Options

The Altra Equity Plan provides for the grant of stock options that qualify as “incentive stock options” as defined in Section 422 of the Code, which Altra refers to as ISOs. Under the Code, an optionee generally is not subject to tax upon the grant or exercise of an ISO. In addition, if the optionee holds a share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised, which Altra refers to as the Required Holding Period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the Required Holding Period, which Altra refers to as a Disqualifying Disposition, the optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. If, however, the Disqualifying Disposition is a sale or exchange on which a loss, if realized, would be recognized for Federal income tax purposes, and if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

An optionee who exercises an ISO by delivering shares of common stock acquired previously pursuant to the exercise of an ISO before the expiration of the Required Holding Period for those shares is treated as making a Disqualifying Disposition of those shares. This rule prevents “pyramiding” in connection with the exercise of an ISO (that is, exercising an ISO for one share and using that share, and others so acquired, to exercise successive ISOs) without the imposition of current income tax.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of common stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a Disqualifying Disposition of the share in the year in which the option is exercised, there will be no adjustment with respect to that share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition is included in the optionee’s alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the Required Holding Period. However, if there is a Disqualifying Disposition of a share, Altra is allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, provided that amount constitutes an ordinary and necessary business expense for Altra and is reasonable in amount, and either the employee includes that amount in income or Altra timely satisfies its reporting requirements with respect to that amount.

Stock Awards

Generally, the recipient of a stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is non-vested when it is received under the Altra Equity Plan (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. If permitted by the Committee, a recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired as stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested. Upon the disposition of any stock received as a stock award under the Altra Equity Plan the difference between the sale price and the recipient’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more the one year from the date as of which he or she would be required to recognize any compensation income.

We will be allowed a corresponding Federal income tax deduction in an amount equal to the ordinary income recognized by the recipient, provided that the deduction is not otherwise disallowed under the Code.

Stock Appreciation Rights

We may grant stock appreciation rights, which Altra calls SARs, separate from any other award, which Altra refers to as Stand-Alone SARs, or in tandem with options, which Altra refers to as Tandem SARs, under the Altra Equity Plan. Generally, the recipient of a Stand-Alone SAR will not recognize any taxable income at the time the Stand-Alone SAR is granted.

With respect to Stand-Alone SARs, if the recipient receives the appreciation inherent in the SARs in cash, the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received. If the recipient receives the appreciation inherent in the SARs in shares of stock, the recipient will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the recipient for the stock.

With respect to Tandem SARs, if the recipient elects to surrender the underlying option in exchange for cash or shares of stock equal to the appreciation inherent in the underlying option, the tax consequences to the recipient will be the same as discussed above relating to the Stand-Alone SARs. If the recipient elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a nonqualified stock option (discussed above), i.e., the recipient will recognize ordinary income for Federal tax purposes measured by the excess of the then fair market value of the shares of stock over the exercise price.

In general, there will be no Federal income tax deduction allowed to Altra upon the grant or termination of Stand-Alone SARs or Tandem SARs. Upon the exercise of either a Stand-Alone SAR or a Tandem SAR, however, Altra will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Dividend Equivalents

Generally, the recipient of a dividend equivalent award will recognize ordinary compensation income at the time the dividend equivalent award is received equal to the fair market value of the dividend equivalent award received. With respect to Awards based on the achievement of performance goals, dividends/dividend equivalents accumulated will not be paid until performance goal achievement. Altra generally will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the dividend equivalent award, provided that the deduction is not otherwise disallowed under the Code.

Section 409A

Section 409A of the Code, enacted as part of the American Jobs Creation Act of 2004, imposes requirements applicable to “nonqualified deferred compensation plans,” including rules relating to the timing of deferral elections and elections with regard to the form and timing of benefit distributions, prohibitions against the acceleration of the timing of distributions, and the times when distributions may be made, as well as rules that generally prohibit the funding of nonqualified deferred compensation plans in offshore trusts or upon the occurrence of a change in the employer’s financial health. These rules generally apply with respect to deferred compensation that becomes earned and vested on or after January 1, 2005. If a nonqualified deferred compensation plan subject to Section 409A fails to meet, or is not operated in accordance with, these requirements, then all compensation deferred under the plan is or becomes immediately taxable to the extent that it is not subject to a substantial risk of forfeiture and was not previously taxable. The tax imposed as a result of these rules would be increased by interest at a rate equal to the rate imposed upon tax underpayments plus one percentage point, and an additional tax equal to 20% of the compensation required to be included in income. Some of the Awards to be granted under the Altra Equity Plan may constitute deferred compensation subject to the Section 409A requirements, including, without limitation, deferred stock. It is intended that any Award agreement that will govern Awards subject to Section 409A will comply with these rules.

Section 162(m) Deduction Limitation

Pursuant to Section 162(m) of the Code, as in effect for 2017, compensation in excess of $1 million per year paid to Altra’s chief executive officer and three other highest paid executive officers (other than the chief financial officer) was not deductible unless it qualified as “performance-based compensation”. The Tax Cuts and Jobs Act, which was signed into law on December 22, 2017, eliminated the exception for “performance-based compensation” with respect to 2018 and future years. As a result, Altra expects that, except to the extent that compensation is eligible for limited transition relief applicable to binding contracts in effect on November 2, 2017, compensation over $1 million per year paid to any named executive officer (and any person who was a named executive for any year, beginning with 2017) will be nondeductible under Section 162(m).

State and Local Income Taxes

In addition to U.S. Federal income tax, participants may also be subject to U.S. state and local taxes with respect to Awards granted under the Altra Equity Plan.

Required Vote

The approval of the amendment to the Altra Equity Plan to increase the share reserve thereunder requires the affirmative vote of a majority of votes cast (meaning the number of shares voted “for” a proposal must exceed the number of shares voted “against” such proposal). Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the vote for this proposal.

Recommendation of the Altra Board of Directors

The Altra board of directors recommends that stockholders vote “FOR” the approval of the Altra Equity Plan Amendments.

PROPOSAL NO. 4—PROPOSAL TO APPROVE THE ADJOURNMENT OR POSTPONEMENT OF

THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE

If, at the special meeting of stockholders, the Altra board of directors determines it is necessary or appropriate to adjourn or postpone the special meeting in order to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Share Issuance, the Charter Amendment or the Altra Equity Plan Amendment, Altra intends to move to adjourn or postpone the special meeting. If the Altra board of directors determines that adjournment or postponement of the special meeting is necessary or appropriate, Altra will ask its stockholders to vote only upon the adjournment or postponement proposal, and not on the proposal to approve the Share Issuance, the Charter Amendment or the Altra Equity Plan Amendment.

In this proposal, Altra is asking you to vote in favor of adjournment or postponement of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Share Issuance, the Charter Amendment or the Altra Equity Plan Amendment. If the stockholders approve the adjournment or postponement proposal, Altra could adjourn or postpone the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment or postponement proposal could mean that, even if Altra had received proxies representing a sufficient number of votes “AGAINST” the Share Issuance, the Charter Amendment or the Altra Equity Plan Amendments to defeat one or both of those proposals, Altra could adjourn or postpone the special meeting without a vote and seek to convince the holders of those shares to change their votes to vote in favor of approval of the Share Issuance, the Charter Amendment or the Altra Equity Plan Amendment, as the case may be.

Required Vote

This proposal regarding the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Share Issuance, the Charter Amendment and the Altra Equity Plan Amendments must be approved by the affirmative vote of a majority of the votes cast on that proposal at the special meeting.

Recommendation of the Altra Board of Directors

The Altra board of directors recommends that stockholders vote “FOR” the proposal to approve adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Share Issuance, the Charter Amendment or the Altra Equity Plan Amendment.

STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING

Requirements for Stockholder Proposals to Be Considered for Inclusion in Altra’s Proxy Materials

Any proposal or director nomination that a stockholder wishes to submit for inclusion in Altra’s proxy materials for the 2019 Annual Meeting of Stockholders pursuant to and in accordance with Rule 14a-8 of the Exchange Act must be received by Altra not later than November 23, 2018.

Requirements for Stockholder Proposals to Be Brought Before the Annual Meeting

The Altra Bylaws provide that any proposal or director nomination that a stockholder wishes to propose for consideration at an annual meeting, but does not seek to include in Altra’s proxy statement and related materials, must be received by Altra no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s Annual Meeting. Absent specific circumstances set forth in the Altra Bylaws, to be considered at the 2019 Annual Meeting such proposal must be delivered to Altra no earlier than December 25, 2018 and no later than January 24, 2019. In addition, any stockholder proposal to Altra must set forth the information required by the Altra Bylaws with respect to each matter the stockholder proposes to bring before the annual meeting. The proxy solicited by the Altra board of directors for the 2019 Annual Meeting will confer discretionary authority to vote on any proposal presented by a stockholder at the meeting that was not included in the proxy materials for such meeting.

Any stockholder proposals or notices submitted to Altra in connection with the 2019 Annual Meeting should be addressed to: Corporate Secretary, Altra Industrial Motion Corp., 300 Granite Street, Suite 201, Braintree, Massachusetts 02184.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Statements contained in this document or in any document incorporated by reference in this document as to the contents of any contract or other document referred to within this document or other documents that are incorporated herein by reference are not necessarily complete and, in each instance, reference is made to the copy of the applicable contract or other document attached hereto as an annex or otherwise filed with the SEC. Each statement in this document regarding a contract or other document is qualified in all respects by such contract or other document.

Altra files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy all or any portion of the materials that Altra has filed with the SEC at the offices of the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC filings are also available to the public on the SEC’s internet website at www.sec.gov, which contains reports, proxy and prospectuses and other information regarding companies, such as Altra, that file electronically with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference rooms and on the SEC’s website. You can also find additional information about Altra at www.altramotion.com. Altra’s website addresses are provided as an inactive textual reference only. Information contained on Altra’s website is not incorporated by reference into this document, and you should not consider information contained on those websites as part of this document.

The SEC allows certain information to be “incorporated by reference” into this document. The information incorporated by reference is considered a part of this document, except for any information superseded by information contained directly in this document or by information contained in documents filed with or furnished to the SEC by Altra after the date of this document that is incorporated by reference in this document. This means that Altra can disclose important information to you by referring to another document filed separately with the SEC.

This document incorporates by reference the documents set forth below that Altra has filed with the SEC. These documents contain important information about Altra and its respective business and financial conditions.

Altra SEC Filings (SEC File Number 0000-26251)	Period or Date Filed
Annual Report on Form 10-K	Fiscal year ended December 21, 2017 filed with the SEC on February 23, 2018

Quarterly Report on Form 10-Q	Quarterly period ended March 31, 2018 filed with the SEC on May 9, 2018

Definitive Proxy Statement on Schedule 14A	Filed on March 23, 2018

Current Reports on Form 8-K or 8-K/A	Filed on February 16, 2018, March 7, 2018, March 9, 2018 and April 27, 2018

The description of Altra’s common stock contained in Altra’s Registration Statement on Form 8-A	Filed on December 12, 2006, as amended

In addition, this document also incorporates by reference additional documents that Altra may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this document and the date that shares are accepted pursuant to the Exchange Offer (or the date that the Exchange Offer is terminated). These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

This document does not, however, incorporate by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of Altra’s Current Reports on Form 8-K unless, and except to the extent, specified in such Current Reports.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this document to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this document.

Altra’s documents incorporated by reference are available without charge upon request to the information agent at the following address and telephone numbers:

Altra Industrial Motion Corp.

Attn: Investor Relations

300 Granite Street, Suite 201

Braintree, MA 02184

(781) 917-0541

If you would like to request documents, please do so by                 , 2018 to ensure timely delivery.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Fortive Corporation

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of Automation & Specialty Business of Fortive Corporation (the Company), a wholly-owned business of Fortive Corporation, as of December 31, 2017 and 2016, the related combined statements of earnings, comprehensive income, changes in parent’s equity and cash flows for each of the three years in the period ended December 31, 2017, and the related notes and financial statement schedule listed in the Index at Item 21(b) (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2018.

Seattle, Washington

May 8, 2018

AUTOMATION & SPECIALTY BUSINESS OF FORTIVE CORPORATION

COMBINED BALANCE SHEETS

($ in thousands)

	As of December 31
	2017	2016
ASSETS
Current assets:
Accounts receivable less allowance for doubtful accounts of $855 and $1,160 at December 31, 2017 and December 31, 2016, respectively	$123,713	$110,495
Inventories	73,865	68,718
Prepaid expenses and other current assets	6,777	6,701

Total current assets	204,355	185,914
Property, plant and equipment, net	102,113	90,356
Other assets	7,781	6,344
Goodwill	538,238	533,873
Other intangible assets, net	19,543	19,886

Total assets	$872,030	$836,373

LIABILITIES AND PARENT’S EQUITY
Current liabilities:
Trade accounts payable	$99,234	$89,318
Accrued expenses and other current liabilities	55,565	51,858
Short-term borrowings	3,950	2,838

Total current liabilities	158,749	144,014
Other long-term liabilities	50,373	41,930
Parent’s equity:
Net Parent investment	695,926	690,748
Accumulated other comprehensive income (loss)	(33,018)	(40,319)

Total Parent’s equity	662,908	650,429

Total liabilities and Parent’s equity	$872,030	$836,373

See the accompanying Notes to the Combined Financial Statements.

AUTOMATION & SPECIALTY BUSINESS OF FORTIVE CORPORATION

COMBINED STATEMENTS OF EARNINGS

($ in thousands)

	Year Ended December 31
	2017	2016	2015
Sales	$907,349	$852,592	$874,085
Cost of sales	(530,200)	(503,727)	(529,227)

Gross profit	377,149	348,865	344,858
Operating costs:
Selling, general and administrative expenses	(147,298)	(148,378)	(147,678)
Research and development expenses	(36,634)	(33,792)	(31,791)

Operating profit	193,217	166,695	165,389
Interest expense	(500)	(480)	(325)

Earnings before income taxes	192,717	166,215	165,064
Income taxes	(41,000)	(45,000)	(55,000)

Net earnings	$151,717	$121,215	$110,064

See the accompanying Notes to the Combined Financial Statements.

AUTOMATION & SPECIALTY BUSINESS OF FORTIVE CORPORATION

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

($ in thousands)

	Year Ended December 31
	2017	2016	2015
Net earnings	$151,717	$121,215	$110,064
Other comprehensive income (loss), net of income taxes:
Foreign currency translation adjustments	10,086	(4,835)	(12,081)
Pension and other postretirement adjustments	(2,785)	5,153	(4,945)

Total other comprehensive income (loss), net of income taxes	7,301	318	(17,026)

Comprehensive income	$159,018	$121,533	$93,038

See the accompanying Notes to the Combined Financial Statements.

AUTOMATION & SPECIALTY BUSINESS OF FORTIVE CORPORATION

COMBINED STATEMENTS OF CHANGES IN PARENT’S EQUITY

($ in thousands)

	Accumulated Other Comprehensive Income (Loss)	Net Parent Investment
Balance, January 1, 2015	$(23,611)	$689,094
Net earnings for the year	—	110,064
Net transfers to Parent	—	(114,327)
Other comprehensive income/(loss)	(17,026)	—
Stock-based compensation expense	—	3,399

Balance, December 31, 2015	(40,637)	688,230
Net earnings for the year	—	121,215
Net transfers to Parent	—	(123,355)
Other comprehensive income/(loss)	318	—
Stock-based compensation expense	—	4,658

Balance, December 31, 2016	(40,319)	690,748
Net earnings for the year	—	151,717
Net transfers to Parent	—	(150,955)
Other comprehensive income/(loss)	7,301	—
Stock-based compensation expense	—	4,416

Balance, December 31, 2017	$(33,018)	$695,926

See the accompanying Notes to the Combined Financial Statements.

AUTOMATION & SPECIALTY BUSINESS OF FORTIVE CORPORATION

COMBINED STATEMENTS OF CASH FLOWS

($ in thousands)

	Year Ended December 31
	2017	2016	2015
Cash flows from operating activities:
Net earnings	$151,717	$121,215	$110,064
Noncash items:
Depreciation	15,510	15,052	14,571
Amortization	313	418	546
Stock-based compensation expense	4,416	4,658	3,399
Change in deferred income taxes	6,000	4,000	12,000
Change in accounts receivable, net	(10,026)	(9,129)	5,207
Change in inventories	(3,204)	2,584	4,453
Change in trade accounts payable	7,351	5,071	(8,650)
Change in prepaid expenses and other assets	(1,219)	276	(473)
Change in accrued expenses and other liabilities	609	(1,127)	(5,985)

Net cash provided by operating activities	171,467	143,018	135,132

Cash flows from investing activities:
Payments for additions to property, plant and equipment	(24,971)	(19,558)	(17,111)

Net cash used in investing activities	(24,971)	(19,558)	(17,111)

Cash flows from financing activities:
Net transfers to Parent	(150,955)	(123,355)	(114,327)
Proceeds from short-term borrowings	866	655	1,621

Net cash used in financing activities	(150,089)	(122,700)	(112,706)

Effects of exchange rate changes on net transfers to Parent	3,593	(760)	(5,315)

Net change in cash and equivalents	—	—	—
Beginning balance of cash and equivalents	—	—	—

Ending balance of cash and equivalents	$—	$—	$—

See the accompanying Notes to the Combined Financial Statements.

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1. BUSINESS OVERVIEW AND BASIS OF PRESENTATION

The accompanying combined financial statements present the historical financial position, results of operations, changes in Fortive Corporation’s (“Fortive” or “Parent”) equity and cash flows of the Automation & Specialty platform, excluding Fortive’s Hengstler and Dynapar businesses (the “A&S Business” or the “Company”) in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for the preparation of carved-out combined financial statements. The Hengstler and Dynapar businesses are not included in the accompanying combined financial statements as they are excluded from the proposed transaction and will remain part of Fortive. The A&S Business had operated as part of Danaher Corporation’s (“Danaher” or the “Former Parent”) Industrial Technologies segment prior to the separation of Fortive from Danaher on July 2, 2016 (the “Danaher Separation”) and, following the Danaher Separation, as part of the Automation & Specialty platform within Fortive’s Industrial Technologies segment.

The A&S Business consists of certain operating units of Parent that are recognized leaders in attractive markets globally. The A&S Business provides a wide range of electromechanical and electronic motion control products and mechanical components as well as supplemental braking systems for commercial vehicles. The automation products are sold in various precision motion markets, such as the markets for packaging equipment, medical equipment, metal forming equipment, robotics and food and beverage processing applications. The A&S Business is also a leading worldwide supplier of supplemental braking systems for commercial vehicles. The A&S Business’s research and development, manufacturing, sales, distribution, service and administrative facilities are located across North America, Asia Pacific, Europe and Latin America.

On March 7, 2018, Fortive announced that it and Stevens Holding Company, Inc. (“Newco”), a wholly-owned subsidiary of Fortive, had entered into definitive agreements with Altra Industrial Motion Corp., a Delaware corporation (“Altra”), and McHale Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Altra (“Merger Sub”), for a transaction (collectively, the “Transactions”) pursuant to which, subject to the terms and conditions of certain definitive agreements, Fortive will transfer certain assets and liabilities constituting a portion of the A&S Business to Newco or one or more subsidiaries of Fortive, and will cause any applicable subsidiaries of Fortive to convey to Fortive or its designated subsidiary (other than Newco or any of Newco’s subsidiaries) certain excluded assets and excluded liabilities. Immediately thereafter, Fortive will contribute all equity interests in each such subsidiary of Fortive holding assets and liabilities constituting the A&S Business to Newco in exchange for (i) a number of shares of common stock, par value $0.01 per share of Newco (the “Newco Common Stock”), (ii) securities representing indebtedness of Newco in an aggregate principal amount determined pursuant to such definitive agreements, and (iii) cash dividend in an aggregate amount determined pursuant to such definitive agreements. In addition, as part of the Transactions, Fortive will distribute to its stockholders all of the issued and outstanding shares of Newco Common Stock held by Fortive, at Fortive’s option, by way of an exchange offer or a pro rata dividend, or a combination thereof (the “Distribution”), followed by merger of Merger Sub with and into Newco (the “Merger”), with Newco surviving as a wholly-owned subsidiary of Altra and with the issued and outstanding shares of Newco Common Stock converted in the Merger into shares of common stock, par value $0.001 per share, of Altra. In addition, as part of the Transactions, Fortive will transfer certain non-U.S. assets, liabilities and entities of the A&S Business to certain subsidiaries of Altra, and the Altra subsidiaries will assume substantially all of the liabilities associated with the transferred assets. Upon completion of the Merger, holders of Fortive’s common stock participating in the Distribution are expected to own in the aggregate approximately 54% of the outstanding shares of Altra common stock on a fully-diluted basis immediately following the Merger. The Transactions are expected to be completed in 2018. Altra and Fortive anticipate that certain direct sale of certain non-U.S. assets, liabilities and entities of the A&S Business to certain subsidiaries of Altra will be completed after the closing date of the Merger due to regulatory and other delays in certain jurisdictions outside the United States.

The Transactions remain subject to the approval of the issuance of shares of Altra common stock in the Merger by Altra’s stockholders and the satisfaction of customary closing conditions, including regulatory approvals and the absence of a Material Adverse Effect with respect to either the A&S Business or Altra.

The A&S Business has historically operated as part of Fortive and not as a stand-alone company and has no separate legal status or existence. The financial statements have been derived from Fortive’s historical accounting records and are presented on a carved-out basis. All revenues and costs as well as assets and liabilities directly associated with the A&S Business’s activity are included as a component of the financial statements. The financial statements also include allocations of certain general, administrative, sales and marketing expenses and cost of sales from Fortive’s corporate office and from other Fortive businesses to the A&S Business and allocations of related assets, liabilities and Parent’s investment, as applicable. The allocations have been determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the financial statements had the A&S Business been an entity that operated independently of Fortive. Related party allocations are discussed further in Note 15.

As part of Fortive, the A&S Business is dependent upon Fortive for all of its working capital and financing requirements as Fortive uses a centralized approach to cash management and financing of its operations. Financial transactions relating to the A&S Business are accounted for through the Parent investment account of the A&S Business. Accordingly, none of Fortive’s cash, cash equivalents or debt at the corporate level has been included in the A&S Business in the balance sheets. The impact of foreign currency exchange rates on the cash that the A&S Business had access to during the periods presented is reflected in the statements of cash flows.

Net Parent investment, which includes retained earnings, represents Fortive’s interest in the recorded net assets of the A&S Business. All significant transactions between the A&S Business and Fortive have been included in the accompanying combined financial statements. Transactions with Fortive are reflected in the accompanying Combined Statements of Changes in Parent’s Equity as “Net transfers to Parent” and in the accompanying Combined Balance Sheets within “Net Parent investment.”

All significant intercompany accounts and transactions between the operations comprising the A&S Business have been eliminated in the accompanying financial statements.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates—The preparation of financial statements in conformity with GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The A&S Business bases these estimates on historical experience, the current economic environment and various other assumptions that are believed to be reasonable under the circumstances. However, uncertainties associated with these estimates exist and actual results may differ from these estimates.

Accounts Receivable and Allowances for Doubtful Accounts—All trade accounts are reported on the accompanying Combined Balance Sheets adjusted for any write-offs and net of allowances for doubtful accounts. The allowances for doubtful accounts represent management’s best estimate of the credit losses expected from the A&S Business’s trade accounts. Determination of the allowances requires management to exercise judgment about the timing, frequency and severity of credit losses that could materially affect the provision for credit losses and, therefore, net earnings. The A&S Business regularly performs detailed reviews of its portfolios to determine if an impairment has occurred and evaluates the collectability of receivables based on a combination of financial and qualitative factors that may affect customers’ ability to pay, including customers’ financial condition, collateral, past payment experience and credit bureau information. In circumstances where the A&S Business is aware of a specific customer’s inability to meet its financial obligations, a specific reserve is recorded against amounts due to reduce the recognized receivable to the amount reasonably expected to be collected. Additions to the allowances for doubtful accounts are charged to current period earnings, amounts determined to be uncollectible are charged directly against the allowances, while amounts recovered on previously written-off accounts increase the allowances. If the financial condition of the A&S Business’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional reserves would be required. The A&S Business does not believe that accounts receivable represent significant concentrations of credit risk because of the diversified portfolio of individual customers and geographical areas. The A&S Business recorded $200,000, $414,000 and $206,000 of expense associated with doubtful accounts for the years ended December 31, 2017, 2016 and 2015, respectively.

Inventory Valuation—Inventories include the costs of material, labor and overhead. Domestic inventories are stated at the lower of cost or net realizable value primarily using the first-in, first-out (“FIFO”) method with certain businesses applying the last-in, first-out method (“LIFO”) to value inventory. Inventories held outside the United States are stated at the lower of cost or net realizable value primarily using the FIFO method.

Property, Plant and Equipment—Property, plant and equipment are carried at cost. The provision for depreciation has been computed principally by the straight-line method based on the estimated useful lives of the depreciable assets as follows:

Category	Useful Life
Buildings	30 years
Leased assets and leasehold improvements	Amortized over the lesser of the economic life of the asset or the term of the lease
Machinery and equipment	3 – 10 years

Estimated useful lives are periodically reviewed and, when appropriate, changes to estimates are made prospectively.

Other Assets—Other assets principally include non-current deferred tax assets.

Fair Value of Financial Instruments—The A&S Business’s financial instruments consist primarily of accounts receivable, obligations under trade accounts payable and short-term borrowings. Due to their short-term nature, the carrying values for accounts receivable, trade accounts payable and short-term borrowings approximate fair value.

Certain of the A&S Business’s management employees participate in Parent’s nonqualified deferred compensation programs that permit such employees to defer a portion of their compensation, on a pretax basis, until after their termination of employment. All amounts deferred under such plans are unfunded, unsecured obligations and are presented as a component of compensation and benefits accrual included in other long-term liabilities in the accompanying Combined Balance Sheets. Participants may choose among alternative earning rates for the amounts they defer, which are primarily based on investment options within Fortive’s defined contribution plans for the benefit of U.S. employees (“401(k) Programs”) (except that the earnings rates for amounts contributed unilaterally by Fortive are entirely based on changes in the value of Fortive common stock). Changes in the deferred compensation liability under these programs are recognized based on changes in the fair value of the participants’ accounts, which are based on the applicable earnings rates.

Goodwill and Other Intangible Assets—Goodwill and other intangible assets result from the A&S Business’s acquisition of existing businesses. In accordance with accounting standards related to business combinations, goodwill is not amortized, however, certain definite-lived identifiable intangible assets, primarily customer relationships and acquired technology, are amortized over their estimated useful lives. Intangible assets with indefinite lives are not amortized. The A&S Business reviews identified intangible assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The A&S Business also tests intangible assets with indefinite lives at least annually for impairment. Refer to Note 5 for additional information about the A&S Business’s goodwill and other intangible assets.

Revenue Recognition—As described above, the A&S Business derives revenues primarily from the sale of products. For revenue related to a product to qualify for recognition, there must be persuasive evidence of an arrangement with a customer, delivery must have occurred, the price to the customer must be fixed and determinable and collectability of the associated fee must be reasonably assured. The A&S Business’s principal terms of sale are FOB Shipping Point, or equivalent, and, as such, it primarily records revenue for product sales upon shipment. Sales arrangements entered with delivery terms that are not FOB Shipping Point are not recognized upon shipment and the delivery criteria for revenue recognition is evaluated based on the associated shipping terms and customer obligations. If any significant obligation to the customer with respect to a sales transaction remains to be fulfilled following shipment (typically installation or acceptance by the customer), revenue recognition is deferred until such obligations have been fulfilled. Returns for products sold are estimated and recorded as a reduction of revenue at the time of sale. Customer allowances and rebates, consisting primarily of volume discounts and other short-term incentive programs, are recorded as a reduction of revenue at the time of sale because these allowances reflect a reduction in the purchase price. Product returns, customer allowances and rebates are estimated based on historical experience and known trends. Revenue related to separately priced extended warranty and product maintenance agreements are deferred when appropriate and recognized as revenue over the term of the agreement.

Shipping and Handling—Shipping and handling costs are included as a component of cost of sales. Revenue derived from shipping and handling costs billed to customers is included in sales.

Advertising—Advertising costs are expensed as incurred.

Research and Development—The A&S Business conducts research and development activities for the purpose of developing new products, enhancing the functionality, effectiveness, ease of use and reliability of the A&S Business’s existing products and expanding the applications for which uses of its products are appropriate. Research and development costs are expensed as incurred.

Foreign Currency Translation and Transactions—Exchange rate adjustments resulting from foreign currency transactions are recognized in net earnings, whereas effects resulting from the translation of financial statements are reflected as a component of accumulated other comprehensive income (loss) within Parent’s equity. Assets and liabilities of subsidiaries operating outside the United States with a functional currency other than U.S. dollars are translated into U.S. dollars using year end exchange rates and income statement accounts are translated at weighted average exchange rates. Net foreign currency transaction gains or losses were not material in any of the years presented.

Accumulated Other Comprehensive Income (Loss)—Foreign currency translation adjustments are generally not adjusted for income taxes as they relate to indefinite investments in non-U.S. subsidiaries. The changes in accumulated other comprehensive income (loss) by component are summarized below ($ in thousands):

	Foreign currency translation adjustments	Pension & postretirement plan benefit adjustments (b)	Total
Balance, January 1, 2015	$(13,555)	$(10,056)	$(23,611)
Other comprehensive income (loss) before reclassifications:
Increase (decrease)	(12,081)	(6,676)	(18,757)
Income tax impact	—	1,104	1,104

Other comprehensive income (loss) before reclassifications, net of income taxes	(12,081)	(5,572)	(17,653)
Amounts reclassified from accumulated other comprehensive income (loss):
Increase (decrease)	—	747 (a)	747
Income tax impact	—	(120)	(120)

Amounts reclassified from accumulated other comprehensive income (loss), net of income taxes	—	627	627

Net current period other comprehensive income (loss)	(12,081)	(4,945)	(17,026)

Balance, December 31, 2015	(25,636)	(15,001)	(40,637)
Other comprehensive income (loss) before reclassifications:
Increase (decrease)	(4,835)	4,398	(437)
Income tax impact	—	(720)	(720)

Other comprehensive income (loss) before reclassifications, net of income taxes	(4,835)	3,678	(1,157)
Amounts reclassified from accumulated other comprehensive income (loss):
Increase (decrease)	—	1,756 (a)	1,756
Income tax impact	—	(281)	(281)

Amounts reclassified from accumulated other comprehensive income (loss), net of income taxes	—	1,475	1,475

Net current period other comprehensive income (loss)	(4,835)	5,153	318

Balance, December 31, 2016	(30,471)	(9,848)	(40,319)
Other comprehensive income (loss) before reclassifications:
Increase (decrease)	10,086	(3,627)	6,459
Income tax impact	—	96	96

Other comprehensive income (loss) before reclassifications, net of income taxes	10,086	(3,531)	6,555
Amounts reclassified from accumulated other comprehensive income (loss):
Increase (decrease)	—	840 (a)	840
Income tax impact	—	(94)	(94)

Amounts reclassified from accumulated other comprehensive income (loss), net of income taxes	—	746	746

Net current period other comprehensive income (loss)	10,086	(2,785)	7,301

Balance, December 31, 2017	$(20,385)	$(12,633)	$(33,018)

(a)	This accumulated other comprehensive income (loss) component is included in the computation of net periodic pension cost (refer to Notes 8 and 9 for additional details).
(b)	Includes balances relating to non-U.S. employee defined benefit plans and other postretirement employee benefit plans.

Accounting for Stock-based Compensation—Certain employees of the A&S Business participate in Fortive’s share-based compensation plans and previously participated in Danaher’s stock-based compensation plans (the “Plans”), which include stock options and restricted stock units (“RSUs”). The A&S Business accounts for stock-based compensation incurred by Fortive and Danaher by measuring the fair value of the award as of the grant date. Equity-based compensation expense is recognized net of an estimated forfeiture rate on a straight-line basis over the requisite service period of the award, except that in the case of RSUs, compensation expense is recognized using an accelerated attribution method.

Pension and Other Postretirement Benefit Plans—The A&S Business measures its pension assets and obligations to determine the funded status of the plans as of year end, and recognizes an asset for an overfunded status or a liability for an underfunded status on its balance sheet. Changes in the funded status of the pension plans are recognized in the year in which the changes occur and are reported in other comprehensive income (loss). Refer to Notes 8 and 9 for additional information on the A&S Business’s pension plans, including a discussion of actuarial assumptions, its policy for recognizing associated gains and losses and the method used to estimate service and interest cost components.

Income Taxes—The A&S Business’s domestic and foreign operating results are included in the income tax returns of Fortive. The A&S Business accounts for income taxes under the separate return method. Under this approach, the A&S Business determines its deferred tax assets and liabilities and related tax expense as if it were filing a separate tax return. The accompanying Combined Balance Sheet does not contain a current taxes payable liability as it is deemed settled with Fortive when due and therefore included in Parent’s equity.

In accordance with GAAP, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted rates expected to be in effect during the year in which the differences reverse. Deferred tax assets generally represent items that can be used as a tax deduction or credit in the A&S Business’s tax return in future years for which the tax benefit has already been reflected on its Combined Statements of Earnings. The A&S Business establishes valuation allowances for its deferred tax assets if, in its assessment, it is more likely than not that some or all of the deferred tax asset will not be realized. Deferred tax liabilities generally represent items that have already been taken as a deduction on the A&S Business’s tax return but have not yet been recognized as an expense in its Combined Statements of Earnings. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

The Tax Cuts and Jobs Act (the “TCJA”), enacted in December 2017, reduced the U.S. Corporate tax rate from 35% to 21%, and has resulted in a material reduction in the A&S Business’s net deferred tax liabilities. The A&S Business recognizes tax benefits from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the combined financial statements from such positions are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. Judgment is required in evaluating tax positions and determining income tax provisions. The A&S Business reevaluates the technical merits of its tax positions and may recognize an uncertain tax benefit in certain circumstances, including when: (1) a tax audit is completed; (2) applicable tax laws change, including a tax case ruling or legislative guidance; or (3) the applicable statute of limitations expires. The A&S Business recognizes potential accrued interest and penalties associated with unrecognized tax positions in income tax expense. Refer to Note 10 for additional information.

Subsequent Events—The A&S Business has evaluated subsequent events for recording or disclosure in these financial statements through May 8, 2018, the date the financial statements will be available to be issued.

New Accounting Standards

In May 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting,

which provided clarity on which changes to the terms or conditions of share-based payment awards require an entity to apply the modification accounting provisions required in Topic 718. This standard is effective for the A&S Business beginning January 1, 2018. The A&S Business does not expect the adoption of this standard will have a material impact on its financial statements.

In March 2017, the FASB issued ASU No. 2017-07, Compensation—Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which aims to improve the presentation of net periodic pension cost. Under current accounting standards, all components of net periodic pension costs are aggregated and reported in cost of sales or selling, general and administrative expenses (“SG&A”) in the financial statements. Under the new standard the A&S Business will be required to report only the service cost component in cost of sales or SG&A; the other components of net periodic pension costs (which include interest costs, expected return on plan assets and amortization of net gain or loss) will be required to be presented in non-operating expenses. The presentation requirement of this standard is effective for the A&S Business beginning January 1, 2018 using a retrospective transition approach and provides for certain practical expedients. The A&S Business does not expect the adoption of this standard will have a material impact on its financial statements.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which aims to simplify the subsequent measurement of goodwill by removing Step 2 of the current goodwill impairment test, which requires a hypothetical purchase price allocation. Under the new standard, an impairment loss will be recognized in the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. This standard is effective for the A&S Business prospectively beginning January 1, 2020, with early adoption permitted. The A&S Business is currently evaluating the impact of this standard on its financial statements.

In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory, which aims to improve the accounting for the income tax consequences of intra-entity transfers of assets other than inventory. Current guidance prohibits the recognition of current and deferred income taxes for an intra-entity asset transfer until the asset has been sold to an outside party. ASU 2016-16 provides that an entity should recognize both the current and deferred income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. This standard is effective for the A&S Business beginning January 1, 2018 using a modified retrospective transition approach through a cumulative-effect adjustment directly to net Parent investment as of January 1, 2018. The A&S Business does not expect the adoption of this standard will have a material impact on its financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which clarifies the classification and presentation of eight specific cash flow issues in the statement of cash flows. In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which clarifies that restricted cash and restricted cash equivalents should be included in cash and cash equivalents in the statement of cash flows. This standard is effective for the A&S Business beginning January 1, 2018 using a retrospective transition approach. The A&S Business does not anticipate the adoption of these standards to have a material impact on its financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which will require, among other items, lessees to recognize a right-of-use asset and a lease liability for most leases. The standard also requires disclosures by lessees and lessors about the amount, timing and uncertainty of cash flows arising from leases. The accounting applied by a lessor is largely unchanged from that applied under the current standard. This standard is effective for the A&S Business beginning January 1, 2019 (with early adoption permitted) using a modified retrospective transition approach and provides for certain practical expedients. In September 2017, the FASB issued ASU No. 2017-13, Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842), which provided additional implementation guidance on the previously issued ASUs. The A&S Business is currently evaluating the impact of this standard on its financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which impacts virtually all aspects of an entity’s revenue recognition. The core principle of the new standard is that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. During 2016 and 2017, the FASB issued several amendments to the standard, including clarification to the guidance on reporting revenues as a principal versus an agent, identifying performance obligations, accounting for intellectual property licenses, assessing collectability, presentation of sales taxes, impairment testing for contract costs and disclosure of performance obligations, and provided additional implementation guidance. This standard is effective for the A&S Business beginning January 1, 2018 using the modified retrospective method. The new standard will also require additional disclosures intended to provide users of financial statements comprehensive information about the nature, amount, timing and uncertainty of revenue and cash flows from customer contracts, including judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract.

The A&S Business has completed its assessment and quantified the impact of the new revenue standard on its financial statements and related disclosures. The recognition of revenue for the majority of customer contracts remained substantially unchanged, and for the customer contracts that changed the A&S Business determined the impact to the financial statements to be immaterial. The A&S Business has identified and implemented appropriate changes to its processes, systems and controls to support recognition and disclosure under the new standard. Furthermore, the A&S Business’s disclosures will be expanded to meet the new standard’s disclosure objectives.

NOTE 3. INVENTORIES

The classes of inventory as of December 31 are summarized as follows ($ in thousands):

	2017	2016
Finished goods	$15,825	$13,792
Work in process	5,827	5,328
Raw materials	52,213	49,598

Total	$73,865	$68,718

As of December 31, 2017 and 2016, the difference between inventories valued at LIFO and the value of that same inventory if the FIFO method had been used was not significant. The liquidation of LIFO inventory did not have a significant impact on the A&S Business’s results of operations in any period presented.

NOTE 4. PROPERTY, PLANT AND EQUIPMENT

The classes of property, plant and equipment as of December 31 are summarized as follows ($ in thousands):

	2017	2016
Land and improvements	$2,949	$2,805
Buildings and leasehold improvements	48,340	45,094
Machinery and equipment	313,244	287,649

Gross property, plant and equipment	364,533	335,548
Less: accumulated depreciation	(262,420)	(245,192)

Property, plant and equipment, net	$102,113	$90,356

Total depreciation expense was $15,510,000, $15,052,000 and $14,571,000 for the years ended December 31, 2017, 2016 and 2015, respectively. There was no capitalized interest related to capitalized expenditures in any period.

NOTE 5. GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill arises from the purchase price for acquired businesses exceeding the fair value of tangible and intangible assets acquired less assumed liabilities. The A&S Business assesses the goodwill of each of its reporting units for impairment at least annually as of the first day of the fourth quarter and as “triggering” events occur that indicate that it is more likely than not that an impairment exists. The A&S Business elected to bypass the optional qualitative goodwill assessment allowed by applicable accounting standards and performed a quantitative impairment test for all reporting units as this was determined to be the most effective method to assess for impairment across its reporting units.

The A&S Business estimates the fair value of its reporting units primarily using a market approach, based on multiples of earnings before interest, taxes, depreciation and amortization (“EBITDA”) determined by current trading market multiples of earnings for companies operating in businesses similar to each of the A&S Business’s reporting units, in addition to recent market available sale transactions of comparable businesses. In certain circumstances the A&S Business also evaluates other factors including results of the estimated fair value utilizing a discounted cash flow analysis (i.e., an income approach), market positions of the businesses, comparability of market sales transactions and financial and operating performance in order to validate the results of the market approach. If the estimated fair value of the reporting unit is less than its carrying value, the A&S Business must perform additional analysis to determine if the reporting unit’s goodwill has been impaired.

In 2017, the A&S Business had four reporting units for goodwill impairment testing. The carrying value of the goodwill included in each individual reporting unit ranges from $6,574,000 to approximately $235,832,000. No goodwill impairment charges were recorded for the years ended December 31, 2017, 2016 and 2015 and no “triggering” events have occurred subsequent to the performance of the 2017 annual impairment test. The factors used by management in its impairment analysis are inherently subject to uncertainty. If actual results are not consistent with management’s estimates and assumptions, goodwill and other intangible assets may be overstated and a charge would need to be taken against net earnings.

The following is a rollforward of the A&S Business’s goodwill ($ in thousands):

Total
Balance, January 1, 2016	$536,201
Foreign currency translation	(2,328)

Balance, December 31, 2016	533,873
Foreign currency translation	4,365

Balance, December 31, 2017	$538,238

Finite-lived intangible assets are amortized over the shorter of their legal or estimated useful lives. The following summarizes the gross carrying value and accumulated amortization for each major category of intangible asset as of December 31 ($ in thousands):

	2017		2016
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Finite-lived intangibles:
Patents and technology	$2,738	$(2,738)	$2,738	$(2,738)
Customer relationships and other intangibles	7,202	(6,552)	7,044	(6,051)

Total finite-lived intangibles	9,940	(9,290)	9,782	(8,789)
Indefinite-lived intangibles:
Trademarks and trade names	18,893	—	18,893	—

Total intangibles	$28,833	$(9,290)	$28,675	$(8,789)

Total intangible amortization expense was immaterial in 2017, 2016 and 2015 and is expected to be immaterial for the next five years based on the intangible assets recorded as of December 31, 2017.

NOTE 6. ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities as of December 31 were as follows ($ in thousands):

	2017		2016
	Current	Long-term	Current	Long-term
Compensation, pension and postretirement benefits	$37,350	$19,305	$34,407	$16,834
Claims, warranty and product allowances	5,664	353	5,926	359
Taxes	—	27,000	—	21,000
Other	12,551	3,715	11,525	3,737

Total	$55,565	$50,373	$51,858	$41,930

NOTE 7. SHORT-TERM BORROWINGS

On April 10, 2014, the A&S Business entered into a general credit agreement with Citibank A.S. (the “Credit Agreement”) for a line of credit with total borrowing capacity of 2,500,000 Turkish Lira (approximately $1,200,000). Since entering into the Credit Agreement in April 2014, the A&S Business increased its total borrowing capacity to 15,000,000 Turkish Lira (approximately $4,000,000) as of December 31, 2017.

The A&S Business had $3,950,000 and $2,838,000 of short-term debt outstanding under the Credit Agreement as of December 31, 2017 and 2016, respectively.

The A&S Business recorded interest expense of $500,000, $480,000, and $325,000 for the years ended December 31, 2017, 2016, and 2015, respectively, in connection with the Credit Agreement.

NOTE 8. PENSION PLANS

Certain of the A&S Business’s non-U.S. employees participate in noncontributory defined benefit pension plans. In general, Fortive’s policy is to fund these plans based on considerations relating to legal requirements, underlying asset returns, the plan’s funded status, the anticipated deductibility of the contribution, local practices, market conditions, interest rates and other factors.

The following sets forth the funded status of the A&S Business’s plans as of the most recent actuarial valuations using measurement dates of December 31 ($ in thousands):

	Non-U.S. Pension Benefits
	2017	2016
Change in pension benefit obligation:
Benefit obligation at beginning of year	$46,479	$51,258
Service cost	519	422
Interest cost	147	260
Employee contributions	154	162
Benefits paid and other	(2,083)	(2,794)
Actuarial gain	(71)	(2,038)
Foreign exchange rate impact and other	2,425	(791)

Benefit obligation at end of year	47,570	46,479

Change in plan assets:
Fair value of plan assets at beginning of year	34,976	35,930
Actual return on plan assets	457	308
Employer contributions	484	478
Employee contributions	154	162
Benefits paid and other	(2,083)	(2,794)
Foreign exchange rate impact and other	168	892

Fair value of plan assets at end of year	34,156	34,976

Funded status	$(13,414)	$(11,503)

The difference between the accumulated benefit obligation and the projected benefit obligation as of December 31, 2017 and 2016 is immaterial.

Weighted average assumptions used to determine benefit obligations at date of measurement:

	Non-U.S. Pension Plans
	2017	2016
Discount rate	0.65%	0.58%
Rate of compensation increase	2.00%	2.00%

Components of net periodic pension cost:

	Non-U.S. Pension Benefits
($ in thousands)	2017	2016
Service cost	$519	$422
Interest cost	147	260
Expected return on plan assets	(1,271)	(1,282)
Amortization of net loss	1,033	1,756

Net periodic pension cost	$428	$1,156

Net periodic pension costs are included in cost of sales and SG&A in the accompanying Combined Statements of Earnings according to the classification of the participant’s compensation. As discussed in Note 2, beginning in 2018 only the service cost component of net periodic benefit cost will be included in cost of sales and SG&A in the accompanying Combined Statements of Earnings and the other components of net periodic benefit cost will be included in nonoperating income (expense).

Included in accumulated other comprehensive income (loss) as of December 31, 2017 are the following amounts that have not yet been recognized in net periodic pension cost: unrecognized prior service cost of $129,000 ($108,000, net of tax) and unrecognized actuarial losses of approximately $15,263,000 ($13,004,000, net of tax). The unrecognized prior service cost included in accumulated other comprehensive income (loss) and expected to be recognized in net periodic pension cost during the year ending December 31, 2018 is immaterial. The actuarial losses included in accumulated other comprehensive income (loss) and expected to be recognized in net periodic pension cost during the year ending December 31, 2018 is $947,000 ($795,000, net of tax). The unrecognized losses are calculated as the difference between the actuarially determined projected benefit obligation, the value of the plan assets and the accumulated contributions in excess of net periodic pension cost as of December 31, 2017. No plan assets are expected to be returned to the A&S Business during the year ending December 31, 2018.

Weighted average assumptions used to determine net periodic pension cost at date of measurement:

	Non-U.S. Pension Plans
	2017	2016
Discount rate	0.58%	0.84%
Expected return on plan assets	3.75%	3.75%
Rate of compensation increase	2.00%	2.00%

The discount rates reflect the market rate on December 31 for high-quality fixed-income investments with maturities corresponding to the A&S Business’s benefit obligations and is subject to change each year. For non-U.S. plans rates appropriate for each plan are determined based on investment grade instruments with maturities approximately equal to the average expected benefit payout under the plan.

The expected rates of return reflect the asset allocation of the plans. This rate is based primarily on broad publicly-traded-equity and fixed-income indices and forward-looking estimates of active portfolio and investment management. The expected rates of return on asset assumptions for the non-U.S. plans were determined on a plan by plan basis based on the composition of assets and was approximately 3.75% in both 2017 and 2016.

Plan Assets

Plan assets are invested in various equity and debt securities as determined by the administrator of each plan. Some of these investments, consisting of mutual funds and other private investments, are valued using the net asset value (“NAV”) method as a practical expedient. The investments valued using the NAV method are allocated across a broad array of funds and diversify the portfolio. The value of the plan assets directly affects the funded status of the A&S Business’s pension plans recorded in the financial statements.

The fair values of the A&S Business’s pension plan assets as of December 31, 2017, by asset category, were as follows ($ in thousands):

	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Cash and equivalents	$1,830	$—	$—	$1,830
Investments measured at NAV (a):
Mutual funds				31,520
Other private investments				806

Total assets at fair value				$34,156

(a)	The fair value amounts presented in the table above are intended to permit reconciliation of the fair value hierarchy to the total fair value of plan assets.

The fair values of the A&S Business’s pension plan assets as of December 31, 2016, by asset category, were as follows ($ in thousands):

	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Cash and equivalents	$2,190	$—	$—	$2,190
Investments measured at NAV (a):
Mutual funds				31,700
Other private investments				1,086

Total assets at fair value				$34,976

(a)	The fair value amounts presented in the table above are intended to permit reconciliation of the fair value hierarchy to the total fair value of plan assets.

Certain mutual funds are valued at the quoted closing price reported on the active market on which the individual securities are traded. Common stock, corporate bonds and mutual funds that are not traded on an active market are valued at quoted prices reported by investment brokers and dealers based on the underlying terms of the security and comparison to similar securities traded on an active market.

Certain mutual funds and other private investments are valued using NAV based on the information provided by the asset fund managers, which reflects the plan’s share of the fair value of the net assets of the investment. Depending on the nature of the assets, the underlying investments are valued using a combination of either discounted cash flows, earnings and market multiples, third-party appraisals or through reference to the quoted market prices of the underlying investments held by the venture, partnership or private entity where available. In addition, some of these investments have limits on their redemption to monthly, quarterly, semiannually or annually and may require up to 90 days prior written notice. Valuation adjustments reflect changes in operating results, financial condition or prospects of the applicable portfolio company.

The methods described above may produce a fair value estimate that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the A&S Business believes the valuation methods are appropriate and consistent with the methods used by other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

Expected Contributions

During 2017, the A&S Business contributed $484,000 to its non-U.S. defined benefit pension plans. During 2018, the A&S Business’s cash contribution requirements for its non-U.S. defined benefit pension plans are expected to be approximately $497,000.

The following sets forth benefit payments to participants, which reflect expected future service, as appropriate, expected to be paid by the plans in the periods indicated ($ in thousands):

Non-U.S. Pension Plans
2018	$3,084
2019	2,979
2020	2,865
2021	2,719
2022	2,609
2023-2027	11,457

Defined Contribution Plans

Parent administers and maintains 401(k) Programs for the benefit of U.S. employees. Contributions are determined based on a percentage of compensation. The A&S Business recognized compensation expense for its participating U.S. employees in the 401(k) Programs totaling $7,053,000 in 2017, $6,999,000 in 2016 and $6,643,000 in 2015.

NOTE 9. OTHER POSTRETIREMENT EMPLOYEE BENEFIT PLANS

In addition to providing pension benefits, Parent provides certain health care and life insurance benefits for some of its retired employees in the United States. Certain employees may become eligible for these benefits as they reach normal retirement age while working for the A&S Business.

The following sets forth the funded status of the domestic plans as of the most recent actuarial valuations using measurement dates of December 31 ($ in thousands):

	2017	2016
Change in benefit obligation:
Benefit obligation at beginning of year	$5,491	$7,000
Service cost	94	64
Interest cost	169	86
Actuarial loss (gain)	700	(1,654)
Benefits paid	(240)	(5)

Benefit obligations at end of year	$6,214	$5,491
Change in plan assets:
Fair value of plan assets	—	—

Funded status	$(6,214)	$(5,491)

As of December 31, 2017 and 2016, $5,761,000 and $5,227,000, respectively, of the total underfunded status of the plan was recognized as long-term accrued postretirement liability since it was not expected to be funded within one year.

Weighted average assumptions used to determine benefit obligations at date of measurement:

	2017	2016
Discount rate	3.34%	3.64%
Medical trend rate—immediate	6.30%	6.50%
Medical trend rate—grading period	20 years	21 years
Medical trend rate—ultimate	4.50%	4.50%

Effect of a one-percentage-point change in assumed health care cost trend rates:

($ in thousands)	1% Increase	1% Decrease
Effect on the total of service and interest cost components	$13	$(12)
Effect on postretirement medical benefit obligation	$257	$(241)

The medical trend rate used to determine the postretirement benefit obligation was 6.30% for 2017. The rate decreases gradually to an ultimate rate of 4.50% in 2037 and remains at that level thereafter. The trend rate is a significant factor in determining the amounts reported.

Components of net periodic benefit cost:

($ in thousands)	2017	2016
Service cost	$94	$64
Interest cost	169	86
Amortization of net gain	(193)	—

Net periodic benefit cost	$70	$150

Net periodic benefit costs are included in cost of sales and SG&A in the accompanying Combined Statements of Earnings. As discussed in Note 2, beginning in 2018 only the service cost component of net periodic benefit cost will be included in cost of sales and SG&A in the accompanying Combined Statements of Earnings and the other components of net periodic benefit cost will be included in nonoperating income (expense).

Included in accumulated other comprehensive income (loss) as of December 31, 2017 are unrecognized actuarial gains of $760,000 ($479,000 net of tax) that have not yet been recognized in net periodic benefit cost. The unrecognized gains are calculated as the difference between the actuarially determined projected benefit obligation and the value of the plan assets less accrued benefit costs as of December 31, 2017. The actuarial gains included in accumulated other comprehensive income (loss) and expected to be recognized in net periodic benefit costs during the year ending December 31, 2018 are $92,000 ($70,000 net of tax).

The following sets forth benefit payments, which reflect expected future service, as appropriate, expected to be paid in the periods indicated ($ in thousands):

2018	$453
2019	596
2020	639
2021	722
2022	667
2023—2027	2,790

NOTE 10. INCOME TAXES

The A&S Business’s operating results were included in Fortive’s various consolidated U.S. federal and certain state income tax returns, as well as certain non-U.S. returns. For periods prior to the Transactions, the A&S Business’s combined financial statements reflect income tax expense and deferred tax balances as if it had filed tax returns on a standalone basis separate from Fortive. The separate return method applies the accounting guidance for income taxes to the standalone financial statements as if the A&S Business was a separate taxpayer and a standalone enterprise for all periods presented.

Tax Cuts and Jobs Act

On December 22, 2017, the SEC issued Staff Accounting Bulletin No. 118 (“SAB 118”) that provides guidance on the financial statement implications of the TCJA. Pursuant to SAB 118 interpretive guidance, the A&S Business prepared and recorded tax accounting for the year ended December 31, 2017 applying tax laws in effect prior to the application of the provisions of the TCJA; and the A&S Business also recorded provisional estimates (as defined in SAB 118) for all the effects of the TCJA. Elections have been made on accounting policies and practices related to the TCJA, except as noted below. SAB 118 requires that the A&S Business disclose the following:

•

The A&S Business has recorded provisional estimates in these financial statements to account for the impact of the TCJA on deferred tax balances (the “Deferred Tax Revaluation”) as described below, the transition tax on cumulative foreign earnings and profits (the “Transition Tax”), and the international aspects, including revised foreign tax credit computational requirements (the “International Impacts”).

Provisional estimates have been presented in accordance with SAB 118 because the time frame between passage of the TCJA and the filing deadlines was insufficient to complete the tax accounting adjustments. The tax accounting adjustments involve a highly complex analysis of the TCJA legislation and Conference Committee legislative history. The TCJA has wide-ranging international and domestic tax impacts.

•	Further, the International Impacts and the corporate tax rate reduction net of base broadening provisions, is expected to increase the A&S Business’s U.S. liquidity. The A&S Business is evaluating the accounting treatment related to the new TCJA global intangible low-taxed income (“GILTI”) rules in the A&S Business’s financial statements and have not yet made a policy decision regarding whether to record deferred taxes.

•	The additional information needed to complete the accounting requirements under the TCJA includes interpretive guidance from the IRS for clarification of terminology, guidance for the numerous inconsistencies between the new statute, Conference Agreement, and prior law, as well as the interaction between numerous international tax law changes. After reasonable interpretative guidance has been developed, the A&S Business expects to gather and interpret additional factual information specific to its businesses.

•	SAB 118 provides for a one-year measurement period and the A&S Business intends to complete the accounting for the TCJA impacts within that time frame. As of December 31, 2017, the A&S Business has not recorded any measurement period adjustments.

•	The A&S Business has separately presented the provisional estimates in the tables below, including existing current and deferred tax amounts.

Earnings and Income Taxes

Earnings before income taxes for the years ended December 31 were as follows ($ in thousands):

	2017	2016	2015
United States	$122,741	$114,742	$118,253
International	69,976	51,473	46,811

Total	$192,717	$166,215	$165,064

The provision for income taxes for the years ended December 31 were as follows ($ in thousands):

	2017	2016	2015
Current:
Federal U.S.	$16,000	$24,000	$26,000
Non-U.S.	15,000	13,000	11,000
State and local	2,000	3,000	3,000
Deferred:
Federal U.S.	7,000	3,000	10,000
Non-U.S.	1,000	2,000	5,000
State and local	—	—	—

Income tax provision	$41,000	$45,000	$55,000

The 2017 current federal provision for income taxes above includes provisional estimates related to a one-time amount payable to the U.S. for the Transition Tax of $4,000,000, which was recorded in Parent’s equity as it was deemed immediately settled with Fortive. Under the provisions of the TCJA, a company is permitted to elect to pay this liability over an eight-year period without interest. Fortive expects to make that election with respect to its Transition Tax.

The A&S Business recorded provisional estimates of the Deferred Tax Revaluation which was recorded to reflect the reduction in the U.S. corporate income tax rate from 35% to 21%. In accordance with accounting guidance, the A&S Business measures deferred tax assets and liabilities using enacted tax rates that will apply in the years in which the temporary differences are expected to be recovered or paid. The A&S Business’s 2017 deferred federal and state income tax provisions include a provisionally estimated tax benefit of $10,000,000 related to the Deferred Tax Revaluation.

Deferred Tax Assets and Liabilities

All deferred tax assets and liabilities have been classified as noncurrent deferred tax liabilities and are included in other assets and other long-term liabilities in the accompanying Combined Balance Sheets. Deferred income tax assets and liabilities as of December 31 were as follows ($ in thousands):

	2017	2016
Deferred Tax Assets:
Inventories	$2,000	$3,000
Pension benefits	8,000	4,000
Other accruals and prepayments	7,000	9,000
Warranty services	1,000	1,000
Stock-based compensation expense	4,000	3,000
Tax credit and loss carryforwards	5,000	4,000
Other	(2,000)	1,000
Valuation allowances	(11,000)	(7,000)

Total deferred tax assets	$14,000	$18,000

Deferred Tax Liabilities:
Property, plant and equipment	(7,000)	(5,000)
Insurance, including self-insurance	(26,000)	(13,000)
Goodwill and other intangibles	(13,000)	(12,000)
Other	(2,000)	(6,000)

Total deferred tax liabilities	$(48,000)	$(36,000)

Provisional estimate of the deferred tax asset revaluation	(7,000)	—
Provisional estimate of the deferred tax liability revaluation	17,000	—

Net deferred tax liability	$(24,000)	$(18,000)

The A&S Business’s deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not (a likelihood of more than 50 percent) that some portion or all of the deferred tax assets will not be realized. The A&S Business evaluates the realizability of deferred income tax assets for each of the jurisdictions in which it operates. If the A&S Business experiences cumulative pretax income in a particular jurisdiction in the three-year period including the current and prior two years, it normally concludes that the deferred income tax assets will more likely than not be realizable and no valuation allowance is recognized, unless known or planned operating developments would lead management to conclude otherwise. However, if the A&S Business experiences cumulative pretax losses in a particular jurisdiction in the three-year period including the current and prior two years, it then considers a series of factors in the determination of whether the deferred income tax assets can be realized. These factors include historical operating results, known or planned operating developments, the period of time over which certain temporary differences will reverse, consideration of the utilization of certain deferred income tax liabilities, tax law carryback capability in the particular country, and prudent and feasible tax planning strategies. After evaluation of these factors, if the deferred income tax assets are expected to be realized within the tax carryforward period allowed for that specific country, the A&S Business would conclude that no valuation allowance would be required. To the extent that the deferred income tax assets exceed the amount that is expected to be realized within the tax carryforward period for a particular jurisdiction, the A&S Business established a valuation allowance.

Applying the above methodology, valuation allowances have been established for certain deferred income tax assets to the extent they are not expected to be realized within the particular tax carryforward period.

Deferred taxes associated with U.S. entities consist of net deferred tax liabilities of approximately $20,000,000 and $15,000,000 as of December 31, 2017 and December 31, 2016, respectively. Deferred taxes associated with non-U.S. entities consist of net deferred tax liabilities of approximately $4,000,000 and $3,000,000 inclusive of valuation allowances of $11,000,000 and $7,000,000 as of December 31, 2017 and December 31, 2016, respectively. During 2017, the A&S Business’s valuation allowance increased by $4,000,000 due primarily to valuation allowances related to foreign net operating losses and disallowed interest carryforwards.

As of December 31, 2017, the A&S Business’s non-U.S. net operating loss carryforwards totaled $19,000,000. Included in deferred tax assets as of December 31, 2017 are tax benefits for non-U.S. net operating loss carryforwards totaling $5,000,000, before applicable valuation allowances of $5,000,000. Certain of these losses can be carried forward indefinitely and others can be carried forward to various dates from 2018 through 2037. Recognition of some of these loss carryforwards is subject to an annual limit, which may cause them to expire before they are used.

As of December 31, 2017, the A&S Business had no U.S. or non-U.S. tax credit carryforwards.

Effective Income Tax Rate

The effective income tax rate for the years ended December 31 varies from the U.S. statutory federal income tax rate as follows:

	Percentage of Pretax Earnings
	2017	2016	2015
Statutory federal income tax rate	35%	35%	35%
Increase (decrease) in tax rate resulting from:
State income taxes (net of federal income tax benefit)	1%	1%	1%
Foreign income taxed at lower rate than U.S. statutory rate	(7)%	(6)%	(3)%
Research and experimentation credits and federal domestic production deduction	(3)%	(3)%	(3)%
Other	(2)%	—%	3%

Effective income tax rate prior to the impact of the TCJA	24%	27%	33%

Deferred Tax Revaluation	(5)%	—%	—%
Transition Tax	2%	—%	—%

Total provisional estimates related to the TCJA	(3)%	—%	—%

Estimated effective income tax rate including provisional estimates of the TCJA	21%	27%	33%

The A&S Business’s estimated effective tax rate including provisional estimates of the TCJA for 2017 differs from the U.S. federal statutory rate of 35% due primarily to net favorable impacts associated with the TCJA, its earnings outside the United States that are indefinitely reinvested and taxed at rates lower than the U.S. federal statutory rate, the impact of credits and deductions provided by law, and state tax impacts.

The A&S Business’s effective tax rates for 2016 and 2015 differ from the U.S. federal statutory rate of 35% due primarily to its earnings outside the United States that are indefinitely reinvested and taxed at rates lower than the U.S. federal statutory rate, and the impact of credits and deductions provided by law.

The A&S Business conducts business globally, and, as part of its global business, it files numerous income tax returns in the U.S. federal, state and foreign jurisdictions. The A&S Business’s ability to obtain a tax benefit from lower statutory tax rates outside of the United States is dependent on its levels of taxable income in these foreign countries and under current U.S. tax law. The A&S Business believes that a change in the statutory tax rate of any individual foreign country would not have a material effect on its financial statements given the geographic dispersion of its taxable income.

The Parent and its subsidiaries (including the A&S Business) are routinely examined by various domestic and international taxing authorities. Fortive remains liable for all pre-Transaction unrecognized tax benefits. Under the terms of the Transactions, the A&S Business has no unrecognized tax benefits where they are responsible through the period ended December 31, 2017.

Repatriation and Unremitted Earnings

As part of Fortive, the A&S Business is dependent upon Fortive for all of its working capital and financing requirements as Fortive uses a centralized approach to cash management and financing of its operations. Financial transactions relating to the A&S Business are accounted for through the net Parent investment account of the A&S Business. Accordingly, none of Fortive’s cash, cash equivalents or debt at the corporate level has been assigned to the A&S Business in the financial statements.

The TCJA eliminated the U.S. tax cost for qualified repatriation beginning in 2018. Pre-2018 foreign cumulative earnings remain subject to foreign remittance taxes. As a result of the TCJA, Fortive expects to repatriate cash of which an estimated $14,000,000 relates to the A&S Business and is not subject to any estimated foreign remittance taxes. This excludes foreign earnings: 1) required as working capital for local operating needs, 2) subject to local law restrictions, 3) subject to high foreign remittance tax costs, 4) previously invested in physical assets or acquisitions, or 5) intended for future acquisitions/growth. For most of Fortive’s foreign operations, including operations of the A&S Business, Fortive makes an assertion regarding the amount of earnings in excess of intended repatriation that are expected to be held for indefinite reinvestment. No provisions for foreign remittance taxes have been made with respect to earnings that are planned to be reinvested indefinitely. The amount of foreign remittance taxes that may be applicable to such earnings is not readily determinable given local law restrictions that may apply to a portion of such earnings, unknown changes in foreign tax law that may occur during the restriction period, and the various tax planning alternatives Fortive could employ on behalf of the A&S Business if it repatriated these earnings. As of December 31, 2017, the basis difference based upon earnings of the A&S Business that Fortive plans to reinvest indefinitely outside of the United States for which foreign deferred taxes have not been provided was estimated at $90,000,000.

The TCJA imposed a final U.S. tax on cumulative earnings from Fortive’s foreign operations, including foreign operations of the A&S Business, and Fortive previously made an assertion regarding the amount of such earnings intended for indefinite reinvestment. Therefore, as of December 31, 2017, the basis difference for which U.S. deferred taxes have not been provided is $0. Beginning in 2018, the basis difference will begin to grow again to the extent that Fortive makes the assertion. However, the TCJA expansion of the U.S. worldwide tax system is expected to significantly reduce future annual increases to the assertion.

NOTE 11. LEASES AND COMMITMENTS

The A&S Business’s operating leases extend for varying periods of time up to six years and, in some cases, contain renewal options that would extend existing terms beyond six years. Future minimum rental payments for all operating leases having initial or remaining noncancelable lease terms in excess of one year are $7,225,000 in 2018, $6,650,000 in 2019, $5,089,000 in 2020, $1,878,000 in 2021, $1,824,000 in 2022 and $2,629,000 thereafter. Total rent expense for all operating leases was $7,349,000, $6,301,000 and $6,496,000 for the years ended December 31, 2017, 2016 and 2015, respectively.

The A&S Business generally accrues estimated warranty costs at the time of sale. In general, manufactured products are warranted against defects in material and workmanship when properly used for their intended purpose, installed correctly, and appropriately maintained. Warranty period terms depend on the nature of the product and range from ninety days up to five years. The amount of the accrued warranty liability is determined based on historical information such as past experience, product failure rates or number of units repaired, estimated cost of material and labor, and in certain instances estimated property damage. The accrued warranty liability is reviewed on a quarterly basis and may be adjusted as additional information regarding expected warranty costs becomes known.

The following is a rollforward of the A&S Business’s accrued warranty liability ($ in thousands):

Balance, January 1, 2016	$5,299
Accruals for warranties issued during the year	1,374
Settlements made	(2,065)
Effect of foreign currency translation	(26)

Balance, December 31, 2016	$4,582
Accruals for warranties issued during the year	1,542
Settlements made	(2,075)
Effect of foreign currency translation	97

Balance, December 31, 2017	$4,146

NOTE 12. LITIGATION AND CONTINGENCIES

The A&S Business is, from time to time, subject to a variety of litigation and other proceedings incidental to its business, including lawsuits involving claims for damages arising out of the use of its products, claims relating to intellectual property matters, employment matters, commercial disputes, and personal injury as well as regulatory investigations or enforcement. The A&S Business may also become subject to lawsuits as a result of past or future acquisitions or as a result of liabilities retained from, or representations, warranties or indemnities provided in connection with, divested businesses. Some of these lawsuits may include claims for punitive and consequential as well as compensatory damages. Based upon the A&S Business’s experience, current information and applicable law, the A&S Business does not expect that these proceedings and claims will have a material adverse effect on its financial position, results of operations or cash flows.

While Fortive maintains workers’ compensation, property, cargo, automobile, crime, fiduciary, product, general, and directors’ and officers’ liability insurance on behalf of the A&S Business (and have acquired rights under similar policies in connection with certain acquisitions) that cover a portion of these claims, this insurance may be insufficient or unavailable to cover such losses. In addition, while the A&S Business believes it is entitled to indemnification from third parties for some of these claims, these rights may also be insufficient or unavailable to cover such losses. The A&S Business maintains third-party insurance policies up to certain limits to cover certain liability costs in excess of predetermined retained amounts. For most insured risks, the A&S Business purchases outside insurance coverage only for severe losses (stop loss insurance) and reserves must be established and maintained with respect to amounts within the self-insured retention.

In accordance with accounting guidance, the A&S Business records a liability in the combined financial statements for loss contingencies when a loss is known or considered probable and the amount can be reasonably estimated. If the reasonable estimate of a known or probable loss is a range, and no amount within the range is a better estimate than any other, the minimum amount of the range is accrued. If a loss does not meet the known or probable level but is reasonably possible and a loss or range of loss can be reasonably estimated, the estimated loss or range of loss is disclosed. These reserves consist of specific reserves for individual claims and additional amounts for anticipated developments of these claims as well as for incurred but not yet reported claims. The specific reserves for individual known claims are quantified with the assistance of legal counsel and outside risk insurance professionals where appropriate. In addition, outside risk insurance professionals may assist in the determination of reserves for incurred but not yet reported claims through evaluation of the A&S Business’s specific loss history, actual claims reported, and industry trends among statistical and other factors. Reserve estimates are adjusted as additional information regarding a claim becomes known. While the A&S Business actively pursues financial recoveries from insurance providers, it does not recognize any recoveries until realized or until such time as a sustained pattern of collections is established related to historical matters of a similar nature and magnitude. If risk insurance reserves the A&S Business has previously established are inadequate, it would be required to incur an expense equal to the amount of the loss incurred in excess of the reserves, which would adversely affect its net earnings. Refer to Note 6 for information about the amount of the A&S Business’s accruals for self-insurance and litigation liability.

As of December 31, 2017 and 2016, the A&S Business had approximately $2,576,000 and $2,507,000, respectively, of guarantees consisting primarily of outstanding standby letters of credit and bank guarantees. These guarantees have been provided in connection with certain arrangements with vendors, customers, financing counterparties and governmental entities to secure the A&S Business’s obligations and/or performance requirements related to specific transactions. The A&S Business expects that if the obligations under these instruments were triggered, they would not have a material effect on its financial statements.

NOTE 13. STOCK-BASED COMPENSATION

The A&S Business has no stock-based compensation plans; however, certain of its employees are eligible to participate in the Plans, which include stock options and RSUs. All current grants of stock options and RSUs are made under the Plans.

In connection with the Danaher Separation, Fortive adopted the 2016 Stock Incentive Plan (the “Stock Plan”) that became effective upon Fortive’s separation from Danaher. Outstanding equity awards of Danaher held by employees of the A&S Business upon the Danaher Separation were converted into or replaced with Fortive equity awards (the “Conversion Awards”) under the Stock Plan based on the “concentration method,” and were adjusted to maintain the economic value immediately before and after the distribution date using the relative fair market value of Danaher and Fortive common stock based on their respective closing prices as of July 1, 2016. There was no incremental stock-based compensation expense recorded as a result of this equity award conversion.

Stock options granted under the Plans generally vest pro-rata over a five-year period and terminate ten years from the grant date, though the specific terms of each grant are determined by either the Compensation Committee of Fortive’s or Danaher’s Board of Directors (“Compensation Committee”).

RSUs issued under the Plans provide for the issuance of a share of either Fortive’s or Danaher’s common stock at no cost to the holder and generally vest pro-rata over a five-year period, though the specific terms of each grant are determined by the Compensation Committee.

The options and RSUs generally vest only if the employee is employed by Fortive on the vesting date, unless the employee has reached the retirement age and/or service requirements, or in limited circumstances, if the Compensation Committee determines otherwise.

The expense associated with the employees of the A&S Business who participate in the Plans is allocated to the A&S Business in the accompanying Combined Statements of Earnings as a component of SG&A. Prior to the Danaher Separation, Danaher allocated stock-based compensation expense to the A&S Business based on employees of the A&S Business participating in the Danaher plans. Following the Danaher Separation, the amount of stock-based compensation expense recognized during a period is based on the grant date fair value of the award and the portion of the awards that are ultimately expected to vest. Accordingly, the amounts presented for the years ended December 31, 2016 and 2015 may not be indicative of the A&S Business’s results had it been a separate stand-alone entity throughout the periods presented.

The fair value of RSUs is calculated using either the closing price of Fortive or Danaher common stock on the date of grant, adjusted for the impact of RSUs not having dividend rights prior to vesting. The fair value of the stock options granted is calculated using a Black-Scholes Merton (“Black-Scholes”) option pricing model. The A&S Business recognizes compensation expense for these awards over the requisite service period (which is generally the vesting period but may be shorter than the vesting period, for example, if the employee becomes retirement eligible before the end of the vesting period), and estimates pre-vesting forfeitures at the time of grant by analyzing historical data, and revises those estimates in subsequent periods if actual forfeitures differ from those estimates. Ultimately, the total expense recognized over the vesting period will equal the fair value of awards that actually vest.

During the years ended December 31, 2017, 2016 and 2015, the A&S Business recognized non-cash, pre-tax compensation expense associated with share-based compensation programs of approximately $4,416,000, $4,658,000 and $3,399,000, respectively. As of December 31, 2017, $3,125,000 and $3,317,000 of total unrecognized compensation cost related to RSUs and stock options, respectively, are expected to be recognized over a weighted average period of approximately three years. These amounts will be adjusted for any future changes in estimated forfeitures.

When stock options are exercised by the employee or Stock Awards vest, the A&S Business derives a tax deduction measured by the excess of the market value on such date over the grant date price. As of January 1, 2017, the A&S Business prospectively adopted ASU No. 2016-09, Compensation—Stock Compensation (Topic 718). During the year ended December 31, 2017, the A&S Business realized a tax benefit of $4,108,000 related to stock options that were exercised and Stock Awards that vested. Accordingly, the A&S Business recorded the excess of the tax benefit related to the exercise of stock options and vesting of Stock Awards over the expense recorded for financial statement reporting purposes (the “Excess Tax Benefit”) as a component of income tax expense and as an operating cash inflow in the accompanying consolidated and combined financial statements. During the year ended December 31, 2017, such Excess Tax Benefit was $2,852,000 related to stock options that were exercised and Stock Awards that vested.

Prior to the adoption of ASU No. 2016-09, the A&S Business realized a tax benefit of $1,285,000 for the six months ended December 31, 2016, related to stock options that were exercised and Stock Awards that vested. The Excess Tax Benefit was recorded as a component of equity in the combined financial statements. For the six months ended December 31, 2016, the Excess Tax Benefit was recorded as an increase to additional paid-in capital and is reflected as a financing cash inflow in the accompanying Combined Statements of Cash Flows. Prior to the Danaher Separation, the Excess Tax Benefit was recorded as an increase to Former Parent’s investment.

Stock Options

The Black-Scholes model incorporates assumptions to value stock-based awards. The risk-free rate of interest for periods within the contractual life of the option is based on a zero-coupon U.S. government instrument whose maturity period equals or approximates the option’s expected term. Expected volatility is based on implied volatility from traded options on either Fortive’s or Danaher’s stock and historical volatility of either Fortive’s or Danaher’s stock. The dividend yield is calculated by dividing either Fortive’s or Danaher’s annual dividend, based on the most recent quarterly dividend rate, by the closing stock price on the grant date. To estimate the option exercise timing used in the valuation model, in addition to considering the vesting period and contractual term of the option, the A&S Business analyzes and considers actual historical exercise experience for previously granted options.

The following summarizes the assumptions used in the Black-Scholes model to value stock options granted under the Stock Plan and the Danaher Plans during the years ended December 31:

	2017	2016	2015
Risk-free interest rate	1.90%—2.08%	1.21%—1.77%	1.55%—1.77%
Volatility (a)	20.3%	24.5%	24.3%
Dividend yield (b)	0.44%	0.56%	0.56%
Expected years until exercise	5.5	5.5	5.5

(a)	Weighted average volatility subsequent to the Danaher Separation was estimated based on an average historical stock price volatility of a group of Fortive peer companies given the limited trading history. Weighted average volatility for periods prior to the Danaher Separation was based on implied volatility from traded options on Danaher’s stock and the historical volatility of Danaher’s stock.
(b)	The dividend yield subsequent to the Danaher Separation is calculated by dividing Fortive’s annual dividend, based on the most recent quarterly dividend rate, by Fortive’s closing stock price on the grant date. The dividend yields for periods prior to the Danaher Separation were calculated by dividing Danaher’s annual dividend, based on the most recent quarterly dividend rate, by Danaher’s closing stock price on the grant date.

The following summarizes option activity subsequent to the Danaher Separation under the Plans for the year ended December 31, 2017, and six months ended December 31, 2016 (in thousands, except price per share and numbers of years):

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding as of July 2, 2016	1,321	$32.65
Granted	6	51.84
Exercised	(30)	26.13
Canceled/forfeited	(28)	40.57

Outstanding as of December 31, 2016	1,269	33.23
Granted	165	58.07
Exercised	(212)	24.77
Canceled/forfeited	(55)	45.12

Outstanding as of December 31, 2017	1,167	$35.89	6.3	$42,541

Vested and expected to vest as of December 31, 2017 (a)	1,129	$37.27	6.2	$41,646
Vested as of December 31, 2017	674	$27.95	4.5	$29,925

(a)	The “expected to vest” options are the net unvested options that remain after applying the forfeiture rate assumption to total unvested options.

The aggregate intrinsic values in the table above represent the total pretax intrinsic value (the difference between the closing stock price of Fortive common stock on the last trading day of 2017 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2017. The amount of aggregate intrinsic value will change based on the price of Fortive’s common stock.

RSU Activity

The following summarizes information related to RSU activity subsequent to the Danaher Separation under the Plans for the year ended December 31, 2017, and six months ended December 31, 2016 (in thousands, except price per share):

	Number of RSUs	Weighted Average Grant-Date Fair Value
Unvested as of July 2, 2016	273	$35.36
Granted	2	46.25
Vested	(63)	33.01
Forfeited	(12)	39.59

Unvested as of December 31, 2016	200	39.20
Granted	55	57.79
Vested	(66)	35.96
Forfeited	(20)	43.94

Unvested as of December 31, 2017	169	$45.92

NOTE 14. SEGMENT INFORMATION

The A&S Business is comprised of certain operating units of Fortive that are recognized leaders in attractive markets globally. The A&S Business provides a wide range of electromechanical and electronic motion control products and mechanical components as well as supplemental braking systems for commercial vehicles. Given the interrelationships between products, technologies and customers, and resulting similar long-term economic characteristics, the A&S Business meets the criteria for aggregating its four operating segments into a single reportable segment.

Operations in Geographical Areas:

	For The Year Ended December 31
($ in thousands)	2017	2016	2015
Sales:
United States	$442,441	$442,429	$490,938
China	107,585	71,170	53,819
Germany	90,403	87,643	86,182
All other (each country individually less than 5% of total sales)	266,920	251,350	243,146

Total	$907,349	$852,592	$874,085

Long-lived assets:
United States	$557,663	$557,328	$549,014
China	23,745	12,531	9,240
Sweden	23,368	20,089	36,741
Germany	21,099	21,141	19,810
All other (each country individually less than 5% of total long-lived assets)	41,800	39,370	34,291

Total	$667,675	$650,459	$649,096

Sales by Major Product Group:

	For The Year Ended December 31
($ in thousands)	2017	2016	2015
Motors	$312,836	$292,600	$305,911
Brakes, clutches and resolvers	236,017	227,704	240,919
Linear devices	226,698	216,639	216,207
All other	131,798	115,649	111,048

Total	$907,349	$852,592	$874,085

NOTE 15. RELATED PARTY TRANSACTIONS

Allocations of Expenses Prior to the Transactions

The A&S Business has historically operated as part of Fortive or Danaher and not as a stand-alone company. Accordingly, certain shared costs have been allocated to the A&S Business and are reflected as expenses in these financial statements. Management considers the allocation methodologies used to be reasonable and appropriate reflections of the related expenses attributable to the A&S Business for purposes of the carved-out financial statements; however, the expenses reflected in these financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if the A&S Business had operated as a separate stand-alone entity. In addition, the expenses reflected in the financial statements may not be indicative of expenses that will be incurred in the future by the A&S Business.

Corporate Expenses

Certain corporate overhead and other shared expenses incurred by Fortive and its subsidiaries have been allocated to the A&S Business and are reflected in the Combined Statements of Earnings. These amounts include, but are not limited to, items such as general management and executive oversight, costs to support Fortive information technology infrastructure, facilities, compliance, human resources, marketing and legal functions and financial management and transaction processing including public company reporting, consolidated tax filings and tax planning, Fortive benefit plan administration, risk management and consolidated treasury services, certain employee benefits and incentives, and stock-based compensation administration. These costs are allocated using methodologies that management believes are reasonable for the item being allocated. Allocation methodologies include the A&S Business’s relative share of revenues, headcount, or functional spend as a percentage of the total.

Insurance Programs Administered by Fortive

In addition to the corporate allocations noted above, the A&S Business was allocated expenses related to certain insurance programs Fortive administers on behalf of the A&S Business, including automobile liability, workers’ compensation, general liability, product liability, directors and officers liability, cargo, and property insurance. These amounts are allocated using various methodologies, as described below.

Included within the insurance cost allocation are allocations related to programs for which Fortive is self-insured up to a certain amount. For the self-insured component, costs are allocated to the A&S Business based on incurred claims of the A&S Business. Fortive has premium based policies which cover amounts in excess of the self-insured retentions. The A&S Business is allocated a portion of the total insurance cost incurred by Fortive based on its pro-rata portion of Fortive’s total underlying exposure base. An estimated liability relating to the A&S Business’s known and incurred but not reported claims has been allocated to the A&S Business and reflected on the accompanying Combined Balance Sheets.

Medical Insurance Programs Administered by Fortive

In addition to the corporate allocations noted above, the A&S Business was allocated expenses related to the medical insurance programs Fortive administers on behalf of the A&S Business. These amounts were allocated using actual medical claims incurred during the period for the associated employees attributable to the A&S Business.

Deferred Compensation Program Administered by Fortive

Certain employees of the A&S Business participate in Fortive’s nonqualified deferred compensation programs that permit officers, directors and certain management employees to defer a portion of their compensation, on a pre-tax basis, until their termination of employment. Participants may choose among alternative earning rates for the amounts they defer, which are primarily based on investment options within Fortive’s 401(k) program (except that the earnings rates for amounts contributed unilaterally by the A&S Business are entirely based on changes in the value of Fortive’s common stock). All amounts deferred under this plan are unfunded, unsecured obligations of the A&S Business.

The amounts of related party expenses allocated to the A&S Business from Fortive and its subsidiaries for the years ended December 31, 2017, 2016 and 2015, were as follows ($ in thousands):

	2017	2016	2015
Allocated corporate expenses	$17,401	$16,351	$16,763
Directly Related Charges:
Insurance programs expenses	1,113	1,153	1,150
Medical insurance programs expenses	22,453	20,970	20,308
Deferred compensation programs expenses	196	456	595

Total related party expenses	$41,163	$38,930	$38,816

Revenue and Other Transactions Entered Into in the Ordinary Course of Business

Certain of the A&S Business’s revenue arrangements are related to contracts entered into in the ordinary course of business with Fortive and its affiliates.

The A&S Business recorded revenues of approximately $4,480,000, $3,966,000 and $4,598,000 from sales to Fortive and its subsidiaries during the years ended December 31, 2017, 2016 and 2015, respectively. Subsequent to the Danaher Separation, the A&S Business recorded revenues of approximately $1,221,000 and $823,000 from sales to Danaher and its subsidiaries during the year ended December 31, 2017 and six months ended December 31, 2016, respectively.

The A&S Business recorded purchases of approximately $2,877,000, $2,513,000 and $2,541,000 from Fortive and its subsidiaries during the years ended December 31, 2017, 2016 and 2015, respectively. Subsequent to the Danaher Separation, purchases from Danaher and its subsidiaries were not material during both the year ended December 31, 2017 and six months ended December 31, 2016.

AUTOMATION & SPECIALTY BUSINESS OF FORTIVE CORPORATION

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

($ in thousands)

Classification	Balance at Beginning of Period (a)	Charged to Costs & Expenses	Impact of Currency	Write Offs, Write Downs & Deductions	Balance at End of Period (a)
Year Ended December 31, 2017:
Allowances deducted from asset accounts
Allowance for doubtful accounts	$1,160	$200	$17	$(522)	$855
Year Ended December 31, 2016:
Allowances deducted from asset accounts
Allowance for doubtful accounts	$1,185	$414	$(26)	$(413)	$1,160
Year Ended December 31, 2015:
Allowances deducted from asset accounts
Allowance for doubtful accounts	$1,633	$206	$(19)	$(635)	$1,185

(a)	Amounts include allowance for doubtful accounts classified as current.

AUTOMATION & SPECIALTY BUSINESS OF FORTIVE CORPORATION

COMBINED CONDENSED BALANCE SHEETS

($ in thousands)

	As of
	March 30, 2018	December 31, 2017
	(unaudited)
ASSETS
Current assets:
Accounts receivable less allowance for doubtful accounts of $1,017 and $855 at March 30, 2018 and December 31, 2017, respectively	$140,778	$123,713
Inventories
Finished goods	15,328	15,825
Work in process	5,790	5,827
Raw materials	55,056	52,213

Total Inventories	76,174	73,865
Prepaid expenses and other current assets	7,539	6,777

Total current assets	224,491	204,355
Property, plant and equipment, net of accumulated depreciation of $265,581 and $262,420 at March 30, 2018 and December 31, 2017, respectively	104,389	102,113
Other assets	8,050	7,781
Goodwill	538,329	538,238
Other intangible assets, net	19,456	19,543

Total assets	$894,715	$872,030

LIABILITIES AND PARENT’S EQUITY
Current liabilities:
Trade accounts payable	$106,346	$99,234
Accrued expenses	48,904	55,565
Short-term borrowings	3,666	3,950

Total current liabilities	158,916	158,749
Other long-term liabilities	54,248	50,373
Parent’s equity:
Net Parent investment	712,432	695,926
Accumulated other comprehensive loss	(30,881)	(33,018)

Total Parent’s equity	681,551	662,908

Total liabilities and Parent’s equity	$894,715	$872,030

See the accompanying Notes to the Combined Condensed Financial Statements.

AUTOMATION & SPECIALTY BUSINESS OF FORTIVE CORPORATION

COMBINED CONDENSED STATEMENTS OF EARNINGS

($ in thousands)

(unaudited)

	Three Months Ended
	March 30, 2018	March 31, 2017
Sales	$250,645	$218,764
Cost of sales	(146,117)	(129,127)

Gross profit	104,528	89,637
Operating costs:
Selling, general and administrative expenses	(37,719)	(35,006)
Research and development expenses	(9,074)	(8,912)

Operating profit	57,735	45,719
Interest expense and other	(141)	(69)

Earnings before income taxes	57,594	45,650
Income taxes	(9,749)	(11,000)

Net earnings	$47,845	$34,650

See the accompanying Notes to the Combined Condensed Financial Statements.

AUTOMATION & SPECIALTY BUSINESS OF FORTIVE CORPORATION

COMBINED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME

($ in thousands)

(unaudited)

	Three Months Ended
	March 30, 2018	March 31, 2017
Net earnings	$47,845	$34,650
Other comprehensive income, net of income taxes:
Foreign currency translation adjustments	1,585	3,831
Pension adjustments	552	209

Total other comprehensive income, net of income taxes	2,137	4,040

Comprehensive income	$49,982	$38,690

See the accompanying Notes to the Combined Condensed Financial Statements.

AUTOMATION & SPECIALTY BUSINESS OF FORTIVE CORPORATION

COMBINED CONDENSED STATEMENTS OF CHANGES IN PARENT’S EQUITY

($ in thousands)

(unaudited)

	Accumulated Other Comprehensive Income (Loss)	Net Parent Investment
Balance, December 31, 2017	$(33,018)	$695,926
Adoption of accounting standards	—	(46)

Balance, January 1, 2018	(33,018)	695,880
Net earnings for the year	—	47,845
Net transfers to Parent	—	(32,205)
Other comprehensive income	2,137	—
Stock-based compensation expense	—	912

Balance, March 30, 2018	$(30,881)	$712,432

See the accompanying Notes to the Combined Condensed Financial Statements.

AUTOMATION & SPECIALTY BUSINESS OF FORTIVE CORPORATION

COMBINED CONDENSED STATEMENTS OF CASH FLOWS

($ in thousands)

(unaudited)

	Three Months Ended
	March 30, 2018	March 31, 2017
Cash flows from operating activities:
Net earnings	$47,845	$34,650
Noncash items:
Depreciation	4,000	3,886
Amortization	74	90
Stock-based compensation expense	912	1,231
Change in deferred income taxes	3,919	2,000
Change in accounts receivable, net	(16,697)	(7,817)
Change in inventories	(2,100)	(3,670)
Change in trade accounts payable	6,823	3,156
Change in prepaid expenses and other assets	(997)	(1,864)
Change in accrued expenses and other liabilities	(6,166)	(6,378)

Net cash provided by operating activities	37,613	25,284

Cash flows from investing activities:
Payments for additions to property, plant and equipment	(5,478)	(5,457)

Net cash used in investing activities	(5,478)	(5,457)

Cash flows from financing activities:
Net transfers to Parent	(32,205)	(22,353)
Net repayments of short-term borrowings	(132)	—

Net cash used in financing activities	(32,337)	(22,353)

Effect of exchange rate changes on net transfers to Parent	202	2,526

Net change in cash and equivalents	—	—
Beginning balance of cash and equivalents	—	—

Ending balance of cash and equivalents	$—	$—

See the accompanying Notes to the Combined Condensed Financial Statements.

AUTOMATION & SPECIALTY BUSINESS OF FORTIVE CORPORATION

NOTES TO THE COMBINED CONDENSED FINANCIAL STATEMENTS

NOTE 1. BUSINESS OVERVIEW AND BASIS OF PRESENTATION

The accompanying combined condensed financial statements present the historical financial position, results of operations, changes in Fortive Corporation’s (“Fortive” or “Parent”) equity and cash flows of the Automation & Specialty platform, excluding Fortive’s Hengstler and Dynapar businesses (the “A&S Business” or the “Company”) in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for the preparation of carved-out combined financial statements. The Hengstler and Dynapar businesses are not included in the accompanying combined condensed financial statements as they are excluded from the proposed transaction and will remain part of Fortive. The A&S Business had operated as part of Danaher Corporation’s (“Danaher” or the “Former Parent”) Industrial Technologies segment prior to the separation of Fortive from Danaher on July 2, 2016 (the “Danaher Separation”) and, following the Danaher Separation, as part of the Automation & Specialty platform within Fortive’s Industrial Technologies segment.

The A&S Business consists of certain operating units of Parent that are recognized leaders in attractive markets globally. The A&S Business provides a wide range of electromechanical and electronic motion control products and mechanical components as well as supplemental braking systems for commercial vehicles. The automation products are sold in various precision motion markets, such as the markets for packaging equipment, medical equipment, metal forming equipment, robotics and food and beverage processing applications. The A&S Business is also a leading worldwide supplier of supplemental braking systems for commercial vehicles. The A&S Business’s research and development, manufacturing, sales, distribution, service and administrative facilities are located across North America, Asia Pacific, Europe and Latin America.

On March 7, 2018, Fortive announced that it and Stevens Holding Company, Inc. (“Newco”), a wholly-owned subsidiary of Fortive, had entered into definitive agreements with Altra Industrial Motion Corp., a Delaware corporation (“Altra”), and McHale Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Altra (“Merger Sub”), for a transaction (collectively, the “Transactions”) pursuant to which, subject to the terms and conditions of certain definitive agreements, Fortive will transfer certain assets and liabilities constituting a portion of the A&S Business to Newco or one or more subsidiaries of Fortive, and will cause any applicable subsidiaries of Fortive to convey to Fortive or its designated subsidiary (other than Newco or any of Newco’s subsidiaries) certain excluded assets and excluded liabilities. Immediately thereafter, Fortive will contribute all equity interests in each such subsidiary of Fortive holding assets and liabilities constituting the A&S Business to Newco in exchange for (i) a number of shares of common stock, par value $0.01 per share of Newco (the “Newco Common Stock”), (ii) securities representing indebtedness of Newco in an aggregate principal amount determined pursuant to such definitive agreements, and (iii) cash dividend in an aggregate amount determined pursuant to such definitive agreements. In addition, as part of the Transactions, Fortive will distribute to its stockholders all of the issued and outstanding shares of Newco Common Stock held by Fortive, at Fortive’s option, by way of an exchange offer or a pro rata dividend, or a combination thereof (the “Distribution”), followed by merger of Merger Sub with and into Newco (the “Merger”), with Newco surviving as a wholly-owned subsidiary of Altra and with the issued and outstanding shares of Newco Common Stock converted in the Merger into shares of common stock, par value $0.001 per share, of Altra. In addition, as part of the Transactions, Fortive will transfer certain non-U.S. assets, liabilities and entities of the A&S Business to certain subsidiaries of Altra, and the Altra subsidiaries will assume substantially all of the liabilities associated with the transferred assets. Upon completion of the Merger, holders of Fortive’s common stock participating in the Distribution are expected to own in the aggregate approximately 54% of the outstanding shares of Altra common stock on a fully-diluted basis immediately following the Merger. The Transactions are expected to be completed in 2018. Altra and Fortive anticipate that certain direct sales of certain non-U.S. assets, liabilities and entities of the A&S Business to certain subsidiaries of Altra will be completed after the closing date of the Merger due to regulatory and other delays in certain jurisdictions outside the United States.

The Transactions remain subject to the approval of the issuance of shares of Altra common stock in the Merger by Altra’s stockholders and the satisfaction of customary closing conditions, including regulatory approvals and the absence of a Material Adverse Effect with respect to either the A&S Business or Altra.

The A&S Business has historically operated as part of Fortive and not as a stand-alone company and has no separate legal status or existence. The financial statements have been derived from Fortive’s historical accounting records and are presented on a carved-out basis. All revenues and costs as well as assets and liabilities directly associated with the A&S Business’s activity are included as a component of the financial statements. The financial statements also include allocations of certain general, administrative, sales and marketing expenses and cost of sales from Fortive’s corporate office and from other Fortive businesses to the A&S Business and allocations of related assets, liabilities, and Parent’s investment, as applicable. The allocations have been determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the financial statements had the A&S Business been an entity that operated independently of Fortive. Related party allocations are discussed further in Note 8.

As part of Fortive, the A&S Business is dependent upon Fortive for all of its working capital and financing requirements as Fortive uses a centralized approach to cash management and financing of its operations. Financial transactions relating to the A&S Business are accounted for through the Parent investment account of the A&S Business. Accordingly, none of Fortive’s cash, cash equivalents or debt at the corporate level has been included in the A&S Business in the Combined Condensed Balance Sheets. The impact of foreign currency exchange rates on the cash that the A&S Business had access to during the periods presented is reflected in the Combined Condensed Statements of Cash Flows.

Net Parent investment, which includes retained earnings, represents Fortive’s interest in the recorded net assets of the A&S Business. All significant transactions between the A&S Business and Fortive have been included in the accompanying combined condensed financial statements. Transactions with Fortive are reflected in the accompanying Combined Condensed Statements of Changes in Parent’s Equity as “Net transfers to parent” and in the accompanying Combined Condensed Balance Sheets within “Net Parent investment”.

All significant intercompany accounts and transactions between the operations comprising the A&S Business have been eliminated in the accompanying financial statements.

The accompanying financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to fairly present the A&S Business’s financial position as of March 30, 2018 and December 31, 2017, and its results of operations and cash flows for the three months ended March 30, 2018 and March 31, 2017.

Accumulated Other Comprehensive Income (Loss)—Foreign currency translation adjustments are generally not adjusted for income taxes as they relate to indefinite investments in non-U.S. subsidiaries. The changes in accumulated other comprehensive income (loss) by component are summarized below ($ in thousands):

	Foreign currency translation adjustments	Pension & postretirement plan benefit adjustments (b)		Total
For the three months ended March 30, 2018:
Balance, December 31, 2017	$(20,385)	$(12,633)		$(33,018)
Other comprehensive income before reclassifications, net of income taxes	1,585	—		1,585
Amounts reclassified from accumulated other comprehensive income:
Increase	—	552	(a)	552

Income tax impact	—	—		—

Amounts reclassified from accumulated other comprehensive income, net of income taxes	—	552	(a)	552

Net current period other comprehensive income, net of income taxes	1,585	552		2,137

Balance, March 30, 2018	$(18,800)	$(12,081)		$(30,881)

For the three months ended March 31, 2017:
Balance, December 31, 2016	$(30,471)	$(9,848)		$(40,319)
Other comprehensive income before reclassifications, net of income taxes	3,831	—		3,831
Amounts reclassified from accumulated other comprehensive income:
Increase	—	209	(a)	209
Income tax impact	—	—		—

Amounts reclassified from accumulated other comprehensive income, net of income taxes	—	209	(a)	209

Net current period other comprehensive income, net of income taxes	3,831	209		4,040

Balance, March 31, 2017	$(26,640)	$(9,639)		$(36,279)

(a)	This accumulated other comprehensive income component is included in the computation of net periodic pension cost (refer to Note 5 for additional details).
(b)	Includes balances relating to non-U.S. employee defined benefit plans and other postretirement employee benefit plans.

Subsequent Events—The A&S Business has evaluated subsequent events for recording or disclosure in these financial statements through June 21, 2018, the date the financial statements will be available to be issued.

Recently Issued Accounting Standards—In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which will require, among other items, lessees to recognize a right-of-use asset and a lease liability for most leases. The standard also requires disclosures by lessees and lessors about the amount, timing and uncertainty of cash flows arising from leases. The accounting applied by a lessor is largely unchanged from that applied under the current standard. This standard is effective for the A&S Business beginning January 1, 2019 (with early adoption permitted) using a modified retrospective transition approach and provides for certain practical expedients. In September 2017, the FASB issued ASU No. 2017-13, Revenue Recognition (Topic 605),

Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842), which provided additional implementation guidance on the previously issued ASUs. The A&S Business is currently evaluating the impact of this standard on its financial statements.

NOTE 2. GOODWILL

The following is a rollforward of the A&S Business’s goodwill ($ in thousands):

Balance, December 31, 2017	$538,238
Foreign currency translation	91

Balance, March 30, 2018	$538,329

The A&S Business has not identified any “triggering” events which would have indicated a potential impairment of goodwill in the three months ended March 30, 2018.

NOTE 3. SHORT-TERM BORROWINGS

As of March 30, 2018 and December 31, 2017, the A&S Business had short-term borrowings outstanding of $3,666,000 and $3,950,000 under its general credit agreement with Citibank A.S. (the “Credit Agreement”).

The A&S Business recorded interest expense of $156,000 and $98,000 during the three months ended March 30, 2018 and March 31, 2017, respectively, in connection with the Credit Agreement.

NOTE 4. REVENUE

On January 1, 2018, the A&S Business adopted ASU 2014-09 Revenue from Contracts with Customers (“Topic 606”) using the modified retrospective method applied to those contracts which were not completed as of January 1, 2018. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported in accordance with the A&S Business’s historic accounting policy under ASC Topic 605 Revenue Recognition. The A&S Business recorded an immaterial transition adjustment to opening net Parent investment as of January 1, 2018 due to the cumulative impact of adopting Topic 606. The impact to revenues as a result of applying Topic 606 for the quarter ended March 30, 2018 was immaterial.

The A&S Business’s significant accounting policies are detailed in Note 2 of the annual audited combined financial statements included elsewhere in this prospectus. Significant changes to the accounting policies as a result of adopting Topic 606 are discussed below:

Revenue Recognition—The A&S Business derives revenues primarily from the sale of products. Revenue is recognized when control of promised products are transferred to customers in an amount that reflects the consideration the A&S Business expects to be entitled to in an exchange for those products. For revenue related to a product to qualify for recognition, the A&S Business must have an enforceable contract with a customer that defines the products to be transferred and the payment terms related to those products. Further, collection of substantially all consideration for the products transferred must be probable based on the customer’s intent and ability to pay the promised consideration. Judgment is applied in determining the customer’s ability and intention to pay, which is based on a combination of financial and qualitative factors, including the customers’ financial condition, collateral, debt-servicing ability, past payment experience and credit bureau information.

Customer allowances and rebates, consisting primarily of volume discounts and other short-term incentive programs, are considered in determining the transaction price for the contract; these allowances and rebates are reflected as a reduction in the contract transaction price. Significant judgment is exercised in determining product returns, customer allowances and rebates, and are estimated based on historical experience and known trends.

Most of the A&S Business’s sales contracts contain standard terms and conditions. Contracts are evaluated to identify distinct products promised in the contract (performance obligations). Sometimes this evaluation involves judgment to determine whether the products are highly dependent on or highly interrelated with one another, or whether such products significantly modify or customize one another. The A&S Business allocates the contract transaction price to each performance obligation using the observable price that the product sells for separately in similar circumstances and to similar customers, and/or a residual approach when the observable selling price of a product is not known and is either highly variable or uncertain. Allocating the transaction price to each performance obligation sometimes requires significant judgment.

The principal terms of sale for the A&S Business are FOB Shipping Point, or equivalent, and, as such, the A&S Business primarily records revenue upon shipment as performance obligations are satisfied at that time. The A&S Business evaluates contracts with delivery terms other than FOB Shipping Point and recognizes revenue when performance obligations have been satisfied. If any significant obligation to the customer with respect to a sales transaction remains to be fulfilled following shipment (typically installation or acceptance by the customer), revenue recognition is deferred until such obligations have been fulfilled. Further, revenue related to separately priced product maintenance agreements is deferred when appropriate and recognized as revenue over the term of the agreement.

Contract Assets—In certain circumstances, the A&S Business records contract assets which include unbilled amounts typically resulting from sales under contracts when revenue recognized exceeds the amount billed to the customer, and right to payment is not subject only to the passage of time. These contract assets are immaterial.

Deferred sales commissions are generally not capitalized as the amortization period is one year or less, and the A&S Business elected to use the practical expedient to expense these sales commissions as incurred. As of March 30, 2018, the A&S Business did not have any deferred sales commissions with amortization periods longer than one year.

During the first three months of 2018, the A&S Business did not recognize any impairment losses on its contract assets.

Contract Liabilities—The A&S Business’s contract liabilities consist of deferred revenue generally related to installation and product maintenance agreements, where in most cases up-front payments have been received and revenue recognized over the support term. The A&S Business classifies deferred revenue as current or noncurrent based on the timing of when it expects to recognize revenue. The noncurrent portion of deferred revenue is included in other long-term liabilities in the combined condensed balance sheets.

The A&S Business’s contract liabilities consisted of the following ($ in thousands):

	As of
	March 30, 2018	December 31, 2017
Deferred revenue - current	$2,957	$2,000
Deferred revenue - noncurrent	154	157

Total contract liabilities	$3,111	$2,157

The increase in the A&S Business’s contract liabilities from December 31, 2017 to March 30, 2018 was primarily due to the timing and mix of product sales. In the first three months of 2018, the A&S Business recognized $141,000 of revenue related to its contract liabilities at January 1, 2018.

Remaining Performance Obligations—The remaining performance obligations represent the transaction price of firm, noncancelable orders, with expected delivery dates to customers greater than one year from March 30, 2018, for which work has not been performed. The A&S Business has excluded performance obligations with an original expected duration of one year or less from the amounts below. The aggregate performance obligations as of March 30, 2018 are $6,221,000, the majority of which are related to contracts to sell products. Approximately 25 percent of the remaining performance obligations will be fulfilled within the next four years with the remaining 75 percent expected to be fulfilled thereafter.

Disaggregation of Revenue

The A&S Business disaggregates revenue from contracts with customers by geographic location, major product group and end market as it best depicts how the nature, amount, timing and uncertainty of the A&S Business’s revenue and cash flows are affected by economic factors. Disaggregation of revenue for the three months ended March 30, 2018 and March 31, 2017 is presented as follows ($ in thousands):

	Three Months Ended
	March 30, 2018	March 31, 2017
Geographic:
United States	$117,133	$104,466
China	30,096	27,356
Germany	28,234	23,016
All other (each country individually less than 5% of total sales)	75,182	63,926

Total	$250,645	$218,764

Major Product Group:
Motors	$88,040	$71,506
Brakes, clutches and resolvers	67,747	58,833
Linear devices	60,464	57,511
All other	34,394	30,914

Total	$250,645	$218,764

End Markets:
Direct sales
Automotive	$60,800	$51,470
Industrial & Manufacturing	50,600	38,951
Medical	27,500	26,300
Other	51,045	48,545

Total direct sales	189,945	165,266

Distributors	60,700	53,498

Total	$250,645	$218,764

NOTE 5. DEFINED BENEFIT PLANS

For a full description of the A&S Business’s noncontributory defined benefit pension plans, refer to Note 8 of its annual audited combined financial statements included elsewhere within this prospectus.

The following sets forth the components of the A&S Business’s net periodic pension costs associated with the noncontributory defined benefit pension plans ($ in thousands):

	Three Months Ended
	March 30, 2018	March 31, 2017
Service cost	$126	$130
Interest cost	42	37
Expected return on plan assets	(318)	(318)
Amortization of net loss	242	257

Net periodic pension cost	$92	$106

For a full description of the A&S Business’s other postretirement benefit plans, refer to Note 9 of its annual audited combined financial statements included elsewhere within this prospectus.

The following sets forth the components of the A&S Business’s net periodic benefit cost of the other postretirement benefit plans ($ in thousands):

	Three Months Ended
	March 30, 2018	March 31, 2017
Service cost	$25	$24
Interest cost	43	42
Amortization of net gain	(23)	(48)

Net periodic benefit cost	$45	$18

On January 1, 2018, the A&S Business retrospectively adopted ASU No. 2017-07, Compensation—Retirement Benefits (Topic 715). Accordingly, the A&S Business has included all components of net periodic pension costs, with the exception of service costs, in other non-operating expenses as a component of interest expense and other in the accompanying Combined Condensed Statements of Earnings. Service costs continue to be included in cost of sales and selling, general and administrative expenses in the accompanying Combined Condensed Statements of Earnings according to the classification of the participant’s compensation. This reclassification of prior year pension cost decreased operating income by $29,000 for the three months ended March 31, 2017.

Employer Contributions

During 2018, Fortive’s cash contribution requirements for the A&S Business’s U.S other postretirement employee benefit plans and non-U.S. defined benefit pension plans are expected to be approximately $453,000 and $497,000, respectively. The actual amounts to be contributed depend upon, among other things, legal requirements, underlying asset returns, the plan’s funded status, the anticipated tax deductibility of the contribution, local practices, market conditions, interest rates and other factors.

NOTE 6. INCOME TAXES

The A&S Business’s effective tax rate for the three months ended March 30, 2018 was 17%, as compared to 24% for the three months ended March 31, 2017. The year-over-year decrease was due primarily to favorable impacts in 2018 resulting from a lower statutory tax rate in the United States as a result of the Tax Cuts and Jobs Act (“TCJA”), the impact of favorable adjustments to the provisional estimates recorded in 2017 related to the TCJA, as well as other federal and international tax benefits.

The A&S Business’s effective tax rates for 2018 and 2017 differ from the U.S. federal statutory rate of 21% and 35%, respectively, due primarily to earnings outside the United States that are indefinitely reinvested and taxed at rates lower than the U.S. federal statutory rate, the impact of credits and deductions provided by law, and the effect of favorable adjustments to the provisional estimates recorded in 2017 related to the TCJA, as permitted under SEC Staff Accounting Bulletin No. 118 (“SAB 118”). These provisional estimates decreased income tax expense by $1,147,000 during the three months ended March 30, 2018. The A&S Business will continue to evaluate the effects of the TCJA on the 2017 provisional estimates through the end of the SAB 118 allowable measurement period. Refer to Note 10 of the A&S Business’s audited annual combined financial statements included elsewhere in this prospectus for further details, including disclosures pursuant to SAB 118 interpretive guidance and provisional estimates for all TCJA effects.

NOTE 7. COMMITMENTS AND CONTINGENCIES

For a description of the A&S Business’s litigation and contingencies, refer to Note 12 of the A&S Business’s annual audited combined financial statements included elsewhere in this prospectus.

The A&S Business generally accrues estimated warranty costs at the time of sale. In general, manufactured products are warranted against defects in material and workmanship when properly used for their intended purpose, installed correctly, and appropriately maintained. Warranty period terms depend on the nature of the product and range from ninety days up to five years. The amount of the accrued warranty liability is determined based on historical information such as past experience, product failure rates or number of units repaired, estimated cost of material and labor, and in certain instances estimated property damage. The accrued warranty liability is reviewed on a quarterly basis and may be adjusted as additional information regarding expected warranty costs becomes known.

The following is a rollforward of the A&S Business’s accrued warranty liability ($ in thousands):

Balance, December 31, 2017	$4,146
Accruals for warranties issued during the period	388
Settlements made	(655)
Effect of foreign currency translation	(1)

Balance, March 30, 2018	$3,878

NOTE 8. RELATED PARTY TRANSACTIONS

Allocations of Expenses Prior to the Transactions

The A&S Business has historically operated as part of Fortive and not as a stand-alone company. Accordingly, certain shared costs have been allocated to the A&S Business and are reflected as expenses in these financial statements. Management considers the allocation methodologies used to be reasonable and appropriate reflections of the related expenses attributable to the A&S Business for purposes of the carved-out financial statements; however, the expenses reflected in these financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if the A&S Business had operated as a separate stand-alone entity. In addition, the expenses reflected in the financial statements may not be indicative of expenses that will be incurred in the future by the A&S Business.

Corporate Expenses

Certain corporate overhead and other shared expenses incurred by Fortive and its subsidiaries have been allocated to the A&S Business and are reflected in the Combined Condensed Statements of Earnings. These amounts include, but are not limited to, items such as general management and executive oversight, costs to support Fortive information technology infrastructure, facilities, compliance, human resources, marketing and legal functions and financial management and transaction processing including public company reporting, consolidated tax filings and tax planning, Fortive benefit plan administration, risk management and consolidated treasury services, certain employee benefits and incentives, and stock-based compensation administration. These costs are allocated using methodologies that management believes are reasonable for the item being allocated. Allocation methodologies include the A&S Business’s relative share of revenues, headcount, or functional spend as a percentage of the total.

Insurance Programs Administered by Fortive

In addition to the corporate allocations noted above, the A&S Business was allocated expenses related to certain insurance programs Fortive administers on behalf of the A&S Business, including automobile liability, workers’ compensation, general liability, product liability, directors and officers liability, cargo, and property insurance. These amounts are allocated using various methodologies, as described below.

Included within the insurance cost allocation are allocations related to programs for which Fortive is self-insured up to a certain amount. For the self-insured component, costs are allocated to the A&S Business based on incurred claims of the A&S Business. Fortive has premium based policies which cover amounts in excess of the self-insured retentions. The A&S Business is allocated a portion of the total insurance cost incurred by Fortive based on its pro-rata portion of Fortive’s total underlying exposure base. An estimated liability relating to the A&S Business’s known and incurred but not reported claims has been allocated to the A&S Business and reflected on the accompanying Combined Condensed Balance Sheets.

Medical Insurance Programs Administered by Fortive

In addition to the corporate allocations noted above, the A&S Business was allocated expenses related to the medical insurance programs Fortive administers on behalf of the A&S Business. These amounts were allocated using actual medical claims incurred during the period for the associated employees attributable to the A&S Business.

Deferred Compensation Program Administered by Fortive

Certain employees of the A&S Business participate in Fortive’s nonqualified deferred compensation programs that permit officers, directors and certain management employees to defer a portion of their compensation, on a pre-tax basis, until their termination of employment. Participants may choose among alternative earning rates for the amounts they defer, which are primarily based on investment options within Fortive’s 401(k) program (except that the earnings rates for amounts contributed unilaterally by the A&S Business are entirely based on changes in the value of Fortive’s common stock). All amounts deferred under this plan are unfunded, unsecured obligations of the A&S Business.

The amounts of related party expenses allocated to the A&S Business from Fortive and its subsidiaries for the three months ended March 30, 2018 and March 31, 2017, were as follows ($ in thousands):

	Three Months Ended
	March 30, 2018	March 31, 2017
Allocated corporate expenses	$4,807	$4,195
Directly Related Charges:
Insurance programs expenses	246	278
Medical insurance programs expenses	6,068	5,290
Deferred compensation programs expenses	99	75

Total related party expenses	$11,220	$9,838

Revenue and Other Transactions Entered Into In the Ordinary Course of Business

Certain of the A&S Business’s revenue arrangements related to contracts entered into in the ordinary course of business with Fortive and its affiliates.

The A&S Business recorded revenues of approximately $1,099,000 and $1,104,000 from sales to Fortive and its subsidiaries during the three months ended March 30, 2018 and March 31, 2017, respectively. The A&S Business recorded revenues of approximately $412,000 and $367,000 from sales to Danaher and its subsidiaries for the three months ended March 30, 2018 and March 31, 2017, respectively.

The A&S Business recorded purchases of approximately $1,020,000 and $689,000 from Fortive and its subsidiaries during the three months ended March 30, 2018 and March 31, 2017, respectively. Purchases from Danaher and its subsidiaries were immaterial for each of the three month periods ended March 30, 2018 and March 31, 2017.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Fortive Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Stevens Holding Company, Inc. (the Company), a wholly-owned subsidiary of Fortive Corporation, as of February 15, 2018 and the related note. In our opinion, the balance sheet and related note presents fairly, in all material respects, the financial position of the Company at February 15, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s balance sheet based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet and related note are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the balance sheet and related note, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures relating to the balance sheet. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the balance sheet and related note. We believe that our audit provides a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2018.

Seattle, Washington

May 8, 2018

STEVENS HOLDING COMPANY, INC.

BALANCE SHEET

(in whole dollars)

February 15, 2018
ASSETS
Cash	$—

Total assets	$—

LIABILITIES AND EQUITY
Total liabilities	$—
Equity:
Subscription receivable from Parent	(1)
Common stock—$0.01 par value, 100 shares authorized, issued and outstanding	1

Total equity	$—

Total liabilities and equity	$—

See the accompanying Note to the Balance Sheet.

STEVENS HOLDING COMPANY, INC.

NOTE TO THE BALANCE SHEET

1. BUSINESS OVERVIEW AND BASIS OF PRESENTATION

Stevens Holding Company, Inc. (“Newco”) is a Delaware corporation and a wholly owned subsidiary of Fortive Corporation (“Fortive” or “Parent”). On February 13, 2018, Fortive caused Newco to be formed in order to facilitate the separation of its Automation & Specialty Business (the “A&S Business”). On February 15, 2018, Fortive subscribed for 100 shares of common stock of Newco. Newco has engaged in no business operations to date and at February 15, 2018, it had no assets or liabilities, therefore, separate statements of operations, comprehensive income, changes in stockholder’s equity, and cash flows have not been presented in these financial statements.

On March 7, 2018, Fortive announced that it and Newco had entered into definitive agreements with Altra Industrial Motion Corp., a Delaware corporation (“Altra”), and McHale Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Altra (“Merger Sub”), for a transaction (collectively, the “Transactions”) pursuant to which, subject to the terms and conditions of certain definitive agreements, Fortive will transfer certain assets and liabilities constituting a portion of the A&S Business to Newco or one or more subsidiaries of Fortive, and will cause any applicable subsidiaries of Fortive to convey to Fortive or its designated subsidiary (other than Newco or any of Newco’s subsidiaries) certain excluded assets and excluded liabilities. Immediately thereafter, Fortive will contribute all equity interests in each such subsidiary of Fortive holding assets and liabilities constituting the A&S Business to Newco in exchange for (i) a number of shares of common stock, par value $0.01 per share of Newco (the “Newco Common Stock”), (ii) securities representing indebtedness of Newco in an aggregate principal amount determined pursuant to such definitive agreements, and (iii) cash dividend in an aggregate amount determined pursuant to such definitive agreements. In addition, as part of the Transactions, Fortive will distribute to its stockholders all of the issued and outstanding shares of Newco Common Stock held by Fortive, at Fortive’s option, by way of an exchange offer or a pro rata dividend, or a combination thereof (the “Distribution”), followed by merger of Merger Sub with and into Newco (the “Merger”), with Newco surviving as a wholly-owned subsidiary of Altra and with the issued and outstanding shares of Newco Common Stock converted in the Merger into shares of common stock, par value $0.001 per share, of Altra. In addition, as part of the Transactions, Fortive will transfer certain non-U.S. assets, liabilities and entities of the A&S Business to certain subsidiaries of Altra, and the Altra subsidiaries will assume substantially all of the liabilities associated with the transferred assets. Upon completion of the Merger, holders of Fortive’s common stock participating in the Distribution are expected to own in the aggregate approximately 54% of the outstanding shares of Altra common stock on a fully-diluted basis immediately following the Merger. The Transactions are expected to be completed in 2018. Altra and Fortive anticipate that certain direct sale of certain non-U.S. assets, liabilities and entities of the A&S Business to certain subsidiaries of Altra will be completed after the closing date of the Merger due to regulatory and other delays in certain jurisdictions outside the United States.

The accompanying balance sheet presents the historical financial position of Newco in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

STEVENS HOLDING COMPANY, INC.

BALANCE SHEET

(in whole dollars)

As of
	March 30, 2018	February 15, 2018
(unaudited)
ASSETS
Cash	$—	$—

Total assets	$—	$—

LIABILITIES AND EQUITY
Total liabilities	$—	$—
Equity:
Subscription receivable from Parent	(1)	(1)
Common stock—$0.01 par value, 100 shares authorized, issued and outstanding	1	1

Total equity	$—	$—

Total liabilities and equity	$—	$—

See the accompanying Notes to the Balance Sheet.

STEVENS HOLDING COMPANY, INC.

NOTES TO THE BALANCE SHEET

NOTE 1. BUSINESS OVERVIEW AND BASIS OF PRESENTATION

Stevens Holding Company, Inc. (“Newco”) is a Delaware corporation and a wholly owned subsidiary of Fortive Corporation (“Fortive” or “Parent”). On February 13, 2018, Fortive caused Newco to be formed in order to facilitate the separation of its Automation & Specialty Business (the “A&S Business”). On February 15, 2018, Fortive subscribed for 100 shares of common stock of Newco. Newco has engaged in no business operations to date and it has no assets or liabilities, therefore, separate statements of operations, comprehensive income, changes in stockholder’s equity, and cash flows have not been presented in these financial statements.

On March 7, 2018, Fortive announced that it and Newco had entered into definitive agreements with Altra Industrial Motion Corp., a Delaware corporation (“Altra”), and McHale Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Altra (“Merger Sub”), for a transaction (collectively, the “Transactions”) pursuant to which, subject to the terms and conditions of certain definitive agreements, Fortive will transfer certain assets and liabilities constituting a portion of the A&S Business to Newco or one or more subsidiaries of Fortive, and will cause any applicable subsidiaries of Fortive to convey to Fortive or its designated subsidiary (other than Newco or any of Newco’s subsidiaries) certain excluded assets and excluded liabilities. Immediately thereafter, Fortive will contribute all equity interests in each such subsidiary of Fortive holding assets and liabilities constituting the A&S Business to Newco in exchange for (i) a number of shares of common stock, par value $0.01 per share of Newco (the “Newco Common Stock”), (ii) securities representing indebtedness of Newco in an aggregate principal amount determined pursuant to such definitive agreements, and (iii) cash dividend in an aggregate amount determined pursuant to such definitive agreements. In addition, as part of the Transactions, Fortive will distribute to its stockholders all of the issued and outstanding shares of Newco Common Stock held by Fortive, at Fortive’s option, by way of an exchange offer or a pro rata dividend, or a combination thereof (the “Distribution”), followed by merger of Merger Sub with and into Newco (the “Merger”), with Newco surviving as a wholly-owned subsidiary of Altra and with the issued and outstanding shares of Newco Common Stock converted in the Merger into shares of common stock, par value $0.001 per share, of Altra. In addition, as part of the Transactions, Fortive will transfer certain non-U.S. assets, liabilities and entities of the A&S Business to certain subsidiaries of Altra, and the Altra subsidiaries will assume substantially all of the liabilities associated with the transferred assets. Upon completion of the Merger, holders of Fortive’s common stock participating in the Distribution are expected to own in the aggregate approximately 54% of the outstanding shares of Altra common stock on a fully-diluted basis immediately following the Merger. The Transactions are expected to be completed in 2018. Altra and Fortive anticipate that certain direct sale of certain non-U.S. assets, liabilities and entities of the A&S Business to certain subsidiaries of Altra will be completed after the closing date of the Merger due to regulatory and other delays in certain jurisdictions outside the United States.

The accompanying balance sheet presents the historical financial position of Newco in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

NOTE 2. SUBSEQUENT EVENTS

On May 10, 2018, Newco increased its authorized shares of common stock to 35,000,000 shares. Newco has evaluated subsequent events for recording or disclosure in these financial statements through June 21, 2018, the date the financial statements were available to be issued.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among

ALTRA INDUSTRIAL MOTION CORP.

MCHALE ACQUISITION CORP.

FORTIVE CORPORATION

AND

STEVENS HOLDING COMPANY, INC.

Dated as of March 7, 2018

PAGE
9.6	Disclosure Letters.	A-88
9.7	Assignability; No Third Party Rights.	A-83
9.8	Notices.	A-83
9.9	Cooperation.	A-84
9.10	Severability.	A-84
9.11	No Presumption Against Drafting Party.	A-84
9.12	Construction.	A-85

Exhibit A	—	Certain Definitions
Exhibit B	—	Form of Certificate of Incorporation of Newco
Exhibit C	—	Form of Bylaws of Newco

Schedule A	—	A&S Business
Schedule B	—	Carve Out Adjustments
Schedule C	—	Knowledge of Ainge
Schedule D	—	Knowledge of Fox
Schedule E	—	Total Cap
Schedule 1.16	—	Adjusted EBITDA
Schedule 5.8(a)(i)	—	Fox Designated Director

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (“Agreement”) is made and entered into as of March 7, 2018, by and among: (i) Fortive Corporation, a Delaware corporation (“Fox”); (ii) Stevens Holding Company, Inc., a Delaware corporation and wholly owned subsidiary of Fox (“Newco”); (iii) Altra Industrial Motion Corp., a Delaware corporation (“Ainge”); and (iv) McHale Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Ainge (“Merger Sub”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Fox, directly and indirectly through its wholly owned Subsidiaries, is engaged in the A&S Business.

B. Fox has determined that it would be desirable to separate the A&S Business from Fox.

C. In order to effect such separation, prior to the Effective Time (or as otherwise contemplated by Section 3 of the Distribution Agreement), Fox will undertake the Internal Restructuring and, in connection therewith, effect the Newco Contribution and, in exchange therefor, Newco shall (i) issue to Fox additional shares of Newco Common Stock and the Newco Securities and (ii) distribute to Fox a cash dividend (the “Cash Dividend”) in an amount equal to the Basis Amount.

D. Following the Newco Contribution, Fox shall transfer the Newco Securities to certain Persons (the “Debt Exchange Parties”) in exchange for certain debt obligations of Fox held by the Debt Exchange Parties as principals for their own account (the “Debt Exchange”).

E. Following the Debt Exchange, the Debt Exchange Parties are expected to sell the Newco Securities.

F. Prior to the Effective Time, the Direct Sales Sellers shall sell the Direct Sales Assets and Direct Sales Entities (and their Subsidiaries) to the Direct Sales Purchasers, and the Direct Sales Purchasers shall assume the Direct Sales Assumed Liabilities (the “Direct Sales”).

G. Prior to the Effective Time (or as otherwise contemplated by Section 3 of the Distribution Agreement) and after the Newco Contribution, Fox and Newco will effect the Distribution.

H. The respective boards of directors of each of Fox, Newco, Ainge and Merger Sub have each approved and declared advisable this Agreement and the transactions contemplated hereby, including the Direct Sales and the merger of Merger Sub with and into Newco immediately following the Distribution, on the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL (the “Merger”).

I. For U.S. federal income tax purposes, (i) it is intended that the Newco Contribution, taken together with the Distribution, will qualify for non-recognition of gain or loss pursuant to Sections 355, 361 and 368(a)(1)(D) of the Code; (ii) it is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and (iii) each of this Agreement and the Distribution Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulation Section 1.368-2(g).

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

1.	DESCRIPTION OF TRANSACTION

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into Newco. By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and Newco shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the property, rights, privileges, powers and franchises and be subject to all of the restrictions, debt and duties of Merger Sub in accordance with the DGCL.

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Direct Sales. Upon the terms and subject to the conditions set forth in this Agreement, immediately prior to the Effective Time, (i) the Direct Sales Asset Sellers shall sell, transfer, convey, assign and deliver the Direct Sales Assets held by the Direct Sales Asset Sellers to the Direct Sales Asset Purchasers, and the Direct Sales Asset Purchasers shall purchase and acquire all right, title and interest of the Direct Sales Asset Sellers in and to the Direct Sales Assets held by the Direct Sales Asset Sellers free and clear of any Encumbrances other than Permitted Encumbrances; (ii) the Direct Sales Asset Purchasers shall assume all of the Direct Sales Assumed Liabilities associated with such Direct Sales Assets; and (iii) the Direct Sales Entity Sellers shall sell, transfer, convey, assign and deliver all of the equity interests held by them in the Direct Sales Entities to the Direct Sales Entity Purchasers, and the Direct Sales Entity Purchasers shall purchase and acquire all right, title and interest of the Direct Sales Entity Sellers in the Direct Sales Entities free and clear of any Encumbrances other than Permitted Encumbrances.

1.4 Direct Sales Purchase Price.

(a) The purchase price for the Direct Sales Assets and Direct Sales Entities (and their Subsidiaries) to be purchased hereunder is $1,000,000,000 (the “Direct Sales Purchase Price”), which Direct Sales Purchase Price shall be adjusted to reflect any amendment to the Separation Plan in accordance with the terms of the Distribution Agreement, with the purchase price attributable to each Direct Sales Entity and each Direct Sales Asset Seller set forth in the Separation Plan; provided that the Direct Sales Purchase Price shall not (i) be increased unless Ainge shall have obtained commitments in respect of the Direct Sales Financing in the amount of such increase on terms and conditions satisfactory to Ainge in its sole discretion or (ii) be decreased unless Newco shall have obtained commitments in respect of the Newco Financing in the amount of such decrease on terms and conditions satisfactory to Ainge in its sole discretion. The Direct Sales Purchase Price will be paid or caused to be paid by the Direct Sales Purchasers to Fox or one or more Subsidiaries designated by Fox, by wire transfer of immediately available funds to such bank account or accounts as per written instructions of Fox given to the Direct Sales Purchasers at least three (3) business days prior to Closing; provided that in the event of any Adjustment Payment pursuant to Section 1.16, a portion of the Direct Sales Purchase Price equal to the Total Adjustment Amount shall not be required to be paid at the Closing by the Direct Sales Purchasers and this portion of the Direct Sales Purchase Price instead shall be paid by them to Fox or one or more Subsidiaries designated by Fox as promptly as practicable following the Closing, by wire transfer of immediately available funds to such bank account or accounts as per written instructions of Fox given to the Direct Sales Purchasers at least three (3) business days prior to payment.

(b) No later than thirty (30) days after the Closing, the Direct Sales Sellers shall cause to be delivered to the Direct Sales Purchasers a statement (the “Direct Sales Allocation Statement”) allocating the purchase price attributable to each Direct Sales Entity and each Direct Sales Asset Seller as set forth in the Separation Plan and any relevant Direct Sales Assumed Liabilities among the Direct Sales Assets as of the Closing. Such allocation shall be made in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and any similar provision of non-U.S. Tax Law to the extent applicable.

(c) If the Direct Sales Purchasers disagree with the Direct Sales Allocation Statement, the Direct Sales Purchasers may, no later than thirty (30) days after receipt by the Direct Sales Purchasers of the Direct Sales Allocation Statement (the “Direct Sales Review Period”), deliver a notice to the Direct Sales Sellers providing reasonable detail of the reason for any disagreement and setting forth the Direct Sales Purchasers’ proposed allocation (a “Dispute Notice”). Any such notice of disagreement shall specify all items or amounts with which the Direct Sales Purchasers disagree. If the Dispute Notice is duly delivered, the Direct Sales Sellers and Direct Sales Purchasers shall, during the twenty (20) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts. If the Direct Sales Sellers and Direct Sales Purchasers are unable to reach such agreement, they shall promptly thereafter cause the Accounting Firm to resolve any remaining disputes.

(d) Unless the Direct Sales Purchasers deliver a Dispute Notice to the Direct Sales Sellers on or prior to the expiration of the Direct Sales Review Period, the Direct Sales Purchasers shall be deemed to have accepted and agreed to the Direct Sales Allocation Statement delivered pursuant to this Section 1.4, and the Direct Sales Allocation Statement shall be final, binding and conclusive on the Direct Sales Seller, the Direct Sales Purchasers and their respective Subsidiaries and Affiliates.

(e) The Direct Sales Sellers, the Direct Sales Purchasers and their respective Subsidiaries and Affiliates shall file all Tax Returns consistent with the final Direct Sales Allocation Statement (as adjusted pursuant to any agreement between the Direct Sales Sellers and Direct Sales Purchasers or as determined by the Accounting Firm), unless otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code).

1.5 Foreign Implementing Agreements. Promptly after the date hereof, Fox and Ainge shall cause the Direct Sales Sellers and Direct Sales Purchasers, respectively, to prepare and implement the Foreign Implementing Agreements. Fox and Ainge agree that such Foreign Implementing Agreements shall not expand or limit the rights and obligations of the Direct Sales Sellers, on the one hand, or the Direct Sales Purchasers, on the other hand, beyond those provided for Fox and Ainge, respectively, in this Agreement or Fox and Newco, respectively, in the Distribution Agreement, and that the Foreign Implementing Agreements shall not provide for any additional rights or obligations of the Direct Sales Parties that are not so provided for in this Agreement or the Distribution Agreement, except to the extent required to comply with applicable Law. Fox and Ainge shall cause the Direct Sales Sellers and the Direct Sales Purchasers, respectively, to cooperate in the preparation of such Foreign Implementing Agreements. In the event of any conflict between the terms of such Foreign Implementing Agreements and this Agreement or the Distribution Agreement, Fox and Ainge agree and acknowledge that the terms of this Agreement and the Distribution Agreement shall control and that, if necessary, Fox and Ainge shall cause the Direct Sales Sellers and the Direct Sales Purchasers, respectively, to deliver such additional instruments or make such arrangements as may be necessary to accomplish the foregoing.

1.6 Non-Assignable Assets and Entities. If and to the extent that the Conveyance of any Direct Sales Entity or Direct Sales Asset to any Direct Sales Purchaser would be a violation of applicable Laws or require any Consent or Governmental Approval in connection with the Direct Sales that has not been obtained prior to the Effective Time, then, notwithstanding any other provision hereof, the Conveyance to the Direct Sales Purchaser of such Direct Sales Asset or Direct Sales Entity (any such asset or entity, a “Deferred Asset”) shall automatically be deferred and no Conveyance of such Deferred Asset shall occur until all legal impediments are removed or such Consents or Governmental Approvals have been obtained. Notwithstanding the foregoing, any such Deferred Asset shall still be considered a Direct Sales Asset or Direct Sales Entity, as applicable, and the Person retaining such asset or entity shall thereafter hold such asset or entity in trust for the benefit of the Person entitled thereto (and at such Person’s sole expense) until the consummation of the Direct Sale thereof. To the extent that any Deferred Asset cannot be Conveyed without the Consent or Governmental Approval of any Person which Consent or Governmental Approval has not been obtained prior to the Effective Time, this Agreement will not constitute an agreement to Convey such Deferred Asset if an attempted Conveyance would constitute a breach thereof or violate any Law. Fox and Ainge shall cause the Direct Sales Sellers and the Direct Sales Purchasers, respectively, to use their reasonable best efforts to develop and implement mutually acceptable arrangements to place the Person entitled to receive such Deferred Asset, insofar as reasonably possible, in the same position as if such Deferred Asset had been Conveyed as contemplated hereby and so that all the benefits and burdens relating to such Deferred Asset, including possession, use, risk of loss, potential for gain, any Tax Liabilities in respect thereof and dominion, ability to enforce the rights under or with respect to, control and command over such Deferred Asset, are to inure from and after the Effective Time. Such arrangements may include, among others, the entry into reseller agreements with respect to government Contracts, or the entry into subcontracting, sublicensing, subleasing or other similar agreements. Under any such arrangements, Fox will cause the Direct Sales Seller retaining the Deferred Asset to agree to enforce (at Ainge’s cost and at its reasonable request) any and all claims, rights and benefits of the applicable Direct Sales Seller against any third parties arising from such Deferred Asset. If and when the legal or contractual impediments the presence of which caused the deferral of transfer of any Deferred Asset pursuant to this Section 1.6 are removed or any Consents and/or Governmental Approvals the absence of which caused the deferral of transfer of any Deferred Asset pursuant to this Section 1.6 are obtained, the transfer of the applicable Deferred Asset shall be effected in accordance with the terms of this Agreement and/or such applicable Ancillary Agreement (as defined in the Distribution Agreement). The obligations set forth in this Section 1.6 shall survive for the duration of the term of the applicable Contract (without any obligation to renew or extend).

1.7 Closing; Effective Time. Unless the transactions contemplated hereby shall have been abandoned and this Agreement terminated pursuant to Section 8.1, the closing of the Merger, the Direct Sales and the other transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m., Eastern time, at the offices of Cravath, Swaine & Moore LLP (“Cravath”), 825 Eighth Avenue, New York, NY 10019, on a date and time to be designated jointly by Fox and Ainge, which shall be (i) no later than the later of the second business day after (A) the satisfaction or waiver of the conditions set forth in Sections 6 and 7 (other than the conditions, which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), and (B) the earlier of (I) the date during the Marketing Period to be specified by Ainge and (II) the final day of the Marketing Period (subject, in the case of each of subclauses (I) and (II) of this clause (B), to the satisfaction or waiver of the conditions set forth in Sections 6 and 7 (other than the conditions, which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions) or (ii) at such other date, time or place as Ainge and Fox may mutually agree. The date on which the Closing actually takes place is referred to as the “Closing Date”. Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by Newco and concurrently with or as soon as practicable following the Closing shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be designated jointly by Fox and Ainge and specified in such certificate of merger (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.8 Deliveries at Closing for Direct Sales.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, Fox shall cause the applicable Direct Sales Sellers to deliver to the applicable Direct Sales Purchasers, and Ainge shall cause the applicable Direct Sales Purchasers to deliver to the applicable Direct Sales Sellers, the following:

(i) A bill of sale, assignment and assumption agreement (the “Bill of Sale”), in form and substance reasonably satisfactory to, and duly executed by, the Direct Sales Asset Sellers and Direct Sales Asset Purchasers, effecting the transfer and assignment to the Direct Sales Asset Purchasers of the Direct Sales Assets that are not real property assets and the assumption by the Direct Sales Asset Purchasers of the Direct Sales Assumed Liabilities;

(ii) share transfer forms for the Direct Sales Entities (and their Subsidiaries), in form and substance reasonably satisfactory to the Direct Sales Entity Purchasers and duly executed by the Direct Sales Entity Sellers, with respect to the transfer of the shares of the Direct Sales Entities (and their Subsidiaries) to the Direct Sales Entity Purchasers; and

(iii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to the Direct Sales Purchasers and the Direct Sales Sellers, as may be required to give effect to the Direct Sales, including, as applicable, certificates of title, assignments of Contracts, assignments of Newco IP in a form required to record transfer of title in each applicable jurisdiction, Consents (to the extent obtained), Transferable Permits, easements, leases, deeds and other instruments of Conveyance (in each case in a form that is consistent with the terms and conditions of this Agreement, required by the applicable Law to record or register transfer of title in each applicable jurisdiction, and otherwise customary in the jurisdiction in which the relevant Direct Sales Assets are located and reasonably acceptable to the Direct Sales Parties).

1.9 Certificate of Incorporation and Bylaws; Directors and Officers.

(a) The certificate of incorporation of Newco shall, by virtue of the Merger, be amended and restated in its entirety to read as set forth on Exhibit B hereto, and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Legal Requirement;

(b) The bylaws of Newco shall be amended and restated to read as set forth on Exhibit C hereto, and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Legal Requirement; and

(c) The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the same individuals who are the directors and officers of Merger Sub as in effect immediately prior to the Effective Time.

1.10 Conversion of Newco Common Stock in the Merger.

(a) Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Fox, Newco, Ainge, Merger Sub or any stockholder of Fox or Ainge:

(i) each share of Newco Common Stock owned by Fox, any Subsidiary of Newco, or any other Subsidiary of Fox immediately prior to the Effective Time (or held in Newco’s treasury) shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) each share of Newco Common Stock owned by Ainge, Merger Sub or any other Subsidiary of Ainge immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in Sections 1.10(a)(i) and 1.10(a)(ii) and subject to Sections 1.10(c) and 1.10(d), each share of Newco Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive an aggregate number of duly authorized, validly issued, fully paid and nonassessable shares of Ainge Common Stock equal to (x) the Ainge Share Amount divided by (y) the aggregate number of shares of Newco Common Stock issued and outstanding as of immediately prior to the Effective Time (other than shares canceled in accordance with Sections 1.10(a)(i) and 1.10(a)(ii)); and

(iv) each share of the common stock, $0.001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of the Surviving Corporation, which shall be a wholly owned Subsidiary of Ainge.

(b) If, during the period from the date of this Agreement through the Effective Time, the outstanding shares of Ainge Common Stock are changed into a different number or class of shares by reason of any stock or interest split, division or subdivision of shares, stock dividend, reverse stock split, combination of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by Ainge during such period, then the calculations set forth in Section 1.10(a)(iii) shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action.

(c) If any shares of Newco Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted equity purchase agreement or other Contract with Newco or under which Newco has any rights, then (except to the extent provided in any binding agreement between Newco and the holder thereof): (i) the shares of Ainge Common Stock issued in exchange for such shares of Newco Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition and (ii) such shares of Ainge Common Stock, whether represented by certificates or in book entry form, may accordingly be marked with appropriate legends. Prior to the Effective Time, Newco shall ensure that, from and after the Effective Time, Ainge or the Surviving Corporation, as applicable, is entitled to exercise any such repurchase option or other right set forth in any such restricted stock or interest purchase agreement or other Contract.

(d) No fractional shares of Ainge Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of shares of Newco Common Stock who would otherwise be entitled to receive a fraction of a share of Ainge Common Stock (after aggregating all fractional shares of Ainge Common Stock issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), after deducting any required withholding taxes, on a pro rata basis, without interest, determined by multiplying such fraction by the closing price of a share of Ainge Common Stock on the NASDAQ Global Select Market on the last business day prior to the date on which the Merger becomes effective. Payment of cash in lieu of fractional shares of Ainge Common Stock shall be made solely for the purpose of avoiding the expense and inconvenience to Ainge of issuing fractional shares of Ainge Common Stock and shall not represent separately bargained-for consideration.

1.11 Exchange of Newco Common Stock.

(a) Pursuant to Section 3 of the Distribution Agreement, the Exchange Agent (as defined below) shall hold, for the account of the relevant Fox stockholders, book-entry shares representing all of the outstanding shares of Newco Common Stock distributed in the Distribution. Such shares of Newco Common Stock shall be converted into shares of Ainge Common Stock in accordance with the terms of this Section 1.11.

(b) Prior to the Closing Date, Fox shall appoint a reputable bank or trust company reasonably satisfactory to Ainge as exchange agent in the Merger (the “Exchange Agent”) pursuant to a customary exchange agent agreement providing for, among other things, the matters set forth in this Section 1.11 and otherwise reasonably satisfactory to the parties. Promptly after the Effective Time, Ainge shall issue and cause to be deposited with the Exchange Agent, for the benefit of the holders of shares of Newco Common Stock, for exchange in accordance with this Section 1.11, shares of Ainge Common Stock in book-entry form issuable pursuant to Section 1.10 (such shares of Ainge Common Stock, together with any dividends or distributions pursuant to Section 1.10(d) received by the Exchange Agent with respect to such shares of Ainge Common Stock, are referred to collectively as the “Exchange Fund”). For the purposes of such deposit, Ainge will assume that there will not be any fractional shares of Ainge Common Stock. Ainge will make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed or as reasonably requested by Fox, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 1.10(d). Following the Effective Time, the Exchange Agent shall, pursuant to irrevocable instructions from Ainge, deliver the Ainge Common Stock to be issued pursuant to this Section 1.11 from the shares of Ainge Common Stock held in the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(c) Promptly after the Effective Time, the Exchange Agent shall, and Ainge shall cause the Exchange Agent to, deliver to each Person who was the record holder of shares of Newco Common Stock immediately prior to the Effective Time (i) a notice of the effectiveness of the Merger and (ii) the number of whole shares of Ainge Common Stock, from the Exchange Fund, that such holder has the right to receive pursuant to the provisions of Section 1.10(a)(iii) (and cash in lieu of any fractional share of Ainge Common Stock pursuant to Section 1.10(d) and any dividends or other distributions pursuant to Section 1.11(d)). From and after the Effective Time, any shares formerly representing shares of Newco Common Stock will represent only the right to receive shares of Ainge Common Stock (and cash in lieu of any fractional share of Ainge Common Stock as contemplated by Section 1.10(d) and any dividends or other distributions pursuant to Section 1.11(d)).

(d) No dividends or other distributions declared or made with respect to Ainge Common Stock with a record date after the Effective Time shall be paid or otherwise delivered to the holder of any shares of Newco Common Stock with respect to the shares of Ainge Common Stock that are not able to be distributed by the Exchange Agent to such holder promptly after the Effective Time, whether due to a legal impediment to such distribution or otherwise. Subject to the effect of applicable abandoned property law, escheat law or other Legal Requirements, following the distribution of any such previously undistributed shares of Ainge Common Stock, there shall be paid to the record holder of such shares Ainge Common Stock, without interest, at the time of the distribution, the amount of cash in lieu of any fractional share of Ainge Common Stock as contemplated by Section 1.10(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Ainge Common Stock. Ainge shall deposit all such dividends and distributions in the Exchange Fund.

(e) Any portion of the Exchange Fund that remains undistributed to the holder of any shares of Newco Common Stock with respect to the shares of Ainge Common Stock that are not able to be distributed by the Exchange Agent to such holder as of the date that is one year after the Effective Time shall be delivered to Ainge upon demand, and any holders of shares of Newco Common Stock who have not theretofore received their shares of Ainge Common Stock in accordance with this Section 1.11 shall thereafter look only to Ainge for satisfaction of their claims for Ainge Common Stock, cash in lieu of fractional shares of Ainge Common Stock as contemplated by Section 1.10(d) and any dividends or distributions pursuant to Section 1.11(d) with respect to shares of Ainge Common Stock, in each case without interest thereon.

(f) Neither Ainge nor the Surviving Corporation shall be liable to any holder or former holder of shares of Newco Common Stock or to any other Person with respect to any shares of Ainge Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, required to be delivered to any public official pursuant to any applicable abandoned property law, escheat law or other Legal Requirement.

(g) All shares of Ainge Common Stock issued upon the exchange of Newco Common Stock, together with cash in lieu of any fractional share of Ainge Common Stock pursuant to Section 1.10(d) and any dividends or other distributions pursuant to Section 1.11(d) shall have been deemed to have been paid in full satisfaction of all rights pertaining to such shares of Newco Common Stock.

1.12 Closing of Transfer Books. From and after the Effective Time, the stock transfer books of Newco shall be closed and no transfer shall be made of any shares of Newco Common Stock that were outstanding as of the Effective Time.

1.13 Tax Consequences. For U.S. federal income tax purposes, the Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations. Each party hereto shall cause all Tax Returns relating to the Merger filed by such party to be filed on the basis of treating the Merger as a reorganization within the meaning of Section 368(a)(1) of the Code unless otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code).

1.14 No Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of shares of Newco Common Stock in connection with the Merger, and Fox and Newco shall take all actions necessary under Section 262 of the DGCL to ensure that appraisal rights in connection with the Merger cannot be perfected by holders of shares of Newco Common Stock on or after the Distribution Date.

1.15 Further Action. If, at any time after the Effective Time, any further action is determined by Ainge or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and Newco, the officers and directors of the Surviving Corporation and Ainge shall be fully authorized (in the name of Merger Sub, in the name of Newco and otherwise)  to take such action.

1.16 Adjustment. In the event that the A&S Business 2017 Adjusted EBITDA, as reflected on the EBITDA Statement that is deemed final pursuant to Section 5.13(c), is less than the amount set forth on Schedule 1.16, then Fox shall pay to Ainge (the “Adjustment Payment”) in cash the amount, if any, by which the product of (a) such shortfall multiplied by (b) 13.5 exceeds $30,000,000 (any such excess above $30,000,000, the “Adjustment Amount”); provided that if the Adjustment Amount is greater than $150,000,000 (any such excess of the Adjustment Amount above $150,000,000, the “Adjustment Excess”), then the Adjustment Payment shall equal $150,000,000 and in addition to the Adjustment Payment, Fox shall elect (i) to reduce the Ainge Share Amount by an amount equal to the quotient of (A) the Adjustment Excess divided by (B) $45.20 (the “Ainge Share Amount Reduction”); provided that the Ainge Share Amount Reduction would not result in the Fox stockholders holding less than the Ainge Share Minimum immediately following the Effective Time, (ii) to pay to Ainge an additional amount in cash equal to the Adjustment Excess (such amount, if any, together with the Adjustment Amount, the “Total Adjustment Amount”) or (iii) to provide Ainge a written notice giving Ainge the right to terminate this Agreement; provided that if Ainge shall not terminate this Agreement within five (5) business days of receipt of such notice, the Adjustment Payment shall equal $150,000,000 and there shall be no further payment, and there shall be no Ainge Share Amount Reduction, for the Adjustment Excess. Such amount or amounts shall be paid to Ainge only in the event that the Closing occurs and shall be paid to Ainge by wire transfer of same-day funds at Closing. Except as otherwise expressly provided, the foregoing adjustment shall not affect any party’s rights to terminate this Agreement under Section 8. Any payment made pursuant to this Section 1.16 shall be treated for all Tax purposes as a contribution by Fox to Newco made immediately prior to the Distribution, and therefore as an adjustment to the Cash Dividend (to the extent of the Cash Dividend), unless the Parties mutually agree to instead treat any such payment (or portion thereof) as an adjustment to the portion of the Direct Sales Purchase Price attributable to one or more Direct Sales, in each case to the extent permitted by Law.

1.17 Withholding.

(a) Each of the Exchange Agent, Ainge, the Surviving Corporation, the Direct Sales Asset Purchasers and the Direct Sales Entity Purchasers, as applicable, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and paid to the appropriate Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(b) If the Direct Sales Purchasers determine that it is necessary to withhold any portion of the Direct Sales Purchase Price, the Direct Sales Purchasers shall use their commercially reasonable efforts to provide Fox with reasonable notice and shall work in good faith with Fox to reduce or eliminate the need to withhold, provided, however, that neither Ainge nor any Direct Sales Purchasers shall be required to incur any material costs or expenses to reduce or eliminate such need to withhold. If any Taxes are required by any jurisdiction to be deducted or withheld from the Direct Sales Purchase Price and such requirement to deduct or withhold arose or arises as a result of any Direct Sales Purchaser having been organized under the laws of, or having a place of business in, a jurisdiction, in each case, that is not the jurisdiction in which the applicable Direct Sales Seller is located or the jurisdiction in which the applicable Direct Sales Assets or Direct Sales Entities are located, such payment shall be increased as necessary so that after such deduction or withholding has been made, the recipient of such payment receives an amount equal to the sum it would have received had no such deduction or withholding been made; provided, however, that such payment shall not be so increased if Ainge and the Direct Sales Purchasers have provided Fox with reasonable notice and worked in good faith with Fox in the manner described in this Section 1.17(b).

2.	REPRESENTATIONS AND WARRANTIES OF FOX AND NEWCO

Each of Fox and Newco hereby represents and warrants to Ainge and Merger Sub as follows (it being understood that each representation and warranty contained in this Section 2 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Fox Disclosure Letter corresponding to the particular Section or subsection in this Section 2 in which such representation and warranty appears; (b) the assumption that the transactions contemplated by the Distribution Agreement have occurred in compliance with the terms thereof; (c) any exception or disclosure set forth in any other part or subpart of the Fox Disclosure Letter to the extent it is readily apparent that such exception or disclosure is relevant to such representation and warranty; and (d) any information set forth in the Fox SEC Documents filed on the SEC’s EDGAR database on or after May 5, 2016 and publicly available prior to the date of this Agreement (but excluding any supplements or amendments thereto to the extent such supplement or amendment is not publicly filed prior to the date hereof) to the extent it is readily apparent that such information is relevant to such representation or warranty, other than information set forth therein under the headings “Risk Factors” or “Forward-Looking Statements” and any other information or statement set forth therein that is primarily cautionary, predictive or forward-looking in nature):

2.1 Subsidiaries; Due Organization; Etc.

(a) Section 2.1 of the Fox Disclosure Letter identifies, as of the date hereof, each existing Entity that will be a Subsidiary of Newco and each Subsidiary of a Direct Sales Entity, in each case as of immediately prior to the Distribution based on the Separation Plan as of the date hereof and indicates its jurisdiction of organization.

(b) Fox, each of the A&S Companies and each of the Direct Sales Asset Sellers is (or, if formed after the date of this Agreement, shall be at the Effective Time) a corporation or other business organization duly organized and validly existing. Each of the A&S Companies and each of the Direct Sales Asset Sellers is (or, if formed after the date of this Agreement, shall be at the Effective Time) in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing) under the laws of the jurisdiction of its formation, and has (or, if formed after the date of this Agreement, shall have at the Effective Time) all necessary organizational power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its material assets in the manner in which such assets are currently owned and used; and (iii) to perform its obligations under all material Contracts by which it is bound, other than in the case of clauses (i) through (iii) as would not, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect.

(c) Each of the A&S Companies and each of the Direct Sales Asset Sellers is (or, if formed after the date of this Agreement, shall be at the Effective Time) qualified to do business as a foreign corporation, and is (or, if formed after the date of this Agreement, shall be at the Effective Time) in good standing (to the extent that the laws of the applicable jurisdiction recognize the concept of good standing), under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Newco Material Adverse Effect.

2.2 Certificate of Formation and Other Governing Documents. Fox has delivered or Made Available to Ainge accurate and complete copies of the Organizational Documents of each of the A&S Companies (to the extent existing as of the date of this Agreement), including all amendments thereto as in effect on the date of this Agreement.

2.3 Capitalization, Etc.

(a) On the date of this Agreement, the authorized capital stock of Newco consists of 100 shares of Newco Common Stock, of which 100 shares of Newco Common Stock have been issued and are outstanding. Immediately prior to the Distribution, all the outstanding shares of Newco Common Stock will be owned directly or indirectly by Fox free and clear of any Encumbrance, other than restrictions under applicable securities laws. Immediately following the Distribution, (i) there will be outstanding a number of shares of Newco Common Stock determined in accordance with this Agreement and the Distribution Agreement and (ii) no shares of Newco Common Stock will be held in Newco’s treasury. As of the date hereof and as of the Effective Time, all of the outstanding shares of Newco Common Stock have been and will be duly authorized and validly issued, and are and will be fully paid and nonassessable. On the date of this Agreement, the authorized capital stock and the issued and outstanding shares of each Direct Sales Entity (and each Subsidiary of a Direct Sales Entity) are as set forth in Section 2.3(a) of the Fox Disclosure Letter. As of the date hereof and as of the Effective Time, all of the outstanding shares of capital stock, membership interests or other securities of each Direct Sales Entity (and each Subsidiary of a Direct Sales Entity) are and will be owned directly or indirectly by Fox free and clear of any Encumbrance, other than restrictions under applicable securities laws.

(b) Except as set forth in Section 2.3(b) of the Fox Disclosure Letter: (i) none of the outstanding shares of Newco Common Stock or capital stock, membership interests or other securities of any of the A&S Companies is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Newco Common Stock or capital stock, membership interests or other securities of any of the A&S Companies is subject to any right of first refusal; and (iii) there is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of or from granting any option or similar right with respect to, any shares of Newco Common Stock or capital stock, membership interests or other securities of any of the A&S Companies. None of the A&S Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Newco Common Stock or capital stock, membership interests or other securities of any of the A&S Companies.

(c) There are no outstanding stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to (i) any shares of capital stock or other equity interests of any of the A&S Companies, or the value thereof or (ii) the A&S Business, or any part thereof.

(d) As of the date of this Agreement: (i) an aggregate of 676,867 Fox Options held by Newco Employees are issued and outstanding, with a weighted average exercise price of $50.54, and (ii) an aggregate of 222,833 Fox RSUs held by Newco Employees are issued and outstanding.

(e) Except as set forth in Section 2.3(a), or as permitted from and after the date of this Agreement pursuant to Section 4.2, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock, membership interests or other securities of any of the A&S Companies; (ii) outstanding security, bond, debenture, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock, membership interests or other securities of any of the A&S Companies or that has the right to vote on any matter on which the stockholders of Newco have the right to vote; (iii) Contract under which any of the A&S Companies is or may become obligated to sell or otherwise issue any shares of its capital stock, membership interests or any other securities; or (iv) shareholder rights plan or agreement (i.e., “poison pill”).

(f) All outstanding shares of Newco Common Stock and other outstanding securities of the A&S Companies have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts.

(g) All of the outstanding shares of capital stock, membership interests or other equity interests, as the case may be, of each of Newco’s Subsidiaries and the Direct Sales Entities (and their Subsidiaries) have been duly authorized and validly issued, are fully paid and nonassessable (to the extent applicable) and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are, or following the Internal Restructuring will be owned beneficially and of record, directly or indirectly, by Newco or the Direct Sales Entity Sellers, as applicable, free and clear of any Encumbrances, other than restrictions under applicable securities laws.

(h) Except for its interests in the other A&S Companies, as of the Effective Time, neither Newco nor the Direct Sales Entities (or any Subsidiary of a Direct Sales Entity) will own, directly or indirectly, any capital stock or other equity interests in, any Person.

2.4 Financial Statements.

(a) Section 2.4(a) of the Fox Disclosure Letter contains accurate and complete copies of unaudited and unadjusted balance sheet data of the A&S Business as of December 31, 2017, December 31, 2016 and December 31, 2015 and unaudited and unadjusted income statement data for the years ended December 31, 2017, December 31, 2016 and December 31, 2015 (the “A&S Business Unaudited Financial Data”). The A&S Business Unaudited Financial Data was prepared in good faith and derived from the books and records of Fox and its Subsidiaries and, except as set forth on Section 2.4(a) of the Fox Disclosure Letter, were prepared in accordance with GAAP, consistently applied based on the historic practices and accounting policies of Fox as at the dates and for the periods presented (except as noted therein), and present fairly in all material respects the financial position and results of operations of the A&S Business as of the dates and for the periods presented on the basis set forth in Section 2.4(a) of the Fox Disclosure Letter (it being understood, however, that the A&S Business has not been operating historically as a separate “standalone” entity or reporting segment and, therefore, the A&S Business Unaudited Financial Data will reflect certain allocations made that may not reflect what would have been incurred if the A&S Business had been a standalone business).

(b) When delivered pursuant to Section 5.13, the Audited Financial Statements will have been prepared in accordance with GAAP, consistently applied based on the historic practices and accounting policies of Fox (to the extent compliant with GAAP), as at the dates and for the periods presented (except as noted therein), and present fairly in all material respects the financial position and results of operations of the A&S Business as of the dates and for the periods presented on the basis by which the Audited Financial Statements were prepared (it being understood, however, that the A&S Business has not been operating historically as a separate “standalone” entity or reporting segment and, therefore, the Audited Financial Statements will reflect certain allocations made that may not reflect what would have been incurred if the A&S Business had been a standalone business). The Audited Financial Statements shall conform in all material respects to the published rules and regulations of the SEC applicable to financial statements for each of the periods that will be required to be included in the Ainge Form S-4 Registration Statement, the Newco Registration Statements and the Schedule TO (if applicable).

(c) Fox maintains a system of internal controls over financial reporting which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, in each case, with respect to Fox and its Subsidiaries, taken as a whole. To the Knowledge of Fox, since December 31, 2015, neither Fox nor any of its Subsidiaries has identified or been made aware of any material illegal act or fraud related to the A&S Business.

(d) None of the information to be supplied by or on behalf of Fox or Newco for inclusion or incorporation by reference in the Ainge Form S-4 Registration Statement or the Newco Registration Statements will, after giving effect to any amendments that have theretofore been made thereto, (i) at the time the Ainge Form S-4 Registration Statement or the Newco Registration Statements, respectively, is filed with the SEC; (ii) at the time it, or any amendment or supplement thereto, becomes effective under the Securities Act; or (iii) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Fox or Newco for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, (x) at the time the Proxy Statement/Prospectus is mailed to the stockholders of Ainge; (y) at the time of the Ainge Stockholders’ Meeting (or any adjournment or postponement thereof); or (z) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The

Newco Registration Statements and the Schedule TO (if applicable) will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Fox or Newco with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Ainge for inclusion or incorporation by reference in the Newco Registration Statements and/or the Schedule TO.

(e) After giving effect to the Distribution and the other transactions contemplated by the Distribution Agreement, the A&S Business has not incurred any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise) that are required to be reflected in the A&S Business Unaudited Financial Data in accordance with GAAP, as in effect on the date of this Agreement, except for (i) those liabilities that are reflected or reserved for in the A&S Business Unaudited Financial Data; (ii) liabilities that have been incurred by the A&S Business since December 31, 2017 in the ordinary course of the A&S Business consistent with past practice; (iii) liabilities under this Agreement or the Distribution Agreement or incurred in connection with the Contemplated Transactions and in compliance with this Agreement and the other Transaction Documents; and (iv) liabilities that are not, individually or in the aggregate, material to the A&S Business, or that are described in Section 2.4(e) of the Fox Disclosure Letter.

(f) As of the date hereof, none of the A&S Companies is required to file any form, report, registration statement, prospectus or other document with the SEC.

2.5 Absence of Changes. Except as expressly contemplated by this Agreement, since December 31, 2017 through the date of this Agreement, (a) except for discussions, negotiations and transactions related to this Agreement or the other Transaction Documents (including the Internal Restructuring described in the Distribution Agreement), the A&S Business has operated in all material respects in the ordinary course of business consistent with past practice and (b) there has not occurred any event, change, action, failure to act or transaction that, individually or in the aggregate, has had or would reasonably be expected to have, a Newco Material Adverse Effect. Except as expressly contemplated by this Agreement, since December 31, 2017 through the date of this Agreement, neither the A&S Business nor the A&S Companies have taken any actions which, had such actions been taken after the date of this Agreement, would have required the written consent of Ainge pursuant to Sections 4.2(b)(iii)-4.2(b)(v), 4.2(b)(vii)-(x) or 4.2(b)(xv).

2.6 Title to and Sufficiency of Assets.

(a) After giving effect to the Contemplated Transactions described in or contemplated by the Distribution Agreement, the A&S Companies will have good and valid title to, or valid and enforceable leasehold interests in, in all material respects, all of the Newco Assets transferred under the Distribution Agreement, and immediately before the Direct Sales, the Direct Sales Asset Sellers or Direct Sales Entities, as applicable, will have good and valid title to, or valid and enforceable leasehold interests in, in all material respects, all of the Direct Sales Assets to be transferred under this Agreement except where (i) the conveyance of any such Newco Asset requires a Consent which is not obtained, in which case (A) the provisions of Section 1.8 of the Distribution Agreement will govern; (B) Fox (or an applicable Subsidiary) will have good and valid title to, or valid and enforceable leasehold interests in, in all material respects, such Newco Asset; and (C) if and when such Consent is obtained and such Newco Assets are transferred to the A&S Companies pursuant to Section 1.8 of the Distribution Agreement, the A&S Companies will have such title or leasehold interest in such Newco Assets or (ii) the failure to have such good and valid title or valid leasehold interest results from any liens created or otherwise imposed by the Ainge Companies or any other Permitted Encumbrance. After giving effect to the Distribution and the other Contemplated Transactions described in or contemplated by the Distribution Agreement or this Agreement, including the Direct Sales, the A&S Companies and the Direct Sales Asset Purchasers will have good and valid title to, or valid and enforceable leasehold interests in, in all material respects, all of the Newco Assets and the Direct Sales Assets, respectively, except where (x) the conveyance of any such Newco Assets or Direct Sales Assets requires a Consent which is not obtained, in which case (1) the provisions of Section 1.8 of the Distribution Agreement will govern, in the case of such Newco Assets, and the provisions of Section 1.6 of this Agreement will govern, in the case of such Direct Sales Assets; (2) Fox (or an applicable Subsidiary) will have good and valid title to, or valid and enforceable leasehold interests in, in all material respects, such Newco Asset or Direct Sales Asset; and (3) if and when such Consent is obtained and such Newco Assets or Direct Sales Assets, as the case may be, are transferred to the A&S Companies pursuant to Section 1.8 of the Distribution Agreement or to the Direct Sales Asset Purchasers pursuant to Section 1.6 of this Agreement, the A&S Companies and the Direct Sales Asset Purchasers, respectively, will have such title or leasehold interest in such Newco Assets and such Direct Sales Assets or (y) the failure to have such good and valid title or valid leasehold interest results from any liens created or otherwise imposed by the Ainge Companies or any other Permitted Encumbrance.

(b) At the Effective Time, the Newco Assets, the Direct Sales Assets and the properties and rights of the A&S Companies, taken together with the benefits of any alternative arrangements provided pursuant to Section 1.8 of the Distribution Agreement and Section 1.6, the services available from Fox under the Transition Services Agreement and the licenses from Fox under and the IP License Agreement, will be sufficient for Ainge and its Subsidiaries, including the A&S Companies, to operate the A&S Business immediately following the Effective Time in substantially the same manner as it is currently conducted.

(c) No representation is made in this Section 2.6 with respect to the title to any intellectual property or other intangible assets.

2.7 Real Property.

(a) Section 2.7(a) of the Fox Disclosure Letter sets forth as of the date hereof the address, fee owner and description of use of all Newco Owned Real Property and all of the Direct Sales Owned Real Property. With respect to the Newco Owned Real Property and the Direct Sales Owned Real Property: (i) the A&S Companies and the Direct Sales Asset Sellers have good and insurable title to each parcel of Newco Owned Real Property and Direct Sales Owned Real Property; (ii) other than the A&S Companies and the Direct Sales Asset Sellers, no Person has the right to use or occupy any Newco Owned Real Property or any Direct Sales Owned Real Property, or any material portion thereof; (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase any Newco Owned Real Property or any Direct Sales Owned Real Property or any material portion thereof or interest therein; and (iv) to the Knowledge of Fox, there are no expropriation or condemnation proceedings pending, threatened or proposed against any Newco Owned Real Property or any Direct Sales Owned Real Property and there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the use or operation of any Newco Owned Real Property or any Direct Sales Owned Real Property.

(b) Section 2.7(b) of the Fox Disclosure Letter sets forth as of the date hereof an accurate list of each lease pursuant to which any of the A&S Companies or the Direct Sales Asset Sellers leases or uses (or intends to lease or use upon the Newco Contribution or the Direct Sales) real property from any other Person for annual rent payments in excess of $500,000 (all such real property leased or used by the A&S Companies (other than the Direct Sales Entities or their Subsidiaries), on the one hand, and the Direct Sales Asset Sellers or the Direct Sales Entities (or their Subsidiaries), on the other, pursuant to the real property leases identified or required to be identified in Section 2.7(b) of the Fox Disclosure Letter, including all buildings, structures, fixtures and other improvements leased thereunder, is referred to as the “Newco Leased Real Property” and the “Direct Sales Leased Real Property”, respectively). After giving effect to the Contemplated Transactions described in or contemplated by the Distribution Agreement, each of the leases relating to the Newco Leased Real Property and the Direct Sales Leased Property will be as of the Closing (i) a valid and subsisting leasehold interest of one of the A&S Companies or one of the Direct Sales Asset Sellers; (ii) a valid and binding right and obligation of such A&S Company or Direct Sales Asset Seller free of Encumbrances (other than Permitted Encumbrances); and (iii) enforceable by and against such A&S Company or Direct Sales Asset Seller in accordance with its terms. To the Knowledge of Fox, there are no expropriation or condemnation proceedings pending, threatened or proposed against any Newco Leased Real Property or any Direct Sales Leased Real

Property and there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the use or operation of any Newco Leased Real Property or any Direct Sales Leased Real Property. Section 2.7(b) of the Fox Disclosure Letter contains an accurate and complete list of all subleases, occupancy agreements and other Contracts granting to any Person (other than any A&S Company or Direct Sales Asset Seller) a right of use or occupancy of any of the Newco Leased Real Property in effect as of the date of this Agreement. Except as set forth in the subleases or agreements identified in Section 2.7(b) of the Fox Disclosure Letter, other than any A&S Company or Direct Sales Asset Seller, no Person has the right to use or occupy any Newco Leased Real Property or any Direct Sales Leased Real Property or any material portion thereof. There are no disputes with respect to any lease for any Newco Leased Real Property or any Direct Sales Leased Real Property. None of the A&S Companies or Direct Sales Asset Sellers, nor, to the Knowledge of Fox, any other party to any such lease is in material breach or default under such lease, and no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or default, or permit the termination, modification or acceleration of rent under such lease.

2.8 Intellectual Property; Privacy.

(a) Registered IP. Section 2.8(a) of the Fox Disclosure Letter identifies, as of the date of this Agreement: (i) each item of Registered IP included in the Newco IP (the “Newco Registered IP”) and (ii) any Person other than the A&S Companies and the Direct Sales Asset Sellers that has an ownership interest in such item of Newco Registered IP and the nature of such ownership interest, including, for each item of Newco Registered IP, to the extent applicable, the record owner of such item; the jurisdiction in which such item has been issued, registered or filed; and the issuance, registration or application number.

(b) Inbound Licenses. Section 2.8(b) of the Fox Disclosure Letter accurately identifies each material Contract in effect as of the date of this Agreement pursuant to which any Intellectual Property Right is or has been licensed by any Person to Fox, any of its Subsidiaries, any of the A&S Companies or any of the Direct Sales Asset Sellers, which Contract is related to the A&S Business, including any such licenses to any Intellectual Property Rights embodied by the Newco Products or used in connection with or necessary to any development, manufacture, distribution, other commercialization, maintenance or support of the Newco Products as currently conducted, other than (1) Contracts between Fox or its Subsidiaries, on the one hand, and their respective employees, on the other hand, in Fox’s standard form thereof; (2) licenses for standard commercially available off the shelf software or hardware (“Shrink-Wrap”); (3) licenses to Open Source Code other than that set forth in Section 2.8(k); and (4) non-exclusive licenses to third-party software or hardware that is not incorporated into, or necessary for the development, manufacturing, testing, distribution, maintenance or support of, any Newco Product and that is not otherwise material to the A&S Business.

(c) Outbound Licenses. Section 2.8(c) of the Fox Disclosure Letter identifies each material Contract in effect as of the date of this Agreement, other than non-exclusive licenses granted to A&S Companies’ or the Direct Sales Asset Sellers’ distributors, resellers and end-user customers in connection with the sale, distribution or use of the Newco Products in the ordinary course of business of the A&S Companies and the Direct Sales Asset Sellers and other than Contracts listed in Section 2.9(a), to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Newco IP, in each case in effect as of the date of this Agreement.

(d) Ownership and Exclusive Rights. The A&S Companies and the Direct Sales Asset Sellers as of the date of this Agreement exclusively own all right, title and interest to and in the Newco IP free and clear of any Encumbrances other than Permitted Encumbrances. Without limiting the foregoing, neither Fox nor any of its Subsidiaries has transferred to, or permitted under any Contract to which Fox or any of its Subsidiaries is a party, any Person other than the A&S Companies and the Direct Sales Asset Sellers to retain ownership of, or an exclusive license to Newco IP. As of the date of this Agreement, no material item of Newco IP is subject to any action or outstanding Order or settlement agreement or stipulation in litigation that restricts in any material manner the use, provision, transfer, assignment or licensing thereof by Fox or its Subsidiaries (including any A&S Company and any Direct Sales Asset Seller) or affects in any material manner the validity, use, ownership, registrability or enforceability of such Newco IP.

(e) Valid and Enforceable. As of the date hereof, the Newco Registered IP is subsisting and to the Knowledge of Fox, valid and enforceable.

(f) Assignment of IP Rights. Each employee, consultant or contractor of Fox or any Subsidiary of Fox (including the A&S Companies and the Direct Sales Asset Sellers) that has contributed to the creation, development, invention, modification or improvement of material Newco IP used in the operation of the A&S Business has (i) entered into a written agreement with Fox or one of its Subsidiaries (including an A&S Company or a Direct Sales Asset Seller) that obliges such employee, consultant or contractor to disclose and assign to Fox or one of its Subsidiaries (including the A&S Companies or the Direct Sales Asset Seller) any and all rights, title and interest in and to the Newco IP and (ii) assigned all such rights, title and interest to Fox or one of its Subsidiaries (including the A&S Companies or the Direct Sales Asset Sellers) in all jurisdictions where such disclosure and assignment is not mandated by operation of applicable Law.

(g) Protection of Proprietary Information. Fox and each of its Subsidiaries (including the A&S Companies and the Direct Sales Asset Sellers) have taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce their respective rights in all material proprietary information pertaining to the A&S Business and the Proprietary Newco Products.

(h) Sufficiency. Fox or one of its Subsidiaries (including the A&S Companies and the Direct Sales Asset Sellers) owns or otherwise has, and after Closing one of the A&S Companies or the Direct Sales Asset Purchasers will have (including as a result of the transfers under the Distribution Agreement), taken together with the benefits of any alternative arrangements provided pursuant to Section 1.8 of the Distribution Agreement, and Section 1.6 of this Agreement, the services available from Fox under the Transition Services Agreement and the licenses from Fox under and the IP License Agreement, all Intellectual Property Rights needed to conduct the A&S Business in all material respects as it is currently conducted, including as may be necessary to so design, develop, copy, modify, make, test, support, maintain, market, license, sell or otherwise commercialize (as applicable) the Newco Products; provided that the foregoing is not a representation or warranty with respect to infringement, misappropriation or other violation of third party Intellectual Property Rights or unfair competition, which solely is covered under Section 2.8(j), or the Excluded Assets on Schedule 1.5(b)(xiii) of the Distribution Agreement.

(i) Third-Party Infringement of Newco IP. To the Knowledge of Fox, (i) no Person as of, or in the two (2) years prior to, the date of this Agreement has infringed, misappropriated, or otherwise violated and (ii) no Person is as of the date of this Agreement infringing, misappropriating, or otherwise violating, any material Newco IP.

(j) No Infringement of Third Party IP Rights. To the Knowledge of Fox, the conduct of the A&S Business, the A&S Companies and the Direct Sales Entities (including their Subsidiaries) as conducted in the past two (2) years, including the development, manufacture, use, import, export, offer for sale, sale or other commercialization of any of the Newco Products as so conducted, does not and has not in the past two (2) years infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing, as relates to the A&S Business, including Newco IP or the Newco Products, as of, and in the two (2) years prior to, the date of this Agreement, no infringement, misappropriation or similar claim or Legal Proceeding pertaining to any material Newco IP and no such material claim or Legal Proceeding pertaining to any Newco IP is pending, threatened in writing or, to the Knowledge of Fox, threatened orally against Fox or its Subsidiaries (including the A&S Business, the A&S Companies and the Direct Sales Asset Sellers) or, to the Knowledge of Fox, as of the date of this Agreement, against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by Fox or its Subsidiaries (including the A&S Business, the A&S Companies and the Direct Sales Asset Sellers) of the foregoing with respect to such claim or Legal Proceeding, and except as set forth in Section 2.8(j) of the Fox Disclosure Letter, as of the date of this Agreement, no Person has made a written request against Fox or its Subsidiaries (including the A&S Business, the A&S Companies and the Direct Sales Asset Sellers) to be indemnified, defended, held harmless or reimbursed with respect to any such claim or Legal Proceeding.

(k) Open Source Code. No Proprietary Newco Product contains, is derived from or is distributed with Open Source Code in a manner that has resulted in a requirement or condition that any Proprietary Newco Product or part thereof (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making modifications or Derivatives; or (iii) be redistributable at no charge, in each case, except as would not reasonably be expected to be material to the A&S Business.

(l) IT Security and Data Privacy. To the Knowledge of Fox as of the date hereof, (i) the A&S Companies and the Direct Sales Asset Sellers have for the past two (2) years, complied with and, as of the date of this Agreement, no Person (including any Governmental Body) has asserted a claim against, or otherwise tendered written notice to any of the A&S Companies or the Direct Sales Asset Sellers alleging a material violation of any privacy policy of the A&S Companies or the Direct Sales Asset Sellers (to the extent related to the A&S Business) or the applicable Legal Requirements pertaining to privacy and data (including Personal Data) protection and (ii) there have been no unauthorized intrusions or breaches of the security of the A&S Companies’ or the Direct Sales Asset Sellers’ (to the extent related to the A&S Business) information technology systems resulting in any material data breach.

(m) This Section 2.8 contains the sole and exclusive representations and warranties of Fox and Newco under this Agreement with respect to matters concerning Intellectual Property Rights (other than Contracts required to be disclosed pursuant to Section 2.9(a)(ii)).

2.9 Contracts.

(a) Section 2.9(a) of the Fox Disclosure Letter identifies each Newco Material Contract that is executory as of the date of this Agreement. For purposes of this Agreement, “Newco Material Contract” shall mean to the extent an A&S Company or a Direct Sales Asset Seller is a party thereto:

(i) any Contract which is in effect and is material to the A&S Business taken as a whole and not entered into in the ordinary course of business;

(ii) any Contract identified or required to be identified in Section 2.8 of the Fox Disclosure Letter;

(iii) with respect to the A&S Business, any Contract with any distributor and any Contract with any other reseller or sales representative involving sales in excess of $5,000,000 in the fiscal year ended December 31, 2017, in each case that provides exclusivity rights to any third party;

(iv) any Contract that is with a supplier of equipment, consumables, products, raw materials or any component, or any services used in the Proprietary Newco Products, (A) which supplier is the only source of supply in the market place or only supplier to the A&S Business or (B) that imposes a minimum purchase order, in each case, involving payments in excess of $5,000,000 in the fiscal year ended December 31, 2017;

(v) any Contract imposing any material restriction on the right or ability of the A&S Business taken as a whole: (A) to compete with any other Person or solicit the employment of any Person; (B) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (C) to perform services for any other Person; or (D) to transact business with any other Person or in any geographic area;

(vi) with respect to which an A&S Company or Direct Sales Asset Seller (primarily related to the A&S Business) will be party at the Effective Time, any Contract relating to any currency hedging;

(vii) with respect to which an A&S Company or Direct Sales Asset Seller (primarily related to the A&S Business) will be party at the Effective Time, any Contract relating to Indebtedness in excess of $1,000,000;

(viii) any Contract concerning the establishment and/or operation of a partnership, joint venture or limited liability company with a third party that is not an Affiliate of Fox;

(ix) any Contract relating to the acquisition or disposition of any material assets (other than in the ordinary course of business) or businesses, and with any outstanding obligations of an A&S Company or Direct Sales Asset Seller (to the extent related to the A&S Business) (including indemnification, guarantee, “earn-out” or other similar contingent obligations) as of the date of this Agreement;

(x) any Contract relating to the lease or sublease of any Newco Owned Real Property, any Direct Sales Owned Real Property, any Newco Leased Real Property or any Direct Sales Leased Real Property, in each case with annual rent payments in excess of $500,000;

(xi) any (A) Contract containing any provision granting the other party “most favored nation” status or equivalent preferential pricing terms or (B) material Contract containing any provision granting the other party exclusivity or other similar rights;

(xii) with respect to the A&S Business, any Contract that resulted in revenue to or expenses of the A&S Business in excess of $2,500,000 in the fiscal year ending December 31, 2017; and

(xiii) any (A) written Contract for the employment of any Newco Employee located outside of the United States (1) with annual base salary and target annual cash bonus in excess of $300,000; (2) that is not terminable at will or upon notice of sixty (60) days or less for a cost (exclusive of costs arising prior to termination) of less than $300,000; or (3) that would result in any payments to such person upon consummation or solely as a result of the Contemplated Transactions; and (B) written Contract for the employment of any Newco Employee located in the United States (other than an offer letter pursuant to Fox’s standard form).

Fox has delivered or Made Available to Ainge an accurate and complete copy of each Newco Contract that constitutes a Newco Material Contract.

(b) Each Newco Contract that constitutes a Newco Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) Except as set forth in Section 2.9(c) of the Fox Disclosure Letter: (i) neither Fox nor any of its Subsidiaries has violated or breached in any material respect, or committed any default in any material respect under, any Newco Material Contract and (ii) to the Knowledge of Fox, no other Person has violated or breached in any material respect, or committed any default in any material respect under, any Newco Material Contract.

(d) Except as set forth in Section 2.9(d) of the Fox Disclosure Letter:

(i) none of the A&S Business, any A&S Company or any Direct Asset Seller (to the extent related to the A&S Business) has had any determination of noncompliance, entered into any consent order relating to any Government Contract or Government Bid;

(ii) each A&S Company and Direct Asset Seller (to the extent related to the A&S Business) has complied in all material respects with all Legal Requirements with respect to all Government Contracts and Government Bids; and

(iii) none of the A&S Companies or any Direct Asset Seller (to the extent related to the A&S Business) and to the Knowledge of Fox, none of the Newco Employees, has been barred or suspended from doing business with any Governmental Body.

2.10 Compliance with Legal Requirements; Regulatory Matters. The A&S Business and each of the A&S Companies and Direct Sales Asset Sellers (to the extent related to the A&S Business) is, and since January 1, 2015 has been, in compliance with all applicable Legal Requirements, except where failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect. Since January 1, 2015 through the date hereof, none of Fox, any of its Subsidiaries (to the extent related to the A&S Business), any of the A&S Companies or any Direct Asset Seller (with respect to the A&S Business) has received any written notice or other written communication from any Governmental Body (i) regarding any actual or possible violation of, or failure to comply with, any Legal Requirement or (ii) that it is or has been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Governmental Body.

2.11 Anti-Corruption Compliance; Export Control and Sanctions Compliance.

(a) Since January 1, 2013, none of the A&S Companies, Fox or any of its Subsidiaries (to the extent related to the A&S Business and while acting on behalf of the A&S Business), the Direct Sales Asset Sellers (to the extent related to the A&S Business and while acting on behalf of the A&S Business), or to the Knowledge of Fox, any of their respective agents, channel partners, resellers or representatives to the extent related to the A&S Business (i) has directly or indirectly offered, promised or made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person in respect of the A&S Business, private or public, regardless of what form; (ii) is or has otherwise been in violation of any applicable anti-bribery, anti-corruption or similar Legal Requirements, including the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S. Code Section 78dd-1, et seq.) (as amended, the “FCPA”) or the UK Bribery Act 2010; or (iii) has received any notice from, voluntarily provided any notice to, or, to the Knowledge of Fox, has been investigated by, a Governmental Body with respect to the A&S Business, an A&S Company or a Direct Sales Asset Seller (to the extent related to the A&S Business) that alleges any of the foregoing. Since January 1, 2013, each of the A&S Companies and the Direct Sales Asset Sellers (to the extent related to the A&S Business) has had an operational program, including policies, procedures and training, intended to enhance awareness of any compliance with all applicable anti-bribery, anti-corruption or other similar Legal Requirements. With respect to any relevant portion of the A&S Business, an A&S Company or a Direct Sales Asset Seller that was acquired by Fox after January 1, 2013, the foregoing representation is made to the Knowledge of Fox with respect to the time period between January 1, 2013 and such acquisition.

(b) Except as set forth in Section 2.11(b) of the Fox Disclosure Letter, since January 1, 2013, the A&S Business, each A&S Company and each Direct Sales Asset Seller (to the extent related to the A&S Business) and each of their respective directors, officers, and to the Knowledge of Fox, employees have complied and are in compliance, in all material respects, with applicable provisions of Export Control Laws and Sanctions.

(c) None of the A&S Companies, the Direct Sales Asset Sellers (with respect to the A&S Business), any of their respective directors or officers or, to the Knowledge of Fox, any of their respective employees, agents, channel partners, resellers or representatives with respect to the A&S Business is a Sanctioned Person.

(d) Except as set forth in Section 2.11(d) of the Fox Disclosure Letter, without limiting the foregoing, since January 1, 2013, no Legal Proceeding, complaint, claim, charge, investigation or voluntary disclosure related to the Export Control Laws or Sanctions is or has been imposed, pending or, to the Knowledge of Fox, threatened against Fox or any of its Subsidiaries (to the extent related to the A&S Business), the A&S Companies, the Direct Sales Asset Sellers (to the extent related to the A&S Business) or any of their respective officers or directors, or to the Knowledge of Fox, any of their respective employees, agents, channel partners, resellers or representatives, by or before any Governmental Body.

(e) Except as set forth in Section 2.11(e) of the Fox Disclosure Letter, since January 1, 2013, the A&S Business, each A&S Company and each Direct Sales Asset Seller (to the extent related to the A&S Business) have obtained all approvals or licenses necessary for exporting and importing the Newco Products in accordance with all applicable Export Control Laws and import laws.

(f) Without limiting the foregoing, since January 1, 2013, each of the A&S Companies and the Direct Sales Asset Sellers (to the extent related to the A&S Business) has had an operational program, including policies, procedures and training, reasonably designed to ensure compliance with all applicable Export Control Laws and Sanctions.

2.12 Governmental Authorizations. Fox and its Subsidiaries (and after giving effect to the Distribution and the other transactions contemplated by the Distribution Agreement, the A&S Companies will) hold all Governmental Authorizations necessary to enable the A&S Business to conduct its businesses in the manner in which such businesses are currently being conducted, including all Governmental Authorizations required under Environmental Laws, except where the failure to so hold would not, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect. All such Governmental Authorizations are valid and in full force and effect. Fox and its Subsidiaries (including each A&S Company and each Direct Sales Asset Seller (to the extent related to the A&S Business)) are, and at all times since January 1, 2015 have been, in compliance with the terms and requirements of such Governmental Authorizations, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect.

2.13 Tax Matters.

(a) Each material Tax Return required to be filed by or on behalf of the respective A&S Companies or with respect to the A&S Business (including the Direct Sales Assets) with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “A&S Company Returns”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date) and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All material Taxes required to be paid by or with respect to the A&S Companies and the Direct Sales Assets have been duly paid, except for Taxes contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(b) No A&S Company and no A&S Company Return is subject to an audit with respect to Taxes by any Governmental Body. No extension or waiver of the limitation period applicable to any of the A&S Company Returns has been granted (by Fox, Newco or any other Person), and no such extension or waiver has been requested from any A&S Company.

(c) No claim or Legal Proceeding is pending, has been asserted in writing or, to the Knowledge of Fox, has been threatened against or with respect to any A&S Company or with respect to the A&S Business (including the Direct Sales Assets) in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by Fox or any of its Subsidiaries with respect to the A&S Business (including the Direct Sales Assets) or with respect to any A&S Company with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the A&S Companies and with respect to which adequate reserves for payment have been established on the A&S Business Unaudited Financial Data). There are no liens for material Taxes upon any of the Newco Assets (including the Direct Sales Assets) except Permitted Encumbrances.

(d) There are no Contracts relating to the allocation, sharing or indemnification of Taxes to which any A&S Company is a party, other than (i) the Tax Matters Agreement and (ii) Contracts containing customary gross-up or indemnification provisions in credit agreements, derivatives, leases and similar agreements entered into in the ordinary course of business and the primary purposes of which do not relate to Taxes.

(e) No A&S Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(f) The A&S Companies have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owning to any employee, independent contractor, creditor, shareholder or other Person.

(g) No written claim has ever been made by any Governmental Body in a jurisdiction where an A&S Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction which has resulted or could reasonably be expected to result in an obligation to pay material Taxes.

(h) Other than in connection with the Distribution or otherwise in connection with the separation of the A&S Business or the separation of Fox from Danaher Corporation, no A&S Company has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(i) Neither Newco nor any Direct Sales Entity that is taxable as a corporation for U.S. federal income tax purposes is or has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of the Direct Sales Assets or any of the assets of any Direct Sales Entity that is not taxable as a corporation for U.S federal income tax purposes are or have been “United States real property interests” within the meaning of Section 897(c) of the Code.

(j) Neither Fox nor any A&S Company has taken any action or, assuming full knowledge of the terms of this Agreement and the Ancillary Agreements, knows of any fact that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(k) As of the date hereof, neither Fox nor Newco knows of any reason why it would not be able to deliver the representations set forth in certificates of officers of Fox and Newco, upon which the applicable law or accounting firms may rely in rendering the Ainge Tax Opinion and the Fox Tax Opinion, or why Fox would not be able to obtain the Limited Ruling contemplated in Section 7.7 or the opinion contemplated by Section 7.8(a).

(l) Sections 2.13 and 2.14 contain the sole and exclusive representations and warranties of Fox and Newco herein with respect to Tax matters.

2.14 Employee and Labor Matters; Benefit Plans.

(a) Section 2.14(a) of the Fox Disclosure Letter sets forth an accurate and complete list, as of the date of this Agreement, of each material Fox Benefit Plan and indicates any such Fox Benefit Plan that is sponsored by any A&S Company or to which any A&S Company is a party; provided that notwithstanding the foregoing, Fox may update Section 2.14(a) of the Fox Disclosure Letter as soon as practicable after the date hereof (and in no event later than thirty (30) days after the date hereof) to list any material Fox Benefit Plans maintained in respect of Newco Employees or Newco Independent Contractors located outside of the United States in effect as of the date hereof that are not included on Section 2.14(a) of the Fox Disclosure Letter as of the date hereof. Fox has delivered or Made Available to Ainge accurate and complete copies of the following with respect to each material Fox Benefit Plan, as applicable: (i) all documents setting forth the terms of each such Fox Benefit Plan, including all amendments thereto and all related trust documents; (ii) the most recent summary plan description; (iii) the most recent annual report (Form 5500 series), if any; and (iv) the most recent IRS determination or opinion letter issued with respect to any Fox Benefit Plan intended to be qualified under Section 401(a) of the Code; provided that notwithstanding the foregoing, Fox may deliver or Make Available to Ainge any such materials that have not been provided or Made Available to Ainge as of the date hereof in respect of Newco Employees or Newco Independent Contractors located outside of the United States as soon as practicable after the date hereof (and in no event later than thirty (30) days after the date hereof).

(b) Except as set forth in Section 2.14(b) of the Fox Disclosure Letter or as would not reasonably be expected to result in material liability to Ainge, (i) each of the A&S Companies and Fox Affiliates has performed in all material respects all obligations required to be performed by it under each Fox Benefit Plan; (ii) each Fox Benefit Plan has been established and maintained in all material respects in accordance with its terms and applicable Legal Requirements; (iii) as of the date of this Agreement, there are no material audits or inquiries pending or, to the Knowledge of Fox, threatened by the IRS, the DOL or any other Governmental Body with respect to any such Fox Benefit Plan (or any fiduciary thereof); and (iv) as of the date of this Agreement, there are no material actions, suits or claims pending, or to the Knowledge of Fox, threatened or reasonably anticipated (other than routine claims for benefits) against any such Fox Benefit Plan, or against the assets of any such Fox Benefit Plan.

(c) Each Fox Benefit Plan that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and to the Knowledge of Fox, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan.

(d) None of the A&S Companies or any Fox Affiliate has ever maintained, established, sponsored, participated in or contributed to any: (i) “defined benefit plan” within the meaning of Section 3(35) of ERISA or pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) “multiple employer plan” described in Section 413 of the Code, in each case pursuant to which a Newco Employee is or was a beneficiary. Except as set forth in Section 2.14(d) of the Fox Disclosure Letter, none of the A&S Companies or any Fox Affiliate has ever maintained, established, sponsored, participated in or contributed to any defined benefit pension plan that is subject to any Legal Requirements other than any United States federal, state or local Legal Requirements. No Fox Benefit Plan provides (except at no cost to the A&S Companies or any Fox Affiliate), or reflects or represents any liability of any of the A&S Companies or any Fox Affiliate to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Newco Employee, except as may be required by COBRA or other applicable Legal Requirements.

(e) Except as set forth in Section 2.14(e) of the Fox Disclosure Letter, none of the A&S Companies has any obligation to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for taxes payable pursuant to Section 409A of the Code.

(f) Except as set forth in Section 2.14(f) of the Fox Disclosure Letter or as would not reasonably be expected to result in material liability to Ainge or the imposition of Tax on any Newco Employee or Newco Independent Contractor under Section 409A(a)(1)(B) of the Code, each Fox Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A of the Code) has been operated in compliance in all material respects with Section 409A of the Code and has complied in all material respects with applicable documentary requirements of Section 409A of the Code.

(g) None of the execution or delivery of this Agreement, the consummation of the Merger or any of the other Contemplated Transactions will, either alone or in conjunction with any other event: (i) entitle any Newco Employee or Newco Independent Contractor to any payment or benefit (or result in the funding of any such payment or benefit); (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any Newco Employee or Newco Independent Contractor; (iii) accelerate the time of payment, funding or vesting of amounts due to any Newco Employee or Newco Independent Contractor; or (iv) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any Newco Employee or Newco Independent Contractor.

(h) Fox has delivered or Made Available to Ainge a complete and accurate list that sets forth the following information with respect to Fox Equity Awards as of the date of this Agreement: (i) the employee identification number of the holder of such Fox Equity Award; (ii) the type of such Fox Equity Award (i.e., (A) whether a Fox Option or Fox RSU and (B) with respect to any Fox Option, whether the Fox Option is intended to qualify as an “incentive stock option” under Section 422 of the Code); (iii) the number of shares of Fox Common Stock subject to such Fox Equity Award; (iv) the per share exercise price (if any) of such Fox Equity Award; (v) the applicable vesting schedule in respect of such Fox Equity Award; and (vi) the expiration date of the term of such Fox Equity Award (if applicable). Fox will deliver or make available to Ainge an updated version of the list referenced in this Section 2.14(h) to reflect any applicable changes thereto no later than thirty (30) days prior to the anticipated Closing Date and periodically thereafter prior to the Closing Date.

(i) Except as set forth in Section 2.14(i) of the Fox Disclosure Letter or as would not reasonably be expected to result in material liability to Ainge, each material Fox Benefit Plan that primarily covers Newco Employees or Newco Independent Contractors based outside of the United States and/or that is subject to any Legal Requirement other than United States federal, state or local Legal Requirements (i) has been established, operated, maintained and administered in compliance with its terms and operated in compliance with all applicable Legal Requirements; (ii) if required to be registered or approved by a non-U.S. Governmental Body, has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and, to the Knowledge of Fox, no event has occurred since the date of the most recent approval or application therefor relating to any such plan that would reasonably be expected to adversely affect any such approval or good standing; (iii) that is intended to qualify for special Tax treatment meets all requirements for such treatment; and (iv) if required to be fully funded or fully insured, is fully funded or fully insured on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with applicable Legal Requirements. With respect to each Fox Governmental Plan, (i) Fox and the Fox Affiliates have complied in all material respects with the requirements thereof and (ii) no liability has been incurred by Fox or any Fox Affiliates with respect thereto that has not been satisfied in full (other than with respect to amounts for which the due date without penalty has not yet occurred).

(j) Except as set forth in Section 2.14(j) of the Fox Disclosure Letter or as would not reasonably be expected to result in material liability to Ainge, Fox and its Affiliates, including the A&S Companies, are in compliance in all material respects with all Legal Requirements relating to terms and conditions of employment, employment practices, wages, hours and other labor related matters with respect to the Newco Employees.

(k) Except as set forth in Section 2.14(k) of the Fox Disclosure Letter or as would not reasonably be expected to result in material liability to Ainge, (i) as of the date of this Agreement, none of the A&S Companies is a party to any Collective Bargaining Agreement and there are no labor organizations, employee representatives or works councils representing, purporting to represent or, to the Knowledge of Fox, seeking to represent any employees of any of the A&S Companies; (ii) since January 1, 2016 through the date hereof, there has not been any material strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any of the A&S Companies or any of their employees; (iii) as of the date of this Agreement, there are no pending, and, to the Knowledge of Fox, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action or picketing; (iv) as of the date of this Agreement, there is no material claim or grievance pending or, to the Knowledge of Fox, threatened against any A&S Company arising under any Collective Bargaining Agreement; and (v) as of the date of this Agreement, there are no labor or contractual claims that may be asserted by any labor organization, employee representative or works council that could prevent, materially delay or materially impair the consummation of the Merger or any of the other Contemplated Transactions or otherwise have a Newco Material Adverse Effect.

(l) All contributions (including all employer contributions and employee salary reduction contributions), premium payments and other payments required to be made in respect of any Fox Benefit Plan and any Fox Governmental Plan, under the terms of any such Fox Benefit Plan or Fox Government Plan, related funding arrangement or in accordance with applicable Legal Requirements, have, in all material respects, been paid within the time so prescribed or have been properly accrued in accordance with GAAP, except as would not reasonably be expected to result in material liability to Ainge.

2.15 Environmental Matters. The A&S Companies and the A&S Business have complied with all Legal Requirements relating to protection of the environment and/or human health or safety (collectively, “Environmental Laws”) and, to the Knowledge of Fox, no capital or other expenditure (other than as provided in the A&S Business Unaudited Financial Data) is required to achieve or maintain such compliance, except where any failure to comply or expenditure would not, individually or in the aggregate, be reasonably expected to have a Newco Material Adverse Effect. None of Fox (with respect to the A&S Companies, the A&S Business or Newco Assets), the Direct Sales Asset Sellers (to the extent related to the A&S Business) or any of the A&S Companies has received any written notice or request for information alleging that it is in violation of, or may have any liability under, any Environmental Law, except for any such notice or request that would not, individually or in the aggregate, be reasonably expected to have a Newco Material Adverse Effect. There has been no Release, handling, generation, use, storage, transportation, of, or exposure to, any Hazardous Materials (“Hazardous Materials Event”), except where any such Hazardous Materials Event would not, individually or in the aggregate, be reasonably expected to have a Newco Material Adverse Effect. Fox has no Knowledge of any environmental investigation, audit, assessment, study, test or analysis, the purpose of which was to discover, identify, or otherwise characterize the condition of the soil, groundwater, air or the presence of Hazardous Materials, or to identify noncompliance with Environmental Laws by the A&S Business, or the Direct Sales Asset Sellers, at any location at which the A&S Business has been conducted. The A&S Companies and the Direct Sales Asset Sellers have no Environmental Liabilities (including any Environmental Liabilities retained or assumed contractually or by operation of any Legal Requirement) that would reasonably be expected to have a Newco Material Adverse Effect. As used herein, “Environmental Liabilities” are any claims, demands, or Liabilities under or pursuant to Environmental Law, whether contingent or fixed, actual or potential, including any claims, demands and Liabilities arising out of or based on the presence or Release of, or exposure to, any Hazardous Material at any location or the failure to comply with any Environmental Law, and “Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, hazardous or toxic substances and any other chemical, material, substance or waste that is regulated or may form the basis in Liability under any Environmental Law.

2.16 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Newco Material Adverse Effect, each insurance policy and self-insurance program and arrangement relating to the A&S Business, the Newco Assets, the Direct Sales Assets and the A&S Companies is binding and in full force and effect as of the date of this Agreement. With respect to each such insurance policy, and except as would not reasonably be expected to have, individually or in the aggregate, a Newco Material Adverse Effect, (i) all premiums with respect thereto are currently paid; (ii) none of Fox, the A&S Companies or the Direct Sales Asset Sellers (to the extent related to the A&S Business) is in breach or default and, to the Knowledge of Fox, no event has occurred which, with notice or lapse or time, would constitute a breach or default or permit termination or modification of the policy; (iii) neither Fox nor any of its Subsidiaries has received any written notice of cancellation or non-renewal of the policy; and (iv) the consummation of the Contemplated Transactions will not cause a breach, termination or modification of the policy.

2.17 Legal Proceedings; Orders.

(a) Except as set forth in Section 2.17(a) of the Fox Disclosure Letter, as of the date hereof, there is no material pending and served Legal Proceeding (including pursuant to Environmental Law) affecting the Newco Assets, the Direct Sales Assets, the A&S Business or the A&S Companies, or (to the Knowledge of Fox) any pending but not served Legal Proceeding affecting the Newco Assets, the Direct Sales Assets, the A&S Business or the A&S Companies, and no Person has threatened in writing or, to the Knowledge of Fox, orally, to commence any material Legal Proceeding affecting the A&S Business.

(b) As of the date hereof, there is no material Order (including pursuant to Environmental Law) to which any of the A&S Companies, or any of the Newco Assets or Direct Sales Assets, is subject. To the Knowledge of Fox, no officer or other key employee of any of the A&S Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the A&S Business.

2.18 Customers and Suppliers.

(a) Section 2.18(a) of the Fox Disclosure Letter sets forth a correct and complete list of the twenty (20) largest customers of A&S Business on a consolidated basis, based on revenues generated during the 12 month period ended December 31, 2017 (the “A&S Top Customers”), and the amount of revenues attributable to each such A&S Top Customer during that period.

(b) Section 2.18(b) of the Fox Disclosure Letter sets forth a correct and complete list of the top ten (10) vendors or suppliers of the A&S Business, on a consolidated basis, based on expenditures made during the 12 month period ended December 31, 2017 (the “A&S Top Suppliers”), and the amount of the expenditures attributable to each such A&S Top Supplier during that period.

(c) Since January 1, 2017 through the date hereof, none of Fox or any of its Subsidiaries (including the A&S Companies and the Direct Sales Asset Sellers (to the extent related to the A&S Business)) has received, from any A&S Top Customer or A&S Top Supplier, written communications (i) terminating, not renewing or materially reducing (or stating the intent to terminate, not renew or materially reduce), or materially altering the terms (or stating the intent to materially alter the terms) of such A&S Top Customer’s or A&S Top Supplier’s relationship with Fox or any of its Subsidiaries (including any A&S Company or Direct Sales Asset Seller (to the extent related to the A&S Business)) or (ii) indicating a material breach of the terms of any Contracts with such A&S Top Customers or A&S Top Suppliers.

2.19 Authority; Binding Nature of Agreement. Fox and Newco have all requisite corporate right, power and authority to enter into and perform their respective obligations under this Agreement, the Distribution Agreement and the other Transaction Documents, as applicable, to which it is a party and, subject to the adoption of this Agreement by Fox as the sole stockholder of Newco (which shall occur immediately after the execution and delivery hereof), to consummate the Contemplated Transactions. Each of the Fox Board and the Newco Board (in each case, at a meeting duly called and held and not subsequently rescinded or modified in any way) and Fox as the sole stockholder of Newco have: (a) determined that this Agreement, the Distribution Agreement, the Distribution, the Direct Sales and the Merger are advisable and fair to, and in the best interests of Fox, Newco and their respective stockholders and (b) authorized and approved the execution, delivery and performance of this Agreement, the Distribution Agreement and the other Transaction Documents by Fox and Newco, as applicable, and approved the Distribution and the Merger and the other Contemplated Transactions. Fox, as the sole stockholder of Newco prior to the Distribution, has approved the Distribution and the other Contemplated Transactions (other than the Merger) and will adopt this Agreement and approve the Merger as sole stockholder of Newco immediately following the execution and delivery of this Agreement. No other vote of Newco’s stockholders is necessary to consummate the Contemplated Transactions. This Agreement has been duly executed and delivered by Fox and Newco, and, subject to the adoption of this Agreement by Fox as sole stockholder of Newco, and assuming the due authorization, execution and delivery of this Agreement by Ainge and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of each of Fox and Newco, enforceable against each of Fox and Newco in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.20 Ownership of Ainge Common Stock. None of Fox or, to the Knowledge of Fox, any of its “affiliates” or “associates” is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) with respect to Ainge. No “fair price,” “moratorium,” “control share acquisition” or other similar takeover statute or similar statue or regulation (each a “Takeover Statute”) applies to Fox or Newco with respect to this Agreement, the other Transaction Documents or the Contemplated Transactions.

2.21 Vote Required. The affirmative vote of the holders of a majority of the voting power of the outstanding shares of Newco Common Stock is the only vote of the holders of shares of Newco Common Stock necessary to adopt this Agreement or consummate the Contemplated Transactions. The approval of holders of any class or series of Fox capital stock is not required to adopt this Agreement or any of the other Transaction Documents, or to consummate the Contemplated Transactions.

2.22 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, the HSR Act and all applicable foreign Competition Laws, the listing requirements of the NASDAQ Global Select Market and the requirements of the New York Stock Exchange, except as set forth in Section 2.22 of the Fox Disclosure Letter, neither (1) the execution, delivery or performance of this Agreement or the other Transaction Documents nor (2) the consummation of the Merger or any of the other Contemplated Transactions, will, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Fox or any of the A&S Companies or Direct Sales Asset Sellers;

(b) contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which Fox or any of the A&S Companies or Direct Sales Asset Sellers (to the extent related to the A&S Business), or any of the assets owned or used by any of the A&S Companies or Direct Sales Asset Sellers (to the extent related to the A&S Business), is subject, except where such contravention, conflict or violation, individually or in the aggregate, would not reasonably be expected to have a Newco Material Adverse Effect;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the A&S Companies or Direct Sales Asset Sellers (to the extent related to the A&S Business) or that otherwise relates to the A&S Business or to any of the assets owned or used by any of the A&S Companies or Direct Sales Asset Sellers (to the extent related to the A&S Business), except where such contravention, conflict, violation, revocation, withdrawal, suspension, cancellation, termination or modification, individually or in the aggregate, would not reasonably be expected to have a Newco Material Adverse Effect;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Newco Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Newco Material Contract; (ii) accelerate the maturity or performance of any such Newco Material Contract (other than any Fox Benefit Plan); or (iii) cancel, terminate or modify any right, benefit, obligation or other term of such Newco Material Contract, except where such contravention, conflict, violation or default, individually or in the aggregate, would not reasonably be expected to have a Newco Material Adverse Effect; or

(e) result in the imposition or creation of any material Encumbrance (other than a Permitted Encumbrance) upon or with respect to any asset owned or used by any of the A&S Companies or Direct Sales Asset Sellers (to the extent related to the A&S Business), except where such contravention, conflict, violation or default, individually or in the aggregate, would not reasonably be expected to have a Newco Material Adverse Effect.

Except as may be required by the Securities Act, the Exchange Act, state securities laws or “blue sky” laws, the DGCL, the HSR Act, all applicable foreign Competition Laws, the listing requirements of the NASDAQ Global Select Market and the requirements of the New York Stock Exchange, none of Fox, any of the A&S Companies or any of the Direct Sales Asset Sellers is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with: (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Merger or any of the other Contemplated Transactions, except where the failure to make any such filing or give any such notice or to obtain any such Consent would not, individually or in the aggregate, be material to the A&S Companies and the Direct Sales Asset Sellers (to the extent related to the A&S Business), and except for the novation of Government Contracts.

2.23 Financial Advisor. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Fox or any of its Subsidiaries, other than any broker, finder or investment banker whose fees will be paid for by Fox.

2.24 Acknowledgement by Fox and Newco. Neither Fox nor Newco is relying or has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 3. The representations and warranties by Ainge and Merger Sub contained in Section 3 constitute the sole and exclusive representations and warranties of Ainge, the other Ainge Companies and their respective Representatives in connection with the Contemplated Transactions, and Fox and Newco understand, acknowledge and agree that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Ainge and Merger Sub. Without limiting the generality of the foregoing, each of Fox and Newco acknowledges that, except for the representations and warranties of Ainge and Merger Sub contained in Section 3, no representations or warranties are made by Ainge or Merger Sub or their respective Representatives with respect to the accuracy or completeness of any information, documents or other materials (including any such materials contained in any data room or otherwise reviewed by Fox or Merger Sub or any of their respective Representatives) or any management presentations that have been or shall hereafter be provided to Fox or Merger Sub or any of their respective Representatives.

2.25 Newco. Newco was formed solely for the purpose of engaging in the Contemplated Transactions and it has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions.

2.26 Newco Financing. (a) On or prior to the date of this Agreement, Newco has delivered to Ainge true, complete and fully executed copies of the Newco Commitment Letter. As of the date of this Agreement, (x) the Newco Commitment Letter has not been amended, waived or modified in any respect; and (y) the respective commitments contained in the Newco Commitment Letter have not been withdrawn, terminated, modified or rescinded in any respect. As of the date of this Agreement, except for the Newco Commitment Letter, there are no side letters or other contracts, instruments or other commitments, obligations or arrangements (whether written or oral) related to any portion of the funding of the full amount of the Newco Financing, other than as expressly set forth in the Newco Commitment Letter (and the related engagement letter relating to the issuance of debt securities in lieu of the loans contemplated by the Newco Commitment Letter) and delivered to Ainge on or prior to the date of this Agreement, or as otherwise created by Ainge.

(b) As of the date of this Agreement, the Newco Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Newco, and, to the Knowledge of Fox, the other parties thereto, enforceable against Newco, and to the Knowledge of Fox, each of the other parties thereto in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. As of the date of this Agreement, assuming (x) compliance by Ainge with the covenants and obligations contained in this Agreement and (y) the accuracy of the representations and warranties made by Ainge in this Agreement, no event has occurred, which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Newco, its Affiliates or, to the Knowledge of Fox, any other party to the Newco Commitment Letter under any term or condition of the Newco Commitment Letter or would result in any portion of the financing contemplated thereby being unavailable or delayed. Ainge, on behalf of Newco, has fully paid any and all commitment fees, any other fees or any other amounts required by the Newco Commitment Letter to be paid on or before the date of this Agreement. Assuming (w) the Direct Sales Purchase Price has not been decreased from the amount therefor set forth in Section 1.4 as of the date hereof, (x) the Newco Financing is funded in accordance with the Newco Commitment Letter, (y) compliance by Ainge with the covenants and obligations contained in this Agreement and (z) the accuracy of the representations and warranties made by Ainge in this Agreement, the aggregate proceeds from the Newco Financing will be sufficient to (i) fund the pre-closing Cash Dividend up to the Basis Amount and (ii) fund any additional dividend by Newco to Fox in the event the Debt Exchange is not consummated in an amount equal to the Above-Basis Amount. Other than as set forth in the Newco Commitment Letter, there are no conditions precedent to the funding of the full amount of the Newco Financing. As of the date of this Agreement, assuming (x) compliance by Ainge with the covenants and obligations contained in this Agreement and (y) the accuracy of the representations and warranties made by Ainge in this Agreement, neither Fox nor Newco (i) is aware of any fact, occurrence or condition that would cause the commitments provided in the Newco Commitment Letter to be terminated or to become ineffective and (ii) has any reason to believe that any of the conditions to the Newco Financing (which are within its control) will not be satisfied on a timely basis or that the Newco Financing will not be available to Newco immediately prior to the Distribution Date. The parties hereto agree that it shall not be a condition to the Closing for Newco to obtain the Newco Financing or the Alternative Newco Financing.

3.	REPRESENTATIONS AND WARRANTIES OF AINGE AND MERGER SUB

Each of Ainge and Merger Sub hereby represents and warrants to Fox as follows (it being understood that each representation and warranty contained in this Section 3 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Ainge Disclosure Letter corresponding to the particular Section or subsection in this Section 3 in which such representation and warranty appears; (b) any exception or disclosure set forth in any other part or subpart of the Ainge Disclosure Letter to the extent it is readily apparent that such exception or disclosure is relevant to such representation and warranty; and (c) any information set forth in the Ainge SEC Documents filed on the SEC’s EDGAR database on or after January 1, 2016 and publicly available prior to the date of this Agreement (but excluding any supplements or amendments thereto to the extent such supplement or amendment is not publicly filed prior to the date hereof) to the extent it is readily apparent that such information is relevant to such representation or warranty, other than information set forth therein under the headings “Risk Factors” or “Forward-Looking Statements” and any other information or statement set forth therein that is primarily cautionary, predictive or forward-looking in nature):

3.1 Subsidiaries; Due Organization; Etc.

(a) Section 3.1(a) of the Ainge Disclosure Letter identifies, as of the date hereof, each Entity that is a Subsidiary of Ainge and indicates its jurisdiction of organization.

(b) Each of the Ainge Companies is (or, if formed after the date of this Agreement, shall be at the Effective Time) a corporation or other business organization duly organized and validly existing. Each of the Ainge Companies is (or, if formed after the date of this Agreement, shall be at the Effective Time) in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing) under the laws of the jurisdiction of its formation, and has (or, if formed after the date of this Agreement, shall have at the Effective Time) all necessary organizational power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its material assets in the manner in which such assets are currently owned and used; and (iii) to perform its obligations under all material Contracts by which it is bound, other than in the case of clauses (i) through (iii) as would not, individually or in the aggregate, reasonably be expected to have an Ainge Material Adverse Effect.

(c) Each of the Ainge Companies is (or, if formed after the date of this Agreement, shall be at the Effective Time) qualified to do business as a foreign corporation, and is (or, if formed after the date of this Agreement, shall be at the Effective Time) in good standing (to the extent that the laws of the applicable jurisdiction recognize the concept of good standing), under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have an Ainge Material Adverse Effect.

3.2 Certificate of Formation and Other Governing Documents. Ainge has delivered or Made Available to Fox accurate and complete copies of the Organizational Documents of each of the Ainge Companies (to the extent existing as of the date of this Agreement), including all amendments thereto as in effect on the date of this Agreement.

3.3 Capitalization, Etc.

(a) The authorized capital stock of Ainge consists of (i) 90,000,000 shares of Ainge Common Stock, of which 29,383,365 shares have been issued and are outstanding as of the last business day ending immediately prior to the date of this Agreement and (ii) 10,000,000 shares of preferred stock, $0.001 par value per share, none of which are issued and outstanding as of the date hereof. All of the outstanding shares of Ainge Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.

(b) Except as set forth in Section 3.3(b) of the Ainge Disclosure Letter: (i) none of the outstanding shares of Ainge Common Stock is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Ainge Common Stock is subject to any right of first refusal in favor of Ainge; and (iii) there is no Ainge Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Ainge Common Stock. None of the Ainge Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Ainge Common Stock or other securities, except for Ainge’s right to repurchase or reacquire restricted shares of Ainge Common Stock held by an employee of Ainge upon termination of such employee’s employment or upon any other forfeiture of a vesting condition.

(c) As of March 3, 2018: (i) an aggregate of 278,799 Ainge RSAs are issued and outstanding; and (ii) an aggregate of 151,896 shares of Ainge Common Stock are subject to issuance upon the vesting of Ainge PSAs (assuming achievement of any applicable performance goals at maximum). Ainge has not made any grants of equity awards relating to shares of Ainge Common Stock during the period beginning on March 3, 2018 and ending on the date of this Agreement.

(d) Except as set forth in Sections 3.3(a) and 3.3(b) or as permitted from and after the date of this Agreement pursuant to Section 4.3, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock, membership interests, or other securities of any of the Ainge Companies; (ii) outstanding security, bond, debenture, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock, membership interests or other securities of any of the Ainge Companies or that has the right to vote on any matter on which the stockholders of Ainge have the right to vote; (iii) Contract under which any of the Ainge Companies is or may become obligated to sell or otherwise issue any shares of its capital stock, membership interests or any other securities; or (iv) shareholder rights plan or agreement (i.e., “poison pill”).

(e) All outstanding shares of Ainge Common Stock, and all Ainge Equity Awards and other outstanding securities of the Ainge Companies, have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts.

(f) All of the outstanding shares of capital stock or other equity interests, as the case may be, of each of Ainge’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable (to the extent applicable) and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by Ainge, free and clear of any Encumbrances, other than restrictions under applicable securities laws.

(g) Except for its interests in the other Ainge Companies, as of the Effective Time, Ainge will not own, directly or indirectly, any capital stock or other equity interests in, any Person.

3.4 SEC Filings; Financial Statements.

(a) Ainge has delivered or Made Available to Fox accurate and complete copies of all registration statements, proxy statements, Ainge Certifications and other statements, reports, schedules, forms and other documents filed by Ainge with the SEC, including all amendments thereto, since January 1, 2016 (collectively, the “Ainge SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by Ainge or its officers with the SEC since January 1, 2016 have been so filed on a timely basis. None of Ainge’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Ainge SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and (ii) none of the Ainge SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements relating to the Ainge SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Ainge SEC Documents (collectively, the “Ainge Certifications”) is accurate and complete, and complies as to form in all material respects with all applicable Legal Requirements. As used in the introduction to this Section 3 and in this Section 3.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Ainge SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which will be material); and (iii) fairly present, in all material respects, the consolidated financial position of Ainge and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Ainge and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than the Ainge Companies are required by GAAP to be included in the consolidated financial statements of Ainge. There are no comments from the SEC or its staff pending with respect to any statements, reports, schedules, forms or other documents filed by Ainge with the SEC that remain outstanding and unresolved.

(c) Ainge’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Ainge within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Ainge, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. All non-audit services performed by Ainge’s auditors for the Ainge Companies that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

(d) Ainge maintains a system of internal controls over financial reporting which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, in each case, with respect to Ainge and its Subsidiaries, taken as a whole. To the Knowledge of Ainge, since December 31, 2016, neither Ainge nor any of its Subsidiaries has identified or been made aware of any material illegal act or fraud related to the business of the Ainge Companies.

(e) None of the information to be supplied by or on behalf of Ainge for inclusion or incorporation by reference in the Ainge Form S-4 Registration Statement or the Newco Registration Statements will, after giving effect to any amendments that have theretofore been made thereto, (i) at the time the Ainge Form S-4 Registration Statement or the Newco Registration Statements, respectively, is filed with the SEC; (ii) at the time it, or any amendment or supplement thereto, becomes effective under the Securities Act or (iii) at the Effective

Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Ainge for inclusion or incorporation by reference in the Proxy Statement/Prospectus will (x) at the time the Proxy Statement/Prospectus is mailed to the stockholders of Ainge; (y) at the time of the Ainge Stockholders’ Meeting (or any adjournment or postponement thereof) or (z) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus is mailed to the stockholders of Ainge or at the time of the Ainge Stockholders’ Meeting (or any adjournment or postponement thereof), comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Ainge or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Fox for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

3.5 Absence of Changes. Except as expressly contemplated by this Agreement, since December 31, 2017 through the date of this Agreement, (a) except for discussions, negotiations and transactions related to this Agreement or the other Transaction Documents (including the Internal Restructuring described in the Distribution Agreement), the Ainge Companies have operated in all material respects in the ordinary course of business consistent with past practice and (b) there has not occurred any event, change, action, failure to act or transaction that, individually or in the aggregate, has had or would be reasonably expected to have, an Ainge Material Adverse Effect. Except as expressly contemplated by this Agreement, since December 31, 2017 through the date of this Agreement, none of the Ainge Companies has taken any actions which, had such actions been taken after the date of this Agreement, would have required the written consent of Fox pursuant to Sections 4.3(b)(iv)-4.3(b)(vi), 4.3(b)(viii) or 4.3(b)(xiii).

3.6 Title to and Sufficiency of Assets. The Ainge Companies own, and have good and valid title, in all material respects, to all assets purported to be owned by them, including: (a) all assets reflected on the Ainge Interim Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Ainge Interim Balance Sheet) and (b) all other assets reflected in the books and records of the Ainge Companies as being owned by the Ainge Companies. All of said assets are owned by the Ainge Companies free and clear of any Encumbrances, except (i) for Encumbrances securing the Ainge Credit Agreement; (ii) where the failure to have such good and valid title results from any liens described in Section 3.6 of the Ainge Disclosure Letter; or (iii) any other Permitted Encumbrance. The Ainge Companies are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, and the Ainge Companies enjoy undisturbed possession of such leased assets, except where the failure to have such valid leasehold interest results from any liens described in Section 3.6 of the Ainge Disclosure Letter, liens created or otherwise imposed by Fox or the A&S Companies or any other Permitted Encumbrance. No representation is made in this Section 3.6 with respect to the title to any intellectual property or other intangible assets.

3.7 Real Property.

(a) Section 3.7(a) of the Ainge Disclosure Letter sets forth as of the date hereof the address, fee owner and description of use of all Ainge Owned Real Property. With respect to the Ainge Owned Real Property: (i) Ainge or its Subsidiaries have good and insurable title to each parcel of Ainge Owned Real Property; (ii) other than Ainge or its Subsidiaries, no Person has the right to use or occupy any Ainge Owned Real Property or any material portion thereof; (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase any Ainge Owned Real Property or any material portion thereof or interest therein; and (iv) to the Knowledge of Ainge and its Subsidiaries, there are no expropriation or condemnation proceedings pending, threatened or proposed against any Ainge Owned Real Property and there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the use or operation of any Ainge Owned Real Property.

(b) Section 3.7(b) of the Ainge Disclosure Letter sets forth as of the date of this Agreement an accurate list of each lease pursuant to which any of the Ainge Companies leases or uses (or intends to lease or use prior to the Effective Time) real property from any other Person for annual rent payments in excess of $500,000 (all such real property leased or used by the Ainge Companies pursuant to the real property leases identified or required to be identified in Section 3.7(b) of the Ainge Disclosure Letter, including all buildings, structures, fixtures and other improvements leased thereunder, is referred to as the “Ainge Leased Real Property”). Each of the leases relating to the Ainge Leased Real Property is a valid and subsisting leasehold interest of Ainge or one of its Subsidiaries and is a valid and binding obligation of Ainge or such Subsidiary free of Encumbrances (other than Permitted Encumbrances) and is enforceable against Ainge or such Subsidiary in accordance with its terms. To the Knowledge of Ainge, there are no expropriation or condemnation proceedings pending, threatened or proposed against any Ainge Owned Real Property and there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the use or operation of any Ainge Leased Real Property. Section 3.7(b) of the Ainge Disclosure Letter contains an accurate and complete list of all subleases, occupancy agreements and other Contracts granting to any Person (other than any Ainge Company) a right of use or occupancy of any of the Ainge Leased Real Property in effect as of the date of this Agreement. Except as set forth in the subleases or agreements identified in Section 3.7(b) of the Ainge Disclosure Letter, other than Ainge and any of its Subsidiaries, no Person has the right to use or occupy any Ainge Leased Real Property or any material portion thereof. There are no disputes with respect to any lease for any of the Ainge Leased Real Property. Neither Ainge, nor, to the Knowledge of Ainge, any other party to any such lease is in material breach or default under such lease, and no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or default, or permit the termination, modification or acceleration of rent under such lease.

3.8 Intellectual Property; Privacy.

(a) Registered IP. Section 3.8(a) of the Ainge Disclosure Letter identifies, as of the date of this Agreement: (i) each item of Registered IP included in the Ainge IP (the “Ainge Registered IP”) and (ii) any Person other than the Ainge Companies that has an ownership interest in such item of Ainge Registered IP and the nature of such ownership interest, including, for each item of Ainge Registered IP, to the extent applicable, the record owner of such item; the jurisdiction in which such item has been issued, registered or filed; and the issuance, registration or application number.

(b) Inbound Licenses. Section 3.8(b) of the Ainge Disclosure Letter accurately identifies each material Contract in effect as of the date of this Agreement pursuant to which any Intellectual Property Right is or has been licensed by any Person to any Ainge Company, including any such licenses to any Intellectual Property Rights embodied by the Ainge Products or used in connection with or necessary to any development, manufacture, distribution, other commercialization, maintenance or support of the Ainge Products as currently conducted, other than (1) Contracts between an Ainge Company, on the one hand, and its employees, on the other hand, in Ainge’s standard form thereof; (2) Shrink-Wrap; (3) licenses to Open Source Code other than that set forth in Section 3.8(k); and (4) non-exclusive licenses to third-party software or hardware that is not incorporated into, or necessary for the development, manufacturing, testing, distribution, maintenance, or support of, any Ainge Product and that is not otherwise material to the business of the Ainge Companies.

(c) Outbound Licenses. Section 3.8(c) of the Ainge Disclosure Letter identifies each material Contract in effect as of the date of this Agreement, other than non-exclusive licenses granted to Ainge Companies’ distributors, resellers and end-user customers in connection with the sale, distribution or use of Ainge Products in the ordinary course of business of the Ainge Companies and other than Contracts listed in Section 3.9(a), to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Ainge IP, in each case in effect as of the date of this Agreement.

(d) Ownership and Exclusive Rights. The Ainge Companies as of the date of this Agreement exclusively own all right, title, and interest to and in the Ainge IP free and clear of any Encumbrances other than

Permitted Encumbrances. Without limiting the foregoing, no Ainge Company has transferred to, or permitted under any Contract to which an Ainge Company is a party, any Person other than the Ainge Companies to retain ownership of, or an exclusive license to Ainge IP. As of the date of this Agreement, no material item of Ainge IP is subject to any action or outstanding Order or settlement agreement or stipulation in litigation.

(e) Valid and Enforceable. As of the date hereof, the Ainge Registered IP is subsisting as of the date hereof and to the Knowledge of Ainge, valid and enforceable.

(f) Assignment of IP Rights. Each employee, consultant or contractor of the Ainge Companies that has contributed to the creation, development, invention, modification or improvement of material Ainge IP has (i) entered into a written agreement with an Ainge Company that obliges such employee, consultant or contractor to disclose and assign to the Ainge Companies any and all rights, title and interest in and to the Ainge IP and (ii) assigned all such rights, title and interest to the Ainge Companies, in all jurisdictions where such disclosure and assignment is not mandated by operation of applicable Law.

(g) Protection of Proprietary Information. Each Ainge Company has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce their respective rights in all material proprietary information pertaining to such Ainge Company and the Ainge Proprietary Products.

(h) Sufficiency. Ainge and its Subsidiaries own or otherwise have, and after Closing will continue to have all Intellectual Property Rights needed to conduct the business of the Ainge Companies in all material respects as it is currently conducted; provided that the foregoing is not a representation or warranty with respect to infringement, misappropriation or other violation or third party Intellectual Property Rights or unfair competition, which solely is covered in Section 3.8(j).

(i) Third-Party Infringement of Ainge IP. To the Knowledge of Ainge, no Person as of, and in the two (2) years prior to, the date of this Agreement has infringed, misappropriated, or otherwise violated, and no Person is as of the date of this Agreement infringing, misappropriating, or otherwise violating, any material Ainge IP.

(j) No Infringement of Third Party IP Rights. To the Knowledge of Ainge, the conduct of the business of any of the Ainge Companies as conducted in the past two (2) years, including the development, manufacture, use, import, export, offer for sale, sale or other commercialization of any of the Ainge Products as so conducted, does not and has not in the past two (2) years infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing, as relates to the Ainge IP or the Ainge Products, as of, and in the two (2) years prior to, the date of this Agreement, no infringement, misappropriation, or similar claim or Legal Proceeding pertaining to any material Ainge IP and no such material claim or Legal Proceeding pertaining to any Ainge IP is pending, threatened in writing, or, to the Knowledge of Ainge, threatened orally against the Ainge Companies or, to the Knowledge of Ainge, as of the date of this Agreement, against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by any of the foregoing with respect to such claim or Legal Proceeding, and except as set forth in Section 3.8(j) of the Ainge Disclosure Letter, as of the date of this Agreement, no Person has made a written request against an Ainge Company to be indemnified, defended, held harmless, or reimbursed with respect to any such claim or Legal Proceeding.

(k) Open Source Code. No Proprietary Ainge Product contains, is derived from, or is distributed with Open Source Code in a manner that has resulted in a requirement or condition that any Proprietary Ainge Product or part thereof (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making modifications or Derivatives; or (iii) be redistributable at no charge, in each case, except as would not reasonably be expected to be material to the Ainge Companies.

(l) IT Security and Data Privacy. To the Knowledge of Ainge as of the date hereof, (i) the Ainge Companies have for the past two (2) years, complied with and, as of the date of this Agreement, no Person (including any Governmental Body) has asserted a claim against, or otherwise tendered written notice to any of the Ainge Companies alleging a material violation of any privacy policy of the Ainge Companies or the applicable Legal Requirements pertaining to privacy and data (including Personal Data) protection and (ii) there have been no unauthorized intrusions or breaches of the security of the Ainge Companies’ information technology systems resulting in any material data breach.

(m) This Section 3.8 contains the sole and exclusive representations and warranties of Ainge under this Agreement with respect to matters concerning Intellectual Property Rights (other than Contracts required to be disclosed pursuant to Section 3.9(a)(ii)).

3.9 Contracts.

(a) Section 3.9(a) of the Ainge Disclosure Letter identifies each Ainge Material Contract that is executory as of the date of this Agreement. For purposes of this Agreement, “Ainge Material Contract” shall mean:

(i) any Contract which is in effect and is material to the business of the Ainge Companies taken as a whole and not entered into the ordinary course of business;

(ii) any Contract identified or required to be identified in Section 3.8(b) of the Ainge Disclosure Letter;

(iii) any Contract with any distributor and any Contract with any other reseller or sales representative involving sales in excess of $5,000,000 in the fiscal year ended December 31, 2017, in each case that provides exclusivity rights to any third party;

(iv) any Contract that is with a supplier of equipment, consumables, products, raw materials or any component, or any services used in the Proprietary Ainge Products, (A) which supplier is the only source of supply in the market place or only supplier to the Ainge Companies or (B) that imposes a minimum purchase order, in each case, involving payments in excess of $5,000,000 in the fiscal year ended December 31, 2017;

(v) any Contract imposing any material restriction on the right or ability of the Ainge Companies, taken as a whole: (A) to compete with any other Person or solicit the employment of any Person; (B) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (C) to perform services for any other Person; or (D) to transact business with any other Person or in any geographic area;

(vi) any Contract relating to any currency hedging;

(vii) any Contract relating to Indebtedness in excess of $1,000,000;

(viii) any Contract concerning the establishment and/or operation of a partnership, joint venture or limited liability company with a third party that is not an Affiliate of Ainge;

(ix) any Contract relating to the acquisition or disposition of any material assets (other than in the ordinary course of business) or businesses, and with any outstanding obligations of an Ainge Company (including indemnification, guarantee, “earn-out” or other similar contingent obligations) as of the date of this Agreement;

(x) any Contract relating to the lease or sublease of Ainge Leased Real Property or of any real property owned by any Ainge Company, in each case with annual rent payments in excess of $500,000;

(xi) any (A) Contract containing any provision granting the other party “most favored nation” status or equivalent preferential pricing terms or (B) material Contract containing any provision granting the other party exclusivity or other similar rights;

(xii) any Contract that: resulted in revenue to or expenses of an Ainge Company in excess of $2,500,000 in the fiscal year ending December 31, 2017; and

(xiii) any (A) written Contract for the employment of any Ainge Associate located outside of the United States (1) with annual base salary and target annual cash bonus in excess of $300,000; (2) that is not terminable at will or upon notice of sixty (60) days or less for a cost (exclusive of costs arising prior to termination) of less than $300,000; or (3) that would result in any payments to such person upon consummation or solely as a result of the Contemplated Transactions; and (B) written Contract for the employment of any Ainge Associate located in the United States (other than an offer letter pursuant to Ainge’s standard form).

Ainge has delivered or Made Available to Fox an accurate and complete copy of each Ainge Contract that constitutes an Ainge Material Contract.

(b) Each Ainge Contract that constitutes an Ainge Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) Except as set forth in Section 3.9(c) of the Ainge Disclosure Letter: (i) neither Ainge nor any of its Subsidiaries has violated or breached in any material respect, or committed any default in any material respect under, any Ainge Material Contract and (ii) to the Knowledge of Ainge, no other Person has violated or breached in any material respect, or committed any default in any material respect under, any Ainge Material Contract.

(d) Except as set forth in Section 3.9(d) of the Ainge Disclosure Letter:

(i) no Ainge Company has had any determination of noncompliance, entered into any consent order relating to any Government Contract or Government Bid;

(ii) each Ainge Company has complied in all material respects with all Legal Requirements with respect to all Government Contracts and Government Bids; and

(iii) no Ainge Company has, nor to the Knowledge of Ainge have any of the Ainge Employees, been barred or suspended from doing business with any Governmental Body.

3.10 Compliance with Legal Requirements; Regulatory Matters. Each of the Ainge Companies is, and since January 1, 2015 has been, in compliance with all applicable Legal Requirements, except where failure to so comply would not, individually or in the aggregate, reasonably be expected to have an Ainge Material Adverse Effect. Since January 1, 2015 through the date hereof, none of the Ainge Companies has received any written notice or other written communication from any Governmental Body (i) regarding any actual or possible violation of, or failure to comply with, any Legal Requirement or (ii) that it is or has been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Governmental Body.

3.11 Anti-Corruption Compliance; Export Control and Sanctions Compliance.

(a) Since January 1, 2013, no Ainge Company nor, to the Knowledge of Ainge, any of their respective agents, channel partners, resellers, or representatives with respect to the business of the Ainge Companies (i) has directly or indirectly offered, promised or made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of what form; (ii) is or has otherwise been in violation of any applicable anti-bribery, anti-corruption or similar Legal Requirements, including the FCPA or the UK Bribery Act 2010; and (iii) has received any notice from, voluntarily provided any notice to, or, to the Knowledge of Ainge, has been investigated by, a Governmental Body with respect to the business of the Ainge Companies or an Ainge Company that alleges any of the foregoing. Since January 1, 2013, each of the Ainge Companies has had an operational program, including policies, procedures and training, intended to enhance awareness of any compliance with all applicable anti-bribery, anti-corruption or other similar Legal Requirements. With respect to any relevant portion of the business of Ainge or an Ainge Company that was acquired by Ainge after January 1, 2013, the foregoing representation is made to the Knowledge of Ainge with respect to the time period between January 1, 2013 and such acquisition.

(b) Since January 1, 2013, the Ainge Companies and all directors, officers, and to the Knowledge of Ainge, the employees of the Ainge Companies, have complied and are in compliance, in all material respects, with applicable provisions of the Export Control Laws and Sanctions.

(c) None of the Ainge Companies, any of their directors or officers or, to the Knowledge of Ainge, any of their respective employees, agents, channel partners, resellers or representatives, is a Sanctioned Person.

(d) Without limiting the foregoing, since January 1, 2013, no Legal Proceeding, complaint, claim, charge, investigation, or voluntary disclosure related to the Export Control Laws or Sanctions is or has been imposed, pending or, to the Knowledge of Ainge, threatened against the Ainge Companies or any of their respective officers or directors or, to the Knowledge of Ainge, any of their respective employees, agents, channel partners, resellers, or representatives, by or before any Governmental Body.

(e) Since January 1, 2013, the Ainge Companies have obtained all approvals or licenses necessary for exporting and importing the Ainge Products in accordance with all applicable Export Control Laws and import laws.

(f) Without limiting the foregoing, since January 1, 2013, each of the Ainge Companies has had an operational program, including policies, procedures and training, reasonably designed to ensure compliance with all applicable Export Control Laws and Sanctions.

3.12 Governmental Authorizations. The Ainge Companies hold all Governmental Authorizations necessary to enable the Ainge Companies to conduct their respective businesses in the manner in which such businesses are currently being conducted, including all Governmental Authorizations required under Environmental Laws, except where the failure to so hold would not, individually or in the aggregate, reasonably be expected to have an Ainge Material Adverse Effect. All such Governmental Authorizations are valid and in full force and effect. Each Ainge Company is, and at all times since January 1, 2015 has been, in compliance with the terms and requirements of such Governmental Authorizations, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have an Ainge Material Adverse Effect.

3.13 Tax Matters.

(a) Each material Tax Return required to be filed by or on behalf of the respective Ainge Companies with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Ainge Company Returns”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date) and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All material Taxes required to be paid by or with respect to the Ainge Companies have been duly paid, except for Taxes contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(b) No Ainge Company and no Ainge Company Return is subject to an audit with respect to Taxes by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Ainge Company Returns has been granted (by Ainge or any other Person), and no such extension or waiver has been requested from any Ainge Company.

(c) No claim or Legal Proceeding is pending, has been asserted in writing or, to the Knowledge of Ainge, has been threatened against or with respect to any Ainge Company in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by any Ainge Company with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Ainge Companies and with respect to which adequate reserves for payment have been established on the Ainge Interim Balance Sheet). There are no liens for material Taxes upon the assets of any of the Ainge Companies except Permitted Encumbrances.

(d) There are no Contracts relating to the allocation, sharing or indemnification of Taxes to which any Ainge Company is a party, other than (i) the Tax Matters Agreement and (ii) Contracts containing customary gross-up or indemnification provisions in credit agreements, derivatives, leases and similar agreements entered into in the ordinary course of business and the primary purposes of which do not relate to Taxes.

(e) No Ainge Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(f) The Ainge Companies have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owning to any employee, independent contractor, creditor, shareholder or other Person.

(g) No written claim has ever been made by any Governmental Body in a jurisdiction where an Ainge Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction which has resulted or could reasonably be expected to result in an obligation to pay material Taxes.

(h) No Ainge Company has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(i) Ainge is not and has not been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j) No Ainge Company has taken any action or, assuming full knowledge of the terms of this Agreement and the Ancillary Agreements, knows of any fact that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(k) As of the date hereof, neither Ainge nor Merger Sub knows of any reason why it would not be able to deliver the representations set forth in certificates of officers of Ainge and Merger Sub, upon which the applicable law or accounting firms may rely in rendering the Ainge Tax Opinion and the Fox Tax Opinion, or why Ainge would not be able to obtain the opinion contemplated by Section 6.7(a).

(l) Sections 3.13 and 3.14 contain the sole and exclusive representations and warranties of Ainge and Merger Sub herein with respect to Tax matters.

3.14 Employee and Labor Matters; Benefit Plans.

(a) Section 3.14(a) of the Ainge Disclosure Letter sets forth an accurate and complete list, as of the date of this Agreement, of each material Ainge Benefit Plan. Ainge has delivered or Made Available to Fox accurate and complete copies of the following with respect to each material Ainge Benefit Plan, as applicable: (i) all documents setting forth the terms of each such Ainge Benefit Plan, including all amendments thereto and all related trust documents; (ii) the most recent summary plan description; (iii) the most recent annual report (Form 5500 series), if any; and (iv) the most recent IRS determination or opinion letter issued with respect to any Ainge Benefit Plan intended to be qualified under Section 401(a) of the Code.

(b) Except as set forth in Section 3.14(b) of the Ainge Disclosure Letter or as would not reasonably be expected to result in material liability to Ainge, (i) each of the Ainge Companies and Ainge

Affiliates has performed in all material respects all obligations required to be performed by it under each Ainge Benefit Plan; (ii) each Ainge Benefit Plan has been established and maintained in all material respects in accordance with its terms and applicable Legal Requirements; (iii) as of the date of this Agreement, there are no material audits or inquiries pending or, to the Knowledge of Ainge, threatened by the IRS, the DOL or any other Governmental Body with respect to any such Ainge Benefit Plan (or any fiduciary thereof); and (iv) as of the date of this Agreement, there are no material actions, suits or claims pending, or to the Knowledge of Ainge, threatened or reasonably anticipated (other than routine claims for benefits) against any such Ainge Benefit Plan, or against the assets of any such Ainge Benefit Plan.

(c) Each Ainge Benefit Plan that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and to the Knowledge of Ainge, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan.

(d) Except as set forth in Section 3.14(d) of the Ainge Disclosure Letter or as would not reasonably be expected to result in material liability to Ainge, (i) none of the Ainge Companies or any Ainge Affiliate has ever maintained, established, sponsored, participated in or contributed to any: (A) “defined benefit plan” within the meaning of Section 3(35) of ERISA or pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code; (B) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; (C) “multiple employer plan” described in Section 413 of the Code; or (D) defined benefit pension plan that is subject to any Legal Requirements other than United States federal, state or local Legal Requirements and (ii) no Ainge Benefit Plan provides (except at no cost to the Ainge Companies or any Ainge Affiliate), or reflects or represents any liability of any of the Ainge Companies or any Ainge Affiliate to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Ainge Employee, except as may be required by COBRA or other applicable Legal Requirements.

(e) Except as set forth in Section 3.14(e) of the Ainge Disclosure Letter, none of the Ainge Companies has any obligation to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for taxes payable pursuant to Section 409A of the Code.

(f) Except as set forth in Section 3.14(f) of the Ainge Disclosure Letter or as would not reasonably be expected to result in material liability to Ainge or the imposition of Tax on any Ainge Associate under Section 409A(a)(1)(B) of the Code, each Ainge Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A of the Code) has been operated in compliance in all material respects with Section 409A of the Code and has complied in all material respects with applicable documentary requirements of Section 409A of the Code.

(g) None of the execution or delivery of this Agreement, stockholder approval of this Agreement, the consummation of the Merger or any of the other Contemplated Transactions will not, either alone or in conjunction with any other event: (i) entitle any Ainge Associate to any payment or benefit (or result in the funding of any such payment or benefit); (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any Ainge Associate; or (iii) accelerate the time of payment, funding or vesting of amounts due to any Ainge Associate.

(h) Except as set forth in Section 3.14(h) of the Ainge Disclosure Letter or as would not reasonably be expected to result in material liability to Ainge, each material Ainge Benefit Plan that primarily covers Ainge Associates based outside of the United States and/or that is subject to any Legal Requirement other than United States federal, state or local Legal Requirements (i) has been established, operated, maintained and administered in compliance with its terms and operated in compliance with all applicable Legal Requirements; (ii) if required to be registered or approved by a non-U.S. Governmental Body, has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and, to the Knowledge of

Ainge, no event has occurred since the date of the most recent approval or application therefor relating to any such plan that would reasonably be expected to adversely affect any such approval or good standing; (iii) that is intended to qualify for special Tax treatment meets all requirements for such treatment; and (iv) if required to be fully funded or fully insured, is fully funded or fully insured on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with applicable Legal Requirements. With respect to each Ainge Governmental Plan, (i) Ainge and the Ainge Affiliates have complied in all material respects with the requirements thereof and (ii) no liability has been incurred by Ainge or any Ainge Affiliates with respect thereto that has not been satisfied in full (other than with respect to amounts for which the due date without penalty has not yet occurred).

(i) Except as set forth in Section 3.14(i) of the Ainge Disclosure Letter or as would not reasonably be expected to result in material liability to Ainge, Ainge and its Affiliates, including the Ainge Companies, are in compliance in all material respects with all Legal Requirements relating to terms and conditions of employment, employment practices, wages, hours, and other labor related matters with respect to the Ainge Employees.

(j) Except as set forth in Section 3.14(j) of the Ainge Disclosure Letter or as would not reasonably be expected to result in material liability to Ainge, (i) as of the date of this Agreement, none of the Ainge Companies is a party to any Collective Bargaining Agreement and there are no labor organizations, employee representatives or works councils representing, purporting to represent or, to the Knowledge of Ainge, seeking to represent any employees of any of the Ainge Companies; (ii) since January 1, 2016 through the date hereof, there has not been any material strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any of the Ainge Companies or any of their employees; (iii) as of the date of this Agreement, there are no pending, and, to the Knowledge of Ainge, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action or picketing; (iv) as of the date of this Agreement, there is no material claim or grievance pending or, to the Knowledge of Ainge, threatened against any Ainge Company arising under any Collective Bargaining Agreement; and (v) as of the date of this Agreement, there are no labor or contractual claims that may be asserted by any labor organization, employee representative or works council that could prevent, materially delay or materially impair the consummation of the Merger or any of the other Contemplated Transactions or otherwise have a Ainge Material Adverse Effect.

(k) All contributions (including all employer contributions and employee salary reduction contributions), premium payments and other payments required to be made in respect of any Ainge Benefit Plan and any Ainge Governmental Plan, under the terms of any such Ainge Benefit Plan or Ainge Governmental Plan, related funding arrangement or in accordance with applicable Legal Requirements, have, in all material respects, been paid within the time so prescribed or have been properly accrued in accordance with GAAP, except as would not reasonably be expected to result in material liability to Ainge.

3.15 Environmental Matters. The Ainge Companies have complied with all Environmental Law and, to the Knowledge of Ainge, no capital or other expenditure (other than as provided in the Ainge SEC Documents) is required to achieve or maintain such compliance, except where any such failure to comply or expenditure would not, individually or in the aggregate, be reasonably expected to have an Ainge Material Adverse Effect. None of the Ainge Companies has received any written notice or request for information alleging that it is in violation of, or may have any liability under, any Environmental Law, except for any such notice or request that would not, individually or in the aggregate, be reasonably expected to have an Ainge Material Adverse Effect. There has been no Hazardous Materials Event, except where any such Hazardous Materials Event would not, individually or in the aggregate, be reasonably expected to have an Ainge Material Adverse Effect. Ainge has no Knowledge of any environmental investigation, audit, assessment, study, test or analysis, the purpose of which was to discover, identify, or otherwise characterize the condition of the soil, groundwater, air or the presence of Hazardous Materials, or to identify noncompliance with Environmental Laws by any of the Ainge Companies, at any location at which the business of the Ainge Companies has been conducted. The Ainge

Companies have no Environmental Liabilities (including any Environmental Liabilities retained or assumed contractually or by operation of any Legal Requirement) that would reasonably be expected to have an Ainge Material Adverse Effect.

3.16 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, an Ainge Material Adverse Effect, each insurance policy and self-insurance program and arrangement relating to the business of the Ainge Companies and the Ainge Companies is binding and in full force and effect as of the date of this Agreement. With respect to each such insurance policy, and except as would not reasonably be expected to have, individually or in the aggregate, an Ainge Material Adverse Effect, (i) all premiums with respect thereto are currently paid; (ii) none of the Ainge Companies is in breach or default and, to the Knowledge of Ainge, no event has occurred which, with notice or lapse or time, would constitute a breach or default or permit termination or modification of the policy; (iii) none of the Ainge Companies has received any written notice of cancellation or non-renewal of the policy; and (iv) the consummation of the Contemplated Transactions will not cause a breach, termination or modification of the policy.

3.17 Legal Proceedings; Orders.

(a) Except as set forth in Section 3.17(a) of the Ainge Disclosure Letter, as of the date hereof, there is no material pending and served Legal Proceeding (including pursuant to Environmental Law) affecting the Assets of Ainge, the business of Ainge or any of the Ainge Companies, or (to the Knowledge of Ainge) any pending but not served Legal Proceeding affecting the business of Ainge, the Assets of Ainge or the Ainge Companies and no Person has threatened in writing or, to the Knowledge of Ainge, orally, to commence any material Legal Proceeding affecting the Ainge Companies.

(b) As of the date hereof, there is no material Order (including pursuant to Environmental Law) to which any of the Ainge Companies, or any of the Assets of Ainge, is subject. To the Knowledge of Ainge, no officer or other key employee of any of the Ainge Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Ainge Companies.

3.18 Customers and Suppliers.

(a) Section 3.18(a) of the Ainge Disclosure Letter sets forth a correct and complete list of the twenty (20) largest customers of Ainge Companies on a consolidated basis, based on revenues generated during the 12 month period ended December 31, 2017 (the “Ainge Top Customers”), and the amount of revenues attributable to each such Ainge Top Customer during that period.

(b) Section 3.18(b) of the Ainge Disclosure Letter sets forth a correct and complete list of the top ten (10) vendors or suppliers of the Ainge Companies, on a consolidated basis, based on expenditures made during the 12 month period ended December 31, 2017 (the “Ainge Top Suppliers”), and the amount of the expenditures attributable to each such Ainge Top Supplier during that period.

(c) Since January 1, 2017 through the date hereof, none of the Ainge Companies has received, from any Ainge Top Customer or Ainge Top Supplier, written communications (i) terminating, not renewing or materially reducing (or stating the intent to terminate, not renew or materially reduce), or materially altering the terms (or stating the intent to materially alter the terms) of such Ainge Top Customer’s or Ainge Top Supplier’s relationship with the applicable Ainge Company or (ii) indicating a material breach of the terms of any Contracts with such Ainge Top Customers or Ainge Top Suppliers.

3.19 Authority; Binding Nature of Agreement. Each of Ainge and Merger Sub have all requisite corporate right, power and authority to enter into and perform their respective obligations under this Agreement, the Distribution Agreement and the other Transaction Documents, as applicable, to which it is a party and, subject to obtaining the Required Ainge Stockholder Vote and the Required Merger Sub Stockholder Vote, respectively, to consummate the Contemplated Transactions. The Ainge Board (at a meeting duly called and held and not subsequently rescinded or modified in any way) and Ainge, as the sole stockholder of Merger Sub, have: (a) determined that this Agreement and the Merger are advisable and fair to, and in the best interests of, Ainge and its stockholders and (b) authorized and approved the execution, delivery and performance of this Agreement by Ainge and the issuance of shares of Ainge Common Stock pursuant to this Agreement; and (c) recommended the approval of the issuance of the Ainge Common Stock pursuant to this Agreement for purposes of Nasdaq Listing Rule 5635 by the holders of Ainge Common Stock and directed that the issuance of such shares be submitted for consideration by Ainge’s stockholders at the Ainge Stockholders’ Meeting. This Agreement has been duly executed and delivered by Ainge and Merger Sub, and, subject to the adoption of this Agreement by Ainge as sole stockholder of Merger Sub, and assuming the due authorization, execution and delivery of this Agreement by Fox and Newco, this Agreement constitutes a legal, valid and binding obligation of each of Ainge and Merger Sub, enforceable against each of Ainge and Merger Sub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.20 Ownership of Fox Common Stock. None of Ainge or, to the Knowledge of Ainge, any of its “affiliates” or “associates” is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) with respect to Fox. No Takeover Statute applies to Ainge or Merger Sub with respect to this Agreement, the other Transaction Documents or the Contemplated Transactions.

3.21 Vote Required. The only vote of Ainge’s stockholders required to consummate the Contemplated Transactions is the affirmative vote of the holders of a majority of the shares of Ainge Common Stock present in person or by proxy at the Ainge Stockholders’ Meeting in favor of the approval of the issuance of the Ainge Common Stock pursuant to this Agreement for the purpose of approving such issuance pursuant to Nasdaq Listing Rule 5635 (the “Required Ainge Stockholder Vote”). The affirmative vote of the holders of a majority of the voting power of the shares of common stock of Merger Sub (the “Required Merger Sub Stockholder Vote”) is the only vote of the holders of any class or series of Merger Sub’s capital stock necessary to adopt this Agreement or consummate the Contemplated Transactions. Ainge is the sole stockholder of record of Merger Sub.

3.22 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, the HSR Act and all applicable foreign Competition Laws, the listing requirements of the NASDAQ Global Select Market and the requirements of the New York Stock Exchange, except as set forth in Section 3.22 of the Ainge Disclosure Letter, neither (1) the execution, delivery or performance of this Agreement, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, will, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of any of the Ainge Companies;

(b) contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which any of the Ainge Companies, or any of the assets owned or used by any of the Ainge Companies, is subject, except where such contravention, conflict or violation, individually or in the aggregate, would not reasonably be expected to have an Ainge Material Adverse Effect;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Ainge Companies or that otherwise relates to the business of the Ainge Companies or to any of the assets owned or used by any of the Ainge Companies, except where such contravention, conflict, violation, revocation, withdrawal, suspension, cancellation, termination or modification, individually or in the aggregate, would not reasonably be expected to have an Ainge Material Adverse Effect;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Ainge Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Ainge Material Contract; (ii) accelerate the maturity or performance of any such Ainge Material Contract (other than any Ainge Benefit Plan); or (iii) cancel, terminate or modify any right, benefit, obligation or other term of such Ainge Material Contract, except where such contravention, conflict, violation or default, individually or in the aggregate, would not reasonably be expected to have an Ainge Material Adverse Effect; or

(e) result in the imposition or creation of any material Encumbrance (other than a Permitted Encumbrance) upon or with respect to any asset owned or used by any of the Ainge Companies, except where such contravention, conflict, violation or default, individually or in the aggregate, would not reasonably be expected to have an Ainge Material Adverse Effect.

Except as may be required by the Securities Act, the Exchange Act, state securities laws or “blue sky” laws, the DGCL, the HSR Act, all applicable foreign Competition Laws, the listing requirements of the NASDAQ Global Select Market and the requirements of the New York Stock Exchange, neither Ainge nor any of the Ainge Companies is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with: (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Merger or any of the other Contemplated Transactions, except where the failure to make any such filing or give any such notice or to obtain any such Consent would not, individually or in the aggregate, be material to the Ainge Companies.

3.23 Financial Advisor. Except for Goldman Sachs & Co. LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Ainge or any of its Subsidiaries.

3.24 Valid Issuance. The Ainge Common Stock to be issued pursuant to the Merger has been duly authorized and, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable and will not be subject to any restriction on resale under the Securities Act, other than restrictions imposed by Rules 144 and 145 under the Securities Act.

3.25 Direct Sales Financing.

(a) (i) On or prior to the date of this Agreement, Ainge has delivered to Fox true, complete and fully executed copies of the Direct Sales Commitment Letter. As of the date of this Agreement, (x) the Direct Sales Commitment Letter has not been amended, waived or modified in any respect; and (y) the respective commitments contained in the Direct Sales Commitment Letter have not been withdrawn, terminated, modified or rescinded in any respect. As of the date of this Agreement, except for the Direct Sales Commitment Letter, there are no side letters or other contracts, instruments or other commitments, obligations or arrangements (whether written or oral) related to any portion of the funding of the full amount of the Direct Sales Financing, other than as expressly set forth in the Direct Sales Commitment Letter and delivered to Fox on the date of this Agreement.

(ii) As of the date of this Agreement, the Direct Sales Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Ainge and, to the Knowledge of Ainge, the other parties thereto, enforceable against Ainge, and to the Knowledge of Ainge, each of the other parties thereto in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. As of the date of this Agreement, assuming (x) compliance by Fox and Newco with the covenants and obligations contained in this Agreement and (y) the accuracy of the representations and warranties made by Fox and Newco in this Agreement, no event has occurred, which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Ainge, its Affiliates or, to the Knowledge of Ainge, any other party to the Direct Sales Commitment Letter under any term or condition of the Direct Sales Commitment Letter or would result in any portion of the financing contemplated thereby being unavailable or delayed. Ainge has fully paid any and all commitment fees, any other fees or any other amounts required by the Direct Sales Commitment Letter to be paid on or before the date of this Agreement. Assuming (w) the Direct Sales Purchase Price has not been increased from the amount therefor set forth in Section 1.4 as of the date hereof, (x) the Direct Sales Financing is funded in accordance with the Direct Sales Commitment Letter, (y) compliance by Fox and Newco with the covenants and obligations contained in this Agreement and (z) the accuracy of the representations and warranties made by Fox and Newco in this Agreement, the aggregate proceeds from the Direct Sales Financing will be sufficient to fund Ainge’s purchase of the Direct Sales Assets and Direct Sales Entities (and their Subsidiaries) as contemplated by this Agreement and the Distribution Agreement. Other than as set forth in the Direct Sales Commitment Letter, there are no conditions precedent to the funding of the full amount of the Direct Sales Financing. As of the date of this Agreement, assuming (x) compliance by Fox and Newco with the covenants and obligations contained in this Agreement and (y) the accuracy of the representations and warranties made by Fox and Newco in this Agreement, Ainge (i) is not aware of any fact, occurrence or condition that would cause the commitments provided in the Direct Sales Commitment Letter to be terminated or to become ineffective and (ii) has no reason to believe that any of the conditions to the Direct Sales Financing (which are within its control) will not be satisfied on a timely basis or that the Direct Sales Financing will not be available to Ainge immediately prior to the closing of the Direct Sales. The parties hereto agree that it shall not be a condition to the Closing for Ainge to obtain the Direct Sales Financing or the Alternative Direct Sales Financing.

(b) Assuming (i) the accuracy of the representations and warranties set forth in Section 2 and (ii) satisfaction of the conditions to Ainge’s obligation to consummate the Merger, or waiver of such conditions, upon the consummation of the Contemplated Transactions and the other Transaction Documents, (A) Ainge will not be insolvent; (B) Ainge will not be left with unreasonably small capital; (C) Ainge will not have incurred debts or other Liabilities beyond its ability to pay such debts or other Liabilities as they mature; and (D) the capital of Ainge will not be impaired.

(c) Ainge has not taken any action and will not take any action that would cause the representations in Section 2.26 to be untrue in any respect.

3.26 Acknowledgement by Ainge. Neither Ainge nor Merger Sub is relying or has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 2. The representations and warranties by Fox and Newco contained in Section 2 constitute the sole and exclusive representations and warranties of Fox, the A&S Companies and their respective Representatives in connection with the Contemplated Transactions and each of Ainge and Merger Sub understand, acknowledge and agree that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Fox. Without limiting the generality of the foregoing, each of Ainge and Merger Sub acknowledges that, except for the representations and warranties of Fox and Newco contained in Section 2, no representations or warranties are made by Fox, the A&S Companies or their respective Representatives with respect to the accuracy or completeness of any information, documents or other materials (including any such materials contained in any data room or otherwise reviewed by Ainge or Merger Sub or any of their respective Representatives) or any management presentations that have been or shall hereafter be provided to Ainge or Merger Sub or any of their respective Representatives.

3.27 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions and it has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions.

4.	CERTAIN COVENANTS OF THE PARTIES REGARDING OPERATIONS DURING THE PRE-CLOSING PERIOD

4.1 Access and Investigation. During the period commencing on the date of this Agreement and ending as of the earlier of the termination of this Agreement or the Effective Time (the “Pre-Closing Period”), subject to applicable Legal Requirements, upon reasonable notice, Fox and Ainge shall each, and shall cause each of their respective Subsidiaries to: (i) provide the Representatives of the other party with reasonable access during normal business hours (insofar as such access is reasonably required by the requesting party) to its Representatives and assets and to all existing books, records, work papers and other documents and information relating to such Entity or any of its Subsidiaries (but in the case of Fox and its Subsidiaries, solely as it relates to the A&S Business or the A&S Companies), in each case as reasonably requested by Ainge or Fox, as the case may be, and (ii) provide the Representatives of the other party with such copies of the existing books, records, work papers and other documents and information relating to such Entity and its Subsidiaries (but in the case of Fox and its Subsidiaries, solely as it relates to the A&S Business or the A&S Companies) as reasonably requested by Ainge or Fox, as the case may be. During the Pre-Closing Period, Fox and Ainge shall, and shall use reasonable best efforts to cause their respective Representatives to, cause their senior officers to meet, upon reasonable notice and during normal business hours, with their respective officers responsible for Fox’s and Ainge’s financial statements and the internal controls, respectively, to discuss such matters as Fox or Ainge may deem necessary or appropriate in order to enable Ainge to comply following the Closing with the Sarbanes-Oxley Act and the rules and regulations relating thereto. Subject to Section 5.3 and without limiting the generality of any of the foregoing, during the Pre-Closing Period, Fox and Ainge shall provide the other with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the A&S Companies or the Ainge Companies, respectively, in connection with the Merger or any of the other Contemplated Transactions a reasonable time in advance of the filing or sending of such document in order to permit a review thereof. Nothing herein shall require Fox or Ainge to disclose any information if such disclosure would jeopardize any attorney-client privilege or contravene any applicable Legal Requirement or binding agreement entered into prior to the date of this Agreement; provided that the parties shall cooperate to disclose such information to the extent possible without jeopardizing such privilege or contravening such Legal Requirements or binding agreements. All information exchanged pursuant to this Section 4.1 shall be subject to the Confidentiality Agreement. This Section 4.1 shall not apply with respect to any Tax matters.

4.2 Operation of the Business of the A&S Companies.

(a) During the Pre-Closing Period, except as set forth in Section 4.2(a) of the Fox Disclosure Letter, as otherwise contemplated by this Agreement, the Distribution Agreement (including, for the avoidance of doubt, the Internal Restructuring, the Newco Transfer, the transfer or advance of Excluded Assets (including cash) and Excluded Liabilities, and the Distribution, each as described therein), any other Transaction Document, as required by Legal Requirements or if Ainge shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed): (i) Fox shall use its commercially reasonable efforts to ensure that the A&S Companies and the Direct Sales Asset Sellers (to the extent related to the A&S Business) conduct their business and operations in the ordinary course in all material respects; (ii) Fox shall cause Newco to not operate any business other than the A&S Business; and (iii) to the extent consistent therewith, Fox shall use its commercially reasonable efforts to ensure that the A&S Companies and the Direct Sales Asset Sellers (to the extent related to the A&S Business) preserve intact the material components of their current business organization (it being understood that Fox shall not have any requirement to pay retention bonuses or enter into similar arrangements without Ainge’s agreement to fully reimburse Fox), and maintain their relations and goodwill in all material respects with all material suppliers, material customers, material licensors, and Governmental Bodies, in each case solely with respect to the A&S Business; provided, however, that no action by Fox or any of its Subsidiaries with respect to matters specifically addressed by any provision of Section 4.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) Except as set forth in Section 4.2(b) of the Fox Disclosure Letter, during the Pre-Closing Period, Fox shall not (solely to the extent it relates to the A&S Business or the A&S Companies), and Fox shall ensure that Newco and each of the other A&S Companies and the Direct Sales Asset Sellers (to the extent related to the A&S Business) does not (in each case, except as otherwise contemplated by this Agreement, the Distribution Agreement (including, for the avoidance of doubt, the Internal Restructuring, the Newco Transfer, the transfer or advance of Excluded Assets (including cash) and Excluded Liabilities, and the Distribution, each as described therein), any other Transaction Document, as required by Legal Requirements or with the prior written consent of Ainge, which consent shall not be unreasonably withheld, conditioned or delayed):

(i) sell, issue, grant, redeem, authorize the sale, issuance, grant or redemption of, or publicly announce its intention to sell, issue, grant or redeem: (A) any capital stock, membership interest or other securities; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that Fox may issue shares of Fox Common Stock upon the exercise or vesting of Fox Equity Awards outstanding as of the date of this Agreement (it being understood that, consistent with clauses (ii) and (vi) hereof, any rights to exercise or vest shall not be accelerated); provided, further, that for the avoidance of doubt, this Section 4.2(b)(i) does not limit Fox in respect of its capital stock or other securities to the extent not related to the A&S Business or A&S Companies);

(ii) with respect to any Fox Equity Awards, except as otherwise required by the terms of any Fox Benefit Plan as in effect on the date of this Agreement, (A) amend or waive any of its rights under, or accelerate the vesting under, any provision of the Fox Equity Plan; (B) amend any provision of any agreement evidencing any outstanding Fox Equity Award; or (C) otherwise modify any of the terms of any outstanding Fox Equity Award, warrant or other security or any related Contract;

(iii) amend or permit the adoption of any amendment to the Organizational Documents of any A&S Company;

(iv) with respect to the A&S Business, make or commit to make any capital expenditure outside the ordinary course of business (except that the A&S Companies may make any capital expenditure that: (A) is provided for in such A&S Company’s capital expense budget delivered to Ainge prior to the date of this Agreement or (B) when added to all other capital expenditures made on behalf of all of the A&S Companies since the date of this Agreement but not provided for in the A&S Companies’ capital expense budgets delivered to Ainge prior to the date of this Agreement, does not exceed $1,000,000 in the aggregate per calendar quarter);

(v) other than in the ordinary course of business (i) amend in any material respect (other than an extension), terminate, or waive any material right or remedy under, any Newco Material Contract, any Contract with an A&S Top Customer or A&S Top Supplier, or any other Contract that is material to the A&S Companies (taken as a whole), other than termination thereof upon the expiration of any such Contract in accordance with its terms or upon a material breach thereof by the counterparty thereto or (ii) enter into a Contract that would be a Newco Material Contract under clauses (v) or (xi) of the definition thereof;

(vi) other than to the extent either contemplated by the Employee Matters Agreement or as required by applicable Legal Requirements or the terms of any Fox Benefit Plan, Fox Governmental Plan or Collective Bargaining Agreement, in each case as in effect as of the date of this Agreement, (A) establish, adopt, enter into or amend any Fox Benefit Plan or Collective Bargaining Agreement, in each case of which any Newco Employee is a beneficiary or a party; (B) pay any bonus or make any profit-sharing or similar payment to, pay any severance, retention or change-of-control or similar benefits, or increase the compensation or benefits of any Newco Employees (except that Fox may: (1) increase the compensation or benefits of any Newco Employees in the ordinary course of business consistent with past practice (provided that in no event shall the aggregate value of such increases exceed 10% of the aggregate value of such compensation or benefits as of the date hereof); (2) amend applicable Fox Benefit Plans in a manner that either applies to all employees of Fox in the applicable jurisdiction generally or would not reasonably be expected to result in material liability or material cost to Ainge; (3) make bonus payments and profit sharing payments to Newco Employees in the ordinary course of business consistent with past practice pursuant to any Fox Benefit Plan existing as of the date hereof and delivered or Made Available to Ainge in accordance with Section 2.14(a) (or if unwritten, a written description thereof delivered or Made Available to Ainge in accordance with Section 2.14(a)); (4) enter into compensation arrangements with any prospective Newco Employee in the ordinary course of business consistent with past practice; (5) increase the amount of compensation payable in connection with the promotion of any Newco Employee in the ordinary course of business consistent with past practice); (C) plan, announce, implement or effect any reduction in force or layoff with respect to ten percent (10%) or more of the Newco Employees; (D) transfer or relocate any Newco Employee (whether within the A&S Business, or to Fox or any Fox Affiliate, or otherwise), other than to fill an open position within the A&S Business or in accordance with the Employee Matters Agreement; (E) transfer the employment or services of any employee or other service provider of Fox to the A&S Companies, other than to fill an open position within the A&S Business or in accordance with the Employee Matters Agreement; or (F) hire more than 40 individuals who would be Newco Employees if employed on the date hereof (except that Fox may (1) hire additional individuals in the ordinary course of business consistent with past practice to replace departing employees, provided that the compensation and benefits from any such new hire are substantially similar to those provided to the departing employee and the base salary of such new hire does not exceed $200,000 per annum; or (2) transfer the employment of non-Newco employees from Newco to Fox and Newco Employees from Fox to Newco in accordance with the Employee Matters Agreement).

(vii) with respect to the A&S Business, acquire any equity interest or other interest in any other Entity or acquire, lease or license any right or other asset or property from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset or property to any other Person (except in each case for: (A) assets or properties acquired, leased, licensed or disposed of by the A&S Companies in the ordinary course of business; (B) assets or properties that are immaterial to the business of the A&S Companies; (C) sales of inventory or other assets or properties in the ordinary course of business) or (D) acquisitions for cash consideration that does not exceed $10,000,000 in the aggregate);

(viii) except in connection with the Financing set forth in Section 5.15 make any pledge of any of the Newco Assets or Direct Sales Assets or any assets of any Direct Sales Entities or permit any of the Newco Assets or any Direct Sales Assets to become subject to any Encumbrances, in each case other than Permitted Encumbrances;

(ix) with respect to the A&S Companies, (A) make or forgive any loans, advances or capital contributions to any Person (other than (x) routine travel and business expense advances made to directors or employees in the ordinary course of business or (y) loans to Fox or any of its Subsidiaries) or (B) subject to Section 1.7 of the Distribution Agreement and except as set forth in Sections 5.15 and 5.16, incur or guarantee any Indebtedness in excess of $2,500,000 in the aggregate;

(x) with respect to the A&S Companies or the A&S Business, other than (A) in the ordinary course of business and consistent with past practices or (B) as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

(xi) with respect to the A&S Companies or the A&S Business, except as permitted pursuant to Section 5.12 or as would not, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect, settle, pay, discharge or satisfy any Legal Proceeding or other material claim;

(xii) with respect to the A&S Business, enter into any material new lines of business, withdraw from any existing material lines of business, or terminate, discontinue, close or dispose of any material plant, facility or other business operation;

(xiii) permit to expire or fail to timely renew any material Governmental Authorization;

(xiv) with respect to the A&S Companies or the A&S Business, change in any material respect its cash management practices, policies or procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, inventory control, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits, from such practices, policies or procedures with respect thereto used by the A&S Business in the ordinary course of business consistent with past practice, including (A) taking (or omitting to take) any action that would have the effect of materially accelerating revenues, cash receipts or the collection of accounts receivable to pre-Closing periods that would otherwise be expected to take the place or be incurred in post-Closing periods or (B) taking (or omitting to take) any action that would have the effect of materially delaying or postponing the payment of any accounts payable to post-Closing periods that would otherwise be expected to be paid in pre-Closing periods;

(xv) take any action that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code (whether or not otherwise permitted by the provisions of this Section 4.2);

(xvi) other than in the ordinary course of business and consistent with past practice, abandon, disclaim, sell, assign or grant any security interest in, to or under any material Newco IP, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in any material Newco IP;

(xvii) other than in the ordinary course of business and consistent with past practice, (A) make any change (or file any such change) in any method of Tax accounting; (B) make, change or rescind any Tax election; (C) settle or compromise any Tax liability or consent to any claim or assessment relating to Taxes; (D) file any amended income or other material Tax Return or claim for refund; (E) enter into any closing agreement relating to Taxes; or (F) waive or extend the statute of limitations in respect of Taxes; in each case, to the extent that doing so could reasonably be expected to result in a material incremental cost to any of the A&S Companies; or

(xviii) agree or commit to take any of the actions described in clauses (i) through (xvii) of this Section 4.2(b).

(c) During the Pre-Closing Period, Fox shall promptly notify Ainge in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6 impossible or that has had or would reasonably be expected to have or result in a Newco Material Adverse Effect. No notification given to Ainge pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Fox contained in this Agreement or the conditions to the obligations of the parties under this Agreement; provided, however, that a failure to comply with this Section 4.2(c) will not constitute the failure of any condition set forth in Section 6 to be satisfied unless the underlying event, condition, fact or circumstance would independently result in the failure of a condition set forth in Section 6 to be satisfied.

4.3 Operation of the Business of the Ainge Companies.

(a) During the Pre-Closing Period, except as set forth in Section 4.3(a) of the Ainge Disclosure Letter, as otherwise contemplated by this Agreement, the other Transaction Documents, as required by Legal Requirements or if Fox shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed): (i) Ainge shall use its commercially reasonable efforts to ensure that the Ainge Companies conduct their business and operations in the ordinary course in all material respects; and (ii) to the extent consistent therewith, Ainge shall use its commercially reasonable efforts to ensure that the Ainge

Companies preserve intact the material components of their current business organization, and maintain their relations and goodwill in all material respects with all material suppliers, material customers, material licensors, and Governmental Bodies; provided, however, that no action by Ainge or any of its Subsidiaries with respect to matters specifically addressed by any provision of Section 4.3(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) Except as set forth in Section 4.3(b) of the Ainge Disclosure Letter, during the Pre-Closing Period, Ainge shall not, and Ainge shall ensure that each of the other Ainge Companies does not (in each case, except as otherwise contemplated by this Agreement, any other Transaction Documents, as required by Legal Requirements or with the prior written consent of Fox, which consent shall not be unreasonably withheld, conditioned or delayed):

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other securities, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than: (A) dividends or distributions between or among any of the Ainge Companies; (B) in connection with the withholding of Taxes in connection with the vesting of Ainge Equity Awards (to the extent required by the their terms as of the date of this Agreement or in the ordinary course consistent with past practice) or forfeitures of Ainge Equity Awards; and (C) regular quarterly dividends of not more than $0.17 per share payable in accordance with past practice (including with respect to the timing of declaration and payment);

(ii) sell, issue, grant, redeem, authorize the sale, issuance, grant or redemption of, or publicly announce its intention to sell, issue, grant or redeem: (A) any capital stock, membership interest or other securities; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that (1) Ainge may issue shares of Ainge Common Stock upon the vesting of any Ainge Equity Awards outstanding as of the date of this Agreement or granted in accordance with clause (2) (it being understood that, consistent with clauses (iii) and (vii) hereof, any rights to exercise or vest shall not be accelerated) and (2) Ainge may make grants of equity awards relating to shares of Ainge Common Stock under the Ainge Equity Plans in the ordinary course of business consistent with past practice; provided that in no event may such grant (x) exceed 50,000 shares of Ainge Common Stock in the aggregate or (y) be subject to vesting or payment as a result of the transactions contemplated hereby);

(iii) with respect to any Ainge Equity Awards, except as otherwise required by the terms of any Ainge Benefit Plan as in effect on the date of this Agreement, (A) amend or waive any of its rights under, or accelerate the vesting under, any provision of the Ainge Equity Plans; (B) amend any provision of any agreement evidencing any outstanding Ainge Equity Award; or (C) otherwise modify any of the terms of any outstanding Ainge Equity Award, warrant or other security or any related Contract;

(iv) amend or permit the adoption of any amendment to its Organizational Documents in any event to the extent reasonably likely to adversely affect the Contemplated Transactions;

(v) make any capital expenditure outside the ordinary course of business (except that the Ainge Companies may make any capital expenditure that: (A) is provided for in Ainge’s capital expense budget delivered to Fox prior to the date of this Agreement; or (B) when added to all other capital expenditures made on behalf of all of the Ainge Companies since the date of this Agreement but not provided for in Ainge’s capital expense budget delivered to Fox prior to the date of this Agreement, does not exceed $1,000,000 in the aggregate per calendar quarter);

(vi) acquire any equity interest or other interest in any other Entity or acquire, lease or license any right or other asset or property from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset or property to any other Person (except in each case for: (A) assets or properties acquired, leased, licensed or disposed of by Ainge in the ordinary course of business; (B) assets or properties that are immaterial to the business of the Ainge Companies; (C) sales of inventory or other assets or properties in the ordinary course of business; or (D) acquisitions for cash consideration that does not exceed $25,000,000 in the aggregate);

(vii) other than to the extent required by applicable Legal Requirements or the terms of any Ainge Benefit Plan, Ainge Governmental Plan or Collective Bargaining Agreement, in each case as in effect as of the date of this Agreement, (A) establish, adopt, enter into or amend any Ainge Benefit Plan or Collective Bargaining Agreement or (B) pay any bonus or make any profit-sharing or similar payment to, pay any severance, retention or change-of-control or similar benefits, or increase the compensation or benefits of any Ainge Employees (except that Ainge may: (1) make grants of Ainge Equity Awards in accordance with clause (ii); (2) increase the compensation or benefits of any Ainge Employees in the ordinary course of business consistent with past practice (provided that in no event shall the aggregate value of such increases exceed 10% of the aggregate value of such compensation or benefits as of the date hereof); (3) amend applicable Ainge Benefit Plans in a manner that either applies to all employees of Ainge in the applicable jurisdiction generally or would not reasonably be expected to result in material liability or material cost to Ainge; (4) make bonus payments and profit sharing payments to Ainge Employees in the ordinary course of business consistent with past practice pursuant to any Ainge Benefit Plan existing as of the date hereof and delivered or Made Available to Fox prior to the date hereof (or if unwritten, a written description thereof delivered or Made Available to Fox prior to the date hereof); (5) enter into compensation arrangements with any prospective Ainge Employee in the ordinary course of business consistent with past practice; or (6) increase the amount of compensation payable in connection with the promotion of any Ainge Employee in the ordinary course of business consistent with past practice;

(viii) (A) make or forgive any loans, advances or capital contributions to any Person (other than (x) routine travel and business expense advances made to directors or employees in the ordinary course of business or (y) loans to any other Ainge Company), or (B) (1) incur or guarantee any Indebtedness in excess of $25,000,000 in the aggregate or (2) except as set forth in Section 5.15 and Section 5.16, incur or guarantee any Indebtedness in the five (5) business days prior to the anticipated Closing Date; provided that the Ainge and its Subsidiaries shall be permitted to enter into interest rate and currency hedging transactions;

(ix) other than (A) in the ordinary course of business and consistent with past practices or (B) as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

(x) except as permitted pursuant to Section 5.12 or as would not, individually or in the aggregate, reasonably be expected to have an Ainge Material Adverse Effect, settle, pay, discharge or satisfy any Legal Proceeding or other material claim;

(xi) enter into any material new lines of business, withdraw from any existing material lines of business, or terminate, discontinue, close or dispose of any material plant, facility or other business operation;

(xii) permit to expire or fail to timely renew any material Governmental Authorization;

(xiii) take any action that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code (whether or not otherwise permitted by the provisions of this Section 4.3);

(xiv) other than in the ordinary course of business, abandon, disclaim, sell, assign or grant any security interest in, to or under any material Ainge IP, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in any material Ainge IP;

(xv) other than in the ordinary course of business and consistent with past practice, (A) make any change (or file any such change) in any method of Tax accounting; (B) make, change or rescind any Tax election; (C) settle or compromise any Tax liability or consent to any claim or assessment relating to Taxes; (D) file any amended income or other material Tax Return or claim for refund; (E) enter into any closing agreement relating to Taxes; or (F) waive or extend the statute of limitations in respect of Taxes; in each case, to the extent that doing so could reasonably be expected to result in a material incremental cost to any of the Ainge Companies; or

(xvi) agree or commit to take any of the actions described in clauses (i) through (xvi) of this Section 4.3(b).

(c) During the Pre-Closing Period, Ainge shall promptly notify Fox in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 7 impossible or that has had or would reasonably be expected to have or result in an Ainge Material Adverse Effect. No notification given to Fox pursuant to this Section 4.3(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Ainge contained in this Agreement or the conditions to the obligations of the parties under this Agreement; provided, however, that a failure to comply with this Section 4.3(c) will not constitute the failure of any condition set forth in Section 7 to be satisfied unless the underlying event, condition, fact or circumstance would independently result in the failure of a condition set forth in Section 7 to be satisfied.

4.4 Control of Other Party’s Business. Nothing contained in this Agreement shall give Fox or Newco, directly or indirectly, the right to control or direct Ainge’s operations prior to the Effective Time. Nothing contained in this Agreement shall give Ainge, directly or indirectly, the right to control or direct the operations of the A&S Business, or the business of Newco and the A&S Companies prior to the Effective Time. Prior to the Effective Time, each of Fox, Newco and Ainge shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

4.5 No Solicitation.

(a) During the Pre-Closing Period, Fox shall not, directly or indirectly, and Fox shall cause its Subsidiaries and use reasonable best efforts to cause the respective Representatives of Fox and the A&S Companies not to, directly or indirectly:

(i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to the A&S Business, the Newco Assets, the Direct Sales Assets or an A&S Company or any Acquisition Inquiry with respect to the A&S Business, the Newco Assets, Direct Sales Assets or an A&S Company;

(ii) furnish any information regarding the A&S Business, any of the Newco Assets, any of the Direct Sales Assets or any of the A&S Companies to any Person in connection with or in response to any Acquisition Proposal with respect to the A&S Business, the Newco Assets, the Direct Sales Assets or an A&S Company or any Acquisition Inquiry with respect to the A&S Business, the Newco Assets, the Direct Sales Assets or an A&S Company;

(iii) engage in discussions or negotiations with any Person relating to any Acquisition Proposal with respect to the A&S Business, the Newco Assets, the Direct Sales Assets or an A&S Company or any Acquisition Inquiry with respect to the A&S Business, the Newco Assets, the Direct Sales Assets or an A&S Company;

(iv) approve, endorse or recommend any Acquisition Proposal with respect to the A&S Business, the Newco Assets, the Direct Sales Assets or an A&S Company or any Acquisition Inquiry with respect to the A&S Business, the Newco Assets, the Direct Sales Assets or an A&S Company; or

(v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction or any Acquisition Inquiry with respect to the A&S Business, the Newco Assets, the Direct Sales Assets or an A&S Company;

provided, however, that nothing in this Agreement shall preclude Fox from considering, engaging in any discussions or negotiations regarding, or furnishing to any Person any information in connection with or in furtherance of, or entering into any agreement providing for or in connection with, any Acquisition Proposal with respect to Fox, its Subsidiaries, assets or businesses (not primarily targeted at the A&S Business, the Newco Assets, the Direct Sales Assets or an A&S Company), so long as such agreement (i) provides for the acquisition by a third party, directly or indirectly, of outstanding shares of Fox Common Stock or assets of one or more other businesses of Fox (other than the A&S Business, the Newco Assets, the Direct Sales Assets or an A&S Company); (ii) does not contemplate the termination of this Agreement; and (iii) would not reasonably be expected to prevent or impair Fox from complying with its obligations hereunder or consummating the Contemplated Transactions.

(b) During the Pre-Closing Period, Ainge shall not, directly or indirectly, and Ainge shall cause its Subsidiaries and use reasonable best efforts to cause the respective Representatives of the Ainge Companies not to, directly or indirectly:

(i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to Ainge or any Acquisition Inquiry with respect to Ainge;

(ii) furnish any information regarding any of the Ainge Companies to any Person in connection with or in response to any Acquisition Proposal with respect to Ainge or any Acquisition Inquiry with respect to Ainge;

(iii) engage in discussions or negotiations with any Person relating to any Acquisition Proposal with respect to Ainge or any Acquisition Inquiry with respect to Ainge;

(iv) approve, endorse or recommend any Acquisition Proposal with respect to Ainge or any Acquisition Inquiry with respect to Ainge; or

(v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction or any Acquisition Inquiry with respect to Ainge;

provided, however, that prior to the approval of the issuance of shares of Ainge Common Stock pursuant to the Merger by the Required Ainge Stockholder Vote (and in no event after obtaining the Required Ainge Stockholder Vote), this Section 4.5(b) shall not prohibit Ainge from furnishing information regarding the Ainge Companies (it being understood that in no event shall any of the Ainge Companies or their respective Representatives furnish any information regarding Fox or any of its Subsidiaries (including the A&S Companies) or the A&S Business) to, or entering into discussions and negotiations with, any Person in response to a bona fide Acquisition Proposal made after the date of this Agreement that is submitted to Ainge by such Person (and not withdrawn) which after consultation with its financial advisor and outside legal counsel, the Ainge Board determines in good faith is, or could reasonably be expected to result in, an Ainge Superior Offer if, (A) such Acquisition Proposal did not result from any material breach of any of the provisions set forth in this Section 4.5(b); (B) prior to furnishing any such information to such Person, Ainge receives from such Person an executed confidentiality agreement that contains customary provisions (including nondisclosure provisions, use restrictions and non-solicitation provisions) at least as favorable in the aggregate to Ainge as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement and allows for Ainge to comply with its obligations in this Agreement; (C) Ainge gives Fox written notice of the identity of such Person; and (D) Ainge furnishes or Makes Available any non-public information furnished or Made Available to such Person to Fox (to the extent such information has not been previously furnished or Made Available by Ainge to Fox) prior to or substantially concurrent with the time it is provided or made available to such Person.

(c) Each of Ainge and Fox shall promptly (and in no event later than 24 hours) after receipt of any Acquisition Proposal with respect to either (i) the A&S Business, the Newco Assets, the Direct Sales Assets or an A&S Company or (ii) Ainge, as the case may be, or Acquisition Inquiry with respect to either (x) the A&S Business, the Newco Assets, the Direct Sales Assets or an A&S Company or (y) Ainge, as the case may be, advise the other party to this Agreement orally and in writing of any such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof, including a copy of any written Acquisition Proposal or Acquisition Inquiry and any other documentation in respect of such Acquisition Proposal or Acquisition Inquiry received from the proponent thereof or its Representative) that is made or submitted by any Person during the Pre-Closing Period. Each party receiving an Acquisition Proposal or Acquisition Inquiry shall keep the other party reasonably informed on a reasonably prompt basis with respect to: (i) the status of any such Acquisition Proposal or Acquisition Inquiry, including, with respect to an Acquisition Proposal or Acquisition Inquiry received by Ainge only, any negotiations with respect thereto and (ii) the status and terms of any material modification or proposed material modification thereto, including copies of any written materials (including e-mail correspondence) received from the proponent thereof or its Representative in connection with any such Acquisition Proposal or Acquisition Inquiry.

(d) Each of Ainge and Fox shall, and shall cause their respective Subsidiaries and use reasonable best efforts to cause their respective Representatives to, immediately cease and cause to be terminated any discussions conducted on or before the date of this Agreement with any Person that relate to any Acquisition Proposal with respect to either (i) the A&S Business, the Newco Assets, the Direct Sales Assets or an A&S Company or (ii) Ainge, as the case may be, or Acquisition Inquiry with respect to either (x) the A&S Business, the Newco Assets, the Direct Sales Assets or an A&S Company or (y) Ainge, as the case may be, and request the prompt return or destruction of all confidential information previously furnished.

(e) Each of Fox (solely with respect to the A&S Business, the Newco Assets, the Direct Sales Assets and the A&S Companies) and Ainge agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire, “standstill” or similar Contract to which any such party or any of its Subsidiaries is a party or under which any such party or any of its Subsidiaries has any rights, and will use its reasonable efforts to cause each such agreement to be enforced at the request of the other party to this Agreement except, in the case of Ainge, to the extent that the Ainge Board determines in good faith, after having consulted with its outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Ainge Board to its stockholders under applicable Legal Requirements.

5.	ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

5.1 Registration Statement; Proxy Statement/Prospectus.

(a) As promptly as reasonably practicable after the date hereof (and in any event, within twelve (12) weeks after the date of this Agreement), Fox shall cause to be prepared the financial statements contemplated by Section 5.13(a). As promptly as reasonably practicable after the date such financial statements are delivered to Ainge, (i) Ainge shall cause to be filed with the SEC the Ainge Form S-4 Registration Statement, in which the Proxy Statement/Prospectus will be included as a prospectus and (ii) Fox shall cause to be filed with the SEC a registration statement on Form 10 or a registration statement on Form S-1/S-4, as applicable (together with any amendments, supplements, prospectus or information statements thereto, the “Newco Registration Statements”) to register the shares of Newco Common Stock to be distributed in the Distribution. As promptly as reasonably practicable after the Ainge Form S-4 Registration Statement and the Newco Registration Statements have been declared effective, Fox shall file with the SEC a Schedule TO (together with any amendments thereto, the “Schedule TO”) if Fox elects to effect the Distribution in whole or in part by means of an Exchange Offer (as defined in the Distribution Agreement). Ainge and Fox shall file such other appropriate documents with the SEC as may be applicable. Each of Ainge and Fox shall: (A) cause the Ainge Form S-4

Registration Statement, the Proxy Statement/Prospectus, the Newco Registration Statements and the Schedule TO (if applicable) to comply with the applicable rules and regulations promulgated by the SEC; (B) promptly notify the other of, cooperate with each other with respect to, provide the other party (and its Representatives) with a reasonable opportunity to review and comment on, and respond promptly to any comments of the SEC or its staff with respect to the Ainge Form S-4 Registration Statement, the Proxy Statement/Prospectus, the Newco Registration Statements or the Schedule TO (if applicable); (C) provide the other party (and its Representatives) with a reasonable opportunity to review and comment on the Ainge Form S-4 Registration Statement, the Proxy Statement/Prospectus, the Newco Registration Statements or the Schedule TO (if applicable), prior to filing of any such document with the SEC; (D) have each of the Ainge Form S-4 Registration Statement and the Newco Registration Statements become effective under the Securities Act and the Exchange Act, respectively, as promptly as reasonably practicable after each is filed with the SEC (it being understood that each of Ainge and Fox shall use its reasonable best efforts to cause the Ainge Form S-4 to become effective under the Securities Act prior to the date on which the financial statements included therein would become stale); and (E) keep each of the Ainge Form S-4 Registration Statement and the Newco Registration Statements effective through the Closing in order to permit the consummation of the Contemplated Transactions. Ainge shall cause to be filed with the SEC the Proxy Statement/Prospectus and shall cause the Proxy Statement/Prospectus to be mailed to Ainge’s stockholders, as promptly as reasonably practicable after the Ainge Form S-4 Registration Statement becomes effective under the Securities Act. Each of Ainge and Fox shall promptly furnish the other party all information concerning such party, its Subsidiaries and stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If, at any time prior to the Effective Time, any event or circumstance shall be discovered by either Ainge or Fox, or either Ainge or Fox becomes aware of any information furnished by it, in either case, that should be disclosed in an amendment or supplement to the Ainge Form S-4 Registration Statement, the Proxy Statement/Prospectus, the Newco Registration Statements or the Schedule TO (if applicable) so that such document or documents would not include any untrue statement of a material fact or fail to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then such party: (i) shall promptly inform the other party thereof; (ii) shall provide the other party (and its Representatives) with a reasonable opportunity to review and comment on any amendment or supplement to the Ainge Form S-4 Registration Statement, the Proxy Statement/Prospectus, the Newco Registration Statements or the Schedule TO prior to it being filed with the SEC; (iii) shall provide the other party with a copy of such amendment or supplement promptly after it is filed with the SEC; and (iv) shall cooperate, if appropriate, in mailing such amendment or supplement to the stockholders of Ainge or Fox (as the case may be). Fox acknowledges that Ainge’s ability to comply with its obligations under this Section 5.1 depend, in part, on Fox’s timely compliance with Section 5.13, and therefore Ainge shall be afforded a reasonable period to comply with such obligations based upon the timing of Fox providing the financial statements herein contemplated.

(b) Each of Ainge and Fox will also take all commercially reasonable actions (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with, in the case of the Ainge, the issuance of Ainge Common Stock pursuant to the Merger and, in the case of Fox, the issuance of shares of Newco Common Stock in the Distribution. If any state Takeover Statute or similar Legal Requirement shall become applicable to the Contemplated Transactions, each of the parties and their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby or by the other Transaction Documents and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.

5.2 Ainge Stockholders’ Meeting.

(a) As promptly as practicable following the date on which the SEC shall clear (whether orally or in writing) the Proxy Statement/Prospectus, Ainge: (i) shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Ainge Common Stock (the “Ainge Stockholders’ Meeting”) to vote on a proposal to approve the issuance of shares of Ainge Common Stock pursuant to the Merger pursuant to Nasdaq Listing Rule 5635 and (ii) shall submit such proposal to such holders at the Ainge Stockholders’ Meeting. Except as set forth on Section 5.2(a) of the Ainge Disclosure Letter, Ainge shall not submit any other proposals for approval at the Ainge Stockholders’ Meeting without the prior written consent of Fox (such consent not to be unreasonably withheld, conditioned or delayed). Ainge in consultation with Fox shall set a record date for Persons entitled to notice of, and to vote at, the Ainge Stockholders’ Meeting and shall not change such record date without the prior written consent of Fox (such consent not to be unreasonably withheld, conditioned or delayed). Ainge shall use its reasonable best efforts to ensure that all proxies solicited by the Ainge Companies and their Representatives in connection with the Ainge Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement, Ainge may after consultation with Fox adjourn or postpone the Ainge Stockholders’ Meeting: (i) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement/Prospectus that is required by applicable Legal Requirement (or in connection with the settlement of any applicable litigation) is timely provided to Ainge’s stockholders; (ii) if as of the time for which the Ainge Stockholders’ Meeting is originally scheduled there are insufficient shares of Ainge Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Ainge Stockholders’ Meeting; (iii) if additional time is reasonably required to solicit proxies in favor of the approval of the issuance of shares of Ainge Common Stock pursuant to the Merger; or (iv) if Ainge has not materially breached its obligations under Section 4.5 and an unsolicited, bona fide written Acquisition Proposal is submitted to Ainge within ten (10) business days of the Ainge Stockholders’ Meeting (and not withdrawn), which Acquisition Proposal the Ainge Board determines in good faith, after consultation with its financial advisor and outside legal counsel, is, or could reasonably be expected to, result in an Ainge Superior Offer; provided, however, that the Ainge Stockholders’ Meeting shall not be postponed or adjourned later than the date that is ten (10) business days after the date on which Ainge receives such Acquisition Proposal (the “Initial Receipt Period”); provided that in the event the Ainge Board reaffirms the Ainge Board Recommendation during the Initial Receipt Period, the Ainge Stockholders’ Meeting may be postponed or adjourned to the date that is five (5) business days after the date the Ainge Board reaffirms the Ainge Board Recommendation; provided further that in no event shall any such postponement or adjournment result in Ainge establishing a new record date for such meeting. Unless this Agreement shall have been terminated in accordance with Section 8, nothing contained in this Agreement shall be deemed to relieve Ainge of its obligations to submit the issuance of shares of Ainge Common Stock pursuant to the Merger to its stockholders for a vote on the approval thereof. Unless this Agreement shall have been terminated in accordance with Section 8, Ainge’s obligation to hold the Ainge Stockholders’ Meeting pursuant to this Section 5.2(a) shall not be affected by the commencement, public proposal or public disclosure of communication to Ainge of any Acquisition Proposal with respect to Ainge or any Acquisition Inquiry with respect to Ainge or by any Ainge Change in Recommendation.

(b) Except to the extent permitted by Section 5.2(c): (i) the Ainge Board shall recommend that Ainge’s stockholders vote in favor of the issuance of shares of Ainge Common Stock pursuant to the Merger at the Ainge Stockholders’ Meeting; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Ainge Board recommends that Ainge’s stockholders vote to approve the issuance of shares of Ainge Common Stock pursuant to the Merger at the Ainge Stockholders’ Meeting (such determination and recommendation being referred to as the “Ainge Board Recommendation”); and (iii) the Ainge Board Recommendation shall not be directly or indirectly withdrawn or modified (or proposed to be withdrawn or modified) by the Ainge Board nor any committee thereof in a manner adverse to Fox (an “Ainge Change in Recommendation”).

(c) Notwithstanding anything to the contrary contained in Section 5.2(a) or elsewhere in this Agreement, at any time prior to the approval of the issuance of shares of Ainge Common Stock pursuant to the Merger by the Required Ainge Stockholder Vote, the Ainge Board may (x) effect, or cause Ainge to effect, as the case may be, an Ainge Change in Recommendation, in the case of clause (i) and (ii) below or (y) cause Ainge to terminate this Agreement pursuant to Section 8.1(h), in the case of clause (i) below:

(i) if, (A) Ainge has not materially breached its obligations under Section 4.5 (it being understood that terminating this Agreement pursuant to Section 8.1(h) shall not be deemed a violation of Section 4.5); (B) after the date of this Agreement, an unsolicited, bona fide written Acquisition Proposal is made to Ainge and is not withdrawn; (C) the Ainge Board determines in its good faith judgment, after consulting with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes an Ainge Superior Offer; (D) the Ainge Board does not effect, or cause Ainge to effect, an Ainge Change in Recommendation or cause Ainge to terminate this Agreement pursuant to Section 8.1(h) at any time within four (4) business days (together with any subsequent shorter period as contemplated by clause (E) below, the “Notice Period”) after Fox receives (x) written notice from Ainge that the Ainge Board has determined that such Acquisition Proposal is an Ainge Superior Offer and (y) a summary of the material terms and conditions of the Acquisition Proposal and other information required to be provided pursuant to Section 4.5 (provided, that a new notice shall be required with respect to each material modification to such offer (it being understood that any change in the purchase price or form of consideration in such offer shall be deemed a material modification) and a new Notice Period (of two (2) business days) shall begin); (E) during the applicable Notice Period, if requested by Fox, Ainge engages in good faith negotiations, and directs its financial advisors and outside legal advisors to, engage in good faith negotiations, with Fox to amend this Agreement in such a manner that the competing Acquisition Proposal does not constitute an Ainge Superior Offer; and (F) at the end of the applicable Notice Period, such Acquisition Proposal has not been withdrawn and constitutes an Ainge Superior Offer (taking into account any changes to the terms of this Agreement proposed by Fox as a result of the negotiations required by clause (E) or otherwise), and (G) the Ainge Board determines in good faith, after having consulted with its financial advisor and outside legal counsel, that, in light of such Ainge Superior Offer, a failure to make an Ainge Change in Recommendation could reasonably be expected to be inconsistent with the fiduciary duties of the Ainge Board to Ainge stockholders under applicable Legal Requirements and such Acquisition Proposal constitutes an Ainge Superior Offer (taking into account (x) any modification to such offer and (y) any changes to the terms of this Agreement proposed by Fox as a result of the negotiations required by clause (E) or otherwise); or

(ii) if other than in connection with or as a result of the making of an Acquisition Proposal with respect to Ainge or an Acquisition Inquiry with respect to Ainge, a material development, event, effect, state of facts or change in circumstances that was not known or reasonably foreseeable (or if known or reasonably foreseeable, the probability or magnitude of consequences of which were not known or reasonably foreseeable) occurs, arises or becomes known to the Ainge Board after the date of this Agreement and prior to the approval of the issuance of shares of Ainge Common Stock pursuant to the Merger by the Required Ainge Stockholder Vote (such material development, event, effect, state of facts or change in circumstances being referred to as an “Intervening Event”) (it being understood that that in no event shall (i) any action taken by either party pursuant to and in compliance with the affirmative covenants set forth in Section 5.3, and the consequences of any such action or (ii) the receipt, existence of or terms of an Acquisition Proposal with respect to Ainge or an Acquisition Inquiry with respect to Ainge or the consequences thereof constitute an Intervening Event); (A) the Ainge Board determines in its good faith judgment, after consulting with its financial advisor and outside legal counsel that an Intervening Event has occurred; (B) the Ainge Board does not effect, or cause Ainge to effect, an Ainge Change in Recommendation at any time within four (4) business days after Fox receives written notice from Ainge that the Ainge Board has determined that an Intervening Event requires the Ainge Board to effect, or cause Ainge to effect, an Ainge Change in Recommendation (provided, that a new notice shall be required with respect to any change in circumstances and a new notice period of two (2) business days shall begin); (C) during such applicable period, if requested by Fox, Ainge engages in good faith negotiations, and directs its financial advisors and outside legal advisors to, engage in good faith negotiations, with Fox to amend this Agreement in such a manner that obviates the need for the Ainge Board to effect, or cause Ainge to effect, an Ainge Change in Recommendation as a result of such Intervening Event; and (D) the Ainge Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Intervening

Event, a failure to make an Ainge Change in Recommendation could reasonably be expected to be inconsistent with the fiduciary duties of the Ainge Board to Ainge’s stockholders under applicable Legal Requirements.

(d) (i) Nothing contained in this Section 5.2 will prohibit Ainge from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act and (ii) no disclosure that the Ainge Board may determine in good faith (after consultation with outside counsel) that it or Ainge, as applicable, is required to make under applicable Legal Requirements will constitute a violation of this Agreement; provided, however, that in any event under clause (i) or (ii) the Ainge Board shall not make an Ainge Change in Recommendation except in accordance with this Section 5.2. It is expressly understood and agreed by the parties that a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act shall not be deemed an Ainge Change in Recommendation; provided that the Ainge Board expressly reaffirms the Ainge Board Recommendation within ten (10) business days of the public announcement of any applicable Acquisition Proposal.

5.3 Regulatory Approvals and Related Matters.

(a) Each party shall file all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing or Section 5.3(b), Ainge and Fox each shall, promptly (and in any event, with respect to clause (x), within ten (10) business days after the date of this Agreement), prepare and file (x) the notifications required under the HSR Act and (y) the mandatory notifications required under any applicable foreign Competition Laws in connection with the Merger. Ainge and Fox each shall use its reasonable best efforts to cause the expiration or early termination of any waiting period under the HSR Act, and Ainge and Fox shall each (i) cooperate with the other party in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly supply the other party with any information which may be required in order to effectuate notices, reports, documents or other filings with any Governmental Body required to be made pursuant to the HSR Act and mandatory notifications required under any applicable foreign Competition Laws (the “Antitrust Filings”); and (iii) promptly supply any additional information which reasonably may be required by any Governmental Body in connection with Antitrust Filings or which the parties may reasonably deem appropriate. Each of Ainge and Fox will notify the other party promptly upon the receipt of (and, if in writing, share a copy of) any communication received by such party from, or given by such party to, any Governmental Bodies and of any material communication received or given in connection with any proceeding by a private party, in each case in connection with the Contemplated Transactions. Whenever any event occurs that is required to be set forth in an amendment or supplement to any Antitrust Filings, Ainge or Fox, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the applicable Governmental Body (and share a copy of) such amendment or supplement. Each of Ainge and Fox shall give the other party prompt notice of the commencement or known threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other Contemplated Transactions, shall keep the other party reasonably informed as to the status of any such Legal Proceeding or threat, and, in connection with any such Legal Proceeding, will permit authorized representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding. Fox and Newco agree and acknowledge that, notwithstanding anything to the contrary in this Section 5.3 (but subject to the actions permitted under Section 4.2), in connection with any Antitrust Filings or any action to be taken or commitment to be made by Fox, Newco and their Affiliates to consummate the Contemplated Transactions, Fox and Newco (1) shall not, without Ainge’s prior written consent, (A) sell, divest or dispose of any Newco Assets or any businesses or product lines of the A&S Business; (B) license any Newco IP; or (C) take any other action or commit to take any action that would limit Ainge’s, Newco’s or their respective Subsidiaries’ freedom of action with respect to, or their ability to retain any of, their businesses, product lines or assets or Intellectual Property Rights and

(2) subject to Section 5.3(c), agree to take any action contemplated by clause (1) above if requested in writing by Ainge; provided that the effectiveness of any such action is conditioned on the Closing.

(b) Upon the terms and subject to the conditions set forth in this Agreement and subject to Section 5.3(c), each of Ainge, Fox, Merger Sub and Newco agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary or advisable to satisfy each of the conditions set forth in Sections 6 and 7, consummate the Merger and make effective the other Contemplated Transactions (provided that no party shall be required to waive any of the conditions set forth in Sections 6 or 7, as applicable, to its obligations to consummate the Merger and the other Contemplated Transactions) in each case as promptly as is reasonably practicable but in any event so as to permit the Closing to occur prior to the End Date. Without limiting the generality of the foregoing, but subject to Section 5.3(c), each party to this Agreement agrees to use its reasonable best efforts to: (i) as promptly as practicable, prepare and file all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions; (ii) obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions (including Ainge providing a guarantee of Newco’s obligations reasonably necessary to obtain such Consents); and (iii) lift any restraint, injunction or other legal bar to the Merger (provided that, other than fees and expenses of outside counsel and other Representatives, no party shall be required to make any payment, assume any material obligations or offer or grant any material concessions to any Person (other than any Governmental Bodies) to obtain any Consent).

(c) Notwithstanding anything to the contrary in this Section 5.3, none of Ainge, Fox, Merger Sub or Newco shall have any obligation under this Agreement (except as specifically set forth in this Agreement, the Distribution Agreement or any other Transaction Document) to divest or agree to divest (or cause any of its Subsidiaries to divest or agree to divest) any of its respective material businesses, material product lines or material assets, or to take or agree to take (or cause any of its Subsidiaries to take or agree to take) any other material action or agree (or cause any of its Subsidiaries to agree) to any material limitation or material restriction on any of its respective material businesses, material product lines or material assets, except, solely with respect to the HSR Act and the Additional Antitrust Consents, as would not, or as would not reasonably be expected to, have an adverse impact that is material to (i) the A&S Business, taken as a whole, or (ii) the Ainge Companies, taken as a whole (any such adverse impact in (i) or (ii), a “Burdensome Condition”) (it being understood that no such action shall be considered for purposes of determining whether an Ainge Material Adverse Effect or Newco Material Adverse Effect has occurred or is reasonably expected to occur and the parties shall not be required to take any of the foregoing actions in this clause (c) unless the effectiveness of such action is conditioned on the Closing). Notwithstanding the foregoing, no such divestiture of assets may occur if such divestiture would constitute a Fox Disqualifying Action or a Newco Disqualifying Action (as defined in the Tax Matters Agreement).

(d) Notwithstanding the foregoing, nothing in this Agreement shall require Fox or any of its Subsidiaries to agree to (i) a sale, divestiture or other disposition, or the holding separate before or after the Closing Date, of any assets, lines of business or interests of Fox or its Subsidiaries outside the A&S Business or (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, lines of business or interests.

(e) Each party shall not, and shall cause its Affiliates not to, acquire or agree to acquire any business or entity, or otherwise acquire or agree to acquire any assets, if doing so could reasonably be expected to delay or prevent consummation of the Contemplated Transactions, the Debt Exchange or Newco Financing, increase the risk of not obtaining any consents of any Governmental Body necessary to consummate the Contemplated Transactions or give rise to a requirement to obtain any additional Governmental Authorizations not currently required to consummate the Contemplated Transactions.

5.4 Disclosure. Ainge and Fox shall consult with each other before issuing any press release or otherwise making any public statement regarding this Agreement or the Contemplated Transactions. Fox shall consult with Ainge and consider the views and comments of Ainge before Fox or any of the A&S Companies or any of their Representatives sends any emails or other documents to the Newco Employees generally or otherwise communicates with the Newco Employees generally, with respect to the Merger or any of the other Contemplated Transactions. Ainge shall consult with Fox and consider the views and comments of Fox before any of the Ainge Companies or any of their Representatives sends any emails or other documents to the Fox Associates generally or otherwise communicate with the Fox Associates generally, with respect to the Merger or any of the other Contemplated Transactions. Notwithstanding the foregoing: (i) each party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party); (ii) each party may, without the prior consent of the other party hereto, issue any such press release or make any such public announcement or statement as may be required by Legal Requirement or the rules and regulations of the NASDAQ Global Select Market (with respect to Ainge) and the New York Stock Exchange (with respect to Fox), in which case such party shall use its reasonable best efforts to consult in good faith with the other party hereto prior to issuing any such press release or making any such public announcement or statement; and (iii) Ainge need not consult with Fox in connection with any press release, public statement or filing to be issued or made with respect to any Ainge Change in Recommendation.

5.5 Tax Matters.

(a) Fox shall:

(i) use reasonable efforts to provide Ainge with a draft of any Ruling Request at least ten (10) days prior to the submission of such Ruling Request to the IRS and modify such Ruling Request to include any reasonable comments of Ainge prior to submitting such Ruling Request to the IRS;

(ii) deliver to Ainge a copy of any Ruling Request submitted to the IRS as soon as practicable;

(iii) use reasonable best efforts to cause the delivery of the Fox Tax Opinion and the Ruling;

(iv) in connection with the request for the Ruling, (A) keep Ainge informed of all material actions taken or proposed to be taken by Fox or the IRS; (B) reasonably in advance of the submission of any supplemental submissions with respect thereto, provide Ainge with a draft thereof, and consider in good faith Ainge’s comments on such draft; (C) provide Ainge with copies of all written items sent by Fox to the IRS and received by Fox from the IRS with respect to the request (including items sent or received before the date of this Agreement); and (D) promptly provide Ainge with detailed information concerning any material telephonic, email, in person communications or other contacts with the IRS concerning the request;

(v) beginning on the date that is 90 days following the date hereof, and every ninety (90) days thereafter until the Closing Date, deliver to Ainge a certificate, in form and substance reasonably satisfactory to Ainge, stating that (A) the representation set forth in Section 2.13(k) is true and correct as if made on the date of such certificate and (B) Fox has consulted with Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) and Skadden has indicated that it expects (1) the condition set forth in Section 7.7 to be satisfied and (2) the condition set forth in Section 7.8(a) to be satisfied as it relates to the opinion it will deliver; and

(vi) if notified by Skadden that it expects the Ruling will not be delivered by the Closing Date or to be unwilling or unable to issue the Fox Tax Opinion at the Closing, or upon discovery of any other fact that could reasonably be expected to prevent the delivery of the Ruling or the Fox Tax Opinion, promptly notify and consult with Ainge. If Fox receives such notification or makes such discovery, the parties shall cooperate in good faith to cause the delivery of the Ruling or eliminate the necessity of the Ruling, or to select a nationally recognized law firm or accounting firm that is reasonably acceptable to both parties to deliver the Fox Tax Opinion, as applicable.

(b) Ainge shall:

(i) use reasonable best efforts to cause the delivery of the Ainge Tax Opinion;

(ii) beginning on the date that is ninety (90) days following the date hereof, and every ninety (90) days thereafter until the Closing Date, deliver to Fox a certificate, in form and substance reasonably satisfactory to Fox, stating that (A) the representation set forth in Section 3.13(k) is true and correct as if made on the date of such certificate and (B) it has consulted with Cravath and Cravath has indicated that it expects the condition set forth in Section 6.7(a) to be satisfied as it relates to the opinion it will deliver; and

(iii) if notified by Cravath that it expects to be unwilling or unable to issue the Ainge Tax Opinion at the Closing, or upon discovery of any other fact that could reasonably be expected to prevent the delivery of the Ainge Tax Opinion, promptly notify and consult with Fox. If Ainge receives such notification or makes such discovery, the parties shall cooperate in good faith to select a nationally recognized law firm or accounting firm that is reasonably acceptable to both parties to deliver the Ainge Tax Opinion.

(c) Fox and Ainge shall cooperate in the preparation, execution and filing of all Tax Returns or other documents regarding any Conveyance Taxes, and (i) Fox and Ainge shall each pay 50% of all Conveyance Taxes other than those incurred in connection with the Direct Sales and (ii) Fox shall pay 100% of all Conveyance Taxes incurred in connection with the Direct Sales.

5.6 Listing. Ainge shall use reasonable best efforts to cause the shares of Ainge Common Stock to be issued pursuant to the Merger, including the Ainge Common Stock to be issued upon (a) the exercise of exchanged Fox Options and (b) the vesting and issuance of exchanged Fox RSUs, to be approved for listing (subject to notice of issuance) on the NASDAQ Global Select Market at or prior to the Effective Time.

5.7 Resignation of Officers and Directors. Fox shall use reasonable best efforts to obtain and deliver to Ainge at or prior to the Effective Time the resignation of each officer and director of each of the A&S Companies other than those continuing in office in accordance with Section 5.8 as officers and directors of the Surviving Corporation in the Merger, which resignations shall be effective as of immediately following the Effective Time.

5.8 Board of Directors of the Combined Company; Management of the Combined Company. Ainge shall take all actions reasonably necessary to ensure that the Ainge Board nominates, consistent with its fiduciary duties, Fox’s designated director indicated on Schedule 5.8(a)(i), as of the Effective Time and to serve a full new term on the Ainge Board immediately following the expiration of such director’s term. In the event that Fox’s designated director (i) is unwilling or unable to serve at the Effective Time; (ii) is unwilling or unable to serve at the time of the commencement of such new term; or (iii) is not nominated to serve such new term, then Fox shall designate a replacement, acceptable to Ainge in its sole discretion, for such director prior to the Effective Time or the commencement of such new term, as applicable.

5.9 Section 16 Matters. Subject to the following sentence, prior to the Effective Time, each of Ainge, Fox and Newco shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements) to approve in advance in accordance with the procedures set forth in Rule 16b-3 under the Exchange Act (and any applicable no-action letters issued by the SEC) any dispositions of shares of Newco Common Stock (including derivative securities with respect to shares of Newco Common Stock) arising in connection with the Contemplated Transactions directly or indirectly made by each individual who is subject to

Section 16 of the Exchange Act with respect to Newco as an officer or director of Newco, and any acquisitions of Ainge Common Stock (including derivative securities with respect to Ainge Common Stock) arising in connection with the Contemplated Transactions directly or indirectly made by each individual who is or will be subject to Section 16 of the Exchange Act with respect to Ainge as an officer or director of Ainge. At least ten (10) calendar days prior to the Closing Date, Fox shall furnish the following information to Ainge for each Person who, immediately after the Effective Time, will become subject to the requirements of Section 16 of the Exchange Act with respect to Ainge as an officer or director of Ainge (to the extent then known): (a) the number of shares of Newco Common Stock held by such Person and expected to be exchanged for shares of Ainge Common Stock pursuant to the Merger; (b) the number of shares of Fox Common Stock underlying Fox Equity Awards held by such Person and expected to be exchanged by Ainge into shares of Ainge Common Stock in connection with the Merger; (c) the number of other derivative securities (if any) with respect to Fox Common Stock or shares of Newco Common Stock held by such Person and expected to be converted into shares of Ainge Common Stock or derivative securities with respect to Ainge Common Stock in connection with the Merger; and (d) the EDGAR codes for each such Person.

5.10 Name of the Combined Company and Headquarters. The name of Ainge and its headquarters will not be changed at the Effective Time or as a result of the Merger or any of the other Contemplated Transactions.

5.11 Obligations of Merger Sub and Newco.

(a) Ainge shall take all action necessary to cause Merger Sub and, after the Effective Time, the Surviving Corporation, to perform its obligations under this Agreement and to consummate the Contemplated Transactions upon the terms and subject to the conditions set forth in this Agreement. Fox shall take all action necessary to cause Newco, prior to the Effective Time, to perform its obligations under this Agreement and to consummate the Contemplated Transactions upon the terms and subject to the conditions set forth in this Agreement.

(b) Fox shall, in its capacity as sole stockholder of Newco, adopt this Agreement and approve the Merger by written consent as soon as practicable following the execution and delivery of this Agreement. Ainge shall, in its capacity as sole stockholder of Merger Sub, adopt this Agreement and approve the Merger by written consent as soon as practicable following the execution and delivery of this Agreement.

5.12 Securityholder Litigation.

(a) Fox shall give Ainge the right to participate in the defense or settlement of any securityholder litigation against Fox and/or the Fox Board relating to the Contemplated Transactions. In no event shall Fox enter into or agree to any settlement with respect to such securityholder litigation without Ainge’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) Ainge shall give Fox the right to participate in the defense or settlement of any securityholder litigation against Ainge and/or the Ainge Board relating to the Contemplated Transactions. In no event shall Ainge enter into or agree to any settlement with respect to such securityholder litigation without Fox’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) For purposes of this Section 5.12, “participate” means that the non-litigating party will be kept apprised of proposed strategy and other significant decisions with respect to any securityholder litigation by the litigating party (to the extent the attorney-client privilege between the litigating party and its counsel is not undermined or otherwise affected), and the non-litigating party may offer comments or suggestions with respect to the litigation but will not be afforded any decision making power or authority over the litigation, except for the right to consent to any settlement as set forth in Section 5.12(a) or 5.12(b), as applicable.

5.13 Financial Statements.

(a) (i) Fox shall engage its auditors to perform an audit of the financial statements of (x) the A&S Business and (y) Newco (before giving effect to the Internal Restructuring) and will provide Ainge, as promptly as reasonably practicable after the date hereof (and in any event, within twelve (12) weeks after the date of this Agreement) with (A) the audited combined and consolidated financial statements of (1) the A&S Business and (2) Newco (before giving effect to the Internal Restructuring) (except that for Newco, only an opening balance sheet shall be required), including the combined and consolidated balance sheets of (I) the A&S Business and (II) Newco (before giving effect to the Internal Restructuring) as of December 31, 2016 and December 31, 2017, and the combined and consolidated statements of earnings, cash flows and parent equity of (X) the A&S Business and (Y) Newco (before giving effect to the Internal Restructuring) for the years ended December 31, 2015, December 31, 2016 and December 31, 2017, together with an audit report, without qualification or exception thereto, on the financial statements from the independent accountants for the A&S Business and Newco (collectively, the “Audited Financial Statements”) (it being understood, however, that the A&S Business has not been operating historically as a separate “standalone” entity or reporting segment and, therefore, the Audited Financial Statements will reflect certain cost and other allocations made that may not reflect what would have been incurred if the A&S Business had been a standalone business) and (B) a reconciliation of the Audited Financial Statements to the A&S Business Unaudited Financial Data. Fox will, as promptly as practicable procure, at its expense, the delivery of the consents of its independent accountants required to be filed with the Ainge Form S-4 Registration Statement;

(ii) Fox shall, (i) as promptly as reasonably practicable and (A) no later than forty (40) calendar days after the end of any fiscal quarter (other than any fourth fiscal quarter) ending after the date hereof (or as promptly thereafter as possible), prepare and furnish to Ainge copies of financial statements of (1) the A&S Business and (2) Newco (before giving effect to the Internal Restructuring) as of and for the periods ending on any fiscal quarterly periods ending after the date of this Agreement (other than any fourth fiscal quarter) and ending at least forty (40) days prior to the Closing Date, together with comparable periods of the prior fiscal year; provided that, with respect to the first quarter of 2018 such financial statements may be provided after completion of the Audited Financial Statements and prior to the initial filing of the Ainge Form S-4 Registration Statement and (B) no later than ninety (90) days after each fiscal year ended after the date of this Agreement, prepare and furnish to Ainge copies of annual financial statements of the (1) A&S Business and (2) Newco (before giving effect to the Internal Restructuring) as of and for the periods ending on any fiscal year end after the date of this Agreement and prior to the Closing Date, together with comparable periods of the prior fiscal year, and accompanied by an audit report, without qualification or exception thereto, on such annual financial statements from the independent accountants for the A&S Business and Newco, in each case together with the notes thereto, and prepared from the books and records of Fox and its Subsidiaries and in accordance with GAAP (it being understood, however, that the A&S Business has not been operating historically as a separate “standalone” entity or reporting segment and, therefore, the financial statements of the A&S Business will reflect certain allocations made that may not reflect what would have been incurred if the A&S Business had been a standalone business) applied on a consistent basis through the periods involved (except as may otherwise be required under GAAP) and the rules and regulations of the SEC, including the requirements of Regulation S-X, and Fox shall use its reasonable best efforts to ensure that such quarterly financial statements shall be reviewed by the independent accountants for the A&S Business and Newco as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722; and

(iii) when delivered pursuant to this Section 5.13(a), such financial statements shall present fairly in all material respects the combined financial position and combined and consolidated results of operations of the A&S Business and Newco (before giving effect to the Internal Restructuring) as of the dates and for the periods shown therein.

(b) In connection with the filing of the Ainge Form S-4 Registration Statement and other SEC filings, as well as the Newco Financing and the issuance of the Newco Securities, Fox shall use its commercially reasonable efforts during the Pre-Closing Period and after the Closing to (i) cooperate with Ainge in connection with Ainge’s preparation of pro forma financial statements that comply with the rules and regulations of the SEC to the extent required for SEC filings, including the requirements of Regulation S-X, and for the twelve (12) month period ending on the last day of the most recently completed four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.13(a), and (ii) provide and make reasonably available upon reasonable notice the senior management employees of Fox to discuss the materials prepared and delivered pursuant to this Section 5.13(b). Ainge shall, promptly upon request by the Fox, reimburse Fox for all documented and reasonable out-of-pocket costs incurred by Fox or its Subsidiaries for actions taken at the request of Ainge pursuant to this Section 5.13(b) following the Closing.

(c) As promptly as practicable and no later than ten (10) business days following the delivery of the Audited Financial Statements in Section 5.13(a), Fox shall prepare and furnish to Ainge a statement setting forth the calculation of the A&S Business 2017 Adjusted EBITDA derived from the audited financial statements of the A&S Business and Newco (before giving effect to the Internal Restructuring) for the year ended December 31, 2017 included in the Audited Financial Statements (the “EBITDA Statement”). Upon receipt of the EBITDA Statement, Ainge shall have a period of thirty (30) calendar days after receipt of the EBITDA Statement (the “EBITDA Statement Review Period”) to notify Fox of Ainge’s election to accept or reject the EBITDA Statement (or any portion thereof). In the event Ainge rejects the EBITDA Statement as prepared by Fox within the EBITDA Statement Review Period, such rejection notice (the “EBITDA Statement Rejection Notice”) must contain the reasons for such rejection in reasonable detail and set forth the amount of the requested adjustment. In the event no notice is received by Fox during the EBITDA Statement Review Period, the EBITDA Statement and any required adjustments resulting therefrom shall be deemed to have been accepted and shall be final, conclusive and binding on the parties hereto without any further action thereby. In the event Ainge issues an EBITDA Statement Rejection Notice, Fox and Ainge shall endeavor in good faith to resolve any disputed matters in the EBITDA Statement Rejection Notice. If, after negotiating in good faith, Fox and Ainge remain unable to resolve the disputed matters, Fox and Ainge shall jointly submit such dispute for resolution to PricewaterhouseCoopers LLP or another independent third-party accounting firm mutually selected by the parties (the “Accounting Firm”). The scope of the disputes to be resolved by the Accounting Firm shall be limited to (i) whether the EBITDA Statement was calculated in accordance with the principles set forth on Schedule B with respect to matters that were submitted for resolution to the Accounting Firm, including whether the components of the A&S Business 2017 Adjusted EBITDA derived from the Audited Financial Statements were prepared in accordance with GAAP consistently applied, and (ii) whether there were mathematical errors in the EBITDA Statement. Any disputes over the scope of the matters to be resolved by the Accounting Firm pursuant to this Section 5.13(c) shall be resolved in accordance with Section 9.5. The Accounting Firm’s determination shall be limited to resolving the remaining disagreements set forth in the EBITDA Statement Rejection Notice, in accordance with the principles set forth on Schedule B, and the Accounting Firm may not assign a value greater than the greatest value claimed for an item by either party or smaller than the smallest value for such item claimed by either party. The determination of the Accounting Firm and any required adjustments resulting therefrom shall be reflected by the Accounting Firm in the EBITDA Statement, which as so adjusted shall be final, conclusive and binding on all of the parties hereto. The fees and expenses of the accounting firm shall be allocated between and paid by Fox and/or Ainge, respectively, as determined by the Accounting Firm; provided that such fees and expenses shall not include, so long as a party complies with the procedures of this Section 5.13(c), the other party’s outside counsel or accounting fees.

5.14 Non-Solicitation / No-Hire of Employees. Fox and Ainge each agree that, except as specifically set forth below, for a period of two (2) years from and after the Closing Date, they shall not, and they shall cause their respective Subsidiaries not to, without the prior written consent of the other party, directly or indirectly, (through its Representatives, professional search firms or otherwise) solicit for employment, or hire (or cause or seek to cause to leave the employ of the other party or the other party’s Subsidiaries), or seek to enter, or actually enter, into a consulting agreement with, any Person who is now employed by the other party or its respective

Subsidiaries or Affiliates and (i) has a title of director, vice president or higher and with whom such party or its Representatives first had substantive contact during the evaluation of the Contemplated Transactions or (ii) is an executive, technical, sales or marketing position. Notwithstanding anything herein to the contrary, nothing in this Section 5.14 shall prohibit either party from (a) making general solicitations for employment or consulting arrangements by means of advertisements, public notices, or internal or external websites or job search engines that are not targeting the other party or any of its Affiliates or its or their employees (and, for the avoidance of doubt, a party shall be entitled to hire or enter into a consulting agreement with any Person identified through such process or who approaches such party on his or her own initiative without any direct or indirect solicitation by such party) or (b) hiring or entering into a consulting agreement with any Person whose employment with such other party or any of its Affiliates, as applicable, was terminated by the other party or such party’s Affiliate(s), as applicable, at least six (6) months prior to commencement of employment discussions between such other party and such Person.

5.15 Financing.

(a) Ainge shall, and shall cause its Affiliates to (subject to Ainge’s right to obtain Permitted Alternative Financing), use reasonable best efforts to take (or cause to be taken) all actions necessary, proper or advisable to arrange and consummate the Direct Sales Financing (together with the Newco Financing and any Permitted Alternative Financing, the “Financings”) as promptly as reasonably practicable after the date of this Agreement on the terms and conditions which are within its control in the Direct Sales Commitment Letter. Ainge shall, and shall cause its Affiliates to, (subject to Ainge’s right to obtain Permitted Alternative Financing in accordance with the conditions herein) (i) use reasonable best efforts to comply with and maintain in effect the Direct Sales Commitment Letter and negotiate and execute definitive agreements with respect thereto, on the terms and conditions contained therein, which terms and conditions shall not expand upon the conditions to Closing or other contingencies to the funding (including any “Marketing Period”) on the closing date of the Financings as set forth in the Direct Sales Commitment Letter or reduce the committed amount (the “Direct Sales Financing Agreements”) and shall deliver to Fox a copy thereof as promptly as reasonably practicable; (ii) satisfy on a timely basis all conditions in the Direct Sales Commitment Letter and the Direct Sales Financing Agreements that are within its control; (iii) in the event of a breach by the Direct Sales Financing Lenders, fully enforce its rights to funding under the Direct Sales Commitment Letter and the Direct Sales Financing Agreements; and (iv) use reasonable best efforts to draw upon and consummate the Direct Sales Financings prior to or substantially contemporaneously with the Merger. In the event any funds in the amounts set forth in the Direct Sales Commitment Letter or the Direct Sales Financing Agreements, or any portion thereof, become unavailable on the terms and conditions contemplated in the Direct Sales Commitment Letter or the Direct Sales Financing Agreements, or it becomes reasonably likely that such funds may become unavailable on the terms and conditions set forth therein (in each case other than on account of (x) any Permitted Alternative Financing having been obtained or (y) the commitments under the Direct Sales Commitment Letter being replaced (without reduction) with commitments set forth in the Direct Sales Financing Agreements), Ainge shall, and shall cause its Affiliates, to use reasonable best efforts to arrange to obtain as promptly as reasonably practicable any such portion from alternative sources, including, subject to Section 5.15(c) on terms that shall not expand the conditions or other contingencies to the funding (including any “Marketing Period”), from those set forth in the Direct Sales Commitment Letter or reduce the committed amount, in an amount sufficient, when added to the portion of the Direct Sales Financing that is available, to finance the amount set forth in the Direct Sales Commitment Letter (the “Alternative Direct Sales Financing”) and to obtain, and, when obtained, to provide promptly to Fox a copy (with any fee letter redacted in a customary manner to the extent required by the applicable financing sources) of, a new financing commitment that provides for financing in an amount that is sufficient, when added to the portion of the Direct Sales Financing that is available, to finance the amount set forth in the Direct Sales Commitment Letter (the “Alternative Direct Sales Commitment Letter”); provided, however, that in no event shall Ainge be required to pay any fees or any interest rates applicable to the Direct Sales Financing materially in excess of those contemplated by the Direct Sales Commitment Letter or otherwise agree to other terms and conditions (including market flex) that are materially less favorable in the aggregate to Ainge than those in the Direct Sales Commitment Letter as in effect as of the date hereof. To the extent an

Alternative Direct Sales Commitment Letter is obtained, the provisions in this Section 5.15(a) shall apply to such Alternative Direct Sales Commitment Letter. For the avoidance of doubt, if the Direct Sales Financing or the Alternative Direct Sales Financing, as applicable, is available and all conditions to Closing set forth in Sections 6 and 7 have been satisfied or waived or will be satisfied or waived at the Closing and the Marketing Period shall have ended, Ainge shall, subject to Ainge’s right to obtain Permitted Alternative Financing, use reasonable best efforts to take all actions necessary to incur the indebtedness provided under the Direct Sales Financing or the Alternative Direct Sales Financing, as applicable. Notwithstanding the foregoing, nothing in the Direct Sales Financing or the Alternative Direct Sales Financing shall prevent, restrict or limit the ability of any party hereto to consummate the Debt Exchange.

(b) Fox and Newco shall, and shall cause their respective Affiliates to (subject to Ainge’s right to obtain Permitted Alternative Financing), use reasonable best efforts to take (or cause to be taken) all actions necessary, proper or advisable to arrange and consummate the Newco Financing as promptly as reasonably practicable after the date of this Agreement on the terms and conditions which are within its control in the Newco Commitment Letter (and with respect to amounts thereunder used to fund any dividend by Newco to Fox in addition to the Cash Dividend, only to the extent the Debt Exchange has not occurred on or prior to the date of the Distribution and Fox has elected to receive a dividend pursuant to Section 5.16(d)(ii)). Fox and Newco shall, and shall cause their Affiliates to, (subject to Ainge’s right to obtain Permitted Alternative Financing in accordance with the conditions herein) (i) use reasonable best efforts to comply with and maintain in effect the Newco Commitment Letter and negotiate and execute definitive agreements with respect thereto, on the terms and conditions contained therein, which terms and conditions shall not expand upon the conditions to Closing or other contingencies to the funding (including any “Marketing Period”) on the closing date of the Financings as set forth in the Newco Commitment Letter or delay receipt of the funds or reduce the committed amount (the “Newco Financing Agreements” and, together with the Direct Sales Financing Agreements, the “Financing Agreements”) and shall deliver to Ainge a copy thereof as promptly as reasonably practicable; (ii) satisfy on a timely basis all conditions in the Newco Commitment Letter and the Newco Financing Agreements that are within its control; (iii) in the event of a breach by the Newco Financing Lenders, fully enforce its rights to funding under the Newco Commitment Letter and the Newco Financing Agreements; and (iv) use reasonable best efforts to draw upon and consummate the Newco Financings (and with respect to amounts thereunder used to fund any dividend by Newco to Fox in addition to the Cash Dividend, only to the extent the Debt Exchange has not occurred on or prior to the date of the Distribution and Fox has elected to receive a dividend pursuant to Section 5.16(d)(ii)) prior to or substantially contemporaneously with the Distribution. In the event any funds in the amounts set forth in the Newco Commitment Letter or the Newco Financing Agreements, or any portion thereof, become unavailable on the terms and conditions contemplated in the Newco Commitment Letter or the Newco Financing Agreements, or it becomes reasonably likely that such funds may become unavailable on the terms and conditions set forth therein (in each case other than on account of (x) any Permitted Alternative Financing having been obtained or (y) the commitments under the Newco Commitment Letter being replaced (without reduction) with commitments set forth in the Newco Financing Agreements), Newco (in consultation with Ainge) shall, and shall cause its Affiliates, to use reasonable best efforts to arrange to obtain as promptly as reasonably practicable any such portion from alternative sources, including, subject to Section 5.15(c) on terms that shall not expand the conditions or other contingencies to the funding (including any “Marketing Period”), from those set forth in the Newco Commitment Letter or reduce the amount committed, in an amount sufficient, when added to the portion of the Newco Financing that is available, to finance the amount set forth in the Newco Commitment Letter (the “Alternative Newco Financing” and together with the Alternative Direct Sales Financing, the “Alternative Financings”) and to obtain (in consultation with Ainge) and, when obtained, to provide promptly to Ainge a copy of a new financing commitment that provides for financing in an amount that is sufficient, when added to the portion of the Newco Financing that is available, to finance the amount set forth in the Newco Commitment Letter (the “Alternative Newco Commitment Letter” and, together with the Alternative Direct Sales Commitment Letter, the “Alternative Commitment Letters”); provided, however, that in no event shall Ainge or Newco be required to pay any fees or any interest rates applicable to the Newco Financing materially in excess of those contemplated by the Newco Commitment Letter or otherwise agree to other terms and conditions (including market flex) that are materially less favorable in the aggregate to Newco or

Ainge than those in the Newco Commitment Letter as in effect as of the date hereof. To the extent an Alternative Newco Commitment Letter is obtained, the provisions in this Section 5.15(b) shall apply to such Alternative Newco Commitment Letter. For the avoidance of doubt, if the Newco Financing or the Alternative Newco Financing, as applicable, is available and all conditions to Closing set forth in Sections 6 and 7 have been satisfied or waived or will be satisfied or waived at the Closing and the Marketing Period shall have ended, Newco shall, subject to Ainge’s right to obtain Permitted Alternative Financing, use reasonable best efforts to take all actions necessary to incur the indebtedness provided under the Newco Financing or the Alternative Newco Financing, as applicable (and with respect to amounts thereunder used to fund any dividend by Newco to Fox in addition to the Cash Dividend, only to the extent the Debt Exchange has not occurred on or prior to the date of the Distribution and Fox has elected to receive a dividend pursuant to Section 5.16(d)(ii)). Notwithstanding the foregoing, nothing in the Newco Financing or the Alternative Newco Financing shall prevent, restrict or limit the ability of any party hereto to consummate the Debt Exchange.

(c) Each of Ainge and Fox shall give the other prompt written notice (v) of any material breach (or threatened material breach) or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or default) by any party to the Commitment Letters, the Financing Agreements, the Alternative Commitment Letters or the definitive agreements with respect thereto (the “Alternative Financing Agreements;” the terms and conditions of which shall not expand upon the conditions to Closing or other contingencies to the funding on the closing date of the Alternative Financings as set forth in the Alternative Commitment Letters), in each case, of which it becomes aware; (w) of any actual or threatened withdrawal, repudiation or termination of the Financings or commitments for the Financings by any of the Lenders of which it becomes aware; (x) of the receipt by it of any written notice from any Person with respect to any material dispute or disagreement between or among any of the parties to the Commitment Letters or the Financing Agreements and, if applicable, the Alternative Commitment Letters or the Alternative Financing Agreements; (y) of any amendment or modification of, or waiver under, the Commitment Letters or the Financing Agreements and, if applicable, the Alternative Commitment Letters or the Alternative Financing Agreements or any related fee letters; or (z) if for any reason it believes in good faith that it or its Affiliates will not be able to timely obtain all or any portion of the Direct Sales Financings or the Newco Financings, as applicable, on the terms and in the manner or from the sources contemplated by the Direct Sales Commitment Letter or the Newco Commitment Letter, as applicable, or the Direct Sales Financing Agreements or the Newco Financing Agreements, as applicable, and, if and as applicable, the Alternative Commitment Letters or the Alternative Financing Agreements. Each of Ainge and Fox shall keep the other reasonably informed (in reasonable detail) with respect to all material activity concerning the Financings and, if applicable, the Alternative Financings, including by providing copies of all definitive agreements (with any fee letter redacted in a customary manner to the extent required by the applicable financing sources) and upon reasonable request therefor, each of Ainge and Fox shall promptly provide the other with any information relating to the Financings. Each of Ainge and Fox shall not, and shall cause their respective Affiliates not to, without the prior written consent of the other (not to be unreasonably withheld, conditioned or delayed), amend, modify, supplement, restate, substitute, replace, terminate, assign or agree to any waiver under the Commitment Letters, any Alternative Commitment Letters, any Financing Agreements or any Alternative Financing Agreements, in each case, to which it or its Affiliates is a party, in a manner that expands on the conditions precedent or contingencies to the funding on the closing date of the Financings or, if applicable, the Alternative Financings, as set forth in such agreements or that could otherwise prevent, impair or materially delay the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; provided that additional lenders and financing sources may be added to the Commitment Letters or any Alternative Commitment Letter after the date hereof or thereof with a concomitant reduction in the commitment of the lenders party thereto on the date hereof or thereof. Notwithstanding anything to the contrary contained in this Agreement, with the prior written consent of Fox (such consent not to be unreasonably withheld, conditioned or delayed), Ainge shall have the right, at any time and from time to time, to substitute other debt financing for all or any portion of the Financing or, if applicable, the Alternative Financings from the same and/or alternative financing sources (a “Permitted Alternative Financing”); provided that any such Permitted Alternative Financing (i) must be consistent with the Tax-Free Status of the Transactions, as reasonably determined by Fox; (ii) shall not expand on the conditions precedent or contingencies to the funding on the closing date of the Financings or, if applicable, the Alternative Financings, as set forth in such agreements; (iii) shall not reduce the amount of the Newco Financing or the Direct Sales Financing from that contemplated under the Newco Commitment Letter and the Direct Sale Commitment Letter as in effect on the date hereof; and (iv) shall not prevent impair or materially delay the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. For purposes of this Agreement, the terms “Commitment Letter”, “Direct Sales Commitment Letter” and “Newco Commitment Letter”, as applicable, shall include the applicable commitment letter (and the related fee letter) entered into by Ainge, Newco or any of their respective Subsidiaries in connection with the Permitted Alternative Financing and the term “Financing Agreement” shall include any definitive agreement with respect to any Permitted Alternative Financing.

(d) (i) Subject to Section 5.15(e) and the remaining provisions of this Section 5.15(d), Fox shall, and shall cause its Subsidiaries and their respective Representatives to, use reasonable best efforts to provide such cooperation to Ainge, subject to the expense allocation set forth in Section 5.15(e), in connection with the arrangement of the Financings, or, if applicable, the Alternative Financings, as may be reasonably requested by Ainge, including (i) participation in a reasonable number of meetings, drafting sessions, rating agency and roadshow presentations and due diligence sessions in connection with the Financings, at reasonable times and locations upon reasonable notice; (ii) furnishing Ainge and its Financing Sources with (A) pertinent information regarding the A&S Business and Newco as is customary to provide in connection with the Financings or, if applicable, the Alternative Financings, as may be reasonably requested by Ainge; and (B) financial statements with respect to the A&S Business and Newco (before giving effect to the Internal Restructuring) and other information with respect to the A&S Business and Newco (before giving effect to the Internal Restructuring) (including Management Discussion & Analysis) of the type required in a registration statement on Form S-1 by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of debt securities at such time, and of the type (and with exceptions, including, without limitation, information required by Section 3-10 or 3-16 of Regulation S-X, compensation information and the preparation of pro forma financial statements) customarily included in offering memoranda, private placement memoranda, prospectuses and similar documents (other than the portions thereof that are customarily provided by financing sources, including a description of the securities), to consummate a Rule 144A offering of senior unsecured notes, including (x) the financial information of the A&S Business and Newco (before giving effect to the Internal Restructuring) required to be delivered pursuant to Section 5.13(b) related to Ainge’s preparation of pro forma financial statements; (y) the financial statements required to be delivered pursuant to Section 5.13(a)(i); and (z) the financial statements related to periods ending after the date of this Agreement and prior to the Closing required to be delivered pursuant to Section 5.13(a)(ii); and (C) any other documentation customarily required to facilitate any customary negative assurance opinion, (the information described in this clause (ii), the “Required A&S Financial Information”); (iii) assisting Ainge and its Financing Sources in the preparation of (A) a customary offering document (including a private placement memorandum, prospectus, offering memorandum or any similar document) for all or a portion of the Financings and, if applicable, the Alternative Financings, but only with respect to the information included therein regarding the A&S Business and Newco, and (B) bank information memoranda and bank syndication materials and similar documents required in connection with the Financings and, if applicable, the Alternative Financings, in each case to the extent information contained therein relates to the A&S Business or Newco; (iv) taking customary corporate actions with respect to the A&S Business and Newco, subject to the occurrence of the Effective Time, reasonably requested by Ainge that are necessary to permit the consummation of the Financings and, if applicable, the Alternative Financings (including cooperating to facilitate the granting of guarantees by, or pledging of, granting of security interests in and obtaining perfection of any liens on collateral owned by, the A&S Companies in connection with the Financings and, if applicable, the Alternative Financings (including (A) subject to Clause (VIII) below, entering into the applicable Financing Agreements or Alternative Financing Agreements and (B) using reasonable best efforts to deliver to Ainge original copies of all certificated securities evidencing any equity interests owned by any of the A&S Companies in any of its subsidiaries substantially concurrently with the Closing)); (v) providing customary authorization and management representation letters with respect to the information provided by Fox for inclusion in any confidential information memorandum or lender presentation representing that such information does not include material non-public information about Fox, its Subsidiaries and the A&S Business, and designating such information provided by Fox for presentation to the Financing Sources as suitable to be made available to lenders who do not wish to receive material non-public information with respect to Fox and its Subsidiaries; (vi) using reasonable best efforts to assist the Financing Sources (including by providing customary certificates and representation letters) in obtaining from independent auditors for the A&S Business and Newco, auditor comfort letters (including customary “negative assurances”) and consents or authorization letters to the inclusion of auditor reports in marketing materials for the Financings relating to debt securities and, if applicable, the Alternative Financings; (vii) cooperating with the Financing Sources’ due diligence with respect to the A&S Business and Newco, to the extent customary and reasonable but without the need to deliver any legal opinions; and (viii) providing at least three (3) business days prior to the Distribution Date all documentation and other information about the A&S Business and Newco required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act to the extent reasonably requested at least ten (10) business days prior to the anticipated Distribution Date; provided that in all cases such activities do not (I) unreasonably interfere with or unreasonably disrupt the ongoing operation and management of Fox or the A&S Business; (II) cause any representation or warranty or covenant contained in this Agreement to be breached; (III) cause any condition to the Closing set forth in Section 6 or 7 to fail to be satisfied or otherwise cause any breach of this Agreement; (IV) require an amendment or waiver to any terms of this Agreement, (V) require Fox to pay any fees other than any amounts payable pursuant to Section 5.15(e), (VI) require provision or access to or disclosure of information that Fox reasonably determines would jeopardize any attorney-client privilege of Fox or any of its Subsidiaries, provided that Fox shall use its reasonable best efforts to provide or disclose such information to the extent possible without jeopardizing such privilege, (VII) require Fox or any of its Subsidiaries to take any action that will conflict with or violate its organizational documents or Laws or could reasonably be expected to result in the contravention, violation or breach of any Contract to which Fox or any of its Subsidiaries is a party or (VIII) involve any binding commitment by or obligation of Fox or Newco or their respective Subsidiaries (other than, in the case of Newco, the execution of customary underwriting or purchase agreements in connection with any bond financing to be entered into shortly before the Distribution Date), which is not conditioned on the Closing (and any such commitment or obligations shall terminate without liability to Fox or any of its Subsidiaries or Affiliates upon the termination of this Agreement); provided, further, that no obligation of Newco or its Subsidiaries under any certificate, document or instrument shall be effective until the Effective Time (except for customary authorization letters, management representation letters or other documents delivered to Fox’s or Newco’s accountants) and Newco and its Subsidiaries shall not be required to take any action that would reasonably be expected to cause any director, officer or employee of Fox or its Subsidiaries to incur any personal liability.

(ii) Subject to Section 5.15(e), Ainge shall, and shall cause its Subsidiaries and their respective Representatives to, use reasonable best efforts to provide such cooperation to Fox and Newco, at Ainge’s expense, in connection with the arrangement of the Financings, or, if applicable, the Alternative Financings, as may be reasonably requested by Fox or Newco, including cooperation substantially similar to that specified in Section 5.15(d)(i), mutatis mutandis, including, without limitation, with respect to delivery of the Required Ainge Financial Information.

(e) Ainge shall be responsible for all out-of-pocket, third party fees and expenses related to the Financings and the Debt Exchange (except, with respect to the Debt Exchange, as set forth in Section 5.16(c)), including but not limited to all underwriting, sale, distribution, placement, commitment, ticking, funding, upfront or other fees (and shall pay Fox for the amount of any original issue discount on the Newco Financing to the extent required by Section 5.16(c)), and indemnity claims (other than with respect to information provided by Fox, its Subsidiaries or their respective Representatives), whether incurred prior to or subsequent to Closing and whether or not the Closing occurs, other than any fees and expenses of Fox’s and Newco’s counsel, accountants, consultants and other advisors; provided that, in the event Fox extends the End Date pursuant to Section 8.1(b), Fox shall be solely responsible for any “ticking”, “duration” or other similar fees that accrue under the Commitment Letters or Alternative Commitment Letters from and after the date that is 270 days after the date of this Agreement; provided further that, for any period during which all the conditions to Closing shall have been satisfied (other than the conditions set forth in Sections 6.5, 6.6, 7.5 and 7.6 and any conditions, which by their nature are to be satisfied at the Closing, each of which is, as of such date, capable of being satisfied if the Closing were to occur at such time) and the Marketing Period has not ended solely because of the failure of Ainge to deliver to the Financing Sources the Required Ainge Financial Information which is Compliant and otherwise in satisfaction of the other requirements in the definition of “Marketing Period”, Ainge shall be responsible for any “ticking”, “duration” or other similar fees that accrue under the Commitment Letters or Alternative Commitment Letters for such period. Ainge shall indemnify and hold harmless Fox, its Subsidiaries and their respective Representatives from and against any and all Losses (other than fees and expenses of Fox’s and Newco’s counsel) suffered or incurred by them in connection with the arrangement of the Financings, or if applicable, the Alternative Financings, and any information utilized in connection therewith (other than information provided by Fox, its Subsidiaries or their respective Representatives), except in instances of gross negligence or willful misconduct on the part of Fox, its Subsidiaries and their respective Representatives (as determined in a final and nonappealable judgment).

(f) In connection with the Newco Financing, (i) Ainge, in its sole discretion, shall be entitled to appoint (x) one agent, co-agent, joint bookrunner and/or joint lead arranger and one or more co-managers with respect to the senior unsecured bridge facility described in the Newco Commitment Letter (the “Newco Bridge Facility”) and to allocate to such entities (or their affiliates) up to 20% of the total economics payable with respect thereto (subject to such agent, co-agent, joint bookrunner, joint lead arranger or co-manager (or an affiliate thereof) being or becoming a party to the Newco Commitment Letter and providing a percentage of the commitments under the Newco Bridge Facility commensurate with the percentage of total economics payable with respect thereto allocated to such agent, co-agent, joint bookrunner, joint lead arranger or co-manager in accordance with this clause (i)(x)), (y) one joint underwriter, joint initial purchaser and/or joint bookrunner and one or more co-managers with respect to any offering for cash by Newco of its debt securities as described in the engagement letter, dated as of the date hereof between Goldman Sachs & Co. LLC and Newco (such debt securities, the “Newco Unsecured Notes”) and to allocate to such entities (or their affiliates) up to 20% of the total economics payable with respect to such Newco Unsecured Notes (subject to such joint underwriter, joint initial purchaser, joint bookrunner or co-manager (or an affiliate thereof) being or becoming a party to the Newco Commitment Letter and providing a percentage of the commitments under the Newco Bridge Facility commensurate with the percentage of total economics allocated to such joint underwriter, joint initial purchaser, joint bookrunner or co-manager in accordance with this clause (i)(y)) and (z) one or more entities participating in the exchange of Fox debt for Newco Securities in connection with the Debt Exchange, and to allocate to such entities up to 20% of the total economics with respect to such Newco Securities in the Debt Exchange (subject to such entity (or an affiliate thereof) being or becoming a party to the Newco Commitment Letter and providing a percentage of the commitments under the Newco Bridge Facility commensurate with the percentage of total economics allocated to such entity in accordance with this clause (i)(z)); (ii) Fox, in its sole discretion, shall be entitled to appoint (x) one agent, co-agent, joint bookrunner and/or joint lead arranger and one or more co-managers with respect to the Newco Bridge Facility and to allocate to such entities (or their affiliates) up to 15% of the total economics payable with respect thereto (subject to such agent, co-agent, joint bookrunner, joint lead arranger or co-manager (or an affiliate thereof) being or becoming a party to the Newco Commitment Letter and providing a percentage of the commitments under the Newco Bridge Facility commensurate with the percentage of total economics payable with respect thereto allocated to such agent, co-agent, joint bookrunner, joint lead arranger or co-manager in accordance with this clause (ii)(x)), (y) one joint underwriter, joint initial purchaser and/or joint bookrunner and one or more co-managers with respect to any offering of Newco Unsecured Notes and to allocate to such entities (or their affiliates) up to 15% of the total economics payable with respect to such Newco Unsecured Notes (subject to such joint underwriter, joint initial purchaser, joint bookrunner or co-manager (or an affiliate thereof) being or becoming a party to the Newco Commitment Letter and providing a percentage of the commitments under the Newco Bridge Facility commensurate with the percentage of total economics allocated to such joint underwriter, joint initial purchaser, joint bookrunner or co-manager in accordance with this clause (ii)(y)); and (z) one or more entities participating in the exchange of Fox debt for Newco Securities in connection with the Debt Exchange, and to allocate to such entities up to 15%

of the total economics with respect to such Newco Securities in the Debt Exchange (subject to such entity (or an affiliate thereof) being or becoming a party to the Newco Commitment Letter and providing a percentage of the commitments under the Newco Bridge Facility commensurate with the percentage of total economics allocated to such entity in accordance with this clause (ii)(z)); and (iii) Fox, in consultation with Ainge, shall be entitled to appoint (x) one or more co-managers with respect to the Newco Bridge Facility and to allocate to such entities (or their affiliates) up to 35% of the total economics payable with respect thereto (subject to such co-manager (or an affiliate thereof) being or becoming a party to the Newco Commitment Letter and providing a percentage of the commitments under the Newco Bridge Facility commensurate with the percentage of total economics payable with respect thereto allocated to such co-manager in accordance with this clause (iii)(x)), (y) one or more co-managers with respect to any offering of Newco Unsecured Notes and to allocate to such entities (or their affiliates) up to 35% of the total economics payable with respect to such Newco Unsecured Notes (subject to such co-manager (or an affiliate thereof) being or becoming a party to the Newco Commitment Letter and providing a percentage of the commitments under the Newco Bridge Facility commensurate with the percentage of total economics allocated to such co-manager in accordance with this clause (iii)(y)) and (z) one or more entities participating in the exchange of Fox debt for Newco Securities in connection with the Debt Exchange, and to allocate to such entities up to 35% of the total economics with respect to such Newco Securities in the Debt Exchange (subject to such entity (or an affiliate thereof) being or becoming a party to the Newco Commitment Letter and providing a percentage of the commitments under the Newco Bridge Facility commensurate with the percentage of total economics allocated to such entity in accordance with this clause (iii)(z)).

5.16 Debt Exchange.

(a) Fox shall, prior to the Distribution, (i) cause Newco to issue to Fox debt securities in an aggregate principal amount equal to the Above-Basis Amount and containing the terms described in paragraph (b) below (the “Newco Securities”) and (ii) use its reasonable best efforts to cause the Debt Exchange to be consummated in a process to be managed by Fox (in consultation with Ainge) in good faith, and shall keep Ainge informed of all material developments relating thereto.

(b) In connection with the Debt Exchange (A) Fox (in consultation with Ainge) shall manage the negotiations in connection with the issuance of the Newco Securities and the selection of investment banking advisors with respect thereto, and shall keep Ainge informed of all developments with respect thereto and (B) the financial, legal, accounting and other advisors for Fox, Newco and Ainge shall be directed to take, or cause to be taken, all actions, and do, or cause to be done, all other things reasonably necessary to facilitate the Debt Exchange as reasonably directed by Fox in good faith. Each party shall cooperate in connection with the preparation of all documents and the making of all filings required in connection with the issuance of the Newco Securities and the consummation of the Debt Exchange. Ainge and Fox shall coordinate their activities with respect to the Debt Exchange and the Newco Financing with the intent of optimizing the marketing and execution thereof. The Newco Securities (and any other Newco indebtedness issued pursuant to the Newco Financing or an Alternative Newco Financing (other than any interim bridge loans funded in accordance with the Newco Commitment Letter)) shall be issued and sold to investors at an issue price that shall be no less than 98% of the principal amount thereof and (i) have a term not less than seven years and not more than eight years from issuance (and shall be callable after five years from issuance); (ii) have an effective yield (without taking into account underwriter’s fees and commissions) not to exceed the Total Cap, unless Ainge shall agree in its sole discretion to an effective yield in excess of the Total Cap; and (iii) otherwise be subject to covenants and other terms and conditions that are (A) consistent in all material respects with market practice for issuers with the investment rating assigned to Newco upon consummation of the Merger and (B) reasonably expected to cause the guarantee to be issued by Ainge with respect to the Newco Securities to be considered pari passu with other senior unsecured debt of Ainge. Fox will coordinate with Ainge with the intent of negotiating an interest rate and other terms for the Newco Securities that, in the aggregate, are in the best interests of Ainge following the Effective Time.

(c) If the Debt Exchange is effected by means of an intermediated exchange, (i) Fox shall be responsible for any tender or consent fees required to buy back the related Fox indebtedness and (ii) Ainge shall be responsible for the payments of any underwriting fees and other costs to issue the Newco Securities (which, for the avoidance of doubt, shall be treated as a transaction expense of Ainge for all purposes herein). If the Debt Exchange is effected by means of a direct exchange, (i) Fox shall be responsible for payments of any tender or consent fees required to buy back the Fox indebtedness and (ii) Ainge shall be responsible for all placement agent fees and other costs of issuance (which, for the avoidance of doubt, shall be treated as a transaction expense of Ainge for all purposes herein); provided that each party shall be solely responsible for the fees and expenses of its respective counsel in connection with the Debt Exchange. If the Newco Securities offered in the Debt Exchange (whether effected by means of an intermediated exchange or a direct exchange) include any original issue discount, Ainge shall reimburse Fox therefor solely to the extent such original issue discount causes the sum of (i) the aggregate amount of cash received by Fox pursuant to the Cash Dividend or pursuant to any election under Section 5.16(d) for further amounts in cash to be distributed to Fox plus (ii) the aggregate principal amount of the debt obligations of Fox received by Fox from the Debt Exchange Parties pursuant to the Debt Exchange, to be less than the sum of (x) the Basis Amount plus the Above-Basis Amount.

(d) Subject to Fox’s compliance with its obligations under this Section 5.16, if the Debt Exchange is not reasonably likely to be consummated at or prior to the End Date in an amount equal to the Above-Basis Amount at the time of the Distribution, then Fox shall, in its sole discretion, elect in writing, not later than the latest date that would permit the Contemplated Transactions to be consummated in accordance with the terms and conditions of this Agreement at or prior to the End Date to (i) require Newco to issue to Fox the Newco Securities notwithstanding that the Debt Exchange will not be consummated contemporaneously with the Distribution; (ii) require Newco to draw upon and consummate the Newco Financing (or any Alternate Newco Financing, as applicable) and, in such case, require Newco (A) to borrow an amount up to the Above-Basis Amount (in addition to the amount borrowed pursuant to Section 5.15 up to the Basis Amount) pursuant to and on the terms and conditions set forth in the Newco Commitment Letter (or any replacement thereof) and (B) to distribute to Fox an amount in cash equal to the net proceeds thereof; or (iii) terminate this Agreement pursuant to Section 8.1(j) and pay the Fox Termination Fee in accordance with Section 8.3(d). In the case of Fox’s election under clause (i) or (ii) of this Section 5.16(d), the conditions set forth in Sections 6.6(a), and 7.6(a) shall be deemed waived by Ainge and Fox, respectively, upon completion of the actions set forth in either clause (i) or (ii) of the immediately preceding sentence. To the extent that Newco issues to Fox Newco Securities in accordance with clause (i) of the foregoing sentence, and Fox determines to consummate the Debt Exchange or other sale or exchange of the Newco Securities after the Closing, Ainge and Newco shall, following the Closing, reasonably cooperate with Fox in connection with the preparation of all documents and the making of all filings required in connection with such Debt Exchange or other sale or exchange of the Newco Securities, including by taking all such other actions as are required of Fox pursuant to Section 5.15.

5.17 Agreement for Exchange of Information.

(a) Generally. Ainge and its Affiliates, on the one hand, and Fox and its Affiliates, on the other hand, will provide, or cause to be provided, to the other party, at any time after the Effective Time and until the later of (x) the sixth anniversary of the Effective Time and (y) the expiration of the relevant statute of limitations period, if applicable, as soon as reasonably practicable after written request therefor, reasonable access during normal business hours (insofar as such access is reasonably required by the requesting party), any Shared Information specifically identified in such written request in its possession or under its control in order to enable the applicable party to comply with Legal Requirements. Each of Ainge and Fox agree to make their respective personnel reasonably available during regular business hours to discuss any Shared Information exchanged pursuant to this Section 5.17. The requesting party shall, promptly upon request by the party providing such information, reimburse the providing party for all documented and reasonable third-party out-of-pocket costs incurred by providing party or its Subsidiaries in connection with this Section 5.17(a). Notwithstanding the foregoing or the following provisions of this Section 5.17, the Tax Matters Agreement will govern the sharing, exchange and retention of Tax Returns, schedules and work papers and all material records or other documents relating to Tax matters.

(b) Financial Information.

(i) Until the end of the sixth full fiscal year occurring after the Closing Date, Fox and its Subsidiaries will reasonably cooperate in good faith with Ainge to enable Ainge to timely prepare and file SEC and Public Company Accounting Oversight Board compliant consolidated financial statements that include the financial results of Newco or any of the A&S Companies. Ainge agrees to promptly reimburse Fox for the reasonable out-of-pocket third-party costs, if any, incurred in connection with this Section 5.17(b)(i).

(ii) Until the end of the sixth full fiscal year occurring after the Closing Date, Ainge and its Subsidiaries will cooperate in good faith with Fox to enable Fox to timely prepare and file SEC and Public Company Accounting Oversight Board compliant consolidated financial statements or complete a financial statement audit for any period during which the financial results of the A&S Companies were consolidated with those of Fox. As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) Ainge will authorize and reasonably request that its auditors make available to Fox’s auditors, within a reasonable time prior to the date of Fox’s auditors opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of Newco and (y) work papers related to such annual audits and quarterly reviews, to enable Fox’s auditors to perform any procedures reasonably necessary to take responsibility for the work of Newco’s auditors as it relates to Fox’s auditors’ opinion or report and (ii) until all governmental audits are complete, Ainge will provide reasonable access during normal business hours for Fox’s internal auditors, counsel and other designated representatives to (x) the premises of the A&S Companies all Information (and duplicating rights) within the knowledge, possession or control of the A&S Companies and (y) the officers and employees of the A&S Companies, so that Fox may conduct reasonable audits relating to the financial statements provided by the A&S Companies; provided, however, that such access will not be unreasonably disruptive to the business and affairs of the A&S Companies. Fox agrees to promptly reimburse Ainge for the reasonable out-of-pocket third-party costs and expenses, if any, incurred in connection with this Section 5.17(b)(ii).

(c) Ownership of Information. Any Information owned at a particular moment in time by a party hereto that is provided to another party hereto pursuant to this Section 5.17(c) remains the property of the party that owned and provided such Information. Except as expressly provided in the Transaction Documents, no party hereto nor any of their Affiliates hereunder grants or confers rights of license in any Information owned by such party or any of its Affiliates to any other party hereto or its Affiliates hereunder.

(d) Record Retention. Each party hereto agrees to use its commercially reasonable efforts to retain all Shared Information that relates to the operations of the A&S Business or any of the A&S Companies in its respective possession or control at the Effective Time for a period of six (6) years following the Effective Time.

(e) Costs of Providing Information. Except as provided in Section 5.17(f), the party to this Agreement requesting Shared Information will be responsible for paying the third-party fees and expenses incurred by the parties in connection with complying with the provisions of this Section 5.17.

(f) Production of Witnesses; Privileged Matters. With respect to (i) the production of witnesses and (ii) the attorney-client and work product privileged information, following the Effective Time, the respective rights and obligations of Fox and its Subsidiaries, on the one hand, and the A&S Companies, on the other hand, to produce witnesses and to maintain, preserve, assert or waive any or all privileges will be governed by the provisions of Sections 5.3 and 5.4, respectively, of the Distribution Agreement.

5.18 D&O Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall, and Ainge agrees that it shall cause the Surviving Corporation to, indemnify and hold harmless each Person who at the Effective Time is a present or former director or officer of any A&S Company (each a “D&O Indemnitee”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that a D&O Indemnitee was a director or officer of an A&S Company at the request of an A&S Company at or prior to the Effective Time, in each case, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Fox or any of its Subsidiaries (including the A&S Companies), as the case may be, would have been permitted under the Organizational Documents of Newco in effect on the date hereof to indemnify such Person (including promptly advancing expenses as incurred to the fullest extent permitted under such Organizational Documents). Without limiting the foregoing, Ainge shall cause Newco and its Subsidiaries (i) to maintain for a period of not less than six (6) years from the Effective Time provisions in their respective Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the A&S Companies’ respective former and current officers and directors that are no less favorable to those Persons than the provisions of the Organizational Documents of such A&S Companies, as applicable, in each case, as of the date hereof and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by any Legal Requirement; provided that no D&O Indemnitee shall be indemnified against any cost, expense, judgment, fine, loss, claim, damage or liability in respect of any fraud committed by such D&O Indemnitee.

(b) Fox shall procure, at its sole cost and expense, a prepaid, non-cancelable six (6)-year “tail” insurance policy, endorsement or otherwise, effective as of the Effective Time, containing terms not less favorable than the terms of directors’ and officers’ liability insurance covering any directors and officers of the A&S Companies who are currently covered by the directors’ and officers’ liability insurance policies of Fox and its Subsidiaries (including the A&S Companies) with respect to matters existing or occurring at or prior to the Effective Time. If any claim is asserted or made within such six (6)-year period, then any insurance required to be maintained under this Section 5.17(f) shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 5.17(f) shall survive the consummation of the transactions contemplated hereby and shall be binding, jointly and severally, on all successors and assigns of Ainge and Newco and are intended to be for the benefit of, and will be enforceable by, each present and former director and officer of any A&S Company and his or her heirs and representatives. In the event that Ainge or Newco or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Ainge or Newco, as the case may be, shall succeed to the obligations set forth in this Section 5.17(f).

5.19 Certain Compensation Actions. Prior to the Closing, Ainge will take all actions necessary, including adopting any required plan amendments, such that the consummation of the Contemplated Transactions will not result in any “single-trigger” payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Ainge Associate under any Ainge Benefit Plan; provided, however, that Ainge shall not be obligated under this Section 5.19 to take any such action or adopt any such amendments that (i) are not permitted by applicable Legal Requirements; (ii) are not permitted by the terms of the applicable Ainge Benefit Plan to be made unilaterally and without the consent of any other party; (iii) would reasonably be likely to result in the imposition of Tax on any Ainge Associate under Section 409A(a)(1)(B); or (iv) would limit any “double-trigger” protections as set forth under any Ainge Benefit Plan in the event that the Contemplated Transactions (either alone or in connection with any other event or circumstance) would constitute a change in control (or term of similar import) thereunder.

5.20 Transition Services Schedules. From the date hereof until the Closing, the parties shall cooperate in good faith to negotiate the Service Schedules (as defined in the Transition Services Agreement) to the Transition Services Agreement, and any such mutually agreed upon schedule shall be a Service Schedule to the Transition Services Agreement (provided that the Service Schedules shall not include any services beyond those provided by Fox to the A&S Business prior to the Closing or that the A&S Business provided to Fox prior to the Closing).

6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF AINGE AND MERGER SUB

The obligations of Ainge and Merger Sub to effect the Merger, the Direct Sales and otherwise consummate the Contemplated Transactions are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations.

(a) Each of the Fox Designated Representations (without giving effect to any materiality or “Newco Material Adverse Effect” qualifications therein) shall have been accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except, in each case, for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date).

(b) Each of the representations and warranties of Fox and Newco (other than the Fox Designated Representations and the representation and warranty in Section 2.5(b)) shall have been accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except, in each case, for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date), except to the extent the failure of such representations and warranties to be accurate (without giving effect to any materiality or “Newco Material Adverse Effect” qualifications therein) would not have, individually or in the aggregate, a Newco Material Adverse Effect.

(c) The representation and warranty in Section 2.5(b) shall have been accurate in all respects as of the date of this Agreement.

6.2 Performance of Covenants.

The covenants and obligations in this Agreement and the other Transaction Documents that Fox, Newco or the other A&S Companies are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3 Effectiveness of Registration Statements. (a) The Ainge Form S-4 Registration Statement and the applicable Newco Registration Statement each shall have become effective in accordance with the provisions of the Securities Act and the Exchange Act, respectively; (b) no stop order shall have been issued by the SEC and each shall remain in effect suspending the effectiveness of any such registration statement; (c) no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending or shall be threatened by the SEC with the intention of suspending the effectiveness of any such registration statement; and (d) (i) if the Distribution is effected in whole or in part as an exchange offer, the applicable offer period and any extensions thereof in the exchange offer required by applicable securities laws shall have expired and (ii) if the Distribution is effected in whole or in part as a Spin-Off (as defined in the Distribution Agreement), the applicable notice periods required by applicable stock exchange rules or securities laws shall have expired.

6.4 Ainge Stockholder Approval. The issuance of shares of Ainge Common Stock pursuant to the Merger shall have been duly approved by the applicable Required Ainge Stockholder Vote.

6.5 Separation and Distribution. The transactions contemplated by the Distribution Agreement shall have been consummated in accordance with and subject to the terms of the Distribution Agreement, and the Tax Matters Agreement, the Transition Services Agreement, the Employee Matters Agreement and the IP License Agreement each shall have been executed and delivered by the parties (other than Ainge or Merger Sub) thereto.

6.6 Debt Exchange and Cash Dividend. (a) The Debt Exchange shall have been consummated pursuant to Section 5.16 and (b)  Fox shall have received the Cash Dividend immediately before the Distribution.

6.7 Opinion and Certificates. Ainge and Merger Sub shall have received the following opinion and certificate, each of which shall be in full force and effect:

(a) a written opinion of Cravath, or if Cravath is unwilling or unable to issue the opinion, a written opinion of another nationally recognized law firm or accounting firm reasonably acceptable to Ainge, in form and substance reasonably acceptable to Ainge, dated as of the Closing Date to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will be treated as a tax-free “reorganization” within the meaning of Section 368(a) of the Code in which no income, gain or loss will be recognized by Ainge, Merger Sub, Newco or the holders of Newco Common Stock (except with respect to the receipt of cash in lieu of fractional shares of Ainge Common Stock) (such opinion, the “Ainge Tax Opinion”). In rendering such opinion, Cravath (or such other law firm or accounting firm) may rely upon customary assumptions and representations reasonably satisfactory to it, including representations set forth in certificates of officers of Ainge, Merger Sub, Fox, and Newco; and

(b) a certificate executed by the Chief Executive Officer of Fox confirming that the conditions set forth in Sections 6.1, 6.2, 6.5 and 6.8 have been duly satisfied.

6.8 No Newco Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Newco Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Newco Material Adverse Effect.

6.9 Governmental Approvals. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and any applicable consents, authorizations, orders or approvals required under other Competition Laws that are listed on Section 6.9 of the Fox Disclosure Letter (collectively, the “Additional Antitrust Consents”) shall have been obtained.

6.10 Listing. The shares of Ainge Common Stock to be issued pursuant to the Merger shall have been approved for listing (subject to notice of issuance) on the NASDAQ Global Select Market.

6.11 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

6.12 No Governmental Litigation. There shall not be pending any Legal Proceeding in which a Governmental Body with jurisdiction over the parties is a party: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger or any of the other Contemplated Transactions; (b) seeking to prohibit or limit in any material respect Ainge’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the capital stock of the Surviving Corporation; (c) relating to the Merger or the other Contemplated Transactions and that would reasonably be expected to result in a Burdensome Condition; (d) seeking to compel any of the A&S Companies, Ainge or any Subsidiary of Ainge to dispose of or hold separate any material assets or material business as a result of the Merger or any of the other Contemplated Transactions that would be a Burdensome Condition; or (e) relating to the Merger or the other Contemplated Transactions and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Ainge or any of the A&S Companies.

6.13 FIRPTA Matters. Fox shall have delivered to Ainge (i) a statement described in Section 1.1445-2(c)(3)(i) of the U.S. Treasury Regulations certifying that the interests of Newco and any Direct Sales Entity that is taxable as a corporation for U.S. federal income tax purposes are not U.S. real property interests and (ii) a statement certifying that the Direct Sales Assets and any assets of any Direct Sales Entity that is not taxable as a corporation for U.S. federal income tax purposes are not U.S. real property interests, in each case dated no more than thirty (30) days prior to the Closing Date.

7.	CONDITIONS PRECEDENT TO OBLIGATION OF FOX AND NEWCO

The obligations of Fox and Newco to effect the Merger, the Direct Sales and otherwise consummate the Contemplated Transactions are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations.

(a) Each of the Ainge Designated Representations (without giving effect to any materiality or “Ainge Material Adverse Effect” qualifications therein) shall have been accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except, in each case, for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date).

(b) Each of the representations and warranties of Ainge and Merger Sub (other than the Ainge Designated Representations and the representation and warranty in Section 3.5(b)) shall have been accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except, in each case, for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date), except to the extent the failure of such representations and warranties to be accurate (without giving effect to any materiality or “Ainge Material Adverse Effect” qualifications therein) would not have, individually or in the aggregate, an Ainge Material Adverse Effect.

(c) The representation and warranty in Section 3.5(b) shall have been accurate in all respects as of the date of this Agreement.

7.2 Performance of Covenants. The covenants and obligations in this Agreement and the other Transaction Documents that Ainge and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Effectiveness of Registration Statements. (a) The Ainge Form S-4 Registration Statement and the applicable Newco Registration Statement each shall have become effective in accordance with the provisions of the Securities Act and the Exchange Act, respectively; (b) no stop order shall have been issued by the SEC and each shall remain in effect suspending the effectiveness of any such registration statement; (c) no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending or shall be threatened by the SEC with the intention of suspending the effectiveness of any such registration statement; and (d) (i) if the Distribution is effected in whole or in part as an exchange offer, the applicable offer period and any extensions thereof in the exchange offer required by applicable securities laws shall have expired and (ii) if the Distribution is effected in whole or in part as a Spin-Off (as defined in the Distribution Agreement), the applicable notice periods required by applicable stock exchange rules or securities laws shall have expired.

7.4 Ainge Stockholder Approval. The issuance of shares of Ainge Common Stock pursuant to the Merger shall have been duly approved by the applicable Required Ainge Stockholder Vote.

7.5 Separation and Distribution. The transactions contemplated by the Distribution Agreement shall have been consummated in accordance with and subject to the terms of the Distribution Agreement, and the Tax

Matters Agreement, the Transition Services Agreement, the Employee Matters Agreement and the IP License Agreement each shall have been executed and delivered by the parties (other than Fox, Newco and the other A&S Companies) thereto.

7.6 Debt Exchange and Cash Dividend. (a) The Debt Exchange shall have been consummated pursuant to Section 5.16 and (b) Fox shall have received the Cash Dividend immediately before the Distribution.

7.7 Limited Ruling. Fox shall have received the Limited Ruling, and such Limited Ruling continues to be in effect; provided, however, that the condition set forth in this Section 7.7 shall be deemed to be satisfied or waived on December 31, 2018; provided, further, that if Fox has elected to take any action described in Section 5.16(d)(i) or (ii), then this condition shall be satisfied.

7.8 Opinion and Certificates. Fox shall have received the following opinion and certificate, each of which shall be in full force and effect:

(a) a written opinion of Skadden, or if Skadden is unwilling or unable to issue the opinion, a written opinion of another nationally recognized law firm or accounting firm reasonably acceptable to Fox, in form and substance reasonably acceptable to Fox, dated as of the Closing Date to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, (i) the Newco Contribution, taken together with the Distribution, will qualify as a reorganization pursuant to Sections 355, 361 and 368(a)(1)(D) of the Code, in which no gain or loss is recognized by Fox, except to the extent the Cash Dividend exceeds Fox’s adjusted tax basis in the Newco Common Stock and assuming Fox transfers to creditors or distributes to shareholders the cash received in the Cash Dividend in pursuance of the reorganization within the meaning of Section 361(b)(1) of the Code (it being understood that the Cash Dividend does not include any additional cash distributed pursuant to Section 5.16(d)(ii)); (ii) unless Fox shall have elected to effect the actions set forth in Section 5.16(d), the Debt Exchange will constitute a transfer of qualified property to creditors of Fox in connection with the reorganization within the meaning of Section 361(c)(3) of the Code; (iii) each of the Internal Distributions should qualify for non-recognition of gain and loss pursuant to Sections 355, 361 and/or 368 of the Code, in each case for U.S. federal income tax purposes; and (iv) the Merger will be treated as a tax-free “reorganization” within the meaning of Section 368(a) of the Code in which no income, gain or loss will be recognized by Ainge, Merger Sub, Newco or the holders of Newco Common Stock (except with respect to the receipt of cash in lieu of fractional shares of Ainge Common Stock) (such opinion, the “Fox Tax Opinion”). In rendering such opinion, Skadden (or such other law firm or accounting firm) may rely upon customary assumptions and representations reasonably satisfactory to it, including representations set forth in certificates of officers of Ainge, Merger Sub, Fox and Newco; and

(b) a certificate executed by the Chief Executive Officer of Ainge confirming that the conditions set forth in Sections 7.1, 7.2, 7.4 and 7.9 have been duly satisfied.

7.9 No Ainge Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Ainge Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in an Ainge Material Adverse Effect.

7.10 Governmental Approvals. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and the Additional Antitrust Consents shall have been obtained.

7.11 Listing. The shares of Ainge Common Stock to be issued pursuant to the Merger shall have been approved for listing (subject to notice of issuance) on the NASDAQ Global Select Market.

7.12 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.13 No Governmental Litigation. There shall not be pending any Legal Proceeding in which a Governmental Body with jurisdiction over the parties is a party: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger or any of the other Contemplated Transactions or (b) relating to the Merger or the other Contemplated Transactions and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Ainge, Fox or any of the A&S Companies.

7.14 Directors. Effective as of the Effective Time, the directors of Ainge shall be as provided in Section 5.8.

8.	TERMINATION

8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after approval of the issuance of shares of Ainge Common Stock pursuant to the Merger by Ainge’s stockholders):

(a) by mutual written consent of Ainge and Fox;

(b) by either Ainge or Fox if the Merger shall not have been consummated by December 7, 2018 (such applicable date, the “End Date”); provided, however, that (x) if, on such date, the condition to Closing set forth in any of Section 6.6(a), 6.9, 7.6(a) or 7.10 shall not have been satisfied but all conditions to Closing other than those set forth in Sections 6.6(a), 6.9, 7.6(a) and 7.10 shall have been satisfied (other than conditions, which by their nature are to be satisfied at the Closing, each of which is, as of such date, capable of being satisfied if the Closing were to occur at such time), then either Fox or Ainge may extend the End Date to February 12, 2019 by delivery of written notice of such extension to the other party not later than December 4, 2018, in which case the End Date shall be deemed for all purposes to be such later date, and (y) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the End Date is primarily attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(c) by either Ainge or Fox if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by either Fox or Ainge if: (i) the Ainge Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Ainge’s stockholders shall have taken a final vote on the issuance of shares of Ainge Common Stock pursuant to the Merger and (ii) the issuance of shares of Ainge Common Stock pursuant to the Merger shall not have been approved at the Ainge Stockholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the applicable Required Ainge Stockholder Vote; provided that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to Ainge if Ainge’s action or failure to perform any of its obligations under this Agreement is the primary cause of, or primarily resulted in, the failure to obtain the Required Ainge Vote;

(e) by Fox (at any time prior to the approval of the issuance of shares of Ainge Common Stock pursuant to the Merger by the Required Ainge Stockholder Vote) if an Ainge Triggering Event shall have occurred, but only within the first fifteen (15) business days after Ainge has confirmed in writing to Fox that an Ainge Triggering Event has occurred;

(f) by Ainge if: (i) any of Fox’s or Newco’s representations and warranties contained in this Agreement shall be inaccurate such that the conditions set forth in Section 6.1 would not then be satisfied or

(ii) any of Fox’s or Newco’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that, for purposes of clauses (i) and (ii) above, if an inaccuracy in any of Fox’s or Newco’s representations and warranties (as of the date of this Agreement, or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by Fox or Newco is curable by Fox or Newco by the End Date and Fox and Newco is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Ainge may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of thirty (30) days commencing on the date that Ainge gives Fox notice of such inaccuracy or breach;

(g) by Fox if: (i) any of Ainge’s or Merger Sub’s representations and warranties contained in this Agreement shall be inaccurate such that the conditions set forth in Section 7.1 would not then be satisfied or (ii) any of Ainge’s or Merger Sub’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that, for purposes of clauses (i) and (ii) above, if an inaccuracy in any of Ainge’s or Merger Sub’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by Ainge or Merger Sub is curable by Ainge or Merger Sub by the End Date and Ainge or Merger Sub are continuing to exercise their reasonable best efforts to cure such inaccuracy or breach, then Fox may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of thirty (30) days commencing on the date that Fox gives Ainge notice of such inaccuracy or breach;

(h) by Ainge (at any time prior to the approval of the issuance of shares of Ainge Common Stock pursuant to the Merger by the Required Ainge Shareholder Vote) in order to enter into a definitive agreement to consummate an Ainge Superior Offer; provided that Ainge has complied in all material respects with its obligations under Sections 4.5 and 5.2; provided, further, that Ainge shall have paid or shall concurrently pay the Ainge Termination Fee in accordance with Section 8.3(b);

(i) by Fox if (i) the Marketing Period shall have ended, (ii) all of the conditions set forth in Section 6 have been satisfied (other than the conditions, which by their nature are to be satisfied at the Closing, each of which is, at the time of termination of this Agreement, capable of being satisfied if the Closing were to occur at such time); (iii) the Closing shall not have occurred on or before the date required by Section 1.7; (iv) Fox has sent irrevocable written notice to Ainge after clauses (i), (ii) and (iii) are satisfied stating its intention to terminate this Agreement pursuant to this Section 8.1(i) and irrevocably confirming that Fox stands ready, willing and able to consummate the Closing; and (v) Ainge fails to consummate the Closing within the earlier of (x) the End Date and (y) three (3) business days following Ainge’s receipt of the notice described in clause (iv) above;

(j) by Fox pursuant to clause (iii) of Section 5.16(d); provided that Fox has complied in all material respects with its obligations under Sections 5.15 and 5.16; provided, further, that Fox shall have paid or shall concurrently pay the Fox Termination Fee in accordance with Section 8.3(d); or

(k) by Ainge pursuant to clause (iii) of Section 1.16.

Notwithstanding anything to the contrary herein, in the event that this Agreement is terminated by Fox pursuant to Section 8.1(b) or Section 8.1(g) and at such time Fox was entitled to terminate this Agreement pursuant to Section 8.1(i) (or would have been entitled to terminate this Agreement if Fox had sent the notice described in clause (iii) of Section 8.1(i)), then for all purposes under this Agreement any such termination of this Agreement by Fox pursuant to Section 8.1(b) or Section 8.1(g) shall be deemed to be a termination of this Agreement by Fox pursuant to Section 8.1(i).

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 8.2,

Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect; (ii) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (iii) subject to Section 8.3(f), the termination of this Agreement shall not relieve any party from any liability for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3 or otherwise in this Agreement, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Ainge and Fox shall share equally all (i) printing and mailing costs associated with the Newco Registration Statements, the Ainge Form S-4 Registration Statement and the Proxy Statement/Prospectus and (ii) SEC filing fees relating to the Contemplated Transactions. For the avoidance of doubt, all fees and expenses incurred by the A&S Companies in connection with this Agreement and the Contemplated Transactions shall be deemed to be Liabilities of Fox.

(b) In the event that:

(i) this Agreement is terminated by Fox pursuant to Section 8.1(e) (other than pursuant to clause (f) of the definition of Ainge Triggering Event);

(ii) this Agreement is terminated by Fox pursuant to Section 8.1(i), or this Agreement is terminated by Fox pursuant to Section 8.1(b) or Section 8.1(g) and at such time Fox was entitled to terminate this Agreement pursuant to Section 8.1(i) (or would have been entitled to terminate this Agreement if Fox had sent the notice described in clause (iii) of Section 8.1(i));

(iii) this Agreement is terminated by Ainge pursuant to Section 8.1(h);

(iv) this Agreement is terminated by either Ainge or Fox pursuant to Section 8.1(b), at the time of such termination all the conditions to Closing shall have been satisfied (other than Sections 6.5, 6.6, 7.5, 7.6 and any conditions, which by their nature are to be satisfied at the Closing, each of which is, as of such date, capable of being satisfied if the Closing were to occur at such time and other than the conditions that cannot be satisfied due to the failure of Ainge to so deliver such Required Ainge Financial Information) and the Marketing Period has not ended solely because of the failure of Ainge to deliver to the Financing Sources the Required Ainge Financial Information which is Compliant and otherwise in satisfaction of the other requirements in the definition of “Marketing Period”; or

(v) this Agreement is terminated by either Ainge or Fox pursuant to Section 8.1(b) or pursuant to Section 8.1(g) solely as a result of a breach by Ainge of the covenant set forth in Section 4.5(b) or 5.2 and (x) after the date of this Agreement but before any such termination a bona fide Acquisition Proposal with respect to Ainge shall have been publicly announced to or shall have become publicly known by the shareholders of Ainge generally, and (y) within twelve (12) months after such termination Ainge shall have reached a definitive agreement to consummate, or shall have consummated, such Acquisition Proposal; provided that for purposes of this clause (B) all references in the definition of Acquisition Proposal to 20% shall instead refer to 50%;

then Ainge shall pay to Fox, in cash by wire transfer of same-day funds, (1) in the case of a fee payable pursuant to clause (b)(i), (b)(ii) or (b)(iv) above, within three business days after termination of this Agreement; (2) in the case of a fee payable pursuant to clause (b)(iii) above, concurrently with the termination of this Agreement; or (3) in the case of a fee payable pursuant to clause (b)(v) above, upon the earlier of entry into a definitive agreement or consummation of an Acquisition Proposal, a nonrefundable fee in the amount of $40,000,000 (the

“Ainge Termination Fee”). Notwithstanding the foregoing sentence, (x) for purposes of this Section 8.3(b), any termination of this Agreement under Section 8.1(b) by Ainge shall be deemed to be a termination of this Agreement under Section 8.1(g) if Fox is entitled to terminate this Agreement under Section 8.1(g) (or would have been entitled to terminate this Agreement but for Fox’s inability to terminate this Agreement as a result of any applicable waiting or notice period as prescribed in such provisions), respectively, at the time of such termination by Ainge and (y) in lieu of accepting the Ainge Termination Fee if payable by Ainge pursuant to Section 8.3(b)(ii) or 8.3(b)(iv), Fox may elect by written notice to Ainge within two (2) business days of the date this Agreement is terminated pursuant to Section 8.1(i) or 8.1(b), as the case may be, to pursue a claim against Ainge for any breach by Ainge of this Agreement (other than a failure to close the Contemplated Transactions in circumstances where Ainge has complied with its obligations under Section 5.15 and any portion of the Financings were not available), in which case the Ainge Termination Fee shall not be so payable. For the avoidance of doubt, prior to termination of this Agreement, it is explicitly agreed that Fox shall have the right to seek an injunction, specific performance or other equitable remedies in connection with enforcing Ainge’s obligation to cause the Financings to be funded and Ainge’s obligations to effect the consummation of the Closing in accordance with the terms of this Agreement.

(c) In the event that this Agreement is terminated by Ainge or Fox pursuant to Section 8.1(d), and (A) after the date of this Agreement but before the Ainge Stockholders’ Meeting a bona fide Acquisition Proposal with respect to Ainge shall have been made or communicated to Ainge or shall have been publicly announced to or shall have become publicly known by the shareholders of Ainge generally, and (B) within twelve (12) months after such termination Ainge shall have reached a definitive agreement to consummate, or shall have consummated, such Acquisition Proposal, then Ainge shall, upon the earlier of entry into an definitive agreement or consummation of an Acquisition Proposal, pay Fox an amount equal to the Ainge Termination Fee less any amounts paid by Ainge to Fox pursuant to Section 8.3(e), in cash by wire transfer of same-day funds; provided that for purposes of this clause (B) all references in the definition of Acquisition Proposal to 20% shall instead refer to 50%.

(d) In the event that this Agreement is validly terminated pursuant to Section 8.1(j), then Fox shall pay to Ainge a nonrefundable fee in the amount of $40,000,000 (the “Fox Termination Fee”), in cash by wire transfer of same-day funds concurrently with the termination of this Agreement.

(e) Ainge shall pay to Fox its Expenses in an amount not to exceed $5,000,000 if this Agreement is terminated pursuant to Section 8.1(d). Any such expenses due under this Section 8.3(e) shall be paid in cash by wire transfer of same day funds no later than two (2) business days after receipt by Ainge of an itemized statement identifying such expenses.

(f) In the event that Fox or Ainge shall be entitled to receive the Ainge Termination Fee or the Fox Termination Fee, as applicable, pursuant to this Section 8.3, such fee is not a penalty but shall be liquidated damages in a reasonable amount for any and all losses or damages suffered or incurred by Fox or Ainge, as applicable, in connection with the matter forming the basis for such termination. Notwithstanding any other provision of this Agreement to the contrary, the parties agree that if actually paid, then the payments contemplated by Sections 8.3(b), 8.3(c) and 8.3(e) shall represent the sole and exclusive remedy of Fox in respect of a termination pursuant to Section 8.1 and that, except for the payment expressly set forth in this Section 8.3, Fox and its Affiliates shall not be entitled to bring or maintain any other claim, action or proceeding against Ainge or its Affiliates or any Financing Source, shall be precluded from any other remedy against the other, at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment or damages of any kind against Ainge (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other representative of the Ainge Companies) or any Financing Source in connection with or arising out of the termination of this Agreement, any breach (whether such breach is intentional, unintentional, willful or otherwise) of or by any party giving rise to such termination, the failure of the Merger and the other Contemplated Transactions to be consummated, the failure by any party to perform under this Agreement or failure by any party to perform any obligation under Law (in each case, whether such failure is intentional, unintentional, willful or otherwise); provided that nothing herein shall limit Newco’s rights under the Newco Commitment Letter. Notwithstanding any other provision of this Agreement to the contrary, the parties agree that if paid, the payment contemplated by Section 8.3(d) represents the sole and exclusive remedy of Ainge in respect of a termination pursuant to Section 8.1 and that, except for the payment expressly set forth in this Section 8.3, Ainge and its Affiliates shall not be entitled to bring or maintain any other claim, action or proceeding against Fox or its Affiliates, shall be precluded from any other remedy against the other, at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment or damages of any kind against Fox (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other representative of Fox or its Affiliates) in connection with or arising out of the termination of this Agreement, any breach (whether such breach is intentional, unintentional, willful or otherwise) of or by any party giving rise to such termination, the failure of the Merger and the other Contemplated Transactions to be consummated, the failure by any party to perform under this Agreement or failure by any party to perform any obligation under Law (in each case, whether such failure is intentional, unintentional, willful or otherwise). Notwithstanding the foregoing, (i) in the event Fox is not paid the Ainge Termination Fee, nothing herein shall release Ainge from liability for fraud or willful breach or prohibit Fox from pursuing a claim against Ainge for breach of this Agreement as described in Section 8.3(b) and (ii) in the event Ainge is not paid the Fox Termination Fee, nothing herein shall release Fox from liability for fraud or willful breach or prohibit Ainge from pursuing a claim against Fox for breach of this Agreement.

(g) If a party fails to pay when due any amount payable by such party under this Section 8.3, then: (i) such party shall reimburse the other party for all costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 8.3 and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid through the date such overdue amount is actually paid to the other party in full) at a rate per annum equal to the lower of: (A) 350 basis points over the “prime rate” (as published by the Wall Street Journal or any successor thereto) in effect on the date such overdue amount was originally required to be paid or (B) the maximum rate permitted by applicable Legal Requirements.

(h) Notwithstanding anything to the contrary contained in this Agreement, Ainge in no event shall be obligated to pay more than one such Ainge Termination Fee with respect to all such agreements and occurrences and such termination.

(i) Without limiting the rights of Ainge and Newco under the Commitment Letters or of Ainge, Newco or any of their respective Subsidiaries under any Financing Agreements and notwithstanding anything to the contrary contained in this Agreement, Fox agrees that none of (i) the Financing Sources or (ii) any of the respective Affiliates of the Financing Sources or any of such Financing Sources’ or their respective Affiliates’ respective former, current or future general or limited partners, shareholders, managers, members, agents, officers, directors, employees, accountants, advisors, or representatives or any of their respective successors or assigns (the Persons referred to in this clause (ii) being collectively referred to as the “Financing Source Related Parties”) shall have any liability or obligation to Fox, its stockholders or its Affiliates relating to this Agreement or any of the transactions contemplated hereby (including the Financing), whether at law, in equity, in contract, in tort or otherwise.

9.	MISCELLANEOUS PROVISIONS

9.1 Amendment. This Agreement may be amended with the approval of the respective Ainge Board and Fox Board at any time prior to the Effective Time (whether before or after approval of the issuance of Ainge Common Stock pursuant to the Merger by Ainge’s stockholders); provided, however, that, after any such approval of the issuance of shares of Ainge Common Stock pursuant to the Merger by Ainge’s stockholders, no amendment shall be made which by law or regulation of the NASDAQ Global Select Market requires further approval of Ainge’s stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by an authorized representative of each of the parties hereto. Notwithstanding anything to the contrary contained in this Agreement, the second sentence of Section 8.3(f), Section 8.3(i), Section 9.2(c), the last sentence of Section 9.5, the last sentence of Section 9.7 and this sentence (and any other provision of this Agreement to the extent that an amendment, supplement or other modification of such provision would modify the substance of the foregoing specified provisions) may not be amended, supplemented or otherwise modified in any manner that is adverse in any material respect to any Financing Source or any of its Financing Source Related Parties without the prior written consent of such Financing Source.

9.2 Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any party would otherwise have.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement (including under Section 6, with respect to Ainge and Merger Sub and Section 6.13 with respect to Fox and Newco), unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered by a duly authorized officer on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(c) Notwithstanding anything to the contrary contained in this Agreement, the second sentence of Section 8.3(f), Section 8.3(i), the last sentence of Section 9.1, the last sentence of Section 9.5, the last sentence of Section 9.7), and this sentence (and any other provision of this Agreement to the extent that a waiver of such provision would modify the substance of the foregoing specified provisions) may not be waived in any manner that is adverse in any material respect to any Financing Source or any of its Financing Source Related Parties without the prior written consent of such Financing Source.

9.3 No Survival of Representations, Warranties and Agreements. The covenants and agreements that by their terms are to be performed following the Closing pursuant to this Agreement, the Distribution Agreement or any other Transaction Document shall survive the Closing in accordance with their terms, and all other covenants and agreements herein and therein shall terminate and shall not survive the Closing. Except as provided in the immediately following sentence, none of the representations and warranties contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Closing. Solely for purposes of the indemnification provisions set forth in Article IV of the Distribution Agreement, the representations and warranties set forth in (i) Section 2.3, Section 2.4(d), Section 2.6(b), Section 2.8(h), Section 2.23 and Section 3.4(e) shall survive until the fifteen (15) month anniversary of the Closing and (ii) Section 2.6(a) and Section 2.8(d) shall survive until the three (3) year anniversary of the Closing. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any party or its representatives thereunder or hereunder.

9.4 Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement, the Distribution Agreement and the other Transaction Documents, including the schedules, exhibits and amendments hereto and the other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior negotiations, agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms (it being understood that no provision in the Confidentiality Agreement shall limit any party’s rights or remedies in the case of fraud). This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or electronic transmission shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party, the other party shall re-execute original forms thereof and deliver them to the requesting party. No party shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation of a Contract and each such party forever waives any such defense.

9.5 Applicable Law; Jurisdiction; Specific Performance; Remedies. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties hereto irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if under applicable Legal Requirements, exclusive jurisdiction over such matter is vested in the federal courts, any federal court in the State of Delaware and any appellate court from any thereof; (b) each of the parties irrevocably waives the right to trial by jury; and (c) each of the parties hereto irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, any claim (i) that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason; (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (iii) that (x) the claim, action, suit or other proceeding in any such court is brought in an inconvenient forum; (y) the venue of such claim, action, suit or other proceeding is improper; or (z) this Agreement, the other Transaction Documents, or the subject matter hereof or thereof, may not be enforced in or by such courts. Each of the parties hereto further agrees that, to the fullest extent permitted by applicable law, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth in Section 9.8 will be effective service of process for any claim, action, suit or other proceeding in the Court of Chancery of the State of Delaware or, to the extent required by law, any federal court in the State of Delaware, with respect to any matters to which it has submitted to jurisdiction as set forth in this paragraph. The parties hereto hereby agree that a final judgment in any such claim, suit, action or other proceeding will be conclusive, subject to any appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific performance and injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without the requirement for the posting of any bond, this being in addition to any other remedy to which they are entitled at law or in equity. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto agrees that: (i) it will not bring or support any legal proceeding against the Financing Sources or any of the Financing Source Related Parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, including any dispute relating to the Financing, in any forum other than the United States federal court located in, or if that court does not have subject matter jurisdiction, in any New York state court located in, the Borough of Manhattan in the City of New York, New York; (ii) all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources or any of the Financing Source Related Parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, including any claims or causes of action relating to the Financing, shall be exclusively governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; and (iii) the provisions of this Section 9.5 relating to the waiver of jury trial shall apply to any legal proceeding described in clause (i) of this sentence.

9.6 Disclosure Letters. The Fox Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2. The Ainge Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 3. For purposes of this Agreement: (a) each statement or other item of information set forth in the Fox Disclosure Letter is intended only to qualify and limit the representations, warranties, covenants and agreements of Fox and Newco contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties, covenants and agreements and (b) each statement or other item of information set forth in the Ainge Disclosure Letter is intended only to qualify and limit the representations, warranties, covenants and agreements of Ainge and Merger Sub contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties, covenants and agreements. The Fox Disclosure Letter and Ainge Disclosure Letter shall each be delivered as of the date hereof, and no amendments or modifications thereto shall be made without the prior written consent of Fox and Ainge. Any purported update or modification to the Fox Disclosure Letter or Ainge Disclosure Letter after the date hereof without the prior written consent of Fox and Ainge shall be disregarded. Notwithstanding the foregoing, no updates, amendments or modifications to the Fox Disclosure Letter after the date hereof that are necessary to reflect any updates, amendments, modifications or supplements to the Preliminary Plan or Separation Plan in accordance with Section 1.1 of the Distribution Agreement shall be made without the prior written consent of Ainge, such consent not to be unreasonably withheld, conditioned or delayed (provided that it shall not be unreasonable to withhold consent for the reasons contemplated by the first proviso to Section 1.4(a)).

9.7 Assignability; No Third Party Rights. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding anything in this Agreement to the contrary, the Financing Sources shall be third-party beneficiaries of the second sentence of Section 8.3(f), Section 8.3(i), the last sentence of Section 9.1, Section 9.2(c), the last sentence of Section 9.5 and this sentence.

9.8 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the U.S. return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as Federal Express), two business days after mailing; (c) if sent by facsimile transmission or e-mail before 5:00 p.m. Pacific Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission or e-mail after 5:00 p.m. Pacific Time and receipt is confirmed, on the following business day; or (e) if otherwise actually personally delivered, when delivered; provided that such notices, requests, demands and other communications are delivered to the physical address, e-mail address or facsimile number set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Ainge or Merger Sub:

c/o Altra Industrial Motion Corp.

300 Granite Street

Suite 201

Braintree, MA 02184

Attention: Glenn E. Deegan, Vice President, Legal and Human

Resources, General Counsel and Secretary

Email: glenn.deegan@altramotion.com

Facsimile: (617) 671-0534

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

825 8th Avenue

New York, New York 10019

Tel: (212) 474-1000

Attention: Thomas E. Dunn

E-mail: tdunn@cravath.com

Facsimile: (212) 474-3700

if to Fox or Newco:

c/o Fox Corporation

6920 Seaway Blvd

Everett, WA 98203

Attention: General Counsel

E-mail: peter.underwood@fortive.com

Facsimile: (425) 446-5007

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Tel: (212) 735-3000

Attention: Thomas W. Greenberg

Email: thomas.greenberg@skadden.com

Facsimile: (212) 735-2000

9.9 Cooperation. Ainge and Merger Sub, on the one hand, and Fox and Newco, on the other hand, agree to cooperate fully with Fox and Newco and Ainge and Merger Sub, respectively, and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other parties to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

9.10 Severability. Any term or provision of this Agreement (or part thereof) that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement (or part thereof) is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision (or part thereof), to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.11 No Presumption Against Drafting Party. Each of Fox, Newco, Ainge and Merger Sub acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the Contemplated Transactions. Accordingly, any rule that would require interpretation of any claimed ambiguities in this Agreement or any of the other Transaction Documents against the drafting party has no application and is expressly waived.

9.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) As used in this Agreement, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(e) As used in this Agreement, the word “will” shall be deemed to have the same meaning and effect as the word “shall.”

(f) As used in this Agreement, the terms “or,” “any” or “either” are not exclusive.

(g) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(h) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(i) Any payment to be made pursuant hereto shall be made in U.S. dollars and by wire transfer of immediately available funds.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ALTRA INDUSTRIAL MOTION CORP.
By:	/s/ Carl R. Christenson
Name:	Carl R. Christenson
Title:	Chief Executive Officer

MCHALE ACQUISITION CORP.
By:	/s/ Carl R. Christenson
Name:	Carl R. Christenson
Title:	President

FORTIVE CORPORATION
By:	/s/ Jonathan L. Schwarz
Name:	Jonathan L. Schwarz
Title:	Vice President - Corporate Development

STEVENS HOLDING COMPANY, INC.
By:	/s/ Emily Weaver
Name:	Emily Weaver
Title:	President

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“A&S Business” shall mean the Automation & Specialty platform of Fox and its Subsidiaries as conducted by them under the brands listed on Schedule A, including by the Portescap, Kollmorgen, Thomson and Jacobs Vehicle Systems operating companies, and including the A&S Companies and the Direct Sales Asset Sellers; provided, however, that the “A&S Business” shall exclude the Hengstler and Dynapar businesses.

“A&S Business 2017 Adjusted EBITDA” shall mean the amount of combined and consolidated net income plus, to the extent included in net income, the net interest expense, income taxes, depreciation and amortization of the A&S Business for the twelve (12) months ended December 31, 2017, per the Audited Financial Statements, and taking into account the effect of adjustments required to present the financial statements on a carved out basis of accounting as required by Generally Accepted Accounting Principles in the United States (“Carve Out Adjustments”) subject to Schedule B.

“A&S Companies” shall mean (i) Newco and its Subsidiaries after giving effect to the Newco Transfer and (ii) the Direct Sales Entities (and their Subsidiaries).

“Above-Basis Amount” shall mean $1.4 billion minus the Basis Amount minus the Direct Sales Purchase Price.

“Acquisition Inquiry” shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Ainge to Fox or Newco or by Fox to Ainge) that would reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by Ainge to Fox or Newco or by Fox to Ainge) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” with respect to an Entity shall mean any transaction or series of transactions (other than the Contemplated Transactions) involving, directly or indirectly:

(a) any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which such Entity is a constituent corporation and which would result in a third party, or the stockholders of that third party, beneficially owning 20% or more of any class of equity or voting securities of such Entity or the Entity resulting from such transaction or the parent of such Entity; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of such Entity; or (iii) in which such Entity issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Entity;

(b) any sale, lease, exchange, transfer, exclusive license, acquisition or disposition of any business or businesses or assets of such Entity or its Subsidiaries that constitute or account for 20% or more of the consolidated net revenues, or consolidated net income for the 12 full months immediately prior to the receipt of the related Acquisition Proposal or 20% or more of the fair market value of the consolidated assets of such Entity and its Subsidiaries, taken as a whole; or

(c) any liquidation or dissolution of such Entity.

An “Affiliate” of any Person shall mean any other Person, that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person, and, for the purposes of this definition only, “control” (including the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management, policies or activities of a Person whether through the ownership of securities, by contract or agency or otherwise.

“Ainge Affiliate” shall mean any Person under common control with any of the Ainge Companies within the meaning of Section 4001 of ERISA or Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

“Ainge Associate” shall mean any current or former officer, employee, independent contractor, consultant or director, of or to any of the Ainge Companies or of or to any Ainge Affiliate.

“Ainge Benefit Plan” shall mean (i) each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan) and (ii) each other employment, compensation, bonus, incentive, severance, termination pay, retention, transaction bonus, change in control, Tax gross-up, relocation, repatriation, expatriation, deferred compensation, stock or stock-related award, health or prescription drug benefit, dental benefit, vision benefit, perquisite, fringe benefit, sick pay, paid time off, vacation pay, leave of absence or retirement benefit plan, program, policy, practice or Contract, in each case whether or not in writing and whether or not funded, that either (a) is maintained or contributed to, or required to be maintained or contributed to, by any of the Ainge Companies or any Ainge Affiliate for the benefit of any Ainge Associate or (b) with respect to which any of the Ainge Companies has or may incur or become subject to any liability or obligation; provided, however, that in no event shall any Ainge Governmental Plan be considered to be an Ainge Benefit Plan.

“Ainge Board” shall mean Ainge’s board of directors.

“Ainge Common Stock” shall mean the Common Stock, $0.001 par value per share, of Ainge.

“Ainge Companies” shall mean: (a) Ainge and (b) each of Ainge’s Subsidiaries, including Merger Sub.

“Ainge Contract” shall mean any Contract: (a) to which any of the Ainge Companies is a party; (b) by which any of the Ainge Companies or any Ainge IP or any other asset of any of the Ainge Companies is or may become bound or under which any of the Ainge Companies has, or may become subject to, any obligation; or (c) under which any of the Ainge Companies has or may acquire any right or interest.

“Ainge Credit Agreement” shall mean the Second Amended and Restated Credit Agreement, dated as of October 22, 2015, among Ainge and certain of its Subsidiaries, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent, as amended.

“Ainge Designated Representations” shall mean the representations and warranties set forth in the first sentence of Section 3.1(b) and in Section 3.3(a), Section 3.3(b), Section 3.3(c), Section 3.3(d), Section 3.3(e), Section 3.3(f), Section 3.19, Section 3.21 and Section 3.23.

“Ainge Disclosure Letter” shall mean the Ainge Disclosure Letter that has been prepared by Ainge in accordance with the requirements of Section 9.6 of this Agreement and that has been delivered by Ainge to Fox concurrently with the execution of this Agreement.

“Ainge Employee” shall mean any director, officer or employee of any of the Ainge Companies.

“Ainge Equity Award” shall mean any outstanding Ainge RSA or Ainge PSA, or any other outstanding stock option, restricted stock, restricted stock unit or other equity award with respect to the equity interests of Ainge or any Ainge Affiliate.

“Ainge Equity Plans” shall mean Ainge’s 2004 Equity Incentive Plan and 2014 Omnibus Incentive Plan, each as amended.

“Ainge Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Ainge in connection with the issuance of Ainge Common Stock pursuant to the Merger, as said registration statement may be amended prior to the time it becomes effective under the Securities Act.

“Ainge Governmental Plan” shall mean any governmental or statutory plan, program or arrangement (including, without limitation, statutory severance, minimum wage and workers’ compensation requirements), as to which Ainge or any Ainge Affiliate contributes, has an obligation to contribute, or otherwise has any liability for the benefit of any Ainge Associate.

“Ainge Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of Ainge and its consolidated Subsidiaries as of September 30, 2017.

“Ainge IP” shall mean all Intellectual Property Rights with respect to which any of the Ainge Companies has (or purports to have) an ownership interest.

“Ainge Material Adverse Effect” shall mean any effect, change, event or circumstance (collectively, “Effect”) that, considered together with all other Effects, (a) is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on the business, assets, financial condition or results of operations of Ainge and its Subsidiaries taken as a whole; provided, however, that in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, an Ainge Material Adverse Effect: (i) conditions generally affecting the industry in which Ainge competes or the U.S. or global economy as a whole, to the extent that such conditions (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events) do not have a disproportionate impact on the Ainge Companies taken as a whole, relative to other companies in the industry in which the Ainge Companies operate; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on Ainge Companies taken as a whole, relative to other companies in the industry in which the Ainge Companies operate; (iii) changes in the trading price or trading volume of Ainge Common Stock (it being understood, however, that, except as otherwise provided in clauses (i), (ii), (iv), (v), (vi), (vii) or (viii) of this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume of Ainge Common Stock may give rise to an Ainge Material Adverse Effect and may be taken into account in determining whether an Ainge Material Adverse Effect has occurred); (iv) changes in GAAP (or any interpretations of GAAP) or Legal Requirements applicable to Ainge or any of its Subsidiaries, to the extent that such conditions do not have a disproportionate impact on Ainge Companies taken as a whole, relative to other companies in the industry in which the Ainge Companies operate; (v) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses (i), (ii), (iii), (iv), (vi), (vii) or (viii) of this sentence, any Effect giving rise to or contributing to any such failure may give rise to an Ainge Material Adverse Effect and may be taken into account in determining whether an Ainge Material Adverse Effect has occurred); (vi) any stockholder or derivative litigation arising from or relating to this Agreement or the Contemplated Transactions; (vii) Effects resulting directly from the announcement or pendency of this Agreement or the Contemplated Transactions, including loss of employees, suppliers or customers (including changes in customer bidding procedures or testing or award or scope of survey and/or loss of customer orders or Contracts) and any related decrease in sales volume of Ainge Products (it being understood that this clause (vii) shall not apply with respect to any representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences from this Agreement and the Contemplated Transactions); or (viii) any items disclosed on Section 3 of the Ainge Disclosure Letter or (b) would prevent or materially impair Ainge from complying with its obligations hereunder or consummating the Contemplated Transactions.

“Ainge Owned Real Property” shall mean all Owned Real Property of Ainge or any of Ainge’s Subsidiaries.

“Ainge PSA” shall mean each performance share of Ainge Common Stock, whether granted by Ainge pursuant to an Ainge Equity Plan, assumed by Ainge in connection with any merger, acquisition or similar transaction or otherwise issued or granted and which vests based in whole or in part on the achievement of specified performance objectives.

“Ainge Product” shall mean any product or service (i) both (x) designed or developed and (y) sold or (ii) under development and substantially completed; or (iii) manufactured, sold or distributed, in each of the foregoing (i), (ii) and (iii), by or on behalf of the Ainge Companies as of the date of this Agreement, including the products listed in Section 3.8 of the Ainge Disclosure Letter. The Ainge Products under the foregoing clauses (i) and (ii) shall be referred to herein as the “Proprietary Ainge Products.”

“Ainge RSA” shall mean each restricted share of Ainge Common Stock, whether granted by Ainge pursuant to an Ainge Equity Plan, assumed by Ainge in connection with any merger, acquisition or similar transaction or otherwise issued or granted and which vests based solely on the continued employment or service of the recipient thereof.

“Ainge Share Amount” shall mean 35,000,000 shares of Ainge Common Stock.

“Ainge Share Minimum” shall mean, at any time, the number of shares of Ainge Common Stock equal to 50.1% of the shares of Ainge Common Stock outstanding at such time.

“Ainge Superior Offer” shall mean an unsolicited bona fide written offer by a third party to purchase at least a majority of the outstanding shares of Ainge Common Stock or at least a majority of the assets of Ainge (whether through a tender offer, merger or otherwise), that is determined by the Ainge Board, in its good faith judgment, after consulting with its financial advisor and outside legal counsel, and after taking into account the terms and conditions of the offer, including the likelihood and anticipated timing of consummation, (i) to be more favorable, from a financial point of view, to Ainge’s stockholders than the Contemplated Transactions and (ii) to be reasonably likely to be completed, taking into account any financing and approval requirements that the Ainge Board determines to be relevant and all other financial, legal, regulatory and other aspects of such proposal that the Ainge Board determines to be relevant, including whether financing, if a cash transaction (in whole or part), is then fully committed.

An “Ainge Triggering Event” shall be deemed to have occurred if (a) the Ainge Board shall have failed to recommend that Ainge’s stockholders vote to approve the issuance of shares of Ainge Common Stock pursuant to the Merger, or shall have directly or indirectly withdrawn or modified in a manner adverse to Fox the Ainge Board Recommendation; (b) Ainge shall have failed to include in the Proxy Statement/Prospectus the Ainge Board Recommendation; (c) Ainge shall have failed to publicly recommend against any publicly announced Acquisition Proposal with respect to Ainge or publicly announced Acquisition Inquiry with respect to Ainge, and reaffirm the Ainge Board Recommendation in connection therewith, within ten (10) business days of the request of Fox in writing; (d) the Ainge Board shall have approved, endorsed or recommended any Acquisition Proposal; (e) Ainge shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than any confidentiality agreement contemplated by Section 4.5(b)); or (f) Ainge shall have breached in any material respect Section 4.5 of this Agreement.

“Basis Amount” shall have the meaning set forth in the Distribution Agreement.

A “business day” shall mean any day other than (i) a Saturday or a Sunday or (ii) a day on which commercial banking institutions are authorized or required by applicable Legal Requirements to be closed in the Commonwealth of Massachusetts or the State of Washington.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall have the meaning set forth in the form of Tax Matters Agreement attached to the Distribution Agreement as Exhibit A.

“Collective Bargaining Agreement” shall have the meaning the form of Employee Matters Agreement attached to the Distribution Agreement as Exhibit C.

“Commitment Letters” shall mean the Direct Sales Commitment Letter and the Newco Commitment Letter.

“Competition Laws” shall mean applicable supranational, national, federal, state, provincial or local Laws designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition of any other country or jurisdiction, to the extent applicable to the Merger and the other transactions contemplated by this Agreement.

“Compliant” shall mean, with respect to the Required A&S Financial Information and the Required Ainge Financial Information, that (i) such Required A&S Financial Information and Required Ainge Financial Information, as applicable, does not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required A&S Financial Information and Required Ainge Financial Information, respectively, in the light of the circumstances under which the Required A&S Financial Information and Required Ainge Financial Information were provided, not misleading; (ii) such Required A&S Financial Information and Required Ainge Financial Information, as applicable, is, and remains throughout the Marketing Period, compliant in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act for offerings of debt securities on a registration statement on Form S-1 for a non-reporting company, subject to customary exceptions for an offering of debt securities pursuant to Rule 144A (including the exceptions set forth in Section 5.13); (iii) the independent auditors for the A&S Business and Newco and the independent auditors for Ainge, as applicable, have not withdrawn any audit opinion with respect to any financial statements contained in the Required A&S Financial Information and the Required Ainge Financial Information, respectively; (iv) with respect to any interim financial statements, such interim financial statements have been reviewed by the independent auditors for the A&S Business and Newco and the independent auditors of Ainge, as applicable, as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722 or any similar provision; and (v) the financial statements and other financial information included in such Required A&S Financial Information and such Required Ainge Financial Information are, and remain throughout the Marketing Period, of a date sufficient to permit (A) a registration statement on Form S-1 using such financial statements and financial information to be declared effective by the SEC on the last day of the Marketing Period and (B) the Financing Sources (including underwriters, placement agents or initial purchasers) to receive customary comfort letters from the independent auditors for the A&S Business and Newco and the independent auditors Ainge on the applicable financial statements and financial information contained in any offering memoranda, including as to customary negative assurances and change period, in order to consummate any offering of debt securities on the last day of the Marketing Period.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated as of October 27, 2017, between Fox and Ainge.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall mean the Merger, the Distribution, the Direct Sales and the other transactions contemplated by the Transaction Documents.

“Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Conveyance” shall mean assign, transfer, convey and deliver.

“Conveyance Taxes” shall mean any sales, use, transfer, conveyance, ad valorem, stamp, stamp duty, recording or other similar tax, fee or charge imposed by any Governmental Body upon the sale, transfer or assignment of real, personal, tangible or intangible property or any interest therein pursuant to this Agreement (excluding, for the avoidance of doubt, the Internal Restructuring), or upon the recording of any such sale, transfer or assignment, together with any interest, additions or penalties in respect thereof.

“Derivative” shall mean: (i) any derivative work (as defined in Section 101 of the U.S. Copyright Act) of any copyrighted work and (ii) all improvements, modifications, alterations, adaptations, enhancements and new versions of any technology.

“DGCL” shall mean the Delaware General Corporation Law.

“Direct Sales Assets” shall mean the A&S Assets (as defined in the Distribution Agreement) held by the Direct Sales Asset Sellers or the Direct Sales Entities (and their Subsidiaries).

“Direct Sales Asset Purchasers” shall mean the Subsidiaries of Ainge designated by Ainge prior to the Distribution to purchase the Direct Sales Assets.

“Direct Sales Asset Sellers” shall mean the Subsidiaries of Fox that are contemplated by the Separation Plan to sell the Direct Sales Assets.

“Direct Sales Assumed Liabilities” shall mean the A&S Liabilities (as defined in the Distribution Agreement) of or attributable to the Direct Sales Asset Sellers or attributable to the Direct Sales Assets.

“Direct Sales Commitment Letter” shall mean an executed commitment letter, including (A) all exhibits, schedules, annexes, joinders and amendments to such agreements in effect as of the date of this Agreement; and (B) any associated fee letter in redacted form, which redacted fee information does not relate to the termination of the Direct Sales Financing (except for any provisions relating to fees payable upon or after the termination of the Direct Sales Financing), the amounts (excluding the effect of original issue discount or upfront fees) or conditionality of, or contain any conditions precedent to, the funding of the Direct Sales Financing by the financing sources party thereto (together with all additional lenders and financing sources joined to the Direct Sales Commitment Letter, the “Direct Sales Financing Lenders”), pursuant to which, among other things, the Direct Sales Financing Lenders have committed to provide Ainge with financing in the amount set forth therein (together with any Permitted Alternative Financing thereof, the “Direct Sales Financing”) for purposes of funding Ainge’s purchase of the Direct Sales Assets and Direct Sales Entities (and their Subsidiaries).

“Direct Sales Entities” shall mean the “Direct Sales Entities” reflected in the Separation Plan.

“Direct Sales Entity Purchasers” shall mean the Subsidiaries of Ainge designated by Ainge prior to the Distribution to purchase the Direct Sales Entities.

“Direct Sales Entity Sellers” shall mean the Subsidiaries of Fox that are contemplated by the Separation Plan to sell the Direct Sales Entities.

“Direct Sales Financing” shall have the meaning set forth in the definition of “Direct Sales Commitment Letter.”

“Direct Sales Financing Lenders” shall have the meaning set forth in the definition of “Direct Sales Commitment Letter.”

“Direct Sales Owned Real Property” shall mean all Owned Real Property that is intended to be conveyed to a Direct Sales Asset Purchaser or to be held by a Direct Sales Entity (or a Subsidiary of a Direct Sales Entity) pursuant to or upon the Direct Sales as set forth on the Preliminary Plan or Separation Plan as defined in Section 1.1 of the Distribution Agreement.

“Direct Sales Parties” shall mean the Direct Sales Sellers and the Direct Sales Purchasers.

“Direct Sales Purchasers” shall mean the Direct Sales Entity Purchasers and the Direct Sales Asset Purchasers.

“Direct Sales Sellers” shall mean the Direct Sales Entity Sellers and the Direct Sales Asset Sellers.

“Distribution” shall have the meaning set forth in the Distribution Agreement.

“Distribution Agreement” shall mean the Separation and Distribution Agreement by and between Fox, Ainge and Newco, dated as of the date of this Agreement, as it may be amended from time to time in accordance with the terms thereof.

“Distribution Date” shall have the meaning set forth in the Distribution Agreement.

“DOL” shall mean the U.S. Department of Labor.

“Employee Matters Agreement” shall mean the Employee Matters Agreement in substantially the form attached to the Distribution Agreement as Exhibit C.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, deed of trust, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Excluded Assets” shall have the meaning set forth in the Distribution Agreement.

“Excluded Liabilities” shall have the meaning set forth in the Distribution Agreement.

“Expenses” shall mean, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its Affiliates), incurred by such Person or its Subsidiaries or on their behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the other Transaction Documents and the Contemplated Transactions, any litigation with respect thereto, the preparation, printing, filing and mailing of the Newco Registration Statements, the Ainge Form S-4 Registration Statement and the Proxy Statement/Prospectus, the filing of any required notices under the HSR Act or any mandatory notifications required under any applicable Competition Laws, and all other matters related to the Merger or the other Contemplated Transactions.

“Export Control Laws” means (i) U.S. export and anti-boycott laws, and regulations implemented thereunder, including, but not limited to, the Arms Export Control Act of 1976 (22 U.S. Code Ch. 39), the Export Administration Act of 1979 (50 U.S. Code §§ 2401 et. seq.), the International Traffic in Arms Regulations (22 U.S. Code. Ch. 120), and (ii) export control programs and regulations administered by the United Nations Security Council, the European Union, and the United Kingdom.

“Financing Sources” means the Persons, including the Lenders, that have committed to provide or otherwise entered into any commitment letter, engagement letter, credit agreement, underwriting agreement, purchase agreement, indenture or other agreement with Ainge or any of its Affiliates in connection with, or that are otherwise acting as arrangers, bookrunners, underwriters, initial purchasers, placement agents, administrative or collateral agents, trustees or similar representatives in respect of, all or any part of the Financing.

“Foreign Implementing Agreements” shall mean the various agreements and the schedules and exhibits thereto to be entered into by the Direct Sales Parties for the purpose of implementing the sale, transfer, conveyance, assignment and assumption, as applicable, of the Direct Sales Assets and, the Direct Sales Assumed Liabilities and the shares of the Direct Sales Entities (and their Subsidiaries) to the Direct Sales Purchasers, as the case may be, by such Direct Sales Asset Sellers and Direct Sales Entity Sellers, in the appropriate jurisdictions.

“Fox Affiliate” shall mean any Person under common control with any of the A&S Companies within the meaning of Section 4001 of ERISA or Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

“Fox Associate” shall mean any current or former officer, employee, independent contractor, consultant or director of or to Fox or its Subsidiaries. For the avoidance of doubt, “Fox Associate” includes each Newco Associate.

“Fox Benefit Plan” shall mean (i) each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan) and (ii) each other employment, compensation, bonus, incentive, severance, termination pay, retention, transaction bonus, change in control, Tax gross-up, relocation, repatriation, expatriation, deferred compensation, stock or stock-related award, health or prescription drug benefit, dental benefit, vision benefit, perquisite, fringe benefit, sick pay, paid time off, vacation pay, leave of absence or retirement benefit plan, program, policy, practice or Contract, in each case whether or not in writing and whether or not funded, that either (a) is maintained or contributed to, or required to be maintained or contributed to, by Fox or any of its Subsidiaries for the benefit of any Newco Employee or (b) with respect to which any of the A&S Companies has or may incur or become subject to any liability or obligation; provided, however, that in no event shall any Fox Governmental Plan be considered to be a Fox Benefit Plan.

“Fox Board” shall mean Fox’s board of directors.

“Fox Common Stock” shall mean the common stock, $0.01 par value per share, of Fox.

“Fox Designated Representations” shall mean the representations and warranties set forth in the first sentence of Section 2.1(b) and in Section 2.3(a), Section 2.3(b), Section 2.3(c), Section 2.3(d), Section 2.3(f), Section 2.3(g), 2.19, 2.21 and 2.23.

“Fox Disclosure Letter” shall mean the Fox Disclosure Letter that has been prepared by Fox in accordance with the requirements of Section 9.6 of this Agreement and that has been delivered by Fox to Ainge concurrently with the execution of this Agreement.

“Fox Equity Award” shall mean any outstanding Fox Option or Fox RSU that is held by a Newco Employee, or any other outstanding stock option, restricted stock, restricted stock unit or other equity award with respect to the equity interests of Fox or any Fox Affiliate that is held by a Newco Employee.

“Fox Equity Plan” shall mean Fox’s 2016 Stock Incentive Plan.

“Fox Governmental Plan” shall mean any governmental or statutory plan, program or arrangement (including, without limitation, statutory severance, minimum wage and workers’ compensation requirements), as to which Fox or any Fox Affiliate contributes, has an obligation to contribute, or otherwise has any liability for the benefit of any Newco Employee.

“Fox Options” shall mean each option to purchase shares of Fox Common Stock from Fox, whether granted by Fox pursuant to the Fox Equity Plan, assumed by Fox in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

“Fox RSU” shall mean each restricted stock unit representing the right to vest in and be issued shares of Fox Common Stock by Fox, whether granted by Fox pursuant to the Fox Equity Plan, assumed by Fox in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

“Fox SEC Documents” shall mean all registration statements, proxy statements, Fox certifications and other statements, reports, schedules, forms and other documents filed by Fox with the SEC, including all amendments thereto, since January 1, 2016.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Approvals” shall have the meaning set forth in the Distribution Agreement.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the New York Stock Exchange and the NASDAQ Global Select Market).

“Government Bid” shall mean any offer to sell made by the A&S Companies or the Ainge Companies, as applicable, prior to the Closing Date which, if accepted, would result in a Government Contract and for which an award has not been made thirty (30) days or more prior to the date of this Agreement.

“Government Contract” shall mean any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, grant, cooperative agreement or other similar arrangement of any kind, between the A&S Companies or the Ainge Companies, as applicable, on one hand, and (i) any Governmental Body; (ii) any prime contractor of a Governmental Body in its capacity as a prime contractor; or (iii) any subcontractor at any tier with respect to a contract with a Governmental Body if such subcontractor is acting in its capacity as a subcontractor, on the other hand.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall have the meaning set forth in the Distribution Agreement.

“Information” shall mean information in written, oral, electronic or other tangible or intangible form, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, but in any case excluding back-up tapes.

“Intellectual Property Rights” shall have the meaning set forth in the Distribution Agreement.

“Internal Distributions” shall mean those steps of the Internal Restructuring, currently corresponding to Steps 2, 3, 5, 6, 22, 24, 25, 28, 29, 32, 33, 40 and 41 of the Preliminary Plan, as set forth on Schedule 1.1(b) to the Distribution Agreement, and as will be finally described in the Separation Plan as contemplated in Section 1.1(b) of the Distribution Agreement.

“Internal Restructuring” shall have the meaning set forth in the Distribution Agreement.

“IP License Agreement” shall have the meaning ascribed to the Cross-License Agreement in the Distribution Agreement.

“IRS” shall have the meaning set forth in the form of Tax Matters Agreement attached to the Distribution Agreement as Exhibit A.

“Jacobs Vehicle Systems” shall mean Fox’s Jacobs Vehicle Systems operating company.

“Knowledge of Ainge” or a similar phrase shall mean the actual knowledge of the Persons set forth on Schedule C.

“Knowledge of Fox” or a similar phrase shall mean the actual knowledge of the Persons set forth on Schedule D.

“Kollmorgen” shall mean Fox’s Kollmorgen operating company.

“Law” shall have the meaning set forth in the Distribution Agreement.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, Order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the New York Stock Exchange and the NASDAQ Global Select Market).

“Lenders” shall mean the Newco Financing Lenders and the Direct Sales Financing Lenders.

“Liabilities” shall have the meaning set forth in the Distribution Agreement.

“Limited Ruling” shall mean a private letter ruling substantially to the effect that the Debt Exchange will constitute a transfer of qualified property to creditors of Fox in connection with the reorganization within the meaning of Section 361(c)(3) of the Code.

“Made Available” shall mean that: (a) with respect to any information, document or other material to which Fox has given Ainge or its Representatives access: either (x) (i) such information, document or material was made available by Fox for review by Ainge or Ainge’s Representatives at least twenty-four (24) hours prior to the execution of this Agreement in the physical data room (a list of such documents and materials having been provided by Fox to Ainge outside legal counsel) or the virtual data room maintained by Fox on the data site from Merrill Corporation in connection with the Contemplated Transactions (it being understood that a document that was only made available for review in the physical or virtual data room in the twenty-four (24) hours prior to the execution of this Agreement shall only be deemed to have been made available if Fox shall have promptly notified and given immediate access to Ainge or its outside legal counsel that such document was provided or uploaded into the physical or virtual data room) and (ii) Ainge or Ainge’s Representatives had access to such information, document or material throughout such period of time or (y) that such information was filed by Fox, with the SEC prior to the date of this Agreement and was, as of the date of this Agreement, publicly available on the SEC’s EDGAR Database and (b) with respect to any information, document or other material to which Ainge has given Fox access: either (x) (i) such information, document or material was made available by Ainge for review by Fox or Fox’s Representatives at least twenty-four hours (24) prior to the execution of this Agreement in the virtual data room maintained by Ainge with data site from Merrill Corporation in connection with the transactions contemplated by this Agreement (it being understood that a document that was only made available for review in the virtual data room in the twenty-four (24) hours prior to the execution of this Agreement shall only be deemed to have been made available if Ainge shall have promptly notified Fox or its outside legal counsel that such document was uploaded into the virtual data room) and (ii) Fox and Fox’s Representatives had access to such information, document or material throughout such period of time or (y) that such information was filed by Ainge, with the SEC prior to the date of this Agreement and was, as of the date of this Agreement, publicly available on the SEC’s EDGAR database. As used in this definition of “Made Available,” the term “file” and variations thereof shall be construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.

“Marketing Period” means the first period of fifteen (15) consecutive business days commencing after (x) all conditions to Closing other than those set forth in Sections 6.5, 6.6, 7.5 and 7.6 shall have been satisfied and other than those conditions which by their nature are to be satisfied at the Closing, each of which is, as of such date, capable of being satisfied if the Closing were to occur at such time; (y) the Required Ainge Financial Information which is Compliant has been delivered to the Financing Sources; and (z) the Required A&S Financial Information which is Compliant has been delivered to Ainge and the Financing Sources; provided that (i) if such fifteen (15) consecutive business days has not ended on or prior to August 17, 2018, such period shall be deemed not to have commenced earlier than September 4, 2018; (ii) the days from November 22, 2018 through November 25, 2018 shall not be included when counting the fifteen (15) consecutive business days (and the Marketing Period need not be consecutive to the extent it would have otherwise included any of those days); and (iii) if such period has not ended on or before December 21, 2018, such period shall be deemed not to have commenced earlier than January 2, 2019. Notwithstanding the foregoing, the “Marketing Period” shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such fifteen (15) consecutive business day period, (x) Fox or any of its Subsidiaries, or Ainge or any of its Subsidiaries, as the

case may be, shall have announced any intention to restate any financial statements or financial information included in the Required A&S Financial Information, or the Required Ainge Financial Information, or that any such restatement is under consideration or may be a possibility by such party, respectively, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required A&S Financial Information and Required Ainge Financial Information has been amended or Fox or any of its Subsidiaries or Ainge or any of its Subsidiaries, as the case may be, has announced that it has concluded that no restatement shall be required, and the requirements described in the immediately preceding sentence would be satisfied on the first day, throughout and on the last day of such new fifteen (15) consecutive business day period or (y) the Required A&S Financial Information or the Required Ainge Financial Information is not Compliant on the first day, throughout and on the last day of such fifteen (15) consecutive business day period, in which case a new fifteen (15) consecutive business day period shall commence upon the Financing Sources receiving updated Required A&S Financial Information and updated Required Ainge Financial Information, as the case may be, that is Compliant, and satisfying the other requirements described in the immediately preceding sentence (for the avoidance of doubt, it being understood that if at any time during the Marketing Period the Required A&S Financial Information and the Required Ainge Financial Information provided at the initiation of the Marketing Period ceases to be Compliant, then the Marketing Period shall be deemed not to have occurred) or (z) the Distribution Date shall not occur on or prior to the last day of such fifteen (15) consecutive business day period. If Fox shall in good faith reasonably believe that it has delivered the Required A&S Financial Information that is Compliant, it may deliver to Ainge written notice to that effect, in which case Fox shall be deemed to have delivered such Required A&S Financial Information on the date such notice is received by Ainge and the Marketing Period shall be deemed to have commenced on the date such notice is received provided that the Required Ainge Financial Information that is Compliant has also been delivered to the Financing Sources, unless Ainge in good faith reasonably believes that Fox has not completed delivery of such Required A&S Financial Information and, within three business days after their receipt of such notice from Fox, Ainge delivers a written notice to Fox to that effect (stating with specificity what Required A&S Financial Information it has not delivered). If Ainge shall in good faith reasonably believe that it has delivered the Required Ainge Financial Information that is Compliant, it may deliver to Fox written notice to that effect, in which case Ainge shall be deemed to have delivered such Required Ainge Financial Information on the date such notice is received by Fox and the Marketing Period shall be deemed to have commenced on the date such notice is received provided that the Required A&S Financial Information that is Compliant has also been delivered to the Financing Sources, unless Fox in good faith reasonably believes that Ainge has not completed delivery of such Required Ainge Financial Information and, within three business days after their receipt of such notice from Ainge, Fox delivers a written notice to Ainge to that effect (stating with specificity what Required Ainge Financial Information it has not delivered).

“Newco Assets” shall have the meaning ascribed to the A&S Assets in the Distribution Agreement.

“Newco Associate” shall mean any current or former officer, employee, independent contractor, consultant or director of or to the A&S Business or any of the A&S Companies.

“Newco Board” shall mean Newco’s board of directors.

“Newco Commitment Letter” shall mean an executed commitment letter, including (A) all exhibits, schedules, annexes, joinders and amendments to such agreements in effect as of the date of this Agreement; and (B) any associated fee letter in unredacted form, in each case, by and between Newco (or any Affiliate thereof, if applicable) and the financing sources party thereto (together with all additional lenders and financing sources joined to the Newco Commitment Letter, the “Newco Financing Lenders”), pursuant to which, among other things, the Newco Financing Lenders have committed to provide Newco with financing in the amount set forth therein (together with any Permitted Alternative Financing thereof and, unless the context requires otherwise, any debt securities issued in lieu of the committed financing as contemplated by the Newco Commitment Letter, “Newco Financing”) for purposes of (i) funding the pre-closing Cash Dividend up to the Basis Amount and (ii) funding any additional dividend by Newco to Fox in the event the Debt Exchange is not consummated in an amount equal to the Above-Basis Amount.

“Newco Common Stock” shall mean the Common Stock of Newco, par value $0.01 per share.

“Newco Contract” shall mean any Contract: (a) to which any of the A&S Companies is a party; (b) by which any of the A&S Companies, any Newco IP, any Direct Sales Assets or any other asset of any of the A&S Companies is or may become bound or under which any of the A&S Companies has, or may become subject to, any obligation; or (c) under which any of the A&S Companies has or may acquire any right or interest.

“Newco Contribution” shall have the meaning set forth in the Distribution Agreement.

“Newco Employee” shall have the meaning set forth in the Employee Matters Agreement; provided that, for purposes of the representations and warranties in Sections 2.1 through 2.25 made as of the date hereof, references to “Newco Employee” shall mean those individuals who are reasonably expected by Fox, as of the date hereof, to become “Newco Employees” within the meaning of the Employee Matters Agreement.

“Newco Financing Lenders” shall have the meaning set forth in the definition of “Newco Commitment Letter.”

“Newco Independent Contractor” shall have the meaning the form of Employee Matters Agreement attached to the Distribution Agreement as Exhibit C.

“Newco IP” shall have the meaning set forth in the Distribution Agreement.

“Newco Material Adverse Effect” shall mean any Effect that, considered together with all other Effects, (a) is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on the business, assets, financial condition or results of operations of the A&S Business taken as a whole; provided, however, that in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Newco Material Adverse Effect: (i) conditions generally affecting the industry in which the A&S Business compete or the U.S. or global economy as a whole, to the extent that such conditions (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events) do not have a disproportionate impact on the A&S Business taken as a whole, relative to other companies in the industry in which the A&S Business operate; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the A&S Business, taken as a whole, relative to other companies in the industry in which the A&S Business operates; (iii) changes in the trading price or trading volume of Fox Common Stock (it being understood, however, that, except as otherwise provided in clauses (i), (ii), (iv), (v), (vi), (vii) or (viii) of this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume of Fox Common Stock may give rise to a Newco Material Adverse Effect and may be taken into account in determining whether a Newco Material Adverse Effect has occurred); (iv) changes in GAAP (or any interpretations of GAAP) or Legal Requirements applicable to the A&S Business, to the extent that such conditions do not have a disproportionate impact on the A&S Business taken as a whole, relative to other companies in the industry in which the A&S Business operates; (v) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses (i), (ii), (iii), (iv), (vi), (vii) or (viii) of this sentence, any Effect giving rise to or contributing to any such failure may give rise to a Newco Material Adverse Effect and may be taken into account in determining whether a Newco Material Adverse Effect has occurred); (vi) any stockholder or derivative litigation arising from or relating to this Agreement or the Contemplated Transactions; (vii) Effects resulting directly from the announcement or pendency of this Agreement or the Contemplated Transactions, including loss of employees, suppliers or customers (including changes in customer bidding procedures or testing or award or scope of survey and/or loss of customer orders or Contracts) and any related decrease in sales volume of Newco Products (it being understood that this clause (vii) shall not apply with respect to any representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences from this Agreement and the Contemplated Transactions); or (viii) any items disclosed on Section 2 of the Fox Disclosure Letter or (b) would prevent or materially impair Fox from complying with its obligations hereunder or consummating the Contemplated Transactions.

“Newco Owned Real Property” shall mean all Owned Real Property that is intended to be conveyed to Newco by Fox or its Subsidiaries pursuant to the Distribution Agreement as set forth on the Preliminary Plan or the Separation Plan as defined in Section 1.1 of the Distribution Agreement.

“Newco Product” shall mean any product or service (i) both (x) designed or developed and (y) sold; (ii) under development and substantially completed; or (iii) manufactured, sold or distributed, in each of the foregoing (i), (ii) and (iii), by or on behalf of the A&S Business or the A&S Companies as of the date of this Agreement, including the products listed in Section 2.8 of the Fox Disclosure Letter. The Newco Products under the foregoing clauses (i) and (ii) shall be referred to herein as the “Proprietary Newco Products.”

“Newco Transfer” shall have the meaning set forth in the Distribution Agreement.

“Open Source Code” shall mean any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

“Order” shall mean any order, writ, injunction, judgment or decree of a Governmental Body of competent jurisdiction.

“Organizational Documents” shall mean (a) with respect to any corporation, its articles or certificate of incorporation and bylaws; (b) with respect to any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or documents of similar substance; (c) with respect to any limited partnership, its certificate of limited partnership and partnership agreement or governing or organizational documents of similar substance; and (d) with respect to any other entity, governing or organizational documents of similar substance to any of the foregoing, in the case of each of clauses (a) through (d), as may be in effect from time to time.

“Owned Real Property” shall mean all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto that is owned.

“Permitted Encumbrances” shall mean (i) any lien for current taxes not yet due and payable as of the Closing Date or that are being contested in good faith and for which appropriate reserves have been established to the extent required by GAAP; (ii) zoning, building codes and other land use Legal Requirements regulating the use or occupancy of any real property or the activities currently conducted thereon that are imposed by any Governmental Body; (iii) easements, covenants, conditions, restrictions and other similar matters of record affecting title to any real property that do not or would not materially impair the use or occupancy of such real property in the operation of the business as currently conducted thereon; (iv) licenses granted in the ordinary course of business; and (v) solely with respect to the A&S Companies, liens described in Section 2.6(a) of the Fox Disclosure Letter, and solely with respect to the Ainge Companies, liens described in Section 3.6 of the Ainge Disclosure Letter.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

“Portescap” shall mean Fox’s Portescap operating company.

“Proprietary Newco Product” shall have the meaning set forth in the definition of “Newco Products.”

“Proxy Statement/Prospectus” shall mean the proxy statement/prospectus to be sent to Ainge’s stockholders in connection with the Ainge Stockholders’ Meeting.

“Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, internet domain names and registered trademarks and all applications for any of the foregoing.

“Release” shall mean any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, disposing, or migrating into the environment, whether intentional or unintentional.

“Representatives” shall mean with respect to an Entity, the directors, officers, other employees, agents, attorneys, accountants, investment bankers, other advisors and representatives of such Entity.

“Required Ainge Financial Information” shall mean (A) pertinent information regarding Ainge as is customary to provide in connection with the Financings and (B) the following financial statements and other information, and other data (including MD&As) with respect to Ainge of the type required in a registration statement on Form S-1 by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of debt securities at such time, and of the type (and with exceptions, including, without limitation, information required by Section 3.10 or 3-16 of Regulation S-X, compensation information and the preparation of pro forma financial statements) customarily included in offering memoranda, private placement memoranda, prospectuses and similar documents (other than the portions thereof that are customarily provided by financing sources, including a description of the securities), to consummate a Rule 144A offering of senior unsecured notes, including (i) audited consolidated balance sheets and related statements of income, comprehensive income, stockholder’s equity and cash flows of Ainge and its consolidated subsidiaries for the fiscal years ended December 31, 2017, 2016 and 2015; (ii) quarterly financial statements for each fiscal quarter ending after the date of this Agreement and at least forty (40) days prior to the Closing (other than any fourth fiscal quarter); and (iii) annual and interim pro forma financial statements giving effect to the transactions contemplated hereby and other recent or probable material acquisitions (to the extent required in an S-1 Registration Statement) for the most recent annual and interim periods for which financial statements have been delivered pursuant to clause (B)(i) and (B)(ii) respectively, and for the twelve (12)-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements have been delivered pursuant to clause (B)(i) and (ii) hereof.

“Ruling” shall have the meaning set forth in the form of Tax Matters Agreement attached to the Distribution Agreement as Exhibit A.

“Ruling Request” shall have the meaning set forth in the form of Tax Matters Agreement attached to the Distribution Agreement as Exhibit A.

“Sanctioned Person” means (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom; (b) any Person located, organized or resident in a Sanctioned Territory; or (c) any Person directly or indirectly owned or controlled by any such Person or Persons described in the foregoing clauses (a) and (b).

“Sanctioned Territory” means, at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctions” means economic or financial sanctions, trade embargoes or anti-boycott laws or regulations imposed, administered or enforced from time to time by the U.S. government, including under the International Emergency Economic Powers Act (50 U.S. Code §§ 1701 et. seq.), the Trading with the Enemy Act (50 U.S.C. app. §§ 1 et. seq.), and the various sanctions programs and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Separation Plan” shall have the meaning set forth in the Distribution Agreement.

“Shared Information” shall mean (i) all Information provided by any of Fox or its Affiliates (including the A&S Companies) to any of Ainge or its Affiliates hereunder prior to the Effective Time, and (ii) any Information in the possession or under the control of Fox, Ainge or their respective Affiliates that relates to the operation of the A&S Business or any A&S Company prior to the Effective Time and that the requesting party reasonably needs (A) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities and Legal Requirements) by a Governmental Body having jurisdiction over the requesting party; (B) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, in each case other than claims or allegations that one party to this Agreement has against the other; (C) subject to the foregoing clause (B) above, to comply with its obligations under this Agreement; or (D) to the extent such Information and cooperation is necessary to comply with such reporting, filing and disclosure obligations, for the preparation of financial statements or completing an audit, and as reasonably necessary to conduct the ongoing businesses of Ainge, the A&S Companies or Fox and their respective Affiliates, as the case may be.

An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

“Tax” shall have the meaning set forth in the form of Tax Matters Agreement attached to the Distribution Agreement as Exhibit A.

“Tax-Free Status of the Transactions” shall have the meaning set forth in the form of Tax Matters Agreement attached to the Distribution Agreement as Exhibit A.

“Tax Matters Agreement” shall mean the Tax Matters Agreement in substantially the form attached to the Distribution Agreement as Exhibit A and revised as provided in the footnotes therein.

“Tax Return” shall have the meaning set forth in the form of Tax Matters Agreement attached to the Distribution Agreement as Exhibit A.

“Thomson” shall mean Fox’s Thomson operating company.

“Total Cap” shall have the meaning set forth Schedule E.

“Transaction Documents” shall mean this Agreement, the Distribution Agreement, the Tax Matters Agreement, the Transition Services Agreement, the Employee Matters Agreement and the IP License Agreement.

“Transferable Permits” shall have the meaning set forth in the Distribution Agreement.

“Transition Services Agreement” shall mean the Transition Services Agreement in substantially the form attached to the Distribution Agreement as Exhibit B.

Other Defined Terms. In addition, each of the following terms shall have the meaning given to such term in the applicable Section of this Agreement listed opposite such term:

Term	Section
A&S Business Unaudited Financial Data	2.4(a)
A&S Company Returns	2.13(a)
A&S Top Customers	2.18(a)
A&S Top Suppliers	2.18(b)
Accounting Firm	5.13(c)
Additional Antitrust Consents	6.9
Adjustment Amount	1.16
Adjustment Excess	1.16
Adjustment Payment	1.16
Agreement	Preamble
Ainge	Preamble
Ainge Board Recommendation	5.2(b)
Ainge Certifications	3.4(a)
Ainge Change in Recommendation	5.2(b)
Ainge Company Returns	3.13(a)
Ainge Leased Real Property	3.7(b)
Ainge Material Contract	3.9(a)
Ainge Registered IP	3.8(a)
Ainge SEC Documents	3.4(a)
Ainge Share Amount Reduction	1.16
Ainge Stockholders’ Meeting	5.2(a)
Ainge Tax Opinion	6.7(a)
Ainge Termination Fee	8.3(b)
Ainge Top Customers	3.18(a)
Ainge Top Suppliers	3.18(b)
Alternative Commitment Letters	5.15(b)
Alternative Direct Sales Commitment Letter	5.15(a)
Alternative Direct Sales Financing	5.15(a)
Alternative Financing Agreements	5.15(c)
Alternative Financings	5.15(b)
Alternative Newco Commitment Letter	5.15(b)
Alternative Newco Financing	5.15(b)
Antitrust Filings	5.3(a)
Audited Financial Statements	5.13(a)
Bill of Sale	1.8(a)(i)
Burdensome Condition	5.3(c)
Cash Dividend	Recitals
Closing	1.7
Closing Date	1.7
Cravath	1.7

Term	Section
D&O Indemnitee	5.18(a)
Debt Exchange	Recitals
Debt Exchange Parties	Recitals
Deferred Asset	1.6
Direct Sales	Recitals
Direct Sales Allocation Statement	1.4(b)
Direct Sales Financing Agreements	5.15(a)
Direct Sales Leased Real Property	2.7(b)
Direct Sales Purchase Price	1.4(a)
Direct Sales Review Period	1.4(c)
Dispute Notice	1.4(c)
EBITDA Statement	5.13(c)
EBITDA Statement Rejection Notice	5.13(c)
EBITDA Statement Review Period	5.13(c)
Effective Time	1.7
End Date	8.1(b)
Environmental Laws	2.15
Environmental Liabilities	2.15
Exchange Agent	1.11(b)
Exchange Fund	1.11(b)
FCPA	2.11(a)
Financing Agreement	5.15(b)
Financing Source Related Parties	8.3(i)
Financings	5.15(a)
Fox	Preamble
Fox Tax Opinion	7.8(a)
Fox Termination Fee	8.3(d)
Hazardous Materials	2.15
Hazardous Materials Event	2.15
Initial Receipt Period	5.2(a)
Intervening Event	5.2(c)(ii)
Merger	Recitals
Merger Sub	Preamble
Newco	Preamble
Newco Bridge Facility	5.15(f)
Newco Commitment Letter	5.15(b)
Newco Financing Agreements	5.15(b)
Newco Leased Real Property	2.7(b)
Newco Material Contract	2.9(a)
Newco Registered IP	2.8(a)
Newco Registration Statements	5.1(a)
Newco Securities	5.16(a)
Newco Unsecured Notes	5.15(f)
Notice Period	5.2(c)(i)
participate	5.12(c)
Permitted Alternative Financing	5.15(c)
Pre-Closing Period	4.1
Required A&S Financial Information	5.15(d)
Required Ainge Stockholder Vote	3.21

Term	Section
Required Merger Sub Stockholder Vote	3.21
Schedule TO	5.1(a)
Shrink-Wrap	2.8(b)
Skadden	5.5(a)(v)
Surviving Corporation	1.1
Takeover Statute	2.20
Total Adjustment Amount	1.16

Annex B

EXECUTION VERSION

SEPARATION AND DISTRIBUTION AGREEMENT

by and among

FORTIVE CORPORATION

STEVENS HOLDING COMPANY, INC.

and

ALTRA INDUSTRIAL MOTION CORP.

dated as of

March 7, 2018

Exhibits
Exhibit A	Form of Tax Matters Agreement
Exhibit B	Form of Transition Services Agreement
Exhibit C	Form of Intellectual Property Cross-License Agreement

SEPARATION AND DISTRIBUTION AGREEMENT

THIS SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”) is entered into as of March 7, 2018 by and among: (i) Fortive Corporation, a Delaware corporation (“Fox”); (ii) Stevens Holding Company, Inc., a Delaware corporation and wholly owned Subsidiary of Fox (“Newco”); and (iii) Altra Industrial Motion Corp., a Delaware corporation (“Ainge”) (each a “Party” and together, the “Parties”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Section 10.

RECITALS

WHEREAS, Fox, directly and indirectly through its wholly owned Subsidiaries, is engaged in the A&S Business;

WHEREAS, the Board of Directors of Fox (the “Fox Board”) has determined that it is advisable and in the best interests of Fox and Fox’s stockholders to separate the A&S Business from the other businesses of Fox and to divest the A&S Business in the manner contemplated by this Agreement and the Agreement and Plan of Merger and Reorganization, dated as of the date hereof (as it may be amended, modified or supplemented from time to time, the “Merger Agreement”), by and among Fox, Newco, Ainge and McHale Acquisition Corp., a Delaware corporation and wholly owned Subsidiary of Ainge (“Merger Sub”);

WHEREAS, on the terms and subject to the conditions set forth herein, in order to effect such separation, Fox will undertake the Internal Restructuring and, in connection therewith, effect the Newco Contribution and, in exchange therefor, Newco shall (i) issue to Fox additional shares of Newco Common Stock and the Newco Securities and (ii) distribute to Fox the Cash Dividend;

WHEREAS, following the Newco Contribution, Fox shall transfer the Newco Securities to certain Persons (the “Debt Exchange Parties”) in exchange for certain debt obligations of Fox held by the Debt Exchange Parties as principals for their own account (the “Debt Exchange”);

WHEREAS, following the Debt Exchange, the Debt Exchange Parties are expected to sell the Newco Securities;

WHEREAS, prior to the Effective Time, the Direct Sales Sellers shall sell the Direct Sales Assets and Direct Sales Entities (and their Subsidiaries) to the Direct Sales Purchasers, and the Direct Sales Purchasers shall assume the Direct Sales Assumed Liabilities;

WHEREAS, on the terms and subject to the conditions set forth herein, following the completion of the Internal Restructuring, the Newco Contribution, the Debt Exchange and the payment of the Cash Dividend, Fox shall own all of the issued and outstanding shares of Newco Common Stock and shall effect the distribution of all of such outstanding shares of Newco Common Stock to the holders of Fox Common Stock in accordance with Section 3.1 and Section 3.2 hereof (the “Distribution”);

WHEREAS, the Parties contemplate that, pursuant to the Merger Agreement, immediately after the Distribution and at the Effective Time, Merger Sub shall be merged (the “Merger”) with and into Newco, with Newco surviving the Merger as a wholly owned Subsidiary of Ainge, and the shares of Newco Common Stock shall be converted into the right to receive shares of Ainge Common Stock on the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law;

WHEREAS, for U.S. federal income Tax purposes, (i) it is intended that the Newco Contribution, taken together with the Distribution, will qualify for non-recognition of gain and loss pursuant to Sections 355, 361 and 368(a)(1)(D) of the Code; (ii) it is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and (iii) each of this Agreement and the Merger Agreement constitutes a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulation Section 1.368-2(g);

WHEREAS, Fox intends to request the Ruling from the IRS; and

WHEREAS, the Parties desire to set forth the principal arrangements among them regarding the foregoing transactions and to make certain covenants and agreements specified herein in connection therewith and to prescribe certain conditions relating thereto.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

1.	TRANSFER OF THE A&S BUSINESS

1.1    Transfer of Assets. Except as provided in Section 1.8(b), effective as of the Separation Time:

(a)    Fox shall assign, transfer, convey and deliver (“Convey”) (and shall cause any applicable Subsidiary to Convey) to Newco or one or more Newco Subs in accordance with the Separation Plan (as defined below) and the other terms and conditions of this Agreement, and Newco shall accept from Fox, and shall cause any applicable Newco Sub to accept, the A&S Assets and all of Fox’s and its applicable Subsidiaries’ respective direct or indirect right, title and interest in, to and under all A&S Assets (other than any A&S Assets that are already held as of the Separation Time by Newco or a Newco Sub, which A&S Assets shall continue to be held by Newco or such Newco Sub after the Separation Time, and other than any Direct Sales Assets or any assets held by any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity), which Direct Sales Assets and Direct Sales Entities (and Subsidiaries of Direct Sales Entities) will be Conveyed to the Direct Sales Purchasers pursuant to the Merger Agreement), free and clear of all Encumbrances (other than Permitted Encumbrances). The preliminary plan and structure set forth on Schedule 1.1(a) as of the date hereof is referred to herein as the “Preliminary Plan”, and the corporate structuring steps contemplated by the Separation Plan as finally determined in accordance with this Section 1.1 is referred to herein as the “Internal Restructuring”. In accordance with Sections 1.1(b) and 1.1(c), the Preliminary Plan may be amended, modified or supplemented by Fox until such time as the Preliminary Plan becomes the Separation Plan in accordance with Section 1.1(b).

(b)    As promptly as practicable following the date of this Agreement (but in no event later than April 30, 2018), Fox shall deliver to Ainge an updated version of the Preliminary Plan (the “Updated Preliminary Plan”) setting forth Fox’s plan (with reasonable specificity on the corporate transaction steps) with respect to the Internal Restructuring necessary: (i) to allocate and Convey to Newco (or the applicable Newco Sub) or to the Direct Sales Asset Purchasers (or the applicable Direct Sales Entities) the A&S Assets, the A&S Liabilities and ownership of the Newco Subs and the Direct Sales Entities (and their Subsidiaries); (ii) to put in place the Newco structure as it will exist as of immediately prior to the Distribution and effect the transactions contemplated by Section 1.3 of the Merger Agreement; and (iii) to identify any material Governmental Approvals required in connection with the Internal Restructuring (such plan as finally delivered and accepted in accordance with this Section 1.1, the “Separation Plan”). Ainge shall have a period of twenty (20) Business Days following the delivery by Fox of the Updated Preliminary Plan to review and comment on such Updated Preliminary Plan, after such time Ainge’s approval shall be deemed granted for purposes of this Section 1.1 in the event no written proposed revisions or objections are received by Fox from Ainge. Any amendments, modifications or supplements to the Preliminary Plan and the Updated Preliminary Plan shall, in each case, be reasonably proposed by Fox consistent with Section 1.1(c), and Ainge’s approval shall be required before any Updated Preliminary Plan prepared by Fox can become the Separation Plan (such approval not to be unreasonably, withheld, conditioned or delayed consistent with Section 1.1(c)).

(c)    Fox shall: (i) provide Ainge with a reasonable advance opportunity to review any contemplated amendments, modifications or supplements to the Preliminary Plan, the Updated Preliminary Plan or the Separation Plan that Fox contemplates; (ii) negotiate with Ainge in good faith regarding any such proposed amendments, modifications or supplements to which Ainge objects; and (iii) promptly provide Ainge with copies of any such amendments, modifications or supplements as finally and mutually agreed by Fox and Ainge. Fox and Ainge each shall, when proposing amendments, modifications and supplements to the Preliminary Plan, the Updated Preliminary Plan or the Separation Plan in the case of Fox and when reviewing and considering such proposed amendments, modifications and supplements for its approval in the case of Ainge, (A) consider in each case the relative benefits and burdens to each Party of the Preliminary Plan and each such proposed amendment, modification and supplement thereto (including considering, when considered together with all prior amendments, modifications and supplements, the cumulative effect thereof on each Party) and (B) acting reasonably and in good faith endeavor to balance in the aggregate such benefits and burdens.

(d)    The Separation Plan may only be amended, modified or supplemented by Fox with the express written consent of Ainge (such consent not to be unreasonably withheld, conditioned or delayed consistent with Section 1.1(c)), and any such amendments, modifications or supplements shall be reasonably proposed by Fox consistent with Section 1.1(c).

(e)    Notwithstanding anything to the contrary in this Section 1.1, any change to the Preliminary Plan or the Separation Plan that is set forth on Schedule 1.1(e) or that is made after the date that is forty (40) days prior to the Distribution Date shall be subject to Ainge’s approval in its sole discretion.

1.2    Assumption of Liabilities. Effective as of the Separation Time, Fox shall Convey (or shall cause any applicable Subsidiary to Convey) to Newco or one or more Newco Subs, in accordance with the Separation Plan and the other terms and conditions of this Agreement, and Newco shall assume, perform, satisfy, discharge and fulfill when due and, to the extent applicable, comply with on a timely basis, or shall cause any applicable Newco Sub to assume, perform, satisfy, discharge and fulfill when due and, to the extent applicable, comply with on a timely basis, all of the A&S Liabilities, in accordance with their respective terms (other than any A&S Liabilities that as of the Separation Time are already Liabilities of Newco or a Newco Sub, which A&S Liabilities, other than to the extent constituting Excluded Liabilities pursuant to Section 1.6(b), shall continue to be Liabilities of Newco or such Newco Sub after the Separation Time, and other than any Direct Sales Assumed Liabilities and Liabilities of any Direct Sales Entity (and any Subsidiary of a Direct Sales Entity), which, other than to the extent constituting Excluded Liabilities pursuant to Section 1.6(b), shall be assumed by the Direct Sales Purchasers pursuant to the Merger Agreement). As between members of the Fox Group, on the one hand, and members of the Newco Group, on the other hand, following the Separation Time, the members of the Newco Group will be solely responsible for all A&S Liabilities (other than any Direct Sales Assumed Liabilities and Liabilities of any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity)), on a joint and several basis.

1.3    Transfer of Excluded Assets; Excluded Liabilities. Subject to Section 1.8(b), prior to the Separation Time: (i) Fox shall cause any applicable Newco Sub or Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) to allocate and Convey to Fox or an appropriately capitalized Subsidiary of Fox (as Fox may designate) (other than any member of the Newco Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity)), in accordance with the Separation Plan and the other terms and conditions of this Agreement, any Excluded Assets that it owns, leases or has any right to use, and Fox shall accept from such Newco Sub or Direct Sales Entity (or any Subsidiary of a Direct Sales Entity), or shall cause any designated Subsidiary of Fox (other than any member of the Newco Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity)) to accept, the Excluded Assets and all such respective right, title and interest in and to any and all of such Excluded Assets and (ii) Fox shall cause any applicable Newco Sub or Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) to Convey to Fox or an appropriately capitalized Subsidiary of Fox (as Fox may designate) (other than any member of the Newco Group or Direct Sales Entity (or any Subsidiary of a Direct Sales Entity)), in accordance with the Separation Plan and the other terms and conditions of this Agreement, any Excluded Liability for which Newco or such Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) is otherwise responsible, and Fox shall assume, perform, satisfy, discharge and fulfill when due, and to the extent applicable, comply with on a timely basis, or shall cause the designated Subsidiary of Fox to assume, perform, satisfy, discharge and fulfill when due, and to the extent applicable, comply with on a timely basis, any and all of such Excluded Liabilities in accordance with their respective terms. As between members of the Fox Group, on the one hand, and members of the Newco Group and any Direct Sales Entities (and any Subsidiary of a Direct Sales

Entity), on the other hand, following the Separation Time, the members of the Fox Group will be solely responsible for all Excluded Liabilities, on a joint and several basis.

1.4    Misallocated Transfers. In the event that, at any time from and after the Separation Time, Fox, Newco or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) (or any member of the Fox Group or the Newco Group, as applicable) discovers that it or one of its Affiliates is the owner of, receives or otherwise comes to possess or benefit from any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) or is liable for any Liability that is otherwise allocated to any Person that is a member of the other Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity), as the case may be, pursuant to this Agreement or any Ancillary Agreement (except in the case of any deliberate acquisition of Assets or assumption of Liabilities from the other Party for value subsequent to the Separation Time), such Asset or Liability shall be deemed an A&S Asset, Excluded Asset, A&S Liability or Excluded Liability, as applicable, for all purposes hereunder, and such Party shall promptly Convey, or cause to be Conveyed, such Asset or Liability to the Person so entitled thereto (and the relevant Party shall cause such entitled Person to accept such Asset or assume, perform, satisfy, discharge and fulfill when due such Liability) for no consideration. Prior to any such transfer, such Asset shall be held in accordance with Section 1.8(b).

1.5    A&S Assets; Excluded Assets.

(a)    For purposes of this Agreement, “A&S Assets” shall mean, in each case to the extent existing and owned or held immediately prior to the Separation Time by Fox or any of its Subsidiaries, all of Fox’s and its Subsidiaries’ respective right, title and interest in, to and under the following Assets, but in each case excluding the Excluded Assets:

(i)    (A) the owned real property set forth on Schedule 1.5(a)(i)(A) and all rights and interests of Fox or its Subsidiaries with respect thereto; and (B) the leases set forth on Schedule 1.5(a)(i)(B) to the premises listed on Schedule 1.5(a)(i)(B) and all rights and interests of Fox or its Subsidiaries thereunder; and (C) any other owned or leased real property used or held for use primarily in the operation of the A&S Business (collectively, “Newco Real Property”);

(ii)    all issued and outstanding capital stock of, or other equity or ownership interests in, the Subsidiaries of Fox contemplated to be owned (directly or indirectly) by Newco immediately prior to the Separation Time pursuant to the Separation Plan and the Internal Restructuring (such Subsidiaries, the “Newco Subs”), the Direct Sales Entities and their respective Subsidiaries;

(iii)    (A) all of the office equipment (including personal computers and mobile devices), furnishings, fixtures and other tangible assets and (B) all of the machinery, equipment, tools, wires and vehicles, in each case, as used, or held for use, primarily in the operation of the A&S Business (including, for the avoidance of doubt, any and all tangible assets primarily used by any Newco Employees, all tangible assets located on Newco Real Property and all tangible assets owned by Newco or any of the Newco Subs or by any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity);

(iv)    subject to Section 1.8(a) and to the extent transferable, all of the Permits granted to Fox or any of its Subsidiaries that are used, or held for use, primarily in the A&S Business (including any pending applications for such Permits) (the “Transferable Permits”);

(v)    all rights to causes of action, lawsuits, judgments, claims (including, subject to Sections 6.4 and 6.5, third-party insurance claims under policies that are an Excluded Asset pursuant to Section 1.5(b)(v)), counterclaims, demands or enforcement rights of any kind of Fox, its Affiliates, any member of the Newco Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) against a Person to the extent such causes of action, lawsuits, judgments, claims, counterclaims, demands or enforcement rights relate to the A&S Business, an A&S Asset or an A&S Liability, including all claims made as of the Separation Date; provided, that the party to which any such causes of action, lawsuits, judgments, claims, counterclaims, demands or enforcement rights primarily relate shall control the applicable proceedings unless such party agrees in writing that the other party shall control such proceedings.

(vi)    all inventories of materials, parts, raw materials, packaging materials, supplies, work-in-process, goods in transit and finished goods and products (including, for the avoidance of doubt, any Newco Products) that are used, or held for use, primarily in the A&S Business;

(vii)    all right, title and interest in all Newco IP, including: (x) the right to seek, recover and retain damages, costs, profits, injunctive relief and other remedies for any past or future infringement or misappropriation thereof and to register, prosecute, maintain or record any of such Intellectual Property Rights with any Governmental Authority after the Separation Date and (y) all goodwill to the extent associated with the A&S Business in each case, in all countries in the world;

(viii)    all IT Assets that are used, or held for use, primarily in the A&S Business (the “Newco IT Assets”);

(ix)    all rights with respect to third-party warranties to the extent related to the A&S Assets;

(x)    except for those Contracts set forth on Schedule 1.5(a)(x), the rights, claims, benefits and interests (whether presently known or unknown, contingent or otherwise) under any Contract that is primarily related to the A&S Business (the “Newco Contracts”), including under any such Contract that is primarily related to the A&S Business and that also relates to any other business or business function of Fox or its Subsidiaries (each such shared Contract, a “Newco Shared Contract”), which Newco Shared Contracts shall be subject to the rights and the obligations of the Parties set forth in Section 1.8(c);

(xi)    (A) all business records primarily related to the A&S Assets or A&S Liabilities, including the corporate or limited liability company minute books and related stock records of the members of the Newco Group and the Direct Sales Entities (and their respective Subsidiaries), information and records used to demonstrate compliance with applicable Law and any other compliance records related to the A&S Business; (B) all of the separate financial and Tax records of the members of the Newco Group and any Direct Sales Entity (and any Subsidiary of a Direct Sales Entity) or relating to the A&S Business that do not form part of the general ledger of Fox or any of its Affiliates (other than the members of the Newco Group and any Direct Sales Entity (and any Subsidiary of a Direct Sales Entity)); (C) all other books, records, invoices, ledgers, files, documents, correspondence, lists, plats, drawings, photographs, product literature, equipment test records, advertising and promotional materials, distribution lists, customer lists, supplier lists, studies, reports, operating, production and other manuals, manufacturing and quality control records and procedures, research and development files, accounting and business books, records, files, documentation and materials, in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, to the extent related primarily to the A&S Business; and (D) with respect to Newco Employees, as permitted by applicable Law and solely to the extent determined to be necessary to comply in good faith with the terms of the Employee Matters Agreement, all books and records relating to the employment of such Newco Employees with the members of the Fox Group, the Newco Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) (including performance reviews in respect of the period while employed by a member of the Fox Group, the Newco Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity), Forms I-9 and W-4, service credit records, vacation and other leave accrual/balance records, and all records relating to participation in any employee benefit election plans (including records in effect as of the Closing)), in each case excluding any Intellectual Property Rights other than Newco IP embodied therein (collectively, the “Newco Books and Records”); provided, however, that: (x) Fox shall be entitled to retain a copy of any and all Newco Books and Records, which shall be subject to the provisions of Section 2 and deemed the Confidential Information of Newco and subject to the provisions of Section 6.6; (y) Fox may retain any materials in clauses (A) and (C) that are not reasonably practicable to identify and extract subject to the right of access pursuant to Section 5.1; and (z) Fox shall be entitled to redact any portion of the Newco Books and Records to the extent related to any matter other than the A&S Business; provided, however, that such retained materials shall be deemed Confidential Information of Newco and subject to the provisions of Section 6.6;

(xii)    the right to enforce the confidentiality or assignment provisions of any confidentiality, non-disclosure or other similar Contracts to the extent related to Confidential Information of the A&S Business;

(xiii)    all accounts receivable or unbilled receivables of the A&S Business, including all accounts receivable of Newco and the Newco Subs and of the Direct Sales Entities (and their Subsidiaries);

(xiv)    without duplication, any and all Assets reflected as an “asset” on the A&S Unaudited Balance Sheet and any such Assets acquired by or for Newco, any member of the Newco Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of such balance sheet not made in violation of the Merger Agreement, in all cases other than any such Assets under the line-items titled “Goodwill” and “Other intangible assets, net” of the A&S Unaudited Balance Sheet;

(xv)    the benefits of all prepaid expenses, including prepaid leases and prepaid rentals, trade accounts and other accounts and notes receivable to the extent related to or held for use in the operation of the A&S Business;

(xvi)    all rights of the Newco Group and any Direct Sales Entity (and any Subsidiary of a Direct Sales Entity) under this Agreement and the Merger Agreement or any Ancillary Agreement and the certificates, instruments and Transfer Documents delivered in connection therewith;

(xvii)    all cash and cash equivalents in bank or other deposit accounts of Newco, any member of the Newco Group, any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity);

(xviii)    all rights to insurance policies in the name of or otherwise held by any member of the Newco Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity); and

(xix)    any and all other Assets owned or held immediately prior to the Separation Time by Fox or any of its Subsidiaries that are not of a type covered by the preceding clauses (i)-(xviii) above and that are primarily used or held for use in the A&S Business and are not Intellectual Property Rights or Excluded Assets.

(b)    Notwithstanding Section 1.5(a), the A&S Assets shall not in any event include any of the following Assets (the “Excluded Assets”):

(i)    all cash and cash equivalents, and bank or other deposit accounts, of Fox and its Affiliates other than Newco, any member of the Newco Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) (subject to Section 1.10 and Section 3.4(c));

(ii)    the Patents, Trademarks and Copyrights listed on Schedule 1.5(b)(ii), and any other Intellectual Property Rights owned by any member of the Fox Group, except the Newco IP;

(iii)    all IT Assets other than the Newco IT Assets;

(iv)    (A) the employment and personnel records of Fox’s and its Affiliates’ employees who are not Newco Employees and (B) any employment and personnel records of the Newco Employees, the transfer of which is prohibited by Law or otherwise by reason of any agreement with Newco Employees or any body representing any of them (subject to the provisions of Section 1.8(a));

(v)    subject to Section 1.5(a)(v), all rights to insurance policies or practices of Fox and its Affiliates (other than of Newco, any member of the Newco Group and any Direct Sales Entity (and any Subsidiary of a Direct Sales Entity)) (including any captive insurance policies, fronted insurance policies, surety bonds or corporate insurance policies or practices, or any form of self-insurance whatsoever), any refunds paid or payable in connection with the cancellation or discontinuance of any such policies or practices, and any claims made under such policies (subject to the provisions of Sections 6.4 and 6.5);

(vi)    other than with respect to any insurance policies referred to in Section 1.5(a)(xviii), all rights to causes of action, lawsuits, judgments, claims, counterclaims or demands of Fox, its Affiliates, any member of the Newco Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) against a party other than Ainge or its Affiliates to the extent that they do not relate to the A&S Assets or the A&S Business;

(vii)    all financial and Tax records relating to the A&S Business that form part of the general ledger of Fox or any of its Affiliates (other than the members of the Newco Group and any Direct Sales Entity (and any Subsidiary of a Direct Sales Entity)), any working papers of Fox’s auditors, and any other Tax records (including accounting records) of Fox or any of its Affiliates (other than the members of the Newco Group and any Direct Sales Entity (and any Subsidiary of a Direct Sales Entity)); provided, however, that Newco shall in all events be entitled to copies of, and shall be entitled to use, any such books and records to the extent related to the A&S Business or the A&S Assets (subject to Section 10.1 of the Tax Matters Agreement, to the extent such books and records are in Fox’s possession);

(viii)    other than rights to enforce the confidentiality provisions of any confidentiality, non-disclosure or other similar Contracts to the extent related to Confidential Information of the A&S Business, all records relating to the negotiation and consummation of the transactions contemplated by this Agreement and all records prepared in connection with the potential divestiture of all or a part of the A&S Business, including: (A) bids received from third parties and analyses relating to such transactions and (B) confidential communications with legal counsel representing Fox or its Affiliates and the right to assert the attorney-client privilege with respect thereto;

(ix)    the rights and interests (whether presently known or unknown, contingent or otherwise) under any Contract that is not primarily related to the A&S Business, including under any such Contract relating to, but not primarily relating to, the A&S Business (each such shared Contract, a “Fox Shared Contract”), which Fox Shared Contracts shall be Excluded Assets subject to the rights of Newco and the obligations of the Parties set forth in Section 1.8(c);

(x)    all Permits of Fox or its Affiliates other than Transferable Permits, subject to the rights of Newco and obligations of the Parties set forth in Section 1.8;

(xi)    all of the issued and outstanding capital stock of, or other equity interests in, the Subsidiaries of Fox other than Newco, the Newco Subs, the Direct Sales Entities (and their respective Subsidiaries);

(xii)    any and all Assets that are expressly contemplated by any Ancillary Agreement as Assets to be retained by or Conveyed to Fox or any other member of the Fox Group;

(xiii)    any of the Assets listed on Schedule 1.5(b)(xiii); and

(xiv)    other than any A&S Assets or any Asset specifically listed or described in Section 1.5(a) or the Schedules thereto, any and all Assets of Fox or its Affiliates that are used, held for use in, or related to, businesses of Fox other than the A&S Business.

(c)    In the event of any inconsistency or conflict that may arise in the application or interpretation of the definitions of “A&S Assets” and “Excluded Assets,” the explicit inclusion of an item on any Schedule referred to in either definition shall take priority over any textual provision of either definition that would otherwise operate to include or exclude such Asset from the applicable definition.

(d)    The Parties acknowledge and agree that, except for such rights as are otherwise expressly provided in this Agreement, the Merger Agreement or any Ancillary Agreements, none of Newco, any of the Newco Subs or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) shall acquire or be permitted to retain any direct or indirect right, title or interest in any Excluded Assets through the Conveyance of all of the authorized and outstanding equity interests in the Newco Subs and that if any of the Newco Subs owns, leases or has the right to use any such Excluded Assets, such Excluded Assets shall be Conveyed to Fox as contemplated by Section 1.3.

1.6    A&S Liabilities; Excluded Liabilities.

(a)    For the purposes of this Agreement, “A&S Liabilities” shall mean each of the following Liabilities of any of Fox and its Subsidiaries, regardless of where, or against whom, such Liabilities are asserted or determined, but in each case excluding the Excluded Liabilities:

(i)    all Liabilities that are: (A) expressly contemplated by this Agreement, the Merger Agreement or any Ancillary Agreement (or any schedules hereto or thereto) as Liabilities to be retained, assumed or retired by Newco, any other member of the Newco Group, any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) or any Direct Sales Purchaser, and all agreements, obligations and Liabilities of any Person in the Newco Group, any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) or any Direct Sales Purchaser under this Agreement, the Merger Agreement or any of the Ancillary Agreements or (B) listed or described on Schedule 1.6(a)(i);

(ii)    all Liabilities to the extent relating to:

(1)    the conduct and operation of the A&S Business, whether prior to, at or after the Separation Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any directors, officers, partners, managers, employees or agents of any member of the Newco Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) (whether or not such act or failure to act is or was within such Person’s authority));

(2)    the conduct and operation of any business conducted by any member of the Newco Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) at any time after the Separation Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any directors, officers, partners, managers, employees or agents of any member of the Newco Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) (whether or not such act or failure to act is or was within such Person’s authority));

(3)    the ownership, operation or use of any A&S Asset, whether prior to, at or after the Separation Time, but excluding any such Liabilities with respect to any business or entity owned or operated by the A&S Business, any member of the Newco Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) that has been divested or discontinued prior to the Separation Time (a “Disposed A&S Business”) (including any real property owned or operated by such a Disposed A&S Business), notwithstanding that such Asset would have constituted an A&S Asset prior to such divestiture or discontinuance; and

(4)    any warranty, product liability obligation or claim or similar obligation entered into, created or incurred in the course of business of the A&S Business with respect to its products or services, whether prior to, at or after the Separation Time;

(iii)    all Liabilities (including for the avoidance of doubt all Liabilities under or related to any Environmental Laws, including for fines and penalties associated with violations of any Environmental Laws, and for the costs associated with any damage to or restoration of natural resources or any investigation and remediation of environmental media impacted by Hazardous Materials) directly relating to: (A) the Release of Hazardous Materials at, on, under or from any Newco Owned Real Property, Newco Leased Real Property, Direct Sales Owned Real Property or Direct Sales Leased Real Property, whether prior to, at or after the Separation Time; (B) any violation or alleged violation of Environmental Laws, whether prior to, at or after the Separation Time; (C) any loss of life or injury to Persons due to exposure to asbestos prior to, at or after the Separation Time; or (D) the off-site disposal, storage, transport, discharge or Release of Hazardous Materials prior to, at or after the

Separation Time, in each of cases (A), (B), (C) and (D) to the extent relating to, arising out of, resulting from or otherwise in respect of the conduct or operation of the A&S Business or the ownership, operation or use of the A&S Assets (and, in each such case, for the avoidance of doubt, excluding to the extent relating to any Disposed A&S Business or any other Excluded Liabilities) or (E) the Real Property Transfer Obligations for which Fox is responsible pursuant to Section 6.8;

(iv)    all Liabilities to the extent arising under the Newco Contracts and the allocated portion of any Newco Shared Contract or any other Contract that is assigned to a member of the Newco Group, any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) or any Direct Sales Purchaser;

(v)    all Liabilities to the extent relating to leases for the A&S Assets;

(vi)    all customer deposits held by any member of the Fox Group to the extent related to the provision of service by the A&S Business;

(vii)    accounts payable to the extent relating to the construction or investment in the A&S Assets as of the Effective Time;

(viii)    all Liabilities allocated to Newco under the Tax Matters Agreement;

(ix)    all Liabilities for (i) Indebtedness solely between or among members of the Newco Group or Direct Sales Entities (or Subsidiaries of Direct Sales Entities); (ii) capital lease obligations of the A&S Business; and (iii) the A&S Debt; and

(x)    except as otherwise provided in any Ancillary Agreement, herein or in the Schedules hereto and subject to Section 1.6(b), all Liabilities of Fox or its Subsidiaries that are not of a type covered by the preceding clauses (i) – (ix) above to the extent arising out of, relating to or otherwise in respect of, the ownership or use of the A&S Assets or the operation or the conduct of the A&S Business, whether before, at or after the Separation Time (but, for the avoidance of doubt, excluding to the extent relating to any Disposed A&S Business or any other Excluded Liabilities).

(b)    Notwithstanding the foregoing, the A&S Liabilities shall not, in any event, include any of the following Liabilities of Fox or its Subsidiaries (the “Excluded Liabilities”):

(i)    without limitation of Section 1.6(b)(vi), all Liabilities (including for the avoidance of doubt all Liabilities under or related to any Environmental Laws, including for fines and penalties associated with violations of any Environmental Laws, and for the costs associated with any damage to or restoration of natural resources or any investigation and remediation of environmental media impacted by Hazardous Materials) directly relating to: (A) the Release of Hazardous Materials at, on, under or from any Newco Owned Real Property, Newco Leased Real Property, Direct Sales Owned Real Property or Direct Sales Leased Real Property; (B) any violation or alleged violation of Environmental Law; (C) any loss of life or injury to Persons due to exposure to asbestos; or (D) the off-site disposal, storage, transport, discharge or Release of Hazardous Materials, in each of cases (A), (B), (C) and (D) to the extent relating to, arising out of, resulting from or otherwise in respect of: (x) the ownership, operation or use of the Excluded Assets, whether prior to, at or after the Separation Time; (y) any business, operations or activities of a member of the Fox Group (or any legal predecessor thereto or any current or former Affiliate thereof) not related to the A&S Business, whether prior to, at or after the Separation Time; or (z) any business or entity owned or operated by any member of the Fox Group, the A&S Business, any member of the Newco Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) that is a Disposed A&S Business (including any real property owned or operated by such a Disposed A&S Business), in each cases of (A) and (B), subject to the limitations and procedures set forth on Schedule 1.6(b)(vi)(5)(b);

(ii)    Liabilities for Indebtedness of Fox or its Subsidiaries (other than (A) Indebtedness solely between or among members of the Newco Group or Direct Sales Entities (or Subsidiaries of Direct Sales Entities); (B) capital lease obligations of the A&S Business; and (C) subject to Section 3.5, the A&S Debt);

(iii)    all Liabilities, costs or expenses (including any legal, investment banking or other advisory costs or expenses) incurred by or on behalf of any member of the Newco Group or the Fox Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) at or prior to the Effective Time in connection with the transactions contemplated by this Agreement, the Merger Agreement or any Ancillary Agreement;

(iv)    all Liabilities allocated to Fox under the Tax Matters Agreement;

(v)    (A) all Liabilities that are (1) expressly contemplated by this Agreement or any Ancillary Agreement (or any schedules hereto or thereto) as Liabilities to be retained, assumed or retired by Fox or any other member of the Fox Group or (2) listed or described on Schedule 1.6(b)(v) and (B) all agreements, obligations and Liabilities of any member of the Fox Group under this Agreement, the Merger Agreement or any of the Ancillary Agreements;

(vi)    all Liabilities to the extent relating to:

(1)    the conduct and operation of any business (other than the A&S Business) of the Fox Group, whether prior to, at or after the Separation Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any directors, officers, partners, managers, employees or agents of any member of the Fox Group (whether or not such act or failure to act is or was within such Person’s authority)); and

(2)    the ownership, operation or use of any Excluded Asset, whether prior to, at or after the Separation Time; and

(3)    the ownership or operation of any Disposed A&S Business (including any real property owned or operated by such a Disposed A&S Business); and

(4)    any warranty, product liability obligation or claim or similar obligation entered into, created or incurred in the course of business of the Fox Group (other than the A&S Business) with respect to its products or services, whether prior to, at or after the Separation Time; and

(5)    the matters set forth on Schedule 1.6(b)(vi)(5)(a), subject to the limitations and procedures set forth on Schedule 1.6(b)(vi)(5)(b);

(vii)    all Liabilities to the extent arising under the allocated portion of any Newco Shared Contract or any other Contract that is assigned to a member of the Fox Group; and

(viii)    except as otherwise provided in any Ancillary Agreement, the Merger Agreement, herein or in the Schedules hereto, all Liabilities of the A&S Business that are not of a type covered by the preceding clauses (i) – (vii) above to the extent arising out of, relating to or otherwise in respect of, the ownership or use of the Assets of the Fox Group (other than the A&S Assets) or the operation or the conduct of the business of the Fox Group (other than the A&S Business), whether before, at or after the Separation Time.

(c)    In the event of any inconsistency or conflict that may arise in the application or interpretation of the definitions of “A&S Liabilities” and “Excluded Liabilities,” the explicit inclusion of an item on any Schedule referred to in either definition shall take priority over any textual provision of either definition that would otherwise operate to include or exclude such Liability from the applicable definition.

(d)    The Parties acknowledge and agree that none of Newco, any other member of the Newco Group, any Direct Sales Entity or any Subsidiary of a Direct Sales Entity shall be required to assume or retain any Excluded Liabilities as a result of the Newco Transfer or the Direct Sales, and that if any of the Newco Subs or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) is liable for any Excluded Liabilities, such Excluded Liabilities shall be assumed by Fox as contemplated by Section 1.3. Any Liability of any member of the Fox Group not included in any of the clauses of Section 1.6(a) shall be an Excluded Liability, and no Excluded Liability shall be a A&S Liability.

1.7    Termination of Intercompany Agreements; Settlement of Intercompany Accounts.

(a)    Except as set forth in Section 1.8(b), Newco, on behalf of itself and each other member of the Newco Group, on the one hand, and Fox, on behalf of itself and each other member of the Fox Group and each Direct Sales Entity (and each Subsidiary of a Direct Sales Entity), on the other hand, hereby terminate any and all Contracts, whether or not in writing and including any guarantee obligations, between or among Newco, any member of the Newco Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity), on the one hand, and Fox or any member of the Fox Group, on the other hand (the “Related Party Agreements”), effective as of the Separation Time. No such Contract (including any provision thereof which purports to survive termination) shall be of any further force or effect at or after the Separation Time and all parties shall be released from all Liabilities thereunder other than the Liability to settle any Intercompany Account as provided in Section 1.7(c). From and after the Separation Time, no member of either Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) shall have any rights or obligations under any Related Party Agreements, except as specifically provided in: (i) Section 1.7(b) or elsewhere in this Agreement; (ii) the Merger Agreement; or (iii) the Ancillary Agreements. Each Party shall, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)    The provisions of Section 1.7(a) shall not apply to any of the following Contracts (or to any of the provisions thereof):

(i)    this Agreement, the Merger Agreement and the Ancillary Agreements (and each other Contract expressly contemplated by this Agreement, the Merger Agreement or any Ancillary Agreement to be entered into or continued by any of the Parties, any of the members of their respective Groups or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity));

(ii)    any Contracts or Intercompany Accounts solely between or among members of the Newco Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity);

(iii)    any Contracts to which any Person, other than the Parties and their respective Affiliates, is a Party;

(iv)    any Contracts between: (i) a Subsidiary of Fox that is in the business of selling or buying products or services to or from third parties and (ii) a member of the Newco Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity), and which Contract is related primarily to the provision of such products or services and was or is entered into in the ordinary course of business and on arm’s-length terms; and

(v)    any other Contracts that this Agreement, the Merger Agreement or any Ancillary Agreement expressly contemplates shall survive the Distribution Date.

(c)    Each Intercompany Account outstanding immediately prior to the Distribution Date will be satisfied and/or settled in full in cash or otherwise cancelled and terminated or extinguished (in each case with no further liability or obligation, including in respect of Taxes on Newco, any member of the Newco Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity)) by the relevant members of the Fox Group, the Newco Group and any Direct Sales Entity (and any Subsidiary of a Direct Sales Entity) no later than the Distribution Date and prior to the Distribution, in each case in the manner determined by Fox, subject to Ainge’s prior written consent, not to be unreasonably withheld, conditioned or delayed. For the avoidance of any doubt, any and all Liabilities arising from an Intercompany Account that are not so satisfied and/or settled in full in cash or otherwise cancelled and terminated or extinguished as contemplated by this Section 1.7 will constitute Excluded Liabilities for the purposes hereof.

1.8    Delayed Transfers.

(a)    Obtaining Consents. The Parties shall, as promptly as practicable after the date hereof and for a period of eighteen (18) months following the Closing, cooperate with each other and use their respective reasonable best efforts to obtain: (i) the transfer, assignment or reissuance to Newco or a member of the Newco Group of all Transferable Permits; (ii) the issuance to Newco or a member of the Newco Group of any other Permits of Fox or its Affiliates that are necessary for the ownership or operation of the A&S Business or the A&S Assets that do not constitute Transferable Permits (“Non-Transferable Permits”); and (iii) all Consents and Governmental Approvals of all other Persons to the extent necessary to consummate the Newco Transfer and the Direct Sales as required by the terms of any Law, license, permit, concession or Contract to which Fox or any of its Subsidiaries is currently a party or by which any of them is bound, subject to the limitations set forth in this Section 1.8; provided, however, that no Party or member of the Fox Group shall be required to make any payments, incur any Liability or offer or grant any accommodation (financial or otherwise, that is not provided for in the underlying Contract) to any third party to obtain any such Consents. Each of the Parties agrees that it shall not commit, and shall cause its Subsidiaries not to commit, to any third party on behalf of Newco, any member of the Newco Group or any Direct Sales Entity (or any Subsidiary of any Direct Sales Entity) to make any payments, incur any Liability or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any third party to obtain any such Consents that would be a Liability of Newco, any member of the Newco Group or any Direct Sales Entity (or any Subsidiary or any Direct Sales Entity) after the Separation Time, without Newco’s prior express written consent (and, unless the Merger Agreement shall have been terminated in accordance with its terms, Ainge’s prior express written consent). For the avoidance of doubt, the required efforts and responsibilities of the Parties to seek the regulatory approvals contemplated by the Antitrust Filings (as defined in the Merger Agreement) shall be governed by the Merger Agreement.

(b)    Transfer in Violation of Laws or Requiring Consent or Governmental Approval. If and to the extent that the Conveyance to any member of the Newco Group of any A&S Assets or to any member of the Fox Group of any Excluded Assets would be a violation of applicable Laws or require any Consent or Governmental Approval in connection with the Newco Transfer (including the transfer, assignment or reissuance of any Transferable Permit or the issuance or reissuance of any Non-Transferable Permit) that has not been obtained at the Separation Time, then, notwithstanding any other provision hereof, the Conveyance to the Newco Group of such A&S Assets or to the Fox Group of such Excluded Assets (any such Asset, a “Deferred Asset”) shall automatically be deferred and no Conveyance shall occur until all legal impediments are removed or such Consents or Governmental Approvals have been obtained. Notwithstanding the foregoing, any such Deferred Asset shall still be considered a A&S Asset or Excluded Asset, as applicable, and the Person retaining such Asset shall thereafter hold such Asset in trust for the benefit of the Person entitled thereto (and at such Person’s sole expense) until the consummation of the Conveyance thereof. To the extent that any Deferred Asset cannot be Conveyed without the Consent or Governmental Approval of any Person which Consent or Governmental Approval has not been obtained prior to the Separation Time, this Agreement will not constitute an agreement to Convey such Deferred Asset if an attempted Conveyance would constitute a breach thereof or violate any Law. The Parties shall use their reasonable best efforts to develop and implement mutually acceptable arrangements to place the Person entitled to receive such Deferred Asset, insofar as reasonably possible, in the same position as if such Deferred Asset had been Conveyed as contemplated hereby and so that all the benefits and burdens relating to such Deferred Asset, including possession, use, risk of loss, potential for gain, any Tax Liabilities in respect thereof and dominion, ability to enforce the rights under or with respect to, control and command over such Deferred Asset, are to inure from and after the Separation Time. Such arrangements may include, among others, the entry into reseller agreements with respect to government Contracts, or the entry into subcontracting, sublicensing, subleasing or other similar agreements. Under any such arrangements, the Party retaining the Deferred Asset will agree to enforce (at the other Party’s cost and at its reasonable request) any and all claims, rights and benefits of such Person against any third parties arising from such Deferred Asset. If and when the legal or contractual impediments the presence of which caused the deferral of transfer of any Deferred Asset pursuant to this Section 1.8(b) are removed or any Consents and/or Governmental Approvals the absence of which caused the deferral of transfer of any Deferred Asset pursuant to this Section 1.8(b) are obtained, the transfer of the applicable Deferred Asset shall be effected in accordance with the terms of this Agreement and/or such applicable Ancillary Agreement. The obligations set forth in this Section 1.8(b) shall survive for the duration of the term of the applicable Contract (without any obligation to renew or extend).

(c)    Shared Contracts.

(i)    Fox (including on behalf of the other members of the Fox Group) shall use reasonable best efforts to separate and cause the applicable member of the Newco Group or the applicable Direct Sales Entity (or the applicable Subsidiary of a Direct Sales Entity) to enter into new agreements with the counterparties to the Fox Shared Contracts prior to the Separation, so that the Newco Group or the applicable Direct Sales Entity (or the applicable Subsidiary of a Direct Sales Entity) will be entitled to the rights and interests of, and will be subject to the Liabilities under, such Fox Shared Contract to the extent related to the A&S Business. Upon such separation of a Fox Shared Contract, the separated Contract that is related to the A&S Business will be a Newco Contract and the other separated Contract will be an Excluded Asset. To the extent that Fox is unable or the counterparties are unwilling to enter into agreements with respect to any Fox Shared Contract, Fox (or the applicable member of the Fox Group) will partially assign the A&S Business functions to Newco or the applicable Direct Sales Entity (or the applicable Subsidiary of a Direct Sales Entity) in the manner agreed to by the Parties (but only if such Fox Shared Contract is assignable) and in the event that such partial assignment is not permitted by the terms of the applicable Fox Shared Contract or consented to by the applicable counterparty, Fox shall use reasonable best efforts to provide for an alternative arrangement so that the applicable member of the Newco Group or the applicable Direct Sales Entity (or the applicable Subsidiary of a Direct Sales Entity) will have the benefits and burdens of such Fox Shared Contract as though it had been partially assigned; provided, however, that no member of the Fox Group shall be required to make any payments (other than as provided for in the underlying Contract) to any third party in connection with the foregoing; provided, further, that Fox shall obtain Ainge’s express written consent (such consent not to be unreasonably withheld, conditioned or delayed) prior to agreeing to any waiver, amendment, modification or termination under any such Fox Shared Contract if such waiver, amendment, modification or termination would have the effect of limiting or restricting the rights or interests of, or increasing the costs to, a member of the Newco Group or the applicable Direct Sales Entity (or the applicable Subsidiary of a Direct Sales Entity), under such Fox Shared Contract. Newco shall cooperate with Fox in connection with the entering into of any new agreement or partial assignment. The obligations set forth in the first sentence of this Section 1.8(c)(i) regarding Fox use of reasonable best efforts to separate and assign Fox Shared Contracts shall terminate on the eighteen (18) month anniversary of the Closing Date, and the obligations set forth in the remainder of this Section 1.8(c)(i), including the obligations of Fox to use reasonable best efforts to provide for alternative arrangements, shall survive for the duration of the term of the applicable Contract (without any obligation to renew or extend).

(ii)    Newco (including on behalf of the other members of the Newco Group) shall use reasonable best efforts to separate and cause the applicable member of the Fox Group to enter into new agreements with the counterparties to the Newco Shared Contracts prior to the Separation, so that the Fox Group will be entitled to the rights and interests of, and will be subject to the Liabilities under, such Newco Shared Contract to the extent not related to the A&S Business. Upon such separation of a Newco Shared Contract, the separated Contract that is related to the A&S Business will be a Newco Contract and the other separated Contract will be an Excluded Asset. To the extent that Newco is unable or the counterparties are unwilling to enter into agreements with respect to any Newco Shared Contract, Newco (or the applicable member of the Newco Group) will partially assign the non-A&S Business functions to Fox in the manner agreed to by the Parties (but only if such Newco Shared Contract is assignable) and in the event that such partial assignment is not permitted by the terms of the applicable Newco Shared Contract or consented to by the applicable counterparty, Newco shall use reasonable best efforts to provide for an alternative arrangement so that the applicable member of the Fox Group will have the benefits and burdens of such Newco Shared Contract as though it had been partially assigned; provided, however, that no member of the Newco Group shall be required to make any payments (other than as provided for in the underlying Contract) to any third party in connection with the foregoing; provided, further, that Newco shall obtain Fox’s written consent (such consent not to be unreasonably withheld, conditioned or delayed) prior to agreeing to any waiver, amendment, modification or termination under any such Newco Shared Contract if such waiver, amendment, modification or termination would have the effect of limiting, restricting the rights or interests of, or increasing the costs to, the Fox Group under such Newco Shared Contract. Fox shall cooperate with Newco in connection with the entering into of any new agreement or partial assignment. The obligations set forth in the first sentence of this Section 1.8(c)(ii) regarding Newco’s use of reasonable best efforts to separate and assign Newco Shared Contracts shall terminate on the eighteen (18) month anniversary of the Closing Date, and the obligations set forth in the remainder of this Section 1.8(c)(ii), including the obligations of Newco to use reasonable best efforts to provide for alternative arrangements, shall survive for the duration of the term of the applicable Contract (without any obligation to renew or extend).

1.9    Novations of Newco Contracts. Upon Fox’s request, the Parties (which, prior to the Effective Time shall not impose obligations on Ainge under any Newco Contract) shall use reasonable best efforts to obtain the novation of any Newco Contract so specified by Fox, whether prior to, at or following the Separation Time (it being understood that such obligations shall apply following the Separation Time regardless of whether any such Newco Contract has been Conveyed pursuant to the terms hereof or such Conveyance was deferred in accordance with Section 1.8(b)); provided, however, that no member of the Fox Group or the Newco Group, and neither Ainge nor any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity), shall be required to make any payments (other than as provided for in the underlying Contract) to any third party in connection with the foregoing. The foregoing obligations shall terminate on the eighteen (18) month anniversary of the Closing Date.

1.10    Bank Accounts.

(a)    Each of Fox and Newco shall, and shall cause their respective Subsidiaries to, use their commercially reasonable efforts to take all actions necessary to amend all Contracts governing each bank and brokerage account owned by Newco, any other member of the Newco Group or any Direct Sales Entity (or the applicable Subsidiary of a Direct Sales Entity) (collectively, the “Newco Accounts”), so that such Newco Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by Fox or any member of the Fox Group (collectively, the “Fox Accounts”) are de-linked from such Fox Accounts.

(b)    Each of Fox and Newco shall, and shall cause their respective Subsidiaries to, use their commercially reasonable efforts to take all actions necessary to amend all Contracts governing the Fox Accounts so that such Fox Accounts, if currently linked to any Newco Account, are de-linked from such Newco Accounts.

(c)    With respect to any outstanding checks issued by Fox, Newco or any of their respective Subsidiaries prior to the Separation Time, such outstanding checks shall be honored from and after the Separation Time by the Person or Group owning the account on which the check is drawn, without modifying in any way the allocation of Liability (and rights to reimbursement) for such amounts under this Agreement, the Merger Agreement or any Ancillary Agreement.

1.11    No Representation or Warranty. EACH OF FOX AND NEWCO (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE NEWCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN THE MERGER AGREEMENT OR IN ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, THE MERGER AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, NO PARTY TO THIS AGREEMENT IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE

CONDITION OR THE VALUE OF ANY ASSETS, BUSINESSES OR THE AMOUNT OF ANY LIABILITIES CONTRIBUTED, TRANSFERRED, DISTRIBUTED OR ASSUMED AS CONTEMPLATED HEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OF ANY ASSETS OF SUCH PARTY, AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, DISTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. FOR THE AVOIDANCE OF DOUBT, THIS SECTION 1.11 SHALL HAVE NO EFFECT ON ANY REPRESENTATION OR WARRANTY MADE HEREIN, IN THE MERGER AGREEMENT OR IN ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, THE MERGER AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE.

1.12    Waiver of Bulk-Sales Laws. Each of Newco and Fox hereby waives compliance by each member of the other Party’s respective Group with the requirements and provisions of the “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Assets to any member of the Newco Group or the Fox Group, as applicable.

2.	COMPLETION OF THE NEWCO TRANSFER

2.1    Separation Time. Subject to the satisfaction and waiver (in accordance with the provisions hereof) of the conditions set forth in Section 7 (other than the conditions, which by their nature are to be satisfied at the Separation Time, but subject to such conditions being capable of being satisfied at the Separation Time), and subject to Section 1.8(b), the effective time and date of each Conveyance and assumption of any Asset or Liability in accordance with Section 1 in connection with the Newco Transfer shall be 12:01 a.m., Eastern Time, on the anticipated Distribution Date (such time, the “Separation Time,” and such date the “Separation Date”) or such other time as determined pursuant to Section 1.8.

2.2    Separation Deliveries.

(a)    Agreements to be Delivered by Fox. On the Separation Date, Fox shall deliver, or shall cause its appropriate Subsidiaries to deliver, to Newco all of the following instruments:

(i)    all Transfer Documents as described in Section 2.4 and Section 2.5;

(ii)    the Tax Matters Agreement, substantially in the form attached hereto as Exhibit A and revised as provided in the footnotes therein (the “Tax Matters Agreement”), duly executed by the members of the Fox Group party thereto;

(iii)    the Transition Services Agreement, substantially in the form attached hereto as Exhibit B (the “Transition Services Agreement”), duly executed by the members of the Fox Group party thereto;

(iv)    the Intellectual Property Cross-License Agreement, substantially in the form attached as Exhibit C (the “Cross-License Agreement”), duly executed by the members of the Fox Group party thereto; and

(v)    any other Ancillary Agreements to which the Parties mutually agree.

(b)    Agreements to be Delivered by Newco. On the Separation Date, Newco shall deliver, or shall cause the Newco Subs to deliver, as appropriate, to Fox, in each case where any member of the Newco Group is a party to any Ancillary Agreement, a counterpart of such Ancillary Agreement duly executed by each member of the Newco Group that is a party thereto.

(c)    Document Delivery. Promptly following the Separation Date, Fox shall deliver, or shall cause its appropriate Subsidiaries to deliver, to Newco, the Newco Books and Records, Newco Contracts and any other documents that are A&S Assets.

2.3    Certain Resignations. At or prior to the Distribution Date, Fox shall use its reasonable best efforts to cause each employee and director of Fox and its Subsidiaries who will not be employed by Newco or a Newco Sub after the Distribution Date to resign, effective not later than the Distribution Date, from all boards of directors or similar governing bodies of Newco or any Newco Sub on which they serve, and from all positions as officers of Newco or any Newco Sub in which they serve.

2.4    Transfer of A&S Assets and Assumption of A&S Liabilities. In furtherance of the Conveyance of A&S Assets and the assumption of A&S Liabilities provided in Section 1.1 and Section 1.2, on or prior to the Separation Date (and thereafter at any time upon the request of Newco in accordance with Section 1.8): (a) Fox shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of Contracts, assignments of Newco IP in a form required to record transfer of title in each applicable jurisdiction, Consents (to the extent obtained), Transferable Permits, easements, leases, deeds and other instruments of Conveyance (in each case in a form that is consistent with the terms and conditions of this Agreement, required by applicable Law to record or register transfer of title in each applicable jurisdiction, and otherwise customary in the jurisdiction in which the relevant Assets are located and reasonably acceptable to the Parties), as and to the extent reasonably necessary or appropriate to evidence the Conveyance of all of Fox’s and its Subsidiaries’ (other than Newco and the Newco Subs) right, title and interest in and to the A&S Assets (except for the A&S Assets held by the Direct Sales Sellers) to Newco and the Newco Subs (it being understood that no such bill of sale, stock power, certificate of title, deed, assignment of Contract or other instrument of Conveyance shall require Fox or any of its Affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement, the Merger Agreement or any Ancillary Agreement, except to the extent required to comply with applicable Law, and in which case the Parties shall enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement) and (b) Newco shall execute and deliver such assumptions of Contracts and other instruments of assumption or Conveyance (in each case in a form that is consistent with the terms and conditions of this Agreement, required by applicable Law to record or register transfer of title in each applicable jurisdiction, and otherwise customary in the jurisdiction in which the relevant Liabilities are located and reasonably acceptable to the Parties) as and to the extent reasonably necessary to evidence the valid and effective assumption of the A&S Liabilities (except for the A&S Liabilities to be assumed by the Direct Sales Purchasers) by Newco (it being understood that no assumptions of Contracts and other instruments of assumption or conveyance shall require Newco or any of its Affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement, the Merger Agreement or any Ancillary Agreement, except to the extent required to comply with applicable Law, and in which case the Parties shall enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement). All of the foregoing documents contemplated by this Section 2.4 shall be referred to collectively herein as the “Fox Transfer Documents.”

2.5    Transfer of Excluded Assets; Assumption of Excluded Liabilities. In furtherance of the Conveyance of Excluded Assets and the assumption of Excluded Liabilities provided in Section 1.3, prior to or at the Separation Time: (a) Newco shall execute and deliver, and shall cause the Newco Subs to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of Contracts, Consents (to the extent obtained), easements, leases, deeds and other instruments of Conveyance (in each case in a form that is consistent with the terms and conditions of this Agreement, required by applicable Law to record or register transfer of title in each applicable jurisdiction, and otherwise customary in the jurisdiction in which the relevant Assets are located and reasonably acceptable to the Parties) as and to the extent reasonably necessary or appropriate to evidence the Conveyance of all of Newco’s and the Newco Subs’ right, title and interest in and to the Excluded Assets to Fox and its Subsidiaries (other than Newco and the Newco Subs) (it being understood that no such bill of sale, stock power, certificate of title, deed, assignment of Contract or other instrument of Conveyance shall require Newco or any of its Affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement, the Merger Agreement or any Ancillary Agreement except to the extent required to comply with applicable Law, and in which case the Parties shall enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement) and (b) Fox shall execute and deliver such assumptions of Contracts and other instruments of assumption or Conveyance (in each case in a form that is consistent with the terms and conditions of this Agreement, required by applicable Law to record or register transfer of title in each applicable jurisdiction, and otherwise customary in the jurisdiction in which the relevant Liabilities are located and reasonably acceptable to the Parties) as and to the extent reasonably necessary to evidence the valid and effective assumption of the Excluded Liabilities by Fox (it being understood that no assumptions of Contracts and other instruments of assumption or conveyance shall require Newco or any of its Affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement, the Merger Agreement or any Ancillary Agreement, except to the extent required to comply with applicable Law, and in which case the Parties shall enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement). All of the foregoing documents contemplated by this Section 2.5, together with the Fox Transfer Documents, shall be referred to collectively herein as the “Transfer Documents,” and all such Transfer Documents shall be prepared, executed and delivered in a manner approved by Ainge (not to be unreasonably withheld, conditioned or delayed); provided, that if Ainge does not provide comments to any such Transfer Document to Fox within ten (10) Business Days of receipt thereof, Ainge’s approval with respect to such Transfer Document shall be deemed granted. The Parties shall perform the obligations set forth in Section 2.4 and this Section  2.5, in each case, in accordance with applicable Law.

2.6    Exchange. In exchange for the Newco Contribution, Newco shall (a) issue to Fox additional shares of Newco Common Stock such that the number of shares of Newco Common Stock then outstanding shall be equal to the number of shares of Newco Common Stock necessary to effect the Distribution; (b) issue to Fox the Newco Securities; and (c) distribute to Fox cash in an aggregate amount equal to the Basis Amount (the “Cash Dividend”), in immediately available funds to one or more accounts designated by Fox.

3.	COMPLETION OF THE DISTRIBUTION

3.1    Manner of Distribution. Fox may, in its sole discretion, elect to effect the Distribution as a Spin-Off, as an Exchange Offer, or as a combination of a Spin-Off and an Exchange Offer with or without a Clean-Up Spin-Off. Fox shall provide written notice to Ainge of the form of the Distribution no later than thirty (30) days prior to the anticipated Closing Date; provided, that in the event that Fox elects to effect the Distribution as an Exchange Offer, the foregoing prior written notice requirement shall not prohibit Fox from effecting a Spin-Off or Clean-Up Spin-Off if the Exchange Offer is not fully subscribed. All shares of Newco Common Stock held by Fox on the Distribution Date will be distributed to the holders of Fox Common Stock in the manner set forth in Section 3.2(a) or Section 3.2(b) and/or Section 3.2(c). In the event Fox elects to effect a Spin-Off, at least five (5) Business Days prior to the Distribution Date, Fox shall provide to Newco and Ainge a list of Record Holders entitled to receive Newco Common Stock in connection with such Distribution.

3.2    The Distribution.

(a)    To the extent the Distribution includes a Spin-Off, subject to the terms thereof, in accordance with Section 3.2(c), each Record Holder (other than Fox or any other member of the Fox Group) will be entitled to receive for each share of common stock, par value $0.01 per share, of Fox (“Fox Common Stock”) held by such Record Holder as of the Record Date a number of shares of Newco Common Stock equal to the total number of shares of Newco Common Stock held by Fox on the Distribution Date, multiplied by a fraction, the numerator of which is the number of shares of Fox Common Stock held by such Record Holder as of the Record Date and the denominator of which is the total number of shares of Fox Common Stock outstanding on the Record Date (excluding Treasury shares held by Fox and any shares of Fox Common Stock otherwise held by any member of the Fox Group). To the extent the Distribution is effected as a Spin-Off, prior to the Distribution Date, the Fox Board, in accordance with applicable Law, shall establish (or designate a committee of the Fox Board to establish) the Record Date for the Distribution and any appropriate procedures in connection with the Spin-Off. To the extent any of the Distribution is effected as an Exchange Offer followed by a Clean-Up Spin-Off of any remaining shares of Newco Common Stock to be distributed by Fox pursuant to Section 3.2(b), the Fox Board shall set the Record Date as the time on the Distribution Date immediately following the time at which the validly tendered shares of Fox Common Stock are accepted for payment in the Exchange Offer.

(b)    Subject to the terms and conditions thereof, to the extent any of the Distribution is effected as an Exchange Offer, each Fox shareholder may elect in the Exchange Offer to exchange a number of shares of Fox Common Stock held by such Fox stockholder for shares of Newco Common Stock. Subject to applicable securities Laws, Fox shall determine, in its sole discretion, the terms and conditions of the Exchange Offer, including the exchange ratio (including any discount to the reference price of shares of Ainge Common Stock), the timing of the offer period and any extensions thereto, and other customary provisions, each as will be set forth in the Newco Registration Statement (as defined below) and Schedule TO (as defined below); provided, however, that except to the extent required by applicable Law, the maximum number of days that the Exchange Offer may be extended following satisfaction of the conditions to Closing set forth in Section 6 and Section 7 of the Merger Agreement (other than consummation of the transactions contemplated by this Agreement and satisfaction of those conditions to be satisfied as of the Closing Date, provided that such conditions are capable of being satisfied at such date) shall be the earlier of (i) twenty (20) Business Days and (ii) the latest date that would permit the Distribution Date to occur prior to the End Date in compliance with all applicable Laws. Before filing the Newco Registration Statement, the Schedule TO or any amendments or supplements thereto, or comparable documents under securities or state “blue sky” Laws of any jurisdiction, Fox and/or Newco (as applicable) will furnish to Ainge and its counsel copies of all such documents proposed to be filed (including all exhibits thereto), which documents will be subject to the reasonable comment of Ainge and its counsel, and, before filing any such document, Fox and/or Newco (as applicable) shall reasonably consider any changes thereto that Ainge and its counsel shall reasonably request.

(c)    Subject to Section 3.1, the terms and conditions of any Clean-Up Spin-Off shall be as determined by Fox in its sole discretion; provided, however, that: (i) any shares of Newco Common Stock that are not subscribed for in the Exchange Offer must be distributed to Fox’s shareholders in the Clean-Up Spin-Off and (ii) subject to any applicable Law or stock exchange requirement, the Clean-Up Spin-Off shall take place on the Distribution Date immediately following the consummation of the Exchange Offer and the Record Date for the Clean-Up Spin-Off shall be established as of such date in the same manner as provided in Section 3.2(a).

(d)    In the event of a Spin-Off or Clean-Up Spin-Off, no action by any Record Holder shall be necessary for such Record Holder (or such Record Holder’s designated transferee or transferees) to receive the applicable number of shares of Newco Common Stock such stockholder is entitled to in the Distribution. For stockholders of Fox who own shares of Fox Common Stock through a broker or other nominee, their shares of Newco Common Stock will be credited to their respective accounts by such broker or nominee.

(e)    Upon the consummation of the Distribution, Fox shall deliver to the Exchange Agent a book-entry authorization representing the shares of Newco Common Stock being transferred in the Distribution, for the account of Fox’s stockholders that are entitled thereto, and any other information reasonably requested by the Exchange Agent. The Exchange Agent shall hold book-entry shares for the account of Fox’s stockholders pending the Merger. In no event shall the aggregate number of shares of Newco Common Stock issued and distributed in the Distribution exceed the number of shares of Newco Common Stock held by Fox on the Distribution Date.

(f)    The Parties shall keep each other reasonably informed with respect to the transactions contemplated by this Section 3.2 in order to coordinate the timing of such transactions to the extent reasonably practicable and desirable and otherwise consistent with the other provisions of this Section 3.2.

(g)    Neither of the Parties, and none of their respective Affiliates, will be liable to any Person in respect of any shares of Newco Common Stock (or dividends or distributions with respect thereto) that are properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

3.3    Actions Prior to Distribution.

(a)    Newco will cooperate with Fox to accomplish the Distribution, including in connection with the preparation of all documents and the making of all filings required in connection with the Distribution. Fox will be permitted to reasonably direct and control the efforts, prior to the Distribution Date, of Newco in connection with the Distribution in accordance with the terms and subject to the conditions of this Agreement, the Merger Agreement and all Ancillary Agreements (including the selection of any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or transfer agent and financial, legal, accounting and other advisors for Fox, but not the selection of the Exchange Agent, who will be selected pursuant to Section 1.6(b) of the Merger Agreement), and Newco will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary to facilitate the Distribution as reasonably directed by Fox in good faith and in accordance with the terms and subject to the conditions of this Agreement, the Merger Agreement and all Ancillary Agreements. Without limiting the generality of the foregoing, Newco will, and will cause its Subsidiaries and its and their respective employees, advisors, agents, accountants, counsel and other representatives to, as reasonably directed by Fox in good faith, reasonably cooperate in and take the following actions: (i) preparing and filing the registration under the Securities Act or the Exchange Act of Newco Common Stock on an appropriate registration form or forms to be designated by Fox (the “Newco Registration Statement”) and, if applicable, following effectiveness of the Newco Registration Statement, a Schedule TO (together with any amendments thereto, the “Schedule TO”); (ii) participating in meetings, drafting sessions, due diligence sessions, management presentation sessions, and “road shows” in connection with the Distribution (including any marketing efforts); (iii) furnishing to any dealer manager or other similar agent participating in the Distribution (A) “cold comfort” letters from independent public accountants in customary form and covering such matters as are customary for an underwritten public offering (including with respect to events subsequent to the date of financial statements included in any offering document) and (B) opinions and negative assurance letters of counsel in customary form and covering such matters as may be reasonably requested; and (iv) furnishing all historical and forward-looking financial and other pertinent financial and other information that is available to Newco and is reasonably required in connection with the Distribution.

(b)    Fox and Newco will prepare and mail, prior to the Distribution Date, to the holders of shares of Fox Common Stock, such information concerning Newco, Ainge, their respective businesses, operations and management, the Distribution and such other matters as Fox will reasonably determine and as may be required by applicable Law. Fox and Newco will prepare, and Newco will, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters which Fox determines are necessary or desirable to effectuate the Distribution and Fox and Newco will each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

(c)    Fox and Newco will take all such action as may be necessary or appropriate under the securities or “blue sky” Laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

(d)    Fox and Newco will take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 7.2 to be satisfied and to effect the Distribution on the Distribution Date.

(e)    Notwithstanding anything to the contrary, any and all costs, expenses and Liabilities incurred by or on behalf of Newco or any member of the Newco Group as a result of or in connection with the matters set forth in this Section 3.3 shall be the sole responsibility of Fox and shall be deemed to be “Excluded Liabilities” for the purposes hereof.

(f)    Notwithstanding anything to the contrary, without any further action required by any Party, effective as of immediately prior to the Effective Time, all provisions of this Section 3.3, with the exception of Section 3.3(a), shall automatically terminate and be of no further force and the Parties shall cease to have any rights or obligations thereunder.

(g)    Nothing under this Section 3.3 shall be deemed to limit or affect the Parties’ rights and obligations under the Merger Agreement.

3.4    Additional Matters.

(a)    Tax Withholding. Fox and Newco, as the case may be, will be entitled, and will instruct the transfer agent or the Exchange Agent, as applicable, to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts required to be deducted and withheld with respect to the making of such payments under the Code or any provision of local or foreign Tax Law. Any withheld amounts will be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled thereto.

(b)    Delivery of Shares. Upon the consummation of the Distribution, Fox will deliver to the transfer agent or Exchange Agent, as applicable, a book-entry authorization representing the shares of Newco Common Stock being distributed in the Distribution for the account of the Fox stockholders that are entitled thereto. The Exchange Agent will hold such book-entry shares for the account of the Fox stockholders pending the Merger, as provided in Section 1.6 of the Merger Agreement. Immediately after the time of the Distribution and prior to the Effective Time, the shares of Newco Common Stock will not be transferable and the transfer agent for the shares of Newco Common Stock will not transfer any shares of Newco Common Stock. The Distribution will be deemed to be effective upon written authorization from Fox to the transfer agent or the Exchange Agent to proceed as set forth in Section 3.2.

(c)    Cash Reduction. Prior to the Cut-Off Time, Fox may, and may cause any member of the Newco Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) to, take such actions as Fox deems advisable to minimize or reduce the amount of Cash in excess of the amounts set forth on Schedule 3.4(c) remaining in any accounts held by or in the name of a member of the Newco Group or a Direct Sales Entity (or a Subsidiary of a Direct Sales Entity) as of the Separation Time.

3.5    Cash, Working Capital and Indebtedness Adjustments.

(a)    Promptly following the Distribution Date, but in no event later than ninety (90) days thereafter, Newco shall, at its expense, prepare and submit to Fox a proposed statement (the “Proposed Statement”) setting forth, in accordance with the Accounting Principles and in reasonable detail using the format in the illustrative example attached to the Accounting Principles: (i) a proposed balance sheet of the A&S Business as of 11:59 p.m. on the day prior to the Distribution Date (the “Proposed Balance Sheet” and such time, the “Cut-Off Time”) and (ii) Newco’s calculation of (x) Cash of the A&S Business as of the Cut-Off Time (the “Proposed Closing Cash”), (y) A&S Debt as of the Cut-Off Time (without giving effect to the Financing and the issuance of the Newco Securities, but including all accrued and unpaid interest, if any, in respect of the Newco Financing and the Newco Securities as of the Cut-Off Time) (the “Proposed Closing Indebtedness”) and (z) the Net Working Capital of the A&S Business as of the Cut-Off Time (the “Proposed Net Working Capital Amount”). In the event Fox disputes any matter set forth in the Proposed Statement (including the calculation of the Proposed Closing Cash, Proposed Closing Indebtedness or the Proposed Net Working Capital Amount), Fox shall notify Newco in writing of its objections within forty-five (45) days after receipt of the Proposed Statement, and shall set forth, in writing and in reasonable detail, the reasons for Fox’s objections (the “Notice of Objections”); provided, however, that such forty-five (45) day period shall be tolled for any period during which Newco shall fail to make available to Fox all books, records, documents and work papers required to be made available to Fox under Section 3.5(g). If Fox fails to deliver such Notice of Objections within such time, Fox shall be deemed to have accepted the Proposed Statement and the matters set forth therein. To the extent Fox does not object within the time period contemplated by this Section 3.5(a) to a matter set forth in the Proposed Statement, Fox shall be deemed to have accepted Newco’s calculation and presentation in respect of the matter and the matter shall not be considered to be in dispute. Fox and Newco shall endeavor in good faith to resolve any disputed matters within thirty (30) days after Newco’s receipt of any Notice of Objections. If Fox and Newco are unable to resolve the disputed matters, Fox and Newco jointly shall, as soon as practicable and in any event within fifteen (15) days after the expiration of such thirty (30) day period, engage the Accounting Firm to resolve the matters in dispute (in a manner consistent with this Section 3.5). The scope of disputes to be resolved by the Accounting Firm shall be limited solely to: (A) whether the Proposed Statement was prepared in accordance with this Section 3.5; and (B) whether there were mathematical errors in the Proposed Statement. Any dispute with respect to the scope of the matters to be resolved by the Accounting Firm pursuant to this Section 3.5 shall be resolved in accordance with Section 8.1, Section 9.3 and Section 9.5 and not by the Accounting Firm. Promptly after joint engagement of the Accounting Firm, Fox and Newco shall provide the Accounting Firm with a copy of this Agreement, the Accounting Principles, the Proposed Statement and the Notice of Objections. Within fifteen (15) days of the engagement of the Accounting Firm for the purposes of this Section 3.5(a), each of Fox and Newco shall deliver to the Accounting Firm and to the other Party simultaneously a written submission of its final position with respect to each of the matters in dispute (which position may be different than the position set forth in or contemplated by the Proposed Statement or the Notice of Objections, but may not be outside of the range of the Proposed Statement or the Notice of Objections, as applicable). The Accounting Firm may request additional information solely to the extent necessary to resolve the matter in dispute from either Party, but absent such a request neither Party may make (nor permit any of its Affiliates or Representatives to make) any additional submission to the Accounting Firm or otherwise communicate with the Accounting Firm, and in no event shall either Party (i) communicate (or permit any of its Affiliates or Representatives to communicate) with the Accounting Firm without providing the other Party a reasonable opportunity to participate in such communication or (ii) make (or permit any of its Affiliates or Representatives to make) a written submission to the Accounting Firm unless a copy of such submission is simultaneously provided to the other Party. The Accounting Firm shall have thirty (30) days following submission of the Parties’ rebuttals to review the documents provided to it pursuant to this Section 3.5 and to deliver its written determination, acting as an arbitrator, with respect to each of the items in dispute submitted to it for resolution, as well as its determination of the balance sheet of the A&S Business as of the Cut-Off Time, the Net Working Capital of the A&S Business as the Cut-Off Time, the A&S Debt as of the Cut-Off Time (without giving effect to the Financing and the issuance of the Newco Securities, but including all accrued and unpaid interest, if any, in respect of the Newco Financing and the Newco Securities as of the Cut-Off Time) and the Closing Cash (as applicable). The Accounting Firm shall resolve the differences regarding the Party’s submissions based solely on the information provided to the Accounting Firm by the Parties pursuant to the terms of this Agreement and not by independent review, and the Accounting Firm may not assign a value for Net Working Capital of the A&S Business, A&S Debt as of the Cut-Off Time (without giving effect to the Financing and the issuance of the Newco Securities, but including all accrued and unpaid interest, if any, in respect of the Newco Financing and the Newco Securities as of the Cut-Off Time) or Cash as at the Cut-Off Time greater than the greatest value claimed for an item by either Party or smaller than the smallest value for such item claimed by the other Party. The determination of the Accounting Firm and any required adjustments resulting therefrom shall be final, conclusive and binding on all of the Parties hereto. The fees and expenses of the Accounting Firm shall be allocated between and paid by the Parties as determined by the Accounting Firm; provided that such fees and expenses shall not include, so long as a Party complies with the procedures of this Section 3.5, the other Party’s outside counsel or fees of any Representatives.

(b)    The balance sheet of the A&S Business as of the Cut-Off Time, the Net Working Capital of the A&S Business as of the Cut-Off Time, the A&S Debt as of the Cut-Off Time (without giving effect to the Financing and the issuance of the Newco Securities, but including all accrued and unpaid interest, if any, in respect of the Newco Financing and the Newco Securities as of the Cut-Off Time) and the Cash as of the Cut-Off Time, in each case as finally determined pursuant to Section 3.5(a) (whether by failure of Fox to deliver notice of objection, by agreement of Fox and Newco or by determination of the Accounting Firm) are referred to herein as, respectively, the “Final Balance Sheet,” “Final Net Working Capital Amount,” “Final Closing Indebtedness” and “Final Closing Cash.”

(c)    The Proposed Balance Sheet and the Final Balance Sheet shall be prepared, and the Proposed Net Working Capital Amount or the Final Net Working Capital Amount, the Proposed Closing Indebtedness and the Final Closing Indebtedness, and the Proposed Closing Cash and the Final Closing Cash, shall each be determined, in accordance with the Accounting Principles.

(d)    Not later than five (5) Business Days after the determination of the Final Net Working Capital Amount, the Final Closing Indebtedness and the Final Closing Cash, a payment by wire transfer in respect thereof shall be made as follows:

(i)    If the Net Cash Adjustment plus the Net Working Capital Adjustment (the “Closing Adjustment Amount”) is positive, such amount shall be paid to Fox by Newco;

(ii)    If the Closing Adjustment Amount is negative, such amount shall be paid to Newco by Fox; and

(iii)    If the Closing Adjustment Amount is zero, no payment by any Party shall be due.

(e)    For purposes of this Agreement:

(i)    “Net Cash Adjustment” shall mean an amount equal to the Final Closing Cash minus the Final Closing Indebtedness, which amount can be either a positive or negative number; and

(ii)    “Net Working Capital Adjustment” shall mean: (1) if the Final Net Working Capital Amount is greater than one-hundred ten million dollars ($110,000,000), the amount of such excess; (2) if the Final Net Working Capital Amount is less than ninety-five million dollars ($95,000,000), the amount of such difference; and (3) in all other cases, zero; provided, that for the purposes of calculating the Closing Adjustment Amount, the Net Working Capital Adjustment shall be reflected as a positive number in the event the Net Working Capital Adjustment is determined pursuant to clause (1) and a negative number in the event the Net Working Capital Adjustment is determined pursuant to clause (2).

(f)    Any payment (or portion thereof) pursuant to Section 3.5(d) shall be treated as an adjustment to the Cash Dividend or, by mutual agreement of the Parties, the portion of the Direct Sales Purchase Price attributable to one or more Direct Sales, for Tax purposes, in each case to the extent permitted by Law. Any payment pursuant to Section 3.5(d) shall be made in immediately available funds by wire transfer to a bank account designated in writing by the Party entitled to receive the payment.

(g)    Newco shall make available to Fox and, if applicable, to the Accounting Firm, all books, records, documents and work papers (subject to, in the case of independent accountant work papers, Fox or the Accounting Firm, as applicable, entering into a customary release agreement with respect thereto) (i) transferred by members of the Fox Group to Newco in connection with the Transactions or otherwise in the possession of the Newco Group as of the Closing, or (ii) created or prepared by or for Newco in connection with the preparation of the Proposed Statement and the calculation of the Proposed Net Working Capital Amount and the Proposed Closing Cash and the other matters contemplated by this Section 3.5.

4.	MUTUAL RELEASES; INDEMNIFICATION

4.1    Release of Pre-Distribution Date Claims.

(a)    Newco Release. Except as provided in Section 4.1(c) and Section 4.3, effective as of the Effective Time, Newco does hereby, for itself and for each other member of the Newco Group and (to the extent permitted by applicable Law) all Persons who at any time prior to the Effective Time were directors, officers, partners, managers, employees or agents of any member of the Newco Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, predecessors, successors and assigns, release and forever discharge each of the Fox Indemnitees from any and all Liabilities whatsoever (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur on or before the Effective Time, or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the transactions and all other activities to implement the Newco Transfer contemplated by this Agreement or any Ancillary Agreement. Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that Newco and each member of the Newco Group, and their respective successor and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, Newco hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the Fox Indemnitees from the Liabilities described in the first sentence of this Section 4.1(a). Notwithstanding the foregoing, the release described in this Section 4.1(a) shall not apply with respect to obligations from and after the Closing under or relating to the Contracts referred to in Section 1.7(b)(iv).

(b)    Fox Release. Except as provided in Section 4.1(c) and Section 4.2, effective as of the Effective Time, Fox does hereby, for itself and for each other member of the Fox Group and (to the extent permitted by applicable Law) all Persons who at any time prior to the Effective Time were directors, officers, partners, managers, employees or agents of any member of the Fox Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, predecessors, successors and assigns, release and forever discharge each of the Newco Indemnitees from any and all Liabilities whatsoever (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur on or before the Effective Time or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the transactions and all other activities to implement the Newco Transfer contemplated by this Agreement and any Ancillary Agreement. Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that Fox and each member of the Fox Group, and their respective successor and assigns, now has or in the future may have conferred upon them by virtue of any Law which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, Fox hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the Newco Indemnitees from the Liabilities described in the first sentence of this Section 4.1(b). Notwithstanding the foregoing, the release described in this Section 4.1(b) shall not apply with respect to obligations from and after the Closing under or relating to the Contracts referred to in Section 1.7(b)(iv).

(c)    No Impairment. Nothing contained in Section 4.1(a) or Section 4.1(b) shall: (i) limit or otherwise affect any Person’s rights or obligations pursuant to or contemplated by, or ability to enforce, this Agreement, the Merger Agreement or any Ancillary Agreement, in each case in accordance with its terms, including (A) the obligation of Newco to assume and satisfy the A&S Liabilities; (B) the obligation of Fox to retain, assume and satisfy the Excluded Liabilities; (C) the obligations of Fox and its Affiliates to Convey the A&S Assets free and clear of all Encumbrances (other than Permitted Encumbrances) in accordance with this Agreement; and (D) the obligations of Fox and Newco to perform their obligations and indemnify each other under this Agreement, including pursuant to Section 3.5 and this Section 4, the Merger Agreement and the Ancillary Agreements and

any Liabilities arising out of or resulting herefrom or therefrom; (ii) apply to any Liability the release of which would result in the release of any Person other than a Person expressly released pursuant to Section 4.1(a) or Section 4.1(b); or (iii) release any Person from, or waive any rights under, any Liability provided in or resulting from (x) any Contract to which any member of the Newco Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity), on the one hand, and any Fox Group, on the other hand, is a party, that does not terminate as of the Distribution Date in accordance with Section 1.7 and (y) fraud.

(d)    No Actions as to Released Claims. Following the Closing, Newco shall not, and shall cause each member of the Newco Group not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution, recovery or any indemnification, against Fox or any member of the Fox Group, or any other Person released with respect to any Liabilities released pursuant to Section 4.1(a). Fox shall not, and shall cause each other member of the Fox Group not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution, recovery or any indemnification, against Newco or any of its Affiliates, or any other Person released with respect to any Liabilities released pursuant to Section 4.1(b). In addition, nothing in this Section 4.1 shall release Newco or any other member of the Newco Group from indemnifying any current or former director, officer, manager, employee or agent of Fox or any other member of the Fox Group who was a director, officer, manager, employee or agent of Newco or any other member of the Newco Group prior to the Distribution Date if such Person was entitled to a right of indemnification pursuant to the organizational documents of Newco or any Newco Sub or pursuant to any Contract, it being understood that if the underlying obligation giving rise to such right to indemnification is an Excluded Liability retained by Fox or any other member of the Fox Group, Fox shall indemnify Newco for such Liability (including Newco’s costs to indemnify such director, officer, manager, employee or agent) in accordance with the provisions in Section 4.3.

4.2    Indemnification by the Newco Group. Except as otherwise provided in the Merger Agreement or any Ancillary Agreement, from and after the Effective Time, Newco and each member of the Newco Group shall, on a joint and several basis, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Fox Indemnitees from and against, and shall reimburse such Fox Indemnitees with respect to, any and all Losses that proximately result from any of the following items (without duplication):

(a)    the A&S Liabilities, including, after the Effective Time, the failure of Newco or any other member of the Newco Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liabilities;

(b)    any breach by Newco or any other member of the Newco Group of any obligations to be performed by such Persons pursuant to this Agreement or the Ancillary Agreements subsequent to the Separation Time, unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims will be made thereunder; and

(c)    any breach by Ainge or any of its Affiliates of any covenant of Ainge under the Merger Agreement, which, by its terms, is to be performed subsequent to the Effective Time.

(d)    any breach by Ainge or any of its Affiliates of the representations and warranties set forth in Section  3.4(e) of the Merger Agreement.

4.3    Indemnification by Fox. Except as otherwise provided in the Merger Agreement or any Ancillary Agreement, from and after the Effective Time, Fox shall indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Newco Indemnitees from and against, and shall reimburse such Newco Indemnitees with respect to, any and all Losses that proximately result from any of the following items (without duplication):

(a)    any Excluded Liabilities, including the failure of Fox or any other member of the Fox Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liabilities;

(b)    any breach by Fox or any other member of the Fox Group of any covenants or obligations to be performed by such Persons pursuant to this Agreement or the Ancillary Agreements on or subsequent to the Separation Time, unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims will be made thereunder;

(c)    any breach by Fox or any of its Affiliates of (i) any covenant of Fox under the Merger Agreement, which, by its terms, is to be performed subsequent to the Effective Time;

(d)    (i) any breach of the representations and warranties set forth in Section 2.3, Section 2.4(d), Section 2.6(a), Section 2.6(b), Section 2.8(d), Section 2.8(h) and Section 2.23 of the Merger Agreement (determined, in each case other than Section 2.4(d) of the Merger Agreement, for all purposes without regard to any material, materiality, Material Adverse Effect or other similar qualification contained therein, (ii) the matters set forth on Schedule 4.3(d) and (iii) any breach by Fox of the covenant set forth in Section 6.9; and

(e)    any Liabilities that (i) are not reflected as a “liability” in the A&S Unaudited Balance Sheet but (ii) are reflected in the accounts of Fox or a Fox Subsidiary at December 31, 2017 and under GAAP are “pushed down” to the A&S Business and thereby reflected in the A&S Audited Balance Sheet.

4.4    Survival. No claim or cause of action for indemnification under (a) Section 4.3(d)(i) may be made following the termination of the applicable survival period set forth in Section 9.3 of the Merger Agreement, (b) with respect to Section 4.3(d)(ii) and Section 4.3(d)(iii) may be made following the three (3) year anniversary of the Closing and (c) Section 4.3(e) may be made following the fifteen (15) month anniversary of the Closing; it being understood that in the event notice of any claim for indemnification under Section 4.3(d) or Section 4.3(e) shall have been given within the applicable survival period set forth in Section 9.3 of the Merger Agreement or set forth in this Section 4.4, the representations and warranties or other agreements that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

4.5    Limitations on Indemnification.

(a)    Fox’s obligation to indemnify Newco Indemnitees for Losses pursuant to Section 4.3(d)(i) or Section 4.3(e) is subject to the limitation that no indemnification shall be made by Fox with respect to any claim (including any Losses) until the aggregate amount of all such Losses for which indemnification may be sought under Section 4.3(d)(i) and Section 4.3(e) exceeds $5,000,000 (the “Newco Deductible”), at which point the Newco Indemnitees shall be entitled to indemnification only for those Losses in excess of the Newco Deductible; provided, however, that only individual claims or a series of related claims involving Losses in excess of $100,000 shall be included in the Newco Deductible or be counted for determining the amount of Losses to be indemnified to the Newco Indemnitees. Notwithstanding the foregoing, in no event shall the obligation of Fox to indemnify Newco Indemnitees pursuant to Section 4.3(d)(i) or Section 4.3(e) exceed, in the aggregate, $250,000,000. For the avoidance of doubt, the limitations in this Section 4.5 shall not apply to any claims for indemnification pursuant to Section 4.3(a), Section 4.3(b), Section 4.3(c), Section 4.3(d)(ii) and Section 4.3(d)(iii). For the avoidance of doubt, nothing herein shall limit the ability of Fox to Convey A&S Assets to Ainge or Newco in respect of any alleged breach of any provision of the Merger Agreement (including, for the avoidance of doubt, Section 2.6(a), Section 2.6(b), Section 2.8(d) and Section 2.8(h) of the Merger Agreement).

(b)    The obligation of the Newco Group to indemnify Fox Indemnitees for Losses pursuant to Section 4.2(d) is subject to the limitation that no indemnification shall be made by any member of the Newco Group with respect to any claim (including any Losses) until the aggregate amount of all such Losses for which indemnification may be sought under Section 4.2(d) exceeds $5,000,000 (the “Fox Deductible”), at which point the Fox Indemnitees shall be entitled to indemnification only for those Losses in excess of the Fox Deductible; provided, however, that only individual claims or a series of related claims involving Losses in excess of $100,000 shall be included in the Fox Deductible or be counted for determining the amount of Losses to be indemnified to the Fox Indemnitees. Notwithstanding the foregoing, in no event shall the obligation of Ainge to indemnify Fox Indemnitees pursuant to Section 4.2(d) exceed, in the aggregate, $250,000,000. For the avoidance of doubt, the limitations in this Section 4.5 shall not apply to any claims for indemnification pursuant to Section 4.2(a), Section 4.2(b) or Section 4.2(c).

(c)    No Indemnitee shall be entitled to payment and indemnification more than once with respect to the same matters (including by being taken into account in the determination of the Final Net Working Capital Amount and the A&S Business 2017 Adjusted EBITDA).

4.6    Procedures for Indemnification.

(a)    An Indemnitee shall give the Indemnifying Party notice of any matter that an Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (other than a Third-Party Claim, which shall be governed by this Section 4.6), within twenty (20) Business Days of such determination, stating the amount of the Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.

(b)    If a claim or demand is made against a Fox Indemnitee or a Newco Indemnitee (each, an “Indemnitee”) by any Person who is not a party to this Agreement or an Affiliate of a Party (a “Third-Party Claim”) as to which such Indemnitee is or reasonably expects to be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party that is or may be required pursuant to this Section 4 or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third-Party Claim promptly (and in any event within thirty (30) calendar days) after receipt by such Indemnitee of written notice of the Third-Party Claim; provided, however, that the failure to provide notice of any such Third-Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure (except that the Indemnifying Party or Parties shall not be liable for any expenses incurred by the Indemnitee in defending such Third-Party Claim during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim.

(c)    Other than in the case of any Liability being managed by a Party in accordance with any Ancillary Agreement or as provided in Section 4.8(a), an Indemnifying Party shall be entitled (but shall not be required) to assume, control the defense of, and settle any Third-Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, which counsel must be reasonably acceptable to the applicable Indemnitees, if it gives written notice of its intention to do so and agreement that the Indemnitee is entitled to indemnification under this Section 4 to the applicable Indemnitees within thirty (30) calendar days of the receipt of notice from such Indemnitees of the Third-Party Claim. After such notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, at its own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent and material Information and materials in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that such access shall not require the Indemnitee to disclose any information the disclosure of which would, in the reasonable judgment of the Indemnitee, result in the loss of any existing attorney-client privilege with respect to such information or violate any applicable Law.

(d)    Notwithstanding anything to the contrary in this Section 4.6, in the event that: (i) an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim; (ii) there exists a conflict of interest or potential conflict of interest, as reasonably determined by counsel for the Indemnitee, between the Indemnifying Party and the applicable Indemnitee(s); (iii) any Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee; (iv) the Indemnifying Party shall not have employed counsel to represent the Indemnitee within thirty (30) calendar days after notice from the Indemnitee of such Third-Party Claim; or (v) the party making such Third-Party Claim is a Governmental Authority with regulatory authority over the Indemnitee or any of its material Assets, such Indemnitee(s) shall be entitled to assume the defense of such Third-Party Claim, at the Indemnifying Party’s expense, with counsel of such Indemnitee’s choosing. If the Indemnitee is conducting the defense against any such Third-Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses, pertinent and material Information and materials in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee pursuant to a joint defense agreement to be entered into by Indemnitee and the Indemnifying Party; provided, however, that such access shall not require the Indemnifying Party to disclose any information the disclosure of which would, in the reasonable judgment of the Indemnifying Party, result in the loss of any existing attorney-client privilege with respect to such information or violate any applicable Law.

(e)    No Indemnitee may settle, compromise or admit liability with respect to any Third-Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If an Indemnifying Party has failed to assume the defense of the Third-Party Claim, it shall not be a defense to any obligation to pay any amount in respect of such Third-Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third-Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(f)    In the case of a Third-Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third-Party Claim without the consent (not to be unreasonably withheld, conditioned or delayed) of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee, or does not release the Indemnitee from all liabilities and obligations with respect to such Third-Party Claim or includes an admission of guilt or liability on behalf of the Indemnitee.

(g)    Except as otherwise provided in Section 9.4, the Merger Agreement or any Ancillary Agreement, following the Closing, the indemnification provisions of this Section 4 shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or Losses resulting from any breach of this Agreement (including with respect to monetary or compensatory damages or Losses arising out of or relating to, as the case may be, any A&S Liability or Excluded Liability), and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Section 4 against any Indemnifying Party.

4.7    Indemnification Obligations Net of Proceeds Received from Third Parties.

(a)    Any Liability subject to indemnification or contribution pursuant to this Section 4 will be net of any proceeds actually received by the Indemnitee from any third party (net of any deductible or retention amount or any other third-party costs or expenses incurred by the Indemnifying Party in obtaining such recovery, including any increased insurance premiums) for indemnification for such Liability that actually reduce the amount of the Liability (“Third-Party Proceeds”). Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Section 4 to any Indemnitee pursuant to this Section 4 will be reduced by Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Third-Party Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b)    The Indemnitee shall use commercially reasonable efforts to seek to collect or recover any Third-Party Proceeds to which the Indemnitee is entitled in connection with any Liability for which the Indemnitee seeks contribution or indemnification pursuant to this Section 4; provided, however, that the Indemnitee’s inability to collect or recover any such Third-Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

4.8    Certain Actions; Substitution; Subrogation.

(a)    Certain Actions. Notwithstanding anything to the contrary set forth in Section 4.6, and subject to the provisions of the Tax Matters Agreement and the Employee Matters Agreement, which shall remain exclusive as to Tax matters and employee and benefit matters, respectively, and except to the extent there are actual or potential conflicts of interest between Fox and Newco with respect to a particular Action: (i) Fox may elect to have exclusive authority and control over the investigation, prosecution, defense and appeal of any and all Actions pending at the Separation Time which relate to or arise out of the A&S Business, the A&S Assets or the A&S Liabilities and as to which a member of the Fox Group (other than Newco and the Newco Subs) is also named as a target or defendant thereunder, but excluding any such Actions described in clause (ii) and (ii) Newco may elect to have exclusive authority and control over the investigation, prosecution, defense and appeal of any and all Actions pending at the Separation Time which relate to or arise out of the A&S Business, the A&S Assets or the A&S Liabilities and as to which a member of the Fox Group (other than Newco and the Newco Subs) is also named as a target or defendant thereunder, but only to the extent any such Actions primarily relate to or primarily arise in connection with the A&S Business, the A&S Assets or the A&S Liabilities and do not primarily relate to or primarily arise in connection with Excluded Liabilities; provided, however, that: (w) the Party in control of any such Action shall investigate, prosecute, defend and/or appeal such Action in good faith; (x) the Parties shall reasonably consult with each other on a regular basis with respect to strategy and developments with respect to any such Action; (y) the Party not in control of such Action shall have the right to participate in (but not control) and employ separate counsel in connection with the defense, compromise or settlement of such Action at its own cost and expense; and (z) the Party in control of such Action must obtain the written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed, to settle or compromise or consent to the entry of judgment with respect to such Action. After any such compromise, settlement, consent to entry of judgment or entry of judgment, Fox and Newco shall agree upon a reasonable allocation to Newco of, and Newco shall be responsible for or receive, as the case may be, Newco’s proportionate share of any such compromise, settlement, consent or judgment attributable to the A&S Business, the A&S Assets or the A&S Liabilities, including its proportionate share of the reasonable costs and expenses associated with defending the same.

(b)    Substitution. In the event of an Action that involves solely matters that are indemnifiable and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party so requests, the Parties shall use commercially reasonable efforts to substitute the Indemnifying Party for the named but not liable defendant to be removed from such Action and such defendants shall not be required to make any payments or contribution in connection therewith (regardless if such removal is successful or not). If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the Parties regarding indemnification and the management of the defense of claims as set forth in this Section 4 shall not be affected.

(c)    Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee, in whole or in part based upon and in proportion to the amount of the Indemnitee’s Liability that the Indemnifying Party has paid, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person; provided, however, that in no event shall the Indemnifying Party have any rights under this Section 4.8(c) to assert any claim, action or proceeding against any customer, material supplier, licensor or employee of the Indemnitee (whether or not the Indemnitee has been indemnified under this Agreement). Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

4.9    Payments . Indemnification required by this Section 4 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or a Loss or Liability incurred.

4.10    Non-Applicability to Taxes and Employee Matters. Except as otherwise specifically provided herein, Tax matters shall be exclusively governed by the Tax Matters Agreement, employee and employee benefit matters shall be exclusively governed by the Employee Matters Agreement and, in the event of any inconsistency between the Tax Matters Agreement or the Employee Matters Agreement and this Agreement, the Tax Matters Agreement or Employee Matters Agreement, as applicable, shall control. The procedures relating to indemnification for Tax matters and for employee and employee benefit matters shall be exclusively governed by the Tax Matters Agreement and the Employee Matters Agreement, respectively.

4.11    Characterization of and Adjustment to Payments.

(a)    For all Tax purposes, Fox and Newco agree to treat any payment required by this Agreement or the Merger Agreement as either a contribution by Fox to Newco or a distribution by Newco to Fox, as the case may be, occurring immediately prior to the Distribution Date, and therefore as an adjustment to the Cash Dividend (in the case of a payment from Fox to Newco, to the extent of the Cash Dividend), unless the Parties mutually agree to instead treat any such payment (or portion thereof) as an adjustment to the portion of the Direct Sales Purchase Price attributable to one or more Direct Sales, in each case to the extent permitted by Law..

(b)    Notwithstanding the foregoing, any payment made pursuant to this Section 4 shall be: decreased to take into account the present value of any Tax benefit made allowable to the Indemnitee (or any of its Affiliates) arising from the incurrence or payment of the relevant indemnified item (which Tax benefit would not have arisen or been allowable but for such indemnified item). For purposes of this Section 4.11(b), any Tax benefit shall be determined: (i) using the highest marginal rates in effect at the time of the determination; (ii) assuming the Indemnitee will be liable for such Taxes at such rate and has no Tax Attributes (as defined in the Tax Matters Agreement) at the time of the determination; and (iii) assuming that any such Tax benefit is used at the earliest date allowable by applicable Law. The present value referred to in the first sentence of this Section 4.11(b) shall be determined using a discount rate equal to the mid term applicable federal rate in effect at the time of the payment of the relevant indemnity payment.

5.	ACCESS TO INFORMATION

5.1    Access to Personnel and Property.

(a)    Fox and Newco shall preserve all written Information substantially related to the other Party for a period of six (6) years commencing on the Distribution Date.

(b)    From and after the Separation Time until the sixth (6th) anniversary of the Separation Time, each of Fox and Newco shall afford to the other and the Representatives of each, at such requesting Party’s expense on a time and materials basis, reasonable access during normal business hours, subject to the restrictions for privileged Information or Confidential Information set forth in this Agreement and to the requirements of any applicable Law (including, without limitation, any applicable requirements relating to privacy or disclosure of personal information) such as a code of conduct or standard of conduct (provided, however, that the Parties will arrange for appropriate substitute access of disclosure to the extent necessary to comply with any such regulation), to the personnel, properties, and, in connection with access to such personnel and properties, Information of such Party and its Subsidiaries insofar as such access is reasonably required by the other Party, upon the reasonable prior written request by such Party for access to specific and identified personnel, properties and Information, and only for the duration such access is reasonably requested and required by the other Party, and (a) relates to such other Party or, in the case of requests from Fox, the A&S Assets prior to the Separation Time solely as may be reasonably necessary in connection with the prosecution or defense of any Action for which the requesting Party may have Liability under this Agreement (except for claims, demands or Actions between members of each Group), and in the case of requests from Newco, the A&S Business, prior to the Separation Time or (b) is reasonably required by a Party to perform its obligations under any Ancillary Agreement to which such Party or any of its Affiliates is a party; provided, however, that the Party providing such access may require that such Representatives execute a confidential non-disclosure agreement agreeing to be bound by the provisions of this Section 5, unless such individual is already subject to a non-disclosure agreement containing at least substantially the same terms and conditions as this Section 5 with respect to Confidential Information; provided, further, that nothing in this Section 5.1 shall be deemed to grant Newco or any Newco Sub, on the one hand, or Fox or any Subsidiary of Fox, on the other hand, any license, easement, servitude or similar right with respect to any real property that is an Excluded Asset or an A&S Asset, respectively; provided, further, that the requesting Party shall reimburse the other Party for the time expended by its employees in connection therewith in an amount determined by such other Party in good faith. For the avoidance of doubt, the Tax Matters Agreement, and not this Section 5.1, shall govern access to and the retention and exchange of Tax Returns, schedules and work papers and all material records or other documents relating to Tax matters.

5.2    Certain Post-Closing Cooperation. From and after the Closing until the second (2nd) Fox fiscal year-end occurring after the Distribution Date, each of the Parties shall use its commercially reasonable efforts to cooperate with the other Party with respect to the actions set forth on Schedule 5.2. The reasonable and documented out-of-pocket costs and expenses incurred by a Party providing cooperation pursuant to this Section 5.2 shall be paid by the Party requesting such cooperation, and such requesting Party shall reimburse the other Party for the time expended by its employees in connection therewith in an amount determined by such other Party in good faith.

5.3    Witness Services. For a period of six (6) years from and after the Separation Time (or for any pending matter arising prior to the expiration of such period), each of Fox and Newco shall use its commercially reasonable efforts to make available to the other, upon reasonable prior written request, its and its Subsidiaries’ directors, officers, employees and agents (taking into account the work schedules and other commitments of such Persons) as witnesses to the extent that (a) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action for which the requesting Party may have Liability under this Agreement or in connection with the transactions contemplated by this Agreement, the Merger Agreement or any Ancillary Agreement (except for claims, demands or Actions between members of each Group) and (b) there is no adversity in the Action between the requesting Party and the other Party except for the time and effort required in connection with the services of the officers, directors and employees and agents of the other Party. The reasonable and documented out-of-pocket costs and expenses incurred in the provision of such witnesses shall be paid by the Party requesting the availability of such Persons, and such requesting Party shall reimburse the other Party for the time expended by its employees in connection therewith in an amount determined by such other Party in good faith.

5.4    Privileged Matters.

(a)    The respective rights and obligations of the Parties to maintain, preserve, assert or waive any or all privileges belonging to either Party or its Subsidiaries with respect to the A&S Business or the other businesses of Fox, including the attorney-client and work product privileges (collectively, “Privileges”), will be governed by the provisions of this Section 5.4. With respect to Privileged Information (as defined below) of Fox, Fox will have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Newco will not take any action (or permit any member of the Newco Group to take action) without the prior written consent of Fox that could result in any waiver of any Privilege that could be asserted by any member of the Fox Group under applicable Law and this Agreement. With respect to Privileged Information of Newco arising after the Separation Time, Newco will have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Fox will take no action (or permit any member of the Fox Group to take action) without the prior written consent of Newco that could result in any waiver of any Privilege that could be asserted by any member of the Newco Group under applicable Law and this Agreement. The rights and obligations created by this Section 5.4 will apply to all Information as to which a Party or its respective Groups would be entitled to assert, or has asserted, a Privilege without regard to the effect, if any, of the Transactions (“Privileged Information”).

(b)    Privileged Information of the Fox Group includes: (i) any and all Information regarding the Fox Group and its businesses (other than Information relating primarily to the A&S Business (“Newco Information”)), whether or not such Information (other than Newco Information) is in the possession of Newco or any Affiliate thereof; (ii) all communications subject to a Privilege between counsel for Fox (other than counsel exclusively for the A&S Business) (including any Person who, at the time of the communication, was an employee of the Fox Group in the capacity of in-house counsel, regardless of whether such employee is or becomes an employee of Ainge, Newco or any Affiliate thereof) and any Person who, at the time of the communication, was an employee of Fox, regardless of whether such employee is or becomes an employee of Newco or any Affiliate thereof; (iii) all Information generated, received or arising after the Separation Time that discloses Privileged Information of the Fox Group generated, received or arising prior to the Separation Time; and (iv) all Information relating to all matters relating to Fox’s evaluation and negotiation of the Transactions.

(c)    Privileged Information of the Newco Group includes: (i) any and all Newco Information, whether or not it is in the possession of Fox or any member of its Group; (ii) all communications subject to a Privilege between counsel for the A&S Business (including any Person who, at the time of the communication, was an employee of the Fox Group in the capacity of in-house counsel, regardless of whether such employee is or remains an employee of Fox or any Affiliate thereof) and any Person who, at the time of the communication, was an employee of Fox, Newco or any member of either Group or the A&S Business, regardless of whether such employee was, is or becomes an employee of Fox or any of its Subsidiaries; and (iii) all Information generated, received or arising after the Separation Time that discloses Privileged Information of the Newco Group generated, received or arising after the Separation Time.

(d)    Upon receipt by Fox or Newco, or any of their respective Affiliates, as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other, or if Fox or Newco, or any of their respective Affiliates, as the case may be, obtains knowledge that any current or former employee of Fox or Newco, or any of their respective Affiliates, as the case may be, receives any subpoena, discovery or other request from any third-party that actually or arguably calls for the production or disclosure of Privileged Information of the other, Fox or Newco, as the case may be, will promptly notify the relevant other Party of the existence of the request and will provide such other Party a reasonable opportunity to review the Information and to assert any rights it may have under this Section 5.4 or otherwise to prevent the production or disclosure of Privileged Information. Fox or Newco, as the case may be, will not, and will cause their respective Affiliates not to, produce or disclose to any third-party any of the other Party’s Privileged Information under this Section 5.4 unless: (i) the other Party has provided its express written consent to such production or disclosure or (ii) a court of competent jurisdiction has entered an Order not subject to interlocutory appeal or review finding that the Information is not entitled to protection from disclosure under any applicable privilege, doctrine or rule.

(e)    Fox’s transfer of books and records pertaining to the A&S Business and other Information to Newco, Fox’s agreement to permit Newco to obtain Information existing prior to the Internal Restructuring,

Newco’s transfer of books and records pertaining to Fox, if any, and other Information to Fox and Newco’s agreement to permit Fox to obtain Information existing prior to the Internal Restructuring are made in reliance on Fox’s and Newco’s respective agreements, as set forth in Section 5.1 and this Section 5.4, to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Fox or Newco, as the case may be. The access to Information, witnesses and individuals being granted pursuant to Section 5.1 and Section 5.3 and the disclosure to Newco and Fox of Privileged Information relating to the A&S Business or the other businesses of Fox pursuant to this Agreement in connection with the Internal Restructuring will not be asserted by Fox or Newco to constitute, or otherwise deem, a waiver of any Privilege that has been or may be asserted under this Section 5.4 or otherwise. Nothing in this Agreement will operate to reduce, minimize or condition the rights granted to Fox and Newco in, or the obligations imposed upon Fox and Newco by, this Section 5.4.

6.	ADDITIONAL AGREEMENTS

6.1    Further Assurances. Subject to the limitations or other provisions of this Agreement, the Merger Agreement and any Ancillary Agreement: (i) each of the Parties (which shall not include Ainge unless and until the Effective Time shall have occurred) shall use reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by and carry out the intent and purposes of this Agreement, the Merger Agreement and the Ancillary Agreements, including (a) using reasonable best efforts to obtain satisfaction of the conditions precedent to each Party’s obligations hereunder, the Merger Agreement or in any Ancillary Agreement within its reasonable control; (b) performing all covenants and agreements herein, in the Merger Agreement or in any Ancillary Agreement applicable to such Party; and (c) executing and delivering any Transfer Document and (ii) none of the Parties (which shall not include Ainge unless and until the Effective Time shall have occurred) will, without the prior written consent of the other applicable Party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement, the Merger Agreement or any Ancillary Agreement. Without limiting the generality of the foregoing, where the cooperation of third parties, such as insurers or trustees, would be necessary in order for a Party to completely fulfill its obligations under the Merger Agreement, this Agreement or the Ancillary Agreements, such Party shall use reasonable best efforts to cause such third parties to provide such cooperation. Nothing in this Section 6.1 will operate to affect the rights and obligations of the Parties under Section 1 and Section 2.

6.2    Removal of Tangible Assets. Except as may be otherwise provided in the Ancillary Agreements or otherwise agreed to by the Parties, all tangible A&S Assets that are located at any facilities of any member of the Fox Group shall be moved or caused to be moved by Fox as promptly as practicable after the Separation Time from such facilities, at Fox’s expense and in a manner so as not to unreasonably interfere with the operations of any member of the Fox Group and not to cause damage to such facility, and such member of the Fox Group shall provide reasonable access to such facility to effectuate the same.

6.3    Guarantees.

(a)    Except as otherwise specified in any Ancillary Agreement, on or prior to the Separation Time or as soon as practicable thereafter, (i) Newco shall (with the reasonable cooperation of the applicable member of the Fox Group) use its reasonable best efforts to novate, assign or replace (including by inserting Ainge as replacement Guarantor) any Newco Guarantee in order to remove or otherwise have released any member of the Fox Group that is a guarantor of or obligor for any such Newco Guarantee and (ii) Fox shall (with the reasonable cooperation of the applicable member of the Newco Group) use its reasonable best efforts to novate, assign or replace (including by inserting Fox as replacement Guarantor) any Fox Guarantee in order to remove or otherwise have released any member of the Newco Group or any Direct Sales Entity (or any subsidiary of a Direct Sales Entity) that is a guarantor of or obligor for any such Fox Guarantee (in each case, any such novation, assignment, replacement, removal or release, a “Guarantee Release”); provided, however, that no Party shall be obligated to pay any consideration (or otherwise incur any Liability or obligation) therefor to any third party from whom any such Guarantee Release is requested (unless such Party is fully reimbursed or otherwise made whole by the requesting Party).

(b)    On or prior to the Effective Time, to the extent required to obtain a Guarantee Release:

(i)    of any Newco Guarantee, Newco will execute a Guarantee Release in the form of the existing Newco Guarantee or such form as is agreed to by the relevant parties to such Newco Guarantee, except to the extent that such Newco Guarantee contains representations, covenants or other terms or provisions either (A) with which Newco would be reasonably unable to comply or (B) which would be reasonably expected to be breached; and

(ii)    of any Fox Guarantee, Fox will execute a Guarantee Release in the form of the existing Fox Guarantee or such form as is agreed to by the relevant parties to such Fox Guarantee, except to the extent that such Fox Guarantee contains representations, covenants or other terms or provisions either (A) with which Fox would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c)    Following the Closing, if the Parties were unable to obtain a Guarantee Release prior to the Closing, the other Party will: (i) continue to use its reasonable best efforts to obtain a Guarantee Release; (ii) indemnify, defend and hold harmless the other Party and its Affiliates against, and reimburse such Party and its Affiliates for, any Losses of such Party and its Affiliates incurred by them because such Party or its Affiliate is required to make any payment under any such Fox Guarantee or Newco Guarantee, as applicable; and (iii) agree not to (and to cause members of their respective Groups not to) renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, guarantee, lease, contract or other obligation for which the other Party or member of such Party’s Group is or may be liable, without the prior written consent of such other Party, unless all obligations of such other Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such Party. Each Party’s reasonable best efforts with respect to this Section 6.3 shall not require such Party to take any action that would be reasonably expected to expose it or any other member of its Group to any incremental expenses or losses of benefits.

6.4    Insurance Matters.

(a)    Notwithstanding anything to the contrary herein, from and after the Separation Time, Newco, the A&S Assets and the A&S Business shall be, and Fox shall use commercially reasonable efforts to cause them to continue to be, covered under insurance policies of Fox or its Subsidiaries (as applicable), to the extent insurance coverage exists, until the Effective Time.

(b)    Subject to, and other than as set forth in Section 6.4(c), Newco acknowledges that: (i) coverage for Newco, the A&S Assets and the A&S Business for the period after the Effective Time under all of the insurance policies maintained by Fox prior to the Effective Time will be terminated effective as of the Effective Time and (ii) upon such termination, Newco, the A&S Assets and the A&S Business will cease to be covered under such policies with respect to the period after the Effective Time.

(c)    For any claim asserted against Newco or any Newco Sub after the Effective Time arising out of an occurrence taking place prior to the Effective Time (“Post-Closing Claims”), Newco and each Newco Sub may access coverage under the occurrence-based insurance policies of Fox or its Subsidiaries (as applicable) issued or in place prior to the Effective Time under which Newco or any Newco Sub is insured (the “Pre-Closing Occurrence Based Policies”), to the extent such insurance coverage exists. After the Effective Time, Newco or any Newco Sub may seek coverage for any Post-Closing Claim under any applicable Pre-Closing Occurrence Based Policies, to the extent such insurance coverage exists, and Fox and its Subsidiaries

(as applicable) shall cooperate with Newco and the Newco Subs in connection with the tendering of such claims (including, as necessary, tendering such claims in the name of Fox or its Subsidiaries and providing any recovery net of costs from such claims to Newco); provided, however, that: (i) Newco or the Newco Subs shall promptly notify Fox of all such Post-Closing Claims and (ii) Newco shall be responsible for the satisfaction or payment of any applicable retention, deductible or retrospective premium with respect to any Post-Closing Claim. In the event that a Post-Closing Claim relates to the same occurrence for which Fox or its Subsidiaries is seeking coverage under Pre-Closing Occurrence Based Policies, and the limits under an applicable Pre-Closing Occurrence Based Policy are not sufficient to fund all covered claims of Newco or any Newco Sub (as applicable) and Fox or its Subsidiaries (as applicable), amounts due under such a Pre-Closing Occurrence Based Policy shall be paid to the respective entities in proportion to the amounts which otherwise would be due were the limits of liability infinite. Notwithstanding anything to the contrary in this Agreement, following the Distribution Date members of the Newco Group shall have no rights or claims against or with respect to (1) any captive insurance company of Fox or any of its Affiliates or (2) any fronted insurance program maintained by Fox or any of its Affiliates that is not a “risk transfer” insurance program.

6.5    Casualty and Condemnation. If, between the date hereof and the Separation Time, there shall occur any physical damage to or destruction of, or theft or similar loss of, any of the material tangible Assets described in Section 1.5(a) (a “Casualty Loss”) or any condemnation or taking by eminent domain by a Governmental Authority of any of the Assets described in Section 1.5(a) (a “Condemnation Event”), then: (i) Fox shall use its reasonable best efforts to (A) replace or repair (as applicable) the asset or property subject to such Casualty Loss and (B) replace the asset or property that has been condemned or taken such that the operation of the A&S Business can continue in all material respects in the ordinary course consistent with past practices; or (ii) if the Separation is consummated notwithstanding such Casualty Loss or Condemnation Event, and if such damaged, destroyed, stolen, lost or condemned or taken Assets have not been repaired or replaced as of the Separation Time, then, without limiting Newco’s or any member of the Newco Group’s other rights hereunder, promptly after any casualty insurance proceeds, business interruption insurance proceeds or condemnation proceeds payable to Fox or any of its Affiliates with respect to such Casualty Loss or Condemnation Event have been actually collected, Fox shall, or shall cause its Affiliate to, pay to Newco: (x) the aggregate amount, if any, of such casualty insurance proceeds described above actually paid to Fox or any of its Affiliates in connection with such Casualty Loss; (y) the aggregate amount, if any, of such business interruption insurance proceeds described above actually paid to Fox or any of its Affiliates in connection with such Casualty Loss; and (z) the aggregate amount, if any, of such condemnation proceeds described above actually paid to Fox or any of its Affiliates in connection with such Condemnation Event, in each case net of any deductible or retention amount or any other costs or expenses incurred in obtaining such recovery, including any increased insurance premiums. Fox shall, and shall cause its Affiliates to, use commercially reasonable efforts to collect amounts due (if any) under insurance policies or programs in respect of any Casualty Loss or as a result of a Condemnation Event. The amount of any insurance or condemnation proceeds actually paid to Fox shall be included as an A&S Asset and not be distributable cash available to Fox or any other member of the Fox Group.

6.6    Confidentiality.

(a)    For a period of four (4) years following the Closing, the Parties shall hold, and shall cause each of their respective Affiliates to hold, and each of the foregoing shall cause their respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or use, for any purpose other than as permitted pursuant to this Agreement, the Merger Agreement or the Ancillary Agreements, without the prior written consent of the other Party, any and all Confidential Information concerning the other Party or such Party’s Group; provided, however, that the Parties may disclose, or may permit disclosure of, Confidential Information: (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information for auditing and other non-commercial purposes and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible; (ii) if the Parties or any of their respective Affiliates are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule; (iii) as required in connection with any legal or other proceeding by one Party against any other Party; or (iv) as necessary in order to permit a Party to prepare and disclose its financial statements, or other required disclosures required by Law or such applicable stock exchange. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, each Party, as applicable, shall promptly notify the other of the existence of such request or demand and, to the extent commercially practicable, shall provide the other Party thirty (30) calendar days (or such lesser period as is commercially practicable) to seek an appropriate protective order or other remedy, which such Parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other applicable Party or Parties to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such information. Notwithstanding the foregoing, with respect to any and all Confidential Information that is a Trade Secret, the confidentiality obligations in this Section 6.6(a) shall continue in full force and effect for as long as such Confidential Information remains a Trade Secret under applicable Law.

(b)    The provisions of this Section 6.6 do not limit the obligations of: (i) the parties to the Merger Agreement pursuant to Section 4.1 of the Merger Agreement or (ii) the parties to the Confidentiality Agreement (as defined in the Merger Agreement).

6.7    Receipt of Communications. After the Separation Time, each Party (or any member of its Group) may receive mail, packages and other communications properly belonging to the other Party (or any member of its Group). Accordingly, at all times after the Separation Time, each Party authorizes the other applicable Party to receive and, if necessary to identify the proper recipient in accordance with this Section 6.7, open all mail, packages and other communications received by such Party that belongs to such other Party, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages or other communications (or, in case the same also relates to the business of the receiving Party or another Party, copies thereof) to such other Party as provided for in Section 9.6. The provisions of this Section 6.7 are not intended to, and shall not, be deemed to constitute an authorization by either Party to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of any other Party for service of process purposes.

6.8    Real Property Transfer Obligations. Fox shall, and shall cause its Affiliates to, make all filings and submissions, and take all other steps, required by Law in connection with all Real Property Transfer Obligations, to the extent applicable to any of the transactions contemplated by this Agreement or the Merger Agreement; provided that Fox shall, and shall cause its Affiliates to, reasonably consult with Newco with respect to such filings, submissions and compliance, including reasonably consulting with Newco on any determination regarding the need to make any filing or submission and providing Newco with a reasonable opportunity to comment on a draft of any required filing or submission. Fox shall be responsible for all costs relating to, arising out of or resulting from such filings, submissions and compliance with respect to any Real Property Transfer Obligations arising from or relating to the owned and leased real property located in Bloomfield and Bristol, Connecticut or any of the matters set forth on Schedule 1.6(b)(vi)(5)(a), subject to the limitations and procedures set forth on Schedule 1.6(b)(vi)(5)(b), and Ainge and Fox shall each be responsible for fifty percent (50%) of all costs relating to, arising out of or resulting from such filings, submissions and compliance with respect to any other Real Property Transfer Obligations.

6.9    IT Systems. The Parties shall perform the obligations set forth on Schedule 6.9.

7.	CONDITIONS

7.1    Conditions to the Newco Transfer. The obligations of Fox to effect the Newco Transfer pursuant to this Agreement shall be subject to fulfillment (or waiver, subject to Section 9.7) at or prior to the Separation Date of each of the following conditions; provided, however, that unless the Merger Agreement shall have been terminated in accordance with its terms, any such waiver shall be subject to the written consent of Ainge:

(a)    Fox and Newco shall have irrevocably confirmed to Ainge and Merger Sub that each condition in Section 6 of the Merger Agreement (other than Section 6.5 thereof) to Ainge and Merger Sub’s obligations to effect the Merger has been satisfied or waived by Ainge and Merger Sub (other than those conditions that by their nature are to be satisfied contemporaneously with the Newco Transfer, the Distribution and/or the Merger, provided that such conditions are capable of being satisfied at such time); and

(b)    Ainge and Merger Sub shall have irrevocably confirmed to Fox and Newco that each condition in Section 7 of the Merger Agreement (other than Section 7.5 thereof) to Fox and Newco’s obligations to effect the Merger has been satisfied or waived by Fox and Newco (other than those conditions that by their nature are to be satisfied contemporaneously with the Newco Transfer, the Distribution and/or the Merger, provided that such conditions are capable of being satisfied at such time) and that the Marketing Period has ended.

7.2    Conditions to the Distribution. The obligations of Fox to effect the Distribution pursuant to this Agreement shall be subject to the fulfillment (or waiver (subject to Section 9.7)) at or prior to the Separation Date of each the following conditions; provided, however, that unless the Merger Agreement shall have been terminated in accordance with its terms, any such waiver shall be subject to the written consent of Ainge:

(a)    the Newco Transfer (including the execution and delivery of the Ancillary Agreements) shall have been consummated;

(b)    each material Governmental Approval required in connection with the Internal Restructuring or as otherwise may be required in connection with any of the transactions contemplated by the Separation Plan shall have been obtained and must be in full force and effect; and

(c)    each of the conditions in Section 7 of the Merger Agreement to Fox’s obligations to effect the Merger shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied contemporaneously with the Distribution and/or the Merger, provided that such conditions are capable of being satisfied at such time).

7.3    Guarantee. Following the Effective Time, Ainge unconditionally, absolutely and irrevocably guarantees to Fox the prompt payment, in full, when due, of any payment obligations of all members of the Newco Group under this Agreement and the other Ancillary Agreements after the Closing and the prompt performance, when due, of all other obligations of any member of the Newco Group under this Agreement and the other Ancillary Agreements after the Closing. Ainge’s obligations to Fox under this Section 7.3 are referred to as the “Guaranteed Obligations.” The Guaranteed Obligations are absolute and unconditional, irrespective of, and Ainge hereby expressly waives to the extent permitted by law, any defense to its obligations under this Section 7.3, any circumstance whatsoever which might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including any right to require or claim that Fox seek recovery directly from any member of the Newco Group in respect of the Guaranteed Obligations.

8.	DISPUTE RESOLUTION

8.1    Negotiation.

(a)    Each Party shall appoint a representative who shall be responsible for administering this dispute resolution provision (the “Appointed Representative”). The Appointed Representative shall have the authority to resolve any such disputes.

(b)    Except as otherwise provided in this Agreement or in any Ancillary Agreement, in the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or any Ancillary Agreement or otherwise arising out of, or in any way related to, this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby (but specifically excluding the Merger Agreement where any disputes under the Merger Agreement shall be resolved pursuant to the terms thereof) (collectively, the “Agreement Disputes”), the Appointed Representatives shall negotiate in good faith for a reasonable period of time to settle such Agreement Dispute; provided, however, that: (i) such reasonable period shall not, unless otherwise agreed to by the relevant Parties in writing, exceed thirty (30) calendar days from the time of receipt by a Party of written notice of such Agreement Dispute; and (ii) the relevant employees from both Parties with knowledge and interest in the dispute shall first have tried to resolve the differences between the Parties. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle an Agreement Dispute that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose, but shall be considered as to have been disclosed for settlement purposes.

9.	MISCELLANEOUS

9.1    Expenses. Except as otherwise provided in this Agreement, including Section 1.6(b), Section 1.8(b), Section 4.2, Section 4.3, the Merger Agreement or any Ancillary Agreement, whether or not the Distribution or the other transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including costs and expenses attributable to the Conveyance of the Assets as contemplated herein) shall be paid by the Party incurring such costs or expenses. For the avoidance of doubt, all Liabilities, costs and expenses incurred in connection with this Agreement, the Merger Agreement, any Ancillary Agreement or the Transfer Documents and the transactions contemplated hereby or thereby by or on behalf of Newco or any of the Newco Subs prior to the Effective Time shall be the responsibility of Fox and shall be assumed in full by Fox.

9.2    Entire Agreement. This Agreement, the Merger Agreement and the Ancillary Agreements, including any schedules, exhibits and amendments hereto and thereto, and the other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior negotiations, agreements and understandings, both written and oral, among or between any of the Parties with respect to such subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms (it being understood that no provision in the Confidentiality Agreement shall limit any party’s rights or remedies in the case of fraud).

9.3    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

9.4    Specific Performance; Jurisdiction. The Parties understand and agree that the covenants and agreements on each of their parts herein contained are uniquely related to the desire of the Parties and their respective Affiliates to consummate the Transactions, that the Transactions are a unique business opportunity at a unique time for each of Fox, Ainge and Newco and their respective Affiliates, and further agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms, and further agree that, although monetary damages may be available for the breach of such covenants and agreements, monetary damages would be an inadequate remedy therefor. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties (including Ainge for so long as the Merger Agreement has not been terminated in accordance with its terms) shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties (including Ainge for so long as the Merger Agreement has not been terminated in accordance with its terms) further agrees that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.4 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the Parties (including Ainge for so long as the Merger Agreement has not been terminated in accordance with its terms) irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties (including Ainge for so long as the Merger Agreement has not been terminated in accordance with its terms) hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties (including Ainge for so long as the Merger Agreement has not been terminated in accordance with its terms) hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.4; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that: (i) the suit, action or proceeding in such court is brought in an inconvenient forum; (ii) the venue of such suit, action or proceeding is improper; or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9.5    Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.6    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the U.S. return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as Federal Express), two Business Days after mailing; (c) if sent by facsimile transmission or e-mail before 5:00 p.m. Pacific Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission or e-mail after 5:00 p.m. Pacific Time and receipt is confirmed, on the following Business Day; or (e) if otherwise actually personally delivered, when delivered; provided that such notices, requests, demands and other communications are delivered to the physical address, e-mail address or facsimile number set forth below, or to such other address as any Party shall provide by like notice to the other Parties to this Agreement:

(a)	If to Fox:

c/o Fortive Corporation

6920 Seaway Blvd

Everett, WA 98203

Attn: Peter C. Underwood, Senior Vice President, General Counsel & Secretary

Email: peter.underwood@fortive.com

Facsimile: (425) 446-5007

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attn: Thomas W. Greenberg

E-mail: thomas.greenberg@skadden.com

Facsimile: (212) 735-2000

(b)	If to Newco prior to the Distribution Date:

c/o Fortive Corporation

6920 Seaway Blvd

Everett, WA 98203

Attn: Peter C. Underwood, Senior Vice President, General Counsel & Secretary

Email: peter.underwood@fortive.com

Facsimile: (425) 446-5007

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attn: Thomas W. Greenberg

E-mail: thomas.greenberg@skadden.com

Facsimile: (212) 735-2000

(c)	If to Ainge:

c/o Altra Industrial Motion Corp.

300 Granite Street

Suite 201

Braintree, MA 02184

Attn: Glenn E. Deegan, Vice President, Legal and Human Resources,

General Counsel and Secretary

Email: glenn.deegan@altramotion.com

Facsimile: (617) 671-0534

with a copy to (which shall not constitute notice):

Cravath, Swaine & Moore LLP

825 8th Avenue

New York, NY 10019

Attn: Thomas E. Dunn

Email: tdunn@cravath.com

Facsimile: (212) 474-3700

(d)	If to Newco on or after the Distribution Date:

c/o Altra Industrial Motion Corp.

300 Granite Street

Suite 201

Braintree, MA 02184

Attn: Glenn E. Deegan, Vice President, Legal and Human Resources,

General Counsel and Secretary

Email: glenn.deegan@altramotion.com

Facsimile: (617) 671-0534

with a copy to (which shall not constitute notice):

Cravath, Swaine & Moore LLP

825 8th Avenue

New York, NY 10019

Attn: Thomas E. Dunn

Email: tdunn@cravath.com

Facsimile: (212) 474-3700

9.7    Amendments and Waivers.

(a)    This Agreement may be amended and any provision of this Agreement may be waived, provided, however, that any such waiver shall be binding upon a Party only if such waiver is set forth in a writing executed by such Party and any such amendment shall be effective only if set forth in a writing executed by each of the Parties; and any such waiver or amendment shall not be applicable or have any effect except in the specific instance in which it is given. In addition, unless the Merger Agreement shall have been terminated in accordance with its terms, any such amendment or waiver (including, for the avoidance of doubt and without limitation, any waiver of the conditions in Section 7.1 or Section 7.2) shall be subject to the written consent of Ainge. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b)    No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section  9.7(a) and shall be effective only to the extent in such writing specifically set forth.

9.8     Early Termination. This Agreement shall terminate without further action at any time before the Closing upon termination of the Merger Agreement. If so terminated, no Party shall have any Liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Merger Agreement.

9.9    No Third-Party Beneficiaries. Except for the provisions of Section 4 with respect to indemnification of Indemnitees, which is intended to benefit and be enforceable by the Persons specified therein as Indemnitees, this Agreement is solely for the benefit of the Parties and does not confer on third parties (including any employees of the Parties and their respective Groups) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.

9.10    Assignability; Binding Effect. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any Party without the prior written consent of the other Parties shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.11    Priority of Agreements. If there is a conflict between any provision of this Agreement and a provision in any of the Ancillary Agreements, the provision of this Agreement will control unless specifically provided otherwise in this Agreement or in the Ancillary Agreement; provided that for purposes of conflict interpretation, the Merger Agreement and this Agreement shall be interpreted as one single document.

9.12    Survival of Covenants. The covenants in this Agreement that by their terms are to be performed following the Separation Time will survive each of the Internal Restructuring and the Distribution and will remain in full force and effect in accordance with their terms.

9.13    Construction; Interpretation.

(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)    The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)    As used in this Agreement, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(e)    As used in this Agreement, the word “will” shall be deemed to have the same meaning and effect as the word “shall.”

(f)    As used in this Agreement, the terms “or,” “any” or “either” are not exclusive.

(g)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(h)    The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(i)    Any payment to be made pursuant hereto shall be made in U.S. dollars and by wire transfer of immediately available funds.

9.14    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

9.15    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or electronic transmission shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

At the request of any Party, the other Party shall re-execute original forms thereof and deliver them to the requesting Party. No Party shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

9.16    Plan of Reorganization. This Agreement and the Merger Agreement shall each constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulation Section 1.368-2(g).

10.	DEFINITIONS

10.1    Defined Terms. For purposes of this Agreement, the following terms, when utilized in a capitalized form, shall have the following meanings:

“A&S Business” shall have the meaning set forth in the Merger Agreement.

“A&S Companies” shall have the meaning set forth in the Merger Agreement.

“A&S Audited Balance Sheet” shall mean the audited combined and consolidated balance sheet of the A&S Business and Newco (before giving effect to the Internal Restructuring) as of December 31, 2017 as included in the Audited Financial Statements (as such term is defined in the Merger Agreement).

“A&S Business 2017 Adjusted EBITDA” shall have the meaning set forth in the Merger Agreement.

“A&S Unaudited Balance Sheet” shall mean the unaudited and unadjusted balance sheet data of the A&S Business as of December 31, 2017 included in the A&S Business Unaudited Financial Data (as such term is defined in the Merger Agreement).

“A&S Debt” shall mean, as of any time, the aggregate principal amount of all outstanding Indebtedness incurred or guaranteed by the A&S Companies.

“Accounting Firm” shall mean a nationally recognized independent public accounting firm mutually selected and appointed by Fox and Ainge.

“Accounting Principles” shall mean the accounting principles, policies, practices and methods set forth on Schedule 10.1(a)

“Action” shall mean any demand, charge, claim, action, suit, counter suit, arbitration, mediation, hearing, inquiry, proceeding, audit, review, complaint, litigation or investigation, or proceeding of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Ainge Common Stock” shall have the meaning set forth in the Merger Agreement.

“Ancillary Agreements” shall mean the Tax Matters Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Cross-License Agreement and any other agreements mutually agreed to by the Parties pursuant to Section 2.2(a).

“Assets” shall mean any and all assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following: (i) all computers and other electronic data processing equipment, telecommunication equipment and data, fixtures, machinery, equipment, furniture, office equipment, motor vehicles and other transportation equipment, special and general tools, apparatus, cables, electrical devices, prototypes and models, test devices, transmitters, other miscellaneous supplies and other tangible personal property of any kind; (ii) all inventories of materials, parts, raw materials, packing materials, supplies, works-in-process, goods in transit, consigned goods and finished goods and products; (iii) all Real Property Interests; (iv) all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures, evidences of indebtedness, puts, calls, straddles, options and other securities of any kind issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person, and all other investments in securities of any Person; (v) all Permits, distribution and supplier arrangements, sale and purchase agreements, joint operating agreements, license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and all other Contracts and business arrangements; (vi) all deposits, letters of credit and performance and surety bonds; (vii) all Intellectual Property Rights; (viii) all cost information, sales and pricing data, customer prospect lists, supplier records, customer, distribution and supplier lists, customer and vendor data, correspondence and lists, product literature (including historical), advertising and promotional materials, and other printed or written materials, artwork; design, development, manufacturing and quality control records, procedures and files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, ledgers, files, documents, plats, photographs, studies, surveys, reports, plans and documents, operating, production and other manuals, including corporate minute books and related stock records, financial and Tax records (including Tax Returns), in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form; (ix) all prepaid expenses, including prepaid leases and prepaid rentals, trade accounts and other accounts and notes receivable (whether current or non-current); (x) all interests, rights to causes of action, lawsuits, judgments, claims, counterclaims, rights under express or implied warranties, rights of recovery and rights of setoff of any kind, demands and benefits of any Person, including all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers, causes of action or similar rights, whether accrued or contingent; and (xi) all Governmental Approvals, and other licenses and authorizations issued by any Governmental Authority.

“Basis Amount” shall mean one-hundred seventy-five million dollars ($175,000,000), unless, pursuant to a written notice delivered to Ainge at least thirty (30) days prior to the anticipated Distribution Date, Fox elects to increase or reduce the Basis Amount by the amount specified in such notice after considering in good faith the estimated adjusted Tax bases of the A&S Assets and the estimated amount of A&S Liabilities; provided, however that the Basis Amount shall not be reduced below one-hundred fifty million dollars ($150,000,000) without the prior written consent of Ainge.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States. In the event that any action is required or permitted to be taken under this Agreement on or by a date that is not a Business Day, such action may be taken on or by the Business Day immediately following such date.

“Cash” shall mean, as of any time of determination, the consolidated cash and cash equivalents of the A&S Business to the extent convertible by Newco or any of the Newco Subs or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) to cash within ten (10) Business Days of such time, determined in accordance with the Accounting Principles.

“Clean-Up Spin-Off” shall mean the distribution by Fox, pro rata to its shareholders, of any unsubscribed shares of Newco Common Stock immediately following the consummation of the Exchange Offer.

“Closing” shall have the meaning set forth in the Merger Agreement.

“Closing Date” shall have the meaning set forth in the Merger Agreement.

“Code” shall have the meaning set forth in the form of Tax Matters Agreement attached as Exhibit A.

“Confidential Business Information” shall mean all information, data or material other than Confidential Operational Information, including: (i) earnings reports and forecasts; (ii) macro-economic reports and forecasts; (iii) business and strategic plans; (iv) general market evaluations and surveys; (v) litigation presentations and risk assessments; (vi) budgets; and (vii) financing and credit-related information.

“Confidential Information” shall mean Confidential Business Information and Confidential Operational Information concerning a Party and/or its Subsidiaries which, prior to, at or following the Effective Time, has been disclosed by a Party or its Subsidiaries to the other Party or its Subsidiaries, in written, oral (including by recording), electronic or visual form, or otherwise has come into the possession of the other Party, including pursuant to the access provisions of Section 5.1 or any other provision of this Agreement or any Ancillary Agreement (except to the extent that such information can be shown to have been: (i) in the public domain through no action of such Party or its Subsidiaries; (ii) lawfully acquired from other sources by such Party or its Subsidiaries to which it was furnished; (iii) independently developed by a Party or its Subsidiaries after the date hereof without reference to the Confidential Business Information or Confidential Operational Information of the other Party or its Subsidiaries and without a breach of this Agreement; or (iv) approved for release by written authorization of the disclosing Party and/or the third-party owner of the disclosed information; provided, however, that, in the case of clause (ii), to the furnished Party’s knowledge, such sources did not provide such information in breach of any confidentiality obligations).

“Confidential Operational Information” shall mean all operational information, data or material including: (i) specifications, ideas and concepts for products, services and operations; (ii) quality assurance policies, procedures and specifications; (iii) customer information; (iv) software; (v) training materials and information; and (vi) all other know-how, methodologies, procedures, techniques and Trade Secrets related to design, development and operational processes.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated as of October 27, 2017, between Fox and Ainge.

“Consents” shall mean any consents, waivers or approvals from, or notification requirements to, or authorizations by, any third parties.

“Contract” shall mean any legally binding written or oral agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, sales order, purchase order, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature, excluding any Permit.

“Direct Sales” shall have the meaning set forth in the Merger Agreement.

“Direct Sales Asset Purchasers” shall have the meaning set forth in the Merger Agreement.

“Direct Sales Assets” shall have the meaning set forth in the Merger Agreement.

“Direct Sales Assumed Liabilities” shall have the meaning set forth in the Merger Agreement.

“Direct Sales Entities” shall have the meaning set forth in the Merger Agreement.

“Direct Sales Leased Real Property” shall have the meaning set forth in the Merger Agreement.

“Direct Sales Owned Real Property” shall have the meaning set forth in the Merger Agreement.

“Direct Sales Purchase Price” shall have the meaning set forth in the Merger Agreement.

“Direct Sales Purchasers” shall have the meaning set forth in the Merger Agreement.

“Direct Sales Sellers” shall have the meaning set forth in the Merger Agreement.

“Distribution Date” shall mean, as applicable, the date selected by the Fox Board or its designee for the distribution of the shares of Newco Common Stock to the Record Holders in connection with the Distribution as set forth in Section 3.2(b).

“Effective Time” shall have the meaning set forth in the Merger Agreement.

“Encumbrance” shall have the meaning set forth in the Merger Agreement.

“End Date” shall have the meaning set forth in the Merger Agreement.

“Employee Matters Agreement” shall mean that certain Employee Matters Agreement, dated as of the date hereof, by and among Fox, Newco and Ainge.

“Environmental Laws” shall mean all Laws relating to pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources or, to the extent relating to exposure to hazardous or toxic materials, substances or wastes, the protection of human health and safety.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” shall have the meaning set forth in the Merger Agreement.

“Exchange Offer” shall mean the consummation of the Distribution through an offer to exchange shares of Newco Common Stock for outstanding shares of Fox Common Stock.

“Financing” shall have the meaning set forth in the Merger Agreement.

“Fox Group” shall mean Fox, each of its Subsidiaries and any legal predecessors thereto, but excluding any member of the Newco Group and any Direct Sales Entity (and its Subsidiaries).

“Fox Guarantees” shall mean arrangements in which guaranties (including guaranties of performance or payment under Contracts, commitments, Liabilities and Permits), letters of credit or other credit or credit support arrangements, including bid bonds, advance payment bonds, performance bonds, payment bonds, retention and/or warranty bonds or other bonds or similar instruments, were or are issued, entered into or otherwise put in place by any Person to support or facilitate, or otherwise in respect of, the obligations of any member of the Fox Group or any business (other than the A&S Business) of the Fox Group or Contracts, commitments, Liabilities and Permits of any member of the Fox Group or any business (other than the A&S Business) of the Fox Group.

“Fox Indemnitees” shall mean Fox, each member of the Fox Group, and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Fox Group (in each case, in their respective capacities as such) (excluding any shareholder of Fox), together with their respective heirs, executors, administrators, successors and assigns.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Approvals” shall mean any notices, reports or other filings to be made, or any Consents, registrations, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” shall mean any federal, state, local, domestic, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or self-regulatory organization.

“Group” shall mean the Fox Group or the Newco Group, as the context requires.

“Hazardous Materials” shall mean: (a) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which contains any polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants” or words of similar meaning and regulatory effect under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by, or that may result in liability under, any applicable Environmental Law.

“Indebtedness” shall mean, with respect to any Person: (i) any indebtedness for borrowed money, including any such obligations evidenced by bonds, debentures, notes, letters of credit, banker’s acceptances or similar obligations; (ii) all obligations under any interest rate cap, swap, collar or similar transactions or currency-hedging transactions; (iii) all obligations of such Person under a lease agreement that would be capitalized pursuant to GAAP; (iv) all related accrued and unpaid interest, premiums, penalties, charges, fees, expenses and other amounts due in connection with the payment and satisfaction in full of the obligations described in the foregoing clauses (i) through (iii) of this definition, in each case, as incurred by such Person prior to the Separation Time or required to be paid in order to discharge fully all such obligations at the Separation Time; (v) all guarantee obligations of such Person in respect of obligations of the kind referred to in clauses (i) through (iv) above; (vi) all obligations of the kind referred to in clauses (i) through (v) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) of such Person, whether or not such Person has assumed or become liable for the payment of such obligation, in each case, owed by such Person; and (vii) the Unfunded Employee Liabilities.

“Information” shall mean information in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, but in any case excluding back-up tapes.

“Intellectual Property Rights” shall mean all worldwide intellectual property and industrial property rights, including all rights in or arising out of any of the following: (a) inventions, technology, processes and designs; (b) trademarks, trade names, service marks, domain names, logos, slogans, trade dress, designs, corporate names, social media handles and tags and other source indicators (whether registered, common Law, or otherwise) and applications and registrations therefor, and all goodwill symbolized thereby (“Trademarks”); (c) copyrights, works of authorship (whether copyrightable or not) and other copyrightable works, including registrations and applications for registrations thereof, and all documentation related thereto (“Copyrights”); (d) trade secrets, know-how, and tangible and intangible proprietary information and materials (“Trade Secrets”); (e) any patents, patent applications, invention disclosures, renewals, foreign counterparts, extensions, continuations, continuations-in-part, re-examinations, reissues, and divisionals of the foregoing (“Patents”); (f) Software; and (g) all other intellectual property, industrial or similar rights to any of the foregoing.

“Intercompany Account” shall mean any receivable, payable or loan between any member of the Fox Group, on the one hand, and any member of the Newco Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity), on the other hand, that exists prior to the Distribution Date except for any such receivable, payable or loan that arises pursuant to this Agreement, the Merger Agreement or any Ancillary Agreement.

“IRS” shall have the meaning set forth in the form of Tax Matters Agreement attached as Exhibit A.

“IT Assets” shall mean computer and other information technology systems, including hardware and documentation, reference and resource materials relating thereto.

“Law” shall mean any statute, law (including common law), ordinance, regulation, rule, code or other legally enforceable requirement of, or Order issued by, a Governmental Authority.

“Liabilities” shall mean all debts, liabilities (including liabilities for Taxes), guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Law or Order, or any Contract or tort based on negligence, strict liability or relating to Taxes payable by a Person in connection with compensatory payments to employees or independent contractors) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“Losses” shall mean Liabilities, claims, damages, penalties, judgments, assessments, losses, costs, expenses (including reasonable attorneys’ and consultants’ fees and expenses) and interest, in any case, whether arising under strict liability or otherwise; provided, however, that “Losses” shall not include any (A) punitive, exemplary or special damages or (B) any unforeseeable or speculative damages, in each case, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim.

“Marketing Period” shall have the meaning set forth in the Merger Agreement.

“Net Working Capital” shall have the meaning set forth on the Accounting Principles.

“Newco Common Stock” shall mean the Common Stock, par value $0.01 per share, of Newco.

“Newco Contribution” shall mean the transfer, directly or indirectly, of the A&S Assets from the Fox Group to the Newco Group and the assumption of the A&S Liabilities by the Newco Group, in each case, relating to, arising out of or resulting from the transactions contemplated by this Agreement (including as set forth in Section 1.1, Section 1.2, Section 1.8(c) and Section 1.9).

“Newco Employees” shall have the meaning set forth in the form of Employee Matters Agreement.

“Newco Financing” shall have the meaning set forth in the Merger Agreement.

“Newco Guarantees” shall mean arrangements in which guaranties (including guaranties of performance or payment under Contracts, commitments, Liabilities and Permits), letters of credit or other credit or credit support arrangements, including bid bonds, advance payment bonds, performance bonds, payment bonds, retention and/or warranty bonds or other bonds or similar instruments, were or are issued, entered into or otherwise put in place by any Person to support or facilitate, or otherwise in respect of, the obligations of any member of the Newco Group or the A&S Business or Contracts, commitments, Liabilities and Permits of any member of the Newco Group or the A&S Business.

“Newco Group” shall mean Newco, each of the Newco Subs and any legal predecessors thereto.

“Newco Indemnitees” shall mean, from and after the Separation Time: (i) Newco, each other member of the Newco Group, each Direct Sales Entity, each Subsidiary of a Direct Sales Entity and Ainge; and (ii) each of their respective successors and assigns, and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Newco Group, any Direct Sales Entity and any Subsidiary of a Direct Sales Entity (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns.

“Newco IP” shall mean Intellectual Property Rights owned by, or purported to be owned by, licensed to or used by Fox or its Affiliates (including Newco and the Newco Subs), and primarily used in the A&S Business, including with regard to any Patents included in the foregoing, the applicable Patent Family thereof and including the Newco Patents and the Trademarks listed on Schedule 10.1(b).

“Newco Leased Real Property” shall have the meaning set forth in the Merger Agreement.

“Newco Owned Real Property” shall have the meaning set forth in the Merger Agreement.

“Newco Patents” shall mean all Patents listed on Schedule 10.1(c), together with: (x) any Patent that claims (or is entitled to claim) priority from any of the foregoing Patents; (y) any Patent that is a continuation, continuation in part, divisional or reissue, of any of the foregoing Patents, or that is linked to any of the foregoing Patents by a terminal disclaimer; and (z) any foreign counterpart of any of the foregoing Patents ((x), (y) and (z) collectively, “Patent Family”).

“Newco Product” shall have the meaning set forth in the Merger Agreement.

“Newco Securities” shall have the meaning set forth in the Merger Agreement.

“Newco Transfer” shall mean: (i) the Newco Contribution; (ii) the transfer, directly or indirectly, of the Excluded Assets and Excluded Liabilities, in each case, relating to, arising out of or resulting from the transactions contemplated by this Agreement (including as set forth in Section 1.3); and (iii) each of the transactions contemplated by Section 1.7.

“Object Code” shall mean one or more computer instructions in machine readable form (whether or not packaged in directly executable form), including any such instructions that are readable in a virtual machine, whether or not derived from Source Code, together with any partially compiled or intermediate code that may result from the compilation, assembly or interpretation of any Source Code. Object Code includes firmware, compiled or interpreted programmable logic, libraries, objects, routines, modules, bytecode, machine code, and middleware.

“Order” shall mean any: (i) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel or (ii) Contract with any Governmental Authority entered into in connection with any Action.

“Permits” shall mean all franchises, permits, certifications, licenses, easements, servitudes, variances, authorizations, rights, exemptions, approvals, consents, waivers, registrations or other authorization of Governmental Authorities issued under or with respect to applicable Laws or Orders and used or held by Fox primarily for the operation of A&S Business.

“Permitted Encumbrances” shall have the meaning set forth in the Merger Agreement.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Real Property Interests” shall mean all interests in real property of whatever nature, including easements and servitudes, whether as fee owner, owner or holder of an Encumbrance, lessor, sublessor, lessee, sublessee or otherwise.

“Real Property Transfer Obligations” shall mean any Liabilities and costs (including any costs associated with any required filings, investigation, remediation or other responsive action) arising from or relating to compliance or non-compliance with the Connecticut Transfer Act (CGS 22a-134 et seq.), the New Jersey Industrial Site Recovery Act (N.J.S.A. 13:1K-6 et seq.), and other Environmental Laws with similar real property transfer requirements and any regulations thereunder, in each case as a result of the transactions contemplated by this Agreement or the Merger Agreement.

“Record Date” shall mean the close of business on the date to be determined by the Fox Board as the record date for determining stockholders of Fox entitled to receive shares of Newco Common Stock in the Distribution.

“Record Holders” shall mean the holders of record of shares of Fox Common Stock as of the close of business on the Record Date.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into or migration through the indoor or outdoor environment (including surface water, groundwater, land surface or subsurface strata or ambient air), including the abandonment or discarding of barrels, containers and other closed receptacles containing any hazardous substance or pollutant or contaminant.

“Representatives” shall mean with respect to any Person, such Person’s officers, employees, accountants, consultants, legal counsel, financial advisors, agents, directors and other representatives.

“Ruling” shall have the meaning set forth in the form of Tax Matters Agreement attached as Exhibit A.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Separation” shall mean the Newco Transfer and the other transactions contemplated by this Agreement to transfer the A&S Business to Newco.

“Software” shall mean computer software, programs, data and databases in any form, including Source Code, Object Code, operating systems and specifications, database management code, firmware, utilities, interfaces, menus, images, icons, forms and software engines, software implementations of algorithms, models, methodologies, APIs, software development kits, and all related documentation, developer notes, comments and annotations.

“Source Code” shall mean one or more statements in human readable form, including comments, definitions and annotations, which are generally formed and organized to the syntax of a computer or programmable logic programming language (including such statements in batch or scripting languages and including hardware definition languages), together with any and all text, data and data structures, diagrams, graphs, charts, presentations, manuals, instructions, commands, procedures, schematics, flow-charts and other work product or information that describe the foregoing.

“Spin-Off” shall mean the consummation of the Distribution through a dividend of shares of Newco Common Stock to Fox stockholders on a pro rata basis.

“Subsidiary” shall mean, with respect to any Person, any corporation or other entity (including partnerships and other business associations and joint ventures) of which at least a majority of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests in such corporation or entity) shall at the time be held, directly or indirectly, by such Person.

“Tax” or “Taxes” shall have the meaning set forth in the form of Tax Matters Agreement attached as Exhibit A.

“Tax Return” shall have the meaning set forth in the form of Tax Matters Agreement attached as Exhibit A.

“Transactions” shall mean the Internal Restructuring, the Newco Transfer, the Distribution, the Debt Exchange, the Merger and the other transactions contemplated by this Agreement, the Merger Agreement and the Ancillary Agreements.

“Unfunded Employee Liabilities” shall have the meaning set forth on Schedule 10.1(d).

10.2    Other Defined Terms. In addition, each of the following terms shall have the meaning given to such term in the applicable Section of this Agreement listed opposite such term:

Term	Section
A&S Assets	1.5(a)
A&S Liabilities	1.6(a)
Agreement	Preamble
Agreement Disputes	8.1(b)
Ainge	Preamble
Appointed Representative	8.1(a)
Cash Dividend	2.6
Casualty Loss	6.5
Closing Adjustment Amount	3.5(d)(i)
Condemnation Event	6.5
Convey	1.1(a)
Cross-License Agreement	2.2(a)(iv)
Cut-Off Time	3.5(a)
Debt Exchange	Recitals
Debt Exchange Parties	Recitals
Deferred Asset	1.8(b)
Disposed A&S Business	1.6(a)(ii)(3)
Distribution	Recitals
Excluded Assets	1.5(b)
Excluded Liabilities	1.6(b)
Final Balance Sheet	3.5(b)
Final Closing Cash.	3.5(b)
Final Closing Indebtedness	3.5(b)
Final Net Working Capital Amount	3.5(b)
Fox	Preamble
Fox Accounts	1.10(a)
Fox Board	Recitals
Fox Deductible	4.5(b)
Fox Common Stock	3.2(a)
Fox Shared Contract	1.5(b)(ix)
Fox Transfer Documents	2.4
Guarantee Release	6.3(a)
Guaranteed Obligations	7.3
Indemnifying Party	4.6(b)
Indemnitee	4.6(b)
Indemnity Payment	4.7(a)
Internal Restructuring	1.1(a)
linked	1.10(a)
Merger	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
Net Cash Adjustment	3.5(e)(i)
Net Working Capital Adjustment	3.5(e)(ii)
Newco	Preamble
Newco Accounts	1.10(a)
Newco Books and Records	1.5(a)(xi)
Newco Contracts	1.5(a)(x)
Newco Deductible	4.5(a)

Term	Section
Newco Information	5.4(b)
Newco IT Assets	1.5(a)(viii)
Newco Real Property	1.5(a)(i)
Newco Registration Statement	3.3(a)
Newco Shared Contract	1.5(a)(x)
Newco Subs	1.5(a)(ii)
Non-Transferable Permits	1.8(a)
Notice of Objections	3.5(a)
Parties	Preamble
Party	Preamble
Post-Closing Claims	6.4(c)
Pre-Closing Occurrence Based Policies	6.4(c)
Preliminary Plan	1.1(a)
Privileged Information	5.4(a)
Privileges	5.4(a)
Proposed Balance Sheet	3.5(a)
Proposed Closing Cash	3.5(a)
Proposed Closing Indebtedness	3.5(a)
Proposed Net Working Capital Amount	3.5(a)
Proposed Statement	3.5(a)
Related Party Agreements	1.7(a)
Schedule TO	3.3(a)
Separation Date	2.1
Separation Plan	1.1(b)
Separation Time,	2.1
Tax Matters Agreement	2.2(a)(ii)
Third-Party Claim	4.6(b)
Third-Party Proceeds	4.7(a)
Transfer Documents	2.5
Transferable Permits	1.5(a)(iv)
Transition Services Agreement	2.2(a)(iii)
Updated Preliminary Plan	1.1(b)

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

FORTIVE CORPORATION

By:	/s/ Jonathan L. Schwarz
	Name:	Jonathan L. Schwarz
	Title:	Vice President - Corporate Development

STEVENS HOLDING COMPANY, INC.

By:	/s/ Emily Weaver
	Name:	Emily Weaver
	Title:	President

ALTRA INDUSTRIAL MOTION CORP.

By:	/s/ Carl R. Christenson
	Name:	Carl R. Christenson
	Title:	Chief Executive Officer

[SIGNATURE PAGE TO SEPARATION AND DISTRIBUTION AGREEMENT]

Annex C

EMPLOYEE MATTERS AGREEMENT

by and among

FORTIVE CORPORATION,

STEVENS HOLDING COMPANY, INC.

and

ALTRA INDUSTRIAL MOTION CORP.

dated as of

March 7, 2018

SECTION 11.11.	Relationship of Parties	C-35
SECTION 11.12.	Subsidiaries	C-35
SECTION 11.13.	Dispute Resolution	C-35

EMPLOYEE MATTERS AGREEMENT

This Employee Matters Agreement (this “Agreement”) is dated as of March 7, 2018, by and among Fortive Corporation, a Delaware corporation (“Fox”), Stevens Holding Company, Inc., a Delaware corporation and wholly owned Subsidiary of Fox (“Newco”), and Altra Industrial Motion Corp., a Delaware corporation (“Ainge”) (each a “Party” and together, the “Parties”).

R E C I T A L S:

WHEREAS, Fox, directly and indirectly through its wholly owned Subsidiaries, is engaged in the A&S Business;

WHEREAS, the Board of Directors of Fox has determined that it is advisable and in the best interests of Fox and Fox’s stockholders to separate the A&S Business from the other businesses of Fox and to divest the A&S Business in the manner contemplated by the Separation and Distribution Agreement, dated as of the date of this Agreement (the “Distribution Agreement”), by and among Fox, Newco and Ainge, and the Agreement and Plan of Merger and Reorganization, dated as of the date of this Agreement (the “Merger Agreement”), by and among Fox, Newco, Ainge, and McHale Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Ainge (“Merger Sub”);

WHEREAS, Fox currently owns all of the issued and outstanding shares of common stock, par value $0.01 per share, of Newco (the “Newco Common Stock”);

WHEREAS, the Parties contemplate that, pursuant to the Merger Agreement, immediately after the Distribution and at the Effective Time, Merger Sub shall be merged (the “Merger”) with and into Newco, with Newco surviving the Merger as a wholly owned Subsidiary of Ainge, and the shares of Newco Common Stock shall be converted into the right to receive shares of Ainge Common Stock on the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law; and

WHEREAS, pursuant to the Distribution Agreement, Fox and Newco have agreed to enter into this Agreement for the purpose of allocating assets, Liabilities and responsibilities with respect to certain employee matters and employee compensation and benefit plans and programs between them and to address certain other employment-related matters.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1. Definitions . Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Distribution Agreement, and the following terms shall have the following meanings:

“A&S Business” has the meaning set forth in the Merger Agreement.

“Action” has the meaning set forth in the Distribution Agreement.

“Affiliate” has the meaning set forth in the Distribution Agreement.

“Agreement” has the meaning set forth in the preamble.

“Ainge” has the meaning set forth in the preamble.

“Ainge Benefit Arrangement” means any Benefit Arrangement sponsored, maintained or contributed to, or required to be maintained or contributed to, by any member of the Ainge Group immediately following the Effective Time.

“Ainge Board” has the meaning set forth in the Merger Agreement.

“Ainge Common Stock” means the issued and outstanding shares of common stock, par value $0.001 per share, of Ainge.

“Ainge Equity Plans” has the meaning set forth in the Merger Agreement.

“Ainge Group” means Ainge, each of its Affiliates and any legal predecessors thereto, including after the Closing, the Newco Group.

“Ainge Indemnitees” means Ainge, each member of the Ainge Group, and all Persons who are or have been shareholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Ainge Group (in each case, in their respective capacities as such) (excluding any shareholder of Ainge), together with their respective heirs, executors, administrators, successors and assigns.

“Ainge Non-U.S. Retirement Plans” has the meaning set forth in Section 3.1(b).

“Ainge Non-U.S. Savings Plans” has the meaning set forth in Section 4.2(b).

“Ainge NQDC Plan” has the meaning set forth in Section 6.1(b).

“Ainge OPEB Plan” has the meaning set forth in Section 5.4(a).

“Ainge RSU” means either a (x) restricted share of Ainge Common Stock or (y) restricted stock unit representing the right to vest in and be issued a share of Ainge Common Stock, in each case (i) granted by Ainge to a Newco Employee pursuant to Section 7.3 under a stock plan maintained by Ainge and an award agreement provided by Ainge thereunder and (ii) which vests based solely on the continued employment of such Newco Employee with Newco, Ainge or another member of the Ainge Group.

“Ainge Trading Price” means the volume-weighted average price of Ainge Common Stock trading on the “regular way” basis on the Nasdaq Stock Market for each of the twenty (20) consecutive trading days ending on (and including) the day before the Distribution Date.

“Ainge U.S. Savings Plans” has the meaning set forth in Section 4.1(b).

“Ainge Welfare Plans” means any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA) maintained by Ainge or any member of the Ainge Group and in which Newco Employees participate following the Effective Time.

“Ancillary Agreement” has the meaning set forth in the Distribution Agreement.

“Automatic Transfer Employee” means any Newco Employee, where local employment Laws, including but not limited to the Transfer Regulations, provide for an automatic transfer of such employee to Newco by operation of Law upon the transfer of a business as a going concern and such business transfer occurs as a result of the transactions contemplated by the Distribution Agreement.

“Benefit Arrangement” means, with respect to an entity, each compensation or employee benefit plan, program, policy, agreement or other arrangement, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including any benefit plan, program, policy, agreement or arrangement providing cash- or equity-based compensation or incentives, health, medical, dental, vision, disability, accident or life insurance benefits or vacation, paid or unpaid leave, severance, retention, change in control, termination, deferred compensation, individual employment or consulting, retirement, pension or savings benefits, supplemental income, retiree benefit, relocation or other fringe benefit (whether or not taxable), or employee loans, that are sponsored or maintained by such entity (or to which such entity contributes or is required to contribute or in which it participates), and excluding workers’ compensation plans, policies, programs and arrangements.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which commercial banking institutions are authorized or required by applicable Legal Requirements to be closed in the Commonwealth of Massachusetts or the State of Washington. In the event that any action is required or permitted to be taken under this Agreement on or by a date that is not a Business Day, such action may be taken on or by the Business Day immediately following such date.

“Cancelled Fox Equity Award Value” means, with respect to each Newco Employee who is a holder of Cancelled Fox Equity Awards, a dollar value equal to the sum of (i) the Cancelled Fox Option Value in respect of the Cancelled Fox Options held by such Newco Employee and (ii) the Cancelled Fox RSU Value in respect of the Cancelled Fox RSUs held by such Newco Employee.

“Cancelled Fox Equity Awards” has the meaning set forth in Section 7.2.

“Cancelled Fox Option Value” means (A) with respect to each Cancelled Fox Option granted prior to February 1, 2018, an amount equal to the product of (x) the total number of shares of Fox Common Stock subject to such Cancelled Fox Option as of immediately before the Closing Date and (y) the excess, if any, of (1) the Fox Trading Price over (2) the exercise price per share of such Cancelled Fox Option, and (B) with respect to each Cancelled Fox Option granted on or after February 1, 2018, an amount equal to the grant date value of such Fox Option that was communicated by Fox to the optionee at the time of grant, as previously communicated to Ainge.

“Cancelled Fox Options” has the meaning set forth in Section 7.2.

“Cancelled Fox RSU Value” means, with respect to each Cancelled Fox RSU, an amount equal to the Fox Trading Price.

“Cancelled Fox RSUs” has the meaning set forth in Section 7.2.

“Closing” has the meaning set forth in the Merger Agreement.

“Closing Date” has the meaning set forth in the Merger Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means all agreements with the collective bargaining representatives, employee representative, trade union, labor or management organization, group of employees, or works councils or similar representative bodies of Newco Employees including all national or sector specific collective agreements which are applicable to Newco Employees, in each case in effect immediately prior to the Separation Time that set forth terms and conditions of employment of Newco Employees, and all modifications of, or amendments to, such agreements and any rules, procedures, awards or decisions of competent jurisdiction interpreting or applying such agreements.

“Consents” has the meaning set forth in the Distribution Agreement.

“Contract” has the meaning set forth in the Distribution Agreement.

“Delayed Transfer Date” means (A) the date that a Delayed Transfer Newco Employee (within the meaning of clause (A) thereof) is eligible to return to active service; provided that such Delayed Transfer Newco Employee will become a Newco Employee only if and when such Delayed Transfer Newco Employee returns to active service for any member of the Fox Group within six (6) months following the Effective Time or such longer period as required by Law or otherwise agreed to by the Parties or (B) the date a Newco Sub capable of serving as the employing entity of a Delayed Transfer Newco Employee (within the meaning of clause (B) thereof) is established in the applicable jurisdiction or such Delayed Transfer Newco Employee is otherwise able to be transferred to a member of the Ainge Group in accordance with applicable Law; provided that the Parties agree to cooperate to establish any such Newco Sub as soon as reasonably practicable following the Separation Time. References to “Closing”, “Closing Date”, “Effective Time”, “Separation Time” and “Separation Date” in this Agreement shall be interpreted to mean the “Delayed Transfer Date” as it applies to any Delayed Transfer Newco Employee, where the context requires.

“Delayed Transfer Newco Employee” means (A) each Newco Employee who is not actively at work as of the Separation Date as a result of (i) disability (either long-term or short-term, in either case as defined in the applicable program or arrangement maintained or sponsored by Fox or another member of the Fox Group) or (ii) approved leave of absence; provided, that in no event shall any Former Newco Employee, or any Automatic Transfer Employee whose employment transfers to Newco as of or prior to the Separation Date by operation of applicable Law, be deemed to be a Delayed Transfer Newco Employee or (B) each Newco Employee employed in a jurisdiction in which a Newco Sub capable of serving as the employing entity of such Newco Employee is unable to be established on or prior to the Separation Date.

“Distribution” has the meaning set forth in the Merger Agreement.

“Distribution Agreement” has the meaning set forth in the recitals.

“Distribution Date” has the meaning set forth in the Distribution Agreement.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Employee Representative” means any works council, employee representative, trade union, labor or management organization, group of employees or similar representative body for Newco Employees.

“Employment Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated Employment Tax) permitted or required to be supplied to, or filed with, a taxing authority in connection with the determination, assessment or collection of any Employment Tax or the administration of any laws, regulations or administrative requirements relating to any Employment Tax (whether or not a payment is required to be made with respect to such filing).

“Employment Taxes” means any federal, state, local or foreign Taxes, charges, fees, duties, levies, imposts, rates, social security contributions or other assessments or obligations, in each case in the nature of a Tax, imposed on, due or asserted to be due from (i) employees or deemed employees of the Fox Group or employees or deemed employees of the Newco Group or (ii) the Fox Group or the Newco Group as employers or deemed employers of such employees, including employers’ and employees’ portions of Federal Insurance Contributions Act Taxes, employers’ Federal Unemployment Tax Act taxes and state and local unemployment insurance taxes, and employers’ withholding, reporting and remitting obligations with respect to any such Taxes or employees’ federal, state and local income taxes that are imposed on or due from employees or deemed employees of the Fox Group or the Newco Group.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate”, with respect to any Person, means any other entity, trade or business under common control with such Person within the meaning of Section 4001 of ERISA or Section 414(b), 414(c), 414(m) or 414(n) of the Code, and the regulations issued thereunder.

“Excluded Liabilities” has the meaning set forth in the Distribution Agreement.

“Former Newco Employee” means any individual who would qualify as a Newco Employee had such individual been an employee of any member of the Fox Group as of the Separation Time, but whose employment with any member of the Fox Group terminated for any reason prior to the Separation Time.

“Fox” has the meaning given to such term in the preamble.

“Fox Benefit Arrangement” means any Benefit Arrangement sponsored, maintained or contributed to, or required to be maintained or contributed to, by any member of the Fox Group for the benefit of any Newco Employee.

“Fox Common Stock” means the issued and outstanding shares of common stock, par value $0.01 per share, of Fox.

“Fox Equity Plan” means the Fox 2016 Stock Incentive Plan.

“Fox Group” means Fox, each of its Subsidiaries, and any legal predecessors thereto, but excluding any member of the Newco Group.

“Fox Indemnitees” means Fox, each member of the Fox Group, and all Persons who are or have been shareholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Fox Group (in each case, in their respective capacities as such) (excluding any shareholder of Fox), together with their respective heirs, executors, administrators, successors and assigns.

“Fox Non-U.S. Retirement Plan” means each Fox Benefit Arrangement that is a noncontributory defined benefit retirement plan in which Newco Employees who are based outside of the United States participate, and/or that is subject to any Law other than United States federal, state or local Law.

“Fox Non-U.S. Savings Plan” means each Fox Benefit Arrangement that is a defined contribution retirement plan in which Newco Employees who are based outside of the United States participate, and/or that is subject to any Law other than United States federal, state or local Law.

“Fox NQDC Plan” means the Fox Executive Deferred Incentive Plan.

“Fox Option” means each option to purchase shares of Fox Common Stock from Fox (i) granted by Fox pursuant to the Fox Equity Plan, assumed by Fox in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested and (ii) held by a Newco Employee as of immediately before the Closing Date.

“Fox RSU” means each restricted stock unit representing the right to vest in and be issued a share of Fox Common Stock by Fox (i) granted by Fox pursuant to the Fox Equity Plan, assumed by Fox in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested and (ii) held by a Newco Employee as of immediately before the Closing Date.

“Fox Trading Price” means the volume-weighted average price of Fox Common Stock trading on the “regular way” basis on the New York Stock Exchange for each of the twenty (20) consecutive trading days ending on (and including) the day before the Distribution Date.

“Fox U.S. OPEB Plan” shall mean the Fox Retiree Medical Plan.

“Fox U.S. Savings Plan” means (i) the Fox Retirement Savings Plan, (ii) the Fox Union Retirement Savings Plan, and (iii) each other Fox Benefit Arrangement that is a defined contribution retirement plan that is intended to be qualified under Section 401(a) of the Code.

“Fox Welfare Plans” means any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA) maintained by Fox or any member of the Fox Group and in which Newco Employees participate immediately prior to the Separation Time.

“GAAP” has the meaning set forth in the Merger Agreement.

“Governmental Authority” has the meaning set forth in the Distribution Agreement.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Indemnifying Party” has the meaning set forth in Section 9.2(b).

“Indemnitee” means each Fox Indemnitee, Newco Indemnitee or Ainge Indemnitee.

“Indemnity Payment” has the meaning set forth in Section 9.3(a).

“Information” has the meaning set forth in the Distribution Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Law” has the meaning set forth in the Distribution Agreement.

“Legacy Participant” has the meaning set forth in Section 3.1(e).

“Legal Requirements” has the meaning set forth in the Merger Agreement.

“Liabilities” has the meaning set forth in the Distribution Agreement.

“Losses” has the meaning set forth in the Distribution Agreement.

“Merger” has the meaning set forth in the recitals.

“Merger Agreement” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the recitals.

“Newco” has the meaning set forth in the preamble.

“Newco Common Stock” has the meaning set forth in the recitals.

“Newco Employee” means each employee of any member of the Fox Group or the Newco Group who is employed as of the Separation Date and is either (A) exclusively or primarily engaged in the A&S Business or (B) necessary for the ongoing operation of the A&S Business following the Separation Date, in the case of the foregoing clauses (A) and (B), as determined by Fox in good faith, subject to Ainge’s timely review and consultation with Fox, and identified to Ainge no later than forty-five (45) days prior to the Separation Date, in each case regardless of whether any such employee is actively at work as of the Separation Date or is not actively at work as of the Separation Date as a result of disability or illness, an approved leave of absence (including military leave with reemployment rights under federal law and leave under the Family and Medical Leave Act of 1993), vacation, personal day or similar short- or long-term absence; provided, that Fox and Ainge may agree in writing no later than forty-five (45) days prior to the Separation Date to exclude certain employees or groups of employees who would otherwise be covered by clause (A) or (B) from being designated as Newco Employees.

“Newco Group” means Newco, each of the Newco Subs and any legal predecessors thereto. Each of the Newco Subs shall be deemed to be members of the Newco Group as of the Separation Time and at all times thereafter up to the Effective Time.

“Newco Indemnitees” means Newco, each member of the Newco Group, Ainge (from and after the Separation Time), and each of their respective successors and assigns, and all Persons who are or have been shareholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Newco Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns.

“Newco Independent Contractors” means each independent contractor of any member of the Newco Group who is actively providing services as of the Separation Date and is either (i) exclusively or primarily engaged in the A&S Business; or (ii) necessary for the ongoing operation of the A&S Business following the Separation Date, which shall include, for the avoidance of doubt, each service provider in India or Mexico who is engaged through a third party employer as of the Separation Date.

“Newco Subs” has the meaning set forth in the Distribution Agreement.

“Non-Automatic Transfer Employees” shall mean any Newco Employee who is not an Automatic Transfer Employee.

“Participating Company” means Fox or any Person (other than an individual) participating in a Fox Benefit Arrangement.

“Party” or “Parties” has the meaning set forth in the preamble.

“Pension Transfers” has the meaning set forth in Section 3.1(b).

“Person” has the meaning set forth in the Distribution Agreement.

“Requesting Party” has the meaning set forth in Section 2.1(d).

“Savings Transfers” has the meaning set forth in Section 4.2(b).

“Separation” has the meaning set forth in the Distribution Agreement.

“Separation Date” has the meaning set forth in the Distribution Agreement.

“Separation Time” has the meaning set forth in the Distribution Agreement.

“Subsidiary” has the meaning set forth in the Distribution Agreement.

“Tax” or “Taxes” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” means the Tax Matters Agreement, as defined in the Distribution Agreement, as it may be amended from time to time in accordance with the terms thereof.

“Third-Party Claim” has the meaning set forth in Section 9.2(b).

“Third-Party Proceeds” has the meaning set forth in Section 9.3(a).

“Transactions” has the meaning set forth in the Distribution Agreement.

“Transfer Regulations” means (i) all laws of any member state of the European Union implementing the European Union Council Directive 2001/23/EC of 12 March 2001 on the approximation of the Laws of member states of the European Union relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of undertakings or businesses (the “Acquired Rights Directive”) and legislation and regulations of any member state of the European Union implementing such Acquired Rights Directive, and (ii) any similar Laws in any jurisdiction providing for an automatic transfer, by operation of law, of employment in the event of a transfer of business.

“Transferor Fox Non-U.S. Retirement Plans” has the meaning set forth in Section 3.1(b).

“Transferor Fox Non-U.S. Savings Plans” has the meaning set forth in Section 4.2(b).

“Transferred Benefit Arrangements” means each Transferred Fox Non-U.S. Retirement Plan and each Transferred Fox Non-U.S. Savings Plan.

“Transferred Fox Non-U.S. Retirement Plan” has the meaning set forth in Section 3.1(c).

“Transferred Fox Non-U.S. Savings Plan” has the meaning set forth in Section 4.2(c).

“Vested Fox Option” has the meaning set forth in Section 7.1(a).

“Vested Fox RSU” has the meaning set forth in Section 7.1(b).

SECTION 1.2. References; Interpretation. Unless the context otherwise requires:

(a) references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement; and

(b) references in this Agreement to any time shall be to the then prevailing New York City, New York time unless otherwise expressly provided herein.

SECTION 1.3. Relation to Other Documents. To the extent there is any inconsistency between this Agreement and the terms of another agreement pertaining to the Separation or Merger (other than any Collective Bargaining Agreement) that is the subject of this Agreement and such inconsistency (i) arises in connection with or as a result of employment with or the performance of services before or after the Separation for any member of the Fox Group, Newco Group or Ainge Group and (ii) relates to the allocation of Liabilities attributable to the employment, service, termination of employment or termination of service of all present or former Fox employees, Newco Employees, Former Newco Employees or any of their dependents and beneficiaries (and any alternate payees in respect thereof) and other service providers (including any individual who is, or was or is determined to be an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the Fox Group or the Newco Group), the terms of this Agreement shall prevail.

ARTICLE II

GENERAL PRINCIPLES

SECTION 2.1. Assumption and Retention of Liabilities.

(a) Effective as of the Separation Time, subject to Section 2.1(b), Fox shall, or shall cause one or more members of the Fox Group to, assume or retain, as applicable, and pay, perform, fulfill and discharge, in due course in full, (i) all Liabilities under all Fox Benefit Arrangements, except for any such Liabilities relating to Newco Employees, whenever incurred; (ii) all Liabilities arising out of, relating to or resulting from the employment, service, termination of employment or termination of service of all employees and independent contractors (other than, solely to the extent arising out of, relating to or resulting from service to the A&S Business, Newco Employees and Newco Independent Contractors) of any member of the Fox Group or the Newco Group and their dependents and beneficiaries (and any alternate payees in respect thereof); (iii) all Liabilities arising out of, relating to or resulting from the transfer of Newco Employees from the Fox Group to the Newco Group that arise in respect of any applicable notice and/or severance obligations or obligations to notify and/or consult in compliance with a Collective Bargaining Agreement or applicable Law, including but not limited to the Transfer Regulations; provided that any such Liabilities do not arise because of a breach of this Agreement by any member of the Ainge Group; (iv) any Liabilities arising out of, relating to or resulting from any misclassification prior to the Closing Date of any Newco Independent Contractor located in India or Mexico who is engaged through a third party employer as an independent contractor rather than as an employee; (v) any Liabilities of Fox or any of its Affiliates as a result of being treated as an ERISA Affiliate with any Person at any time during the six-year period prior to the Closing Date under Title IV of ERISA, Section 302 of ERISA, or Sections 412 or 4971 of the Code, or as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or similar state law (other than any Liability of a member of the Newco Group as a result of it being an ERISA Affiliate of any member of the Ainge Group after the Closing); and (vi) any other Liabilities or obligations expressly assigned to or assumed or retained by Fox or any of its Affiliates under this Agreement.

(b) Effective as of the Separation Time, Newco shall, or shall cause one or more members of the Newco Group to, assume or retain, as applicable, and pay, perform, fulfill and discharge, in due course in full, (i) all Liabilities under all Fox Benefit Arrangements relating to Newco Employees, whenever incurred, other than those that are explicitly retained by the Fox Group pursuant to this Agreement; (ii) all Liabilities arising out of, relating to or resulting from the employment, service, termination of employment or termination of service of all Newco Employees and Newco Independent Contractors and their dependents and beneficiaries (and any alternate payees in respect thereof), to the extent arising out of, relating to or resulting from such individuals’ service to the A&S Business; (iii) all severance Liabilities arising out of, relating to or resulting from the failure of a Non-Automatic Transfer Employee outside of the Unites States to transfer employment to a member of the Newco Group that arise because of a breach of this Agreement by any member of the Ainge Group; and (iv) any other Liabilities or obligations expressly assigned to or assumed or retained by Newco or any of its Affiliates under this Agreement.

(c) All Liabilities assigned to or assumed or retained by Fox or a member of the Fox Group under this Agreement shall be Excluded Liabilities for purposes of the Distribution Agreement. All Liabilities assigned to or assumed or retained by Newco or a member of the Newco Group under this Agreement shall be A&S Liabilities for purposes of the Distribution Agreement.

(d) From time to time after the Separation Time, the Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement (the “Requesting Party”) and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any obligations or Liabilities satisfied or assumed by the Requesting Party or its Affiliates (including for any such Liabilities that transfer to the Newco Group or the Ainge Group by operation of Law or Collective Bargaining

Agreement) that are, or that have been made pursuant to this Agreement, the responsibility of the other Party or any of its Affiliates. Any such reimbursement shall (i) be equal to the cost actually incurred by the Requesting Party, including the employer-portion of any associated Employment Taxes payable by the Requesting Party in connection therewith, less the present value of any item of loss, deduction or credit which decreases net Taxes paid or payable by the Requesting Party as a result of such cost and any related Employment Taxes (it being understood that such amounts shall be reasonably determined in good faith by the Requesting Party in consultation with the other Parties and in making such determination, shall take into account any anticipated income or gain to the Requesting Party in connection with such reimbursement and any advisor costs incurred by the Requesting Party in connection with the calculation of net Tax benefits pursuant to this Section 2.1(d)) and (ii) be submitted to the other Party within 30 days of the payment by the Party requesting reimbursement.

(e) Subject to applicable Law and the Tax Matters Agreement, Fox shall retain responsibility for all employee-related regulatory filings for reporting periods ending at or prior to the Effective Time, except for Equal Employment Opportunity Commission EEO-1 reports and affirmative action program (AAP) reports and responses to Office of Federal Contract Compliance Programs (OFCCP) submissions, for which Fox shall provide data and Information (to the extent permitted by applicable Laws and consistent with Section 10.1) to Newco, which shall be responsible for making such filings in respect of Newco Employees.

(f) Fox shall be the responsible party for duly preparing and timely filing or causing to be duly prepared and timely filed all Employment Tax Returns required or permitted to be filed by any member of the Fox Group and, on or prior to the Distribution Date, by any member of the Newco Group. Fox shall be liable for all Employment Taxes due or payable for or with respect to services provided by employees or deemed employees of any member of the Fox Group at any time and services provided by employees or deemed employees of any member of the Newco Group on or prior to the Distribution Date. Fox, at its sole expense, shall have exclusive control over the conduct and resolution of any audit, litigation, contest, dispute, or other proceeding relating to Employment Taxes of any member of the Fox Group; provided, that Fox shall notify, cooperate and reasonably share control with Newco and Ainge (which shall be permitted to participate in any such proceeding at their own expense) with respect to any such proceeding to the extent it relates to any Employment Taxes or related Losses for which Newco or Ainge may be liable pursuant to Article IX.

(g) Newco shall be the responsible party for duly preparing and timely filing or causing to be duly prepared and timely filed all Employment Tax Returns of any member of the Newco Group with respect to periods (or portions thereof) following the Distribution Date or required to be filed by any member of the Newco Group after the Distribution Date. Newco shall be liable for all Employment Taxes due or payable for or with respect to services provided by employees or deemed employees of any member of the Newco Group after the Distribution Date. Newco, at its sole expense, shall have exclusive control over the conduct and resolution of any audit, litigation, contest, dispute, or other proceeding relating to Employment Taxes of any member of the Newco Group; provided, that Newco shall notify, cooperate and reasonably share control with Fox (which shall be permitted to participate in any such proceeding at its own expense) with respect to any such proceeding to the extent it relates to any Employment Taxes or related Losses for which Fox may be liable pursuant to Article IX.

(h) With respect to any Employment Tax Return required to be filed pursuant to this Agreement, the party responsible for preparing and filing such Employment Tax Return shall remit or cause to be remitted to the applicable taxing authority in a timely manner any Taxes due in respect of any such Employment Tax Return. In the case of any Employment Tax Return for which the Party that is not responsible for preparing and filing such Employment Tax Return is obligated pursuant to this Agreement to pay all or a portion of the Taxes reported as due on such Employment Tax Return, the party responsible for preparing and filing such Employment Tax Return shall notify the other Party, in writing, of its obligation to pay such Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the party responsible for preparing and filing such Employment Tax Return upon the later of five (5) Business Days prior to the date on which such payment is due and fifteen (15) Business Days after the receipt of such notice.

SECTION 2.2. Treatment of Compensation and Benefit Arrangements.

(a) Except as otherwise expressly provided for in this Agreement, and subject to the Newco Group’s obligations in relation to Newco Employees who transfer to the Newco Group at the Separation Time pursuant to the Transfer Regulations, Ainge will provide or cause to be provided to each Newco Employee (other than any Newco Employee who is covered by a Collective Bargaining Agreement), for a period commencing at the Effective Time and ending on December 31, 2019 (or such shorter period as such Newco Employee is employed by Ainge or one of its Affiliates), (i) a base salary or hourly wage rate, as applicable, that is at least equal to the base salary or hourly wage rate provided to such Newco Employee immediately prior to the Effective Time, (ii) short-term and long-term incentive and sales commission opportunities no less favorable in the aggregate than the short-term and long-term incentive and sales commission opportunities in effect for such Newco Employee, if any, immediately prior to the Effective Time, and (iii) health, welfare, retirement and automobile allowance benefits that have a value that is substantially similar in the aggregate to the value of those provided to such Newco Employee immediately prior to the Effective Time (it being understood that cash in lieu of any portion of the value of the benefits referenced in this clause (iii) shall be counted towards satisfaction of providing benefits with a value that is substantially similar in the aggregate); provided, that, any benefits referenced in this clause (iii) will only be taken into account to the extent that such benefits are (x) set forth, as of the date hereof, on Section 2.14(a) of the Fox Disclosure Letter to the Merger Agreement and the relevant Fox Benefit Plan is Made Available to Ainge as of the date hereof, (y) required by applicable Law or (z) customary in the applicable jurisdiction as determined by Ainge in good faith.

(b) Without limiting the generality of Section 2.2(a), and unless payment on a pro rata basis or otherwise is required at or immediately prior to the Closing by applicable Law (in which case such required payments and the associated Employment Taxes shall be paid by Fox or the applicable member of the Fox Group), Ainge shall continue any cash incentive or sales commissions plans with performance periods that are incomplete as of the Closing until the end of the applicable performance periods and make payments to eligible participants thereunder in each case in accordance with the terms of the applicable cash incentive or sales commissions plans; provided, that, if the performance goals with respect to such cash incentive or sales commission plans are not discrete goals with respect to the A&S Business that can be maintained following the Effective Time, then the applicable member of the Ainge Group may adjust such performance goals in good faith, subject to the terms and conditions of the existing plan; provided, further, that the Parties agree to cooperate in good faith with respect to any other adjustments to such performance goals as may be reasonably necessary to effect the transactions contemplated by this Agreement, the Distribution Agreement and the Merger Agreement. Fox shall, or shall cause the appropriate member of the Fox Group, to promptly reimburse Ainge in accordance with the procedures set forth in Section 2.1(d) for a pro-rata portion (as described below) of the cost actually incurred by Ainge in making such payments for the applicable performance period in which the Closing occurs. Such pro-rata portion shall be determined by multiplying (i) the cost actually incurred by Ainge in making such payments to eligible Newco Employees under the applicable cash incentive or sales commissions plans for the applicable performance period in which the Closing occurs by (ii) a fraction, the numerator of which is the number of days elapsed in the applicable performance period through the Closing Date and the denominator of which is the total number of days in the applicable performance period. The Fox Group shall retain all Liabilities in respect of Newco Employees pursuant to any cash incentive or sales commission plans that relate to any performance periods that are completed prior to the Closing.

(c) Without limiting the generality of Section 2.2(a) and subject to the Newco Group’s obligations in relation to employees who transfer to the Newco Group as of the Separation Time pursuant to the Transfer Regulations and applicable Law, Ainge shall, or shall cause the appropriate member of the Ainge Group to, honor each individual severance Contract with any Newco Employee in accordance with its terms as in effect immediately prior to the Effective Time, except as Ainge, or the applicable member of the Ainge Group, and such Newco Employee may otherwise agree in writing; provided, that, for the avoidance of doubt, the foregoing shall not apply to any Newco Employee who is covered by a Collective Bargaining Agreement; provided, further, that nothing herein shall interfere with any member of the Ainge Group’s rights or obligations to make such changes as are necessary to the Contract to comply with applicable Law. With respect to any Newco Employee located in the United States who (i) is not party to an individual severance Contract as of immediately prior to the Effective Time, (ii) is not covered by a Collective Bargaining Agreement and (iii) incurs a termination of employment by the Ainge Group or Newco Group on or before December 31, 2019, Ainge shall, or shall cause the appropriate member of the Ainge Group to, provide severance benefits that are substantially similar in the aggregate to those that such Newco Employee would have received upon such termination of employment immediately prior to the Effective Time (subject to satisfying any release of claims or similar requirements and compliance with the terms of any applicable separation or release agreement) (it being understood that for purposes of determining substantially similar severance benefits in the aggregate, the level of coverage of continued medical and other welfare benefits (or cash paid in lieu thereof) shall be deemed substantially similar to the level immediately prior to the Effective Time so long as (x) the duration of continuation of such benefits is at least equal to the period that would have been applicable in the event of termination of employment prior to the Effective Time and (y) the percentage of the employer subsidy of COBRA premiums in respect of such benefits is the same as the percentage of the employer subsidy paid by the Ainge Group on behalf of active Newco Employees).

SECTION 2.3. Participation in Fox Benefit Arrangements. Except as otherwise expressly provided for in this Agreement or as otherwise expressly agreed to in writing between the Parties, effective as of the Effective Time, (i) Newco and each member of the Newco Group, to the extent applicable, shall cease to be a Participating Company in any Fox Benefit Arrangement (other than a Transferred Benefit Arrangement), (ii) each Newco Employee shall cease to participate in, be covered by, accrue benefits under, or be eligible to contribute to any Fox Benefit Arrangement (other than a Transferred Benefit Arrangement), except to the extent of obligations that accrued before the Effective Time and that remain a Liability of any member of the Fox Group pursuant to this Agreement, and (iii) except as specifically provided in Section 3.1(e), any Person who participates in any Transferred Benefit Arrangement but is not a Newco Employee shall cease to participate in, be covered by, accrue benefits under, be eligible to contribute to or have any rights under such Transferred Benefit Arrangement. Fox and Newco shall take all necessary action to effectuate this Section  2.3.

SECTION 2.4. Service Recognition.

(a) Effective as of the Effective Time, and in addition to any applicable obligations under the Transfer Regulations or other applicable Law, Ainge shall, and shall cause each member of the Ainge Group to, give each Newco Employee full credit for purposes of eligibility, vesting, and determination of level of benefits under any Ainge Benefit Arrangement (but not with respect to eligibility for benefits or calculation or accrual of benefits under any retiree medical or welfare plans or, other than in respect of any Pension Transfer, accrual of benefits under any defined benefit program) for such Newco Employee’s service with any member of the Fox Group or Newco Group or any predecessor thereto prior to the Effective Time, to the same extent such service was recognized by the applicable Fox Benefit Arrangement immediately prior to the Effective Time; provided, that, such service shall not be recognized to the extent such recognition would result in the duplication of benefits.

(b) Without limiting the generality of the foregoing provisions of this Section 2.4, (i) Ainge shall use reasonable efforts to cause each Newco Employee to be immediately eligible to participate, without any waiting time, in any and all Ainge Benefit Arrangements to the extent coverage under the Ainge Benefit Arrangement is provided by Ainge to similarly situated employees in the applicable jurisdiction as of the Effective Time, (ii) for purposes of each Ainge Benefit Arrangement that is a medical, dental or vision benefit plan, Ainge shall use reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such Ainge Benefit Arrangement to be waived for such employee and his or her covered dependents, and (iii) Ainge shall use reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Fox Benefit Arrangement ending on the date such employee’s participation in the corresponding Ainge Benefit Arrangement begins to be taken into account under such Ainge Benefit Arrangement for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with the Ainge Benefit Arrangement.

SECTION 2.5. Collective Bargaining Agreements.

(a) Notwithstanding anything in this Agreement to the contrary, prior to the Effective Time, Fox and Newco shall, to the extent required by applicable Law, take or cause to be taken all actions that are necessary (if any) for Newco or a member of the Newco Group to (i) continue to maintain or to assume and honor any Collective Bargaining Agreements that relate solely to Newco Employees; (ii) assume and honor any obligations of the Fox Group under Collective Bargaining Agreements that are maintained outside of the United States in accordance with industry or regulatory standards, as such obligations relate to Newco Employees; and (iii) continue to maintain or to assume and honor any pre-existing collective bargaining relationships (in each case including obligations that arise in respect of the period both before and after the date of employment by the Newco Group) in respect of any Newco Employees and any Employee Representatives.

(b) As of the Effective Time, Ainge shall, or shall cause Newco or a member of the Newco Group to (i) continue to maintain or to assume and honor any Collective Bargaining Agreements that relate solely to Newco Employees; (ii) assume and honor any obligations of the Fox Group under Collective Bargaining Agreements that are maintained outside of the United States in accordance with industry or regulatory standards, as such obligations relate to Newco Employees; and (iii) continue to maintain or to assume and honor any pre-existing collective bargaining relationships (in each case including obligations that arise in respect of the period both before and after the date of employment by the Newco Group) in respect of any Newco Employees and any Employee Representatives.

(c) Nothing in this Agreement is intended to alter the provisions of any Collective Bargaining Agreement or modify in any way the obligations of the Fox Group or the Newco Group to any Employee Representative or any other Person as described in such agreement.

SECTION 2.6. No Acceleration of Benefits. Except as otherwise provided in this Agreement, no provision of this Agreement shall be construed to create any right, or accelerate vesting or entitlement, to any compensation or benefit whatsoever on the part of any Newco Employee or other former, current or future employee of the Fox Group, Newco Group or Ainge Group under any Benefit Arrangement of the Fox Group, Newco Group or Ainge Group.

SECTION 2.7. Amendment Authority. Nothing in this Agreement is intended to prohibit any member of the Fox Group, Newco Group or Ainge Group from amending, terminating or otherwise modifying any employee benefit plans, policies or compensation programs in accordance with the terms thereof at any time prior to, on or after the Separation Date.

SECTION 2.8. No Commitment to Employment or Benefits. Nothing contained in this Agreement shall be construed as a commitment or agreement on the part of any individual to continue employment with the Fox Group, Newco Group or Ainge Group or to provide any recall or similar rights to an individual on layoff or any type of leave of absence or, except as otherwise specifically provided in this Agreement, as a commitment on the part of the Fox Group, Newco Group or Ainge Group to continue the compensation or benefits of any individual for any period. Without limiting the generality of Section 11.6, this Agreement is solely for the benefit of the Fox Group, Newco Group and Ainge Group and nothing in this Agreement, express or implied, (i) is intended to confer any rights, benefits, remedies, obligations or Liabilities under this Agreement upon any Person, including any Newco Employee or other current or former employee, officer, director or contractor of the Fox Group, Newco Group or Ainge Group, other than the Parties and their respective successors and assigns or (ii) shall constitute an amendment or other modification of any employee benefit plan of the Fox Group, Newco Group or Ainge Group.

SECTION 2.9. Certain Employment Transfers.

(a) Subject to the requirements of applicable Law, and except as set forth below with respect to the treatment of Automatic Transfer Employees and Non-Automatic Transfer Employees outside of the United

States, no later than the Separation Time, Fox shall use reasonable best efforts to (A) cause the employment of any Newco Employee and the contract of services of any Newco Independent Contractor to be transferred to a member of the Newco Group at the Separation Time and (B) cause the employment of any individual who is employed by a member of the Newco Group but does not qualify as a Newco Employee and the contract of services between any independent contractor or consultant that does not qualify as a Newco Independent Contractor and a member of the Newco Group to be transferred to a member of the Fox Group.

(b) Fox shall use reasonable best efforts to cause each Automatic Transfer Employee to be employed by a member of the Newco Group at the Separation Time in accordance with applicable Law, and Newco agrees to take all actions reasonably necessary to cause the Newco Employees to be so employed.

(c) For Non-Automatic Transfer Employees outside of the United States where the transfer of employment is by way of termination/resignation and re-hire, the appropriate member of the Newco Group shall offer employment to each such employee effective on the Separation Date. Each such offer will be for employment (i) at a location within a reasonable proximity of the individual’s location of employment immediately prior to Closing, (ii) with the same base salary as is in effect immediately before the Separation Date, and (iii) that otherwise complies with the requirements of Section 2.2 to the extent permitted by Law. Notwithstanding the foregoing, the obligation pursuant to clause (i) shall be (A) at a work location in the same metropolitan area (or a work-at-home arrangement for a Newco Employee whose job can reasonably be performed through such an arrangement) for any Newco Employee employed as of the Separation Date at a location that was disclosed to Ainge in writing prior to the date hereof; or (B) for any Newco Employee located in a location that was not disclosed to Ainge in writing as of the date hereof, an existing Ainge location (if any) in the same metropolitan area or a work-at-home arrangement in the country where the Newco Employee is located as of the Separation Date, provided that solely in the case of clause (B), the obligation pursuant to clause (i) shall not apply in the event that there is no existing Ainge location in such metropolitan area and the Newco Employee’s job cannot reasonably be performed through a work-at-home arrangement. For Non-Automatic Transfer Employees outside of the United States where the transfer of employment is by way of employer substitution, the appropriate member of the Fox Group shall effectuate an employer substitution on the Separation Date with respect to the employees, to the extent permitted by and in accordance with applicable Law, pursuant to which each appropriate member of the Newco Group will employ the employees, and will acknowledge and accept all rights, obligations, duties, and responsibilities with respect to such employees as of the Separation Date. Such employer substitution shall comply with the requirements of Section 2.2 to the extent permitted by Law.

(d) Fox Group and Newco Group agree to execute, and to seek to have the applicable Newco Employees execute, such documentation, if any, as may be necessary to reflect the transfer of employment described in this Section 2.9. Ainge shall provide the Information, within reason, as requested by Fox in sufficient time to enable Fox and the applicable members of the Fox Group to meet their information and consultation requirements pursuant to the Transfer Regulations, any Collective Bargaining Agreement or otherwise, including pursuant to Section 2.10(a), provided that any such requests are timely received. Fox shall provide the Information, within reason, as requested by Ainge in sufficient time to enable Ainge and the applicable members of the Ainge Group to meet their information and consultation requirements pursuant to the Transfer Regulations, any Collective Bargaining Agreement or otherwise, including pursuant to Section 2.10(b), provided that any such requests are timely received. To the extent a Newco Employee objects, rejects or refuses to transfer to Newco Group, such employee shall remain employed by Fox, or the applicable member of the Fox Group, and shall no longer be considered a Newco Employee to the extent permitted by Law. Fox and Ainge shall cooperate, in good faith, to enable Ainge and/or Fox to meet their respective information and consultation requirements pursuant to the Transfer Regulations, any Collective Bargaining Agreement or otherwise, including pursuant to Section 2.10(b).

(e) In the case of any Delayed Transfer Newco Employee who remains employed by the Fox Group after the Separation Date as a result of clause (B) of the definition of Delayed Transfer Newco Employee, the Parties will cooperate in good faith (i) in respect of the provision of such employee’s services to the Ainge Group after the Effective Time and the allocation of costs associated with such services and (ii) to facilitate such employee’s transfer of employment to the Ainge Group as soon as practicable following the Effective Time.

SECTION 2.10. Information and Consultation.

(a) Fox shall and shall cause its Subsidiaries and each member of the Newco Group that is to employ any Newco Employee to comply with all requirements and obligations to inform, consult or otherwise notify any Newco Employees or Employee Representatives in relation to the Separation, Distribution, Merger and any other consequence of the transactions contemplated by Distribution Agreement and the Merger Agreement, whether required pursuant to any Collective Bargaining Agreement, the Transfer Regulations or other applicable Law.

(b) Ainge shall and shall cause its Subsidiaries and Merger Sub to comply with all requirements and obligations to inform, consult or otherwise notify any Ainge Group employees or any representatives of them in relation to the Merger and any other consequence of the transactions contemplated by this Agreement and the Merger Agreement whether required pursuant to any collective bargaining agreement applicable to Ainge Group employees, the Transfer Regulations or other applicable Law.

SECTION 2.11. Certain Requirements. Notwithstanding anything in this Agreement to the contrary, if the terms of a Collective Bargaining Agreement or applicable Law require that any assets or Liabilities be retained by the Fox Group or transferred to or assumed by the Newco Group or Ainge in a manner that is different from that set forth in this Agreement, such retention, transfer or assumption shall be made in accordance with the terms of such Collective Bargaining Agreement or applicable Law and shall not be made as otherwise set forth in this Agreement, but shall remain subject to any Party’s obligation to reimburse any other Party as set forth in Section 2.1(d).

SECTION 2.12. Sharing of Information. On and after the date hereof and in each case to the extent permitted by applicable Law, Fox shall, and shall cause each member of the Fox Group to use reasonable efforts to (i) share any materials and documents with Newco and Ainge that are reasonably determined to be necessary to permit Newco and Ainge to effectuate the provisions of this Agreement and (ii) make available any Newco Employees to Newco and Ainge for purposes of making any communications to such Newco Employees relating to the provisions of this Agreement; provided that Fox shall be permitted to have a representative present at any meeting between Newco or Ainge and a Newco Employee that occurs prior to the Effective Time.

ARTICLE III

DEFINED BENEFIT PLANS

SECTION 3.1. Non-U.S. Retirement Plan Participation.

(a) Subject to any Collective Bargaining Agreement and applicable Law, effective as of the Effective Time, the active participation of each Newco Employee who is a participant in a Fox Non-U.S. Retirement Plan shall automatically cease and no Newco Employee shall thereafter accrue any benefits under any such Fox Non-U.S. Retirement Plan. With respect to any Fox Non-U.S. Retirement Plan that is not a Transferor Fox Non-U.S. Retirement Plan or a Transferred Fox Non-U.S. Retirement Plan, Fox shall, or shall cause a member of the Fox Group to, take all actions necessary (including by amendment of such Fox Non-U.S. Retirement Plan) to provide that the Newco Employees participating in such Fox Non-U.S. Retirement Plan shall be fully vested in their accrued benefits under such Fox Non-U.S. Retirement Plan as of the Effective Time.

(b) With respect to each Fox Non-U.S. Retirement Plan listed on Schedule A hereto (which may be updated no more than 30 days prior to the Effective Time with the mutual written consent of Fox and Ainge), or with respect to which a transfer of assets or Liabilities is required by applicable Law or Collective Bargaining Agreement (collectively, the “Transferor Fox Non-U.S. Retirement Plans”), Ainge shall, or shall cause a member of the Ainge Group to, use its reasonable efforts to establish or maintain one or more noncontributory defined benefit retirement plans (such noncontributory defined benefit plan or plans, the “Ainge Non-U.S. Retirement

Plans”) in which each Newco Employee who participated in such Transferor Fox Non-U.S. Retirement Plan immediately prior to the Separation Time will be eligible to participate as soon as practicable following the Effective Time with terms substantially similar to the terms of the applicable Transferor Fox Non-U.S. Retirement Plan as in effect immediately prior to the Separation Time. Fox shall cause the Transferor Fox Non-U.S. Retirement Plans to transfer (and Ainge shall cause the Ainge Non-U.S. Retirement Plans to accept a transfer of) (i) Liabilities in respect of the obligations to or otherwise in respect of Newco Employees under the Transferor Fox Non-U.S. Retirement Plans and (ii) any assets held by or on behalf of Fox that correspond to the Liabilities so transferred (such transfers, the “Pension Transfers”). The Pension Transfers shall be effected in accordance with applicable Law and local custom and practice; provided that if the mechanism for transfer of such assets and Liabilities is not mandated by applicable Law, then the assets and Liabilities relating to Newco Employees in respect of any applicable Transferor Fox Non-U.S. Retirement Plan in such jurisdiction will be transferred on a projected benefit obligation basis as determined in accordance with GAAP and based on the applicable discount rates used in Fox’s most recent audited financial statements relating to the applicable Fox Non-U.S. Retirement Plan (updated as of the Effective Time). Fox shall use commercially reasonable efforts to provide that all assets transferred in accordance with this subsection (b) shall be transferred in the form of cash, insurance contracts or marketable securities unless otherwise required by applicable Law.

(c) Notwithstanding anything set forth in Section 3.1(b) and subject to any Collective Bargaining Agreement, effective as of the Effective Time, Ainge or the appropriate Ainge Group member shall assume sponsorship of, and shall assume all assets and Liabilities relating to, any Fox Non-U.S. Retirement Plan in which all of the participants immediately prior to the Effective Time are Newco Employees (each, a “Transferred Fox Non-U.S. Retirement Plan”), subject to Section 3.1(e) in respect of Legacy Participants.

(d) Ainge shall be responsible for any and all Liabilities (including Liability for funding) and other obligations assumed pursuant to this Section 3.1 with respect to any Transferor Fox Non-U.S. Retirement Plan and with respect to any Transferred Fox Non-U.S. Retirement Plan (in both cases, other than Liabilities thereunder arising out of, relating to or resulting from any violation of applicable Laws or Collective Bargaining Agreement by any member of the Fox Group).

(e) Notwithstanding anything set forth in Section 3.1 and subject to any Collective Bargaining Agreement, Fox or Newco shall, or shall cause a member of the Fox Group or Newco Group, as applicable, to use commercially reasonable efforts with respect to each Transferred Fox Non-U.S. Retirement Plan to provide that any participants in each plan who are not Newco Employees (regardless of whether such participant is formerly or currently employed by the Fox Group or Newco Group) shall cease participation in such Transferred Fox Non-U.S. Retirement Plan as of no later than immediately prior to the Separation Time. If, following the use of such commercially reasonable efforts or otherwise due to legal or regulatory requirements, Fox determines in good faith (after consultation with Ainge) that it is not commercially practicable or otherwise not possible to effect the cessation of participation of any participant in such Transferred Fox Non-U.S. Retirement Plan who is not a Newco Employee as per the preceding sentence (a “Legacy Participant”), then the Parties agree that (i) solely with respect to benefits accrued prior to the Separation Time and not with respect to any future benefit accruals, such Legacy Participant shall remain in such Transferred Fox Non-U.S. Retirement Plan following the Separation Time in accordance with the terms thereof, and (ii) notwithstanding the participation of any Legacy Participant, such Fox Non-U.S. Retirement Plan shall be treated as a Transferred Non-U.S. Fox Retirement Plan under this Agreement; provided, that, in accordance with Section 2.1(d), Fox shall, or shall cause the appropriate member of the Fox Group to, pay Ainge an amount determined in good faith by the Parties to represent a reasonable estimate of the additional administrative cost to the Ainge Group of having to retain the Legacy Participants in the Transferred Non-U.S. Fox Retirement Plan.

(f) Except as specifically provided in this Section 3.1, no member of the Ainge Group shall have any Liability with respect to any Fox Non-U.S. Retirement Plan or other Fox Benefit Arrangement that is a defined benefit retirement plan.

ARTICLE IV

DEFINED CONTRIBUTION PLANS

SECTION 4.1. U.S. Savings Plan Participation.

(a) Effective as of the Effective Time, (i) the active participation of each Newco Employee who is a participant in a Fox U.S. Savings Plan shall automatically cease and no Newco Employee shall thereafter accrue any benefits under any such Fox U.S. Savings Plan and (ii) Fox shall cause each such Newco Employee to become fully vested in such Newco Employee’s account balances under such Fox U.S. Savings Plan.

(b) Effective no later than the Effective Time, Ainge shall, or shall cause a member of the Ainge Group to, use reasonable efforts to establish or maintain one or more defined contribution savings plans and related trusts that satisfy the requirements of Sections 401(a) and 401(k) of the Code (such defined contribution savings plan or plans, the “Ainge U.S. Savings Plans”) in which each Newco Employee who participated in a Fox U.S. Savings Plan immediately prior to the Separation Time will be eligible to participate as of the Effective Time, with terms that are fully equivalent to those provided by Ainge to similarly situated employees of Ainge as of the Effective Time.

(c) Ainge shall use reasonable efforts, or shall cause a member of the Ainge Group to use reasonable efforts, to take all necessary actions to cause the applicable Ainge U.S. Savings Plan in which a Newco Employee is eligible to participate to permit each such Newco Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code and inclusive of any loans), in the form of cash, notes or shares of Fox Common Stock, as applicable, in an amount equal to the full account balance distributed to such Newco Employee from the Fox U.S. Savings Plan to the applicable Ainge U.S. Savings Plan.

(d) Ainge shall cause the Ainge U.S. Savings Plan to provide that all shares of Fox Common Stock transferred into the Ainge U.S. Savings Plan in connection with Section 4.1(c) shall, to the extent still held under the Ainge U.S. Savings Plan, be maintained under the Ainge U.S. Savings Plan in compliance with all requirements of ERISA and applicable Laws; provided that Ainge shall not be required to permit the investment of contributions made after the Closing Date into Fox Common Stock, but will be required to permit Newco Employees who participate in the Ainge U.S. Savings Plan to continue to hold shares of Fox Common Stock transferred into the Ainge U.S. Savings Plan in connection with Section 4.1(c) through a self-directed brokerage account under the Ainge U.S. Savings Plan.

(e) Ainge shall cause profit sharing contributions to be made to the accounts of Newco Employees who participate in the Ainge U.S. Savings Plan in respect of the calendar year in which Closing occurs, which contributions shall be made in cash within the first quarter of the following calendar year to the extent consistent with the Fox U.S. Savings Plan in which the applicable Newco Employee participated immediately prior to the Effective Time. The value of such profit sharing contributions will be determined in a manner reasonably consistent, as determined by Ainge, with the manner that Fox determined profit sharing contributions in respect of the 2017 calendar year. Fox shall, or shall cause the appropriate member of the Fox Group, to promptly reimburse Ainge in accordance with the procedures set forth in Section 2.1(d) for a pro-rata portion (as described below) of the cost actually incurred by Ainge in making such profit sharing contributions payments for the calendar year in which the Closing occurs. Such pro-rata portion shall be determined by multiplying (i) the cost actually incurred by Ainge in making such profit sharing contributions to eligible Newco Employees by (ii) a fraction, the numerator of which is the number of days elapsed in the calendar year in which the Closing occurs through the Closing Date and the denominator of which is 365. The Fox Group shall make any profit sharing contributions to the Fox U.S. Savings Plans that relate to any calendar year that is completed prior to the Closing on behalf of Newco Employees in respect of such year to the same extent and at the same time as for other similarly situated employees of the Fox Group who remain employed by the Fox Group following the Separation Time.

(f) Fox shall retain all accounts and all assets and Liabilities relating to the Fox U.S. Savings Plans in respect of each Former Newco Employee and each Newco Employee who does not elect a rollover. Fox shall indemnify, defend and hold harmless the Ainge Indemnitees and the Newco Indemnitees for any Losses or Liabilities related to or arising under any Fox U.S. Savings Plan to the extent related to any act or omission or operation of such Fox U.S. Savings Plan occurring prior to the Effective Time (including any Losses or Liabilities under such Fox U.S. Savings Plan arising out of, relating to or resulting from any violation of applicable Laws or Collective Bargaining Agreement by any member of the Fox Group).

SECTION 4.2. Non-U.S. Savings Plan Participation.

(a) Subject to any Collective Bargaining Agreement and applicable Law, effective as of the Effective Time, the participation of each Newco Employee who is a participant in a Fox Non-U.S. Savings Plan shall automatically cease and no Newco Employee shall thereafter accrue any benefits under any such Fox Non-U.S. Savings Plan.

(b) With respect to each Fox Non-U.S. Savings Plan that is not a Transferred Fox Non-U.S. Savings Plan, each of which shall be Made Available (as defined in the Merger Agreement) to Ainge within forty-five (45) days after the date hereof (the “Transferor Fox Non-U.S. Savings Plans”), Ainge shall, or shall cause a member of the Ainge Group to, establish or maintain one or more plans in which each Newco Employee who participated in such Transferor Fox Non-U.S. Savings Plan immediately prior to the Separation Time will be eligible to participate as of the Effective Time, with terms (excluding employer contributions) no less favorable than the terms of the applicable Fox Non-U.S. Savings Plan as in effect immediately prior to the Separation Time (such plan or plans, the “Ainge Non-U.S. Savings Plans”). Fox shall cause the Transferor Fox Non-U.S. Savings Plans to transfer (and Ainge shall cause the Ainge Non-U.S. Savings Plans to accept a transfer of) (i) Liabilities in respect of the obligations to or otherwise in respect of Newco Employees under the Transferor Fox Non-U.S. Savings Plans and (ii) any assets held by or on behalf of Fox that correspond to the Liabilities so transferred (such transfers, the “Savings Transfers”). Except as otherwise agreed by the Parties after the date hereof, such transfer shall be effected in accordance with applicable Law and local custom and practice.

(c) Notwithstanding anything set forth in Section 4.2(b) and subject to any Collective Bargaining Agreement, effective as of the Effective Time, Ainge shall assume sponsorship of, and shall assume all assets and benefit Liabilities relating to any Fox Non-U.S. Savings Plan in which all of the participants immediately prior to the Effective Time are Newco Employees (each, a “Transferred Fox Non-U.S. Savings Plan”).

(d) Ainge shall be responsible for any and all Liabilities (including Liability for funding) and other obligations with respect to the Ainge Non-U.S. Savings Plans and any Transferred Fox Non-U.S. Savings Plan (other than Liabilities for benefit payments, Liabilities thereunder arising out of, relating to or resulting from any violation of applicable Laws or Collective Bargaining Agreement by any member of the Fox Group).

(e) Except as specifically provided in this Section 4.2, no member of the Ainge Group shall have any Liability with respect to any Fox Non-U.S. Savings Plan or other Fox Benefit Arrangement that is a defined contribution retirement plan.

(f) Fox shall retain all accounts and all assets and Liabilities relating to the Fox Non-U.S. Savings Plans in respect of each Former Newco Employee.

ARTICLE V

HEALTH AND WELFARE PLANS

SECTION 5.1. Health and Welfare Plan Participation. Subject to Section 2.2(a) and the Newco Group’s obligations in relation to employees who transfer to the Newco Group at the Separation Time pursuant to the

Transfer Regulations, effective no later than the Effective Time, Ainge shall or shall cause a member of the Ainge Group to establish or maintain health and welfare plans (which term shall include, but not be limited to, medical, dental, vision, disability and life insurance coverage) for the benefit of each Newco Employee.

SECTION 5.2. Certain Liabilities.

(a) With respect to employee welfare and fringe benefits, (i) Fox shall fully perform, pay and discharge, under the Fox Welfare Plans, all claims of Newco Employees that are incurred but not paid prior to the Effective Time and all claims of Former Newco Employees and (ii) Ainge shall fully perform, pay and discharge, under the Ainge Welfare Plans, from and after the Effective Time, all claims of Newco Employees that are incurred from and after the Effective Time under the applicable Ainge Benefit Arrangement.

(b) For purposes of this Section 5.2, a claim or Liability is deemed to be incurred (i) with respect to medical, dental, vision and/or prescription drug benefits, upon the rendering of health services giving rise to such claim or Liability, (ii) with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or Liability and (iii) with respect to disability benefits, upon the first date of the event resulting in the individual’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim or Liability.

SECTION 5.3. Time-Off Benefits.

(a) To the extent any Newco Employee is required, under any Collective Bargaining Agreement or by applicable Law, to be paid in connection with the transfer of employment with the Newco Group or the Distribution for any vacation time, paid time off and other time-off benefits as such Newco Employee had with the Fox Group as of immediately before the Effective Time, Fox shall, or shall cause another member of the Fox Group to, (i) pay such Newco Employee the amounts owed and the associated Employment Taxes, and (ii) subject to the following sentence, retain all Liabilities with respect to such amounts, including with respect to Tax withholding, reporting, remitting or payment obligations or any regulatory filing obligation in connection therewith. Ainge shall, or shall cause the appropriate member of the Ainge Group, to promptly reimburse Fox in accordance with the procedures set forth in Section 2.1(d) for the cost actually incurred by Fox in paying such amounts.

(b) Unless otherwise required by Section 5.3(a), (A) Ainge shall credit each Newco Employee as of the Separation Time with the amount of accrued but unused vacation time, paid time off and other time-off benefits as such Newco Employee had with the Fox Group as of immediately before the Separation Time, (B) Ainge shall cause each Newco Employee to be eligible to use any accrued but unused vacation time, paid time off and other time-off benefits as such Newco Employee had with Fox as of immediately before the Effective Time, (C) to the extent in excess of the amount that would have been available to the Newco Employee had the Newco Employee’s service with Newco been treated as service with Ainge, Ainge shall pay any Newco Employee for any excess amount not used in accordance with the foregoing clause (B), subject to applicable law, and (D) as of the Effective Time, each Newco Employee shall be subject to Ainge’s vacation policy (prorated as of the Effective Time) for the year in which the Closing occurs, subject to applicable law; provided, however, that Ainge shall provide Newco Employees with credit for employment service with Fox for purposes of determining each Newco Employee’s eligibility for and future accruals of vacation days under the Ainge vacation policy. Subject to Section 2.2(a), time-off benefits for Newco Employees will be fully equivalent to those provided by Ainge to similarly situated employees of Ainge in the applicable jurisdiction as of the date hereof.

SECTION 5.4. OPEB.

(a) (i) Effective no later than the Effective Time, the participation of each Newco Employee who is a participant in a Fox U.S. OPEB Plan shall automatically cease and (ii) effective no later than the date of such cessation, Ainge shall, or shall cause a member of the Ainge Group, to (A) have in effect a retiree health and welfare benefit plan for the benefit of each Newco Employee (the “Ainge OPEB Plan”) with terms that are substantially similar to those provided to the applicable Newco Employee under the Fox U.S. OPEB Plan immediately prior to the Effective Time and (B) fully perform, pay and discharge all obligations of the Fox U.S. OPEB Plan relating to Newco Employees, subject to the ability to amend, modify or terminate the Ainge OPEB Plan to the extent such ability exists pursuant to the Fox U.S. OPEB Plan as of the date hereof.

(b) Fox shall retain all Liabilities relating to the Fox U.S. OPEB Plan in respect of each Former Newco Employee.

ARTICLE VI

EXECUTIVE BENEFIT PLANS

SECTION 6.1. Non-Qualified Deferred Compensation Plans.

(a) Effective as of the Effective Time, the active participation of each Newco Employee who is a participant in the Fox NQDC Plan shall automatically cease and no Newco Employee shall thereafter accrue any benefits under any such Fox NQDC Plan.

(b) Ainge shall, or shall cause a member of the Ainge Group to, establish or maintain a non-qualified deferred compensation plan in which each Newco Employee who participated in the Fox NQDC Plan immediately prior to the Separation Time will be eligible to participate as of the Effective Time, with terms no less favorable than the terms of the Fox NQDC Plan as in effect immediately prior to the Separation Time (such plan, the “Ainge NQDC Plan”); provided, that, in no event will Ainge be required to permit any participant therein to make elective deferral contributions other than those in effect as of the date hereof. Fox shall cause the Fox NQDC Plan to transfer (and Ainge shall cause the Ainge NQDC Plan to accept a transfer of) (i) Liabilities in respect of the obligations to or otherwise in respect of Newco Employees under the Fox NQDC Plan and (ii) any assets held by or on behalf of Fox that correspond to such Liabilities. Ainge shall be responsible for any and all Liabilities and other obligations with respect to the Ainge NQDC Plan.

(c) For purposes of the Ainge NQDC Plan, any account balances relating to Newco Employees shall be credited with investment returns (including losses, if applicable) based on performance of one or more notional funds that are available as an investment alternative pursuant to the Ainge NQDC Plan as in effect from time to time (which may consist of a notional fund relating to a rate of return on U.S. Treasury Notes or any other notional fund then available pursuant to the Ainge NQDC Plan), as selected by the participant in the Ainge NQDC Plan in accordance with the terms of such plan.

ARTICLE VII

TREATMENT OF FOX EQUITY AWARDS

SECTION 7.1. Retained Fox Equity Awards.

(a) Treatment of Vested Fox Options. Each Fox Option that is vested and exercisable as of immediately before the Effective Time (each, a “Vested Fox Option”) shall remain exercisable for a period of ninety (90) days commencing on the day immediately following the Closing Date, provided that in no event shall any such Vested Fox Option remain exercisable after the expiration of its term. Any such Vested Fox Option that remains unexercised as of the end of such ninety (90) day period shall, if and to the extent permitted by the applicable stock option award agreement, be automatically exercised prior to expiration in accordance with the terms and conditions of the applicable stock option award agreement. Each Vested Fox Option shall at all times remain subject to adjustment in accordance with the terms and conditions of the applicable Fox equity plan and stock option award agreement.

(b) Treatment of Vested Fox RSUs. Each Fox RSU that is vested but not settled as of immediately before the Effective Time (each a “Vested Fox RSU”) shall be settled in shares of Fox Common Stock on or as soon as practicable after the Closing Date in accordance with the terms thereof. Each Vested Fox RSU shall at all times remain subject to adjustment in accordance with the terms and conditions of the applicable Fox equity plan and stock option award agreement.

SECTION 7.2. Cancelled Fox Equity Awards. Each (i) Fox Option that is unvested as of immediately before the Effective Time (the “Cancelled Fox Options”) and (ii) Fox RSU that is unvested as of immediately before the Effective Time (the “Cancelled Fox RSUs” and together with the Cancelled Fox Options, the “Cancelled Fox Equity Awards”) shall, effective as of immediately before the Effective Time, be cancelled by Fox without the payment by Fox of any consideration to the holder thereof.

SECTION 7.3. Ainge Retention Awards.

(a) Ainge shall, as soon as practicable following the Closing Date, and in any event within thirty (30) days after the Closing Date, grant to each Newco Employee who is a holder of a Cancelled Fox Equity Award a number of Ainge RSUs equal to the quotient of (i) such Newco Employee’s Cancelled Fox Equity Award Value and (ii) the Ainge Trading Price. As soon as practicable following the Closing Date, and in any event within thirty (30) days after the Closing Date, Fox shall, or shall cause the appropriate member of the Fox Group to, pay Ainge an amount in cash equal to the sum of (A) the excess, if any, of the Cancelled Fox Equity Award Value over $17,100,000 and (B) $4,000,000, provided that if the Cancelled Fox Equity Award Value is less than $17,100,000, then the amount in this clause (B) shall equal $4,000,000 minus 23.34% of the amount by which $17,100,000 exceeds the Cancelled Equity Award Value.

(b) The Ainge RSUs granted in accordance with this Section 7.3 shall be subject to the terms and conditions of the applicable stock plan maintained by Ainge pursuant to which they are granted and an award agreement provided by Ainge thereunder, which award agreement shall contain terms and conditions that are no less favorable than the terms and conditions for Ainge RSUs provided to similarly situated employees of the Ainge Group in the applicable jurisdiction; provided, that, the vesting dates of any such Ainge RSUs shall be either (x) the same as the corresponding vesting date as applied to the corresponding Cancelled Fox Equity Award or (y) such earlier or later vesting date that is consistent with a regular vesting date under the Ainge Equity Plans, provided that in no event may any such later vesting date be more than thirty (30) days later than the date that would have applied pursuant to the foregoing clause (x).

(c) Notwithstanding anything in this Section 7.3 to the contrary, if (i) the Ainge Equity Plans do not have a sufficient number of shares of Ainge Common Stock reserved for issuance in order to make the grants of Ainge RSUs contemplated by this Section 7.3 or (ii) the vesting period with respect to any portion of the Ainge RSUs would be less than six (6) months, then Ainge shall issue awards to the extent of the shortfall in clause (i) or as otherwise permitted by clause (ii) in the form of either (x) cash-settled restricted stock units tracking the value of shares of Ainge Common Stock with an equivalent grant date value rather than Ainge RSUs or (y) a fixed cash retention award subject to the vesting period described in Section 7.3(c). In addition, if the Ainge Board (or a committee thereof designated to administer the Ainge Equity Plans) does not approve the grant of Ainge RSUs contemplated by Section 7.3(a), then Ainge shall issue such awards in the form of cash-settled restricted stock units tracking the value of shares of Ainge Common Stock with an equivalent grant date value rather than Ainge RSUs.

SECTION 7.4. Necessary Actions. The Parties shall, as soon as practicable after the date hereof and in no event later than the Business Day prior to the Closing Date, take all actions as may be necessary to implement the provisions of this Article VII, including adopting any necessary resolutions and making any required plan amendments and award modifications and obtaining any required consents from Newco Employees.

SECTION 7.5. SEC Registration. All shares of Ainge Common Stock to be issued in respect of the Ainge RSUs shall be subject to an effective registration statement on Form S-8 (or another appropriate form) maintained by Ainge. Ainge shall use reasonable best efforts to keep such registration statement effective (and maintain the current status of the prospectus required thereby) for so long as any such Ainge RSUs remain outstanding.

SECTION 7.6. Tax and Regulatory Compliance for Retained Fox Equity Awards. To the extent any member of the Ainge Group or Newco Group is subject to Tax withholding, reporting, remitting or payment obligations or any regulatory filing obligation in connection with the Vested Fox Options or Vested Fox RSUs, respectively, the Parties agree to cooperate to ensure that such obligations are met and that any Employment Taxes payable by any member of the Ainge Group or Newco Group in connection with such awards shall be paid by Fox. The Parties hereby acknowledge and agree that (i) the members of the Fox Group shall be solely responsible for all obligations relating to reporting of Taxes to the appropriate Governmental Authority and remitting the amounts of any such Taxes required to be withheld (including any Employment Taxes) to the appropriate Governmental Authority in connection with the exercise, vesting or settlement of any such Vested Fox Option or Vested Fox RSU, and no member of the Ainge Group or the Newco Group shall have any Liability with respect thereto and (ii) Tax deductions relating to the Vested Fox Options and Vested Fox RSUs shall be retained by Fox. The obligations of the members of the Fox Group, Newco Group and Ainge Group to provide Information to the other party in order to allow the administration of the Vested Fox Options and Vested Fox RSUs pursuant to this Article VII are set forth in Article X.

SECTION 7.7. Compliance. In the event that the treatment specified in this Article VII hereof does not comply with applicable Law or results in adverse Tax consequences to the Parties or any Newco Employees, the Parties agree to negotiate in good faith alternative treatment that complies with applicable Law and does not result in adverse Tax consequences to the Parties or any Newco Employees, subject to any Party’s obligation to reimburse any other Party as set forth in Section 2.1(d).

ARTICLE VIII

ADDITIONAL COMPENSATION MATTERS

SECTION 8.1. Workers’ Compensation Liabilities. Effective as of the Effective Time, Ainge shall assume all Liabilities for Newco Employees related to any and all workers’ compensation claims and coverage, arising under any law of any state, territory, or possession of the U.S. or the District of Columbia, and arising at or after the Effective Time, and Ainge shall be fully responsible for the administration of all such claims. If Ainge is unable to assume any such Liability or the administration of any such claim because of the operation of applicable state law or for any other reason, Fox shall retain such Liabilities and Ainge shall reimburse and otherwise fully indemnify Fox for all such Liabilities, including the costs of administering the plans, programs or arrangements under which any such Liabilities have accrued or otherwise arisen. Fox shall retain all Liabilities for workers’ compensation claims to the extent arising prior to the Effective Time. If Fox is unable to retain any such Liability or the administration of any such claim because of the operation of applicable state law or for any other reason, Ainge will assume such Liabilities and Fox shall reimburse and otherwise fully indemnify Ainge for all such Liabilities, including the costs of administering the plans, programs or arrangements under which any such Liabilities have accrued or otherwise arisen.

SECTION 8.2. Code Section 409A. Notwithstanding anything in this Agreement to the contrary, the Parties agree to negotiate in good faith regarding the need for any treatment different from that otherwise provided herein with respect to the payment of compensation to ensure that the treatment of such compensation does not cause the imposition of a Tax under Section 409A of the Code. In no event, however, will any Party be liable to another in respect of any Taxes imposed under, or any other costs or Liabilities relating to, Section 409A of the Code.

SECTION 8.3. Payroll Matters. In the case of each Newco Employee, the employer of such individual as of immediately before the Separation Date shall be responsible for paying (and the W-2 and other payroll reporting obligations for) the payroll amount due to such individual for the payroll period (or portion thereof) ending on the Separation Date, unless otherwise agreed to by Fox and Ainge (including as set forth in Section 7.4).

SECTION 8.4. Retention Bonuses. Ainge shall assume and continue any change-in-control, retention, transaction bonus or similar arrangements established by any member of the Fox Group or Newco Group that would result in any payment or benefit in connection with the consummation of the transactions contemplated by this Agreement, the Merger Agreement or the Distribution Agreement and make payments to eligible participants with respect thereto, in each case in accordance with the terms of such arrangements. Fox shall, or shall cause the appropriate member of the Fox Group to, reimburse Ainge in accordance with the procedures set forth in Section 2.1(d) for the cost actually incurred by Ainge in making any payment or providing any benefit thereunder, regardless of when any such cost is incurred.

ARTICLE IX

INDEMNIFICATION

SECTION 9.1. Indemnification by the Parties. Except as otherwise specifically set forth in any provision of this Agreement (including Section 2.1(d)), (i) Fox shall indemnify, defend and hold harmless the Ainge Indemnitees and Newco Indemnitees from and against, and shall reimburse such Indemnitees with respect to, any and all Losses that result from, relate to or arise from, whether prior to or following the Distribution, any breach by any member of the Fox Group of any provision of this Agreement and (ii) Ainge and Newco shall, on a joint and several basis, indemnify, defend and hold harmless the Fox Indemnitees from and against, and shall reimburse such Fox Indemnitees with respect to, any and all Losses that result from, relate to or arise from (A), whether prior to, at or following the Separation Time, any breach by any member of the Ainge Group of any provision of this Agreement or (B) following the Closing, any breach by any member of the Newco Group of any provision of this Agreement.

SECTION 9.2. Procedures for Indemnification.

(a) An Indemnitee shall give the Indemnifying Party notice of any matter that an Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (other than a Third-Party Claim which shall be governed by Section 9.2(b)), within twenty (20) Business Days of such determination, stating the amount of the Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.

(b) If a claim or demand is made against an Indemnitee by any Person who is not a party to this Agreement or an Affiliate of a Party (a “Third-Party Claim”) as to which such Indemnitee is or reasonably expects to be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party that is or may be required pursuant to this Article IX to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third-Party Claim promptly (and in any event within thirty (30) calendar days) after receipt by such Indemnitee of written notice of the Third-Party Claim; provided, however, that the failure to provide notice of any such Third-Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure (except that the Indemnifying Party or Parties shall not be liable for any expenses incurred by the Indemnitee in defending such Third-Party Claim during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim.

(c) An Indemnifying Party shall be entitled (but shall not be required) to assume, control the defense of, and settle any Third-Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, which counsel must be reasonably acceptable to the applicable Indemnitees, if it gives written notice of its intention to do so and agreement that the Indemnitee is entitled to indemnification under this Article IX to the applicable Indemnitees within thirty (30) calendar days of the receipt of notice from such Indemnitees of the Third-Party Claim. After such notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, at its own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent and material Information and materials in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that such access shall not require the Indemnitee to disclose any information the disclosure of which would, in the reasonable judgment of the Indemnitee, result in the loss of any existing attorney-client privilege with respect to such information or violate any applicable Law.

(d) Notwithstanding anything to the contrary in this Article IX, in the event that (i) an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, (ii) there exists a conflict of interest or potential conflict of interest, as reasonably determined by counsel for the Indemnitee, between the Indemnifying Party and the applicable Indemnitee(s) (including if both are parties to such Third-Party Claim), (iii) any Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee, (iv) the Indemnifying Party shall not have employed counsel to represent the Indemnitee within thirty (30) calendar days after notice from the Indemnitee of such Third-Party Claim or (v) the party making such Third-Party Claim is a Governmental Authority with regulatory authority over the Indemnitee or any of its material assets, such Indemnitee(s) shall be entitled to assume the defense of such Third-Party Claim, at the Indemnifying Party’s expense, with counsel of such Indemnitee’s choosing. If the Indemnitee is conducting the defense against any such Third-Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses, pertinent and material Information and materials in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee pursuant to a joint defense agreement to be entered into by Indemnitee and the Indemnifying Party; provided, however, that such access shall not require the Indemnifying Party to disclose any information the disclosure of which would, in the reasonable judgment of the Indemnifying Party, result in the loss of any existing attorney-client privilege with respect to such information or violate any applicable Law.

(e) No Indemnitee may settle, compromise or admit liability with respect to any Third-Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If an Indemnifying Party has failed to assume the defense of the Third-Party Claim, it shall not be a defense to any obligation to pay any amount in respect of such Third-Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third-Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(f) In the case of a Third-Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third-Party Claim without the consent (not to be unreasonably withheld, conditioned or delayed) of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee, does not release the Indemnitee from all liabilities and obligations with respect to such Third-Party Claim or includes an admission of guilt or liability on behalf of the Indemnitee.

(g) Except as otherwise provided in Section 11.13, the indemnification provisions of this Article IX shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or Losses resulting from any breach of this Agreement, and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article IX against any Indemnifying Party.

SECTION 9.3. Indemnification Obligations Net of Proceeds Received from Third Parties.

(a) Any Liability subject to indemnification or contribution pursuant to this Article IX will be net of any proceeds actually received by the Indemnitee from any third party (net of any deductible or retention amount or any other third party costs or expenses incurred by the Indemnifying Party in obtaining such recovery, including any increased insurance premiums) for indemnification for such Liability that actually reduce the amount of the Liability (“Third-Party Proceeds”). Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article IX to any Indemnitee pursuant to this Article IX will be reduced by Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Third-Party Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) The Indemnitee shall use commercially reasonable efforts to seek to collect or recover any Third-Party Proceeds to which the Indemnitee is entitled in connection with any Liability for which the Indemnitee seeks contribution or indemnification pursuant to this Article IX; provided, however, that the Indemnitee’s inability to collect or recover any such Third-Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

SECTION 9.4. Certain Actions; Substitution; Subrogation.

(a) Certain Actions. Notwithstanding anything to the contrary set forth in Section 9.2, Fox may elect to have exclusive authority and control over the investigation, prosecution, defense and appeal of any and all Actions pending at the Separation Time which otherwise would be subject to this Article IX and as to which a member of the Fox Group (other than Newco and the Newco Subs) is also named as a target or defendant thereunder; provided, however, that (i) Fox and Newco shall investigate, prosecute, defend and/or appeal such Actions in good faith, (ii) Fox shall reasonably consult with Newco on a regular basis with respect to strategy and developments with respect to any such Action, (iii) Newco shall have the right to participate in (but not control) and employ separate counsel in connection with the defense, compromise or settlement of such Action at its own cost and expense and (iv) Fox must obtain the written consent of Newco, such consent not to be unreasonably withheld, conditioned or delayed, to settle or compromise or consent to the entry of judgment with respect to such Action. After any such compromise, settlement, consent to entry of judgment or entry of judgment, Fox and Newco shall agree upon a reasonable allocation to Newco of, and Newco shall be responsible for or receive, as the case may be, Newco’s proportionate share of any such compromise, settlement, consent or judgment attributable to Newco, including its proportionate share of the reasonable costs and expenses associated with defending the same.

(b) Substitution. In the event of an Action that involves solely matters that are indemnifiable and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party so requests, the Parties shall use commercially reasonable efforts to substitute the Indemnifying Party for the named but not liable defendant to be removed from such Action and such defendants shall not be required to make any payments or contribution in connection therewith (regardless if such removal is successful or not). If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the Parties regarding indemnification and the management of the defense of claims as set forth in this Article IX shall not be affected.

(c) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee, in whole or in part based upon and in proportion to the amount of the Indemnitee’s Liability that the Indemnifying Party has paid, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person; provided, however, that in no event shall the Indemnifying Party have any rights under this Section 9.4(c) to assert any claim, action or proceeding against any customer, material supplier, licensor or employee of the Indemnitee (whether or not the Indemnitee has been indemnified under this Agreement). Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

SECTION 9.5. Payments. Indemnification required by this Article IX shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or a Loss or Liability incurred.

ARTICLE X

GENERAL AND ADMINISTRATIVE

SECTION 10.1. Sharing of Information. To the extent permitted by applicable Law, Fox, Newco and Ainge shall provide to each other and their respective agents and vendors all Information (other than attorney-client privileged Information or attorney work product) as the other may reasonably request to enable the requesting Party to defend or prosecute claims, administer efficiently and accurately each of its Benefit Arrangements (including in connection with audits or other proceedings maintained by any Governmental Authority), to timely and accurately comply with and report under Section 14 of the Securities Exchange Act of 1934, as amended and the Code, to determine the scope of, as well as fulfill, its obligations under this Agreement, and otherwise to comply with provisions of applicable Law. Fox shall comply with all applicable data privacy Laws and requirements when collecting, processing, sharing and/or transferring information relating to an individual or which on its own or with other information may identify or be used to identify an individual. Such Information shall, to the extent reasonably practicable, be provided in the format and at the times and places requested, but in no event shall the Party providing such Information be obligated to incur any out-of-pocket expenses not reimbursed by the Party making such request or make such Information available outside of its normal business hours and premises. Any Information shared or exchanged pursuant to this Agreement shall be subject to the confidentiality requirements set forth in Article VI of the Distribution Agreement; provided, that, notwithstanding anything in such Article VI and without otherwise limiting the provisions of such Article VI, each of the Parties shall comply with any requirement of applicable Law in regard to the confidentiality of the Information (whether relating to employee records or otherwise) that is shared with another Party in accordance with this Section 10.1. The Parties also hereby agree to enter into any business associate agreements that may be required for the sharing of any Information pursuant to this Agreement to comply with the requirements of HIPAA. The Parties shall use their best efforts to secure Consents from employees, former employees and their respective dependents to the extent required by Law or otherwise to permit the Parties to share Information as contemplated in this Section 10.1. Fox shall indemnify, defend and hold harmless the Ainge Indemnitees and the Newco Indemnitees for any Losses or Liabilities related to or resulting from the failure by any member of the Fox Group to provide timely and accurate Information prior to, at or after the Closing in accordance with this Agreement. Ainge shall indemnify, defend and hold harmless the Fox Indemnitees for any Losses or Liabilities related to or resulting from the failure to provide timely and accurate Information (i) by any member of the Ainge Group, whether prior to, at or following the Closing, or (ii) by any member of the Newco Group, following the Closing.

SECTION 10.2. Reasonable Efforts/Cooperation. (i) Each of the Parties shall use reasonable best efforts (subject to, and in accordance with applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by and carry out the intent and purposes of this Agreement, including adopting plans or plan amendments and using reasonable best efforts to obtain satisfaction of the conditions precedent to each Party’s obligations hereunder within its reasonable control and to perform all covenants and agreements herein applicable to such Party and (ii) none of the Parties will, without the prior written consent of any other applicable Party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement. Without limiting the generality of the foregoing provisions of this Section 10.2, (A) where the cooperation of third parties, such as insurers or trustees, would be necessary in order for a Party to completely fulfill its obligations under this Agreement, such Party shall use reasonable best efforts to cause such third parties to provide such cooperation, (B) each of the Parties shall cooperate on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the IRS, an advisory opinion from the Department of Labor or any other filing, consent or approval with respect to or by a Governmental Authority (C) each of the Parties shall cooperate in connection with any audits of any Benefit Arrangement or payroll services with respect to which such Party may have Information, (D) each of the Parties shall cooperate in coordinating each of their respective payroll systems and to implement the actions contemplated under Section 8.3, (E) each of the parties shall cooperate in good faith in connection with the notification and consultation with works councils, labor unions and other employee representatives of employees of the Newco Group.

SECTION 10.3. Employer Rights. Without limiting Section 2.7 or Section 2.8 and except as otherwise expressly provided in this Agreement (including Section 2.2), nothing in this Agreement shall prohibit any Party or any of their respective Affiliates from amending, modifying or terminating any of their respective Benefit Arrangements at any time within their sole discretion.

SECTION 10.4. Consent of Third Parties. If any provision of this Agreement is dependent on the Consent of any third party and such Consent is withheld, the Parties shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties shall negotiate in good faith to implement the provision (as applicable) in a mutually satisfactory manner.

SECTION 10.5. Access to Employees. On and after the Effective Time, Fox, Newco and Ainge shall, and shall cause each of their respective Affiliates to, use their reasonable efforts to make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative Action (other than a legal action between or among any of the Parties) to which any employee, director or Benefit Arrangement of the Fox Group, Newco Group or Ainge Group is a party and which relates in any way to their respective employment or to their respective Benefit Arrangements prior to the Effective Time. The Party to whom an employee is made available in accordance with this Section 10.5 shall pay or reimburse the other Party for all reasonable expenses which may be incurred by such employee in connection therewith, including all reasonable travel, lodging, and meal expenses.

SECTION 10.6. Beneficiary Designation/Release of Information/Right to Reimbursement. To the extent permitted by applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of Information and rights to reimbursement made by or relating to Newco Employees under Fox Benefit Arrangements shall be transferred to and be in full force and effect under the corresponding Ainge Benefit Arrangements until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply, to the relevant Newco Employee.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1. Entire Agreement. This Agreement, the Merger Agreement, the Distribution Agreement and the other Ancillary Agreements, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter.

SECTION 11.2. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

SECTION 11.3. Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, provided, that the facsimile transmission is promptly confirmed and any facsimile transmission received after 5:00 p.m. Eastern time shall be deemed received at 9:00 a.m. Eastern time on the following Business Day, (c) when delivered, if delivered personally to the intended recipient and (d) one (1) Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:

(a) If to Fox:

c/o Fortive Corporation 6920 Seaway Blvd

Everett, WA 98203

Attn: General Counsel

E-mail: peter.underwood@fortive.com

Facsimile: (425) 446-5007

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attn: Thomas W. Greenberg

E-mail: thomas.greenberg@skadden.com

Facsimile: (212) 735-2000

(b) If to Newco prior to the Distribution Date:

c/o Fortive Corporation 6920 Seaway Blvd

Everett, WA 98203

Attn: General Counsel

E-mail: peter.underwood@fortive.com

Facsimile: (425) 446-5007

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attn: Thomas W. Greenberg

E-mail: thomas.greenberg@skadden.com

Facsimile: (212) 735-2000

(c) If to Ainge:

c/o Altra Industrial Motion Corp.

300 Granite Street

Suite 201

Braintree, MA 02184

Attn: Glenn E. Deegan, Vice President, Legal and Human Resources,

General Counsel and Secretary

Email: glenn.deegan@altramotion.com

Facsimile: (617) 671-0534

with a copy to (which shall not constitute notice):

Cravath, Swaine & Moore LLP

825 8th Avenue

New York, NY 10019

Attn: Thomas E. Dunn

Email: tdunn@cravath.com

Facsimile: (212) 474-3700

(d) If to Newco on or after the Distribution Date:

c/o Altra Industrial Motion Corp.

300 Granite Street

Suite 201

Braintree, MA 02184

Attn: Glenn E. Deegan, Vice President, Legal and Human Resources,

General Counsel and Secretary

Email: glenn.deegan@altramotion.com

Facsimile: (617) 671-0534

with a copy to (which shall not constitute notice):

Cravath, Swaine & Moore LLP

825 8th Avenue

New York, NY 10019

Attn: Thomas E. Dunn

Email: tdunn@cravath.com

Facsimile: (212) 474-3700

or to such other address(es) as shall be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 11.3. Any notice to Fox will be deemed notice to all members of the Fox Group, and any notice to Newco will be deemed notice to all members of the Newco Group.

SECTION 11.4. Amendments and Waivers.

(a) This Agreement may be amended and any provision of this Agreement may be waived, provided, that any such amendment or waiver shall be binding upon a Party only if such waiver is set forth in a writing executed by such Party and any such amendment shall be effective only if set forth in a writing executed by each of the Parties. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b) No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 11.4(a) and shall be effective only to the extent in such writing specifically set forth.

SECTION 11.5. Early Termination. This Agreement shall terminate without further action at any time before the Closing upon termination of the Merger Agreement. If so terminated, no Party shall have any Liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Merger Agreement.

SECTION 11.6. No Third-Party Beneficiaries. Except for the provisions of Article IX with respect to indemnification of Indemnitees, which is intended to benefit and be enforceable by the Persons specified therein as Indemnitees, this Agreement is solely for the benefit of the Parties and does not confer on third parties (including any employees of any member of the Fox Group, the Newco Group or the Ainge Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.

SECTION 11.7. Assignability; Binding Effect. This Agreement is not assignable by any Party without the prior written consent of the other Parties and any attempt to assign this Agreement without such consent shall be void and of no effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

SECTION 11.8. Construction; Interpretation. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or the Schedules and Exhibits hereto shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” when used in this Agreement shall be deemed to have the same meaning and effect as the word “shall.” The words “or,” “any” or “either” when used in this Agreement are not exclusive. The Parties have participated jointly in the negotiation and drafting of this Agreement, the Merger Agreement, the Distribution Agreement and the other Ancillary Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any payment to be made pursuant hereto shall be made in U.S. dollars and by wire transfer of immediately available funds.

SECTION 11.9. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

SECTION 11.10. Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party shall re-execute original forms thereof and deliver them to the requesting Party. No Party shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

SECTION 11.11. Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership, joint venture or joint employer relationship between or among the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between or among the Parties other than the relationship set forth herein.

SECTION 11.12. Subsidiaries. Each of the Parties shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party or by any entity that becomes a Subsidiary or Affiliate of such Party on or after the date hereof. Each of the Parties may assign to one of its respective Subsidiaries or Affiliates (including any Person which becomes a Subsidiary or Affiliate on or after the date hereof) the requirement to take any or all actions and discharge any or all obligations set forth herein to be performed or discharged by the Party. In no event shall this Agreement be construed as establishing a partnership or joint venture or similar relationship between or among a Party and its Subsidiaries or Affiliates or to cause any such Person to be treated as the alter ego of the other.

SECTION 11.13. Dispute Resolution. Any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby or thereby shall be subject to the dispute resolutions procedures set forth in Sections 8, 9.4 and 9.5 of the Distribution Agreement.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

FORTIVE CORPORATION

By:	/s/ Jonathan L. Schwarz
Name: Jonathan L. Schwarz
Title: Vice President—Corporate Development

STEVENS HOLDING COMPANY, INC.

By:	/s/ Emily Weaver
Name: Emily Weaver
Title: President

ALTRA INDUSTRIAL MOTION CORP.

By:	/s/ Carl R. Christenson
Name: Carl R. Christenson
Title: Chief Executive Officer

Annex D

FORM OF

TAX MATTERS AGREEMENT

by and among

Fortive Corporation,

Stevens Holding Company, Inc.

and

Altra Industrial Motion Corp.

Dated as of [●]

ARTICLE VI

TAX CONTESTS		D-21

6.1	Notice	D-21
6.2	Separate Returns	D-21
6.3	Joint Return	D-21
6.4	Obligation of Continued Notice	D-21
6.5	Tax Contests in Respect of Transaction Taxes.	D-22

ARTICLE VII

COOPERATION		D-23

7.1	General.	D-23
7.2	Fox Tax Opinion	D-23

ARTICLE VIII

RETENTION OF RECORDS; ACCESS		D-24

8.1	Retention of Records	D-24
8.2	Access to Tax Records	D-24

ARTICLE IX

DISPUTE RESOLUTION		D-24

9.1	General	D-24

ARTICLE X

MISCELLANEOUS PROVISIONS		D-25

10.1	Coordination with Danaher TMA	D-25
10.2	Certain Provisions Incorporated By Reference	D-25
10.3	Conflicting Agreements	D-25
10.4	Interest on Late Payments	D-25
10.5	Successors	D-25
10.6	Application to Present and Future Subsidiaries	D-25
10.7	Assignability	D-25
10.8	No Fiduciary Relationship	D-25
10.9	Further Assurances	D-26
10.10	Survival	D-26
10.11	Notices	D-26
10.12	Effective Date	D-27

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”), dated as of [●], is by and among Fortive Corporation, a Delaware corporation (“Fox”), Stevens Holding Company, Inc., a Delaware corporation (“Newco”), and Altra Industrial Motion Corp., a Delaware corporation (“Ainge”). Each of Fox, Newco and Ainge is sometimes referred to herein as a “Party” and, collectively, as the “Parties”.

R E C I T A L S

WHEREAS, the board of directors of Fox has determined that it is in the best interests of Fox to separate Fox’s A&S Business from the other businesses of Fox and to divest the A&S Business in the manner contemplated by the Distribution Agreement and the Merger Agreement (the “Separation”);

WHEREAS, in order to effect such separation, Fox and Newco have entered into the Distribution Agreement pursuant to which and on the terms and subject to the conditions set forth therein, Fox will undertake the Internal Restructuring and effect the Newco Contribution and, in exchange for the Newco Contribution, Newco shall (i) issue to Fox additional shares of Newco Common Stock and the Newco Securities and (ii) agree to pay Fox the Cash Dividend;

WHEREAS, following the Newco Contribution, the Parties will undertake the Debt Exchange as described in the Distribution Agreement;

WHEREAS, following the completion of the Internal Restructuring, the Newco Contribution, the Debt Exchange and the payment of the Cash Dividend, Fox shall own all of the issued and outstanding shares of Newco Common Stock and shall effect the distribution of all of such outstanding Newco Common Stock to the holders of Fox Common Stock on the terms and subject to the conditions set forth in the Distribution Agreement (the “Distribution”);

WHEREAS, the Parties contemplate that, pursuant to the Merger Agreement, immediately after the Distribution and at the Effective Time, Merger Sub shall be merged (the “Merger”) with and into Newco, with Newco surviving the Merger as a wholly owned subsidiary of Ainge, and the Newco Common Stock shall be converted into the right to receive shares of common stock of Ainge on the terms and subject to the conditions of the Merger Agreement;

WHEREAS, for United States federal income tax purposes, the Parties intend that: (i) the Newco Contribution, taken together with the Distribution, will qualify for non-recognition of gain and loss by Fox and the Fox shareholders pursuant to Sections 355, 361 and 368(a)(1)(D) of the Code; (ii) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (iii) each of the Distribution Agreement and the Merger Agreement will be a plan of reorganization within the meaning of Section 368 of the Code and Treasury Regulation Section 1.368-2(g);

WHEREAS, Fox intends to request the Ruling from the IRS; and

WHEREAS, the Parties desire to (i) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes and (ii) set forth certain covenants and indemnities relating to the preservation of the Tax-Free Status of the Transactions.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 General. As used in this Agreement, the following terms shall have the following meanings:

“A&S Business” shall have the meaning set forth in the Distribution Agreement.

“Accounting Firm” shall have the meaning set forth in Section 9.1.

“Adjustment” shall mean an adjustment of any item of income, gain, loss, deduction, credit or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.

“Affiliate” shall have the meaning set forth in the Merger Agreement.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Ainge” shall have the meaning set forth in the preamble hereto.

“Ainge Tax Opinion” shall have the meaning set forth in the Merger Agreement.

“Article” shall refer to an article of this Agreement, unless otherwise specified.

“Business Day” shall have the meaning set forth in the Distribution Agreement.

“Cash Dividend” shall have the meaning set forth in the Distribution Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Danaher” means Danaher Corporation, a Delaware corporation.

“Danaher TMA” shall mean the Tax Matters Agreement, dated as of July 1, 2016, by and between Fox and Danaher.

“Debt Exchange” shall have the meaning set forth in the Merger Agreement.

“Direct Sales Entities” shall mean the “Direct Sales Entities” (as defined in the Merger Agreement) and any of their respective Subsidiaries as of the Effective Time.

“Distribution” shall have the meaning set forth in the recitals.

“Distribution Agreement” shall mean the Separation and Distribution Agreement by and between Fox, Newco and Ainge, dated as of March 7, 2018.

“Distribution Date” shall have the meaning set forth in the Distribution Agreement.

“Due Date” shall mean (a) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law and (b) with respect to a payment of Taxes, the date on which such payment is required to be made to avoid the incurrence of interest, penalties or additions to Tax.

“Effective Time” shall have the meaning set forth in the Merger Agreement.

“Employee Matters Agreement” shall have the meaning set forth in the Distribution Agreement.

“Employment Tax” shall mean those Liabilities (as defined in the Distribution Agreement) for Taxes which are allocable pursuant to the provisions of the Employee Matters Agreement.

“Final Determination” shall mean the final resolution of liability for any Tax for any taxable period, by or as a result of (a) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed, (b) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any taxable period, (c) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, or (d) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

“Fox” shall have the meaning set forth in the preamble hereto.

“Fox Affiliated Group” shall mean an affiliated group (as that term is defined in Section 1504 of the Code and the regulations thereunder) of which a member of the Fox Group is a member.

“Fox Common Stock” shall have the meaning set forth in the Distribution Agreement.

“Fox Consolidated Taxes” shall mean any U.S. federal income Taxes attributable to any Fox Federal Consolidated Income Tax Return.

“Fox Disqualifying Action” shall have the meaning set forth in Section 4.2(a).

“Fox Federal Consolidated Income Tax Return” shall mean any United States federal income Tax Return for a Fox Affiliated Group.

“Fox Group” shall mean Fox and each Person that is, or has ever been, a Subsidiary of Fox (other than Newco and any other member of the Newco Group).

“Fox Retained Business” shall mean any businesses currently or formerly conducted by any member of the Fox Group, other than the A&S Business.

“Fox Separate Return” shall mean any Tax Return of or including any member of the Fox Group (including any consolidated, combined or unitary return) that does not include any member of the Newco Group.

“Fox Tax Opinion” shall have the meaning set forth in the Merger Agreement.

“Fox Taxes” shall have the meaning set forth in Section 5.1(c)(i).

“Group” shall mean either the Newco Group or the Fox Group, as the context requires.

“Indemnifying Party” shall have the meaning set forth in Section 5.2.

“Indemnitee” shall have the meaning set forth in Section 5.2.

“Internal Restricted Entity” shall have the meaning set forth on Exhibit B.

“Internal Restructuring” shall have the meaning set forth in the Distribution Agreement.

“IRS” shall mean the United States Internal Revenue Service.

“Joint Return” shall mean any Tax Return that actually includes, by election or otherwise, one or more members of the Fox Group together with one or more members of the Newco Group.

“Law” shall have the meaning set forth in the Distribution Agreement.

“Liabilities” shall have the meaning set forth in the Distribution Agreement.

“Merger” shall have the meaning set forth in the recitals.

“Merger Agreement” shall have the meaning set forth in the Distribution Agreement.

“Merger Sub” shall have the meaning set forth in the Merger Agreement.

“Newco” shall have the meaning set forth in the preamble hereof.

“Newco Common Stock” shall have the meaning set forth in the Distribution Agreement.

“Newco Contribution” shall have the meaning set forth in the Distribution Agreement.

“Newco Disqualifying Action” shall have the meaning set forth in Section 4.2(b).

“Newco Group” shall mean, collectively, (a) Newco and each Person that will be a Subsidiary of Newco as of immediately after the Effective Time and (b) the Direct Sales Entities.

“Newco Securities” shall have the meaning set forth in the Merger Agreement.

“Newco Separate Return” shall mean any Tax Return of or including any member of the Newco Group (including any consolidated, combined or unitary return) that does not include any member of the Fox Group.

“Newco Taxes” shall have the meaning set forth in Section 5.1(c)(ii).

“Notified Action” shall have the meaning set forth in Section 4.3(a).

“Party” and “Parties” shall have the meaning set forth in the preamble hereto.

“Past Practices” shall have the meaning set forth in Section 3.3.

“Person” shall have the meaning set forth in the Distribution Agreement.

“Post-Distribution Period” shall mean any taxable period (or portion thereof) beginning after the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period beginning after the Distribution Date.

“Pre-Distribution Period” shall mean any taxable period (or portion thereof) ending on or before the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Distribution Date.

“Preparing Party” shall have the meaning set forth in Sections 3.1 and 3.2.

“Proposed Acquisition Transaction” shall mean a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Newco management or shareholders, is a hostile acquisition, or otherwise, as a result of which Newco (or any successor thereto) would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from Newco (or any successor thereto) and/or one or more holders of Newco Common Stock, respectively, any amount of stock of Newco, that would, when combined with any other direct or indirect changes in ownership of the stock of Newco pertinent for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder (including the Merger), comprise fifty percent (50%) or more of (a) the value of all outstanding shares of Newco as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (b) the total combined voting power of all outstanding shares of voting stock of Newco as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (a) the adoption by Newco or an Affiliate of Newco of, or the issuance of stock pursuant to, a shareholder rights plan or (b) issuances by Newco that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d), including such issuances net of exercise price and/or tax withholding. For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code (to the extent relevant to the potential application of Section 355(e) to the Distribution) shall be incorporated in this definition and its interpretation. For the avoidance of doubt, the Merger shall not constitute a Proposed Acquisition Transaction.

“Qualified Newco Common Stock” means Newco Common Stock that was not acquired directly or indirectly pursuant to a plan (or series of related transactions) that includes the Distribution (within the meaning of Section 355(e) of the Code), other than Newco Common Stock actually acquired in the Distribution.

“Reasonable Basis” shall mean reasonable basis within the meaning of Section 6662(d)(2)(B)(ii)(II) of the Code and the Treasury Regulations promulgated thereunder (or such other level of confidence required by the Code at that time to avoid the imposition of penalties).

“Refund” shall mean any refund, reimbursement, offset, credit, or other similar benefit in respect of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied against other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that the amount of any refund of Taxes shall be net of any Taxes imposed by any Taxing Authority on, related to, or attributable to, the receipt of or accrual of such refund, including any Taxes imposed by way of withholding or offset.

“Responsible Party” shall mean, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return pursuant to this Agreement.

“Restricted Period” shall mean the period which begins with the Distribution Date and ends two (2) years thereafter.

“Reviewing Party” shall have the meaning set forth in Section 3.3.

“Ruling” shall mean a private letter ruling from the IRS addressing the tax consequences of certain aspects of the Newco Contribution, the Distribution and the Debt Exchange.

“Ruling Request” shall mean any letter filed by Fox with the IRS requesting a ruling regarding certain tax consequences of the Transactions and any amendment or supplement to such ruling request letter.

“Section” shall refer to a section of this Agreement, unless otherwise specified.

“Section 336(e) Election” shall have the meaning set forth in Section 3.5(b).

“Section 336(e) Tax Basis” shall have the meaning set forth in Section 3.5(b)(ii).

“Separate Return” shall mean a Fox Separate Return or a Newco Separate Return, as the case may be.

“Separation” shall have the meaning set forth in the recitals.

“Straddle Period” shall mean any taxable year or other taxable period that begins on or before the Distribution Date and ends after the Distribution Date.

“Subsidiary” shall have the meaning set forth in the Distribution Agreement.

“Tax” or “Taxes” shall mean (a) all taxes, charges, fees, duties, levies, imposts, rates or other assessments or governmental charges imposed by any federal, state, local or non-United States taxing authority, in each case in the nature of a tax, including, without limitation, income, gross receipts, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security, unemployment, disability, value added, alternative or add-on minimum or other taxes, whether disputed or not, and including any interest, penalties, charges or additions attributable thereto, (b) liability for the payment of any amount of the type described in clause (a) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto, and (c) liability for the payment of any amount of the type described in clauses (a) or (b) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Attributes” shall mean net operating losses, capital losses, research and experimentation credit carryovers, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, overall domestic losses, previously taxed income, separate limitation losses and any other losses, deductions, credits or other comparable items that could affect a Tax liability for a past or future taxable period.

“Tax Certificates” shall mean any certificates of officers of Fox, Newco or Ainge provided to Skadden, Arps, Slate, Meagher & Flom LLP, Cravath, Swaine & Moore LLP or any other Law or accounting firm in connection with any Tax Opinion issued in connection with the Transactions.

“Tax Contest” shall have the meaning set forth in Section 6.1.

“Tax-Free Status of the External Transactions” shall mean: with respect to the Newco Contribution, the Distribution and the Merger, the following U.S. federal income tax consequences: (a) the Newco Contribution, taken together with the Distribution, qualifies as a reorganization under Section 368(a)(1)(D) of the Code, with each of Fox and Newco being a party to the reorganization, in which no gain or loss is recognized by Fox, except to the extent the Cash Dividend exceeds Fox’s adjusted tax basis in the Newco Common Stock and assuming Fox transfers to creditors or distributes to shareholders the cash received in the Cash Dividend in pursuance of the reorganization within the meaning of Section 361(b)(1) of the Code (it being understood that the Cash Dividend does not include any additional cash distributed pursuant to Section 5.16(d)(ii) of the Merger Agreement); (b) unless Fox shall have elected to effect the actions set forth in Section 5.16(d) of the Merger Agreement, the Debt Exchange constitutes a transfer of qualified property to creditors of Fox in connection with the reorganization within the meaning of Section 361(c)(3) of the Code; (c) the Distribution qualifies as a distribution of Newco stock to Fox shareholders pursuant to which no gain or loss is recognized by Fox and the Fox stockholders under Section 355(a) of the Code, except to the extent of cash received in lieu of fractional shares; and (d) the Merger qualifies as a tax-free reorganization pursuant to Section 368(a) of the Code, in which no gain or loss is recognized for U.S. federal income tax purposes by any of Fox, Newco, Ainge or their respective stockholders, except to the extent of cash received in lieu of fractional shares.

“Tax-Free Status of the Internal Transactions” shall mean, with respect to the Internal Restructuring, the tax consequences described on Exhibit A.1

“Tax-Free Status of the Transactions” shall mean, collectively, the Tax-Free Status of the External Transactions and the Tax-Free Status of the Internal Transactions.

“Tax Law” shall mean the law of any Taxing Authority relating to any Tax.

“Tax Materials” shall have the meaning set forth in Section 4.1(a).

“Tax Matters” shall have the meaning set forth in Section 7.1(a).

“Tax Opinions” shall mean the Fox Tax Opinion and the Ainge Tax Opinion.

“Tax Proceeding” shall mean any U.S., state, local or foreign Tax audit or administrative, judicial or other proceeding.

“Tax Records” shall have the meaning set forth in Section 8.1.

“Tax Return” shall mean any return, report, certificate, form or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) supplied to or filed with, or permitted or required to be supplied to or filed with, a Taxing Authority, or any bill for or notice related to ad valorem or other similar Taxes received from a Taxing Authority, in each case, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Taxing Authority” shall mean any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Transaction Document” shall have the meaning set forth in the Merger Agreement.

“Transaction Taxes” shall mean any Taxes (other than Transfer Taxes) imposed on or by reason of the Transactions, including, without limitation, (a) any Taxes payable by reason of the distribution of cash or any other property from Newco to Fox and (b) the settlement of intercompany receivables, payables, loans and other accounts between Newco or any member of the Newco Group, on the one hand, and Fox and any member of the Fox Group, on the other hand, as contemplated by Section 1.7 of the Distribution Agreement.

“Transactions” shall have the meaning set forth in the Distribution Agreement.

“Transfer Taxes” shall mean all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed with respect to the Transactions, except for such Taxes specifically allocated pursuant to Section 5.5(c) of the Merger Agreement.

“Treasury Regulations” shall mean the regulations promulgated from time to time under the Code as in effect for the relevant tax period.

[1]	Note to Draft: Parties will cooperate in good faith to modify Exhibit A between signing and closing to reflect any changes to the Separation Plan, provided that any such modifications will be made only with the consent of both Fox and Ainge.

“Unqualified Tax Opinion” shall mean a “will” opinion, without substantive qualifications, of a nationally recognized Law or accounting firm, to the effect that a transaction will not affect the Tax-Free Status of the Transactions. Any such opinion must assume that the Transactions would have qualified for the Tax-Free Status of the Transactions if the transaction in question did not occur.

ARTICLE II

PAYMENTS AND TAX REFUNDS

2.1 Payment of Taxes.

(a) With respect to any Tax Return required to be filed pursuant to this Agreement, the Responsible Party shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any Taxes due in respect of any such Tax Return.

(b) In the case of any Tax Return for which the Party that is not the Responsible Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes reported as due on such Tax Return, the Responsible Party shall notify the other Party, in writing, of its obligation to pay such Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the Responsible Party upon the later of five (5) Business Days prior to the date on which such payment is due and fifteen (15) Business Days after the receipt of such notice.

2.2 Responsibility of Fox. Fox shall pay and be responsible for:

(a) any and all Taxes that are attributable to the A&S Business (including any increase in such Tax as a result of a Final Determination) for all Pre-Distribution Periods,

(b) any and all Taxes that are attributable to the Fox Retained Business (including any increase in such Tax as a result of a Final Determination) for all Tax Periods, and

(c) any and all Taxes due with respect to or required to be reported on any Fox Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax Periods.

2.3 Responsibility of Newco. Newco shall pay and be responsible for any and all Taxes due that are attributable to the A&S Business (including any increase in such Tax as a result of a Final Determination) for all Post-Distribution Periods.

2.4 Determination of Tax Attributable to the A&S Business. In the case of any Straddle Return that reflects Taxes of the A&S Business and Taxes of the Fox Retained Business, the Parties shall cooperate in good faith to reasonably and fairly apportion any amount shown as due on such Straddle Return between Newco Taxes and Fox Taxes on the basis of an appropriate financial metric, including, for example, the relative EBITDAs of the A&S Business and the relevant Fox Retained Business in the applicable jurisdiction.

2.5 Allocation of Employment Taxes and Deductions. Liability for Employment Taxes shall be determined pursuant to the Employee Matters Agreement.

2.6 Tax Refunds.

(a) Fox shall be entitled to all Refunds of Taxes the liability for which is allocated to Fox pursuant to this Agreement.

(b) Newco shall be entitled to all Refunds of Taxes the liability for which is allocated to Newco pursuant to this Agreement.

(c) Newco shall pay to Fox any Refund received by Newco or any member of the Newco Group that is allocable to Fox pursuant to this Section 2.6 no later than five (5) Business Days after the receipt of such Refund. Fox shall pay to Newco any Refund received by Fox or any member of the Fox Group that is allocable to Newco pursuant to this Section 2.6 no later than five (5) Business Days after the receipt of such Refund. For purposes of this Section 2.6(c), any Refund that arises as a result of an offset, credit or other similar benefit in respect of Taxes other than a receipt of cash shall be deemed to be received on the date on which payment of the Tax that would have otherwise been paid absent such offset, credit or other similar benefit is due (determined without taking into account any applicable extensions). To the extent that the amount of any Refund in respect of which a payment was made under this Section 2.6 is later reduced by a Taxing Authority or in a Tax Contest, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 2.6 and an appropriate adjusting payment shall be made.

2.7 Tax Benefits. If (a) one Party is responsible for a Tax pursuant to this Agreement or under applicable Law and (b) the other Party is entitled to a deduction, credit or other Tax benefit relating to such Tax, then the Party entitled to such deduction, credit or other Tax benefit shall pay to the Party responsible for such Tax the amount of any cash Tax savings realized by the entitled Party as a result of such deduction, credit or other Tax benefit, net of any Taxes imposed by any Taxing Authority on, related to, or attributable to, the receipt of or accrual of such Tax benefit, including any Taxes imposed by way of withholding or offset. To the extent that the amount of any Tax benefit in respect of which a payment was made under this Section 2.7 is later reduced by a Taxing Authority or in a Tax Contest, the Party that received such payment shall refund such payment to the Party that made such payment to the extent of such reduction. The Parties shall cooperate in good faith to determine the existence of and size of any such Tax benefit; provided, that if the Parties cannot agree on such determination, then each Party will appoint a nationally recognized independent public accounting firm to resolve such dispute. If such firms are unable to agree on a resolution within thirty (30) days after the submission of such dispute to such firms, then the Parties agree that the value of the Tax benefit will be deemed equal to the arithmetic mean of Fox’s and Newco’s respective reasonable determinations.

2.8 Prior Agreements. Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing or allocation agreements or practices between any member of the Fox Group and any member of the Newco Group shall be terminated with respect to the Newco Group and the Fox Group as of the Distribution Date. No member of either the Newco Group or the Fox Group shall have any continuing rights or obligations under any such agreement.

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

3.1 Fox’s Responsibility. Fox shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, any Fox Federal Consolidated Income Tax Returns and any other Tax Returns required or permitted to be filed by Fox or a member of the Fox Group for any Pre-Distribution Period or Straddle Period. Fox shall be the “Preparing Party” with respect to Tax Returns described in this Section 3.1.

3.2 Newco’s Responsibility. Newco shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, all Tax Returns for any Pre-Distribution Period or Straddle Period required to be filed by or with respect to members of the Newco Group other than those Tax Returns which Fox is required to prepare and file under Section 3.1; provided, that the Tax Returns required to be prepared and filed by Newco under this Section 3.2 shall include any Newco Separate Returns for any Straddle

Period that are due after the date hereof (taking into account any valid extensions). Newco shall be the “Preparing Party” with respect to Tax Returns described in this Section 3.2.

3.3 Right To Review Tax Returns. To the extent that the positions taken on any Tax Return would reasonably be expected to materially adversely affect the Tax position of the Party other than the Preparing Party (the “Reviewing Party”), or for which the Reviewing Party has an indemnification obligation pursuant to Section 5.1, the Preparing Party shall prepare the portions of such Tax Return that relate to the business of the Reviewing Party (the Fox Retained Business or the A&S Business, as the case may be) or the Reviewing Party’s indemnification obligation in a manner that is consistent with past practices, accounting methods, elections and conventions (“Past Practices”) unless a contrary position would not have a material adverse impact on the Tax position (or liability under this Agreement) of the Reviewing Party or unless otherwise required by applicable Law. In the case of a Tax Return that is not required to be filed more frequently than quarterly, the Preparing Party shall provide a draft of such Tax Return (or to the extent practicable the portion of such Tax Return that relates to Taxes for which the Reviewing Party has an indemnification obligation pursuant to this Agreement), along with a statement setting forth the calculation of the Tax shown as due and payable on such Tax Return for which the Reviewing Party has an indemnification obligation, to the Reviewing Party for its review and comment at least thirty (30) days prior to the Due Date for such Tax Return and shall modify such portion of such Tax Return before filing to include the Reviewing Party’s reasonable comments, provided, that nothing herein shall prevent the Preparing Party from timely filing any such Tax Return and nothing herein shall require the Preparing Party to accept any comments to the extent such comments would render the Preparing Party, exercising reasonable discretion in good faith, unable to sign such Tax Return. In the event that Past Practice is not applicable to a particular item or matter, the Preparing Party shall determine the reporting of such item or matter in good faith. The Parties shall negotiate in good faith to resolve all disputed issues with respect to such Tax Returns. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 9.1. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any such Tax Return, then such Tax Return shall be timely filed by the Preparing Party and the Parties agree to amend such Tax Return, as applicable, as necessary to reflect the resolution of such dispute in a manner consistent with such resolution. In the case of a Tax Return that is required to be filed quarterly or more frequently, the Preparing Party shall provide a draft of such Tax Return (or to the extent practicable the portion of such Tax Return that relates to Taxes for which the Reviewing Party has an indemnification obligation pursuant to this Agreement), along with a statement setting forth the calculation of the Tax shown as due and payable on such Tax Return for which the Reviewing Party has an indemnification obligation, to the Reviewing Party for its review such that the Reviewing Party has a reasonable opportunity to provide comments to such Tax Return, and the Parties have the opportunity to discuss such comments and agree to revisions to such Tax Return (if any), prior to the Due Date for such Tax Return.

3.4 Cooperation. The Parties shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Article VII with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Article VIII.

3.5 Reporting of the Transactions.

(a) The Tax treatment of any step in or portion of the Transactions shall be reported on each applicable Tax Return and in connection with any applicable Tax Contest consistently with (i) the Tax-Free Status of the Transactions and (ii) the treatment of payments between the Fox Group and the Newco Group as set forth in Section 5.4, in each case to the extent relevant and unless there is not a Reasonable Basis for such treatment or there has been a Final Determination to the contrary. In the event that a Preparing Party shall determine that there is no Reasonable Basis for such Tax treatment, such Party shall notify the other Party no later than twenty (20) Business Days prior to filing the relevant Tax Return and the Parties shall attempt in good faith to agree on the manner in which the relevant portion of the Transactions shall be reported; provided, however, that nothing herein shall prevent the Preparing Party from timely filing any such Tax Return and nothing herein shall require the Preparing Party to accept any comments to the extent such comments would render the Preparing Party, exercising reasonable discretion in good faith, unable to sign such Tax Return.

(b) After the date hereof, the Parties shall negotiate and cooperate in good faith to determine whether a protective election under Section 336(e) of the Code and the Treasury Regulations issued thereunder for Newco and each member of the Newco Group (or any member of the Fox Group that participates in any Internal Distribution) with respect to the Distribution (a “Section 336(e) Election”) shall be beneficial. Such cooperation shall include the provision by Fox of any information reasonably necessary to make such determination. If the Parties determine that a Section 336(e) Election would be beneficial:

(i) Fox, Ainge and Newco shall cooperate in making the Section 336(e) Election, including by filing any statements, amending any Tax Returns or taking such other action reasonably necessary to carry out the Section 336(e) Election; and

(ii) if one or more of the Transactions fails to qualify (in whole or in part) for the Tax-Free Status of the Transactions and Newco or any member of the Newco Group (or any member of the Fox Group that participates in an Internal Distribution) realizes an increase in Tax basis (the “Section 336(e) Tax Basis”), then the cash Tax savings realized by Newco and each member of the Newco Group (or any member of the Fox Group that participates in an Internal Distribution) as a result of the Section 336(e) Tax Basis shall be shared between Fox and Newco in the same proportion as the Taxes imposed on the Transactions giving rise to the Section 336(e) Tax Basis were borne by Fox and Newco (after giving effect to the indemnification obligations in this Agreement).

3.6 Straddle Period Tax Allocation. Fox and Newco shall take all commercially reasonable actions necessary or appropriate to close the taxable year of Newco and each member of the Newco Group for all Tax purposes as of the close of the Distribution Date to the extent permitted by applicable Law. If applicable Law does not permit Newco or a member of the Newco Group, as the case may be, to close its taxable year on the Distribution Date, then the allocation of income or deductions required to determine any Taxes or other amounts attributable to the portion of the Straddle Period ending on, or beginning after, the Distribution Date shall be made by means of a closing of the books and records of Newco or such member of the Newco Group as of the close of the Distribution Date, except that in the case of any such Taxes attributable to an equity interest in any partnership or other “flowthrough” entity or controlled foreign corporation, as if the taxable period of such partnership or other “flowthrough” entity or controlled foreign corporation ended as of the close of business on the Distribution Date; provided, that exemptions, allowances or deductions that are calculated on an annual or periodic basis shall be allocated between such portions in proportion to the number of days in each such portion. For the avoidance of doubt, nothing in this Section 3.6 shall require Fox or Newco to cause a change in taxable year of any member of the Newco Group.

3.7 Amended Returns and Carrybacks.

(a) Except as expressly provided in Section 3.3 to reflect the resolution of any dispute, (i) Newco shall not, and shall not permit any member of the Newco Group to, file or allow to be filed any request for an Adjustment for any Pre-Distribution Period or Straddle Period without the prior written consent of Fox, such consent not to be unreasonably withheld, delayed or conditioned, and (ii) Fox shall not, and shall not permit any member of the Fox Group to, file or allow to be filed any request for an Adjustment for any Pre-Distribution Period or Straddle Period if the result would be to increase any liability of Newco or any member of the Newco Group either (A) under this Agreement or (B) for a Post-Distribution Period, in each case without the prior written consent of Newco, such consent not to be unreasonably withheld, delayed or conditioned.

(b) The carryback of any loss, credit or other Tax Attribute from any Post-Distribution Period shall be in accordance with the provisions of the Code and Treasury Regulations (and applicable state, local or foreign Laws). Except to the extent otherwise consented to by Fox or prohibited by applicable Law, Newco shall, and shall cause each member of the Newco Group to, make any available elections to waive the right to carry back any Tax Attribute from a taxable period or portion thereof ending after the Distribution Date to a taxable period or portion thereof ending on or before the Distribution Date. In the event that Newco (or the appropriate member of the Newco Group) is prohibited by applicable Law to relinquish, waive or otherwise forgo such a carryback (or Fox consents to such a carryback), Fox will cooperate with Newco at Newco’s expense in seeking (and, to the extent necessary, attempting to obtain the consent of Danaher under Section 3.8 of the Danaher TMA) from the appropriate Taxing Authority such Refund as reasonably would result from such carryback, to the extent that such Refund is directly attributable to such carryback and allocable to Newco pursuant to Section 2.6, and shall pay over to Newco the amount of such Refund (net of any Taxes imposed by any Taxing Authority on, related to, or attributable to, the receipt of or accrual of such Refund, including any Taxes imposed by way of withholding or offset) within ten (10) days after such Refund is received.

(c) Newco shall not, and shall cause each member of the Newco Group not to, without the prior written consent of Fox, make any affirmative election to carry back any Tax Attribute from a taxable period or portion thereof ending after the Distribution Date to a taxable period or portion thereof ending on or before the Distribution Date, such consent not to be unreasonably withheld, delayed or conditioned.

(d) Receipt of consent by Newco or a member of the Newco Group from Fox pursuant to the provisions of this Section 3.7 shall not limit or modify Newco’s continuing indemnification obligation pursuant to Article V.

3.8 Tax Attributes.

(a) Fox shall reasonably and in good faith advise Newco in writing of the amount, if any, of any Tax Attributes arising in a Pre-Distribution Period that shall be allocated or apportioned to the Newco Group under applicable Law; provided, that with respect to the determination of Tax basis of assets transferred to Newco, Fox shall make such determination reasonably and in good faith and consistent with the books and records of Fox and its Subsidiaries. Fox, all members of the Fox Group, Newco and all members of the Newco Group shall prepare all Tax Returns in accordance with such written notice unless there is not a Reasonable Basis for such determination or otherwise required by a Final Determination. For the avoidance of doubt, Fox shall not be required to create or cause to be created any books and records or reports or other documents based thereon that are of the type customarily prepared by outside legal, financial or accounting advisors (including, without limitation, “earnings & profits studies,” “basis studies” or similar determinations) in order to comply with this Section 3.8.

(b) To the extent that the amount of any Tax Attribute is later reduced or increased by a Taxing Authority or Tax Contest, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to Section 3.8(a).

3.9 Expenses. Except as provided in Section 9.1, each Party shall bear its own expenses incurred in connection with this Article III.

ARTICLE IV

TAX-FREE STATUS OF THE DISTRIBUTION

4.1 Representations and Warranties.

(a) Fox, on behalf of itself and all other members of the Fox Group, hereby represents and warrants or covenants and agrees, as appropriate, that (i) it has delivered complete and accurate copies of the Ruling, the Fox Tax Opinion, each submission to the IRS in connection with the Ruling, including the Ruling Request, any Tax Certificates addressed to Skadden, Arps, Slate, Meagher & Flom LLP or any other Law or accounting firm supporting the Fox Tax Opinion, and any other materials delivered or deliverable by Fox or Newco in connection with the rendering by Skadden, Arps, Slate, Meagher & Flom LLP or any other Law or accounting firm of the Fox Tax Opinion and the issuance by the IRS of the Ruling (together, the “Tax Materials”) to Newco and Ainge, (ii) the facts presented and representations made therein, to the extent descriptive of or that relate to the actions or non-actions of (A) the Fox Group at any time or (B) the Newco Group at any time at or prior to the Effective Time are, at the Effective Time, true, correct and complete in all respects and (iii) Fox, as of the date hereof, does not know and has no reason to believe, that any Newco Common Stock to be exchanged for Ainge Common Stock may not be Qualified Newco Common Stock. Fox, on behalf of itself and all other members of the Fox Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to Fox or any member of the Fox Group or the Fox Retained Business.

(b) Newco, on behalf of itself and all other members of the Newco Group, hereby represents and warrants or covenants and agrees, as appropriate, that the facts presented and the representations made in the Tax Materials with the consent of Ainge to the extent they both (A) are descriptive of the Newco Group and (B) relate to the actions or non-actions of the Newco Group to be taken (or not taken, as the case may be) after the Effective Time, are, at the Effective Time, true, correct and complete in all respects Ainge hereby represents and warrants or covenants and agrees, as appropriate, that the facts presented and the representations made in the Tax Materials, with the consent of Ainge, to the extent descriptive of Ainge and its Subsidiaries at any time, are, at the Effective Time, true, correct and complete in all respects.

(c) Each of Fox, on behalf of itself and all other members of the Fox Group, and Newco, on behalf of itself and all other members of the Newco Group, represents and warrants that it knows of no fact (after due inquiry) that may cause the Tax treatment of the Transactions to be other than the Tax-Free Status of the Transactions.

(d) Each of Fox, on behalf of itself and all other members of the Fox Group, and Newco, on behalf of itself and all other members of the Newco Group, represents and warrants that it has no plan or intent to take any action that is inconsistent with any statements or representations made in the Tax Materials.

(e) Each of Ainge and Newco hereby represents and warrants that, as of the date hereof, it has no plan or intention to, directly or indirectly, pre-pay, pay down, redeem, retire or otherwise acquire, however effected including pursuant to the terms thereof, any of the Newco Securities or permit any member of the Newco Group to take any such action.

(f) Fox, on behalf of itself and all other members of the Fox Group, hereby represents and warrants that each of the Direct Sales Entities is disregarded as an entity separate from its owner for U.S. federal income tax purposes, other than as provided on Schedule 4.1(f). The terms of Schedule 4.1(f) are hereby incorporated into this Agreement by reference.

4.2 Restrictions Relating to the Distribution.

(a) Fox, on behalf of itself and all other members of the Fox Group, hereby covenants and agrees that no member of the Fox Group will take, fail to take, or permit to be taken any action that would be a Fox Disqualifying Action. “Fox Disqualifying Action” shall mean (a) any breach by Fox or any member of the Fox Group or, at or prior to the Effective Time, by Newco or any member of the Newco Group, of any representation, warranty or covenant made by them in this Agreement or (b) any action that (i) is within the control of Fox or any member of the Fox Group or, at or prior to the Effective Time, Newco or any member of the Newco Group and (ii) could reasonably be expected to adversely affect the Tax-Free Status of the External Transactions, other than, in the case of clause (b), any action in the ordinary course of business, in each case of clauses (a)–(b), that causes the Tax-Free Status of the External Transactions to be lost (in whole or in part); provided, however, that the term “Fox Disqualifying Action” shall not include any action expressly required by the Distribution Agreement, the Merger Agreement or any other Transaction Document or that is undertaken pursuant to the Internal Restructuring or the Distribution.

(b) Newco, on behalf of itself and all other members of the Newco Group, hereby covenants and agrees that no member of the Newco Group will take, fail to take, or permit to be taken any action that would be a Newco Disqualifying Action. “Newco Disqualifying Action” shall mean: (a) any breach by Newco or any member of the Newco Group after the Effective Time of any representation, warranty or covenant made by them in this Agreement (for the avoidance of doubt, other than in Section 4.1(b)) or (b) any action after the Effective Time that (i) is within the control of Newco or any member of the Newco Group and (ii) could reasonably be expected to adversely affect the Tax-Free Status of the External Transactions, other than, in the case of clause (b), any action in the ordinary course of business, in each case of clauses (a)–(b), that causes the Tax-Free Status of the External Transactions to be lost (in whole or in part); provided, that (x) the term “Newco Disqualifying Action” shall not include any action expressly required by the Distribution Agreement, the Merger Agreement or any other Transaction Document or that is undertaken pursuant to the Internal Restructuring or the Distribution; and (y) in the event that Fox shall have waived the condition set forth in Section 7.7 of the Merger Agreement, the term “Newco Disqualifying Action” shall not include any action taken by Newco or any member of the Newco Group that causes the Tax-Free Status of the External Transactions to be lost on or after the date of such waiver by Fox unless, prior to consummating the Distribution, Fox shall have received a “will” opinion, without substantive qualifications, of a nationally recognized Law or accounting firm, in form and substance reasonably satisfactory to Ainge, confirming the Tax-Free Status of the External Transactions. Subject to the proviso in the immediately preceding sentence, any breach of the covenants contained in Section 4.2(c) and Section 4.2(d) shall constitute a Newco Disqualifying Action (notwithstanding any delivery of an Unqualified Tax Opinion or Fox’s waiver of Newco’s obligation to deliver an Unqualified Tax Opinion).

(c) Newco shall comply with the terms of the Newco Securities in all material respects, including that Newco will not attempt to exercise any call feature of the Newco Securities prior to the five-year anniversary of the issue date of the Newco Securities or permit any member of the Newco Group to take any such action; provided, that Newco shall be permitted to refinance the Newco Securities if doing so does not result a change in issuer or in the refinanced Newco Securities having an earlier maturity date.

(d) During the Restricted Period, Newco:

(i) shall continue and cause to be continued the active conduct of the A&S Business for purposes of Section 355(b)(2) of the Code, taking into account Section 355(b)(3) of the Code,

(ii) shall not voluntarily dissolve or liquidate itself or any member of the Newco Group (including any action that is a liquidation for U.S. federal income tax purposes), except for (A) any dissolution or liquidation of the Direct Sales Entities and any such dissolution or liquidation of a wholly owned subsidiary (other than Newco or an Internal Restricted Entity) into its parent entity where both the subsidiary and the parent entity are members of the Newco Group or (B) in any transaction that constitutes a reorganization of such member under Section 368(a)(1)(F) of the Code,

(iii) shall not (1) enter into any Proposed Acquisition Transaction or, to the extent Newco has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur, (2) redeem or otherwise repurchase (directly or through an Affiliate) any stock, or rights to acquire stock, other than repurchases satisfying the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30, 1996-1 C.B. 696 (as in effect prior to the release of Revenue Procedure 2003-48, 2003-2 C.B. 86), (3) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of its capital stock (including through the conversion of any capital stock into another class of capital stock), (4) merge or consolidate with any other Person (other than pursuant to the Merger) or (5) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Tax Certificates) that in the aggregate (and taking into account the Merger and any other transactions described in this Section 4.2(d)(iii)) would, when combined with any other direct or indirect changes in ownership of Newco capital stock pertinent for purposes of Section 355(e) of the Code (including the Merger), have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a 50% or greater interest in Newco or would reasonably be expected to result in a failure to preserve the Tax-Free Status of the External Transactions,

(iv) shall not and shall not permit any member of the Newco Group to take any of the actions specified in Exhibit B hereto,2 and

(v) shall not and shall not permit any member of the Newco Group other than the Direct Sales Entities, to sell, transfer, or otherwise dispose of or agree to, sell, transfer or otherwise dispose (including in any transaction treated for U.S. federal income tax purposes as a sale, transfer or disposition) of assets (including, any shares of capital stock of a Subsidiary) that, in the aggregate, constitute 40% or more of the consolidated gross assets of Newco or the Newco Group. The foregoing sentence shall not apply to (1) sales, transfers or dispositions of assets in the ordinary course of business, (2) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (3) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal income tax purposes or (4) any mandatory or optional repayment (or pre-payment) of any indebtedness of Newco or any member of the Newco Group. The percentages of gross assets or consolidated gross assets of Newco or the Newco Group, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of Newco and the members of the Newco Group as of the Distribution Date (excluding, for purposes of this computation, any assets held by the Direct Sales Entities). For purposes of this Section 4.2(d)(v), a merger of Newco or one of its Subsidiaries with and into any Person that is not a wholly owned Subsidiary of Newco shall constitute a disposition of all of the assets of Newco or such Subsidiary.

(e) Notwithstanding the restrictions imposed by Section 4.2(d), Newco or a member of the Newco Group may take any of the actions or transactions described therein if (i) Newco shall first have requested Fox to obtain a supplemental ruling in accordance with Section 4.3(a) to the effect that such action or transaction will not affect the Tax-Free Status of the Transactions and Fox shall have received such a supplemental ruling in form and substance satisfactory to Fox, (ii) Newco shall have provided to Fox an Unqualified Tax Opinion in form and substance reasonably satisfactory to Fox (and on which Fox may rely) or (iii) Fox shall have waived in writing the requirement to obtain such ruling or opinion. In determining whether a ruling or opinion is satisfactory, Fox may consider, among other factors, the appropriateness of any underlying assumptions or representations used as a basis for the ruling or opinion and the views on the substantive merits. None of the receipt by Fox of a supplemental ruling, delivery of an Unqualified Tax Opinion and Fox’s waiver of Newco’s obligation to deliver an Unqualified Tax Opinion shall limit or modify Newco’s continuing indemnification obligation pursuant to Article V.

(f) For the avoidance of the doubt, notwithstanding the restrictions set forth in this Section 4.2, Newco and Ainge shall be permitted to (i) take any action expressly required by the Transaction Documents, and (ii) adopt or modify a shareholder rights plan (and issue stock in accordance therewith) that is described in or is similar to the shareholder rights plan described in Revenue Ruling 90-11, 1990-1 C.B. 10.

4.3 Procedures Regarding Opinions and Rulings.

(a) If Newco notifies Fox that it desires to take one of the actions described in Section 4.2 (a “Notified Action”), Fox shall cooperate with Newco and use its reasonable best efforts to seek to obtain a supplemental ruling from the IRS or permit Newco to obtain an Unqualified Tax Opinion (on which Fox may rely) for the purpose of permitting Newco to take the Notified Action unless Fox shall have waived the requirement to obtain such ruling or opinion. If such a ruling is to be sought, Fox shall apply for such ruling and Fox and Newco shall

[2]	Note to Draft: Parties will cooperate in good faith to modify Exhibit B between signing and closing to reflect any changes to the Separation Plan, provided that any such modifications will be made only with the consent of both Fox and Ainge.

jointly control the process of obtaining such ruling. In no event shall Fox be required to file any ruling request under this Section 4.3(a) unless Newco represents that (i) it has read such ruling request and (ii) all information and representations, if any, relating to any member of the Newco Group, contained in such ruling request documents are (subject to any qualifications therein) true, correct and complete. Newco shall reimburse Fox for all reasonable costs and expenses incurred by the Fox Group in obtaining a ruling or Unqualified Tax Opinion requested by Newco within ten (10) days after receiving an invoice from Fox therefor.

(b) Except as provided in Section 4.3(a), following the Effective Time, neither Newco nor any Affiliate of Newco shall seek any guidance from the IRS or any other Taxing Authority (whether written, verbal or otherwise) at any time concerning the Newco Contribution, the Distribution or the other Transactions (including the impact of any transaction on the Newco Contribution, the Distribution or the other Transactions) without the prior approval of Fox (such approval not to be unreasonably withheld, conditioned or delayed).

ARTICLE V

INDEMNITY OBLIGATIONS

5.1 Indemnity Obligations.

(a) Fox shall indemnify and hold harmless Newco from and against, and will reimburse Newco for (without duplication):

(i) all Fox Taxes,

(ii) all Taxes (other than Transaction Taxes) incurred by Newco or any member of the Newco Group by reason of the incorrectness or breach by Fox or any member of the Fox Group or, at or prior to the Effective Time, the incorrectness or breach by Newco or any member of the Newco Group of any of its representations, warranties or covenants hereunder, and

(iii) any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

(b) Newco shall indemnify and hold harmless Fox from and against, and will reimburse Fox for (without duplication):

(i) all Newco Taxes,

(ii) all Taxes (other than Transaction Taxes) incurred by Fox or any member of the Fox Group by reason of the incorrectness or breach after the Effective Time by Newco or any member of the Newco Group of any of its representations, warranties or covenants hereunder (for the avoidance of doubt, other than in Section 4.1(b)), and

(iii) any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

(c) For purposes of this Section 5.1:

(i) “Fox Taxes” shall mean, without duplication, the following Taxes (whether such Taxes are shown as due on a Tax Return as initially filed or result from an Adjustment):

(1) all liability for Taxes allocated to Fox pursuant to Article II (which for the avoidance of doubt shall include any Fox Consolidated Taxes and any Taxes imposed under Section 965 of the Code on or with respect to any earnings of any member of the Fox Group or the Newco Group or by reason of any ownership of any equity interest in any member of the Fox Group or the Newco Group (whether or not the election described in Section 965(h) of the Code is made)); provided, that for any Taxes imposed under Section 965 of the Code on Ainge or its Subsidiaries by reason of ownership of an equity interest in a member of the Newco Group, the amount of such Taxes that are Fox Taxes shall be determined by applying the “aggregate foreign cash position” (as defined in Section 965(c)(3)(A) of the Code) that would have applied to determine the amount of Tax imposed under Section 965 of the Code had Fox owned such member at the end of its taxable year,

(2) any Taxes imposed on Newco or any member of the Newco Group under Treasury Regulations Section 1.1502-6 (or any similar provision of other Law) as a result of Newco or any such member being or having been included as part of a Fox Federal Consolidated Income Tax Return or the Danaher United States federal consolidated income Tax Return (or similar consolidated or combined Tax Return under any other provision of Law),

(3) any Taxes not described in clause (1) or (2) (including any Taxes resulting from an Adjustment) of Fox or any Subsidiary or former Subsidiary of Fox (including any member of the Newco Group) for any Pre-Distribution Period and, with respect to a Straddle Period, the portion of such period ending at the end of the day on the Distribution Date (determined in accordance with Section 3.6),

(4) any Transaction Taxes, including any Transaction Taxes caused by a Fox Disqualifying Action,

(5) 100% of any Transfer Taxes, and

(ii) “Newco Taxes” shall mean, without duplication, the following Taxes (whether such Taxes are shown as due on a Tax Return as initially filed or result from an Adjustment):

(1) all liability for Taxes allocated to Newco pursuant to Article II, and

(2) any Transaction Taxes caused by a Newco Disqualifying Action.

provided, that to the extent a Tax would, but for this proviso, be a Fox Tax and a Newco Tax, such Tax shall be a Newco Tax only to the extent caused by a Newco Disqualifying Action and not caused by a Fox Disqualifying Action, and such Tax shall not be a Fox Tax to such extent.

5.2 Indemnification Payments. Except as otherwise provided in this Agreement, if either Party (the “Indemnitee”) is required to pay to a Taxing Authority a Tax or to another Person a payment in respect of a Tax that the other Party (the “Indemnifying Party”) is liable for under this Agreement, including as the result of a Final Determination, the Indemnitee shall notify the Indemnifying Party, in writing, of its obligation to pay such Tax and, in reasonably sufficient detail, its calculation of the amount due by such Indemnifying Party to the Indemnitee. The Indemnifying Party shall pay such amount to the Indemnitee no later than the later of (i) five (5) Business Days prior to the date on which such payment is due to the applicable Taxing Authority or (ii) fifteen (15) Business Days after the receipt of notice from the other Party.

5.3 Payment Mechanics. (a) Subject to Section 10.7, all payments under this Agreement shall be made by Fox directly to Newco and by Newco directly to Fox; provided, however, that the Party receiving any payment under this Agreement may designate a member of its Group to receive such payment on its behalf, and the Party making any payment under this Agreement may designate a member of its Group to make such payment on its behalf. All indemnification payments shall be treated in the manner described in Section 5.4.

(b) In the case of any payment of Taxes made by a Responsible Party or Indemnitee pursuant to this Agreement for which such Responsible Party or Indemnitee, as the case may be, has received a payment from the other Party, such Responsible Party or Indemnitee shall provide to the other Party a copy of any official government receipt received with respect to the payment of such Taxes to the applicable Taxing Authority (or, if no such official governmental receipts are available, executed bank payment forms or other reasonable evidence of payment).

5.4 Treatment of Payments. The Parties agree that any payment made among the Parties pursuant to this Agreement shall be treated, to the extent permitted by Law, for all Tax purposes as either (a) a contribution by Fox to Newco or (b) a distribution by Newco to Fox, in each case, made immediately prior to the Distribution, and therefore as an adjustment to the Cash Dividend (in the case of a payment from Fox to Newco, to the extent of the Cash Dividend), unless the Parties mutually agree to instead treat any such payment (or portion thereof) as an adjustment to the portion of the Direct Sales Purchase Price attributable to one or more Direct Sales (as such terms are defined in the Distribution Agreement).

ARTICLE VI

TAX CONTESTS

6.1 Notice. Each Party shall notify the other Party in writing within ten (10) days after receipt by such Party or any member of its Group of a written communication from any Taxing Authority with respect to any pending or threatened audit, claim, proposed assessment or dispute (a “Tax Contest”) concerning any Taxes for which the other Party may be liable pursuant to this Agreement, and thereafter shall promptly forward or make available to such Party copies of notices and communications relating to such Tax Contest.

6.2 Separate Returns. Except as provided in Section 6.5, in the case of any Tax Contest with respect to any Separate Return, the Party having the liability for the Tax pursuant to Article V shall have the responsibility and right to control the prosecution of such Tax Contest, including the right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of such Tax Contest; provided, that such Party shall (a) keep the other Party informed in a timely manner of all actions proposed to be taken by such Party and (b) not settle any such Tax Contest without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed, to the extent such settlement relates to a material indemnification obligation of the other Party under Article V for the relevant taxable period (or portion thereof).

6.3 Joint Return. Except as provided in Section 6.5, in the case of any Tax Contest with respect to any Joint Return (which for the avoidance of doubt shall include any Fox Federal Consolidated Income Tax Return), the Preparing Party (which for the avoidance of doubt shall be Fox for any Fox Federal Consolidated Income Tax Return) shall have the responsibility and right to control the prosecution of such Tax Contest, including the right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of such Tax Contest; provided, that to the extent that such Tax Contest relates to Taxes for which the other Party has an indemnification obligation pursuant to Article V, the Preparing Party shall (a) defend such Tax Contest diligently and in good faith, (b) keep the other Party informed in a timely manner of all actions proposed to be taken by the Preparing Party with respect to such Tax Contest (or to the extent practicable the portion of such Tax Contest that relates to Taxes for which the other Party is responsible pursuant to Article V) and (c) not settle any such Tax Contest without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed, to the extent such settlement relates to a material indemnification obligation of the other Party under Article V for the relevant taxable period (or portion thereof).

6.4 Obligation of Continued Notice. In addition to any other notice obligations set forth in this Article VI, during the pendency of any Tax Contest or threatened Tax Contest, each of the Parties shall provide prompt notice to the other Party of any written communication received by it or a member of its respective Group from a Taxing Authority regarding any Tax Contest for which it is indemnified by the other Party hereunder or for which it may be required to indemnify the other Party hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Taxing Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Taxing Authority in respect of any such matters. Such notice shall be provided in a reasonably timely fashion; provided, that in the event that timely notice is not provided, a Party shall be relieved of its obligation to indemnify the other Party only to the extent that such delay results in actual increased costs or actual prejudice to such other Party.

6.5 Tax Contests in Respect of Transaction Taxes.

(a) Newco Tax Contests. Newco shall be exclusively entitled to contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Contest relating to any Transaction Taxes that Newco acknowledges in writing would be solely the liability of Newco; provided, that unless waived by the Parties in writing, or Newco provides assurance of payment reasonably satisfactory to Fox, Newco shall (i) defend such Tax Contest diligently and in good faith, (ii) keep Fox informed in a timely manner of all actions proposed to be taken by Newco and (iii) provide copies of all correspondence or filings to be submitted to any Taxing Authority or judicial authority to Fox.

(b) Fox Tax Contests. Fox shall be exclusively entitled to contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Contest relating to any Transaction Taxes that Fox acknowledges in writing would be solely the liability of Fox; provided, that unless waived by the Parties in writing, or Fox provides assurance of payment reasonably satisfactory to Newco, Fox shall (i) defend such Tax Contest diligently and in good faith, (ii) keep Newco informed in a timely manner of all actions taken or proposed to be taken by Fox and (iii) provide copies of all correspondence or filings to be submitted to any Taxing Authority or judicial authority to Newco.

(c) Other Tax Contests.

(i) In the case of any Tax Contest that is not described in Section 6.5(a), (b) or (c)(ii) in which an Adjustment relating to Transaction Taxes is proposed, asserted or assessed, the statutorily liable Party shall initially be entitled to control such Tax Contest, acting reasonably and in good faith; provided, that:

(1) If, during the course of such a Tax Contest, either Party becomes aware that the non-controlling Party could reasonably be expected to have a material indemnification obligation pursuant to Article V (or otherwise could be liable for a material amount of Taxes allocated to it under Article V), such Tax Contest shall cease to be governed by this Section 6.5(c)(i) and shall instead be governed by Section 6.5(c)(ii) unless the non-controlling Party waives in writing its right to joint control; and

(2) The controlling Party shall:

(A) keep the non-controlling Party informed in a timely manner of all actions proposed to be taken by the controlling Party;

(B) provide the non-controlling Party with copies of any written materials relating to such potential Adjustment in such Tax Contest received from any Taxing Authority or judicial authority;

(C) consult with the non-controlling Party and timely provide the non-controlling Party with copies of any correspondence or filings to be submitted to any Taxing Authority or judicial authority in connection with such Tax Contest, such that the non-controlling Party has a reasonable opportunity to review and comment on such correspondence or filing before it is submitted to any Taxing Authority or judicial authority, and consider in good faith any reasonable comments made by the non-controlling Party;

(D) permit the non-controlling Party to participate in all proceedings with respect to such Tax Proceeding, including by permitting representatives of the non-controlling Party to attend any in person or telephonic meetings relating to such Tax Proceeding with any Taxing Authority or judicial authority;

(E) defend such Tax Contest diligently and in good faith as if it were the sole party in interest; and

(F) not agree to any settlement without the consent of both Parties, such consent not to be unreasonably withheld, delayed or conditioned.

The failure of the controlling Party to comply with the requirements of clauses (A) through (F) above shall not relieve the non-controlling Party of any liability or obligation that it may have to the controlling Party under this Agreement except to the extent that the non-controlling Party was actually prejudiced by such failure.

(ii) Fox and Newco shall jointly contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Contest relating to any Transaction Taxes if Newco could reasonably be expected to have a material indemnification obligation pursuant to Article V (or otherwise could be liable for a material amount of Taxes allocated to it under Article V).

(iii) The Parties shall negotiate in good faith to resolve all disputed issues relating to Tax Proceedings governed by this Section 6.5(c).

ARTICLE VII

COOPERATION

7.1 General. (a) Each Party shall fully cooperate, and shall cause all members of such Party’s Group to fully cooperate, with all reasonable requests in writing from the other Party, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of any Tax Return, claims for Refunds, the conduct of any Tax Contest, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of either Party or any member of either Party’s Group covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter and shall include, without limitation, at each Party’s own cost:

(i) the provision of any Tax Returns of either Party or any member of either Party’s Group, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii) the execution of any document (including any power of attorney) in connection with any Tax Contest of either Party or any member of either Party’s Group, or the filing of a Tax Return or a Refund claim of either Party or any member of either Party’s Group;

(iii) the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter; and

(iv) the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information in connection with the filing of any Tax Returns of any of either Party or any member of either Party’s Group.

Each Party shall make its employees and facilities available, without charge, on a mutually convenient basis to facilitate such cooperation.

7.2 Fox Tax Opinion. On the Distribution Date, Fox shall deliver to Newco a copy of the Fox Tax Opinion. If the Fox Tax Opinion does not include a technical analysis in support of the conclusions therein, then within five (5) Business Days after the Distribution Date, Fox shall also deliver to Newco a copy of the technical tax memorandum relating to the Fox Tax Opinion and prepared by the nationally recognized law firm or accounting firm that prepared the Fox Tax Opinion.

ARTICLE VIII

RETENTION OF RECORDS; ACCESS

8.1 Retention of Records. For so long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (i) sixty (60) days after the expiration of any applicable statutes of limitation (including any waivers or extensions thereof) and (ii) seven years after the Distribution Date, the Parties shall retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns (collectively, “Tax Records”) in respect of Taxes of any member of either the Fox Group or the Newco Group for any Pre-Distribution Period, Straddle Period, or Post-Distribution Period or for any Tax Contests relating to such Tax Returns. At any time after the Distribution Date that the Fox Group proposes to destroy such records or documents (and subject to any rights of Danaher to receive such records or documents pursuant to Section 8.1 of the Danaher TMA), the Fox Group shall first notify the Newco Group in writing and the Newco Group shall be entitled to receive such records or documents proposed to be destroyed. At any time after the Distribution Date that the Newco Group proposes to destroy such records or documents, it shall first notify the Fox Group in writing and the Fox Group shall be entitled to receive such records or documents proposed to be destroyed. The Parties will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

8.2 Access to Tax Records. The Parties and their respective Affiliates shall reasonably make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records relating to the Fox Group or the Newco Group (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Party and its Affiliates, authorized agents and representatives and any representative of a Taxing Authority or other Tax auditor direct access, during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items pursuant to this Agreement. The Party seeking access to the records of the other Party shall bear all costs and expenses associated with such access, including any professional fees.

ARTICLE IX

DISPUTE RESOLUTION

9.1 General. In the event of any dispute between the Parties as to any matter covered by this Agreement, the Parties shall appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by Fox and Newco and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm, but in no event later than the Due Date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of Fox and its Subsidiaries, except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be borne equally by the Parties.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 Coordination with Danaher TMA. (a) Any inability by Fox to provide any of the Tax Records, information regarding Tax Attributes or other information specifically listed in Exhibit C hereto under the heading “Inaccessible Tax Information” shall not result in a breach of any representation, covenant or obligation contained in this Agreement to the extent Fox does not have such information in its possession and is not and has not been permitted access to such information under the Danaher TMA.

(b) Fox shall use reasonable best efforts to obtain any information listed in Exhibit C hereto that it would, but for Section 10.1(a), be required to provide under this Agreement, including by requesting access to such information from Danaher, to the extent there is a reasonable basis for doing so under the terms of the Danaher TMA or otherwise.

(c) Newco shall use best efforts to take any of the actions specified in Exhibit C hereto under the heading “TMA Ongoing Obligations” to the extent necessary to allow Fox to comply with its obligations under the Danaher TMA.

10.2 Certain Provisions Incorporated By Reference. The provisions of Sections 9.2, 9.3, 9.4, 9.5, 9.7, 9.9, 9.13, 9.14 and 9.15 of the Distribution Agreement are hereby incorporated by reference mutatis mutandis.

10.3 Conflicting Agreements. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Distribution Agreement, this Agreement shall control with respect to the subject matter thereof.

10.4 Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the payment date.

10.5 Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the parties hereto, to the same extent as if such successor had been an original party to this Agreement. As of the Effective Time, this Agreement shall be binding on Ainge and Ainge shall be subject to the obligations and restrictions imposed on Newco hereunder, including, without limitation, with respect to the restrictions imposed on Newco under Section 4.2.

10.6 Application to Present and Future Subsidiaries. This Agreement is being entered into by Fox and Newco on behalf of themselves and the members of their respective Groups. This Agreement shall constitute a direct obligation of each such Party and shall be deemed to have been readopted and affirmed on behalf of any entity that becomes a Subsidiary of Fox or Newco in the future.

10.7 Assignability. This Agreement shall not be assigned by any Party without the prior written consent of the other Party hereto, except that each Party may assign its respective rights or delegate its respective obligations under this Agreement to any Affiliate of such Party; provided, however, that, in each case, no such assignment shall release such Party from any liability or obligation under this Agreement.

10.8 No Fiduciary Relationship. The duties and obligations of the Parties, and their respective successors and permitted assigns, contained herein are the extent of the duties and obligations contemplated by this Agreement; nothing in this Agreement is intended to create a fiduciary relationship between the Parties hereto, or any of their successors and permitted assigns, or create any relationship or obligations other than those explicitly described.

10.9 Further Assurances. Subject to the provisions hereof, the Parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

10.10 Survival. Notwithstanding any other provision of this Agreement to the contrary, all representations, covenants and obligations contained in this Agreement shall survive until the expiration of the applicable statute of limitations with respect to any such matter (including extensions thereof).

10.11 Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10. 11):

If to Fox, to:

c/o Fox Corporation

6920 Seaway Blvd

Everett, WA 98203

Attn: General Counsel

E-mail: peter.underwood@fortive.com

Facsimile: (425) 446-5007

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attn: Thomas W. Greenberg

E-mail: thomas.greenberg@skadden.com

Facsimile: (212) 735-2000

If to Ainge or Newco, to:

c/o Altra Industrial Motion Corp.

300 Granite Street

Suite 201

Braintree, MA 02184

Attn: Glenn E. Deegan, Vice President, Legal and Human Resources,

General Counsel and Secretary

Email: glenn.deegan@altramotion.com

Facsimile: (617) 671-0534

with a copy to:

Cravath, Swaine & Moore LLP

825 8th Avenue

New York, NY 10019

Attn: Kara L. Mungovan

Email: kmungovan@cravath.com

Facsimile: (212) 474-3700

Any notice to Fox will be deemed notice to all members of the Fox Group, and any notice to Newco will be deemed notice to all members of the Newco Group.

10.12 Effective Date. This Agreement shall become effective only upon the occurrence of the Distribution.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

Fortive Corporation

By
Name:
Title:

Stevens Holding Company, Inc.

By
Name:
Title:

Altra Industrial Motion Corp.

By
Name:
Title:

[Tax Matters Agreement Signature Page]

Annex E

FORM OF INTELLECTUAL PROPERTY CROSS-LICENSE AGREEMENT

THIS INTELLECTUAL PROPERTY CROSS-LICENSE AGREEMENT (this “Agreement”) is made as of [●] (the “Effective Date”) by and between Fortive Corporation, a Delaware corporation (“Fortive”), Altra Industrial Motion Corp, a Delaware corporation (“Altra”), on behalf of itself and its Subsidiaries, including Stevens Holding Company, Inc., a Delaware corporation (“Newco”) and the Direct Sales Purchasers (as defined below). Altra and Fortive are collectively referred to herein as the “Parties” and each individually referred to herein as a “Party.” Capitalized terms used herein without being defined in this Agreement shall have the respective meanings given such terms in the Separation and Distribution Agreement, dated as of March 7, 2018 (as amended, modified or supplemented from time to time in accordance with its terms, the “Distribution Agreement”), by and between Fortive, Newco and Altra.

WHEREAS, Fortive, Newco, Altra and McHale Acquisition Corp., a wholly owned subsidiary of Altra, have entered into the Merger Agreement, dated as of March 7, 2018 (as amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, Fortive or its Subsidiaries own certain Patents, Copyrights and Trade Secrets which may be used in the A&S Business as of the Effective Date;

WHEREAS, Altra desires to obtain a license from Fortive to use such Intellectual Property Rights on the terms set forth herein;

WHEREAS, Altra or its Subsidiaries own certain Patents, Copyrights and Trade Secrets which may be used in the businesses or assets of Fortive or its Subsidiaries (other than the A&S Business) as of the Effective Date (the “Fortive Business”); and

WHEREAS, Fortive desires to obtain a license from Ainge to use such Intellectual Property Rights on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

a.	“Altra Group” means the direct and indirect, wholly-owned Subsidiaries of Altra (but only as long as such entities remain direct or indirect, wholly-owned Subsidiaries of Altra).

b.	“A&S Licensed Copyrights and Trade Secrets” means those Copyrights (excluding any Trademarks) and Trade Secrets (i) owned or Licensable by Newco or its Subsidiaries as of the Effective Date, (ii) owned or Licensable by the Direct Sales Entities as of the Effective Date or (iii) included in the Direct Sales Assets as of the Effective Date, in each case, only if and to the extent used in the Fortive Business as of the Effective Date.

c.	“A&S Licensed IP” means the A&S Licensed Copyrights and Trade Secrets and the A&S Licensed Patents.

d.	“A&S Licensed Patents” means (i) those Patents owned or Licensable by Newco or its Subsidiaries as of the Effective Date, (ii) those Patents owned or Licensable by the Direct Sales Entities as of the

Effective Date or (iii) those Patents included in the Direct Sales Assets as of the Effective Date and (iv) those Patents filed by Altra or its Subsidiaries (including Newco, its Subsidiaries and the Direct Sales Entities) during the one (1)-year period following the Effective Date to the extent covering patentable subject matter (x) owned by Newco or its Subsidiaries as of the Effective Date, (y) owned by the Direct Sales Entities as of the Effective Date or (z) included in the Direct Sales Assets as of the Effective Date, in each case (i)-(iv), only if and to the extent that, absent a license, the conduct of the Fortive Business as of the Effective Date would infringe issued patents included in, or any patents that may issue on any patent applications included in, any of the foregoing.

e.	“Direct Sales Assets” has the meaning ascribed to such term in the Merger Agreement.

f.	“Direct Sales Entities” has the meaning ascribed to such term in the Merger Agreement.

g.	“Direct Sales Purchasers” has the meaning ascribed to such term in the Merger Agreement.

h.	“Distribution Date” means the date defined as such in the Separation and Distribution Agreement.

i.	“Excluded IP” means those Patents, Copyrights or Trade Secrets (i) comprising A&S Assets, Direct Sales Assets or assets of the Direct Sales Entities, (ii) which are contemplated to be transferred or otherwise provided pursuant to Section 1.3 of the Separation and Distribution Agreement, or licensed or otherwise provided under the Transition Services Agreement, or (iii) which are listed or described on Exhibit A hereto.

j.	“Fortive Licensed Copyrights and Trade Secrets” means those Copyrights (excluding any Trademarks) and Trade Secrets owned or Licensable by Fortive or its Subsidiaries (other than Newco and its Subsidiaries) as of the Effective Date, only if and to the extent used in or held for use in the A&S Business as of the Effective Date (including the Copyrights and Trade Secrets in the Technology that is embodied in the Newco Products) or embodied by the Technology otherwise delivered to Newco or its Subsidiaries or the Direct Sales Purchasers as of the Closing or pursuant to Section 1.3 of the Separation and Distribution Agreement; provided, however, that Fortive Licensed Copyrights and Trade Secrets shall not include any Excluded IP.

k.	“Fortive Licensed IP” means the Fortive Licensed Copyrights and Trade Secrets and the Fortive Licensed Patents.

l.	“Fortive Licensed Patents” means (i) those Patents owned or Licensable by Fortive or its Subsidiaries (other than Newco and its Subsidiaries) as of the Effective Date, and (ii) those Patents filed by Fortive or its Subsidiaries (other than Newco and its Subsidiaries or the Direct Sales Purchasers) during the one (1)-year period following the Effective Date to the extent covering patentable subject matter owned by Fortive or its Subsidiaries (other than Newco and its Subsidiaries or the Direct Sales Purchasers) as of the Effective Date and not otherwise transferred to Newco or its Subsidiaries or the Direct Sales Purchasers, in each case (i) and (ii), only if and to the extent that, absent a license, the conduct of the A&S Business as of the Effective Date would infringe issued patents included in, or any patents that may issue on any patent applications included in, any of the foregoing; provided, however, that Fortive Licensed Patents shall not include any Excluded IP.

m.	“Licensable” means, with respect to any Intellectual Property Right, the right to grant sublicenses to a party within the scope of the licenses set forth in Section 2, without the requirement to obtain consent from any third party; provided, however, that the sublicensor shall not be required to make payments to any third party for any fees, royalties or other costs in connection with such sublicense and the sublicensee shall have the right, but not the obligation to make any such payment.

n.	“Licensed IP” means the Fortive Licensed IP and A&S Licensed IP, collectively.

2.	LICENSE GRANT

(a) Subject to the fulfillment of the terms and conditions of this Agreement, Fortive (on behalf of itself and its Subsidiaries) hereby grants to Altra a worldwide, non-exclusive, royalty-free, sublicensable (for the benefit of

Newco or the Direct Sales Purchasers or incidental to or implied by the exercise of such license (including to subcontractors, distributors and end users), but except as expressly permitted under this Agreement, not for the independent use of third parties), perpetual, and irrevocable license, under the Fortive Licensed IP to (i) use any Trade Secrets included therein (subject to Section 4 (Confidentiality)), (ii) use, modify, reproduce, display, perform, distribute and create derivative works from any Copyrights included therein and (iii) use, make, manufacture, have made, import, sell and offer for sale any products or services that are covered by, embody or would otherwise infringe any Fortive Licensed Patents, and in the case of (i) – (iii), only with respect to those products, services, processes and activities of the A&S Business as of the Effective Date and any products, services, processes or activities that are equivalent or substantially similar to or improvements of such products, services, processes or activities. Altra shall ensure that each of its sublicensees complies with all applicable terms and conditions hereof and shall be directly liable hereunder in the event of any breach or non-compliance by any such sublicensees.

(b) Subject to the fulfillment of the terms and conditions of this Agreement, Altra (on behalf of itself and its Subsidiaries, including Newco and the Direct Sales Purchasers) hereby grants to Fortive a worldwide, non-exclusive, royalty-free, sublicensable (for the benefit of the Fortive Group or incidental to or implied by the exercise of such license (including to subcontractors, distributors and end users), but except as expressly permitted under this Agreement, not for the independent use of third parties), perpetual, and irrevocable license, under the A&S Licensed IP to (i) use any Trade Secrets included therein (subject to Section 4 (Confidentiality)), (ii) use, modify, reproduce, display, perform, distribute and create derivative works from any Copyrights included therein and (iii) use, make, manufacture, have made, import, sell and offer for sale any products or services that are covered by, embody or would otherwise infringe any A&S Licensed Patents, and in the case of (i) – (iii), only with respect to those products, processes and activities of the Fortive Business as of the Effective Date and any products, services, processes or activities that are equivalent or substantially similar to or improvements of such products, services, processes or activities. Fortive shall ensure that each of its sublicensees complies with all applicable terms and conditions hereof and shall be directly liable hereunder in the event of any breach or non-compliance by any such sublicensees.

3.	INTELLECTUAL PROPERTY RIGHTS

a. Subject to the license granted in Section 2(a), Fortive shall retain the entire right, title and interest in and to the Fortive Licensed IP including all intellectual property rights therein. For the avoidance of doubt, Fortive shall have the sole right to defend and enforce any and all intellectual property rights covering the Fortive Licensed IP.

b. Subject to the license granted in Section 2(b), Altra shall retain the entire right, title and interest in and to the A&S Licensed IP including all intellectual property rights therein. For the avoidance of doubt, Altra shall have the sole right to defend and enforce any and all intellectual property rights covering the A&S Licensed IP.

c. Subject to the ownership rights of Fox in the underlying Fortive Licensed IP, Fortive, on behalf of itself and its Subsidiaries, acknowledges and agrees that ownership of any of the new original elements of modifications to or derivative works created by or on behalf of Altra or its Subsidiaries from the Fortive Licensed IP shall reside with Altra. Subject to the ownership rights of Ainge in the underlying A&S Licensed IP, Altra, on behalf of itself and its Subsidiaries, acknowledges and agrees that ownership of any of the new original elements of modifications to or derivative works created by or on behalf of Fortive or its Subsidiaries from the A&S Licensed IP shall reside with Fortive. Neither Party shall have any obligation to make any such derivative work or modification available to the other Party, subject to each Party’s ownership rights in the underlying work.

d. All rights not expressly granted by a Party hereunder are reserved by such Party. Each party acknowledges that the licenses granted in Section 2(a) and Section 2(b) do not include any Intellectual Property Rights created, invented, developed or acquired by either Party after the Effective Date except as expressly permitted under Section 1(d) and Section 1(l).

4.	CONFIDENTIALITY

a. Certain non-public information and Intellectual Property Rights (collectively, the “Confidential License Information”) may be, or may have been prior to the date hereof, provided by a Party (or its Subsidiaries or Representatives) (the “Disclosing Party”) to the other Party (or its Subsidiaries or Representatives) (the “Receiving Party”). The Receiving Party agrees that (i) it will keep such Confidential License Information confidential, using at least the same degree of care used to protect its own confidential or proprietary information, but not less than reasonable care, to prevent the disclosure or accessibility to others of the Disclosing Party’s Confidential License Information and (ii) it will use the Disclosing Party’s Confidential License Information only for purposes expressly permitted under this Agreement. Each of the Parties will instruct its Subsidiaries and Representatives having access to such Confidential License Information of such obligation of confidentiality.

b. The requirements of Section 4(a) shall not apply to any and all information that the Receiving Party can show: (a) was already known to the Receiving Party at the time of disclosure and is not subject to a confidentiality obligation, except in the case of any Trade Secret received by the Receiving Party prior to the date hereof which shall still be subject to the requirements of Section 4(a); (b) is independently developed by the Receiving Party without breach of this Agreement; (c) is already in the public domain at the time of disclosure, or thereafter becomes publicly known other than as the result of a breach by the Receiving Party of its obligations under this Agreement; (d) is received from a third party without breach of this Agreement or a confidentiality obligation to the Disclosing Party known to the Receiving Party; or (4) is required by any Law or Governmental Authority to be disclosed, after prior notice has been given to the relevant Party to the extent such notice is permitted by applicable Law.

c. If, at any time, the Receiving Party determines that any of its Representatives has disclosed, or sought to disclose, Confidential License Information of the Disclosing Party in violation of this Agreement, or that the Receiving Party or any of its Representatives has engaged in activities that may lead to the unauthorized use or disclosure of any Confidential License Information of the Disclosing Party, the Receiving Party shall immediately take action to prevent any further unauthorized use or disclosure, including where appropriate, terminating the applicable personnel’s access to such Confidential License Information and immediately notifying the Disclosing Party. The Receiving Party will cooperate with the Disclosing Party in investigating any apparent unauthorized disclosure or use of the Confidential License Information of the Disclosing Party.

5.	TERM

a. The term of this Agreement shall commence on the Effective Date and continue until the last to lose protection of the A&S Licensed IP and the Fox Licensed IP.

6.	DISCLAIMER

EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY (ON BEHALF OF ITSELF AND ITS AFFILIATES) ACKNOWLEDGES AND AGREES THAT THE LICENSED IP IS PROVIDED “AS IS,” EACH PARTY ASSUMES ALL RISKS AND LIABILITIES ARISING FROM OR RELATING TO ITS USE OF, AND RELIANCE UPON, THE LICENSED IP, AND THAT NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES IN RESPECT OF THE LICENSED IP OF ANY KIND, NATURE OR DESCRIPTION, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT, AND FORTIVE AND ALTRA HEREBY EXPRESSLY DISCLAIM THE SAME.

7.	GENERAL PROVISIONS

a. Certain Provisions Incorporated by Reference. The provisions of Sections 8.1, 9.3, 9.7, 9.13, 9.14 and 9.15 of the Distribution Agreement are hereby incorporated by reference mutatis mutandis.

b. Press Releases and Announcements. Neither Party shall issue (and each Party shall cause its Affiliates not to issue) any press release or other public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Party.

c. Notices. The provisions of Section 9.6 of the Distribution Agreement are hereby incorporated by reference mutatis mutandis, except that the notices and communications delivered to Altra hereunder shall be delivered as set forth below.

If to Fortive:	With required copies to:
Fortive Corporation 6920 Seaway Blvd Everett, WA 98203 Attn: Peter C. Underwood, Senior Vice President, General Counsel & Secretary Email: peter.underwood@fortive.com Facsimile: (425) 446-5007	Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 Attn: Thomas W. Greenberg Email: thomas.greenberg@skadden.com Facsimile: (212) 735-2000
If to Altra:	With required copies to:

c/o Altra Industrial Motion Corp.

300 Granite Street

Suite 201

Braintree, MA 02184

Attn: Glenn E. Deegan, Vice President,

Legal and Human Resources,

General Counsel and Secretary

Email: glenn.deegan@altramotion.com

Facsimile: (617) 671-0534

Cravath, Swaine & Moore LLP 825 8th Avenue New York, New York 10019 Facsimile: (212) 474-3700 Attn: Thomas E. Dunn E-mail: tdunn@cravath.com

d. Incorporation of Other Documents. The other documents referred to herein and all documents and instruments contemplated hereby and thereby are incorporated herein by reference and made a part hereof but only with respect to the specific portions thereof referenced herein.

e. Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties.

f. Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor either Party’s rights or obligations hereunder may be assigned, transferred or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any Party without the prior written consent of the other Parties shall be void and of no effect. For purposes of the preceding sentence, and without limiting its generality, any merger, consolidation, or reorganization involving a Party (regardless of whether such Party is a surviving or disappearing entity) shall be deemed to be a transfer of rights under this Agreement for which the other Party’s prior written consent is required.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

FORTIVE CORPORATION

By:
Name: Title:

ALTRA INDUSTRIAL MOTION CORP.

By:
Name: Title:

Annex F

FORM OF TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (together with the Service Schedules hereto, the “TSA”) is made as of [●] (the “Effective Date”) by and among Fortive Corporation, a Delaware corporation (“Fox”), Stevens Holding Company, Inc., a Delaware corporation (together with its successors and assigns, “Newco”), and Altra Industrial Motion Corp., a Delaware corporation (“Ainge”).

W I T N E S S E T H:

WHEREAS, Fox is engaged, directly and indirectly, in the A&S Business;

WHEREAS, Fox, Newco, and Ainge have entered into a Separation and Distribution Agreement, dated as of March 7, 2018 (as amended, modified or supplemented from time to time in accordance with its terms, the “Distribution Agreement”), pursuant to which (i) Fox has agreed to transfer to Newco, and Newco has agreed to receive and assume, certain assets and liabilities of Fox’s A&S Business and (ii) following such transfer and the other transactions specified in the Distribution Agreement, Fox has agreed to effect the Distribution, all as more specifically described in, and subject to the terms of, the Distribution Agreement;

WHEREAS, Fox, Newco, Ainge and McHale Acquisition Corp. (“Merger Sub”) have entered into an Agreement and Plan of Merger and Reorganization, dated as of March 7, 2018 (as amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, prior to the Closing, the A&S Business received certain services from Fox and certain of its Affiliates and Fox and certain of its Affiliates received certain services from the A&S Business; and

WHEREAS, each Party desires that certain of these services continue to be provided after the Closing upon the terms and conditions set forth in this TSA.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this TSA, and intending to be legally bound, and for other good and valuable consideration, the receipt and sufficiency which are hereby acknowledged, the Parties hereto hereby agree as follows:

SECTION 1. Definitions Incorporated. All capitalized terms used but not otherwise defined in this TSA have the meaning ascribed to them in the Distribution Agreement or the Merger Agreement, as applicable.

SECTION 2. Additional Definitions. Unless the context otherwise requires, the following terms, in their singular or plural forms, used in this TSA shall have the meanings set forth below:

2.1 “Business Data” has the meaning set forth in Section 6.13 of this TSA.

2.2 “Confidential Information” has the meaning set forth in Section 11.1 of this TSA.

2.3 “Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated as of October 27, 2017, between Fox and Ainge.

2.4 “Cost” means the fees to be paid and costs and expenses incurred by Service Provider and its Affiliates in connection with providing such Services to Service Recipient as set forth in a Service Schedule.

2.5 “Cutover Plan” has the meaning set forth in Section 6.12 of this TSA.

2.6 “Disclosing Party” has the meaning set forth in Section 11.1 of this TSA.

2.7 “EAR” has the meaning set forth in Section 6.11 of this TSA.

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2.8 “Excluded Services” means a schedule of services that is attached to this TSA.

2.9 “Expiry Date” has the meaning set forth in Section 5.2 of this TSA.

2.10 “Force Majeure Event” has the meaning set forth in Section 7 of this TSA.

2.11 “Fox Business” means the business conducted by Fox and its Subsidiaries at Closing (for the avoidance of doubt, other than the A&S Business).

2.12 “Losses” means direct losses, damages, costs and expenses; provided, that “Losses” shall not include any (A) punitive, exemplary or special damages or (B) any indirect or consequential damages.

2.13 “Omitted Services” has the meaning set forth in Section 3.1.2 of this TSA.

2.14 “Party” means each of Fox and Newco.

2.15 “Receiving Party” has the meaning set forth in Section 11.1 of this TSA.

2.16 “Sales and Service Taxes” has the meaning set forth in Section 4.2.1 of this TSA.

2.17 “Service Provider” means a Party in its capacity as a provider of Services hereunder.

2.18 “Service Recipient” means a Party in its capacity as a recipient of Services hereunder.

2.19 “Service Schedule” means a schedule for Services that is attached to this TSA.

2.20 “Service Term” means the period of time during which Service Provider will provide each individual Service to Service Recipient as specified for such Service in the column titled “Service Term” in the Service Schedule.

2.21 “Services” means the services to be provided by Service Provider or an Affiliate of Service Provider to Service Recipient set forth in a Service Schedule.

2.22 “Term” has the meaning set forth in Section 5.2 of this TSA.

2.23 “Transition Term” has the meaning set forth in Section 5.1 of this TSA.

SECTION 3. Services Provided.

3.1 Agreement to Provide Services.

3.1.1 Services. Pursuant to the terms and conditions of this TSA and the applicable Service Schedules, Service Provider will, or will cause one or more of its Affiliates or third party contractors to, provide the Services described in each Service Schedule to Service Recipient in accordance with the service standards set forth in Section 6.1. Unless otherwise agreed by the Parties in a Service Schedule, Service Provider shall not be required to provide any Service in a location other than where such Service was performed prior to the Closing. Neither Service Provider nor any of its Affiliates will be required to render any Services in a particular location that would necessitate that Service Provider or any of its Affiliates qualify to do business in any location or jurisdiction other than the current locations and jurisdictions where Service Provider or any such Affiliate, as applicable, does business as of the Effective Date. Service Recipient agrees that the Services are for the sole use and benefit of Service Recipient and its Affiliates, in each case, solely with respect to the A&S Business or the Fox Business, as applicable, conducted at Closing. Service Recipient shall not resell any of the Services to any Person whatsoever and shall not permit the receipt or use of the Services by any Person other than for the conduct of the A&S Business or the Fox Business, as applicable, in the ordinary course consistent with past practice. For the avoidance of doubt, except as set forth in a Service Schedule executed by each Party, neither Service Provider nor any of its Affiliates shall be obligated to provide any other services to Service Recipient or any of its Affiliates.

3.1.2 Omitted Services. If either Party (a) identifies a service that (i)Fox provided to the A&S Business prior to the Closing that Ainge reasonably needs in order for the A&S Business to continue to

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operate in substantially the same manner in which the A&S Business operated prior to the Closing and such service was not set forth on the Service Schedules (other than an Excluded Service) or (ii) the A&S Business provided to Fox prior to the Closing that Fox reasonably needs in order for the Fox Business to continue to operate in substantially the same manner in which the Fox Business operated prior to the Closing, and such service was not set forth on the Service Schedules (other an Excluded Service) (the services referenced in clause (i) and clause (ii), the “Omitted Services”), and (b) provides a written change request (in the form agreed by the Parties) to the other Party requesting such Omitted Service within ninety (90) days after the Closing, then such other Party shall negotiate in good faith to provide such Omitted Service, as applicable; provided, however, that neither Party shall be obligated to provide any Omitted Service if it does not, in its reasonable judgment, have adequate resources to provide such Omitted Service. The compensation associated with any such Omitted Services will be determined in accordance with the terms set forth in Section 4.1. The Parties shall document such terms in a Service Schedule. Such Service Schedule shall describe in reasonable detail the nature, scope, service period(s) and other terms applicable to such Omitted Services. Each such Service Schedule shall be deemed part of this TSA as of the date of such agreement and the Omitted Services set forth therein shall be deemed “Services” provided under this TSA, in each case subject to the terms and conditions of this TSA.

3.1.3 Service Adjustments. After the Closing, if Service Provider or Service Recipient desires to adjust any Services or change the manner in which Services are provided (such adjustments and changes other than the addition of Omitted Services, “Service Adjustments”), then such Service Provider or Service Recipient, as applicable, will provide a written change request (in the form agreed to by the Parties) to the other Party, and the Parties shall negotiate in good faith to make such Service Adjustments; provided, however, that Service Provider shall not be obligated to provide any Service Adjustment if the Service Provider and Service Recipient are unable to reach agreement on the terms thereof (including with respect to compensation therefor) unless such Service Adjustment is required by a change in any Legal Requirement applicable to such Services. If the Parties agree to any Service Adjustment, then the Parties shall document such terms in an amendment to the applicable Service Schedule. Each amended Service Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and the Service Adjustments set forth therein shall be deemed “Services” provided under this TSA, in each case subject to the terms and conditions of this TSA.

3.2 Points of Contact; Disputes.

3.2.1 Points of Contact. With respect to the Services on a Service Schedule, each of Service Provider and Service Recipient has named a point of contact on such Service Schedule. Such points of contact shall be the initial points of contact with respect to any matters with respect to the day-to-day provision of such Services, including attempting to resolve any issues that may arise during the performance of such Services. Any reference in this TSA to the co-operation of the Parties, or the use of good faith efforts to negotiate between the Parties or any other contact or communication between the Parties, shall be deemed to be an obligation of such points of contact on behalf of the Parties and for communication to be, in the first instance, between the respective points of contact of Service Provider and Service Recipient and, if requested by a Party, the applicable functional leaders of each Party shall participate in such negotiation (e.g., if the Services subject to the Dispute concern IT, then the functional heads of the Parties for such IT services shall participate). If the points of contacts are not able to resolve a dispute within ten (10) Business Days (or such longer period as the points of contact may mutually agree), the terms in Section 3.2.2 shall apply. The points of contact may delegate authority to other Service Provider or Service Recipient personnel (as applicable) to act as initial points of contact with respect to certain Services or categories of Services as appropriate.

3.2.2 Disputes. In the event of any material dispute between the Parties relating to the Services or this TSA that is not resolved by the Parties’ respective points of contact pursuant to Section 3.2.1, the points of contact may escalate the dispute to senior management of the Parties, which for Fox shall

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initially be [●], and for Ainge or Newco shall initially be [●]. Within five (5) Business Days of the receipt by a Party of a notice from the other Party of the existence of a Dispute (the “Dispute Notice”), the receiving Party shall submit a written response to the other Party (the “Dispute Response”). Both the Dispute Notice and the Dispute Response shall include (i) a statement of the disputing Party’s position with regard to the Dispute and a summary of arguments supporting that position; and (ii) the name and title of the senior executive who will represent that Party in attempting to resolve the Dispute pursuant to this Section 3.2.2. Within five (5) Business Days of receipt of the Dispute Response, the designated executives shall meet (including by teleconference or video conference) and attempt to resolve the Dispute. All communications made in connection with this clause shall be confidential and shall not be referred to, or admissible for any purpose, in any subsequent proceedings. If any Dispute is not resolved within twenty (20) days of receipt of the Dispute Notice (or within such longer period as to which the Parties have agreed in writing), then the Parties may pursue all available remedies in accordance with Section 12.5. Each Party agrees that it will, unless otherwise directed or if rendered impracticable by the other Party, continue performing its other undisputed obligations under this TSA while any dispute is being resolved until the Expiry Date or the earlier termination of this TSA pursuant to Section 5.

SECTION 4. Compensation.

4.1 Compensation for Services. Subject to the terms and conditions in this TSA, the compensation to be paid by Service Recipient to Service Provider for each Service set forth in a Service Schedule during the Transition Term shall equal the Cost set forth in the applicable Service Schedule with respect to such Service. Except as otherwise set forth in a Service Schedule, for any Service where the price for the Services is expressed as a specified dollar amount per month, if such Services are provided for only a portion of the month, the Services will be deemed provided for a full month for purposes of determining the fees under this TSA.

4.2 Out-of-Pocket Costs and Expenses. Unless otherwise set forth on a Service Schedule, the prices for the Services set forth in the Service Schedules as of the Effective Date are exclusive of (a) any expenses related to travel (including long-distance and local transportation, accommodation and meal expenses and other incidental expenses) by Service Provider’s or its Affiliates’ personnel in connection with performing the Services; (b) all third party consultant and service provider fees incurred in connection with the Services; and (c) any other incremental out-of-pocket, third party costs for assets or services acquired to provide the Services, and all of the foregoing shall be charged by Service Provider to Service Recipient on a straight pass-through basis. For the avoidance of doubt, with respect to any costs and expenses described (i) in the foregoing clause (a), such costs and expenses shall be consistent with Service Provider’s general approach with respect to such types of costs and expenses and (ii) in the foregoing clauses (b) and (c), such costs and expenses shall be consistent with Service Provider’s general approach with respect to fees and payments to third parties or approved in advance if over $[●] on an annualized basis for any particular Service.

4.2.1 Except as expressly set forth in the Service Schedules, the prices set forth in the Service Schedules are exclusive of taxes. Service Recipient will pay and be liable for any and all sales, service, value added, or similar taxes imposed on, sustained, incurred, levied and measured by: (a) the cost, value or price of Services provided by Service Provider under this TSA; or (b) Service Provider’s cost in acquiring property or services used or consumed by Service Provider in providing Services under this TSA (collectively, the “Sales and Service Taxes”); provided, however, that (a) in the case of any value-added Taxes, Service Recipient shall not be obligated to pay such Taxes unless Service Provider has issued to Service Recipient a valid value-added tax invoice in respect thereof, and (b) in the case of all sales Taxes, Service Recipient shall not be obligated to pay such sales Taxes if and to the extent Service Recipient has provided any valid exemption certificates or other applicable documentation that would eliminate or reduce the obligation to collect or pay such sales Taxes. Such Sales and Service Taxes payable by Service Recipient shall be paid to Service Provider in accordance with Section 4.3 or

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as otherwise mutually agreed in writing by the Parties and under the terms of the applicable law that govern the relevant Sales and Service Taxes.

4.2.2 Each of Service Provider and Service Recipient shall pay and be responsible for all other Taxes applicable to each of them, including Taxes based on their own respective net income or profits or assets.

4.2.3 Payments for Services or other amounts under this TSA shall be made net of any required withholding taxes. Notwithstanding the foregoing, if Service Provider reasonably believes that a reduced rate of withholding applies or Service Provider is exempt from withholding, then Service Provider will notify Service Recipient and Service Recipient will apply such reduced rate of withholding or no withholding at such time as Service Provider provides Service Recipient with evidence reasonably satisfactory to Service Recipient that a reduced rate of or no withholding is required (and that all necessary administrative provisions or requirements have been completed). The Parties shall cooperate in good faith to reduce or eliminate the need to withhold. Service Recipient shall timely remit any amounts withheld to the appropriate taxing authority and shall provide Service Provider with a receipt or other documentation evidencing such payment, including the amount paid and the applicable taxing authority to which payment was made. Service Recipient shall not be required in any circumstances to pursue any refund of taxes withheld and paid over to a taxing authority; provided, however, that (a) Service Recipient will, at Service Provider’s reasonable request and at Service Provider’s expense, assist Service Provider in Service Provider’s pursuit of such refund of taxes, and (b) in the event that Service Recipient receives a refund of any amounts previously withheld from payments to Service Provider and remitted, Service Recipient shall promptly surrender such refund to Service Provider.

4.2.4 Each of Service Provider and Service Recipient shall promptly notify the other of any deficiency claim or similar notice by a taxing authority with respect to Sales and Service Taxes or withholding taxes payable under this TSA, and shall provide the other with such information as reasonably requested from time to time, and shall fully cooperate with the Service Provider or Service Recipient, as applicable, in connection with: (a) the reporting of any Sales and Service Taxes or withholding taxes payable pursuant to this TSA; (b) any audit relating to Sales and Service Taxes or withholding taxes pursuant to this TSA; and (c) any assessment, refund, claim or proceeding relating to such Sales and Service Taxes or withholding taxes.

4.2.5 Except as otherwise specifically provided in this TSA, Tax matters shall be exclusively governed by the Tax Matters Agreement, and in the event of any inconsistency between the Tax Matters Agreement and this TSA, the Tax Matters Agreement shall control. The procedures relating to indemnification for Tax matters shall be exclusively governed by the Tax Matters Agreement.

4.3 Terms of Payment. Service Provider will invoice Service Recipient for each Service at the prices and rates set forth in the applicable Service Schedule monthly in advance on or after the first day of each calendar month after Closing for the monthly fees due for such month or on such other invoicing schedule as is set forth in a Service Schedule. Service Provider shall also provide invoices to Service Recipient at the end of each calendar month after Closing in arrears for amounts, such as Sales and Service Taxes and/or other costs and expenses accrued or incurred in such month, that are payable in addition to the prices for the Services. Payment in full shall be made by Service Recipient by wire transfer in immediately available funds (or such other means as the Parties may mutually agree in writing) within thirty (30) days after receipt of an invoice submitted in good faith. Amounts not being paid on or before the date required to be paid hereunder shall constitute a material breach of this TSA and shall accrue interest at an annual rate of one month LIBOR plus sixty basis points (or the maximum legal rate, whichever is lower), prorated for the actual number of days elapsed, accrued from the date such payment was due hereunder until the date of the actual receipt of payment. In addition, Service Provider may suspend performance of the particular Service in the event that Service Recipient fails to timely pay all amounts in an invoice submitted in good faith within twenty (20) days after notice of non-payment from Service Provider, such notice to be provided to

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Service Recipient senior management set forth in Section 3.2.2. All amounts due for Services rendered pursuant to this TSA shall be billed and paid in United States dollars or the applicable currency for such Services set forth on the applicable Service Schedule hereto.

4.4 Audit. Not more than once during the Term, the Service Recipient shall have the right to audit Service Provider’s accounting records relating to the Services rendered hereunder solely for purposes of confirming the accuracy of the amounts invoiced by Service Provider. The Service Provider shall retain such accounting records and make them available to the Service Recipient’s auditors to comply with applicable law for a period of not less than seven (7) years from the close of each fiscal year of the Service Recipient during which Services were provided.

SECTION 5. Term and Termination.

5.1 Term for Services Provided. Unless a shorter period is otherwise set forth in a Service Schedule, Service Provider (or its Affiliates) shall provide each of the Services for a period commencing immediately after the Effective Time on the Effective Date and ending [●] ([●]) months following the Effective Date (the “Transition Term”). For the avoidance of doubt, in no event will Service Provider or any of its Affiliates be required to provide a Service (a) beyond the shorter specified term for such Service if the applicable Service Schedule provides for a term for such Service that is shorter than the Transition Term, or (b) if there is no such shorter term specified or agreed, as applicable, beyond the Transition Term. The Parties acknowledge and agree that it is their objective to have all Services and all related transition activities completed as soon as possible, with the stated goal of accelerating transition activities, where practical.

5.2 Term of TSA. Except as expressly provided otherwise in this Section 5 or elsewhere in this TSA or Service Schedule, the term of this TSA (the “Term”) shall be for a period commencing at the Effective Time and ending at 11:59 p.m. Eastern Time on the date that is [●] ([●]) months after the Effective Date (the “Expiry Date”). Notwithstanding anything to the contrary in this TSA, or the Service Schedules, in no event shall Service Provider have any obligation to provide any Services beyond the Expiry Date; provided, however, Service Recipient may within thirty (30) days prior written notice, request an extension of any Service Term. Any such request for extension of the Service Term will be considered in good faith and without unreasonable delay, and shall be subject to mutual written agreement by the Parties.

5.3 Termination of Individual Services by Service Recipient for Convenience. Service Recipient may, at any time after the Effective Date, terminate any individual Service provided under this TSA on a Service-by-Service basis upon written notice to Service Provider identifying the particular Service (or location) to be terminated and the effective date of termination, which date shall not be later than the end of the applicable Transition Term or earlier than thirty (30) days after Service Provider’s receipt of such notice of termination, unless Service Provider otherwise agrees in writing. Notwithstanding the foregoing, Service Recipient shall not be able to terminate any individual Service if any non-terminated Services are reasonably dependent upon the provision of the Services that Service Recipient is seeking to terminate. Once Service Recipient has terminated any of the Services, Service Recipient shall not be permitted to request such Services be resumed pursuant to this TSA.

5.4 Termination of Agreement. This TSA shall terminate on the earliest to occur of: (a) the Expiry Date; (b) the date on which the provision of all Services have been completed or terminated or been canceled pursuant to Section 5.3; and (c) the date on which this TSA is terminated pursuant to Section 5.5.

5.5 Termination for Cause. If either Party materially breaches any of its obligations under this TSA and such Party does not cure such breach within thirty (30) days after receiving written notice thereof from the non-breaching Party, the non-breaching Party may terminate this TSA, in whole or in part (with respect to the Services to which the breach relates), immediately by providing written notice of termination to the Party in breach. Notwithstanding the foregoing, if Service Recipient fails to pay all amounts in an invoice submitted in good faith for Services provided hereunder when due, and Service Recipient fails to cure its failure to pay such amounts within twenty (20) days of receipt of written notice to Service Recipient senior

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manager set forth in Section 3.2.2 thereof from Service Provider, Service Provider may suspend performance in accordance with Section 4.3 or may terminate the particular Service; provided that amounts disputed in good faith will be subject to the dispute resolution set out in Section 3.2 and any payment of amounts so disputed will not prejudice the rights of the Service Recipient pursuant thereto.

5.6 Termination Upon Insolvency. Further, this TSA may be terminated, effective immediately upon written notice, by Service Provider, on the one hand, or by Service Recipient, on the other hand, if the other Party files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency law or makes or seeks to make a general assignment for the benefit of its creditors or applies for or consents to the appointment of a trustee, receiver or custodian for it or a substantial part of its property.

5.7 Effect of Termination; Survival. In the event of the expiration or any termination of this TSA, Service Provider shall be entitled to all amounts due for the provision of Services rendered prior to the date of termination and such amounts will be determined in accordance with the prices set forth in the applicable Service Schedule(s) and will be paid by Service Recipient in accordance with the terms in this TSA. The following Sections shall survive the termination or expiration of this TSA: Section 1 and Section 2 (in each case as necessary to interpret any surviving provision hereunder), Section 4 (solely with respect to amounts accrued prior to the termination or expiration of this TSA), this Section 5.7, Section 6.8, Section 6.10, Section 6.13, Section 8.2, Section 9, Section 10, Section 11, and Section 12.

SECTION 6. Certain Covenants.

6.1 Standard for Service. Service Provider agrees (a) to perform any Services that it provides hereunder at substantially the same levels as those Services were provided by Service Provider prior to the Closing and with substantially the same standard of care at which the same or similar services were provided by or on behalf of such Service Provider prior to the Closing or, if not so previously provided, then substantially similar to those which are applicable to similar services provided to Service Provider’s Affiliates or other business units and (b) upon receipt of written notice from Service Recipient identifying any outage, interruption or other failure of an Service, to respond to such outage, interruption or other failure of such Service in a manner that is substantially similar to the manner in which such Service Provider or its Affiliates responds with respect to internally provided services. The Parties acknowledge that an outage, interruption or other failure of any Service shall not be deemed a breach of this Section 6.1 so long as the applicable Service Provider complies with the foregoing clause (c); provided that Service Recipient shall be excused from its obligations to pay any applicable compensation to such Service Provider during the continuance of such outage, interruption or other failure.

6.2 No Violation of Laws. Neither Service Provider nor its Affiliates (nor third party service providers) shall be required to provide all or any part of any particular Service or Services to the extent (and only to the extent) that providing such Service or Services would require Service Provider or its Affiliates to violate any applicable Legal Requirements. If Service Provider is or becomes aware of any such potential violation on the part of such Service Provider, such Service Provider shall promptly send a written notice to Service Recipient of any such potential violation. If, with respect to a Service, despite the use of commercially reasonable efforts, the performance of such Service by Service Provider would continue to constitute a violation of applicable Legal Requirements, such Service Provider shall use commercially reasonable efforts in good faith to provide such Services in a manner as closely as possible to the standards described in Section 6.1 that would apply absent the exception provided for in the first sentence of this Section 6.2.

6.3 Cooperation. It is understood that it will require significant efforts of all Parties to implement this TSA and to ensure performance hereunder at the agreed upon level and on the agreed upon timeframe (subject to all the terms and conditions of this TSA). The Parties will reasonably cooperate (acting in good faith) to effect a smooth and orderly transition of the performance of the Services provided hereunder from Service Provider and its Affiliates to Service Recipient and/or its Affiliates (including, as may be agreed by the Parties, with respect to the assignment or transfer of the rights and obligations under any third-party contracts relating to the Services). Such cooperation shall include the provision of such reasonable access to

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each Party to the other Party’s personnel and records as shall be reasonably necessary to facilitate the transition of the Services, including but not limited to reasonable administrative support and general assistance with knowledge transfer from Service Provider and at the Service Recipient’s cost (or if such conduct or activity is included in a Service, then at the cost set forth therefor in the Service Schedule). In addition, Service Recipient and its Affiliates shall not take any action (or fail to take any action) that would interfere with the ability of Service Provider or its Affiliates to provide the Services or that would materially increase the Cost therefor (without an undertaking by the Service Recipient to cover such increase). If a failure of Service Recipient to act in accordance with this Section 6.3 prevents or inhibits the provision of a Service hereunder, Service Provider or its Affiliates shall be relieved of its obligations to provide such Service to the extent affected until the failure has been remedied.

6.4 Means of Providing Services.

6.4.1 Subject to Section 6.1 and Section 6.5 and its obligation to perform the Services in accordance with the terms of this TSA and the Service Schedule, Service Provider shall determine the means and resources used to provide the Services. Without limiting the foregoing, Service Provider or its Affiliates may elect to modify or replace at any time (a) its policies and procedures; (b) any Affiliates and/or third parties that provide any Services; (c) the location from which any Service is provided; or (d) the intellectual property rights, information technology, products and services used to provide the Services; provided that, in each case, any such modification or replacement shall not adversely affect the Services or quality thereof in any material respect.

6.4.2 Service Recipient acknowledges that Service Provider may be providing similar services, and/or services that involve the same resources as those used to provide the Services, to its internal organizations, Affiliates and to third parties, and the provision of such similar services, in and of itself, shall in no way be deemed to be a breach of Service Provider’s obligations hereunder.

6.4.3 Subject to Section 6.1 and any limitations with respect to outages specified in any Service Schedule, Service Provider or its Affiliates may suspend the provision of the Services (or any part thereof), from time to time, to enable the performance of routine or emergency maintenance to the assets used in connection with the provision of the Services that are required to provide the Services; provided that (a) Service Provider shall use commercially reasonable efforts to perform any such routine maintenance outside of the normal business hours of Service Recipient and in accordance with the terms of the applicable Service Schedule; (b) Service Provider shall provide Service Recipient with reasonable prior notice of such suspension and the anticipated duration of the suspension, in each case to the extent practicable; and (c) Service Provider shall use commercially reasonable efforts to carry out the applicable maintenance and resume the provision of the applicable Services as soon as reasonably practicable.

6.5 Authorized Service Providers. Except as otherwise specified in a Service Schedule with respect to the Services under such Service Schedule, Service Provider or any of its Affiliates may, as it deems necessary or appropriate in providing the Services, (a) use the personnel of Service Provider or its Affiliates (it being understood that such personnel can perform the Services on behalf of Service Provider or its Affiliates on a full-time or part-time basis, as reasonably determined by Service Provider or its Affiliates in accordance with the obligations under this TSA relating to the provision of the Services); (b) employ the services of third parties who are in the business of providing such Services, provided that Service Provider’s use of a third party to perform the Services does not relieve Service Provider of its obligations pursuant to this TSA including with respect to (i) standard of service and care and (ii) maintenance of uninterrupted provision of Services as provided for hereunder, even during any transition of Services from Service Provider to such third party, and Service Provider shall use the same degree of care in selecting any such third party as it would if such third party was being retained to provide similar services to Service Provider, but in no event less than a reasonable degree of care; or (c) require the assignee or transferee of Service Provider or its Affiliates of the relevant personnel or assets pursuant to Section 12.8 to provide the applicable Services. In performing the Services, employees and representatives of Service Provider and its

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Affiliates shall, as between the Parties, be under the direction, control and supervision of Service Provider or its Affiliates (and not Service Recipient) and, as between the Parties, Service Provider or its Affiliates shall have the sole right and obligation to exercise all authority and control with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives. Service Recipient acknowledges and agrees that, except as set forth on the Service Schedules, it has no right hereunder to require that Service Provider or its Affiliates perform the Services hereunder with specifically identified employees or third parties and that the assignment of employees or third parties to perform such Services shall be determined in the sole discretion of Service Provider; provided that if Service Provider intends to transition performance of a Service to a third party that is being performed by its or its Subsidiaries’ employees, Service Provider shall provide Service Recipient ten (10) Business Days’ prior written notice of such transition; provided, further, that Service Provider will use commercially reasonable efforts to limit the disruption to Service Recipient in the transition of the Services to different personnel (whether employees or third parties).

6.6 Relationship of the Parties. Nothing contained in this TSA shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind among or between the Parties, each Party being individually responsible only for its obligations as set forth in this TSA. Service Provider and its Affiliates shall provide the Services hereunder in the capacity of an independent contractor and not as an employee, agent or joint venture counterparty of Service Recipient. Without limiting the foregoing, (a) Service Recipient shall not have any power or authority to bind Service Provider to any contract, undertaking or other engagement with any third party and (b) Service Provider shall not have any power or authority to bind Service Recipient to any contract, undertaking or other engagement with any third party.

6.7 Treatment of Employees.

6.7.1 Except as set forth in any Service Schedule, the Employee Matters Agreement or any other Transaction Document, employees of Service Recipient involved in the receipt of the Services shall remain as the employees of Service Recipient, and Service Recipient shall be solely responsible for the payment and provision of all wages, bonuses, severance, workers’ compensation insurance, unemployment insurance, employment taxes, commissions and employee benefit plans, programs or arrangements relating to such employees.

6.7.2 Except as set forth in the Employee Matters Agreement or any other Transaction Document, employees of Service Provider and its Affiliates involved in the provision and administration of the Services shall remain as the employees of Service Provider and its Affiliates, and Service Provider and its Affiliates shall be solely responsible for the payment and provision of all wages, bonuses, severance, workers’ compensation insurance, unemployment insurance, employment taxes, commissions and employee benefit plans, programs or arrangements relating to such employees.

6.8 No Violation of Third Party Agreements. If Service Provider reasonably believes that the provision of any Services will result in a violation of any third party agreement or that a third party’s consent, authorization or approval is necessary to provide the Services, then Service Provider will notify Service Recipient and the Parties shall cooperate in good faith to procure for Service Recipient, at Service Recipient’s cost and expense, any applicable licenses, enter into any appropriate agreement or obtain the necessary consent, authorization or approval in order to allow the Services to be provided in accordance with the terms set forth herein. All costs incurred as a result of the cooperation of the Parties pursuant to the immediately preceding sentence shall be borne by Service Recipient.

6.9 Information Provided by Service Recipient. Service Recipient will provide (or will cause to be provided) to Service Provider complete and accurate data and information to the extent available to the Service Recipient and to the extent necessary for Service Provider or its Affiliates to provide the Services. Service Provider and its Affiliates may rely on the completeness and accuracy of such data and information in connection with the provision of the Services to Service Recipient. Neither Service Provider nor its Affiliates will be liable or responsible for any failure to provide a Service in compliance with this TSA as a

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result of such data or information provided by Service Recipient being incomplete or inaccurate and Service Recipient will be responsible and liable therefor.

6.10 No License. Without limiting any rights granted under the Distribution Agreement (or any Ancillary Agreement other than this TSA thereunder), Service Provider and its Affiliates are not granting, and nothing hereunder shall be deemed to grant, any license under any intellectual property or proprietary rights of Service Provider and its Affiliates, and Service Provider and its Affiliates shall retain all right, title and interest in and to all such intellectual property and proprietary rights.

6.11 Import/Export.

6.11.1 With respect to all transactions for which Service Provider will provide Services pursuant to this TSA, Service Recipient shall be solely responsible for compliance with all applicable U.S. and non-U.S. laws and regulations relating to export controls, sanctions, and imports, including without limitation those regulations maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the Export Administration Regulations (“EAR”) maintained by the U.S. Department of Commerce, Bureau of Industry and Security, and the International Traffic in Arms Regulations (“ITAR”) maintained by the U.S. Department of State, Directorate of Defense Trade Controls. For all such transactions resulting in the export of goods, technology, or software from the United States, Service Recipient shall act as United States Principal Party in Interest under the EAR (15 C.F.R. Part 758) and the Foreign Trade Regulations (15 C.F.R Section 30.3). Service Recipient and Service Provider shall use commercially reasonable means to supply each other on a timely basis with documentation required to complete the export and/or importation process. Any performance obligation arising under this TSA is contingent upon the prior receipt by Service Recipient and/or its Affiliates of all necessary government authorizations, and Service Provider shall not be liable for any breach, non-performance, or delay in performance resulting from the failure by Service Recipient or its Affiliates to obtain any such authorization. Notwithstanding the terms of Section 10 of this TSA, Service Recipient agrees to reimburse Service Provider for reasonable out-of-pocket expenses actually incurred by Service Provider for responding to any government-initiated audit related to export and/or import transactions for which Service Provider provides Services under this TSA. Also notwithstanding the terms of Section 10 of this TSA, Service Recipient shall be liable for any surcharges, penalties or damages assessed or incurred for violations of export and/or import-related laws and regulations applicable to transactions for which Service Provider will provide Services under this TSA, except for violations caused by any deliberate and willful acts or omissions of Service Provider.

6.11.2 Notwithstanding the foregoing, Service Provider shall not be required to undertake or perform any obligation set forth in Section 6.11.1 if Service Provider (or one of its Affiliates) did not undertake or perform the applicable activity prior to Closing and Service Provider shall not be responsible for undertaking or performing any such obligation to a greater degree and extent than, or for incurring any expenses in connection therewith greater than, that undertaken, performed or incurred prior to Closing.

6.12 Transition Planning. Service Recipient shall, as soon as reasonably practicable following the Effective Date, and no later than [●], 2018, provide in writing to Service Provider a draft transition plan with respect to transfer or termination of the Services (the “Cutover Plan”), which Cutover Plan shall describe Service Recipient’s proposed transition activities and any transition assistance Service Recipient requests from Service Provider in connection with such transfer or termination. Service Provider will review and comment on the Cutover Plan and the Parties shall reasonably cooperate with each other to create a final Cutover Plan. The Cutover Plan shall provide for a completion date that is no later than the Expiry Date. Without limiting the obligations of the Service Provider under an applicable Service Schedule, during the applicable Transition Term, the Service Provider shall reasonably cooperate with and offer such commercially reasonable assistance to the Service Recipient at Service Recipient’s Cost as set forth therefor in the Service Schedule (or if not set forth in the Service Schedule, then at Service Recipient’s cost), as is necessary to implement the Service Recipient’s final Cutover Plan and the transfer of responsibility for the provision of the Services to Service Recipient or a new provider.

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6.13 Ownership of Business Data. For the purposes of this TSA, the term “Business Data” shall mean any and all business, accounting, personnel and customer-related data or other similar records, data and information, in each case, to the extent exclusively related to the business of Service Recipient that is generated, collected or serviced in connection with the Services (including without limitation, data that is associated with the services set forth on a Service Schedule). The Parties hereby agree that any and all such Business Data shall be owned exclusively by the Service Recipient and Service Provider (on its own behalf and on behalf of each of its Affiliates who may provide Services hereunder) hereby assigns and agrees to assign (and shall cause each Affiliate who provides Services hereunder) to Service Recipient all Intellectual Property Rights in such Business Data. Service Provider and its Affiliates shall not make any use of Business Data for any reason other than to provide Services hereunder or as required by law.

SECTION 7. Force Majeure.

Except for the obligation to pay for Services already provided, neither Party nor any of their respective Affiliates (nor any Person acting on its or their behalf) shall bear any responsibility or liability for any Losses arising out of any delay, inability to perform or interruption of its performance of obligations under this TSA due to events beyond the reasonable control of such Party (hereinafter referred to as a “Force Majeure Event”), including acts of God, acts of governmental authority, acts of the public enemy or due to terrorism, war, riot, flood, civil commotion, insurrection, strike or labor difficulty, severe or adverse weather conditions, lack of or shortage of electrical power, systemic malfunctions of equipment or software programs or any other cause beyond the reasonable control of Service Provider or its Affiliates or its or their third party service providers whose performance is affected by the Force Majeure Event. In such event, the obligations hereunder of such Party in providing the impacted Service or performing its obligations under this TSA shall be suspended for such time as its performance is suspended or delayed on account thereof but only to the extent that the Force Majeure Event prevents such Party or its Affiliates from performing its duties and obligations hereunder. During the duration of the Force Majeure Event, such Party shall use all commercially reasonable efforts to avoid or remove such Force Majeure Event and shall use all commercially reasonable efforts to resume its performance under this TSA with the least practicable delay. A Force Majeure Event shall not toll or otherwise extend the Transition Term. Service Recipient shall not be obligated to pay Service Provider for Services with respect to the period when Service Provider is not providing such Services due to a Force Majeure Event and Service Recipient waives all claims for damages related thereto.

SECTION 8. Representations and Warranties.

8.1 Authorization. Each Party represents and warrants that (a) it has the requisite power and authority to execute and deliver this TSA and to perform the transactions contemplated hereby; (b) all corporate or limited liability company, as the case may be, action on the part of such Party necessary to approve or to authorize the execution and delivery of this TSA and the performance of the transactions contemplated hereby to be performed by it has been duly taken; and (c) this TSA is a valid and binding obligation of such Party, enforceable in accordance with its terms, subject to the effect of principles of equity and the applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and other customary qualifications.

8.2 DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY (ON BEHALF OF ITSELF AND ITS AFFILIATES) (A) ACKNOWLEDGES AND AGREES THAT THE SERVICES ARE PROVIDED “AS IS,” (B) ASSUMES ALL RISKS AND LIABILITIES ARISING FROM OR RELATING TO ITS USE OF, AND RELIANCE UPON, THE SERVICES, AND (C) ACKNOWLEDGES AND AGREES THAT EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER TRANSACTION DOCUMENT, SERVICE PROVIDER MAKES NO REPRESENTATIONS OR WARRANTIES IN RESPECT OF THE SERVICES OR ANY FACILITIES, RESOURCES, OR ITEMS TO BE DELIVERED OR PROVIDED TO SERVICE RECIPIENT OF ANY KIND, NATURE OR DESCRIPTION, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT, AND SERVICE PROVIDER HEREBY EXPRESSLY DISCLAIMS THE SAME.

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SECTION 9. Indemnification.

9.1 Service Recipient Indemnification Obligation. Service Recipient shall defend, indemnify and hold harmless Service Provider and its Affiliates, and its and their respective shareholders, directors, partners, officers, employees and agents, against any and all Losses suffered, sustained, incurred or paid arising from or relating to breach by Service Recipient of its obligations under this TSA. If Service Recipient receives notice or knowledge of a claim as described in this Section 9, it shall promptly notify Service Provider in writing and give Service Provider all necessary information and assistance, and the exclusive authority to evaluate and settle such claim.

9.2 Service Provider Indemnification Obligation. Service Provider shall defend, indemnify and hold harmless Service Recipient and its shareholders, directors, partners, officers, employees and agents, against any and all Losses suffered, sustained, incurred or paid (including from any third-party claims) to the extent arising from breach by Service Provider of its obligations under this TSA.

SECTION 10. Limitations on Liability.

10.1 EXCLUSION OF CERTAIN DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS TSA, EXCEPT IN THE CASE OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NO PARTY SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO ANY OTHER PARTY HERETO OR ANY AFFILIATE OF ANY OTHER PARTY HERETO FOR ANY INCIDENTAL, SPECIAL, CONSEQUENTIAL, INDIRECT, EXEMPLARY OR PUNITIVE DAMAGES THAT ARISE OUT OF OR RELATE TO THIS TSA OR THE PERFORMANCE OR BREACH HEREOF, WHETHER SUCH DAMAGES OR OTHER RELIEF ARE SOUGHT BASED ON BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY OR ANY OTHER LEGAL OR EQUITABLE THEORY AND WHETHER OR NOT THE PARTY WAS AWARE OR ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.2 SERVICE PROVIDER LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS TSA, SERVICE PROVIDER (IN ITS CAPACITY AS PROVIDER OF SERVICES) SHALL NOT HAVE ANY LIABILITY TO SERVICE RECIPIENT (IN ITS CAPACITY AS RECIPIENT OF SERVICES) OR ANY AFFILIATE OF SUCH SERVICE RECIPIENT IN CONNECTION WITH, OR AS A RESULT OF, ANY ACTIONS, OMISSIONS, OR BREACHES OF SUCH SERVICE PROVIDER OR ITS AFFILIATES (OR THIRD PARTY SERVICE PROVIDERS) WITH RESPECT TO THIS TSA, INCLUDING THE PROVISION OF THE SERVICES, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, EXCEPT TO THE EXTENT SUCH SERVICE RECIPIENT INCURS ANY LOSSES RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SERVICE PROVIDER, AND SUCH SERVICE RECIPIENT ACKNOWLEDGES AND AGREES THAT IN SUCH CASE THE INDEMNIFICATION OBLIGATION SET FORTH IN SECTION 9.2 SHALL BE SUCH SERVICE RECIPIENT’S SOLE AND EXCLUSIVE REMEDY. SUBJECT TO APPLICABLE LAW AND WITHOUT LIMITING THE FOREGOING, SUCH SERVICE PROVIDER’S SOLE LIABILITY, AND SUCH SERVICE RECIPIENT’S SOLE AND EXCLUSIVE REMEDY, IN CONNECTION WITH ANY CLAIM (EXCEPT TO THE EXTENT ANY CLAIM ARISES FROM OR RELATES TO THE GROSS NEGLIGENCE OR WILLFUL BREACH OR MISCONDUCT OF SERVICE PROVIDER) UNDER THIS TSA SHALL BE RECOVERY OF ANY FEES PAID BY SUCH SERVICE RECIPIENT FOR THE SERVICES PROVIDED TO SUCH SERVICE RECIPIENT HEREUNDER. WITHOUT LIMITING THE FOREGOING, EXCEPT IN THE CASE OF GROSS NEGLIGENCE OR WILLFUL BREACH OR MISCONDUCT OF SERVICE PROVIDER, IN NO EVENT WILL THE TOTAL, CUMULATIVE, AGGREGATE LIABILITY OF SUCH SERVICE PROVIDER, WHETHER BASED UPON AN ACTION OR CLAIM IN CONTRACT, TORT (INCLUDING NEGLIGENCE), WARRANTY, MISREPRESENTATION, EQUITY OR OTHERWISE, EXCEED THE AMOUNTS PAID BY SUCH SERVICE RECIPIENT TO SUCH SERVICE PROVIDER FOR THE SERVICES PROVIDED DURING THE TERM OF THIS TSA.

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SECTION 11. Confidentiality.

11.1 Duty of Confidentiality. With respect to any non-public information disclosed by a Party (or its Affiliates or representatives) (the “Disclosing Party”) to the other Party (or its Affiliates or representatives) (the “Receiving Party”) for the purpose of this TSA or otherwise accessible to such Receiving Party during the performance hereunder which non-public information is either marked or otherwise identified as confidential or proprietary or would reasonably be considered confidential or proprietary in light of the nature of the information (collectively, the “Confidential Information”), the Receiving Party agrees that (i) it will keep such Confidential Information confidential, using at least the same degree of care used to protect its own confidential or proprietary information, but not less than reasonable care, to prevent the disclosure or accessibility to others of the Disclosing Party’s Confidential Information and (ii) it will use the Disclosing Party’s Confidential Information only for the purpose of performing its obligations under this TSA. The Receiving Party shall limit dissemination of and access to the Disclosing Party’s Confidential Information to only such of its Affiliates, advisers, employees, agents or contactors (including, in the case of Service Provider, any third party engaged to provide the Services hereunder) or consultants who have a need to know for the purpose of this TSA, provided that any third party to which Confidential Information is provided by a Receiving Party is subject to confidentiality obligations with respect to such Confidential Information at least as protective as the obligations set forth herein.

11.2 Exclusions. Specifically excluded from the foregoing obligations is any and all information that the Receiving Party can show: (a) is already known to the Receiving Party at the time of disclosure and is not subject to a confidentiality obligation (other than any information that is transferred to Service Recipient as an asset under the Distribution Agreement) or thereafter is independently developed by the Receiving Party without breach of this TSA; (b) is already in the public domain at the time of disclosure, or thereafter becomes publicly known other than as the result of a breach by the Receiving Party of its obligations under this TSA; or (c) is received from a third party without breach of this TSA or a confidentiality obligation to the Disclosing Party known to the Receiving Party.

11.3 Required Disclosures. If, upon advice of counsel, any Disclosing Party’s Confidential Information is required to be disclosed by law, regulation and/or legal process by the Receiving Party, then the Receiving Party shall promptly notify the Disclosing Party and, insofar as is permissible and reasonably practicable, give the Disclosing Party an opportunity to appear and to object to such production before producing the requested information. Any such production shall be limited to that portion of the Confidential Information required to be disclosed.

11.4 Destruction of Confidential Information. Upon the termination or expiration of this TSA, other than as required by applicable law, each Party, as a Receiving Party, shall destroy the Confidential Information of the Disclosing Party in such Receiving Party’s possession and provide a written certification of destruction with respect thereto to such Disclosing Party.

SECTION 12. Miscellaneous.

12.1 Notices. All notices, requests, demands and other communications under this TSA shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the U.S. return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as Federal Express), two business days after mailing; (c) if sent by facsimile transmission or e-mail before 5:00 p.m. Pacific Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission or e-mail after 5:00 p.m. Pacific Time and receipt is confirmed, on the following business day; or (e) if otherwise actually personally delivered, when delivered; provided that such notices, requests, demands and other communications are delivered to the physical address, e-mail address or facsimile

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number set forth below, or to such other address as any party shall provide by like notice to the other parties to this TSA:

If to Newco:

c/o Altra Industrial Motion Corp.

300 Granite Street

Suite 201

Braintree, MA 02184

Attention: Glenn E. Deegan, Vice President, Legal and Human Resources,

General Counsel and Secretary

Email: glenn.deegan@altramotion.com

Facsimile: (617) 671-0534

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

825 8th Avenue

New York, New York 10019

Facsimile: (212) 474-3700

Attention: Thomas E. Dunn

E-mail: tdunn@cravath.com

If to Fox:

Fortive Corporation

6920 Seaway Blvd

Everett, WA 98203

Attention: Peter C. Underwood, Senior Vice President, General Counsel & Secretary

Email: peter.underwood@fortive.com

Facsimile: (425) 446-5007

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Facsimile: (212) 735-2000

Attention: Thomas W. Greenberg

E-mail: thomas.greenberg@skadden.com

12.2 Entire Agreement. This TSA, including the schedules, exhibits and amendments hereto and the other agreements and documents referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms (it being understood that no provision in the Confidentiality Agreement shall limit any party’s rights or remedies in the case of fraud). This TSA shall not be modified or amended except by written instrument executed by each Party. The Service Schedules to this TSA shall be deemed incorporated in this TSA and shall form a part of it.

12.3 Waiver. The failure of a Party to insist upon strict performance of any provision of this TSA shall not constitute a waiver of, or estoppel against, asserting the right to require such performance in the future, nor shall a waiver or estoppel in any one instance constitute a waiver or estoppel with respect to a later breach of a similar nature or otherwise.

12.4 Severability. Any term or provision of this TSA which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability

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without rendering invalid or unenforceable the remaining terms and provisions of this TSA in any other jurisdiction. If any provision of this TSA is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

12.5 Governing Law; Forum. This TSA shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In any action between any of the Parties arising out of or relating to this TSA: (a) each of the parties hereto irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of any state court within the State of Delaware or, if under applicable Legal Requirements, exclusive jurisdiction over such matter is vested in the federal courts, any federal court in the State of Delaware and any appellate court from any thereof; (b) each of the parties irrevocably waives the right to trial by jury; and (c) each of the parties hereto irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, any claim (i) that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason; (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (iii) that (x) the claim, action, suit or other proceeding in any such court is brought in an inconvenient forum; (y) the venue of such claim, action, suit or other proceeding is improper; or (z) this TSA, or the subject matter hereof, may not be enforced in or by such courts. Each of the Parties hereto further agrees that, to the fullest extent permitted by applicable law, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth in Section 12.1 will be effective service of process for any claim, action, suit or other proceeding in any state court in the State of Delaware or, to the extent required by law, any federal court in the State of Delaware, with respect to any matters to which it has submitted to jurisdiction as set forth in this paragraph. The Parties hereto hereby agree that a final judgment in any such claim, suit, action or other proceeding will be conclusive, subject to any appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

12.6 Construction.

12.6.1 For purposes of this TSA, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

12.6.2 The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this TSA.

12.6.3 As used in this TSA, (a) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” (b) the words “hereof,” “herein” and “hereunder” and words of similar import shall refer to this TSA as a whole and note to any particular provision of this TSA, (c) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if,” (d) the word “will” shall have the same meaning and effect as the word “shall,” and (e) the words “or,” “any” or “either” are not exclusive.

12.6.4 Except as otherwise indicated, all references in this TSA to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this TSA and Exhibits or Schedules to this TSA.

12.6.5 The underlined headings contained in this TSA are for convenience of reference only, shall not be deemed to be a part of this TSA and shall not be referred to in connection with the construction or interpretation of this TSA.

12.6.6 Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof.

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12.6.7 Any payment to be made pursuant hereto shall be made in U.S. dollars and by wire transfer of immediately available funds.

12.7 Counterpart Execution. This TSA may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed agreement (in counterparts or otherwise) by facsimile or electronic transmission shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party shall re-execute original forms thereof and deliver them to the requesting Party. No Party shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation of a contract and each such Party forever waives any such defense.

12.8 Successors and Assigns. This TSA shall inure to the benefit of and shall be binding upon the Parties, their respective legal representatives, successors, and permitted assignees, and all Persons claiming by, through, or under right of any of the aforesaid Persons. No Party to this TSA may assign any of its rights and obligations under this TSA without the prior written consent of the other Party hereto; provided, however, that (a) Service Provider may freely assign this TSA, in whole or in part, and its rights and obligations hereunder (x) to an Affiliate of Service Provider or (y) in connection with a sale or restructuring of any of its businesses or assets and (b) a Party may assign this TSA in whole in connection with a merger transaction in which such Party is not the surviving entity.

12.9 No Third Party Rights. The provisions of this TSA are intended to bind and shall be enforceable by and inure solely to the benefit of the Parties to each other and are not intended and do not create rights, benefits, remedies or obligations of any nature whatsoever in any other Person, including any employee of the A&S Business, the Service Recipient or Service Provider, and no Person is intended to be or is a third party beneficiary of any of the provisions of this TSA. Notwithstanding the foregoing, the Persons that are indemnified pursuant to Section 9 shall be third party beneficiaries for the purposes of Section 9.

12.10 Ancillary Agreement. The Parties hereby acknowledge and agree that nothing in this TSA (including any breach hereof) shall affect any obligation of any Party under the Merger Agreement, the Distribution Agreement or the other Ancillary Agreements.

12.11 Guarantee by Ainge. Ainge unconditionally guarantees to Fox the due and punctual performance of the obligations of Newco under this TSA. This guaranty is an irrevocable guaranty of payment and performance (and not just of collection) and shall continue in effect notwithstanding any extension or modification of the terms of this TSA or any other act or event which might otherwise operate as a legal or equitable discharge of Ainge. Ainge waives all special suretyship defenses and notice requirements.

[SIGNATURE PAGES FOLLOW]

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WITNESS WHEREOF, the duly authorized officers or representatives of the Parties hereto have duly executed this TSA as of the date first written above.

FORTIVE CORPORATION

By:
Name: Title:

STEVENS HOLDING COMPANY

By:
Name: Title:

ALTRA INDUSTRIAL MOTION CORP.

By:
Name: Title:

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Annex G

[LETTERHEAD OF GOLDMAN SACHS & CO. LLC]

PERSONAL AND CONFIDENTIAL

March 7, 2018

Board of Directors

Altra Industrial Motion Corp.

Braintree, MA 02184

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Altra Industrial Motion Corp. (the “Company”) of the Consideration (as defined below) to be paid by the Company pursuant to the Agreement and Plan of Merger and Reorganization, dated as of March 7, 2018 (the “Merger Agreement”), by and among the Company, McHale Acquisition Corp., a wholly owned subsidiary of the Company (“Merger Sub”), Fortive Corporation (“Fox”) and Stevens Holding Company, Inc., a wholly owned subsidiary of Fox (“Newco”).

You have informed us that pursuant to the Separation and Distribution Agreement, dated as of March 7, 2018 (the “Separation Agreement”, and together with the Merger Agreement, the “Agreements”), by and among Fox, Newco and the Company, and the Merger Agreement, among other things, prior to the effective time of the Merger (as defined below), the following will occur: (i) Fox will transfer or cause to be transferred to Newco or one or more of its subsidiaries all of the A&S Assets (as defined in the Separation Agreement) (other than any Direct Sales Assets (as defined in the Separation Agreement) or any assets held by any Direct Sales Entity (as defined in the Separation Agreement) or any subsidiary of a Direct Sales Entity), and Newco or one or more of its subsidiaries will assume (or retain) or cause to be assumed (or retained) all of the A&S Liabilities (as defined in the Separation Agreement) (other than any Direct Sales Assumed Liabilities (as defined in the Separation Agreement) or any liabilities of any Direct Sales Entity and any subsidiary of a Direct Sales Entity) (the “Internal Restructuring”); (ii) Newco will (A) issue to Fox a number of shares of common stock, par value $0.01 per share (the “Newco Common Stock”), of Newco such that the number of shares of Newco Common Stock then outstanding will be equal to the number of shares of Newco Common Stock necessary to effect the Distribution (as defined below), (B) issue to Fox the Newco Securities (as defined in the Merger Agreement), and (C) distribute to Fox cash in an aggregate amount equal to the Basis Amount (as defined in the Separation Agreement) (collectively, the “Issuance”); (iii) Fox will transfer the Newco Securities to the Debt Exchange Parties (as defined in the Merger Agreement) in exchange for certain debt obligations of Fox held by the Debt Exchange Parties (the “Debt Exchange”); (iv) the Direct Sales Sellers (as defined in the Merger Agreement) will sell the Direct Sales Assets and the Direct Sales Entities (and their subsidiaries) to the Direct Sales Purchasers (as defined in the Merger Agreement), and the Direct Sales Purchasers will assume the Direct Sales Assumed Liabilities (the “Direct Sales”) for the Direct Sales Purchase Price (as defined in the Merger Agreement); (v) Fox will distribute to the holders of common stock, par value $0.01 per share (the “Fox Common Stock”), of Fox, all of the issued and outstanding shares of Newco Common Stock, either through a dividend to such holders on a pro rata basis, an exchange offer for currently outstanding shares of Fox Common Stock or a combination of a dividend and an exchange offer, as Fox may elect in its sole discretion (the “Distribution”); (vi) Merger Sub will be merged with and into Newco (the “Merger”), with Newco surviving the Merger as a wholly owned subsidiary of the Company, and 35,000,000 shares of common stock, par value $0.001 per share (the “Company Common Stock”), of the Company shall be issued in the aggregate to the holders of shares of Newco Common Stock (the “Aggregate Stock Consideration” and, together with the Direct Sales Purchase Price, as adjusted by the Section 1.16 Adjustment Payments (as defined below) and Section 3.5(f) of the Separation Agreement, the “Consideration”); and (vii) if the A&S Business 2017 Adjusted EBITDA (as defined in the Merger Agreement) is less than the amount set forth in Schedule 1.16 to the Merger Agreement, then Fox shall pay to the Company

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Altra Industrial Motion Corp.

March 7, 2018

Page Two

the Adjustment Payment (as defined in the Merger Agreement) and, if applicable, Fox shall elect to pay to the Company an additional amount in cash equal to the Adjustment Excess (as defined in the Merger Agreement) or to reduce the Aggregate Stock Consideration by the Ainge Share Amount Reduction (as defined in the Merger Agreement) (any such payments or reduction, the “Section 1.16 Adjustment Payments”).

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Fox, Newco and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transactions contemplated by the Agreements (collectively, the “Transactions”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transactions. We expect to receive fees for our services in connection with the Transactions, all of which are contingent upon consummation of the Transactions, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. At your request, an affiliate of Goldman Sachs & Co. LLC has entered into financing commitments and agreements to provide (i) the Company with committed financing (aggregate principal amount $1,640,000,000) under the Direct Sales Commitment Letter (as defined in the Merger Agreement) and (ii) Newco with committed financing (aggregate principal amount $400,000,000) under the Newco Commitment Letter (as defined in the Merger Agreement) in each case, in connection with the consummation of the Transactions and subject to the terms of such commitments and agreements and pursuant to which such affiliate expects to receive compensation. We also have provided certain financial advisory and/or underwriting services to Fox and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to the private placement of Fox’s 4.3% Notes due 2046, 3.15% Notes due 2026, 2.35% Notes due 2021 and 1.8% Notes due 2019 (aggregate principal amount $2,500,000,000) in June 2016; as the financial advisor to Danaher Corporation (“Danaher”), the former parent company of Fox, in connection with the spin-off of Fox from Danaher in July 2016; and as manager with respect to Fox’s offering of commercial paper in July 2016. We may also in the future provide financial advisory and/or underwriting services to the Company, Fox, Newco and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Merger Agreement; the Separation Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2017; the annual report to stockholders and Annual Report on Form 10-K of Fox for the two years ended December 31, 2017; the Registration Statement on Form 10, including the information statement contained therein, dated December 3, 2015, as amended, relating to the spin-off of Fox from Danaher; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Fox; certain other communications from the Company and Fox to their respective stockholders; certain publicly available research analyst reports for the Company and Fox; certain unaudited historical financial information relating to the A&S Business (as defined in the Merger Agreement) prepared by the management of Fox; certain internal financial analyses and forecasts for the A&S Business prepared by the management of Fox; certain internal financial analyses and forecasts for the Company standalone and pro forma for the Transactions and certain financial analyses and forecasts for the A&S Business, in each case, as prepared by the management of the Company and approved for our use by the Company (the “Forecasts”); certain operating synergies projected by the management of the Company to result from the Transactions, as approved for our use by the Company (the

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Altra Industrial Motion Corp.

March 7, 2018

Page Three

“Synergies”); and an estimate of the amount of the Section 1.16 Adjustment Payments prepared by the management of the Company and approved for our use by the Company (the “Adjustment Estimate”). We have also held discussions with members of the senior managements of the Company and Fox regarding their assessment of the past and current business operations, financial condition and future prospects of the A&S Business, and with the members of senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and the strategic rationale for, and the potential benefits of, the Transactions; reviewed the reported price and trading activity for the shares of Company Common Stock and the shares of Fox Common Stock; compared certain financial information for NewCo and certain financial and stock market information for the Company with similar financial and stock market information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, the Synergies and the Adjustment Estimate have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company, Newco or Fox or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any adverse effect on the Company, Newco or Fox or on the expected benefits of the Transactions in any way meaningful to our analysis. We also have assumed that the Transactions will be consummated on the terms set forth in the Agreements, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transactions, or the relative merits of the Transactions as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the Company, as of the date hereof, of the Consideration to be paid by the Company pursuant to the Merger Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreements or Transactions or any term or aspect of any other agreement or instrument contemplated by the Agreements or entered into or amended in connection with the Transactions, including, without limitation, any allocation of the Consideration, the Internal Restructuring, the Issuance, the Debt Exchange, the Distribution or any indemnification or adjustments contemplated by the Agreements; the fairness of the Transactions to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, Newco or Fox, or any class of such persons, in connection with the Transactions, whether relative to the Consideration to be paid by the Company pursuant to the Merger Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Company Common Stock will trade at any time or as to the impact of the Transactions on the solvency or viability of the Company, Newco or Fox or the ability of the Company, Newco or Fox to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the

Board of Directors

Altra Industrial Motion Corp.

March 7, 2018

Page Four

Transactions and such opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to such Transactions or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid by the Company pursuant to the Merger Agreement is fair from a financial point of view to the Company.

Very truly yours,

/s/ Goldman Sachs & Co. LLC

(GOLDMAN SACHS & CO. LLC)

Annex H

CONFIDENTIAL

March 6, 2018

Board of Directors

Altra Industrial Motion Corp.

300 Granite Street Suite 201

Braintree, MA 02184

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Altra Industrial Motion Corp. (the “Company”), of the Consideration (as defined below) to be paid to Fortive Corporation (“Fortive”) and its stockholders pursuant to (a) an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) to be entered into by and among the Company, McHale Acquisition Corp., a wholly owned subsidiary of the Company (“Merger Sub”), Fortive and Stevens Holding Company, Inc., a wholly owned subsidiary of Fortive (“Newco”), and (b) a Separation and Distribution Agreement (the “Separation Agreement” and, together with the Merger Agreement, the “Transaction Agreements”) to be entered into by and among the Company, Fortive and Newco. As more fully described in the Merger Agreement, Merger Sub will be merged with and into Newco, following which Newco will be a wholly owned subsidiary of the Company (the “Merger”). Pursuant to the Merger, the stockholders of Fortive will receive, in the aggregate, 35,000,000 shares of the Common Stock of the Company, $0.001 par value per share (“Company Common Stock”) (the “Equity Consideration”), in exchange for the shares of the Common Stock of Newco, par value $[0.01] per share (“Newco Common Stock”), held by the stockholders of Fortive immediately prior to the Merger.

The Separation Agreement contemplates that, among other things, (a) prior to the consummation of the Merger, certain assets and liabilities of Fortive that relate to the A&S Business (as defined in the Merger Agreement, the “A&S Business”) will be assigned, transferred, conveyed and delivered to Newco (the “Newco Transfer”) in exchange for (i) Fortive’s receipt of a number of additional shares of Newco Common Stock (the “Additional Newco Shares”) such that the number of shares of Newco Common Stock then outstanding shall be equal to the number of shares of Newco Common Stock necessary to effect the Distribution (as defined below), (ii) Fortive’s receipt of debt securities representing certain indebtedness of Newco (the “Newco Securities”), and (iii) a cash dividend in the aggregate amount of approximately $175 million payable to Fortive (the “Fortive Dividend” and, together with the Additional Newco Shares and the Newco Securities, the “Transfer Consideration”), and (b) following the Newco Transfer and the delivery of the Transfer Consideration, Fortive will (i) distribute all of the outstanding shares of Newco Common Stock by way of an offer to exchange (an “Exchange Offer”) for shares of the Common Stock of Fortive, par value $0.01 per share (“Fortive Common Stock”), or a pro rata distribution to the holders of Fortive Common Stock (a “Spin-Off”), or a combination of an Exchange Offer and a Spin-Off (whether through an Exchange Offer, a Spin-Off or a combination thereof, the “Distribution”) and (ii) transfer the Newco Securities to certain persons in exchange for certain debt obligations of Fortive (the “Debt Exchange”). The Merger Agreement also contemplates that, immediately prior to the consummation of the Merger, certain subsidiaries of Fortive will sell certain assets of the A&S Business and equity interests in certain subsidiaries of Fortive directly to certain subsidiaries of the Company (the “Direct Sales”), in exchange for a cash payment (the “Direct Sales Purchase Price”). For purposes of this opinion, we have assumed that the Fortive Dividend, the Newco Securities and the Direct Sales Purchase Price will be paid in the form of cash and cash equivalents in an aggregate amount of $1.4 billion (the “Cash Consideration”). The

Board of Directors

Altra Industrial Motion Corp.

March 6, 2018

Equity Consideration and the Cash Consideration are collectively referred to herein as the “Consideration.” The Newco Transfer, the delivery of the Transfer Consideration, the Distribution, the Debt Exchange, the Direct Sales, the related financings, debt incurrences and other transactions contemplated by the Transaction Agreements, are collectively referred to herein as the “Related Transactions,” and the Merger and the Related Transactions are collectively referred to herein as the “Transaction.” The terms and conditions of the Transaction are more fully set forth in the Transaction Agreements.

KeyBanc Capital Markets Inc. (“KBCM”), as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

In connection with rendering this opinion, we have reviewed and analyzed, among other things, the following: (i) drafts, dated March 4, 2018, of the Transaction Agreements, which we understand to be in substantially final form; (ii) certain financial and operational information supplied to us by the Company directly and via an online data room; (iii) certain publicly available historical financial statements and other business and financial information of the Company, Fortive and the A&S Business; (iv) certain other internal information, primarily financial in nature, including projections, concerning the business and operations of the Company, Fortive and the A&S Business furnished to us by the Company for purposes of our analysis; (v) certain publicly available information concerning the trading of, and the trading market for, Company Common Stock and Fortive Common Stock; (vi) information regarding estimated synergies and integration expenses that Company management expects will result from the Transaction; (vii) certain publicly available information with respect to certain other publicly traded companies that we believe to be comparable to the Company and the A&S Business and the trading markets for certain of such other companies’ securities; and (viii) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have also met with certain officers and employees of the Company to discuss the business, financial condition, operations and prospects of the Company and the A&S Business, certain aspects related to the Transaction (including strategic, financial and operational benefits anticipated from the Transaction), as well as other matters we believed relevant to our inquiry. We have also performed such other financial studies and analyses and considered such other data and information as we deemed appropriate.

In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to or otherwise reviewed by or discussed with us or publicly available and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading in any material respect. We have also assumed that the representations and warranties of the Company, Merger Sub, Fortive and Newco contained in the Transaction Agreements are and will be true and correct in all respects material to our analysis. We have not been engaged to, and have not independently attempted to, verify any of such information or its accuracy or completeness. We have also relied upon the management of the Company as to the reasonableness and achievability of the financial and operating projections and expected synergies (and the assumptions and bases therefor) provided to us and, with your consent, we have assumed that such projections were reasonably prepared on bases that reflect the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and the A&S Business and other matters covered thereby. We have not been engaged to assess the reasonableness or achievability of such projections and expected synergies or the assumptions on which they were based, and we express no view as to such projections, expected synergies or assumptions. In addition, we have not conducted a physical inspection, valuation or appraisal of any of the assets (including properties or facilities) or liabilities of the Company, Fortive

Board of Directors

Altra Industrial Motion Corp.

March 6, 2018

or the A&S Business nor have we been furnished with any such inspection, valuation or appraisal. As you are aware, we did not have access to, and did not meet with, the management of the A&S Business. Accordingly, with your consent, we have relied upon the accuracy and completeness of the financial and other information regarding the A&S Business provided to us by the Company. We are also not expressing any view or opinion with respect to, and, at your direction, we have relied upon, the assessments of representatives of the Company regarding legal, regulatory, accounting, tax and similar matters relating to the Company or the Transaction, as to which matters we understand that the Company obtained such advice as it deemed necessary from qualified advisors and professionals. We have also assumed that all governmental, regulatory or other consents, releases and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Transaction that would be meaningful to our analysis.

We have not been asked to, nor do we, offer any opinion as to the material terms of the Transaction Agreements or the form of the Transaction (other than the Consideration to the extent expressly specified herein). In rendering our opinion, we have assumed, with your consent, that the final executed Transaction Agreements will not differ in any material respect from the drafts that we have examined, and that the conditions to the Transaction as set forth in the Transaction Agreements will be satisfied and that the Transaction will be consummated on a timely basis on the terms set forth in the Transaction Agreements without waiver, modification or amendment of any term or condition that would be meaningful to our analysis. We have not formally solicited, nor were we asked to solicit, third party interest in a transaction involving the Company.

It should be noted that this opinion is based on economic and market conditions and other circumstances existing on, and information made available to us as of, the date hereof and does not address any matters subsequent to such date. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, to the Company, of the Consideration to be paid to Fortive and its stockholders pursuant to the Transaction Agreements and does not address the Company’s underlying business decision to engage in the Transaction or any other terms of the Transaction or the fairness of the Transaction, or any consideration paid in connection therewith, to creditors or other constituencies of the Company. In addition, we do not express any opinion as to the fairness of the Transaction or the amount or the nature of the compensation now paid or to be paid to any of the directors, officers or employees of the Company, or class of such persons, relative to the consideration to be paid to public shareholders of the Company. We have not evaluated nor do we express any opinion on the solvency or viability of the Company, Fortive or their respective affiliates or the ability of the Company, Fortive or their respective affiliates to pay their respective obligations when they come due. It should be noted that although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm our opinion. This opinion has been approved by a fairness committee of KBCM.

We will receive a fee in connection with the delivery of this opinion. In addition, the Company has agreed to reimburse us for certain expenses and to indemnify us under certain circumstances for certain liabilities that may arise out of our engagement. We have in the past provided investment banking services to the Company for which we have received customary compensation. In October 2015, we served as the Joint Lead Arranger and Joint Bookrunner for the Company’s $350 million Senior Secured Credit Facilities. These credit facilities were subsequently amended and increased to $425 million in October 2016, in support of the Company’s acquisition of Stromag, and our commitment was correspondingly increased to $71.5 million. We also provide equity research coverage in the Company’s stock. Except as described above, during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company or Fortive. In the ordinary course of our businesses, we and our affiliates, employees of us and our affiliates, and funds or other entities that such persons

Board of Directors

Altra Industrial Motion Corp.

March 6, 2018

manage or invest in or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Fortive, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the Transaction, in each case for our own account or for the accounts of customers. We may in the future provide financial advisory and/or underwriting services to the Company and its affiliates and to Fortive and its affiliates for which we may receive compensation.

It is understood that this opinion was prepared for use of the Board of Directors of the Company in connection with and for the purpose of its evaluation of the proposed Transaction. Our opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction or any other matter.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Consideration to be paid to Fortive and its stockholders pursuant to the Transaction Agreements is fair, from a financial point of view, to the Company.

Very truly yours,

KEYBANC CAPITAL MARKETS INC.

Annex I

FORM OF CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALTRA INDUSTRIAL MOTION CORP.

Altra Industrial Motion Corp, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1.    The name of the Corporation is Altra Industrial Motion Corp. pursuant to the Certificate of Ownership and Merger Merging Altra Merger Sub, Inc., a Delaware corporation, with and into Altra Holdings, Inc., a Delaware corporation, dated as of, and filed with the Secretary of State of the State of Delaware on, November 11, 2013.

2.    That at a meeting of the Board of Directors of the Corporation (the “Board of Directors”) resolutions were duly adopted on March 6, 2018 setting forth a proposed amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof.

3.    That the text of such amendment is as follows:

The first sentence of Article IV of the Second Amended and Restated Certificate of Incorporation of the Corporation is hereby deleted in its entirety and replaced as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is 130,000,000 shares, of which (i) 120,000,000 shares shall be a class designated as common stock, par value $0.001 per share (the “Common Stock”), and (ii) 10,000,000 shares shall be a class designated as undesignated preferred stock, par value $0.001 per share (the “Preferred Stock”).”

4.    That thereafter, pursuant to resolution of the Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held on , 2018 upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of such amendment.

5.    That such amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the Sate of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation to be signed this             day of             , 2018.

ALTRA INDUSTRIAL MOTION CORP.,

by
Carl R. Christenson
Chief Executive Officer

I-1

Annex J

ALTRA INDUSTRIAL MOTION CORP.

2014 OMNIBUS INCENTIVE PLAN

(As amended and restated [            ], 2018)

1. Purpose. The purpose of this ALTRA INDUSTRIAL MOTION CORP. 2014 OMNIBUS INCENTIVE PLAN (the “Plan”) is to assist Altra Industrial Motion Corp., a Delaware corporation (the “Company”), and its Related Entities (as hereinafter defined) in attracting, motivating, retaining and rewarding high-quality executives and other key employees, officers, directors, consultants and other persons who provide services to the Company or its Related Entities by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s shareholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of shareholder value. This Plan was adopted by the Board on February 12, 2014 and was approved by shareholders on April 24, 2014. Upon its effectiveness in 2014, the Plan replaced in its entirety the Prior Plan, as defined herein. The Plan was amended and restated, and approved by shareholders, on April 26, 2017 and on [            ], 2018. With respect to Awards that were outstanding as of each date that shareholders approved such amendments, such Awards will remain subject to terms and conditions of the Plan that were in effect immediately prior to such approval, except that the total number of Shares available for grant under the Plan (and the other provisions of Section 4(a)) described herein will apply to such Awards, provided the Closing, as defined herein, occurs.

2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof.

(a) “Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Deferred Stock Award, Shares granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award, Performance Award, Cash Award or other incentive award payable in cash or Shares or a combination thereof, together with any other right or interest, granted to a Participant under the Plan.

(b) “Award Agreement” means any written or electronic agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder, which may, but does not need to be, executed by the Company or the Participant.

(c) “Beneficiary” means the person, persons, trust or trusts that have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Section 10(b) hereof. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(d) “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act and any successor to such Rule.

(e) “Board” means the Company’s Board of Directors.

(f) “Cash Award” means an Award of cash granted to a Participant under Section 6(j) hereof.

(g) “Cause” shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of an Award Agreement or any definition in the Award Agreement, “Cause” shall have the equivalent meaning or the same meaning as “cause” or “for cause” set forth in any employment, consulting, or other agreement for the performance of services between the Participant and the Company or a Related Entity. In the absence of any such agreement or the absence of a definition of “cause” or “for cause” in any such agreement, such term shall mean (i) the failure by the Participant to perform, in a reasonable manner, his or her duties as assigned by the Company or a Related Entity, (ii) any violation or breach by the Participant of his or her employment, consulting or other similar agreement with the Company or a Related Entity, if any, or any policies and procedures established from time to time by the Company or any Related Entity, (iii) any violation or breach by the Participant of any non-competition, non-solicitation, non-disclosure and/or other similar agreement with the Company or a Related Entity, (iv) any act by the Participant of dishonesty or bad faith with respect to the Company or a Related Entity, (v) any involvement by the Participant in fraud, misappropriation or embezzlement related to the business or property of the Company, (vi) use of alcohol, drugs or other similar substances in a manner that adversely affects the Participant’s work performance, or (vii) the commission by the Participant of any act, misdemeanor, or crime reflecting unfavorably upon the Participant or the Company or any Related Entity. The good faith determination by the Committee of whether the Participant’s Continuous Service was terminated by the Company for “Cause” shall be final and binding for all purposes hereunder.

(h) “Change in Control” means a Change in Control as defined with related terms in Section 9(b) of the Plan.

(i) “Closing” means the consummation of the proposed transactions contemplated by the Merger Agreement.

(j) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(k) “Committee” means the Company Compensation Committee, and any committee designated thereafter by the Compensation Committee, to administer the Plan. If the Compensation Committee seeks to designate a separate committee to administer the Plan, that committee shall consist of at least two directors, and each member of the committee shall be (i) a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule) under the Exchange Act, unless administration of the Plan by “non-employee directors” is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the Plan, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) “Independent”.

(l) “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a director) or entity who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(m) “Continuous Service” means the uninterrupted active provision of services to the Company or any Related Entity in any capacity of Employee, Director, Consultant or other service provider. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entities, or any successor entities, in any capacity of Employee, Director, Consultant or other service provider, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director, Consultant or other service provider (except as otherwise may be provided in an Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

(n) “Covered Employee” means an Eligible Person who is or is likely to be a “covered employee” within the meaning of Section 162(m)(3) of the Code, or any successor provision thereto.

(o) “Deferred Stock” means a right to receive Shares, including Restricted Stock, cash or a combination thereof, at the end of a specified deferral period.

(p) “Deferred Stock Award” means an Award of Deferred Stock granted to a Participant under Section 6(e) hereof.

(q) “Director” means a member of the Board or the board of directors of any Related Entity.

(r) “Disability” shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of an Award Agreement or any definition in an Award Agreement, “Disability” means a permanent and total disability (within the meaning of Section 22(e) of the Code), as determined by a medical doctor satisfactory to the Committee.

(s) “Dividend Equivalent” means a right, granted to a Participant under Section 6(g) hereof, to receive cash, Shares, other Awards or other property equal in value to dividends paid with respect to a specified number of Shares, or other periodic payments.

(t) “Effective Date” means [            ], 2018, which is the date on which the shareholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Code Sections 162(m) (if applicable) and 422, Rule 16b-3 under the Exchange Act (if applicable), applicable requirements under the rules of the Nasdaq or any national securities exchange on which any securities of the Company are listed for trading, and other laws, regulations, and obligations of the Company applicable to the Plan, most recently approved the Plan in accordance with this amendment and restatement.

(u) “Eligible Person” means each officer, Director, Employee, Consultant and other person who provides services to the Company or any Related Entity. The foregoing notwithstanding, only employees of the Company, or any parent corporation or subsidiary corporation of the Company (as those terms are defined in Sections 424(e) and (f) of the Code, respectively), shall be Eligible Persons for purposes of receiving any Incentive Stock Options. An Employee who is on an approved leave of absence (including sick leave, military leave, or any other authorized personal leave) may be considered as still in the employ of the Company or a Related Entity for purposes of eligibility for participation in the Plan.

(v) “Employee” means any person, including an officer or Director, who is an employee of the Company or any Related Entity. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(w) “Employee Matters Agreement” means the Employee Matters Agreement by and among Fortive Corporation, Stevens Holding Company, Inc. and the Company, dated as of March 7, 2018, as may be amended from time to time.

(x) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(y) “Fair Market Value” means as of any date that requires the determination of the Fair Market Value of a Share under this Plan or any Award Agreement, the fair market value of a Share on such date of determination, calculated by the Committee in a manner permitted under Section 409A of the Code and the regulations issued thereunder, including as follows:

(i) if the Shares are then listed or admitted to trading on the Nasdaq or other national securities exchange which reports closing sale prices, the Fair Market Value shall be determined based upon the closing sale price per Share on the trading day before or the trading day of the date of determination, the arithmetic mean of the high and low prices on the trading day before or the trading day of the date of determination or the average selling price during a specified period that is within 30 days before or 30 days after the applicable valuation date (provided that before the Committee applies such average selling price valuation method, it must irrevocably commit to grant the Option or Stock Appreciation Right with an exercise price determined by applying such method before the beginning of the specified period);

(ii) If the Shares are not then listed or admitted to trading on the Nasdaq or another securities exchange which reports closing sale prices, the Fair Market Value shall be the average of the closing bid and asked prices of the Shares in the over-the-counter market on such day of the date of determination; or

(iii) If neither (i) nor (ii) is applicable as of such date, then the Fair Market Value shall be determined by the Committee in good faith using any reasonable method of valuation, which determination shall be conclusive and binding on all interested parties.

For the avoidance of doubt, when approving or authorizing an Award, the Committee can provide for the grant of an Award at a future date and in such event the determination of Fair Market Value as required under this Plan shall be as of such date of grant.

(z) “Good Reason” shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of an Award Agreement or any definition in the Award Agreement, “Good Reason” shall have the equivalent meaning or the same meaning as “good reason” or “for good reason” set forth in any employment, consulting or other agreement for the performance of services between the Participant and the Company or a Related Entity. In the absence of any such agreement or the absence of a definition of “good reason” or “for good reason” in any such agreement, such term shall mean (i) the assignment to the Participant of any substantial duties or responsibilities inconsistent in any material respect with the Participant’s duties or responsibilities as assigned by the Company or a Related Entity, excluding for this purpose any action not taken in bad faith and which is remedied by the Company or a Related Entity promptly after receipt of notice thereof given by the Participant; (ii) any material failure by the Company or a Related Entity to comply with its obligations to the Participant as agreed upon, other than any failure not occurring in bad faith and which is remedied by the Company or a Related Entity promptly after receipt of notice thereof given by the Participant; or (iii) the Company’s or Related Entity’s requiring the Participant to be based at any office or location outside of fifty miles from the location of employment or service as of the date of Award, except for travel reasonably required in the performance of the Participant’s responsibilities.

(aa) “Incentive Stock Option” means any Option granted under and in accordance with the terms of Section 6(b), that meets the requirements of Section 422 of the Code or any successor provision thereto and is designated by the Committee in the applicable Award Agreement as an Incentive Stock Option.

(bb) “Independent”, when referring to either the members of the Board or members of the Committee, shall have the same meaning as used in the rules of the Nasdaq or any national securities exchange on which any securities of the Company are listed for trading, and if not listed for trading, by the rules of the Nasdaq.

(cc) “Incumbent Board” means the Incumbent Board as defined in Section 9(b)(ii) of the Plan.

(dd) “Merger Agreement” means the Agreement and Plan of Merger and Reorganization among the Company, McHale Acquisition Corporation, Fortive Corporation and Stevens Holdings Company, Inc., dated as of March 7, 2018, as may be amended from time to time.

(ee) “Non-Employee Director” means a member of the Board (as constituted from time to time) who is not an officer or other employee of the Company or any of its Related Entities.

(ff) “Option” means a right granted to a Participant under and in accordance with the terms of Section 6(b) hereof, to purchase Shares or other Awards at a specified price during specified time periods.

(gg) “Optionee” means a person to whom an Option is granted under this Plan or any person who succeeds to the rights of such person under this Plan.

(hh) “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(i) hereof.

(ii) “Participant” means a person who was an Eligible Person at the time of grant and has been granted an Award under the Plan that remains outstanding, including a person who is no longer an Eligible Person.

(jj) “Performance Award” shall mean any Award of Performance Shares or Performance Units granted pursuant to Section 6(h).

(kk) “Performance Period” means that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

(ll) “Performance Share” means any grant pursuant to Section 6(h) of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(mm) “Performance Unit” means any grant pursuant to Section 6(h) of a unit valued by reference to a designated amount of property (including cash) other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(nn) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof.

(oo) “Prior Plan” means the Altra Holdings, Inc. 2004 Equity Incentive Plan, as effective as of November 21, 2004, as amended.

(pp) “Related Entity” means any Subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by Board in which the Company or a Subsidiary holds a substantial ownership interest, directly or indirectly.

(qq) “Restricted Stock” means any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such risks of forfeiture and other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

(rr) “Restricted Stock Award” means an Award granted to a Participant under Section 6(d) hereof.

(ss) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(tt) “Shares” means the shares of common stock of the Company, par value $0.001 per share, and such other securities as may be substituted (or resubstituted) for Shares pursuant to Section 10(c) hereof.

(uu) “Stock Appreciation Right” means a right granted to a Participant under Section 6(c) hereof.

(vv) “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or controls the board of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets on liquidation or dissolution.

(ww) “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Related Entity or with which the Company or any Related Entity combines; provided that the terms and conditions of each such Substitute Award (including, without limitation, the exercise price and number of Shares subject to such Substitute Award) shall be determined in accordance with Treasury Regulations section 1.409A-1(b)(5)(v)(D), except with respect to Incentive Stock Options, in which case the terms and conditions of such Substitute Award shall be determined in accordance with Treasury Regulations section 1.424-1(a). For the avoidance of doubt, any Awards granted under the Plan to replace Fortive Corporation equity-based awards as required by the Employee Matters Agreement shall not constitute Substitute Awards.

3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee, except to the extent the Board elects to administer the Plan, in which case the Plan shall be administered by only those Directors who are Independent, in which case references herein to the “Committee” shall be deemed to include references to the Independent members of the Board. The Committee shall have full and final authority, in its sole discretion but subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards (including Substitute Awards), prescribe the form of, and prepare, as applicable, Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, construe and interpret the Plan, Award Agreements and any other instrument or agreement relating to, or awards made under, the Plan and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. The terms and conditions prescribed by the Committee in any Award Agreement may include, in the discretion of the Committee, provisions requiring that a Participant forfeit and/or repay to the Company all or any portion of the value of any Award in the event that the Participant violates any noncompetition, nonsolicitation, confidentiality or other agreement with the Company or any Related Entity. In exercising any discretion granted to the Committee under the Plan or pursuant to any Award, the Committee shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Eligible Person or Participant in a manner consistent with the treatment of other Eligible Persons or Participants.

(b) Manner of Exercise of Committee Authority. Notwithstanding anything herein to the contrary, the Committee, and not the Board, shall exercise sole and exclusive discretion on any matter relating to a Participant then subject to Section 16 of the Exchange Act with respect to the Company to the extent necessary in order that transactions by such Participant shall be exempt under Rule 16b-3 under the Exchange Act. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its Related Entities, Participants, Beneficiaries, transferees under Section 10(b) hereof or other persons claiming rights from or through a Participant, and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any Related Entity, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company and will not cause Awards intended to qualify as “qualified performance-based compensation” under Code Section 162(m) to fail to so qualify. The Committee may appoint agents to assist it in administering the Plan.

(c) Limitation of Liability. The Committee and the Board, and each member thereof, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or Employee, the Company’s independent auditors, attorneys, Consultants or any other agents assisting in the administration of the Plan. Members of the Committee and the Board, and any officer or Employee acting at the direction or on behalf of the Committee or the Board, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4. Shares Subject to Plan.

(a) Limitation on Overall Number of Shares Available for Grant Under Plan. If the Closing occurs, subject to adjustment as provided in Section 10(c) hereof, the total number of Shares available for grant under the Plan shall be [●], which includes (i) [●] additional Shares that shall become available for grant under the Plan only if the Closing occurs, (ii) 1,500,000 Shares previously approved by the Company’s shareholders prior to this amendment and restatement and (iii) the number of Shares subject to awards under the Prior Plan that were outstanding prior to the Effective Date and became available for Awards pursuant to the Plan prior to the Effective Date pursuant to Section 4(c)(i) of the Plan (prior to this amendment and restatement). If the Merger Agreement is terminated and the Closing does not occur, the total number of Shares available for grant under the Plan shall not include the Shares described in clause (i) of the immediately preceding sentence. Any Shares that are subject to Awards shall be counted against this limit as one (1) Share for every one (1) Share granted. Any Shares delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares. Subject to adjustment as provided in Section 10(c) hereof, the total number of Shares available for grants of Incentive Stock Options is 500,000.

(b) Application of Limitation to Grants of Award. No Award may be granted if the number of Shares to be delivered in connection with such an Award exceeds the number of Shares remaining available for delivery under the Plan, minus the number of Shares deliverable in settlement of or relating to then outstanding Awards.

(c) Availability of Shares Not Delivered under Awards and Adjustments to Limits.

(i) Any Shares that are subject to an Award (except for Substitute Awards), or to an award under the Prior Plan that is outstanding on the Effective Date of the Plan, which terminate without being exercised, expires, is forfeited or canceled, is exchanged for an Award that does not involve Shares, or is withheld to pay tax on any Award other than for Options or Stock Appreciation Rights, or is settled in cash in lieu of Shares, shall, to the extent of such termination, expiration, forfeiture, cancellation, or exchange for another Award, non-issue, withholding or tender, or such settlement in cash, again be available for Awards under the Plan, subject to Section 4(c)(iv) below. If the Company uses the proceeds from the exercise of an Option to repurchase Shares, the Shares so repurchased shall not be counted for purposes of determining the maximum number of Shares available for grant under the Plan. Notwithstanding anything to the contrary contained herein, Shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such Shares are (a) Shares tendered in payment of an Option, (b) all Shares with respect to which a stock-settled Stock Appreciation Right is exercised, regardless of the number of Shares actually issued, or (c) Shares delivered or withheld by the Company to satisfy any tax obligation with respect to Options or Stock Appreciation Rights.

(ii) Substitute Awards shall not reduce the Shares authorized for grant under the Plan or authorized for grant to a Participant in any period. Additionally, in the event that a company acquired by the Company or any Related Entity or with which the Company or any Related Entity combines, has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for delivery pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for delivery under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

(iii) Any Shares that again become available for grant pursuant to this Section 4(c) shall be added back as one (1) Share.

(iv) Notwithstanding anything in this Section 4(c) to the contrary and solely for purposes of determining whether Shares are available for the delivery of Incentive Stock Options, the maximum aggregate number of shares that may be granted under this Plan shall be determined without regard to any Shares restored pursuant to this Section 4(c) that, if taken into account, would cause the Plan to fail the requirement under Code Section 422 that the Plan designate a maximum aggregate number of shares that may be issued.

5. Eligibility; Per-Person Award Limitations.

(a) Awards may be granted under the Plan only to Eligible Persons; provided that Incentive Stock Options may be granted only to Employees.

(b) Subject to adjustment as provided in Section 10(c), and only to the extent such Awards are intended to be “performance-based compensation” under Section 162(m) of the Code, in any fiscal year of the Company during any part of which the Plan is in effect, no Participant may be granted (i) Options or Stock Appreciation Rights with respect to more than 200,000 Shares or (ii) Restricted Stock, Deferred Stock, Performance Shares and/or Other Stock-Based Awards with respect to more than 150,000 Shares. The foregoing limits shall be multiplied by two for Awards granted to a Participant in the year the Participant commences his or her employment with the Company. To the extent such Awards are intended to be “performance-based compensation” under Section 162(m) of the Code (x) the maximum dollar value payable in any fiscal year to any one Participant with respect to Performance Units for any Performance Period is $1,500,000 multiplied by the number of full years in the Performance Period and (y) the maximum dollar value payable in any fiscal year to any one Participant with respect to any Cash Award (other than a Performance Unit), is $2,500,000. The limit in the foregoing sentence shall apply separately to each Performance Period, even though Performance Periods may overlap in time.

(c) Notwithstanding any other provision of the Plan to the contrary, the maximum number of Shares subject to Awards granted during a single calendar year to any Non-Employee Director, taken together with any cash fees paid during the calendar year to the Non-Employee Director in respect of the Non-Employee Director’s service as a member of the Board (including service as a member or chair of any committee of the Board), shall not exceed $             in total value or, in the case of the non-executive chair of the Board, $             in total value (in each case, calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).

6. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of the Participant’s Continuous Service and terms permitting a Participant to make elections relating to his or her Award. The terms and conditions of each Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan; provided, however, that the Committee may grant an Award that is fully vested on the date of grant without an Award Agreement. The Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan or that is prohibited by applicable law or securities exchange rule. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of Delaware law, no consideration other than services may be required for the grant (but not the exercise) of any Award.

(b) Options. The Committee is authorized to grant Options to any Eligible Person on the following terms and conditions; provided that Incentive Stock Options may be granted only to Employees. Except as provided in Section 6(a), the terms and conditions of any Option granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. For avoidance of doubt, a Participant granted Stock Options shall not have the right to receive dividends or dividend equivalents thereon.

(i) Exercise Price. Other than in connection with Substitute Awards, the exercise price per Share purchasable under an Option shall be determined by the Committee, provided that such exercise price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of the Option. If an Employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and an Incentive Stock Option is granted to such Employee, the exercise price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than 110% of the Fair Market Value of a Share on the date such Incentive Stock Option is granted. Other than pursuant to Section 10(c) or in connection with a Change in Control, the Committee shall not be permitted to (A) lower the exercise price per Share of an Option after it is granted, (B) cancel an Option when the exercise price per Share exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award, or (C) take any other action with respect to an Option that may be treated as a repricing, without approval of the Company’s shareholders.

(ii) Time and Method of Exercise. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Options shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the methods by which the exercise price may be paid or deemed to be paid (including in the discretion of the Committee a cashless exercise procedure to the extent that it does not violate the prohibition on personal loans to executive officers and Directors imposed by the Sarbanes-Oxley Act of 2002), the form of such payment, including, without limitation, cash, Shares, other Awards or awards granted under other plans of the Company or a Related Entity, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis provided that such deferred payments are not in violation of the Sarbanes-Oxley Act of 2002, or any rule or regulation adopted thereunder or any other applicable law), and the methods by or forms in which Shares will be delivered or deemed to be delivered to Participants. In addition, the term of each Option shall be fixed by the Committee, but shall not exceed 10 years from the date of grant thereof. Except as otherwise provided for in the Award Agreement, if a Participant’s Option is scheduled to expire on a date on which the exercise of the Option would be prohibited because of any state or federal securities laws, the rules of any securities exchange or interdealer quotations system, any government regulation, Company lock-up agreements, or Company policies and regulations, then the Participant’s expiration date for such Option, and such Option only, shall be automatically extended for thirty (30) calendar days from the end of such prohibition.

(iii) Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options (including any Stock Appreciation Right issued in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any Incentive Stock Option under Section 422 of the Code, unless the Participant has first requested, or consents to, the change that will result in such disqualification. Thus, if and to the extent required to comply with Section 422 of the Code, Options granted as Incentive Stock Options shall be subject to the following special terms and conditions:

(A) if a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and the Incentive Stock Option is granted to such Participant, the term of the Incentive Stock Option shall be (to the extent required by the Code at the time of the grant) for no more than five years from the date of grant; and

(B) the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options granted under the Plan and all other option plans of the Company (and any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) during any calendar year exercisable for the first time by the Participant during any calendar year shall not (to the extent required by the Code at the time of the grant) exceed $100,000.

(c) Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights to any Eligible Person in conjunction with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option (a “Tandem Stock Appreciation Right”), or without regard to any Option (a “Freestanding Stock Appreciation Right”). Except as provided in Section 6(a), the terms and conditions of any Stock Appreciation Rights granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan, including the following:

(i) Right to Payment. A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one Share on the date of exercise over (B) the grant price of the Stock Appreciation Right as determined by the Committee. Other than in connection with Substitute Awards, the grant price of a Stock Appreciation Right shall not be less than the Fair Market Value of a Share on the date of grant, in the case of a Freestanding Stock Appreciation Right, or less than the associated Option exercise price, in the case of a Tandem Stock Appreciation Right. Other than pursuant to Section 10(c) or in connection with a Change in Control, the Committee shall not be permitted to (A) lower the grant price per Share of a Stock Appreciation Right after it is granted, (B) cancel a Stock Appreciation Right when the grant price per Share exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award, or (C) take any other action with respect to a Stock Appreciation Right that may be treated as a repricing, without shareholder approval. A Freestanding Stock Appreciation Right shall not be exercisable before the expiration of one year from the date of grant, except under certain circumstances contemplated by Section 9 or as may be set forth in an Award Agreement with respect to the death or Disability of a Participant. In addition, the term of each Stock Appreciation Right shall be fixed by the Committee, but shall not exceed 10 years from the date of grant thereof. Except as otherwise provided for in the Award Agreement, if a Participant’s Stock Appreciation Right is scheduled to expire on a date on which the exercise of the Stock Appreciation Right would be prohibited because of any state or federal securities laws, the rules of any securities exchange or interdealer quotations system, any government regulation, Company lock-up agreements, or Company policies and regulations, then the Participant’s expiration date for such Stock Appreciation Right, and such Stock Appreciation Right only, shall be automatically extended for thirty (30) calendar days from the end of such prohibition. For avoidance of doubt, a Participant granted a Stock Appreciation Right shall not have the right to receive dividends or dividend equivalents thereon.

(ii) Other Terms. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Stock Appreciation Rights shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Shares will be delivered or deemed to be delivered to Participants, whether or not a Stock Appreciation Right shall be in tandem or in combination with any other Award, and any other terms and conditions of any Stock Appreciation Right.

(iii) Tandem Stock Appreciation Rights. Any Tandem Stock Appreciation Right may be granted at the same time as the related Option is granted or, for Options that are not Incentive Stock Options, at any time thereafter before exercise or expiration of such Option. Any Tandem Stock Appreciation Right related to an Option may be exercised only when the related Option would be exercisable and the Fair Market Value of the Shares subject to the related Option exceeds the exercise price at which Shares can be acquired pursuant to the Option. In addition, if a Tandem Stock Appreciation Right exists with respect to less than the full number of Shares covered by a related Option, then an exercise or termination of such Option shall not reduce the number of Shares to which the Tandem Stock Appreciation Right applies until the number of Shares then exercisable under such Option equals the number of Shares to which the Tandem Stock Appreciation Right applies. Any Option related to a Tandem Stock Appreciation Right shall no longer be exercisable to the extent the Tandem Stock Appreciation Right has been exercised, and any Tandem Stock Appreciation Right shall no longer be exercisable to the extent the related Option has been exercised.

(d) Restricted Stock Awards. The Committee is authorized to grant Restricted Stock Awards to any Eligible Person on the following terms and conditions:

(i) Grant and Restrictions. Restricted Stock Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, or as otherwise provided in this Plan, covering a period of time specified by the Committee (the “Restriction Period”). Except as provided in Section 6(a), the terms and conditions of any Restricted Stock Award granted under the Plan shall be set forth in an Award Agreement, which shall contain provisions determined by the Committee and not inconsistent with the Plan. The restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to a Restricted Stock Award, a Participant granted Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and, subject to Section 6(d)(iv) below, the right to receive dividends thereon.

During the Restriction Period, subject to Section 10(b) below, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable Restriction Period, the Participant’s Restricted Stock that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to Restricted Stock Awards shall be waived in whole or in part in the event of terminations resulting from specified causes.

(iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends and Splits. As a condition to the grant of a Restricted Stock Award, the Committee may require or permit a Participant to elect that any cash dividends paid on a Share of Restricted Stock be automatically reinvested in additional Shares of Restricted Stock or applied to the purchase of additional Awards under the Plan. Unless otherwise determined by the Committee, Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Shares or other property have been distributed. Any dividends with respect to Restricted Stock Awards which vest based on the achievement of performance goals shall be accumulated until such Award is earned and such dividends shall not be paid if the performance goals are not satisfied.

(e) Deferred Stock Award. The Committee is authorized to grant Deferred Stock Awards to any Eligible Person on the following terms and conditions:

(i) Award and Restrictions. Satisfaction of a Deferred Stock Award shall occur upon expiration of the deferral period specified for such Deferred Stock Award by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, a Deferred Stock Award shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine. Except as provided in Section 6(a), the terms and conditions of any Deferred Stock Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. A Deferred Stock Award may be satisfied by delivery of Shares, cash equal to the Fair Market Value of the specified number of Shares covered by the Deferred Stock, or a combination thereof, as determined by the Committee at the date of grant or thereafter. Prior to satisfaction of a Deferred Stock Award, a Deferred Stock Award carries no voting or dividend or other rights associated with Share ownership.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Deferred Stock Award), the Participant’s Deferred Stock Award that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to a Deferred Stock Award shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of any Deferred Stock Award.

(iii) Dividend Equivalents. Unless otherwise determined by the Committee at date of grant, any Dividend Equivalents that are granted with respect to any Deferred Stock Award shall be either (A) paid with respect to such Deferred Stock Award at the dividend payment date in cash or in Shares of unrestricted stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Deferred Stock Award and the amount or value thereof automatically deemed reinvested in additional Deferred Stock, other Awards or other investment vehicles, as the Committee shall determine or permit the Participant to elect; provided that any Dividend Equivalents with respect to Deferred Stock Awards which vest based on the achievement of performance goals shall be accumulated until such Award is earned and such Dividend Equivalents shall not be paid if the performance goals are not satisfied.

(f) Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Shares to any Eligible Persons as a bonus, or to grant Shares or other Awards in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, provided that, in the case of Eligible Persons subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Shares or other Awards are exempt from liability under Section 16(b) of the Exchange Act. Shares or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee. Except as provided in Section 6(a), the terms and conditions of any Shares or Awards granted hereunder shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the terms of the Plan. Any dividends with respect to Shares granted to any Eligible Persons as a bonus, or Shares granted in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, which vest based on the achievement of performance goals, shall be accumulated until such Award is earned and such dividends shall not be paid if the performance goals are not satisfied.

(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to any Eligible Person entitling the Eligible Person to receive cash, Shares, other Awards, or other property equal in value to the dividends paid with respect to a specified number of Shares, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify. Except as provided in Section 6(a), the terms and conditions of any award of Dividend Equivalents under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan, provided that any Dividend Equivalents with respect to Awards which vest based on the achievement of performance goals shall be accumulated until such Award is earned and such Dividend Equivalents shall not be paid if the performance goals are not satisfied.

(h) Performance Awards. The Committee is authorized to grant Performance Awards to any Eligible Person payable in cash, Shares, or other Awards, or a combination thereof, on terms and conditions established by the Committee, subject to the provisions of Section 8 if and to the extent that the Committee shall, in its sole discretion, determine that an Award shall be subject to those provisions. Except as provided in Section 6(a), the amount, terms and conditions of any Performance Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the terms of the Plan, provided that any dividends and/or Dividend Equivalents with respect to Awards which vest based on the achievement of performance goals shall be accumulated until such Award is earned and such dividend and/or Dividend Equivalents shall not be paid of the performance goals are not satisfied. The performance goals to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. The Committee shall determine whether, and the extent to which, the applicable performance goals have been achieved or satisfied and the amount of the Performance Awards that will be distributed based upon such determination. Except as provided in Section 9 or provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. The performance goals to be achieved for each Performance Period may be based upon the criteria set forth in Section 8(b), or in the case of an Award that the Committee determines shall not be subject to Section 8 hereof, any other criteria that the Committee, in its sole discretion, shall determine should be used for that purpose. Performance Awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis.

(i) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to any Eligible Person such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan. Other Stock-Based Awards may be granted to Participants either alone or in addition to other Awards granted under the Plan, and such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan. Except as provided in Section 6(a), the terms and conditions of such Awards granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the terms of the Plan. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(i) shall be purchased for such consideration (including without limitation loans from the Company or a Related Entity and cashless exercise programs, provided that such loans and cashless exercise programs are not in violation of the Sarbanes-Oxley Act of 2002, or any rule or regulation adopted thereunder or prohibiting personal loans to executive officers and Directors of the Company and certain Related Entities under any other applicable law), paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards or other property, as the Committee shall determine. Notwithstanding the foregoing, any dividends and/or Dividend Equivalents with respect to Other Stock-Based Awards which vest based on the achievement of performance goals shall be accumulated until such Award is earned and such dividends and/or Dividend Equivalents shall not be paid if the performance goals are not satisfied, except that the Participant shall have the right to vote any Shares distributed with respect to an Other Stock-Based Award in connection with a stock split or stock dividend.

(j) Cash-Based Awards. The Committee is authorized to grant Cash Awards to any Eligible Persons as a bonus, such amount of cash to remain within the discretion of the Committee. Cash Awards granted hereunder shall be subject to such other terms and conditions as shall be determined by the Committee. Except as provided in Section 6(a), the terms and conditions, if any, of any Cash Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the terms of the Plan.

7. Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Related Entity, or any business entity to be acquired by the Company or a Related Entity, or any other right of a Participant to receive payment from the Company or any Related Entity. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Related Entity, in which the value of Stock subject to the Award is equivalent in value to the cash compensation (for example, Deferred Stock or Restricted Stock).

(b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Option or Stock Appreciation Right exceed a period of ten years (or in the case of an Incentive Stock Option such shorter term as may be required under Section 422 of the Code).

(c) Form and Timing of Payment Under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Related Entity upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Shares, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. Any installment or deferral provided for in the preceding sentence shall, however, be subject to the Company’s compliance with the provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations adopted by the Securities and Exchange Commission thereunder, and all applicable rules of the Nasdaq or any national securities exchange on which the Company’s securities are listed for trading and, if not listed for trading on either the Nasdaq or a national securities exchange, then the rules of the Nasdaq. Installment or deferred payments may be required by the Committee (subject to Section 10(e) of the Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award Agreement) or permitted at the election of the Participant on terms and conditions established by the Committee. Payments may include, without limitation, provisions for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Dividend Equivalents, (provided that any dividends and/or Dividend Equivalents with respect to the grant of an Award, which vests based on the achievement of performance goals, shall be accumulated until such Award is earned and such dividends and/or Dividend Equivalents shall not be paid if the performance goals are not satisfied), or other amounts in respect of installment or deferred payments denominated in Shares.

(d) Exemptions from Section 16(b) Liability. It is the intent of the Company that the grant of any Awards to or other transaction by a Participant who is subject to Section 16 of the Exchange Act shall be exempt from Section 16 pursuant to an applicable exemption (except for transactions acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b).

(e) Code Section 409A. Notwithstanding any other provision of the Plan or an Award Agreement to the contrary, to the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, it is the intent of the parties to the applicable Award Agreement that such Award Agreement incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code and that such Award Agreement and the terms of the Plan as applicable to such Award be interpreted and construed in compliance with Section 409A of the Code and the Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith.

8. Code Section 162(m) Provisions.

(a) Covered Employees. If the Committee, in its discretion, determines at the time a Performance Award is granted to an Eligible Person who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Performance Award, a Covered Employee, that such Performance Award should constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code, then the provisions of this Section 8 shall be applicable to such Performance Award.

(b) Performance Criteria. If the Committee intends that a Performance Award should constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be contingent upon achievement of one or more objective performance goals. Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” One or more of the following business criteria for the Company, on a consolidated basis, and/or for Related Entities, or for business or geographical units of the Company and/or a Related Entity (except with respect to the total shareholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Awards: (1) earnings per share; (2) revenues or margins; (3) royalties; (4) cash flow; (5) operating margin; (6) return on assets, net assets, investment, capital, operating revenue or equity; (7) economic value added; (8) direct contribution; (9) income; net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; net operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company; (10) working capital or working capital management, including without limitation inventory turnover, working capital turns, days payable outstanding and days sales outstanding; (11) management of fixed costs or variable costs; (12) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (13) total shareholder return; (14) debt reduction; (15) market share; (16) entry into new markets, either geographically or by business unit; (17) customer retention and satisfaction; (18) strategic plan development and implementation, including turnaround plans; and (19) stock price. Any of the above criteria may be measured on an absolute or relative basis (e.g. growth in earnings per share) or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to the Company. Any Performance Criteria that are financial metrics, may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or may be adjusted when established (or to the extent permitted under Section 162(m) of the Code, at any time thereafter) to include or exclude any items otherwise includable or excludable under GAAP. The Committee may exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including without limitation (i) asset write-downs; (ii) significant litigation or claims, judgments or settlements; (iii) acquisitions or divestitures; (iv) any reorganization or change in the corporate structure or capital structure of the Company; (v) foreign exchange gains and losses, (vi) a change in the fiscal year of the Company; (vii) the cumulative effects of tax or accounting changes in accordance with GAAP; (viii) business interruption events or discontinued operations; (ix) unbudgeted capital expenditures;

(x) unrealized investment gains and losses; (xi) restructurings; (xii) extraordinary items; (xiii) other unusual, infrequently occurring, or non-recurring charges; (xiv) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; or (xv) a change in accounting standards required by GAAP.

(c) Performance Period; Timing For Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a Performance Period, as specified by the Committee. Performance goals shall be established not later than the earlier of (i) 90 days after the beginning of any Performance Period applicable to such Performance Awards, or (ii) the date on which 25% of the days in the Performance Period have elapsed, or at such other date as may be required or permitted for “qualified performance-based compensation” under Code Section 162(m). The Committee, in its discretion, may, but need not, establish different Performance Periods and different performance goals with respect to one or more Participants.

(d) Adjustments. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with Awards subject to this Section 8, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of an Award subject to this Section 8. The Committee shall specify the circumstances in which such Awards shall be paid or forfeited in the event of termination of Continuous Service by the Participant prior to the end of a Performance Period or settlement of Awards.

(e) Committee Certification. No Participant shall receive any payment under the Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the performance goals and any other material terms previously established by the Committee or set forth in the Plan, have been satisfied to the extent necessary to qualify as “qualified performance based compensation” under Code Section 162(m).

(f) Shareholder Reapproval of Performance Criteria. If and to the extent required in order to qualify as “performance based compensation” under Code Section 162(m), the performance criteria set forth in paragraph (a) of this Section 8 and any other material terms of the performance goals used to measure Performance Awards subject to this Section 8, shall be disclosed to and reapproved by shareholders of the Company not later than the first meeting of shareholders of the Company that occurs in the fifth year following the year in which the Company’s shareholders previously approved the performance goals.

9. Change in Control.

(a) Effect of “Change in Control.” Subject to Section 9(a)(iv), and if and only to the extent provided in the Award Agreement, or to the extent otherwise determined by the Committee, upon the occurrence of a Change in Control:

(i) Any Option or Stock Appreciation Right that was not previously vested and exercisable as of the time of the Change in Control shall become immediately vested and exercisable, subject to applicable restrictions set forth in Section 10(a) hereof.

(ii) Any restrictions, deferral of settlement, and forfeiture conditions applicable to a Restricted Stock Award, Deferred Stock Award or an Other Stock-Based Award subject only to future service requirements granted under the Plan shall lapse and such Awards shall be deemed fully vested as of the time of the Change in Control, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 10(a) hereof.

(iii) All Performance Awards shall be (x) considered to be earned and payable based on achievement of performance goals or based on target performance (either in full or pro rata based on the portion of Performance Period completed as of the date of the Change in Control), and any limitations or other restrictions shall lapse and such Performance Awards shall be immediately settled or distributed or (y) converted into Restricted Stock or Other Stock-Based Awards based on achievement of performance goals or based on target performance (either in full or pro rata based on the portion of Performance Period completed as of the date of the Change in Control) that are subject to clause (iv) below.

(iv) Notwithstanding the foregoing, if in the event of a Change in Control the successor company assumes or substitutes for an Option, Stock Appreciation Right, Restricted Stock Award, Deferred Stock Award, or Other Stock-Based Award, then no outstanding Option, Stock Appreciation Right, Restricted Stock Award, Deferred Stock Award or Other Stock-Based Award shall be accelerated as described in Sections 9(a)(i), (ii) and (iii). For the purposes of this Section 9(a)(iv), an Option, Stock Appreciation Right, Restricted Stock Award, Deferred Stock Award, or Other Stock-Based Award shall be considered assumed or substituted for if following the Change in Control the award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Deferred Stock Award, or Other Stock-Based Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company or its parent or subsidiary, the Committee may, with the consent of the successor company or its parent or subsidiary, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Deferred Stock Award, or Other Stock-Based Award, for each Share subject thereto, will be solely common stock of the successor company or its parent or subsidiary substantially equal in fair market value to the per share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding. Notwithstanding the foregoing, on such terms and conditions as may be set forth in an Award Agreement, in the event of a termination of a Participant’s employment in such successor company (other than for Cause or without Good Reason) within 24 months following such Change in Control, each Award held by such Participant at the time of the Change in Control shall be accelerated in accordance with the terms of the respective Award Agreement or as determined by the Committee, in its discretion.

(b) Definition of “Change in Control”. A “Change in Control” shall mean the occurrence of any of the following:

(i) The acquisition by any Person of Beneficial Ownership (within the meaning of Rule 13d-3 or 14(d)(2) promulgated under the Exchange Act) of more than fifty percent (50%), directly or indirectly, of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities) (the foregoing Beneficial Ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that for purposes of this Section 9(b), the following acquisitions shall not constitute or result in a Change of Control: (v) any acquisition directly from the Company; (w) any acquisition by the Company; (x) any acquisition by any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below; or

(ii) During any one-year period (not including any period prior to the Effective Date) individuals who constitute the Board as of the beginning of such one-year period (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination or any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest) beneficially owns, directly or indirectly, fifty percent (50%) or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

10. General Provisions.

(a) Compliance With Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Shares or payment of other benefits under any Award until completion of such registration or qualification of such Shares or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Shares or other Company securities are listed or quoted, or compliance with any other obligation of the Company, as the Committee, may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Shares or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

(b) Limits on Transferability; Beneficiaries. No Award or other right or interest granted under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than Incentive Stock Options and Stock Appreciation Rights in tandem therewith) may be transferred, without consideration only, to one or more Beneficiaries or other transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee pursuant to the express terms of an Award Agreement (subject to any terms and conditions which the Committee may impose thereon). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award

Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c) Adjustments.

(i) Adjustments to Awards. In the event that any extraordinary dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Shares and/or such other securities of the Company or any other issuer such that a substitution, exchange, or adjustment is determined by the Committee to be appropriate, then the Committee shall, in such manner as it may deem equitable, substitute, exchange or adjust any or all of (A) the number and kind of Shares which may be delivered in connection with Awards granted thereafter, (B) the number and kind of Shares by which annual per-person Award limitations are measured under Section 5 hereof, (C) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, (D) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award, and (E) any other aspect of any Award that the Committee determines to be appropriate.

(ii) Other Adjustments. The Committee (and the Board if and only to the extent such authority is not required to be exercised by the Committee to comply with Section 162(m) of the Code) is authorized to make adjustments in the terms and conditions of, and the performance goals included in, Awards (including Performance Awards, or performance goals relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting the Company, any Related Entity or any business unit, or the financial statements of the Company or any Related Entity, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Related Entity or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause Options, Stock Appreciation Rights, or Performance Awards granted pursuant to Section 8(b) hereof to Covered Employees and intended to qualify as “qualified performance-based compensation” under Code Section 162(m) and the regulations thereunder to otherwise fail to qualify as “qualified performance-based compensation” under Code Section 162(m) and regulations thereunder.

(d) Taxes. The Company and any Related Entity are authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company or any Related Entity and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares (recognizing that if and to the extent that the Shares withheld exceed certain minimum statutory withholding requirements, such withholding may cause the Award to be treated as a liability subject to potential unfavorable financial accounting treatment) or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee.

(e) Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate the Plan, or the Committee’s authority to grant Awards under the Plan, without the consent of shareholders or Participants, except as the Committee is limited as set forth in Section 6(b)(i) and 6(c)((i), and that any amendment or alteration to the Plan shall be subject to the approval of the Company’s shareholders not later than the annual meeting next following such Board action if such shareholder approval is required by any federal or state law or regulation (including, without limitation, Rule 16b-3 or Code Section 162(m)) or the rules of the

Nasdaq or any national securities exchange on which any securities of the Company are listed for trading, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to shareholders for approval; provided that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award Agreement relating thereto, except as otherwise provided in the Plan; provided that, without the consent of an affected Participant, no such Committee or the Board action may materially and adversely affect the rights of such Participant under such Award.

(f) Limitation on Rights Conferred Under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a Related Entity; (ii) interfering in any way with the right of the Company or a Related Entity to terminate any Eligible Person’s or Participant’s Continuous Service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Employees, or (iv) conferring on a Participant any of the rights of a shareholder of the Company unless and until the Participant is duly issued or transferred Shares in accordance with the terms of an Award.

(g) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Shares pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Shares, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with applicable law.

(h) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable including incentive arrangements and awards which do not qualify under Section 162(m) of the Code.

(i) Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant is paid cash or other consideration, the Participant shall be repaid the amount of such cash or other consideration. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Governing Law. The validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to principles of conflict of laws, and applicable federal law.

(k) Non-U.S. Laws. With respect to any Participant who is resident outside of the U.S., the Committee shall have the authority to adopt such modifications, procedures, Award Agreements and subplans as may be necessary or desirable to comply with provisions of the laws of non-U.S. jurisdictions in which the Company or its Subsidiaries may operate to assure the viability of the benefits from Awards granted to such Participants and to meet the objectives of the Plan.

(l) Plan Effective Date; Termination of Plan. The Plan shall become effective on the Effective Date. The Plan shall terminate at the earliest of (a) such time as no Shares remain available for issuance under the Plan,

(b) termination of this Plan by the Board, or (c) April 26, 2027, which is the tenth anniversary of the date that the Company’s shareholders most recently approved the Plan prior to the Effective Date. Awards outstanding upon expiration of the Plan shall remain in effect until they have been exercised or terminated, or have expired.

(m) Clawback. Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).